As filed with the Securities and Exchange Commission on April 24, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVALON GLOBOCARE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	47-1685128
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4400 Route 9 South, Suite 3100

Freehold, New Jersey

(732) 780-4400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Avalon GloboCare Corp.

Luisa Ingargiola

Chief Financial Officer

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Tel: (732) 780-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq. Stephen G. Zapf, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Joseph M. Lucosky, Esq. Scott E. Linsky, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Iselin, New Jersey 08830 (732) 395-4400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED APRIL 24, 2025

AVALON GLOBOCARE CORP.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

To the Stockholders of Avalon GloboCare Corp. and YOOV Group Holding Limited,

On behalf of the Avalon GloboCare Corp. (“Avalon”) board of directors, we are pleased to enclose the proxy statement/prospectus for the Merger (as defined below) and the related facilitating transactions.

As previously announced, Avalon, Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of Avalon (“Merger Sub”) and YOOV Group Holding Limited, a business company incorporated in the British Virgin Islands (“YOOV”), entered into an Agreement and Plan of Merger, dated March 7, 2025 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into YOOV, with YOOV surviving the merger (the “Surviving Corporation”) and becoming a wholly owned direct subsidiary of Avalon (the “Merger”). The Merger will result in a publicly-traded company focused on empowering organizations of all sizes to optimize operations, reduce costs, and enhance service delivery through Artificial Intelligence-as-a-Service (AIaaS) solutions, specializing in intelligent business automation.

Subject to the terms and conditions of the Merger Agreement, immediately prior to the closing of the Merger, each then-outstanding YOOV preferred share, par value $0.10 per share (the “YOOV Preferred Shares”), will either automatically be converted into YOOV Ordinary Shares or canceled and cease to exist in accordance with their terms, and, at the closing of the Merger, each then-outstanding ordinary share, par value $0.10 per share, of YOOV (the “YOOV Ordinary Shares”) (other than shares held in treasury and Dissenting Shares (as defined below)) will be converted into and become exchangeable for a number of shares of common stock, par value $0.0001 per share, of Avalon (the “Avalon Common Stock”) equal to the Exchange Ratio (as defined below).

As a result of the Merger, existing equityholders of Avalon will own approximately 2.7% to 3.0% of the common stock of the Combined Company (as defined below) and the existing equityholders of YOOV would own approximately 97.0% to 97.3% of the common stock of the Combined Company. See the section entitled “The Merger Agreement” on page 2 of the attached proxy statement/prospectus for further information on the consideration being paid to the equityholders of YOOV. The Avalon Common Stock is currently listed on The Nasdaq Capital Market, under the symbol “ALBT.” After completion of the Merger, Avalon will be renamed “YOOV, Inc.” and it is expected that the common stock of the Combined Company will trade on The Nasdaq Capital Market under the symbol “YOOV”.

The consummation of the Merger is conditioned on, among other things, the listing approval for the Merger Shares (as defined below) on The Nasdaq Capital Market. Pursuant to the Merger Agreement, Avalon agreed, subject to Avalon stockholder approval pursuant to the attached proxy statement/prospectus, to effect the Reverse Stock Split (as defined below), if needed, to ensure the Avalon Common Stock will be able to meet the $4.00 minimum bid price initial listing requirement.

On April 22, 2025, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Avalon Common Stock was $3.20 per share.

Avalon will seek the stockholder approvals necessary to complete the Merger and other matters at its special meeting of stockholders (the “Special Meeting”). The Special Meeting will be held via the internet at [  ] on [  ], 2025, at [   ], Eastern time, unless postponed or adjourned to a later date. At the Special Meeting, Avalon will ask its stockholders to, among other things, approve the issuance of shares of Avalon Common Stock as consideration in the Merger, approve effecting the reverse stock split of Avalon Common Stock at a ratio in the range from 1-for-2 to 1-for-20, with such specific ratio to be determined solely by the Avalon board of directors following the Special Meeting, each as described in this proxy statement/prospectus.

The consummation of the Merger is also conditioned on, among other things, the approval of the Merger by YOOV shareholders. As described in this proxy statement/prospectus, the officers and directors of Avalon entered into voting agreements with YOOV and Avalon whereby such stockholders agreed to vote all of their shares of Avalon Common Stock in favor of approving the proposals described in this proxy statement/prospectus. Additionally, as further described in this proxy statement/prospectus, certain shareholders of YOOV entered into a voting agreement with YOOV and Avalon whereby such stockholders agreed to vote all of their YOOV Ordinary Shares in favor of approving the Merger.

After careful consideration, the Avalon and YOOV boards of directors have each unanimously approved the Merger Agreement and the related transactions and the Avalon board of directors has approved the other proposals described in this proxy statement/prospectus, and determined that it is advisable and in the best interests of its stockholders to consummate the Merger. The Avalon board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

More information about Avalon, YOOV and the Merger and related transactions is contained in this proxy statement/prospectus. We urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 16 OF THIS PROXY STATEMENT/PROSPECTUS.

On behalf of the board of directors, we thank you for your support and look forward to the successful completion of the Merger.

Sincerely,

Wenzhao Lu	Wong Ling Yan Philip
Chairman of the Board of Directors	President & Chief Executive Officer
Avalon GloboCare Corp.	YOOV Group Holding Limited

The accompanying proxy statement/prospectus is dated   , 2025 and is first being mailed to the stockholders of Avalon on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

AVALON GLOBOCARE CORP.

4400 Route 9 South, Suite 3100
Freehold, NJ 07728

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [  ], 2025

To the Stockholders of Avalon GloboCare Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Avalon GloboCare Corp., a Delaware corporation (“Avalon,” “we,” “our” or “us”), will be held on [ ], 2025, at [ ], Eastern time. The Special Meeting will be held via the Internet. Avalon stockholders will be able to listen to the meeting live, submit questions and vote online regardless of location via the Internet at [  ]. You will be able to attend the Special Meeting by first registering at [  ]. You will receive a meeting invitation by e-mail with your unique join link along with a password prior to the meeting date. You will not be able to attend the Special Meeting in person. Only stockholders who hold shares of common stock, $0.0001 par value per share of Avalon (“Avalon Common Stock”) at the close of business on [ ], 2025, the record date for the Special Meeting, are entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

The Special Meeting is being held for the following purposes:

1.	The “Nasdaq Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the issuance of the Merger Shares (as defined below) pursuant to the terms of the Merger Agreement (as described in more detail herein);

2.	The “Reverse Stock Split Proposal” – to approve an amendment to Avalon’s Amended and Restated Certificate of Incorporation (as amended, the “Avalon Charter”) to effect a reverse stock split of only the outstanding shares of Avalon Common Stock and other outstanding securities of Avalon (with no change to the authorized capital stock of Avalon), at a ratio in the range from 1-for-2 to 1-for-20, with such ratio to be determined by the Avalon board of directors (the “Avalon Board”) and with such reverse stock split to be effected at such time and date as determined by the Avalon Board in its sole discretion, if necessary to be effectuated pursuant to the rules of The Nasdaq Capital Market to consummate the Merger (as defined below);

3.	The “Equity Plan Increase Proposal” – to approve an amendment to Avalon’s Amended and Restated 2020 Stock Incentive Plan (the “Amended and Restated 2020 Plan”) to increase the number of shares available for issuance under the Amended and Restated 2020 Plan by 2,500,000 shares;

4.	The “Series C Preferred Stock Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the potential issuance of shares of Avalon Common Stock issuable upon conversion of Avalon’s Series C Convertible Preferred Stock (the “Avalon Series C Preferred Stock”);

5.	The “Series D Preferred Stock Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the potential issuance of shares of Avalon Common Stock issuable upon conversion of Avalon’s Series D Convertible Preferred Stock (the “Avalon Series D Preferred Stock”);

6.

The “Increase in Authorized Shares Proposal” – to approve an amendment to the Avalon Charter to increase the number of shares of Avalon Common Stock authorized for issuance thereunder from 100,000,000 to 200,000,000;

7.	The “Golden Parachute Proposal” – to approve on an advisory (non-binding) basis, certain compensation payments that will be made by Avalon to its named executive officer in connection with the Merger; and

8.	The “Adjournment Proposal” – to approve the adjournment of the Special Meeting in the event that the number of shares of Avalon Common Stock present or represented by proxy at the Special Meeting and voting “FOR” the adoption of Proposals No. 1 through 7 are insufficient to approve such proposals.

After careful consideration, the Avalon Board has unanimously determined that the form, terms and provisions of the Merger Agreement, including the Merger, are advisable and in the best interests of Avalon and its stockholders, and unanimously recommends you vote “FOR” Proposals No. 1 through 8, as well as the Adjournment Proposal.

Avalon will transact no other business at the Special Meeting, except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Special Meeting.

A quorum of Avalon’s stockholders is necessary to hold a valid meeting. The holders of at least one-third (1/3) of the voting power of the shares of capital stock outstanding and entitled to vote at the meeting, as of the record date, present in person, present by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Avalon will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Special Meeting.

The approval of each of the Nasdaq Proposal, the Reverse Stock Split Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, Series D Preferred Stock Proposal, the Increase in Authorized Shares Proposal, the Golden Parachute Proposal (on an advisory (non-binding) basis) and the Adjournment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Nasdaq Proposal, the Reverse Stock Split Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, Series D Preferred Stock Proposal, the Increase in Authorized Shares Proposal, the Golden Parachute Proposal and the Adjournment Proposal.

Completion of the Merger is conditioned upon, among other things, approval of the Nasdaq Proposal, the Reverse Stock Split Proposal, if necessary, and any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement. Further, the consummation of the Merger is conditioned on, among other things, the adoption of the Merger Agreement by the YOOV shareholders.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Merger and related transactions and each of the proposals to be presented at the Special Meeting. We encourage you to read this proxy statement/prospectus carefully in its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 16 of the accompanying proxy statement/prospectus. If you have any questions or need assistance voting your shares, please contact Avalon at: Avalon GloboCare Corp., 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, or by phone at (732) 780-4400.

Your vote is very important, regardless of the number of shares of Avalon Common Stock. Even if you plan to attend the Special Meeting, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided, or submit your proxy by telephone or the Internet prior to the Special Meeting, and thus ensure that your shares will be represented and voted at the Special Meeting if you later become unable to attend. If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions that you receive from your broker, bank or other nominee to vote your shares.

By Order of the Board of Directors,

Wenzhao Lu
, 2025	Chairman of the Board of Directors
Freehold, NJ

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Avalon GloboCare Corp. that is not included in or delivered with this document. You may obtain this information without charge through the SEC website at www.sec.gov or upon your written or oral request by contacting Avalon GloboCare Corp., 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, or by phone at (732) 780-4400.

To ensure timely delivery of these documents, any request for additional copies of materials should be made prior to the Special Meeting.

For additional details about where you can find information about Avalon, see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Avalon GloboCare Corp. (the “Registration Statement”), constitutes a prospectus of Avalon under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Avalon Common Stock to be issued if the Merger described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, with respect to the Special Meeting at which Avalon stockholders will be asked to consider and vote upon the proposals contained in this proxy statement/prospectus and certain other related matters.

You should rely only on the information contained in this proxy statement/prospectus. Avalon has not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth above on the cover page of this proxy statement/prospectus, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Neither the mailing of this proxy statement/prospectus to Avalon stockholders nor the issuance by Avalon of shares of Avalon Common Stock as consideration pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Avalon contained in this proxy statement/prospectus has been provided by Avalon, and the information concerning YOOV contained in this proxy statement/prospectus has been provided by YOOV.

i

FREQUENTLY USED TERMS

In this document:

“AI” means artificial intelligence.

“AIaaS” means AI as a service which is commonly referred to a cloud-based delivery model that allows businesses to access and integrate AI capabilities into their business operations.

“Avalon” means, as the context requires Avalon GloboCare Corp., a Delaware corporation.

“Avalon Board” means the board of directors of Avalon.

“Avalon Bylaws” means the Amended and Restated Bylaws of Avalon, as amended.

“Avalon Charter” means the Amended and Restated Certificate of Incorporation of Avalon, as amended.

“Avalon Common Stock” means the common stock, par value $0.0001 per share, of Avalon.

“Avalon Preferred Stock” means the Avalon Series C Preferred Stock and the Avalon Series D Preferred Stock.

“Avalon Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.0001 per share, of Avalon.

“Avalon Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.0001 per share, of Avalon.

“Avalon Stock Options” means the options to purchase Avalon Common Stock outstanding immediately prior to the Effective Time, whether vested or unvested.

“Avalon Transfer Agent” means Vstock Transfer LLC, the transfer agent and registrar for Avalon Common Stock.

“Avalon Voting Agreement” means the Voting Agreement, dated as of March 7, 2025, by and among Avalon, YOOV and the Key Avalon Stockholders.

“Avalon Warrants” means the warrants to purchase Avalon Common Stock outstanding immediately prior to the Effective Time.

“BVI Companies Act” means the BVI Business Companies Act, 2004 (as revised).

“Closing” means the consummation of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means, as the context requires, Avalon and its subsidiaries following the Closing.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” means, collectively, any YOOV Ordinary Shares or YOOV Preferred Shares for which the holder thereof (i) has not voted in favor of the Merger or consented in writing and (ii) has validly exercised the rights to dissent from the Merger in accordance with, and has complied in all respects with, the BVI Companies Act.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio (rounded to four decimal places), determined as follows: if the closing price of the Avalon Common Stock on Nasdaq on the second (2nd) trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by the YOOV Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the YOOV Outstanding Shares.

“GAAP” means United States generally accepted accounting principles.

“Key Avalon Stockholders” means the officers, directors and certain 5% or greater stockholders of Avalon who, in their capacity as stockholders of Avalon, executed the Avalon Voting Agreement.

“Key YOOV Shareholders” means the officers, directors and certain 5% or greater shareholders of YOOV who, in their capacity as shareholders of YOOV, executed the YOOV Voting Agreement. The Key YOOV Shareholders are the only YOOV shareholders necessary to approve the Merger.

“Merger” means, pursuant to the Merger Agreement, the merging of Merger Sub with and into YOOV, with YOOV surviving the Merger as a wholly owned subsidiary of Avalon.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 7, 2025, as may be amended from time to time, by and among Avalon, YOOV and Merger Sub.

“Merger Shares” means the number of shares of Avalon Common Stock equal to the Exchange Ratio for which such YOOV Ordinary Shares will be converted into and exchanged for at the Effective Time.

“Merger Sub” means Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and wholly owned subsidiary of Avalon.

“Nasdaq” means The Nasdaq Stock Market LLC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of Avalon stockholders to consider and vote upon the proposals set forth herein and any adjournment or postponement thereof.

“YOOV” means YOOV Group Holding Limited, a British Virgin Islands company.

“YOOV Board” means the board of directors of YOOV.

“YOOV Ordinary Shares” means the common stock, par value $0.10 per share, of YOOV.

“YOOV Outstanding Shares” means the total number of YOOV Ordinary Shares outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to YOOV Ordinary Share basis, assuming, without limitation or duplication, and calculated using the treasury stock method (i) the conversion of each YOOV Preferred Share into YOOV Ordinary Shares immediately prior to the Effective Time and in accordance with YOOV’s memorandum and articles of association; (ii) the conversion of any YOOV Ordinary Share purchase warrants or other securities convertible or exchangeable into YOOV Ordinary Shares; and (iii) the issuance of YOOV Ordinary Shares in respect of all other rights to receive such shares that will be outstanding immediately after the Effective Time, in each case pursuant to the instruments governing such securities.

“YOOV Preferred Shares” means the preferred shares, par value $0.10 per share, of YOOV outstanding immediately prior to the Closing.

“YOOV Voting Agreement” means the Voting Agreement, dated as of March 7, 2025, by and among YOOV, Avalon and the Key YOOV Shareholders.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions regarding the proposed Merger and about the proposals to be presented at the Special Meeting including with respect to the proposed Merger. The following questions and answers may not include all the information that is important to Avalon stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein. Except where indicated, the information in this proxy statement/prospectus does not give effect to the proposed Reverse Stock Split of Avalon Common Stock, as described in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?

A:

On March 7, 2025, Avalon, YOOV and Merger Sub entered into the Merger Agreement pursuant to which Merger Sub will merge with and into YOOV, with YOOV surviving the Merger as a wholly owned subsidiary of Avalon. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Subject to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will either automatically be converted into YOOV Ordinary Shares or canceled and cease to exist in accordance with their terms and, at the Effective Time, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio, as described in the section entitled “The Merger Agreement—Merger Consideration.”

Q:	What is the Exchange Ratio for the Merger Agreement?

A:

The Exchange Ratio in the Merger Agreement sets forth the number of shares of Avalon Common Stock that will be issuable for each YOOV Ordinary Share outstanding in the Merger. The Exchange Ratio is subject to a collar mechanism and will be determined as follows: if the closing price of the Avalon Common Stock on Nasdaq on the second (2nd) trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by the YOOV Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the YOOV Outstanding Shares. Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is estimated that the Exchange Ratio will be approximately 160.77. Upon completion of the Merger, the current Avalon stockholders are expected to own approximately 2.7% to 3.0% of the common stock of the Combined Company and the YOOV shareholders are expected to own approximately 97.0% to 97.3% of the common stock of the Combined Company. The Exchange Ratio is an estimate only, and the actual Exchange Ratio and relative ownership interests of Avalon stockholders and YOOV shareholders in the Combined Company immediately following the Merger will depend on the market price of Avalon’s Common Stock two (2) trading days prior to the Merger and the number of YOOV Outstanding Shares on the Closing Date.

The Exchange Ratio will be adjusted equitably to reflect any change in the outstanding shares of capital stock of Avalon or YOOV which occurs as a result of any reclassification, recapitalization, reorganization, stock split (including the Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market) or combination, exchange or readjustment of shares, or any stock dividend or distribution is declared with a record date prior to the Effective Time.

For a more detailed discussion of the Exchange Ratio, please see the section entitled “The Merger Agreement—Exchange Ratio.”

This proxy statement/prospectus and its annexes contain important information about the proposed Merger and the proposals to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Avalon with respect to the Merger Shares issuable in connection with the Merger.

Q:	What matters will stockholders consider at the Special Meeting?

A:	At the Special Meeting, Avalon will ask its stockholders to vote in favor of the following proposals:

1.	The “Nasdaq Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the issuance of the Merger Shares pursuant to the terms of the Merger Agreement;

2.	The “Reverse Stock Split Proposal” – to approve an amendment to the Avalon Charter to effect a reverse stock split of only the outstanding shares of Avalon Common Stock and other outstanding securities of Avalon (with no change to the authorized capital stock of Avalon), at a ratio in the range from 1-for-2 to 1-for-20, with such ratio to be determined by the Avalon Board and with such reverse stock split to be effected at such time and date as determined by the Avalon Board in its sole discretion, if necessary to be effectuated pursuant to the rules of The Nasdaq Capital Market to consummate the Merger;

3.	The “Equity Plan Increase Proposal” – to approve an amendment to the Amended and Restated 2020 Plan to increase the number of shares available for issuance under the Amended and Restated 2020 Plan by 2,500,000 shares;

4.	The “Series C Preferred Stock Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the potential issuance of shares of Avalon Common Stock issuable upon conversion of the Avalon Series C Preferred Stock;

5.	The “Series D Preferred Stock Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the potential issuance of shares of Avalon Common Stock issuable upon conversion of the Avalon Series D Preferred Stock;

6.	The “Increase in Authorized Shares Proposal” – to approve an amendment to the Avalon Charter to increase the number of shares of Avalon Common Stock authorized for issuance thereunder from 100,000,000 to 200,000,000;

7.	The “Golden Parachute Proposal”—to approve on an advisory (non-binding) basis, certain compensation payments that will be made by Avalon to its named executive officer in connection with the Merger; and

8.	The “Adjournment Proposal” – to approve the adjournment of the Special Meeting in the event that the number of shares of Avalon Common Stock present or represented by proxy at the Special Meeting and voting “FOR” the adoption of Proposals No. 1 through 7 are insufficient to approve such proposals.

Q:	What will happen upon the consummation of the Merger?

A:	On the Closing Date, Merger Sub will merge with and into YOOV, with YOOV surviving the Merger as a wholly owned subsidiary of Avalon and Merger Sub will cease to exist. The Merger will have the effects specified under the BVI Companies Act. As consideration for the Merger, immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will either automatically be converted into YOOV Ordinary Shares or canceled and cease to exist in accordance with their terms, and, at the Effective Time, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio, as described in the sections entitled “The Merger Agreement—Merger Consideration,” and “The Merger Agreement—Treatment of YOOV Preferred Shares.”

Q:	Why are the companies proposing to merge?

A:

Avalon and YOOV believe that combining the two companies will create a company that will have cutting-edge AI technologies to deliver intelligent business automation solutions, greater financial resources and an experienced senior management team. The Combined Company will focus on advancing YOOV’s AI-driven workflow automation platform, which are described on page 148 under the section titled “Information About YOOV.” If the Merger is not completed, Avalon will reconsider its strategic alternatives and may need to cease operations, dissolve or seek protection of bankruptcy courts.

For a more complete discussion of Avalon’s and YOOV’s reasons for the Merger, please see the sections entitled “The Merger—Avalon’s Reasons for the Merger” and “The Merger—YOOV’s Reasons for the Merger.”

Q:	Why is the Avalon Board recommending that stockholders approve the issuance of the Merger Shares, the Reverse Stock Split and the associated transactions?

A:

In unanimously recommending that Avalon stockholders approve the issuance of the Merger Shares, the Reverse Stock Split and the related proposals, the Avalon Board considered various factors including the potential benefits and risks associated with these proposals and the Merger. In assessing the benefits of the Merger, the Avalon Board considered, among other things, the fact that the Combined Company will have cutting-edge AI technologies to deliver intelligent business automation solutions, greater financial resources and an experienced senior management team. The Avalon Board also considered the recommendation of the management of Avalon in favor of the Merger, alternatives reasonably available to Avalon, Avalon’s current financial situation measured against the financial resources available to the Combined Company and the alternatives reasonably available to Avalon. The Avalon Board weighed these benefits against potential risks associated with the transaction including the difficulties of combining the two companies based on differences in geographic location, the possibility that the Merger may not occur for various reasons and the possibility that anticipated benefits of the Merger may not be realized. After careful consideration of these benefits and risks, the Avalon Board unanimously recommends that Avalon stockholders approve the Merger.

For a more complete discussion of the Avalon Board’s recommendation in favor of stockholders approving these proposals, please see the section entitled “The Merger—Avalon’s Reasons for the Merger.”

Q:	What equity stake will current Avalon stockholders and YOOV shareholders have in Avalon after the Closing?

A:	The number of shares of Avalon Common Stock that YOOV shareholders will receive as consideration in the Merger is not fixed. Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is estimated that the Exchange Ratio will be approximately 121.8. Upon completion of the Merger, the current Avalon stockholders are expected to own approximately 2.7% to 3.0% of the common stock of the Combined Company and the YOOV shareholders are expected to own approximately 97.0% to 97.3% of the common stock of the Combined Company. The Exchange Ratio is an estimate only, and the actual Exchange Ratio and relative ownership interests of Avalon stockholders and YOOV shareholders in the Combined Company immediately following the Merger will depend on the market price of Avalon’s Common Stock two (2) trading days prior to the Merger and the number of YOOV Outstanding Shares on the Closing Date.

Q:	If approved, how will the Reverse Stock Split impact the voting power of Avalon stockholders in the Combined Company?

A:

The Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market, will not impact the relative voting power of Avalon stockholders in the Combined Company because pursuant to the terms of the Merger Agreement, the Exchange Ratio will be proportionally adjusted based upon the actual reverse split ratio implemented in the Reverse Stock Split.

For a more detailed discussion of the relative voting power of Avalon stockholders in the Combined Company, please see the section entitled “The Merger Agreement—Exchange Ratio.”

Q:	Who will be the officers and directors of the Combined Company if the Merger is consummated?

A:

The Merger Agreement provides that, immediately upon the Effective Time, the Combined Company Board will be comprised of seven (7) directors, five (5) of which will be designated by YOOV and two (2) of which will be designated by Avalon. The individuals currently identified to serve as directors of the Combined Company following the consummation of the Merger are Wenzhao Lu, the current Chairman of the Avalon Board, and Steven A. Sanders, a current director of Avalon, designated by Avalon and Wong Ling Yan Philip, Devere Andrew Bryan, Lam Heung Yeung Herman, Peter Sterling Winn and Kirsty Vanora Godfrey-Billy, designated by YOOV.

Immediately following the consummation of the Merger, the following individuals will be the officers of the Combined Company: Wong Ling Yan Philip, as President and Chief Executive Officer and Luisa Ingargiola, the current Chief Financial Officer of Avalon, as Chief Financial Officer.

Please see the section entitled “Management After the Merger.”

Q:	What conditions must be satisfied to complete the Merger?

A:	There are a number of closing conditions in the Merger Agreement, including that Avalon’s stockholders approve the issuance of the Merger Shares. In addition, YOOV shareholders must adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q:	What would be the consequence of a delisting of Avalon Common Stock from Nasdaq with respect to the Merger?

A:	The consummation of the Merger is conditioned on, among other things, the listing approval for the Combined Company’s securities on The Nasdaq Capital Market. The Merger Agreement also requires that Avalon shall use its commercially reasonable efforts to maintain its listing until the consummation of the Merger. On November 3, 2023, the Nasdaq staff notified Avalon that Avalon did not comply with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Notice”). Pursuant to the Bid Price Notice, Avalon had 180 calendar days from the date of the Bid Price Notice, or May 1, 2024, to regain compliance with the Minimum Bid Price Requirement. On May 2, 2024, Avalon received a letter from Nasdaq advising that Avalon had been granted a 180-day extension to October 28, 2024, to regain compliance with the Minimum Bid Price Requirement. In connection with regaining compliance with the Minimum Bid Price Requirement, Avalon implemented a reverse stock split on October 25, 2024. However, on October 29, 2024, Avalon received notice from the Nasdaq staff that it failed to regain compliance with the Minimum Bid Price Requirement because the reverse stock split did not occur at least ten (10) business days prior to the deadline of on or before October 28, 2024, which served as basis for the delisting of Avalon’s securities from Nasdaq. Following the receipt of the Nasdaq notice, Avalon requested and received a hearing date to discuss the non-compliance notice with the Nasdaq staff. On November 19, 2024, prior to the date of the hearing, Avalon received a notice that it has regained compliance with Nasdaq’s Minimum Bid Price Requirement. In the event Avalon’s Common Stock is delisted from Nasdaq or Nasdaq does not approve the Combined Company’s securities for listing on The Nasdaq Capital Market under the initial listing requirements, Avalon will not be able to satisfy such closing condition and the Merger may not be consummated.

Q:	What vote is required to approve the proposals presented at the Special Meeting of stockholders?

A:	The approval of each of the Nasdaq Proposal, the Reverse Stock Split Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, Series D Preferred Stock Proposal, the Increase in Authorized Shares Proposal, the Golden Parachute Proposal (on an advisory (non-binding) basis) and the Adjournment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Nasdaq Proposal, the Reverse Stock Split Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, Series D Preferred Stock Proposal, the Increase in Authorized Shares Proposal, the Golden Parachute Proposal and the Adjournment Proposal.

Q:	Do YOOV’s shareholders need to approve the Merger?

A:	Yes. The adoption of the Merger Agreement and the approval of the Merger and related transactions by the YOOV shareholders requires the affirmative vote of the holders of at least a majority of the issued and outstanding equity interests of YOOV. Contemporaneously with the execution of the Merger Agreement, the Key YOOV Shareholders entered into the YOOV Voting Agreement pursuant to which, among other things and subject to the terms and conditions therein, the Key YOOV Shareholders agreed to vote all shares of YOOV capital stock beneficially owned by such stockholders at the time of the stockholder vote in favor of adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, and any other matter necessary to consummate such transactions, and not to (a) transfer any of their YOOV Ordinary Shares (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the YOOV Voting Agreement. Collectively, as of March 7, 2025, the Key YOOV Shareholders held approximately 53.5% of the outstanding shares of YOOV capital stock. For further information, please see the section entitled “Certain Agreements Related to The Merger—Voting Agreements.”

Q:	How many votes do Avalon stockholders have at the Special Meeting?

A:	Each share of Avalon Common Stock is entitled to one vote at the Special Meeting for each share of Avalon Common Stock held of record as of the record date. As of the record date, there were [ ] shares of Avalon Common Stock outstanding.

Q:	What interests do Avalon’s current executive officer and directors have in the Merger?

A:

Avalon’s board of directors and executive officers may have interests in the Merger that are different from, in addition to or in conflict with, yours.

As of March 7, 2025, the Key Avalon Stockholders, including Avalon directors and officers, beneficially owned approximately 26.1% of the outstanding shares of Avalon Common Stock. Luisa Ingargiola, currently Avalon’s Chief Financial Officer, will continue as the Chief Financial Officer of the Combined Company following the Closing. In addition, Ms. Ingargiola will receive certain “golden parachute” compensation in connection with the Merger, as described below. Wenzhao Lu and Steven A. Sanders, currently directors on the Avalon Board, will also continue to serve as directors of the Combined Company following Closing. The Key Avalon Stockholders, including Avalon directors and officers, have also entered into the Avalon Voting Agreement in connection with the Merger.

For more information, please see the sections entitled “The Merger—Interests of Avalon’s Directors and Officer in the Merger” and “Certain Agreements Related to the Merger—Voting Agreements.”

Q:	What interests do YOOV’s current officers and directors have in the Merger?

A:

The YOOV Board and executive officers may have interests in the Merger that are different from, in addition to or in conflict with, yours and the YOOV shareholders.

As of March 7, 2025, the Key YOOV Shareholders, including YOOV’s directors and executive officers, beneficially owned approximately 53.5% of the outstanding YOOV Ordinary Shares. Wong Ling Yan Philip, currently YOOV’s President and Chief Executive Officer will continue as an executive officer and director of the Combined Company following the Closing. Mr. Wong and the Combined Company expect to enter into an employment agreement, effective upon and subject to the Closing. The Key YOOV Shareholders, including YOOV’s directors and executive officers, have also entered into the YOOV Voting Agreement in connection with the Merger.

For more information, please see the sections titled “The Merger—Interests of YOOV’s Directors and Officers in the Merger” and “Certain Agreements Related to the Merger—Voting Agreements.”

x

Q:	What are the material U.S. federal income tax consequences of the Merger to Avalon’s United States stockholders?

A:	Avalon stockholders will not sell, exchange or dispose of any Avalon securities as a result of the Merger, so the Merger should not result in recognition of gain or loss by the Avalon stockholders for U.S. federal income tax purposes in respect of their Avalon securities. Please review the information in the section titled “Certain Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of certain material U.S. federal income tax consequences of the Merger to Avalon stockholders.

Q:	What are the material U.S. federal income tax consequences of the Reverse Stock Split to holders of Avalon Common Stock?

A:	A holder of Avalon Common Stock should not recognize gain or loss for U.S. federal income tax purposes on the Reverse Stock Split (as such term is defined below under “Proposal No. 2 – The Reverse Stock Split Proposal”), except to the extent such holder receives an additional fractional interest in a share as a result of the rounding up of fractional shares, and subject to the discussion under “Proposal No. 2 – The Reverse Stock Split Proposal.” Please review the information in the section titled “Proposal No. 2 – The Reverse Stock Split Proposal – Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” for a more complete description of certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of Avalon Common Stock.

Q:	Do Avalon stockholders have appraisal rights in connection with the proposed Merger?

A:	No. There are no appraisal rights under the DGCL available to holders of shares of Avalon Common Stock and Avalon Preferred Stock in connection with the Merger.

Q:	What will happen to Avalon if, for any reason, the Merger does not close?

A:

There are certain circumstances under which the Merger Agreement may be terminated. Please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Avalon is unable to complete the Merger by March 7, 2026 or obtain the approval to extend the deadline for Avalon to consummate the Merger, the Avalon Board may elect to, among other things, attempt to complete another strategic transaction like the Merger, attempt to purchase additional assets, enter into collaboration or joint venture agreements or attempt to sell or otherwise dispose of the various assets of Avalon. In addition, if the Merger is not completed, Avalon may not have sufficient capital to continue to operate its business in the short term and may become insolvent and be required to seek the protection of the bankruptcy courts or seek dissolution and, without additional funding or a strategic transaction, Avalon would likely be delisted from Nasdaq.

Additionally, under specified circumstances, Avalon may be required to pay YOOV a termination fee of $1.0 million.

Q:	Do YOOV shareholders have appraisal rights if they object to the proposed Merger?

A:	Any holder of the Dissenting Shares (other than those held in the treasury of YOOV, owned by YOOV or any of its direct or indirect wholly owned subsidiaries or by Avalon or any of its affiliates at the Effective Time) is entitled to payment of the fair value of his Dissenting Shares upon dissenting from the Merger in accordance with the BVI Companies Act. Please see the section entitled “The Merger—Appraisal Rights and Dissenters’ Rights.”

Q:	When is the Merger expected to be completed?

A:	It is currently anticipated that the Merger will be consummated promptly following the Special Meeting of stockholders, provided that all other conditions to the consummation of the Merger have been satisfied or waived. For a description of the conditions to the completion of the Merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Q:	When and where will the Special Meeting be held?

A:

The Special Meeting will be held in a virtual meeting format via live webcast only. The Special Meeting will be held on [ ], 2025 at [  ], Eastern time. In order to participate in the Special Meeting live via the Internet, you must register at [  ] by 11:59 p.m. Eastern Time by [ ], 2025. On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by logging in using the event password you received via email in your registration confirmation at [  ]. You will not be able to attend the Special Meeting in-person.

If you are a registered holder, you must register using the virtual control number included in your proxy materials or your proxy card. If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the Special Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Special Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at [  ].

Q:	What do I need to do now?

A:	You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Merger will affect you. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were a holder of Avalon Common Stock on [ ], 2025, the record date for the Special Meeting, you may provide your proxy instructions in one of three different ways. First, you can mail your signed proxy card in the enclosed return envelope. Second, you may provide your proxy instructions via the Internet by following the instructions on your proxy card or voting instruction form. You may also vote your shares at the Special Meeting via live webcast. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A:	Signed and dated proxies received by Avalon without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each of the proposals presented to Avalon’s stockholders in accordance with the recommendation of the Avalon Board. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	May I vote in person at the Special Meeting?

A:

The Special Meeting will be held in a virtual meeting format via live webcast only. If your shares of Avalon Common Stock are registered directly in your name with the Avalon Transfer Agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by Avalon. If you are an Avalon stockholder of record, you must register using the virtual control number included in your proxy materials or your proxy card (if you received a printed copy of the proxy materials) in order to vote at the Special Meeting. If you hold your shares beneficially through a bank or broker, you are considered the beneficial owner of shares held in “street name” and you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the Special Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Special Meeting, so long as you demonstrate proof of stock ownership, but you will not be able to vote your shares. Even if you plan to attend the Special Meeting live via the internet, Avalon encourages you to vote in advance by internet or mail so that your vote will be counted if you later decide not to attend the Special Meeting live via the internet.

For more information, please see the section entitled “The Special Meeting—Voting Your Shares.”

Q:	If my Avalon shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

If you are a beneficial owner of shares of Avalon Common Stock and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”), deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the shares will be treated as broker non-votes. Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the Special Meeting and will not be counted as having been voted on the applicable proposal. Avalon believes that the Nasdaq Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, the Series D Preferred Stock Proposal and the Golden Parachute Proposal will be considered “non-routine” proposals and that the Reverse Stock Split Proposal, the Increase in Authorized Shares Proposal and Adjournment Proposal will be considered “routine” proposals. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the NYSE until after the date on which this proxy statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares.

Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?

A:	Yes. Avalon stockholders of record, other than the Key Avalon Stockholders who are parties to the Avalon Voting Agreement, may change their vote at any time before their proxy is voted at the Special Meeting, as applicable, in one of the following ways:

●	filing with the Secretary of Avalon, a letter revoking the proxy;

●	submitting another signed proxy with a later date; or

●	attending the Special Meeting and voting online, provided you file a written revocation with the Secretary of the Special Meeting prior to the voting of such proxy.

Q:	What is the quorum requirement for the Special Meeting?

A:	The holders of at least one-third (1/3) of the voting power of the shares of capital stock outstanding and entitled to vote at the meeting, as of the record date, present in person, present by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Proxies marked as abstentions and broker non-votes, if any, will be included to determine the number of shares present at the Special Meeting. In the absence of a quorum, a majority of Avalon’s stockholders present in person or by proxy and entitled to vote at the Special Meeting will have the power to adjourn the Special Meeting. As of the record date there were [ ] shares of Avalon Common Stock outstanding; [ ] shares would be required to achieve a quorum.

Q:	What risks should I consider in deciding whether to vote in favor of the proposals or to execute and return the written consent approving the Merger Agreement and the transactions contemplated thereby, as applicable?

A:	You should carefully review this proxy statement/prospectus, including the section entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which each of Avalon and YOOV, as an independent company, is subject.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Avalon will bear all costs and expenses in connection with the solicitation of proxies, including the costs of preparing, printing and mailing this proxy statement/prospectus for the Special Meeting.

Q:	Who can help answer my questions?

A:	If you are an Avalon stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact Avalon at:

Avalon GloboCare Corp.

400 Route 9 South, Suite 3100

Freehold, NJ 07728

Telephone: (732) 780-4400

Attention: Secretary

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Merger and the proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. Please see the section entitled “Where You Can Find More Information.”

Parties to the Merger

Avalon

Avalon is a commercial-stage company dedicated to developing and delivering precision diagnostic consumer products and expanding its intellectual property portfolio in the area of cellular therapy. Avalon is currently marketing the Keto Air breathalyzer device and plans to develop additional diagnostic uses of the breathalyzer technology. In addition, Avalon owns commercial real estate that houses its headquarters in Freehold, New Jersey.

Avalon had the following areas of focus in 2024 and 2023:

Research and Development

Avalon is focused on bringing forward intellectual property through joint patent filings with various partners including the Massachusetts Institute of Technology (“MIT”) and Arbele Biotherapeutics (“Arbele”).Avalon completed a sponsored research and co-development project with MIT led by Professor Shuguang Zhang as Principal Investigator. Using the unique QTY code protein design platform, six water-soluble variant cytokine receptors have been successfully designed and tested to show binding affinity to the respective cytokines. Avalon is currently focused on bringing forward the intellectual property associated with this program through joint patent submissions. In addition, Avalon partnered with Arbele to develop intellectual property related to cellular therapies as well as cellular immunotherapy. The Company was recently granted a new patent in China jointly owned with Arbele related to CAR-T and CAR-NK cellular therapy.

Product Commercialization

Avalon has begun the commercialization and development of a versatile breathalyzer system.

Avalon was granted exclusive distributorship rights for the KetoAir from Qi Diagnostics for the following territories: North America, South America, the European Union and the United Kingdom. For its commercialization strategy, Avalon intends to target the diabetes and obesity markets. Avalon plans to sell the product through the KetoAir website and social media. Avalon believes the KetoAir device has some competitive advantages to other methods for measuring ketosis and expect initial sales to occur in the United States.

Laboratory Acquisitions

Avalon had embarked on a laboratory rollup strategy focused on forming joint ventures and acquiring laboratories that were accretive to its commercial strategy. As a first step, in February 2023, Avalon acquired a 40% membership interest in Lab Services MSO, LLC (“Lab Services MSO”). Among other things, Lab Services MSO provides toxicology and wellness testing services, a broad portfolio of diagnostic tests, and a broad array of test services. During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, Avalon and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by Avalon. Accordingly, beginning in February 2025, Avalon no longer offers laboratory services.

The principal executive offices of Avalon are located at 4400 Route 9 South, Suite 3100 Freehold, NJ 07728 and its telephone number is (732) 780-4400.

YOOV

YOOV is a prominent provider of Artificial Intelligence-as-a-Service (AIaaS) solutions, specializing in intelligent business automation. AIaaS enables businesses to incorporate AI tools and capabilities through a cloud platform without the need for significant infrastructure investment. This model provides a more accessible and cost-effective way for businesses to bring AI into their applications and processes.

YOOV’s mission is to make advanced AI and automation technologies accessible to businesses without requiring technical expertise. By integrating AI with its no-code workflow automation platform, YOOV enables businesses to automate complex workflows and tasks across diverse industries, empowering businesses of all sizes to optimize operations, reduce costs, and enhance service delivery through its AIaaS solutions. To cope with the global expansion plan, YOOV’s solutions are designed to address the challenges of modern businesses while fostering efficiency, scalability, and growth. In addition, YOOV operates subsidiaries in financial and insurance services, including YOOV Capital Limited and YOOV Insurance Services Limited.

All of the dollar amounts in this proxy statement/prospectus are expressed in U.S. dollars, except where otherwise indicated. References to “USD” or “$” are to U.S. dollars, and any references to “HK$” are to Hong Kong dollar.

YOOV’s functional currency is HK$. Most of YOOV’s transactions are in HK$. Where applicable, YOOV has recorded its foreign currency transaction at the spot rate at the day of the transaction and translated its balance sheet positions in another currency using the exchange rate in effect at the balance sheet date.

The average exchange rates used for USD during the year ended March 31, 2023 and 2024, and the nine months ended December 31, 2023 and 2024 are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board, were 0.1273, 0.1277, 0.1277, and 0.1282 per HK$, respectively.

Merger Sub

Nexus MergerSub Limited, a wholly owned subsidiary of Avalon, was formed solely for the purpose of effectuating the Merger. Merger Sub was incorporated as a business company in the British Virgin Islands on February 21, 2025. Merger Sub has no material assets and does not operate any business. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the execution of the Merger Agreement. After the consummation of the Merger, it will cease to exist.

The principal executive offices of Merger Sub are located at 4400 Route 9 South, Suite 3100 Freehold, NJ 07728.

The Merger Agreement

Merger Consideration

Immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will either automatically be converted into YOOV Ordinary Shares or canceled and cease to exist in accordance with their terms.

At the Effective Time, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio.

The number of shares of Avalon Common Stock that YOOV shareholders will receive as consideration in the Merger is not fixed. The Exchange Ratio is subject to a collar mechanism and will be determined as follows: if the closing price of the Avalon Common Stock on Nasdaq on the second (2nd) trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by the YOOV Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the YOOV Outstanding Shares. Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is estimated that the Exchange Ratio will be approximately 121.8. Upon completion of the Merger, the current Avalon stockholders are expected to own approximately 2.7% to 3.0% of the common stock of the Combined Company and the YOOV shareholders are expected to own approximately 97.0% to 97.3% of the common stock of the Combined Company. The Exchange Ratio is an estimate only, and the actual Exchange Ratio and relative ownership interests of Avalon stockholders and YOOV shareholders in the Combined Company immediately following the Merger will depend on the market price of Avalon’s Common Stock two (2) trading days prior to the Merger and the number of YOOV Outstanding Shares on the Closing Date.

The Exchange Ratio will be adjusted equitably to reflect any change in the outstanding shares of capital stock of Avalon or YOOV which occurs as a result of any reclassification, recapitalization, reorganization, stock split (including the Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market) or combination, exchange or readjustment of shares, or any stock dividend or distribution is declared with a record date prior to the Effective Time.

The Exchange Ratio is described in more detail in the section entitled “The Merger Agreement—Exchange Ratio.”

The Merger Agreement does not include a price-based termination right.

Conditions to the Closing

Completion of the Merger is conditioned upon, among other things, approval of the Nasdaq Proposal, the Reverse Stock Split Proposal, if necessary, and any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement. Further, the consummation of the Merger is conditioned on, among other things, the adoption of the Merger Agreement by the YOOV shareholders.

The approval of the Nasdaq Proposal and the Reverse Stock Split Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting.

In addition to obtaining such stockholder approval, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived. For further information, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

Non-Solicitation

Each of Avalon and YOOV have agreed that, subject to certain exceptions, neither they nor any of their respective subsidiaries will authorize any of their or their subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants, investment bankers, or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal (as defined below);

●	terminate, waive, amend or modify any provision of any existing confidentiality, standstill or similar agreement with respect to a potential Takeover Proposal;

●	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement in connection with a Takeover Proposal from a Qualified Person, as discussed below);

●	take any action that could reasonably be expected to lead to a Takeover Proposal;

●	other than informing Persons (as defined in the Merger Agreement) of the existence of the provisions above, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non public information of such party for the purpose of encouraging, facilitating or responding to, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Takeover Proposal; and

●	publicly propose to do any of the above.

Notwithstanding the foregoing, before obtaining the applicable approvals of the Avalon stockholders or YOOV shareholders required to consummate the Merger, each party may furnish non-public information regarding such party and its subsidiaries to, and may enter into discussions or negotiations with, pursuant to a confidentiality agreement not materially less restrictive than the Confidentiality Agreement (as defined in the Merger Agreement), any third party in response to a bona fide written Takeover Proposal from a Qualified Person, subject to the satisfaction of certain conditions. For more information, please see the section entitled “The Merger Agreement—Non-Solicitation.”

Intervening Event

Notwithstanding the foregoing, before obtaining the applicable approvals of the Avalon stockholders or YOOV shareholders required to consummate the Merger, the board of directors of either party may make an Adverse Recommendation Change (as defined below) in response to an Intervening Event (as defined below) if such Party’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be a breach of such board of director’s fiduciary duties under applicable law, subject to the satisfaction of certain conditions. For more information, please see the section entitled “The Merger Agreement—Intervening Event.”

Superior Proposal

However, before obtaining the applicable approvals from their respective stockholders required to consummate the Merger, each of Avalon and YOOV may make an Adverse Recommendation Change in response to a bona fide written Takeover Proposal, which the Avalon Board or the YOOV Board, respectively, determines in good faith, after consultation with their respective financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal, as defined in the Merger Agreement, and that the failure to make an Adverse Recommendation Change, would be a breach of such party’s board of director’s fiduciary duties, in either such case, subject to the satisfaction of certain conditions. For more information, please see the section entitled “The Merger Agreement—Superior Proposal.”

Termination of the Merger Agreement

Either Avalon or YOOV can terminate the Merger Agreement under certain circumstances, including by mutual written consent of Avalon and YOOV or if the Merger has not been consummated by March 7, 2026. For more information, please see the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fee

If the Merger Agreement is terminated under certain circumstances, Avalon will be required to pay the other party a termination fee of $1.0 million. Moreover, if Avalon fails to pay such termination fee when due, then Avalon will be required to pay interest on, and reasonable fees and expenses incurred in connection with, the collection of such overdue amount in addition to the $1.0 million termination fee. For more information, please see the section entitled “The Merger Agreement—Termination and Termination Fee.”

Certain Agreements Related to the Merger

Voting Agreements

Concurrently with the execution of the Merger Agreement, (i) the Key YOOV Shareholders entered into the YOOV Voting Agreement with Avalon and YOOV to vote all of their shares of YOOV capital stock in favor of the approval and adoption of the Merger and the transactions contemplated thereby and against, among other things, any Takeover Proposals and (ii) the Key Avalon Stockholders entered into the Avalon Voting Agreement with Avalon and YOOV to vote all of their shares of capital stock of Avalon (a) in favor of, among other things, the approval of (1) the Nasdaq Proposal, (2) the Reverse Stock Split Proposal and (3) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement and (b) against, among other things, any Takeover Proposals.

As of March 7, 2025, (i) the Key YOOV Shareholders, including YOOV’s directors and executive officers, beneficially owned approximately 53.5% of the outstanding YOOV Ordinary Shares and (ii) the Key Avalon Stockholders, including Avalon directors and officers, beneficially owned approximately 26.1% of the outstanding shares of Avalon Common Stock.

For more information, please see the section entitled “Certain Agreements Related to the Merger.”

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, certain Key YOOV Shareholders and the Key Avalon Stockholders, have entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which, subject to specified exceptions, they have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any YOOV Ordinary Shares or Avalon Common Stock, as applicable, or any securities convertible into or exercisable or exchangeable for YOOV Ordinary Shares or Avalon Common Stock, as applicable, currently or thereafter owned until one hundred eighty (180) days after the Effective Time of the Merger.

As of March 7, 2025, the (i) certain Key YOOV Shareholders who executed Lock-Up Agreements beneficially owned approximately 47.7% of the outstanding YOOV Ordinary Shares and (ii) Key Avalon Stockholders beneficially owned approximately 26.1% of the outstanding Avalon Common Stock. Accordingly, after the Effective Time, approximately 47.0% of common stock of the Combined Company will be subject to the Lock-Up Agreements.

For more information, please see the section entitled “Certain Agreements Related to the Merger.”

Interests of Certain Persons in the Merger

Avalon

In considering the recommendation of the Avalon Board to vote in favor of the proposals set forth in this proxy statement/prospectus, stockholders should be aware that, aside from their interests as stockholders, certain Avalon directors and officer have interests in the Merger that are different from, or in addition to, those of other stockholders generally. Avalon’s directors were aware of and considered these interests, among other matters, in evaluating the Merger, and in recommending to stockholders that they approve the proposals set forth in this proxy statement/prospectus. Avalon stockholders should take these interests into account in deciding whether to vote “FOR” the proposals set forth in this proxy statement/prospectus. These interests include:

●	Avalon directors and officers beneficially owning approximately 26.1% of the shares of Avalon Common Stock as of March 7, 2025;

●	Luisa Ingargiola, currently Avalon’s Chief Financial Officer, continuing as Chief Financial Officer of the Combined Company following the Closing and may be entitled to certain “golden parachute” compensation in connection with the Merger, as described below;

●	Wenzhao Lu and Steven A. Sanders, currently directors on the Avalon Board, will continue to serve as directors of the Combined Company following Closing;

●	Wenzhao Lu holding shares of Avalon Series D Preferred Stock, which shall remain outstanding and survive the Merger;

●	Each of Avalon’s directors and executive officers holding Avalon Stock Options, which shall remain outstanding and survive the Merger;

●	The continued indemnification of current directors and officers of Avalon and the continuation of directors’ and officers’ liability insurance after the Merger; and

●	The Key Avalon Stockholders, including Avalon directors and officers, entering into the Avalon Voting Agreement in connection with the Merger.

These interests may influence the Avalon Board in making their recommendation that you vote in favor of the approval of the proposals set forth in this proxy statement/prospectus.

For more information, please see the section entitled “The Merger—Interests of Avalon’s Directors and Officer in the Merger.”

YOOV

In considering the recommendation of the YOOV Board with respect to approving the Merger Agreement and related transactions, YOOV shareholders should also be aware that certain members of the YOOV Board and executive officers have interests in the Merger that may be different from, or in addition to, interests they have as YOOV shareholders. These interests include:

●	YOOV directors and officers beneficially owning approximately 37.0% of the YOOV Ordinary Shares as of March 7, 2025;

●	Wong Ling Yan Philip, currently YOOV’s President and Chief Executive Officer, continuing as an executive officer of the Combined Company following the Closing;

●	Wong Ling Yan Philip continuing to serve as a director of the Combined Company following Closing; and

●	The Key YOOV Shareholders, including YOOV’s directors and executive officers, entering into the YOOV Voting Agreement in connection with the Merger.

For more information, please see the section entitled “The Merger—Interests of YOOV’s Directors and Officers in the Merger.”

Reasons for the Approval of the Merger

After careful consideration, the Avalon Board recommends that Avalon stockholders vote “FOR” each of the proposals being submitted to a vote of the Avalon stockholders at the Special Meeting.

For a description of Avalon’s reasons for the approval of the Merger and the recommendation of its board of directors, see the section entitled “The Merger—Avalon’s Reasons for the Merger.”

For more information on YOOV’s reasons for the Merger, see the section entitled “The Merger—YOOV’s Reasons for the Merger.”

Opinion of Avalon’s Financial Advisor

On March 7, 2025, at a meeting of the Avalon Board, Roth Capital Partners, LLC (“Roth”), Avalon’s advisor for purposes of rendering a fairness opinion in connection with the Merger, rendered its oral opinion to the Avalon Board, subsequently confirmed by delivery of a written opinion, dated March 7, 2025, to the Avalon Board, that the Exchange Ratio was fair, from a financial point of view, to Avalon as of the date of such opinion and based on the various assumptions, qualifications and limitations set forth therein.

The full text of Roth’s written opinion, dated March 7, 2025 (the “Opinion”), which describes the assumptions made, procedures followed, other matters considered and limits of the review by Roth, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. Avalon encourages its stockholders to read the Opinion in its entirety. The summary of the Opinion set forth herein is qualified by reference to the full text of the Opinion. The Opinion is not a recommendation to the Avalon Board or to any stockholder as to how to vote at the Special Meeting or to take any other action in connection with the Merger or otherwise.

For additional information, see Annex B and the section entitled “The Merger—Opinion of Avalon’s Financial Advisor.”

Regulatory Approvals Required for the Merger

Avalon must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Avalon Common Stock in connection with the Merger and the filing of this proxy statement/prospectus with the SEC.

Risk Factors

Both Avalon and YOOV are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

Risks Related to the Merger

●	The risk that the conditions to the closing of the transaction are not satisfied, including the failure to obtain stockholder approval for the Merger.

●	The timing, receipt and terms and conditions of any required regulatory approvals of the Merger that could cause the parties to abandon the Merger.

●	Avalon’s and YOOV’s ability to meet expectations regarding the timing and completion of the Merger.

●	Uncertainties as to the timing of the consummation of the Merger and the ability of each of Avalon and YOOV to consummate the Merger.

●	Risks related to Avalon’s continued listing on The Nasdaq Capital Market until the Closing.

●	Risks that Avalon’s stock price may decline significantly if the Merger is not completed.

●	The outcome of any legal proceedings that may be instituted against Avalon and others following the announcement of the Merger Agreement.

●	Expectations regarding the strategies, prospects, plans, expectations and objectives of management of Avalon or YOOV for future operations of the combined company following the Closing of the Merger.

●	The ability of the Combined Company to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of the YOOV business.

●	Risks related to Avalon’s and YOOV’s ability to correctly estimate their respective operating expenses and expenses associated with the Merger, uncertainties regarding the impact any delay in the Closing would have on the anticipated cash resources of the Combined Company upon the Closing and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources.

●	The occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement.

●	The fact that under the terms of the Merger Agreement, Avalon is restrained from soliciting other Takeover Proposals during the pendency of the Merger, except in certain circumstances.

●	The effect of the announcement or pendency of the Merger on Avalon’s or YOOV’s business relationships, operating results and business generally, including disruption of Avalon’s and YOOV’s management’s attention from ongoing business operations due to the Merger and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger.

●	The risk that the Merger Agreement may be terminated in circumstances that require Avalon to pay a termination fee.

Risks Related to Avalon

●	Avalon’s limited operating history makes it difficult for Avalon to evaluate its future business prospects and make decisions based on those estimates of its future performance.

●	Avalon’s results of operations have not resulted in profitability and it may not be able to achieve profitability going forward.

●	There is substantial doubt about Avalon’s ability to continue as a going concern, which will affect Avalon’s ability to obtain future financing and may require Avalon to curtail its operations.

●	Avalon’s cash will only fund its operations for a limited time and Avalon will need to raise additional capital in order to support its business and business prospects.

●	If the Merger is not completed, Avalon may not have sufficient capital to continue to operate its business in the short term and may become insolvent and be required to seek the protection of the bankruptcy courts or seek dissolution and, without additional funding or a strategic transaction, Avalon would likely be delisted from Nasdaq.

●	Joint ventures, joint ownership arrangements and other projects pose unique challenges and Avalon may not be able to fully implement or realize synergies, expected returns or other anticipated benefits associated with such projects.

●	In accordance with Avalon’s strategic development policy, Avalon may invest in companies for strategic reasons and may not realize a return on its investments.

●	Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and any patent protection Avalon may obtain in the future could be reduced or eliminated for non-compliance with these requirements.

●	It is difficult and costly to protect Avalon’s proprietary rights, and Avalon may not be able to ensure their protection. If Avalon fails to protect or enforce its intellectual property rights adequately or secure rights to patents of others, the value of its intellectual property rights would diminish.

●	Some of Avalon’s medical device products in the future may face significant government regulation, and there is no guarantee that our medical devices will receive regulatory approval.

●	Even if Avalon’s medical devices receive regulatory approval, Avalon may still face future development and regulatory difficulties.

●	Any medical devices Avalon develops may become subject to unfavorable pricing regulations, third party coverage and reimbursement practices or healthcare reform initiatives, thereby harming Avalon’s business.

●	The healthcare industry is heavily regulated in the U.S. at the federal, state, and local levels, and Avalon’s failure to comply with applicable requirements may subject Avalon to penalties and negatively affect Avalon’s financial condition.

●	Avalon’s officers, directors and principal stockholders own a significant percentage of Avalon Common Stock and will be able to exert significant control over matters that are subject to stockholder approval, including the Merger.

●	If Avalon is unable to maintain listing of Avalon Common Stock on The Nasdaq Capital Market or another reputable stock exchange, it may be more difficult for Avalon’s stockholders to sell their securities.

●	The price of Avalon Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for Avalon’s stockholders.

●	Avalon stockholders may experience dilution of ownership interests because of the future issuance of additional shares of Avalon Common Stock or Avalon Preferred Stock or other securities that are convertible into or exercisable for Avalon Common Stock or Avalon Preferred Stock.

Risks Related to YOOV

●	YOOV faces risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

●	Natural catastrophic events and man-made problems such as power disruptions, computer viruses, global pandemics, a cyberattack or data security breaches and terrorism may disrupt YOOV’s business.

●	A cyberattack, security breach or other unauthorized access or interruption to YOOV’s information technology systems or those of its third-party service providers could delay or interrupt service to its customers and their customers, harm its reputation or subject it to significant liability.

●	Global pandemics and health crises may significantly disrupt YOOV’s business activities, render staff unavailable, and cause an integrity problem in the supply chain.

●	YOOV’s business faces intense competition. Failures to differentiate itself in the market may negatively impact YOOV’s business, financial condition, and results of operations.

●	YOOV may not succeed in promoting and strengthening its YOOV brand, which may materially and adversely affect its business and results of operations.

●	YOOV’s expansion into new service offerings, technologies and geographic regions subjects it to additional business, legal, financial and competitive risks.

●	YOOV conducts marketing activities to help attract potential customers for lead generation, and if it is unable to attract these potential customers or convert them into customers in a cost-effective manner, YOOV’s business and results of operations could be harmed.

●	YOOV depends on third-party AI technologies and Application Programming Interfaces (APIs) to deliver functionality on the AIaaS platform. Failures in these third-party technologies could negatively impact our business.

●	If YOOV fails to adopt new technologies or adapt its platforms and systems to changing customer requirements or emerging industry standards, its business may be materially and adversely affected.

●	YOOV faces the risk that its substantial investments in research and development may not yield the anticipated benefits.

●	Failures to retain and acquire customers may negatively impact YOOV’s recurring revenue and growth prospects.

●	If YOOV is unable to manage its growth or execute its strategies effectively, YOOV’s business and prospects may be materially and adversely affected.

●	YOOV may not be able to adequately protect its intellectual property rights.

●	Assertions, claims and allegations, even if not true, that YOOV has infringed or violated intellectual property rights could harm YOOV’s business and reputation.

●	Some of YOOV’s software and systems contain open-source software, which may pose particular risks to YOOV’s proprietary software and solutions.

●	Employment laws in some of the countries in which YOOV operates are relatively stringent.

●	YOOV faces risks related to increased regulatory and social drive toward environmental sustainability, which can establish new compliance burdens and operational limitations.

●	Additional costs related to compliance and reporting may be incurred as YOOV becomes a public company.

●	YOOV’s financial and insurance services are subject to complex regulatory requirements.

●	Inconsistencies between the shareholders agreement and YOOV constitutional documents may adversely affect shareholder rights and create legal uncertainty.

●	The development and use of AI technologies is subject to an evolving and uncertain regulatory landscape that may adversely impact YOOV’s business.

●	Ethical concerns and public perception of AI could potentially limit market acceptance of YOOV’s services and harm the reputation.

●	YOOV’s business may be subject to seasonality, and variations in customer demand due to budgeting cycles, industry dynamics, and economic trends could adversely affect its financial performance.

●	The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on YOOV’s ability to run its business.

●	If YOOV is unable to provide satisfactory customer experience, its reputation would be harmed and it could lose customers.

●	As a global business, YOOV is subject to risks associated with YOOV’s non-U.S. operations where such risks are not present in the United States.

●	New tariffs and other trade measures could adversely affect YOOV’s business and financial results.

●	YOOV is exposed to currency exchange rate fluctuations that may bring negative impacts on YOOV’s financial condition and operational performance.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus. Avalon and YOOV both encourage you to read and consider all of these risks carefully.

Accounting Treatment of the Merger

Although Avalon is the legal acquirer and will issue shares of Avalon Common Stock to effect the Merger with YOOV, the Merger will be accounted for as a “reverse acquisition” under the acquisition method of accounting under the U.S. generally accepted accounting principles (“GAAP”) with YOOV being considered the acquiror of Avalon for accounting purposes. Under the “acquisition” method of accounting, the assets and liabilities of Avalon will be recorded, as of the completion of the Merger, at their respective fair values in the financial statements of Avalon. The financial statements of Avalon issued after the completion of the Merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of Avalon.

For a more complete discussion of the accounting treatment of the Merger, see the section titled “THE MERGER — Accounting Treatment of the Merger.”

Material U.S. Federal Income Tax Consequences of the Merger

Each of Avalon and YOOV intends to take the position that the Merger is characterized as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Merger is so characterized, in general and subject to the qualifications and limitations set forth in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger,” the material tax consequences to U.S. Holders (as defined herein) of YOOV Ordinary Shares would be as follows:

●	a U.S. Holder of YOOV Ordinary Shares should not recognize gain or loss upon the exchange of YOOV Ordinary Shares for Avalon Common Stock pursuant to the Merger;

●	a U.S. Holder of YOOV Ordinary Shares aggregate tax basis for the shares of Avalon Common Stock received in the Merger should equal the stockholder’s aggregate tax basis in the YOOV Ordinary Shares surrendered upon the Closing; and

●	the holding period of the shares of Avalon Common Stock received by a YOOV shareholder in the Merger should include the holding period of the YOOV Ordinary Shares surrendered in exchange therefor provided the surrendered YOOV Ordinary Shares is held as a capital asset (generally, property held for investment) at the time of the Merger.

Avalon stockholders will not sell, exchange or dispose of any shares of Avalon stock as a result of the Merger, so the Merger should not result in recognition of gain or loss to the Avalon stockholders for U.S. federal income tax purposes in respect of their Avalon shares. Please review the information in the section titled “Certain Material U.S. Federal Income Tax Consequences of the Merger” for a more complete description of certain material U.S. federal income tax consequences of the Merger to Avalon stockholders.

The discussion of the material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, the discussion does not address the effects of any foreign, state or local tax laws. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger.”

Ownership Following the Merger

Merger

Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is anticipated that, upon the completion of the Merger, the ownership of the Combined Company, on a pro forma basis, will be as follows:

●	Current Avalon equityholders will own approximately 2.7% to 3.0% of the common stock of the Combined Company; and

●	Current YOOV equityholders will own approximately 97.0% to 97.3% of the common stock of the Combined Company.

Comparison of Rights of Holders of Avalon Common Stock and YOOV Ordinary Shares

As a result of the Merger, and the other proposed transactions contemplated thereby, the holders of YOOV Ordinary Shares and YOOV Preferred Shares will become holders of Avalon Common Stock and their rights will be governed by Delaware law. Following the Merger, former YOOV securityholders may have different rights as stockholders of the Combined Company than they had as YOOV shareholders.

Please see the section entitled “Comparison of Rights of Holders of Avalon Common Stock and YOOV Ordinary Shares.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of the federal securities laws in relation to Avalon, YOOV, the Merger and the other proposed transactions contemplated thereby. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “target,” “endeavor,” “potential,” “continue” or the negative of these terms or other comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Avalon, YOOV or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Avalon’s or YOOV’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In addition to other factors and matters contained in or incorporated by reference in this document, Avalon and YOOV believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

●	the risk that the conditions to the Closing are not satisfied, including the failure to obtain stockholder approval for the Merger;

●	the timing, receipt and terms and conditions of any required governmental or regulatory approvals of the Merger that could cause the parties to abandon the Merger;

●	Avalon’s and YOOV’s ability to meet expectations regarding the timing and completion of the Merger;

●	uncertainties as to the timing of the consummation of the Merger and the ability of each of Avalon and YOOV to consummate the Merger;

●	risks that Avalon’s stock price may decline significantly if the Merger is not completed;

●	if the Merger is not completed, Avalon may not have sufficient capital to continue to operate its business in the short term and may become insolvent and be required to seek the protection of the bankruptcy courts or seek dissolution and, without additional funding or a strategic transaction, Avalon would likely be delisted from Nasdaq;

●	the outcome of any legal proceedings that may be instituted against Avalon and others following the announcement of the Merger Agreement;

●	expectations regarding the strategies, prospects, plans, expectations and objectives of management of Avalon or YOOV for future operations of the Combined Company following the Closing;

●	the ability of the Combined Company to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of the YOOV business;

●	risks related to Avalon’s and YOOV’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, uncertainties regarding the impact any delay in the Closing would have on the anticipated cash resources of the Combined Company upon Closing and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources;

●	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;

●	the fact that under the terms of the Merger Agreement, Avalon is restrained from soliciting other Takeover Proposals during the pendency of the Merger, except in certain circumstances;

●	the effect of the announcement or pendency of the Merger on Avalon’s or YOOV’s business relationships, operating results and business generally, including disruption of Avalon’s and YOOV’s management’s attention from ongoing business operations due to the Merger and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction;

●	the risk that the Merger Agreement may be terminated in circumstances that require Avalon to pay a termination fee;

●	the outcome of any legal proceedings that may be instituted against Avalon, YOOV or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby;

●	the ability of Avalon or YOOV to protect their respective intellectual property rights;

●	competitive responses to the Merger;

●	legislative, regulatory, political and economic developments beyond the parties’ control;

●	success in retaining, or changes required in, Avalon’s and YOOV’s officers, key employees or directors;

●	Avalon’s public securities’ potential liquidity and trading; and

●	developments and projections relating to YOOV’s competitors or its industry.

Should one or more of these risks or uncertainties materialize, or should any of Avalon’s or YOOV’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that Avalon considers immaterial or which are unknown. You are urged to carefully review the disclosures Avalon and YOOV make concerning these risks and other factors that may affect Avalon’s and YOOV’s business and operating results under the section titled “Risk Factors” beginning on page 16 of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Avalon and incorporated by reference herein. Please see the section titled “Where You Can Find More Information” beginning on page 225 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Avalon, YOOV or the Combined Company could differ materially from the forward-looking statements. Any public statements or disclosures by Avalon and YOOV following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in this proxy statement/prospectus will be deemed to modify or supersede such statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Avalon and YOOV do not intend, and undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless required by law to do so.

MARKET PRICE AND DIVIDEND INFORMATION

The Avalon Common Stock is currently listed on The Nasdaq Capital Market under the symbol “ALBT.”

The closing price of the Avalon Common Stock on March 7, 2025, the last day of trading prior to the announcement of the Merger, as reported on Nasdaq, was $7.23 per share. On April 22, 2025, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Avalon Common Stock was $3.20 per share.

Because the market price of the Avalon Common Stock is subject to fluctuation, the market value of the shares of the Avalon Common Stock that the YOOV shareholders will be entitled to receive in the Merger may increase or decrease.

YOOV is a private company and YOOV Ordinary Shares are not publicly traded.

Assuming approval of Proposal Nos. 1 through 7 and successful application for initial listing with The Nasdaq Capital Market, following the consummation of the Merger, the Avalon Common Stock will trade on The Nasdaq Capital Market under the Combined Company’s new name, “YOOV, Inc.” and new trading symbol “YOOV.”

As of [ ], 2025, the Record Date for the Special Meeting, there were approximately [ ] registered holders of record of the Avalon Common Stock and [ ] holders of record of Avalon Preferred Stock. As of [ ], 2025, the Record Date for the Special Meeting, YOOV had approximately [ ] holders of record of YOOV Ordinary Shares and [ ] holders of record of YOOV Preferred Shares. For detailed information regarding the beneficial ownership of certain Avalon and YOOV shareholders, see the sections of this proxy statement/prospectus titled “Security Ownership of Certain Beneficial Owners and Management-Avalon” and “Security Ownership of Certain Beneficial Owners and Management-YOOV.”

Dividends

Avalon has not declared or paid a cash dividend on its capital stock and does not intend to pay cash dividends for the foreseeable future. All dividends are subject to the approval of the Avalon Board. Any future determinations to pay dividends on Avalon’s capital stock would depend on its results of operations, its financial condition and liquidity requirements, restrictions that may be imposed by applicable laws or its contracts, and any other factors that the Avalon Board in its sole discretion may consider relevant in declaring a dividend.

YOOV has never paid or declared any cash dividends on its capital stock. If the Merger does not occur, YOOV does not anticipate paying any cash dividends on its capital stock in the foreseeable future, and YOOV intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the YOOV Board and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the YOOV Board deems relevant.

RISK FACTORS

The Combined Company will face a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should consider the risks associated with the business of Avalon and YOOV because these risks may also affect the Combined Company. You should also read and consider the other information in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

Risks Related to the Merger

Failure to complete the Merger could negatively impact the stock price and the future business and financial results of Avalon.

The parties’ respective obligations to complete the Merger are subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement. There can be no assurance that the conditions to completion of the Merger will be satisfied or waived or that the Merger will be completed. If the Merger is not completed for any reason, the ongoing businesses of Avalon and YOOV may be materially and adversely affected and, without realizing any of the benefits of having completed the Merger, Avalon and YOOV would be subject to a number of risks, including the following:

●	Avalon may experience negative reactions from the financial markets, including negative impacts on the trading price of Avalon Common Stock, which could affect Avalon’s ability to secure sufficient financing in the future on attractive terms (or at all) as a standalone company, and, if Avalon is unable to obtain additional capital, it may need to cease operations, dissolve or seek protection of bankruptcy courts;

●	Avalon may be required to pay YOOV a termination fee of $1,000,000 if Avalon fails to consummate the Merger under specified circumstances;

●	Avalon and YOOV will be required to pay certain expenses incurred in connection with the Merger, whether or not the Merger is completed;

●	the Merger Agreement places certain restrictions on the operation of each of Avalon’s and YOOV’s respective businesses prior to the Closing, and such restrictions, the waiver of which is subject to the consent of the other parties, may prevent Avalon or YOOV, as applicable, from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Merger that Avalon or YOOV would have made, taken or pursued if these restrictions were not in place; and

●	matters relating to the Merger (including integration planning) will require substantial commitments of time and resources by Avalon and YOOV management and the expenditure of significant funds in the form of fees and expenses, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Avalon or YOOV as an independent company.

In addition, each of Avalon and YOOV could be subject to litigation related to any failure to complete the Merger or related to any proceeding to specifically enforce Avalon’s and YOOV’s obligations under the Merger Agreement.

If any of these risks materialize, they may materially and adversely affect Avalon’s and YOOV’s business, financial condition, financial results and stock prices.

For a description of the circumstances under which a termination fee is payable, please see the section entitled “The Merger Agreement—Termination and Termination Fee.”

Avalon and YOOV will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, vendors and customers may have an adverse effect on Avalon or YOOV and consequently on the Combined Company after the Closing. These uncertainties may impair Avalon’s and YOOV’s ability to retain and motivate key personnel and could cause customers and others that deal with Avalon and YOOV, as applicable, to defer or decline entering into contracts with Avalon or YOOV, as applicable, or making other decisions concerning Avalon or YOOV, as applicable, or seek to change existing business relationships with Avalon or YOOV, as applicable. In addition, if key employees depart because of uncertainty about their future roles and the potential complexities of the Merger, Avalon’s and YOOV’s businesses could be harmed. Furthermore, the Merger Agreement places certain restrictions on the operation of Avalon’s and YOOV’s businesses prior to the Closing, which may delay or prevent Avalon and YOOV from undertaking certain actions or business opportunities that may arise prior to the consummation of the Merger. Please see the section entitled “The Merger Agreement—Covenants; Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Avalon and YOOV.

Third parties may terminate or alter existing contracts or relationships with Avalon or YOOV.

Each of Avalon and YOOV has contracts with customers, vendors and other business partners which may require Avalon or YOOV, as applicable, to obtain consents from these other parties in connection with the Merger. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which Avalon and/or YOOV currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either party in anticipation of the Merger, or with the Combined Company following the Merger. The pursuit of such rights may result in Avalon and YOOV suffering a loss of potential future revenue, incurring liabilities in connection with a breach of such agreements or losing rights that are material to their businesses. Any such disruptions could limit the Combined Company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger.

The Merger is subject to a number of closing conditions and, if these conditions are not satisfied, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed. In addition, the parties have the right to terminate the Merger Agreement under other specified circumstances, in which case the Merger would not be completed.

The Merger is subject to a number of closing conditions and, if these conditions are not satisfied or waived (to the extent permitted by law), the Merger will not be completed.

These conditions include, among others: (i) the absence of certain legal impediments, (ii) effectiveness of this registration statement on Form S-4 relating to the Merger, (iii) obtaining all governmental authorizations, (iv) obtaining the Avalon Stockholder Approval, (v) the approval of the Merger Agreement and the Merger by YOOV shareholders and (vi) the approval of the Nasdaq listing application and the listing of the Merger Shares on The Nasdaq Capital Market. In addition, each party’s obligation to complete the Merger is subject to the accuracy of the other parties’ representations and warranties in the Merger Agreement, the other parties’ compliance, in all material respects, with their respective covenants and agreements in the Merger Agreement.

The conditions to the Closing may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by March 7, 2026, any party may choose not to proceed with the Merger. Moreover, the parties can mutually decide to terminate the Merger Agreement at any time prior to the consummation of the Merger, before or after receipt of the Avalon Stockholder Approval and the approval of the Merger Agreement and the Merger by YOOV shareholders and each party may elect to terminate the Merger Agreement in certain other circumstances, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement.” If the Merger Agreement is terminated, Avalon or YOOV, as applicable, may incur substantial fees and expenses in connection with termination of such Agreement and neither of them will realize the anticipated benefits of the Merger. In addition, if the Merger is not completed, Avalon may not have sufficient capital to continue to operate its business in the long term and may become insolvent and be required to seek the protection of the bankruptcy courts and, without additional funding or a strategic transaction, we would likely be delisted from Nasdaq. For a description of the circumstances under which a termination fee is payable, please see the section entitled “The Merger Agreement—Termination and Termination Fee.”

Avalon or YOOV may waive one or more of the closing conditions to the Merger without re-soliciting stockholder approval.

Each of Avalon and YOOV has the right to waive certain of the closing conditions to the Merger. Any such waiver may not require re-solicitation of stockholders, in which case stockholders of Avalon and shareholders of YOOV will not have the chance to change their votes as a result of any such waiver and Avalon and YOOV will have the ability to complete the Merger without seeking further stockholder approval. Any determination whether to waive any condition to the Merger, whether stockholder approval would be re-solicited as a result of any such waiver or whether this proxy statement/prospectus would be amended as a result of any waiver will be made Avalon or YOOV, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time, and any such waiver could have an adverse effect on the Combined Company.

Both Avalon’s stockholders and YOOV’s shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

The number of shares of Avalon Common Stock that YOOV shareholders will receive as consideration in the Merger is not fixed. Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and on the number of shares of YOOV Outstanding Shares on such date, the Exchange Ratio will be approximately 121.8. Upon completion of the Merger, the current Avalon stockholders are expected to own approximately 2.7% to 3.0% of the common stock of the Combined Company and the YOOV shareholders are expected to own approximately 97.0% to 97.3% of the common stock of the Combined Company. The Exchange Ratio is an estimate only, and the actual Exchange Ratio and relative ownership interests of Avalon stockholders and YOOV shareholders in the Combined Company immediately following the Merger will depend on the market price of Avalon’s Common Stock two (2) trading days prior to the Merger and the number of YOOV Outstanding Shares on the Closing Date.

Consequently, Avalon stockholders, as a group, and YOOV shareholders, as a group, will each have reduced ownership and voting power in the Combined Company compared to their current ownership and voting power in Avalon and YOOV, respectively. In particular, upon consummation of the Merger, Avalon stockholders, as a group, will have less than a majority of the ownership and voting power of Avalon. In addition, YOOV shareholders, as a group, and Avalon stockholders, as a group, will be able to exercise less collective influence over the management and policies of Avalon than they currently exercise over the management and policies of their respective company.

The Merger Agreement limits Avalon’s and YOOV’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that make it more difficult for Avalon and YOOV to enter into alternative transactions. The Merger Agreement contains certain provisions that restrict Avalon’s and YOOV’s ability to solicit or facilitate proposals from third parties with respect to transactions involving the financing or sale of Avalon or YOOV, as applicable, or provide non-public information to, or otherwise participate or engage in discussions or negotiations with, third parties or take certain other actions that would reasonably be expected to lead to a third-party acquisition proposal. Further, there are only limited exceptions to Avalon’s and YOOV’s agreement that its board of directors will not change its recommendation in favor of the adoption of the Merger Agreement. However, at any time prior to the receipt of the Avalon Stockholder Approval and the approval of the Merger Agreement and the Merger by YOOV shareholders, in response to an unsolicited superior proposal made by a third party, Avalon’s and YOOV’s board of directors, as applicable, may make an adverse recommendation change, and terminate the Merger Agreement to enter into an alternative acquisition agreement, if it concludes in good faith, after consultation with their respective outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of Avalon’s or YOOV’s board of directors under the circumstances and under applicable law. Please see the section entitled “The Merger Agreement—Non-Solicitation.”

As described above, Avalon may be required to pay a termination fee of $1,000,000 to YOOV if the Merger is not consummated under specified circumstances. Please see the section entitled “The Merger Agreement—Termination and Termination Fee”, including as described above, for a description of the circumstances under which such a termination fee is payable. Upon obtaining the Avalon Stockholder Approval, Avalon’s right to terminate the Merger Agreement in response to a superior proposal will cease.

In addition, upon adoption of the Merger Agreement by YOOV’s shareholders, YOOV’s right to terminate the Merger Agreement in response to a superior proposal will cease.

While Avalon and YOOV believe these provisions are reasonable, customary and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Avalon or YOOV from considering or proposing such an acquisition, even if such party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration or if such party were prepared to enter into an agreement that may be more favorable to Avalon or YOOV or their respective stockholders.

The Projections considered by Avalon and Roth may not be realized, which may adversely affect the market price of Avalon Common Stock following the completion of the Merger.

In performing its financial analyses and rendering its opinion related to the Merger, Roth relied on, among other things, certain information, including the Projections. Please see the sections entitled “The Merger— YOOV Management Unaudited Prospective Financial Information.” The Projections were prepared by, or at the direction of, the management of YOOV. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Avalon. There can be no assurance that YOOV’s financial condition, including its cash flows or results of operations will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of Avalon Common Stock or the financial position of the Combined Company following the Closing.

Executive officers and directors of Avalon and YOOV may have interests in the Merger that are different from, or in addition to, the rights of their respective stockholders.

Executive officers of Avalon and YOOV negotiated the terms of the Merger Agreement and the Avalon Board and the YOOV Board each approved the Merger Agreement and the Merger and recommend that each stockholder vote in favor of the proposals presented at the Special Meeting or in the written consent, as applicable. These executive officers and directors may have interests in the Merger that are different from, or in addition to, the Avalon or YOOV shareholders. These interests include the continued employment of certain executive officers of YOOV as executive officers of the Combined Company following the Merger, the continued service of certain directors Avalon and YOOV as directors of the Combined Company following the Merger, the indemnification of Avalon and YOOV executive officers and directors by Avalon. Stockholders should be aware of these interests when they consider their board of directors’ recommendations that stockholders vote in favor of the Merger. For a description of the interests of Avalon’s executive officer and directors in the Merger, please see the section entitled “The Merger—Interests of Avalon’s Directors and Officer in the Merger.” For a description of the interests of YOOV’s executive officers and directors in the Merger, please see the section entitled “The Merger—Interests of YOOV’s Directors and Officers in the Merger.”

Avalon, YOOV and, subsequently, the Combined Company may have difficulty attracting, motivating and retaining executives and other key employees in light of the proposed Merger.

The Combined Company’s success after the Merger will depend in part on each of Avalon’s and YOOV’s ability to retain key executives and other employees. Uncertainty about the effect of the Merger on Avalon’s and YOOV’s employees may have an adverse effect on each company separately and consequently, the Combined Company. This uncertainty may impair the Combined Company’s ability to attract, retain and motivate key personnel. Employee retention may be particularly challenging during the pendency of the Merger, as Avalon’s and YOOV’s employees may experience uncertainty about their future roles in the combined business.

Additionally, YOOV’s officers and employees hold YOOV Common Stock and, if the Merger is completed, these officers and employees will be entitled to the Avalon Common Stock in respect of such shares.

Furthermore, if any of Avalon or YOOV’s key employees depart or are at risk of departing, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Avalon or YOOV, as applicable, may have to incur significant costs in retaining such individuals or in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent, and the Combined Company’s ability to realize the anticipated benefits of the Merger may be materially and adversely affected. No assurance can be given that the Combined Company will be able to attract or retain key employees to the same extent that Avalon or YOOV has been able to attract or retain employees in the past.

Avalon and YOOV will incur significant transaction and Merger-related transition costs in connection with the Merger.

Avalon and YOOV expect that they will incur significant, non-recurring costs in connection with consummating the Merger and integrating the operations of the two companies post-Closing. Avalon and/or YOOV may incur additional costs to retain key employees. Avalon and/or YOOV will also incur significant fees and expenses relating to financing arrangements and legal services (including any costs that would be incurred in defending against any potential class action lawsuits and derivative lawsuits in connection with the Merger if any such proceedings are brought), accounting and other fees and costs, associated with consummating the Merger. Some of these costs are payable regardless of whether the Merger is completed. In addition, Avalon may be required to pay a termination fee of $1,000,000 if the Merger Agreement is terminated under specified circumstances described in this proxy statement/prospectus. Though Avalon and YOOV continue to assess the magnitude of these costs, additional unanticipated costs may be incurred in the Merger and the integration of the businesses of Avalon and YOOV.

The opinion of Avalon’s Financial Advisor will not be updated to reflect changes in circumstances between the signing of the Merger Agreement on March 7, 2025 and the completion of the Merger.

Avalon has not obtained an updated Opinion from Roth as of the date of this proxy statement/prospectus, and Avalon does not anticipate asking Roth to update its the Opinion. Changes in the operations and prospects of Avalon and YOOV, general market and economic conditions and other factors that may be beyond the control of Avalon, and on which the Opinion was based in part, may significantly alter the prices of the shares of Avalon Common Stock by the Closing Date. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the Opinion. Because Roth will not be updating the Opinion, which was issued in connection with the signing of the Merger Agreement on March 7, 2025, the Opinion will not address the fairness of the Exchange Ratio, from a financial point of view, to Avalon at the Closing Date. The Avalon Board’s recommendation that Avalon stockholders vote “FOR” the proposals included herein, however, is made as of the date of this proxy statement/prospectus. For a description of the Opinion that Avalon received from Roth, please see the section entitled “The Merger—Opinion of Avalon’s Financial Advisor.”

Avalon and YOOV may be the target of securities class action and stockholder lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and stockholder lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Avalon’s or YOOV’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Avalon’s or YOOV’s or, if the Merger is completed but delayed, the Combined Company’s business, financial position and results of operations. As of the date of this proxy statement/prospectus, no such lawsuits have been filed in connection with the Merger and the parties cannot predict whether any will be filed.

The lack of a public market for YOOV shares makes it difficult to determine the fair market value of the YOOV shares, and YOOV shareholders may receive consideration in the Merger that is less than the fair market value of the YOOV shares and/or Avalon may pay more than the fair market value of the YOOV shares.

YOOV is privately held, and its capital stock is not traded in any public market. The lack of a public market makes it extremely difficult to determine YOOV’s fair market value. Because the percentage of Avalon’s equity to be issued to YOOV shareholders was determined based on negotiations between the parties, it is possible that the value of the Avalon Common Stock to be received by YOOV shareholders will be less than the fair market value of YOOV, or Avalon may pay more than the aggregate fair market value for YOOV.

Additional Risks Relating to the Combined Company after Completion of the Merger

The Combined Company will be subject to the risks that each of Avalon and YOOV faces.

Following completion of the Merger, the Combined Company will be subject to numerous risks and uncertainties, including the risks faced by each of Avalon and YOOV, which are described in the documents that Avalon has filed with the SEC, including those set forth herein and those set forth in Avalon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by future filings after the date of this proxy statement/prospectus with the SEC by Avalon, and in the sections of this proxy statement/prospectus entitled “Risk Factors—Risks Related to YOOV” and entitled “Risk Factors—Risks Related to Avalon.” If any such risks actually occur, the business, financial condition, results of operations or cash flows of the Combined Company could be materially adversely affected.

The market price for shares of Avalon Common Stock may be affected by factors different from those affecting the market price for shares of YOOV Common Stock.

Upon completion of the Merger, holders of YOOV Common Stock will become holders of Avalon Common Stock. Avalon’s and YOOV’s respective businesses differ, and accordingly the results of operations of the Combined Company, and the market price of the common stock of the Combined Company, will be affected by factors different from those currently affecting the results of operations of Avalon and YOOV independently. For a discussion of the businesses of Avalon and YOOV and of certain factors to consider in connection with those businesses, please see the sections entitled “Information About YOOV,” “Information About Avalon,”“Risk Factors—Risks Related to YOOV” and “Risk Factors—Risks Related to Avalon.”

The market price for shares of Avalon Common Stock may decline as a result of the Merger, including as a result of some Avalon stockholders adjusting their portfolios.

The market value of Avalon Common Stock at the time of consummation of the Merger may vary significantly from the price of Avalon Common Stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus and the date of the Special Meeting. Following the consummation of the Merger, the market price of Avalon Common Stock may decline if, among other things, the operational cost estimates in connection with the operation of YOOV’s business or if the costs related to the Merger are greater than expected. The market price also may decline if Avalon does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the Merger on Avalon’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

In addition, sales of Avalon Common Stock by Avalon’s stockholders after the completion of the Merger may cause the market price of Avalon Common Stock to decrease. Based on the number of shares of Avalon Common Stock outstanding as of April 22, 2025, the latest practicable date before the date of this proxy statement/prospectus, approximately 61,651,667 shares of Avalon Common Stock are expected to be issued and outstanding immediately after the Closing, without taking into effect the contemplated Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market, prior to the Effective Time. Although certain Avalon stockholders and YOOV shareholders have entered into Lock-Up Agreements, Avalon stockholders and YOOV shareholders that are not party to such Lock-Up Agreements or those who are party to such Lock-Up Agreements when such agreements expire, may decide not to hold the shares of Avalon Common Stock that they receive in the Merger. Other Avalon stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of Avalon Common Stock that they receive in the Merger. Such sales of Avalon Common Stock could have the effect of depressing the market price for Avalon Common Stock and may take place promptly following the Closing.

Any of these events may make it more difficult for Avalon to sell equity or equity-related securities, dilute your ownership interest in Avalon and have an adverse impact on the price of Avalon Common Stock.

Avalon does not expect to declare any cash dividends in the foreseeable future.

After the completion of the Merger, Avalon does not anticipate declaring any cash dividends to holders of Avalon Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The Merger may not be accretive, and may be dilutive, to the Combined Company’s earnings per share, which may negatively affect the market price of shares of Avalon Common Stock.

Avalon and YOOV currently believe the Merger will result in a number of benefits, including stronger demand for the Combined Company’s products and services, and that the Merger will be accretive to the Combined Company’s earnings. This belief is based, in part, on preliminary current estimates that may materially change. In addition, future events and conditions, including adverse changes in market conditions, additional transaction and integration-related costs and other factors such as the failure to realize some or all of the anticipated benefits of the Merger, could decrease or delay the accretion that is currently anticipated or could result in dilution. Any dilution of, or decrease in or delay of any accretion to, the Combined Company’s earnings per share could cause the price of shares of Avalon Common Stock to decline or grow at a reduced rate.

The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

The Combined Company may never become profitable, even if the Combined Company is able to achieve the prior operating results of YOOV. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Following the Merger, the Combined Company may be unable to integrate successfully the businesses of Avalon and YOOV and realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies which currently operate as independent companies. Following the Merger, the Combined Company will be required to devote significant management attention and resources to integrating its business practices and operations. The Combined Company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the Combined Company may encounter in the integration process include the following:

●	the inability to successfully combine the businesses of Avalon and YOOV in a manner that permits the Combined Company to achieve the anticipated benefits from the Merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

●	creation of uniform standards, controls, procedures, policies, and information systems; and

●	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger

In addition, Avalon and YOOV have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures, and policies, any of which could adversely affect the Combined Company’s ability to maintain its business relationships or the ability to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The Combined Company’s ability to compete in the highly competitive business automation industry depends on its ability to attract and retain highly qualified managerial, legal, sales and marketing, and other personnel. The Combined Company will be highly dependent on the management and personnel of YOOV. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of its AIaaS platforms and could negatively impact its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among other businesses.

The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The Combined Company will require substantial additional funds to support business development and research and development activities. The Combined Company’s future capital requirements will depend upon a number of factors, such as the continued development and scaling of its AIaaS platform, expansion into new markets and industries, the growth of its global customer base, and the operational needs of its subsidiaries in financial and insurance services. Raising additional capital may be costly or difficult to obtain and could, for example, through the sale of common stock or securities convertible or exchangeable into common stock, significantly dilute stockholders’ ownership interests in the Combined Company or inhibit the Combined Company’s ability to achieve its business objectives. If the Combined Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely the rights of its common stockholders. In addition, any debt financing may subject the Combined Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Combined Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Combined Company may have to relinquish certain valuable rights under the agreements with such parties. Even if the Combined Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Combined Company or its stockholders.

The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The Combined Company will incur significant legal, accounting, and other expenses as a public company that YOOV did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The Combined Company’s management team will consist of the executive officers of YOOV prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all these requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

At the Effective Time of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

At the Effective Time, Avalon, under the new name “YOOV, Inc.,” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on the Nasdaq Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Avalon agreed to use its commercially reasonable efforts to cause the shares of Avalon Common Stock being issued in the Merger to be approved for listing on the Nasdaq Capital Market at or prior to the Effective Time of the Merger. Based on information currently available to Avalon, Avalon anticipates that its stock may be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the Closing unless it effects the Reverse Stock Split. The Avalon Board intends to effect a reverse stock split of the shares of Avalon Common Stock at a ratio of between 1-for-2 to 1-for-20. In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq continued listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not continue to be listed on the Nasdaq Capital Market.

Upon a potential delisting from Nasdaq, if the common stock of the Combined Company is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the Combined Company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the Combined Company. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the Combined Company and could have a material adverse effect on the Combined Company.

If the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly, and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. Avalon and YOOV expect the Combined Company will qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, in at least the near term, which will allow the Combined Company to take advantage of certain exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and in the Combined Company’s periodic reports and proxy statements. If the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company’s common stock may be harmed. For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company’s stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

The unaudited pro forma financial information included in this proxy statement/prospectus is preliminary and the Combined Company’s actual financial position or results of operations after the Merger may differ materially.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon estimates, to allocate the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values. The purchase price allocation reflected in this document is preliminary, and a final determination of the fair value of assets acquired and liabilities assumed will be based on the actual net tangible and intangible assets and liabilities of YOOV that existed as of the date of the completion of the Merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma information reflected in this proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Provisions of the Combined Company Charter and the Combined Company Bylaws, and provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by its stockholders to replace or remove its management.

Pursuant to the Merger Agreement, immediately prior to the Effective Time, the Avalon Charter shall be amended to (i) change the name of Avalon to “YOOV, Inc.”, (ii) effectuate the Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market, (iii) increase the number of authorized shares of common stock to 200,000,000 and (iv) make such other changes as shall be mutually agreed upon by Avalon and YOOV prior to the filing of such amendment (the Avalon Charter, once amended as set forth herein, the “Combined Company Charter”). Additionally, the Avalon Bylaws, immediately prior to the Effective Time, shall be amended to change the name of Avalon to “YOOV, Inc.” (the Avalon Bylaws, once amended as set forth herein, the “Combined Company Bylaws”).

Provisions that are included in the Combined Company Charter and Combined Company Bylaws may discourage, delay or prevent a merger, acquisition or other change in control of the Combined Company that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Combined Company’s common stock, thereby depressing the market price of its common stock. In addition, because the Combined Company’s board of directors will be responsible for appointing the members of the Combined Company’s management team, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Company’s board of directors. Among other things, these provisions will include the following:

●	the authorized number of the Combined Company’s directors may be changed only by resolution of its board of directors and only its board of directors is authorized to fill vacant directorships and newly created directorships;

●	advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings;

●	stockholders are not entitled to the right to cumulate votes in the election of directors;

●	limitations on who may call a special meeting of stockholders; and

●	the board of directors is authorized to issue preferred stock without stockholder approval, which could be used to institute a “poison pill” that would work to dilute the stock ownership of a potential hostile acquirer, effectively deterring acquisitions that have not been approved by the Combined Company’s board of directors.

Moreover, because the Combined Company will be incorporated in Delaware, it will be subject to the provisions of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder (which is generally defined to include any person that owns 15% or more of the corporation’s outstanding voting stock and their affiliates and associates) for three years following the time that the person becomes an “interested stockholder” unless, among other exclusions, (i) prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder at a meeting and not by written consent. Although Avalon and YOOV believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the Combined Company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management. For more information, please see the section entitled “Description of Avalon’s Securities–Anti-Takeover Effects of Delaware Law and the Avalon Charter and the Avalon Bylaws”

The Combined Company Bylaws will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, certain designated courts will be the sole and exclusive forum for certain legal actions between the Combined Company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Combined Company or its directors, officers, employees or agents.

The Combined Company Bylaws will provide that, unless it consents in writing to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of or based on a breach of fiduciary duty owed by any of its current or former directors, officers, stockholder or other employee of the Combined Company to the Combined Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Combined Company Charter or the Combined Company Bylaws, or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, which for purposes of this risk factor refers to herein as the “Delaware Forum Provision.” The Combined Company reserves the right to assert that the Delaware Forum Provision applies to any derivative action or proceeding to procure a judgment in the Combined Company’s favor, provided that, for the avoidance of doubt, the Delaware Forum Provision will not apply to claims arising under the Securities Act, the Exchange Act or any other claim for which the federal district courts are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim. It is, however, uncertain whether a court would enforce the Delaware Forum Provision with respect to a derivative action or proceeding brought by a stockholder to enforce the Combined Company’s rights under the Exchange Act. The Combined Company will not assert that the Delaware Forum Provision applies to any direct action brought by a stockholder to enforce rights under the Exchange Act or Securities Act. The Delaware Certificate of Incorporation, which will be the certificate of incorporation of Avalon-Delaware will further provide that, unless it consents in writing to an alternative forum, federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which for purposes of this risk factor refers to herein as the “Federal Forum Provision.” It is, however, uncertain whether a court would enforce the Federal Forum Provision with respect to a proceeding brought by a stockholder to enforce its rights under the Securities Act. In addition, the Delaware Certificate of Incorporation will provide that any person or entity purchasing or otherwise acquiring any interest in shares of its capital stock is deemed to have notice of and consented to the foregoing Delaware Forum Provision and Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived its compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision may impose additional litigation costs on stockholders of the Combined Company in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, such provisions may limit its stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with the Combined Company or its directors, officers, employees or stockholders, which may discourage such lawsuits against the Combined Company and its directors, officers, employees and stockholders even though an action, if successful, might benefit its stockholders.

Avalon and YOOV do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the Combined Company will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the Combined Company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for shares of YOOV capital stock. An active trading market for the Combined Company’s shares of common stock may never develop or be sustained. If an active market for the Combined Company’s common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

Future sales of shares by existing stockholders could cause the Combined Company’s stock price to decline.

If existing securityholders of Avalon and YOOV sell, or indicate an intention to sell, substantial amounts of the Combined Company’s common stock in the public market after legal or contractual lock-up restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the common stock of the Combined Company could decline. Based on shares outstanding as of March 31, 2025, after giving effect to the estimated Exchange Ratio and shares expected to be issued upon completion of the Merger, approximately 61,651,667 shares of Avalon Common Stock are expected to be issued and outstanding immediately after the Closing, without taking into effect the contemplated Reverse Stock Split prior to the Effective Time. Of such outstanding shares of common stock, approximately 32,658,345 shares will be freely tradeable upon completion of the Merger and approximately an additional 28,993,322 shares will become available for sale in the public market beginning one hundred eighty (180) days after the Closing Date as a result of the expiration of the Lock-Up Agreements between Avalon and certain securityholders of YOOV (and without giving effect to any restrictions on resale under securities laws), each without taking into effect the contemplated Reverse Stock Split prior to the Effective Time. If these shares are sold, the trading price of the Combined Company’s common stock could decline.

After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders may have the ability to control or significantly influence certain matters submitted to the Combined Company’s stockholders for approval.

Upon the completion of the Merger, it is anticipated that the Combined Company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 41.8% of the Combined Company’s outstanding shares of common stock. As a result, if these stockholders were to choose to act together, they may be able to control or significantly influence certain matters submitted to the Combined Company’s stockholders for approval, as well as the Combined Company’s management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company’s common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and may invest or spend the proceeds in ways that may not increase the value of your investment.

The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.

The Combined Company may be subject to adverse legislative or regulatory tax changes that could negatively impact its financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect the Combined Company or its stockholders. The Combined Company will assess the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where the Combined Company has operations to determine the potential effect on its business and any assumptions the Combined Company will make about its future taxable income. It cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on its business if they were to be enacted. For example, the United States enacted the Inflation Reduction Act of 2022, which implements, among other changes, a 1% excise tax on certain stock buybacks. In addition, beginning in 2022, the Tax Cuts and Jobs Act, P.L. 115-97 eliminated the option to deduct research and development expenditures and requires taxpayers to amortize them generally over five years. The U.S. Congress is considering legislation that would restore the current deductibility of research and development expenditures, however, there is no assurance that the provision will be repealed or otherwise modified. Such changes, among others, may adversely affect the Combined Company’s effective tax rate, results of operation and general business condition.

The Combined Company’s ability to use net operating loss carryforwards and other tax attributes may be limited, including as a result of the Merger.

Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Combined Company’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected. Avalon had a net operating loss carryforward as of December 31, 2024 of approximately $87.7 million, which is subject to limitations and is expected to be subject to limitation under Section 382 of the Code following the Merger.

Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

Risks Related to YOOV and its Operations

Failures to retain and acquire customers may negatively impact YOOV’s recurring revenue and growth prospects.

YOOV’s success is heavily dependent on its ability to deliver value through its platform. Any failure to meet customer expectations, compounded by increased competition in the market, could lead to higher customer churn rates. Such churn would directly threaten YOOV’s recurring revenue, which is critical to its financial performance.

A substantial portion of YOOV’s revenue is derived from subscription services and long-term customer contracts. Consequently, any reduction in customer retention or subscription renewals could have a detrimental effect on YOOV’s overall revenue. Additionally, fluctuations in currency exchange rates or changes in customer payment behavior may further exacerbate these risks, potentially leading to volatility in YOOV’s financial results.

Given these factors, it is imperative for YOOV to prioritize customer satisfaction and effective acquisition strategies to mitigate risks associated with customer retention. Failure to do so or failure to acquire new customers could adversely affect its recurring revenue streams and hinder growth prospects.

YOOV faces risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

YOOV’s success depends on its ability to successfully develop and deliver its AIaaS solutions to customers and stably perform via its online platforms. If YOOV’s online platforms are inaccessible due to system interruption, or if network infrastructure are not operational or performing to its customers’ satisfaction, YOOV could lose existing customers or fail to attract new customers.

Any internet network interruptions, latency, or problems with YOOV’s online platforms’ availability could prevent customers from accessing and operating on YOOV’s online platforms, and impact customers’ business operations, which may cause customer dissatisfaction and damage its reputation and brand. YOOV has experienced brief computer system interruptions in the past, and it believes that others can occur from time to time in the future. YOOV’s systems and operations potentially are vulnerable to damage or interruption from a number of sources, including the following:

●	Natural Disasters and Catastrophic Events: Including but not limited to typhoons, fires, power outages, telecommunications failures, rainstorms, floods or terrorist attacks;

●	Cybersecurity Threats: Including computer malware, physical or electronic break-ins, security breaches, hacking attacks and similar disruptions;

●	Third-party Vendor Failures: including data center and bandwidth providers, to ensure steady and high-speed access to YOOV’s online platforms and systems. Any disruption in network access or co-location services, which house some of YOOV’s servers and provide internet access, could significantly harm YOOV’s business. Additionally, any financial or operational difficulties faced by these vendors, or their inability to handle increased volumes of use, could adversely affect YOOV’s operations. Incidents of fraud also pose a risk.

YOOV has not yet created sufficient redundancy for its information technology systems and data, and it does not presently maintain backup copies of all its data. YOOV has a limited disaster recovery plan in effect and may lack adequate insurance for losses resulting from natural disasters, catastrophic events, or the resulting business interruption. Any substantial damage to, or disruption of, YOOV’s technology infrastructure could cause interruptions, delays, data loss, or reduced system availability, which could have a material adverse effect on YOOV’s business, financial condition, and results of operations.

YOOV may be unable to accurately project traffic flow rates or timing, including any traffic increases, or successfully and cost-effectively upgrade its systems and infrastructure in a timely manner to accommodate higher traffic levels on its online platforms. If traffic volume or the number of users increases substantially, YOOV may experience unanticipated system disruptions, slower response times, reduced customer service levels, and impaired quality and delays in financial reporting.

Additionally, YOOV must continually upgrade and improve its technology and infrastructure to support business growth. Failure to do so could impede its growth. However, YOOV cannot assure successful execution of its system upgrades and improvement strategies, which could require substantial investments. During upgrades, systems may experience interruptions, and the new technologies or infrastructures may not be fully integrated with existing systems on a timely basis, or at all. If existing or future technology and infrastructure do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect YOOV’s business, financial condition, and results of operations.

Natural catastrophic events and man-made problems such as power disruptions, computer viruses, global pandemics, a cyberattack or data security breaches and terrorism may disrupt YOOV’s business.

YOOV relies heavily on its network infrastructure and IT systems for its business operations. An online attack, damage as a result of civil unrest, earthquake, fire, terrorist attack, power loss, global pandemics (such as the COVID-19 pandemic), telecommunications failure, or other similar catastrophic event could cause system interruptions, delays in accessing its service, reputational harm, and loss of critical data. Such events could prevent YOOV from delivering its services to its customers. A catastrophic event that results in the destruction or disruption of YOOV’s data centers, or its network infrastructure or IT systems, including any errors, defects, or failures in third-party hardware, could affect YOOV’s ability to conduct normal business operations, and adversely affect its operating results.

In addition, as computer malware, viruses, cyberattack, computer hacking, fraudulent use attempts, and phishing attacks have become more prevalent, YOOV faces increased risk from these activities. These activities threaten the performance, reliability, security, and availability of its services. Any computer malware, viruses, computer hacking, fraudulent use attempts, phishing attacks, or other data security breaches to YOOV’s systems could, among other things, harm its reputation and ability to retain existing customers and attract new customers. It may also require YOOV to expend significant capital and other resources to alleviate problems caused by any such cybersecurity attack or other security breach or incident and implement additional security measures.

YOOV currently does not maintain cybersecurity insurance, and in the event that it seeks to obtain such insurance coverage, it may not be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims in connection with cybersecurity liabilities. Insurers could also deny coverage as to any future claim.

A cyberattack, security breach or other unauthorized access or interruption to YOOV’s information technology systems or those of its third-party service providers could delay or interrupt service to its customers and their customers, harm its reputation or subject it to significant liability.

Cybersecurity threats, privacy breaches, insider threats or other incidents and malicious Internet-based activity continue to increase, evolve in nature, and become more sophisticated. Information security risks for companies such as YOOV have significantly increased in recent years in part because of the proliferation of new technologies, the use of Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists, and other external parties, as well as nation-state and nation-state-supported actors.

Many companies that provide services similar to YOOV’s have also reported a significant increase in cyberattack activity since the beginning of the COVID-19 pandemic. In addition, because YOOV leverages service providers, including cloud, software, data center and other critical technology vendors to deliver its solutions, it relies heavily on the data security practices and policies adopted by these third-party service providers. YOOV’s ability to monitor its third-party service providers’ data security is limited. A vulnerability in YOOV’s third-party service providers’ software or systems, a failure of its third-party service providers’ safeguards, policies or procedures, or a breach of a third-party service provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of YOOV’s systems or the data housed in its third-party solutions. In addition, in the event YOOV’s third-party service providers and subprocesses are subject to security breaches, privacy breaches or other cybersecurity threats, its business may be impacted. YOOV cannot guarantee that such incidents may not occur and could adversely affect its operations. YOOV and its third-party service providers may be unable to anticipate or prevent techniques used in the future to obtain unauthorized access or to sabotage systems and cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss.

Data security breaches could also expose YOOV to liability under various laws and regulations across jurisdictions and increase the risk of litigation and governmental or regulatory investigation. Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons. YOOV may need to notify governmental authorities and affected individuals with respect to such incidents. For example, some jurisdictions, including the EU, the United Kingdom, Brazil, and all 50 states in the United States, have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal information, and YOOV’s agreements with certain customers require it to notify them in the event of a security incident. Complying with such numerous and complex regulations in the event of a data security breach would be expensive and difficult, and failure to comply with these regulations could subject YOOV to regulatory scrutiny and additional liability. Such mandatory disclosures could lead to negative publicity and may cause YOOV’s customers to lose confidence in the effectiveness of its data security measures and data handling. Moreover, if a high-profile security breach occurs with respect to another business automation solution provider, customers may lose trust in the security of the business model generally, which could adversely impact YOOV’s ability to retain existing customers or attract new ones. In addition, if YOOV’s security measures fail to protect information adequately, it could be liable to its customers, their end-consumers, and consumers with whom YOOV has a direct relationship. YOOV could be subject to fines and higher transaction fees, could face regulatory or other legal action, and its customers could end their relationships with YOOV. The limitations of liability in YOOV’s contracts may not be enforceable or adequate or would otherwise protect it from any such liabilities or damages with respect to any particular claim.

YOOV is also subject to federal, state, and foreign laws regarding cybersecurity and the protection of data. that may limit the use and adoption of its services, expose it to liability, or otherwise adversely affect its business.

Global pandemics and health crises may significantly disrupt YOOV’s business activities, render staff unavailable, and cause an integrity problem in the supply chain.

The COVID-19 pandemic showed how much harm a global health crisis can do to business in terms of operational disruption and big financial losses. If other pandemics or health emergencies occur in the future, YOOV may be impeded in providing business continuity. High levels of sickness, isolation, or movement restrictions may significantly diminish the availability of staff, causing workforce shortages that will impact operations and productivity. This may be worsened if key staff or a large proportion of staff are affected in business-critical roles. Moreover, pandemics may cause unpredictable fluctuations in customer demand. These health crises may trigger new government regulation or compliance in relation to, say, health and safety measures, that may further add to operational burdens for YOOV. Non-compliance or failure to change in good timing with the regulatory changes may result in legal liabilities and fines and may further disrupt YOOV’s operation. Due to both these factors, significant operational and financial instability may arise, greatly affecting YOOV’s reputation and long-term viability.

YOOV’s business faces intense competition. Failures to differentiate itself in the market may negatively impact on YOOV’s business, financial condition, and results of operations.

The market for business automation is intensely competitive. YOOV’s current and potential competitors include developers, resellers, and sales agents that offer a wide range of similar service categories and related services. The competition in the market for business automation is expected to intensify as companies develop new AI models and enhanced technologies, new competitors enter the market, competitors forge new business combinations or alliances, and established companies in other market segments expand into business AI and become competitive with the business of YOOV.

Many of YOOV’s current and potential competitors have larger customer and partner bases, better brand recognition, and greater financial, marketing, technical, management, and other resources than YOOV. In addition, some of YOOV’s competitors have used and may continue to use aggressive pricing or promotional strategies and may invest significantly more to their online platforms and system development than YOOV. Increased competition may lead to reduced operating margins, profitability, market share, and brand recognition for YOOV.

YOOV also faces competition in international markets it currently competes in or may enter in the future. Competitors in these markets may be well-established global and local operations with more experience and resources than YOOV, potentially impeding YOOV’s expansion and growth.

Moreover, YOOV could experience significant competitive pressure if any of its partners, resellers, or sales agents were to initiate or expand their service offerings. These entities have access to technical talents and may mimic YOOV’s business model, potentially connecting directly with YOOV’s current and potential customers. This could lead to customers choosing to purchase from these new competitors instead of YOOV. Increased competition from partners, resellers, and sales agents capable of maintaining high sales volumes could significantly reduce YOOV’s market share and adversely affect YOOV’s operating results.

There is no assurance that YOOV will be able to compete successfully against current and future competitors. Competitive pressures may have a material adverse effect on YOOV’s business, financial condition, and results of operations.

YOOV may not succeed in promoting and strengthening its YOOV brand, which may materially and adversely affect its business and results of operations.

Brand recognition is a key competitive factor in the market for business AI, automation and AIaaS, crucial for maintaining and expanding YOOV’s customer base, market position, and bargaining power with vendors. Any loss of trust in the YOOV brand could harm its reputation and result in customers, partners, vendors and other participants reducing their engagement with YOOV, which could materially reduce its profitability.

If YOOV does not, or is unable to continue to, promote and strengthen the YOOV brand, or if the brand fails to continue to be viewed favorably, YOOV may not be successful in attracting new customers, which could have a material adverse effect on its financial condition and results of operations.

Adverse publicity about YOOV may arise from time to time. Negative comments about its online platforms, services offered, or management may appear in internet postings and other media sources, and there is no assurance that other types of negative publicity of a more serious nature will not arise in the future. For example, if YOOV’s customer service representatives fail to satisfy the individual needs of the customers, disgruntled customers may disseminate negative comments about YOOV’s customer service. Any such negative publicity, regardless of veracity, may have a material adverse effect on its business, reputation and financial condition.

YOOV’s expansion into new service offerings, technologies and geographic regions subjects it to additional business, legal, financial and competitive risks.

An important element of YOOV’s business strategy is to expand into new service offerings, technologies and regions, such as its expansion into Malaysia and other regions. In pursuing these new areas, YOOV faces numerous risks and challenges, including new competitions, the increased need to develop new strategic relationships, and strain on its management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. There is no assurance that YOOV’s strategy will result in increased net sales or net income. Furthermore, growth into new business areas may require changes to its existing business model and cost structure, modifications to its infrastructure, and exposure to new regulatory and legal risks related to operating in new jurisdictions, any of which may require expertise in areas in which it has little or no experience. These risks may pose a material adverse risk to YOOV’s business, financial condition, and results of operations.

YOOV conducts marketing activities to help attract potential customers for lead generation, and if it is unable to attract these potential customers or convert them into customers in a cost-effective manner, YOOV’s business and results of operations could be harmed.

YOOV’s success relies on its ability to attract potential customers and convert them into customers in a cost-effective manner. YOOV uses search engines, social media and affiliate networks to provide content, advertising banners, and other links that direct visitors to its websites, campaign sites, and other sales channels. Approximately 60% of leads are generated from marketing activities, including paid and unpaid search engine listings and affiliate networks. In particular, YOOV depends on search engines like Google, and Yahoo! as important marketing channels. If these search engines change their search engine algorithms periodically, penalize YOOV for non-compliance with their guidelines, or if competition increases for advertisements, YOOV may struggle to drive potential customers to its websites and campaign sites cost-effectively. Additionally, YOOV sometimes pays third parties to achieve a higher ranking or to be featured in search results. If these third parties modify or terminate their relationship with YOOV, increase their fees, if YOOV’s competitors offer them greater fees for traffic, or if any free third-party platforms begin charging fees, YOOV’s expenses could rise, and traffic to its websites could decrease, resulting in harm to its operations.

YOOV’s success also depends on its ability to convert the potential customers into paying customers. YOOV’s ability to convert potential customers into paying customers depends on effectively identifying and purchasing relevant keyword search terms, providing relevant content on its online platforms, and targeting other marketing programs such as internet portal referrals, email campaigns, and affiliate programs. If YOOV cannot attract potential customers and convert them into paying customers cost-effectively, its business and financial results may be harmed.

YOOV depends on third-party AI technologies and Application Programming Interfaces (APIs) to deliver functionality on the AIaaS platform. Failures in these third-party technologies could negatively impact our business.

YOOV’s AIaaS platform relies on third-party AI technologies, such as Machine Learning (ML), Natural Language Processing (NLP) and Computer Vision, as well as APIs to deliver functionality to its customers. If any of these providers experience technical issues, service outages, or changes in licensing terms, it could disrupt YOOV’s services and affect our ability to meet customer needs. Also, YOOV has no effective means to ensure that these third parties will continue to perform these services to their satisfaction, in a manner satisfactory to its customers, or on commercially reasonable terms. Reliance on third-party technologies and APIs may limit YOOV’s ability to fully control or customize certain aspects of our platform, potentially affecting its competitive differentiation. If we are unable to maintain these relationships we would need to find alternative providers and the YOOV business may be materially impacted.

If YOOV fails to adopt new technologies or adapt its platforms and systems to changing customer requirements or emerging industry standards, its business may be materially and adversely affected.

To remain competitive, YOOV must continually enhance and improve the responsiveness, functionality and features of its online platforms. The market for business automation is characterized by rapid technological evolution, frequent introductions of new products and services embodying new technologies, the emergence of new industry standards and practices, and changes in customer requirements and preferences, any of which could render YOOV’s existing technologies and systems obsolete. YOOV may need to devote substantial resources, including financial resources, to developing proprietary technologies or license technologies, enhancing its existing platforms and systems, and developing new services and technology that address the increasingly sophisticated and varied needs of its current and prospective customers and adapting to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks. There is no assurance that YOOV’s efforts to develop proprietary technologies will succeed or that any technology licenses will be available on commercially reasonable terms. Substantial investments will be required to remain technologically competitive, and YOOV’s failure to do so may harm its business and results of operations.

YOOV faces the risk that its substantial investments in research and development may not yield the anticipated benefits.

YOOV allocates significant resources to enhance its online platform and to develop new features aimed at meeting the evolving needs of its customers. However, despite these efforts, there is no assurance that the outcomes will align with expectations or deliver the desired value.

The R&D process inherently involves uncertainty. Even with a well-defined strategy and a skilled team, projects can encounter unforeseen challenges that hinder progress or lead to failures. For instance, a new feature might not resonate with users, or it could fail to integrate seamlessly with existing systems, resulting in customer dissatisfaction. Such scenarios can lead to wasted investments of both time and money, diverting resources from other potentially profitable initiatives.

Moreover, if YOOV’s R&D efforts do not keep pace with market trends or technological advancements, it risks missing out on critical opportunities. Competitors may capitalize on emerging technologies or customer preferences, potentially eroding YOOV’s market share. This situation could be exacerbated in rapidly evolving sectors where agility and innovation are crucial for maintaining a competitive edge.

While YOOV’s commitment to R&D is aimed at driving growth and enhancing its offerings, YOOV may spend significant capital on R&D efforts that may be unsuccessful and materially adverse to its operations, results and financial condition.

If YOOV is unable to manage its growth or execute its strategies effectively, YOOV’s business and prospects may be materially and adversely affected.

YOOV’s success depends on its ability to manage the growth of its operations effectively. YOOV anticipates further expansion as it pursues its growth strategies. YOOV’s expansion increases the complexity of its business and places a significant strain on its management, operations, technical systems and financial resources. YOOV’s current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage its future operations, especially as it employs personnel in several geographic locations. In addition, YOOV’s growth will require improvements to its operational and financial systems, procedures, and controls, as well as the successful management of international operations and the hiring of additional personnel. These efforts may not be successful, and YOOV may be unable to improve its systems, procedures and controls in a timely manner. Delays or problems associated with any of these initiatives could harm its business and operating results. These initiatives will also cause operating expenses to increase. If YOOV fails to accurately estimate and assess its growth or fails to increase net sales to match its increased operating expenses, YOOV’s financial condition and results of operations could suffer.

YOOV may not be able to adequately protect its intellectual property rights.

YOOV relies on trademark and copyright law, trade secret protection, and confidentiality or licensing agreements with employees, sales agents, resellers, brand partners and others to protect its proprietary rights. These measures may be inadequate, agreements may be violated or there may be inadequate remedies for a violation of such agreements. YOOV’s competitors may independently develop equivalent proprietary information and rights or may otherwise gain access to YOOV’s trade secrets or proprietary information, which could affect YOOV’s ability to compete in the market. There is no assurance that the steps that YOOV has taken will adequately protect its proprietary rights.

In addition, third parties may infringe or misappropriate YOOV’s proprietary rights, and YOOV could be required to enforce its intellectual property rights, which could require significant financial and managerial resources. YOOV has registered and common law trademark rights in certain jurisdictions. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every region or jurisdiction in which YOOV’s services may be made available online, which may cause YOOV’s business and operating results to suffer. In addition, YOOV may be unable to acquire or protect relevant domain names in every region. If YOOV is not able to acquire or protect its trademarks, domain names, or other intellectual property, it may experience difficulties in achieving and maintaining brand recognition and customer loyalty, which could adversely impact its operations, results and financial condition.

Assertions, claims and allegations, even if not true, that YOOV has infringed or violated intellectual property rights could harm YOOV’s business and reputation.

Third parties have asserted, and may continue to assert, allegations and claims of intellectual property infringement against YOOV on the items or their descriptions listed on YOOV’s websites and mobile apps. Any such claims, disputes or litigation, even if resolved in YOOV’s favor or not true, could be time-consuming and costly to defend, and could divert its management’s efforts from growing its business.

If any third parties prevail in their intellectual property rights claims against YOOV, YOOV may be required to pay significant licensing fees, damages and attorney’s fees, and may even be liable for punitive damages if YOOV is found to have willfully infringed third parties’ proprietary rights. YOOV may have to stop using certain technology or solutions and need to develop or acquire alternative, non-infringing technology or solutions, which could require significant time and resources and lead to interruption in its operations. YOOV could also be required to obtain a license to use certain technologies, although such licenses may not be available on reasonable terms or at all, which may result in substantial payments and royalties and significantly increase its operating expenses. If YOOV cannot develop non-infringing technology or license the appropriate technology at commercially reasonable rates, a successfully asserted intellectual property claim could cause significant business interruptions in YOOV’s operations, which could restrict YOOV’s ability to compete effectively and have a material adverse effect on its financial condition and results of operations.

Some of YOOV’s software and systems contain open-source software, which may pose particular risks to YOOV’s proprietary software and solutions.

YOOV has incorporated open-source software code into some of its internal software and systems and expects to continue to use this open-source software in the future. The licenses applicable to open-source software typically require that the source code subject to the license be made available to the public and that any modifications or derivative works to open-source software continue to be licensed under open-source licenses. From time to time, YOOV may face intellectual property infringement claims from third parties, demands for the release or license of the open-source software or derivative works that YOOV developed using such software, which could include YOOV’s proprietary source code, or claims that otherwise seek to enforce the terms of the applicable open-source license. These claims could result in litigation and could require YOOV to purchase a costly license, publicly release the affected portions of YOOV’s source code, be limited in the licensing of YOOV’s technologies or cease offering the implicated solutions unless and until YOOV can re-engineer them to avoid infringement or change the use of the implicated open-source software. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties, indemnities, or other contractual protections with respect to the software (e.g., non-infringement or functionality). YOOV’s use of open-source software may also present additional security risks because the source code for open-source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach YOOV’s websites, mobile apps and systems that rely on open-source software. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on YOOV’s business, financial condition and results of operations.

Our substantial liabilities and other financial obligations could impair our financial condition, results of operations and cash flow, and our ability to fulfill our debt obligations, as well as the Notes.

We have significant liabilities, including deferred revenue, and may incur substantial debt in the future, which could adversely affect our business, financial condition, and results of operations.

As of March 31, 2024, we had total liabilities of $28,788,193, which includes deferred revenue and other obligations. While not all of these liabilities represent debt, we may incur significant debt obligations in the future. Any existing or future indebtedness could impose various restrictions and covenants on us that may result in material adverse consequences, including:

●	We may have difficulties obtaining additional financing for working capital, capital expenditures, acquisitions, or general business purposes on favorable terms, if at all, or our cost of borrowing may increase.

●	We may be at a competitive disadvantage compared to our competitors with proportionately less debt, or we may be more vulnerable to, and have limited flexibility to respond to, competitive pressures or a downturn in our business or the economy generally.

●	If our operating results are not sufficient to service our indebtedness, we may be required to reduce distributions, delay or scale back business activities, investments, or capital expenditures, sell assets, or issue additional equity-all of which could materially and adversely affect our financial condition, results of operations, and cash flows.

●	The operating and financial restrictions and covenants in any future financing agreements could restrict our ability to finance our operations or growth initiatives, which may, in turn, limit our ability to make distributions to the shareholders. Our ability to comply with these covenants may also be impaired if fluctuations in our working capital needs do not align with the timing of our receipts from operations.

●	If we fail to comply with our debt obligations and an event of default occurs, our lenders could declare the outstanding principal and accrued interest immediately due and payable. This may trigger cross-defaults under other debt instruments or contracts. In such an event, our assets may be insufficient to repay our debt in full.

Governmental, Regulatory and Legal Risks Related to YOOV

Employment laws in some of the countries in which YOOV operates are relatively stringent.

In some of the countries where YOOV operates, employment laws may grant significant job protection to employees, including rights on termination of employment and setting maximum number of hours and days per week that a particular employee is permitted to work. In addition, in certain countries in which it operates, YOOV is or may be required to consult and seek the advice of employee representatives and/or unions. These laws, coupled with the requirement to consult with any relevant employee representatives and unions, could impact YOOV’s ability to react to market changes and the needs of its business.

YOOV faces risks related to increased regulatory and social drive toward environmental sustainability, which can establish new compliance burdens and operational limitations.

As the global concern for environmental sustainability grows, so are regulatory bodies across different countries imposing stricter standards and practices to reduce their impact on the environment. YOOV might be driven to comply with a steadily expanding number of environmental regulations, probably highly disruptive to business, such as introducing new technologies and processes for reducing carbon emissions, handling waste in a more professional way, and using sustainable materials. If YOOV fails to comply with new and evolving standards, it could suffer severe consequences, including heavy fines, legal liabilities, and reputational damage. If the perception is that YOOV is a company unconcerned with laws and regulations or one that is harming the environment, this can result in the loss of public and consumer trust, which could negatively impact brand value and weaken the competitiveness of YOOV. Also, investment expenses to be incurred in establishing and maintaining green practices could substantially rise even though necessary for compliance. It might strain the financial resources of YOOV and hence affect its profitability. Further, environmental regulations might constrain the operation of YOOV, either through input or output restrictions, and thus hamper its production and growth potential.

Additional costs related to compliance and reporting may be incurred as YOOV becomes a public company.

Following YOOV’s listing on Nasdaq, it will be required to adhere to a range of regulatory, reporting, and corporate governance obligations. These requirements will likely lead to an increase in administrative, legal and accounting expenses, as the company will need to retain additional advisors and employees and implement new systems and processes to ensure compliance. The transition to a public company status demands significant focus and resources from YOOV’s management team. This shift may divert attention from core business operations and strategic initiatives, potentially impacting overall performance and growth. As a publicly traded entity, YOOV will also face increased scrutiny from investors, analysts, and regulatory bodies. This heightened visibility may lead to pressure to meet quarterly earnings expectations, which could influence management decisions and prioritize short-term results over long-term strategic goals. Furthermore, the need to enhance internal controls and compliance measures could impose additional financial burdens, straining YOOV’s budget and operational flexibility. Non-compliance with regulatory requirements could result in penalties, fines, or reputational damage, further jeopardizing YOOV’s financial health and market position.

YOOV’s financial and insurance services are subject to complex regulatory requirements.

YOOV’s subsidiaries, YOOV Capital and YOOV Insurance, operate in highly regulated industries that require compliance with a wide range of laws and regulations. For example, YOOV Capital may fail to obtain and maintain licenses and permits necessary to conduct its operations in Hong Kong, and YOOV Capital’s business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in Hong Kong. Depending on the type of products and services being offered, financial service providers may be subject to supervision and scrutiny by different authorities and may be required to obtain and hold different licenses or permits. YOOV Capital is also subject to risks relating to litigation (including class actions), claims and potential liabilities under laws and regulations applicable to financial services, including enforcement actions, investigations and examinations of regulatory authorities in jurisdictions in which we are regulated or serve users or have users. In addition, engaging in insurance brokerage services through YOOV Insurance entails navigating complex regulatory landscapes, including stringent compliance with anti-money laundering (AML) laws. Failure to comply with AML laws, know-your-customer (KYC), consumer protection, or insurance brokerage regulations could result in fines, legal action, or reputational damage. Regulatory changes could also increase compliance costs or limit our ability to offer certain services.

Risks Related to YOOV’s Industry and Business Environment

The development and use of AI technologies is subject to an evolving and uncertain regulatory landscape that may adversely impact YOOV’s business.

The regulatory environment surrounding AI is rapidly evolving, with governments and policymakers worldwide working to establish guidelines, standards, and legislation to govern the development and deployment of AI technologies. This regulatory uncertainty may bring challenges to YOOV, as it must navigate a constantly shifting landscape of rules, requirements, and compliance standards across different jurisdictions. This uncertainty may complicate YOOV’s ability to plan long-term strategies, invest in R&D, and ensure the compliance of its AI solutions. Failure to keep up with regulatory changes can result in YOOV’s business AI solutions becoming non-compliant, potentially leading to the rejection or removal of its products from the market, severe penalties, fines, and legal liabilities, or increased operational costs and disruptions.

Ethical concerns and public perception of AI could potentially limit market acceptance of YOOV’s services and harm the reputation.

There are growing public concerns about the ethical implications of AI, such as privacy, bias, and the potential displacement of human jobs. For example, providing business AI automation solutions to customers may lead to displacement of human jobs, especially in areas with repetitive, low-skilled tasks. The AI algorithms used in the business AI automation solutions may inherit biases from historical data or reflect the biases of the users, leading to unfair or discriminatory outcomes in areas like employee performance evaluation or customer service; the integration of AI technologies into sensitive business processes, such as financial or insurance applications may raise concerns around data privacy, security and any unintended consequences. Negative public perception or controversies surrounding AI could limit market acceptance of YOOV’s services and harm the reputation.

YOOV’s business may be subject to seasonality, and variations in customer demand due to budgeting cycles, industry dynamics, and economic trends could adversely affect its financial performance.

While YOOV’s business and the markets YOOV serves are generally not subject to significant seasonality, certain trends and external factors can influence the timing of sales, implementation, and revenue recognition for business AI automation solutions. Demand for business AI automation solutions is often impacted by the budgeting and procurement cycles of its customers, particularly large enterprise clients. Historically, YOOV has observed increased activity during the fourth quarter of the calendar year as customers allocate unused budgets and finalize purchasing decisions. Similarly, the first quarter tends to see a boost in demand as new budgets are approved and organizations prioritize investments in automation technologies.

Additionally, customer investment timing can vary across industries due to specific regulatory deadlines and market pressures. For example, industries such as financial services and healthcare often experience heightened demand at year-end as they address compliance requirements and pursue operational efficiencies. Broader economic conditions and market trends may also influence customer priorities and the adoption of automation and AI technologies.

Although the demand for business AI automation solutions is generally consistent throughout the year, operational factors such as holiday schedules or fiscal year-end priorities can affect the timing of solution implementation and deployment services. These timing considerations may result in minor fluctuations in the recognition of revenue on a quarterly basis.

General Risk Factors Related to YOOV

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on YOOV’s ability to run its business.

The loss of any of YOOV’s current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could significantly impact YOOV’s business. Competition for well-qualified and skilled employees is intense globally, and YOOV’s future success also depends on its continued ability to attract, develop, motivate and retain highly qualified and skilled employees, particularly software engineers, data scientists and technology professionals. YOOV’s continued ability to compete effectively depends on its ability to attract new employees and retain and motivate existing employees. All of its senior management and key personnel are employees at will, and any of these employees could leave with little or no prior notice. If any member of its senior management team or other key employees leaves YOOV, its ability to successfully operate its business and execute its business strategy could be adversely affected. YOOV may also have to incur significant costs in identifying, hiring, training and retaining replacements of departing employees.

If YOOV is unable to provide satisfactory customer experience, its reputation would be harmed and it could lose customers.

The success of YOOV’s business depends largely on its ability to provide superior customer experience to maintain and grow its customer base and keep its customers highly engaged on its online platforms. This depends on various factors, including YOOV’s ability to continue to develop and deliver practical business AI automation solutions and provide high-quality customer support and service. If YOOV’s customers are not satisfied with its platforms or solutions, or if its online platforms are severely interrupted or otherwise fail to meet customers’ requests, YOOV’s reputation could be adversely affected.

It is crucial that YOOV continues to improve its online platforms. If YOOV does not continue to invest in the development of its online platforms and customer service operations or fails to provide a high-quality customer experience for any reason, YOOV may lose customers, which could adversely impact its operating results.

Any material disruption or slowdown in YOOV’s customer support services resulting from telephone or internet failures, power or service outages, natural disasters, labor disputes, or other events could make it difficult or impossible for YOOV to provide adequate customer support. In addition, the future volume of customer complaints and inquiries may exceed YOOV’s current system capacities. If this occurs, YOOV could experience delays in responding to customer inquiries and addressing customer complaints and concerns. YOOV’s current level of customer support may also fail to meet the customer expectations. Failure to provide satisfactory levels of customer service may harm YOOV’s reputation, causing potential loss of existing customers and difficulty in acquiring new customers.

As a global business, YOOV is subject to risks associated with YOOV’s non-U.S. operations where such risks are not present in the United States.

YOOV conducts its business on a global basis, with sales outside the United States constituting approximately 100% of YOOV’s total revenue for the fiscal year ended March 31, 2024, and a significant number of employees and contractors located in foreign countries. YOOV anticipates that international sales will continue to represent a substantial portion of YOOV’s revenue and that YOOV’s strategy for continued growth and profitability will entail further international expansion, particularly in emerging markets. Conducting business outside the United States subjects YOOV to numerous risks, including:

●	lost revenue as a result of macroeconomic developments;

●	decreased liquidity resulting from longer accounts receivable collection cycles typical of foreign countries;

●	lower productivity resulting from difficulties YOOV encounters in staffing and managing sales, support and research and development operations across many countries;

●	difficulties associated with enforcing agreements and collecting receivables through foreign legal systems;

●	disputes with third-party sales agents of YOOV’s products or from third parties claiming distribution rights to YOOV’s products;

●	difficulties associated with navigating foreign laws and legal systems;

●	difficulties in identifying potential third-party sales agents or distribution channels;

●	the imposition by foreign governments of trade barriers such as tariffs, quotas, preferential bidding and import restrictions;

●	import or export licensing requirements, both by the United States and foreign countries;

●	acts of war, terrorism, theft or other lawless conduct or other economic, social or political instability in or affecting foreign countries in which YOOV sells its products or operates;

●	international sanctions regimes;

●	adverse effects resulting from changes in foreign regulations, rules, policies or other laws affecting sales of YOOV’s products or YOOV’s foreign operations;

●	tax liability resulting from international tax laws;

●	increased financial accounting and reporting burdens and complexities;

●	increased costs to comply with changes in legislative or regulatory requirements;

●	failure of laws to protect YOOV’s intellectual property rights; and

●	delays in obtaining import or export licenses, transportation difficulties and delays resulting from inadequate local infrastructure.

The occurrence of any of these, or other factors over which YOOV does not have control, could lead to reduced revenue and profitability.

New tariffs and other trade measures could adversely affect YOOV’s business and financial results.

Governments sometimes impose additional duties, tariffs or taxes on certain imported products. The imposition of import tariffs or restrictions, or other changes in U.S. trade policy, could trigger retaliatory actions by affected countries. Tariffs could increase the cost of the services and products, which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of their escalation to trade war and global recession could have a negative effect on customer confidence, which could materially and adversely affect our business. We also may have access to fewer business opportunities, and our operations may be negatively impacted as a result.

YOOV is exposed to currency exchange rate fluctuations that may bring negative impacts on YOOV’s financial condition and operational performance.

A small movement in the exchange rate could reduce the revenues and profitability of international operations. As an international business, YOOV generates transactions in multiple currencies and remains exposed to any deterioration in the exchange rate between different countries it operates in. This may yield substantial financial volatility for YOOV in terms of revenue, profitability, and net financial health. For instance, the money generated in another country in a different currency may become less valuable if converted to YOOV’s base currency due to some adverse change in exchange rates. This diminution reduces profit margins directly and may result in the showing of lower financial performance than expected. On the expense side, costs incurred in stronger foreign currencies could escalate when converted to YOOV’s reporting currency, thereby raising operational expenses and decreasing profitability. In addition, dealing with several currencies complicates financial planning and forecasting. One misprediction of the exchange rate and YOOV is thrown off-balance in terms of finance. The fact that these rates are naturally unpredictable further exaggerates the problems for long-term planning. Some countries have currency controls or foreign exchange restrictions, which could make the repatriation of profits or efficient cash flow management a problem for YOOV. These limitations may further reduce financial flexibility, making it hard to move money cross-border, settle with suppliers, or invest in growth opportunities. Currency fluctuations also have tax implications that can increase the amount of taxes due in different jurisdictions or result in unbudgeted tax liabilities. These include sophisticated financial strategies to reduce or eliminate these exposures with hedging instruments, but it cannot guarantee effectiveness. Inadequate control of these currency risks could have severe impacts on YOOV’s financial condition and operational performance.

Risks Related to Avalon

An investment in Avalon Common Stock involves a high degree of risk. In determining whether to purchase Avalon Common Stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this proxy statement/prospectus before making a decision to purchase Avalon’s securities.

All references in this section to “Avalon,” the “Company,” “we,” “us,” or “our” mean Avalon and its subsidiaries unless we state otherwise, or the context otherwise indicates.

General Operating and Business Risks

Our limited revenue makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We have limited operating revenue. Because of the uncertainties related to our lack of significant revenue, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We incurred net losses amounting to approximately $7.9 million and $16.7 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had an accumulated deficit of approximately $87.7 million. If we incur additional significant losses, our stock price may decline, perhaps significantly. Our management is developing plans to achieve profitability. Our business plan is speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future. Further, as we are a new enterprise, we expect that net losses will continue.

There is substantial doubt about our ability to continue as a going concern, which will affect our ability to obtain future financing and may require us to curtail our operations.

Our financial statements as of December 31, 2024 were prepared under the assumption that we will continue as a going concern. The independent registered public accounting firm that audited our 2024 financial statements, in their report, included an explanatory paragraph referring to our recurring losses since inception and expressing management’s assessment and conclusion that there is substantial doubt in our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our ability to continue as a going concern depends on our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. We cannot assure you, however, that we will be able to achieve any of the foregoing. See Note 2 to our Consolidated Financial Statements for further details.

Our cash will only fund our operations for a limited time and we will need to raise additional capital in order to support our development.

We are currently operating at a loss and expect our operating costs will increase significantly as we continue to grow our operations. The independent registered public accounting firm that audited our 2024 financial statements, in their report, included an explanatory paragraph referring to our recurring losses since inception and expressing management’s assessment and conclusion that there is substantial doubt in our ability to continue as a going concern. At December 31, 2024, we had cash of approximately $2.9 million. If the Merger is not consummated, we will need to raise additional capital or generate substantial revenue in order to support our operations.

If our available cash balances are insufficient to satisfy our liquidity requirements, including due to risks described herein, we may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. We will need to raise additional capital, and we may also consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities, or for other reasons, including to:

●	fund development and expansion of our operations;

●	acquire or invest in complementary businesses or assets; and

●	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

●	our revenue growth rate and ability to generate cash flows from operating activities;

●	our sales and marketing and research and development activities; and

●	changes in regulatory oversight applicable to our products and services.

Other than our debt facility with our chairman, we have no arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all, and if we are not successful in raising additional capital, we may not be able to continue as a going concern. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, that could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities, seek dissolution or protection of the bankruptcy courts and our operations and financial condition will be materially adversely affected. We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all. Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution.

If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or to grant licenses on terms that are not favorable to us.

We have significant outstanding debt obligations and servicing these debt obligations will require a significant amount of capital, and our business may not be able to pay our substantial debt.

As of December 31, 2024, we had approximately $8.4 million of outstanding indebtedness. In order to service this indebtedness and any additional indebtedness we may incur in the future, we will need to generate cash from our operating activities. Our ability to generate cash is subject, in part, to our ability to successfully execute our business strategy, as well as general economic, financial, competitive, regulatory and other factors beyond our control. If we are unable to generate sufficient cash to repay our debt obligations when they become due and payable, either when they mature, or in the event of a default, we may not be able to obtain additional debt or equity financing on favorable terms, if at all, which may negatively impact our business operations and financial condition.

If we breach any of the undertakings or default on any of our obligations under our agreements with our lenders, our outstanding indebtedness could become immediately due and payable, which would harm our business, financial condition and results of operations and could require us to reduce or cease operations. If our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness.

Our business and operations may be further impacted by epidemics, outbreaks and other public health events.

Epidemics, outbreaks or other public health events that are outside of our control could significantly disrupt our operations and adversely affect our financial condition. The global or national outbreak of an illness or other communicable disease, or any other public health crisis, such as COVID-19, may cause disruptions to our business and operations, which may include (i) shortages of employees, (ii) unavailability of contractors or subcontractors, (iii) interruption of supplies from third parties upon which we rely, (iv) recommendations of, or restrictions imposed by government and health authorities, including quarantines, to address an outbreak and (v) restrictions that we and our contractors, subcontractors and our customers impose, including facility shutdowns, to ensure the safety of employees.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Wenzhao Lu, our Chairman of the Board, and David Jin, Meng Li and Luisa Ingargiola, our executive officers. The loss of Mr. Lu, Dr. Jin, Ms. Li or Ms. Ingargiola could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guaranty that we will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for us. Our inability to attract and retain key personnel may materially and adversely affect our business operations. The supply of qualified technical, professional, managerial and other personnel, including lab medical directors and lab operations managers, is currently constrained; competition for qualified employees, even across different industries, is intense, including as individuals leave the job market. We may lose, or fail to attract and retain, key management personnel, or qualified skilled technical, professional or other employees. The same is true for patient-facing staff with specialized training required to perform activities related to specimen collection. In the future, if competition for the services of these professionals increases, we may not be able to continue to attract and retain individuals in its markets. Changes in key management, or the ability to attract and retain qualified personnel, as a result of increased competition for talent, wage growth, or other market factors, could lead to strategic and operational challenges and uncertainties, distractions of management from other key initiatives, and inefficiencies and increased costs, any of which could adversely affect our business, financial condition, results of operations, and cash flows.

Joint ventures, joint ownership arrangements and other projects pose unique challenges and we may not be able to fully implement or realize synergies, expected returns or other anticipated benefits associated with such projects.

We are, and may be in the future, involved in strategic joint ventures and other joint ownership arrangements. We may not always be in complete alignment with our joint venture or joint owner counterparties; we may have differing strategic or commercial objectives and may be outvoted by our joint venture partners or we may disagree on governance matters with respect to the joint venture entity or the jointly owned assets. As a result, when we enter into joint ventures or joint ownership arrangements, we may be subject to a number of risks. In some joint ventures and joint ownership arrangements we may not be responsible for the operation of projects and will rely on our joint venture or joint owner counterparties for such services. Joint ventures and joint ownership arrangements may also require us to expend additional internal resources that could otherwise be directed to other projects. If we are unable to successfully execute and manage our existing and any proposed joint venture and joint owner arrangements, it could adversely impact our financial and operating results.

We may be undertaking, or participating with various counterparties in, a number of projects that involve forming joint ventures and acquiring laboratories that are accretive to our commercial strategy. Many of these projects could involve numerous regulatory, environmental, commercial, economic, political and legal uncertainties that are beyond our control, including the following:

●	We may be unable to realize our forecasted commercial, operational or administrative synergies in connection with our joint venture and joint ownership arrangements; and

●	Joint ventures and other joint ownership arrangements may demand substantial internal resources and may divert resources and attention from other areas of our business.

As a result of these uncertainties, the anticipated benefits associated with our joint ventures and joint ownership arrangements may not be achieved or could be delayed. In turn, this could negatively impact our cash flow and our ability to make or increase cash distributions to our partners.

We must effectively manage the growth of our operations, or our company will suffer.

To manage our growth, we believe we must continue to implement and improve our services and products. We may not have adequately evaluated the costs and risks associated with our planned expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

Our revenue and results of operations may suffer if we are unable to attract new tenants.

We presently derive our revenue from rental revenue from our income-producing real estate property in New Jersey. Our growth therefore depends on our ability to attract new tenants. This depends on our ability to understand and anticipate market and pricing trends and our tenants’ needs. Our failure to attract new tenants could materially and adversely affect our operating results.

Potential liability claims may adversely affect our business.

Our services, which may include recommendations and advice to organizations regarding complex business and operational processes and regulatory and compliance issues may give rise to liability claims by our clients or by third parties who bring claims against our clients. Healthcare organizations often are the subject of regulatory scrutiny and litigation, and we also may become the subject of such litigation based on our advice and services. Any such litigation, whether or not resulting in a judgment against us, may adversely affect our reputation and could have a material adverse effect on our financial condition and results of operations. We may not have adequate insurance coverage for claims against us.

In accordance with our strategic development policy, we may invest in companies for strategic reasons and may not realize a return on our investments.

From time to time, we may make investments in companies. These investments may be for strategic objectives to support our key business initiatives but may also be standalone investments or acquisitions. Such investments or acquisitions could include equity or debt instruments in private companies, many of which may not be marketable at the time of our initial investment. These companies may range from early-stage companies that are often still defining their strategic direction to more mature companies with established revenue streams and business models. The success of these companies may depend on product development, market acceptance, operational efficiency, and other key business factors. The companies in which we invest may fail because they may not be able to secure additional funding, obtain favorable investment terms for future financings, or take advantage of liquidity events such as public offerings, mergers, and private sales. If any of these private companies fails, we could lose all or part of our investment in that company. If we determine that impairment indicators exist and that there are other-than-temporary declines in the fair value of the investments, we may be required to write down the investments to their fair value and recognize the related write-down as an investment loss. For the year ended December 31, 2024, we had an impairment of goodwill acquired from Lab Services MSO acquisition of approximately $0.3 million. In the future, we could have additional impairment charges related to investments that we may make.

Our strategic transactions involve risks, and we may not realize the expected benefits because of numerous uncertainties and risks.

We regularly consider and may enter into strategic transactions, including mergers, acquisitions, joint ventures, investments and other growth, market and geographic expansion strategies, with the expectation that these transactions will result in increases in sales, cost savings, synergies, and other various benefits. Our ability to deliver the expected benefits from any strategic transaction is subject to numerous uncertainties and risks, including our ability to integrate personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; and increasing the scope, geographic diversity, and complexity of our operations. Effective internal controls are necessary to provide reliable and accurate financial reports, and the integration of businesses may create complexity in our financial systems and internal controls and make them more difficult to manage. Integration of businesses into our internal control system could cause us to fail to meet our financial reporting obligations. Additionally, we may recognize material impairments in the future, including in connection with assets we have acquired or divested in a strategic transaction or charges to earnings associated with any strategic transaction, which may materially reduce our earnings. Our shareholders may react unfavorably to our strategic transactions and strategic transactions may also be subject to regulatory uncertainty due to the changing enforcement landscape. We may not realize the anticipated benefits from such transactions, we may be exposed to additional liabilities of any acquired business or joint venture, and we may be exposed to litigation in connection with the strategic transaction. Further, we may finance these strategic transactions by incurring additional debt, which could increase leverage or impact our ability to access capital in the future.

We face intense competition which could cause us to lose market share.

In the healthcare markets in which we operate, we will compete with large healthcare providers who have more significant financial resources, established market positions, long-standing relationships, and who have more significant name recognition, technical, marketing, sales, distribution, financial and other resources than we do. The resources available to our competitors to develop new services and products and introduce them into the marketplace exceed the resources currently available to us. This intense competitive environment may require us to make changes in our services, products, pricing, licensing, distribution, or marketing to develop a market position.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose intellectual property rights that are important to our business.

We are party to a research agreement with the Massachusetts Institute of Technology (“MIT”) for development of chimeric antigen receptor (CAR) technology. Although we have halted all research and development, MIT has granted us options to non-exclusively or exclusively license MIT inventions arising under this research agreement and we continue to maintain our joint patent applications.

Moreover, Disputes may arise regarding intellectual property subject to a licensing agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;

●	the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

●	the sublicensing of patent and other rights under our collaborative development relationships;

●	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

●	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

●	the priority of invention of patented technology.

In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

We may face uncertainty and difficulty in obtaining and enforcing our patents and other proprietary rights.

There can be no assurance that any patent applications we file or license will be approved, or that challenges will not be instituted against the validity or enforceability of any patent licensed-in or owned by us. Our pending and future patent applications may not result in patents being issued that protect our product candidates, in whole or in part, or which effectively prevent others from commercializing competitive product candidates. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner. The cost of litigation to uphold the validity and prevent infringement of a patent is substantial. Furthermore, there can be no assurance that others will not independently develop substantially equivalent technologies not covered by patents to which we have rights or obtain access to our know-how. In addition, the laws of certain countries may not adequately protect our intellectual property. Our competitors may possess or obtain patents on products or processes that are necessary or useful to the development, use, or manufacture of our product candidates. There can also be no assurance that our proposed technology will not infringe upon patents or proprietary rights owned by others, with the result that others may bring infringement claims against us and require us to license such proprietary rights, which may not be available on commercially reasonable terms, if at all. Any such litigation, if instituted, could have a material adverse effect, potentially including monetary penalties, diversion of management resources, and injunction against continued manufacture, use, or sale of certain products or processes.

We rely upon non-patented proprietary know-how. There can be no assurance that we can adequately protect our rights in such non-patented proprietary know-how, or that others will not independently develop substantially equivalent proprietary information or techniques or gain access to our proprietary know-how. Any of the foregoing events could have a material adverse effect on us. In addition, if any of our trade secrets, know-how or other proprietary information were to be disclosed, or misappropriated, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the U.S. Patent and Trademark Office, or USPTO, and may become involved in opposition, derivation, post-grant and inter partes review, or interference proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, which could adversely affect our competitive position.

The USPTO has developed new and untested regulations and procedures to govern the full implementation of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the “first-to-file” provisions, only became effective in March 2013. The Leahy-Smith Act has also introduced procedures that may make it easier for third parties to challenge issued patents, as well as to intervene in the prosecution of patent applications. Finally, the Leahy-Smith Act contains new statutory provisions that still require the USPTO to issue new regulations for their implementation, and it may take the courts years to interpret the provisions of the new statute. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States may be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we do not obtain patent protection to develop their own products and may also export infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, any patents we may obtain may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and any patent protection we may obtain in the future could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/or applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. There are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If we fail to protect or enforce our intellectual property rights adequately or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our commercial viability will depend in part on obtaining and maintaining patent protection and trade secret protection of our product candidates, and the methods used to manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products is dependent upon the extent to which we obtain rights under valid and enforceable patents or trade secrets that cover these activities.

The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in the patents we own. Further, if any of our patents are deemed invalid and unenforceable, it could impact our ability to commercialize or license our technology.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	others may be able to make products that are similar to our product candidates but that are not covered by the claims of any patents;

●	we might not have been the first to make the inventions covered by any issued patents or patent applications;

●	we might not have been the first to file patent applications for these inventions;

●	it is possible that any patent applications we own or license will not result in issued patents;

●	any issued patents may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;

●	we may not develop additional proprietary technologies that are patentable or protectable under trade secrets law; or

●	the patents of others may have an adverse effect on our business.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators, and other advisors may unintentionally or willfully disclose our information to competitors. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods, and know-how.

We may be subject to claims challenging the inventorship of patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest as an inventor or co-inventor in intellectual property we own or license. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or others who are involved in developing our product candidates. We may be subject to claims by third parties asserting that our licensors, employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Our viability also depends upon the skills, knowledge and experience of our scientific and technical personnel, and our consultants and advisors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit unauthorized disclosure and use of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements are often limited in duration and may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. There is no assurance that such agreements will be honored by such parties or enforced in whole or part by the courts. We cannot be certain that others will not gain access to these trade secrets or that our patents will provide adequate protection. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. In addition, enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. If any of our trade secrets, know-how or other proprietary information is improperly disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to protect our rights to, or use of, our technology.

If we choose to go to court to stop a third party from using the inventions claimed in our patents, that individual or company has the right to ask the court to rule that such patents are invalid and/or should not be enforced against that third party. These lawsuits are expensive and would consume time and other resources, even if we were successful in discontinuing the infringement of our patents. In addition, there is a risk that the court will decide that these patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of these patents is upheld, the court will refuse to stop the other party on the ground that such other party’s activities do not infringe our rights to these patents. In addition, the U.S. Supreme Court has in the past invalidated tests used by the USPTO in granting patents over the past 20 years. As a consequence, issued patents may be found to contain invalid claims according to the newly revised standards. Some of our own patents may be subject to challenge and subsequent invalidation in a variety of post-grant proceedings, particularly inter partes review, before the USPTO or during litigation under the revised criteria, which make it more difficult to defend the validity of claims in already issued patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court could decide that we or our commercialization partners are infringing the third party’s patents and order us or our partners to stop the activities covered by the patents. In addition, there is a risk that a court could order us or our partners to pay the other party damages for having violated the other party’s patents. The biotechnology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products, manufacturing processes or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products, manufacturing processes or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

As some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent applications may have priority over our patent applications or patents, which could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the USPTO to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful if, unbeknownst to us, the other party had independently arrived at the same or similar invention prior to our own invention, resulting in a loss of our U.S. patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation or inter partes review proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Some jurisdictions in which we operate have enacted legislation which allows members of the public to access information under statutes similar to the U.S. Freedom of Information Act. Even though we believe our information would be excluded from the scope of such statutes, there are no assurances that we can protect our confidential information from being disclosed under the provisions of such laws. If any confidential or proprietary information is released to the public, such disclosures may negatively impact our ability to protect our intellectual property rights.

Breaches or compromises of our information security systems or our information technology systems or infrastructure could result in exposure of private information, disruption of our business and damage to our reputation, which could harm our business, results of operation and financial condition.

We utilize information security and information technology systems and websites that allow for the secure storage and transmission of proprietary or private information regarding our clients, patients, employees, vendors and others, including individually identifiable health information. A security breach of our network, hosted service providers, or vendor systems, may expose us to a risk of loss or misuse of this information, litigation and potential liability. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automated attacks, including on companies within the healthcare industry. Although we believe that we take appropriate measures to safeguard sensitive information within our possession, we may not have the resources or technical sophistication to anticipate or prevent rapidly-evolving types of cyber-attacks targeted at us, our clients, our patients, or others who have entrusted us with information. Actual or anticipated attacks may cause us to incur costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. We invest in industry standard security technology to protect personal information. Advances in computer capabilities, new technological discoveries, or other developments may result in the technology used by us to protect personal information or other data being breached or compromised. To our knowledge, we have not experienced any material breach of our cybersecurity systems. If our or our third-party service provider systems fail to operate effectively or are damaged, destroyed, or shut down, or there are problems with transitioning to upgraded or replacement systems, or there are security breaches in these systems, any of the aforementioned could occur as a result of natural disasters, software or equipment failures, telecommunications failures, loss or theft of equipment, acts of terrorism, circumvention of security systems, or other cyber-attacks, we could experience delays or decreases in revenue, and reduced efficiency of our operations. Additionally, any of these events could lead to violations of privacy laws, loss of customers, or loss, misappropriation or corruption of confidential information, trade secrets or data, which could expose us to potential litigation, regulatory actions, sanctions or other statutory penalties, any or all of which could adversely affect our business, and cause us to incur significant losses and remediation costs.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act or Chinese anti-corruption law could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations and agreements with third parties where corruption may occur. It is our policy to implement safeguards to prevent these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or sales agents of our company may engage in conduct for which we might be held responsible.

Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold our company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Changes or disruption in services supplies, or transportation provided by third parties have impacted and could continue to impact or adversely affect our business.

We depend on third parties to provide supplies and services critical to our Keto Air business. We are heavily reliant on third-party ground and air travel for transport of diagnostic testing supplies. A significant disruption to these travel systems, or our access to them, could have a material adverse effect on our business. Disruptions to the continued supply, or increases in costs, of these products. may arise from export/import restrictions or embargoes, political or economic instability, pressure from animal rights activists, adverse weather, natural disasters, public health crises, transportation disruptions, cyber-attacks, or other causes, as well as from termination of relationships with suppliers or vendors for their failure to follow our performance standards and requirements. Disruption of supply and services has impacted and could continue to impact or have a material adverse effect on our business related to the sale of Keto Air.

Risk Factors Related to Commercialization Activity

Some of our medical device products in the future may face significant government regulation, and there is no guarantee that our medical devices will receive regulatory approval.

The manufacturing and marketing of our potential medical device products such as our breathalyzer system may be subject to extensive regulation by the FDA and other regulatory authorities in the United States, as well as by regulatory authorities in other countries. In the United States, our product candidates are subject to regulation as biological products or as combination biological products/medical devices under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other statutes, as outlined in the Code of Federal Regulations. Different regulatory requirements may apply to our products depending on how they are categorized by the FDA under these laws. These regulations can be subject to substantial and significant interpretation, addition, amendment or revision by the FDA and by the legislative process. The FDA may determine that we will need to undertake clinical trials beyond those currently planned. Furthermore, the FDA may determine that results of clinical trials do not support approval for the product. Similar determinations may be encountered in foreign countries. The FDA will continue to monitor products in the market after approval, if any, and may determine to withdraw its approval or otherwise seriously affect the marketing efforts for any such product. The same possibilities exist for trials to be conducted outside of the United States that are subject to regulations established by local authorities and local law. Any such determinations would delay or deny the introduction of our product candidates to the market and have a material adverse effect on our business, financial condition, and results of operations.

Certain medical devices are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Agency, other federal agencies and corresponding state agencies to ensure strict compliance with good manufacturing practices, and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards, nor can we guarantee that we will maintain compliance with such regulations in regard to our own manufacturing processes. Other risks include:

●	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication, or field alerts to physicians and pharmacies;

●	regulatory authorities may withdraw their approval of the IND or the product or require us to take our approved products off the market;

●	we may be required to change the way the product is manufactured or administered and we may be required to conduct additional clinical trials or change the labeling of our products;

●	we may have limitations on how we promote our products; and

●	we may be subject to litigation or product liability claims.

Even if our medical devices receive regulatory approval in the United States, we may never receive approval or commercialize our product candidates outside of the United States. In order to market and commercialize any product candidate outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding manufacturing, safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA approval in the United States as well as other risks. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory approval process in others. Failure to obtain regulatory approval in other countries, or any delay or setback in obtaining such approval, could have the same adverse effects detailed above regarding FDA approval in the United States. Such effects include the risks that our product candidates may not be approved for all indications requested, which could limit the uses of our product candidates and have an adverse effect on product sales and potential royalties, and that such approval may be subject to limitations on the indicated uses for which the product may be marketed or require costly, post-marketing follow-up studies.

Even if our medical devices receive regulatory approval, we may still face future development and regulatory difficulties.

Even if U.S. regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies. If any of our products were granted accelerated approval, FDA could require post-marketing confirmatory trials to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. FDA may withdraw approval of a drug or indication approved under the accelerated approval pathway if a trial required to verify the predicted clinical benefit of the product fails to verify such benefit; other evidence demonstrates that the product is not shown to be safe or effective under the conditions of use; the applicant fails to conduct any required post-approval trial of the drug with due diligence; or the applicant disseminates false or misleading promotional materials relating to the product. In addition, the FDA currently requires as a condition for accelerated approval the pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Given the number of recent high-profile adverse safety events with certain medical devices, the FDA may require, as a condition of approval, costly risk management programs, which may include safety surveillance, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials, and restrictions on direct-to-consumer advertising. Furthermore, heightened Congressional scrutiny on the adequacy of the FDA’s drug approval process and the FDA’s efforts to assure the safety of marketed cell based therapy has resulted in the proposal of new legislation addressing drug safety issues. If enacted, any new legislation could result in delays or increased costs during the period of product development, and regulatory review and approval, as well as increased costs to assure compliance with any new post-approval regulatory requirements. Any of these restrictions or requirements could force us to conduct costly studies or increase the time for us to become profitable. For example, any labeling approved for any of our product candidates may include a restriction on the term of its use, or it may not include one or more of our intended indications.

Our product candidates will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping, and submission of safety and other post-market information on the cell based therapy. New issues may arise during a product lifecycle that did not exist, or were unknown, at the time of product approval, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured. Since approved products, manufacturers, and manufacturers’ facilities are subject to continuous review and periodic inspections, these new issues post-approval may result in voluntary actions by us or may result in a regulatory agency imposing restrictions on that product or us, including requiring withdrawal of the product from the market or for use in a clinical study. If our product candidates fail to comply with applicable regulatory requirements, such as good manufacturing practices, a regulatory agency may:

●	issue warning letters;

●	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions, and penalties for noncompliance;

●	impose other civil or criminal penalties;

●	suspend regulatory approval;

●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications filed by us;

●	impose restrictions on operations, including costly new manufacturing requirements; or

●	seize or detain products or require a product recall.

If we or current or future collaborators, manufacturers, or service providers fail to comply with healthcare laws and regulations, we or they could be subject to enforcement actions and substantial penalties, which could affect our ability to develop, market and sell our products and may harm our reputation.

Although we currently are only marketing Keto Air, once our medical devices are covered by federal health care programs, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal, state and foreign governments of the jurisdictions in which we conduct our business. Healthcare providers, physicians and third party payors play a primary role in the recommendation and prescription of any medical devices for which we obtain marketing approval. Our future arrangements with third party payors and customers may expose us to broadly applicable fraud and abuse, transparency, and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our therapeutic candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include, but are not limited to, the following:

●	the U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons from soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual for a healthcare item or service, or the purchasing or ordering of an item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare or Medicaid;

●	federal civil and criminal false claims laws and civil monetary penalty laws, such as the U.S. federal FCA, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against, individuals or entities for knowingly presenting or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA;

●	HIPAA includes a fraud and abuse provision referred to as the HIPAA All-Payor Fraud Law, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

●	HIPAA, as amended by HITECH, and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding, the privacy, security, and transmission of individually identifiable health information, and require notification to affected individuals and regulatory authorities of certain breaches of security of individually identifiable health information;

●	federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and

●	the federal Physician Payment Sunshine Act and the implementing regulations, also referred to as “Open Payments,” issued under the ACA, which require that manufacturers of pharmaceutical and biological drugs reimbursable under Medicare, Medicaid, and Children’s Health Insurance Programs report to the Department of Health and Human Services all consulting fees, travel reimbursements, research grants, and other payments, transfers of value or gifts made to physicians and teaching hospitals with limited exceptions; and

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business.

Ensuring that our business arrangements with third-parties comply with applicable healthcare laws and regulations could involve substantial costs. If our operations are found to be in violation of any such requirements, we may be subject to penalties, including civil or criminal penalties, monetary damages, the curtailment or restructuring of our operations, or exclusion from participation in government contracting, healthcare reimbursement or other government programs, including Medicare and Medicaid, any of which could adversely affect our financial results. Although effective compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, these risks cannot be entirely eliminated. Any action against us for an alleged or suspected violation could cause us to incur significant legal expenses and could divert our management’s attention from the operation of our business, even if our defense is successful. In addition, achieving and sustaining compliance with applicable laws and regulations may be costly to us in terms of money, time and resources.

Any medical devices we develop may become subject to unfavorable pricing regulations, third party coverage and reimbursement practices or healthcare reform initiatives, thereby harming our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new medical devices vary widely from country to country. Some countries require approval of the sale price of a device before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. Although we intend to monitor these regulations, our programs are currently in earlier stages of development and we will not be able to assess the impact of price regulations for a number of years. As a result, we might obtain regulatory approval for a product in a particular country, but then be subject to price regulations that delay our commercial launch of the product and negatively impact the revenues we are able to generate from the sale of the product in that country.

Our ability to commercialize any products successfully also will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. However, there may be significant delays in obtaining coverage for newly-approved medical devices. . Moreover, eligibility for coverage does not necessarily signify that a cell based therapy will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution costs. Also, interim payments for new cell based therapy if applicable, may be insufficient to cover our costs and may not be made permanent. Thus, even if we succeed in bringing one or more products to the market, these products may not be considered medically necessary or cost-effective, and the amount reimbursed for any products may be insufficient to allow us to sell our products on a competitive basis. Because our programs are in earlier stages of development, we are unable at this time to determine their cost effectiveness, or the likely level or method of reimbursement. In addition, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our product on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize any product candidate that we successfully develop.

Increasingly, the third party payors who reimburse patients or healthcare providers, such as government and private insurance plans, are seeking greater upfront discounts, additional rebates and other concessions to reduce the prices for pharmaceutical products. If the price we are able to charge for any products we develop, or the reimbursement provided for such products, is inadequate in light of our development and other costs, our return on investment could be adversely affected.

●	the product is reasonable and necessary for the diagnosis or treatment of the illness or injury for which the product is administered according to accepted standards of medical practice;

●	the product is typically furnished incident to a physician’s services;

●	the indication for which the product will be used is included or approved for inclusion in certain Medicare-designated pharmaceutical compendia (when used for an off-label use); and

●	the product has been approved by the FDA.

Average prices for medical devices may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of medical devices from countries where they may be sold at lower prices than in the U.S. Reimbursement rates under Medicare Part B would depend in part on whether the newly approved product would be eligible for a unique billing code. It is difficult for us to predict how Medicare coverage and reimbursement policies will be applied to our products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.

Third party payors often rely upon Medicare coverage policies and payment limitations in setting their own reimbursement rates. These coverage policies and limitations may rely, in part, on compendia listings for approved therapeutics. Our inability to promptly obtain relevant compendia listings, coverage, and adequate reimbursement from both government-funded and private payors for products that we develop and for which we obtain regulatory approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our financial condition.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products, once marketing approval is obtained.

We believe that the efforts of governments and third party payors to contain or reduce the cost of healthcare and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the healthcare system in the U.S. and other major healthcare markets have been proposed, and such efforts have expanded substantially in recent years. These developments could, directly or indirectly, affect our ability to sell our products, if approved, at a favorable price. For example, in the United States, in 2010, the U.S. Congress passed the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional policy reforms. Among the provisions of the ACA addressing coverage and reimbursement of pharmaceutical products, of importance to our potential therapeutic candidates are the following:

Separately, pursuant to the health reform legislation and related initiatives, the Centers for Medicare and Medicaid Services, or CMS, is working with various healthcare providers to develop, refine, and implement Accountable Care Organizations, or ACOs, and other innovative models of care for Medicare and Medicaid beneficiaries, including the Bundled Payments for Care Improvement Initiative, the Comprehensive Primary Care Initiative, the Duals Demonstration, and other models. The continued development and expansion of ACOs and other innovative models of care will have an uncertain impact on any future reimbursement we may receive for approved therapeutics administered by these organizations.

The healthcare industry is heavily regulated in the U.S. at the federal, state, and local levels, and our failure to comply with applicable requirements may subject us to penalties and negatively affect our financial condition.

As a healthcare company, our operations and interactions with healthcare providers may be subject to extensive regulation in the U.S., particularly if we receive FDA approval for any of its products in the future. For example, if we receive FDA approval for a product for which reimbursement is available under a federal healthcare program (e.g., Medicare, Medicaid), it would be subject to a variety of federal laws and regulations, including those that prohibit the filing of false or improper claims for payment by federal healthcare programs (e.g. the federal False Claims Act), prohibit unlawful inducements for the referral of business reimbursable by federal healthcare programs (e.g. the federal Anti-Kickback Statute), and require disclosure of certain payments or other transfers of value made to U.S.-licensed physicians and teaching hospitals or Open Payments. We are not able to predict how third parties will interpret these laws and apply applicable governmental guidance and may challenge our practices and activities under one or more of these laws. If our past or present operations are found to be in violation of any of these laws, we could be subject to civil and criminal penalties, which could hurt our business, our operations and financial condition.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti- Kickback Statute constitutes a false or fraudulent claim for purposes of the federal FCA.

The civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Federal false claims and false statement laws, including the federal FCA, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.

HIPAA prohibits, among other offenses, knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors, or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for items or services under a health care benefit program. To the extent that we act as a business associate to a healthcare provider engaging in electronic transactions, we may also be subject to the privacy and security provisions of HIPAA, as amended by HITECH, which restricts the use and disclosure of patient-identifiable health information, mandates the adoption of standards relating to the privacy and security of patient-identifiable health information, and requires the reporting of certain security breaches to healthcare provider customers with respect to such information. Additionally, many states have enacted similar laws that may impose more stringent requirements on entities like ours. Failure to comply with applicable laws and regulations could result in substantial penalties and adversely affect our financial condition and results of operations.

Many states also have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product is sold in a foreign country, we may be subject to similar foreign laws.

Our products, once approved, may be eligible for coverage under Medicare and Medicaid, among other government healthcare programs. Accordingly, we may be subject to a number of obligations based on their participation in these programs, such as a requirement to calculate and report certain price reporting metrics to the government, such as average sales price (ASP) and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for medical devices may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of medical devices from countries where they may be sold at lower prices than in the United States. It is difficult to predict how Medicare coverage and reimbursement policies will be applied to our products in the future and coverage and reimbursement under different federal healthcare programs are not always consistent. Medicare reimbursement rates may also reflect budgetary constraints placed on the Medicare program.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of medical devices in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Our ability to obtain reimbursement or funding from the federal government may be impacted by possible reductions in federal spending.

U.S. federal government agencies currently face potentially significant spending reductions. The Budget Control Act of 2011, or the BCA, established a Joint Select Committee on Deficit Reduction, which was tasked with achieving a reduction in the federal debt level of at least $1.2 trillion. That committee did not draft a proposal by the BCA’s deadline. As a result, automatic cuts, referred to as sequestration, in various federal programs were scheduled to take place, beginning in January 2013, although the American Taxpayer Relief Act of 2012 delayed the BCA’s automatic cuts until March 1, 2013. While the Medicare program’s eligibility and scope of benefits are generally exempt from these cuts, Medicare payments to providers and Part D health plans are not exempt. The BCA did, however, provide that the Medicare cuts to providers and Part D health plans would not exceed two percent. President Obama issued the sequestration order on March 1, 2013, and cuts went into effect on April 1, 2013. Additionally, the Bipartisan Budget Act of 2015 extended sequestration for Medicare through fiscal year 2027.

The U.S. federal budget remains in flux, which could, among other things, cut Medicare payments to providers. The Trump Administration cost reduction initiatives may impact Medicare and Medicaid reimbursement levels. Medicare program is frequently mentioned as a target for spending cuts. The full impact on our business of any future cuts in Medicare or other programs is uncertain. In addition, we cannot predict any impact President Trump’s administration and the U.S. Congress may have on the federal budget. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the National Institutes of Health, to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve medical devises and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.

Risks Related to Our Securities

Our officers, directors and principal stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our officers, directors and 5% stockholders and their affiliates beneficially own a significant percentage of our outstanding common stock. As a result, these stockholders have significant influence and may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transactions. This concentration of ownership could delay or prevent any acquisition of our company on terms that other stockholders may desire, and may adversely affect the market price of our common stock.

If we are unable to maintain listing of our securities on The Nasdaq Capital Market or another reputable stock exchange, it may be more difficult for our stockholders to sell their securities.

Nasdaq requires listing issuers to comply with certain standards in order to remain listed on its exchange. If Nasdaq should delist our securities from trading on its exchange for any reason and we are unable to obtain listing on another reputable national securities exchange, a reduction in some or all of the following may occur, each of which could materially adversely affect our stockholders. A delisting of our common stock is likely to reduce the liquidity of our common stock and may inhibit or preclude our ability to raise additional financing.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for our stockholders.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ALBT.” The price of our common stock has been, and we expect it to continue to be, volatile. The stock market in general and the market for smaller healthcare companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your shares of common stock at or above the price you paid for your shares of common stock. The market price for our common stock may be influenced by many factors, including:

●	the success of competitive products or technologies;

●	developments related to our existing or any future collaborations;

●	regulatory or legal developments in the United States and other countries;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates as to financial results or recommendations by securities analysts;

●	variations in our financial results or those of companies that are perceived to be similar to us;

●	changes in the structure of healthcare payment systems;

●	market conditions in the healthcare, pharmaceutical and biotechnology sectors;

●	general economic, industry and market conditions; and

●	the other factors described in this “Risk Factors” section.

Future sales of our common stock or securities convertible or exchangeable for our common stock may cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the price of our common stock could decline. The perception in the market that these sales may occur could also cause the price of our common stock to decline.

In addition, as of March 31, 2025:

●	1,451,425 shares of our common stock were issuable upon exercise of outstanding stock options;

●	171,163 shares of our common stock were issuable upon exercise of outstanding stock warrants;

●	1,452,282 shares of our common stock issuable upon conversion of our outstanding Series C Preferred Stock;

●	2,074,689 shares of our common stock issuable upon conversion of our outstanding Series D Preferred Stock; and

●	227,269 shares of our common stock issuable upon conversion of our outstanding convertible notes.

If the shares we may issue from time to time upon the exercise of outstanding options and warrants and the conversion of our outstanding Series C Preferred Stock and Series D Preferred Stock are sold and outstanding convertible notes are issues, or if it is perceived that they will be sold, by the award recipients in the public market, the price of our common stock could decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

As of the date of this filing, we have issued an aggregate of (i) 3,500 shares of Series C Preferred Stock and (ii) 5,000 shares of Series D Preferred Stock. In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our stockholders. We are authorized to issue an aggregate of 100,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of our common stock. We expect we will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

The ability of our Board to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger.

Our Board is authorized to issue up to 10,000,000 shares of preferred stock with powers, rights and preferences designated by it. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of us. The rights of holders of our common stock are subject to the rights of the holders of our preferred stock, including Series C Preferred Stock, Series D Preferred Stock and any preferred stock that may be issued. The ability of the Board to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of us by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of us more difficult, even if a change in control would be beneficial to the stockholders. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, our Board approves the transaction. Our Board may use these provisions to prevent changes in the management and control of us. Also, under applicable Delaware law, our Board may adopt additional anti-takeover measures in the future.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

We have never declared or paid cash dividends on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future.

We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of our common stock. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock on a national securities exchange.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by national securities exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any national securities exchange could be adversely affected.

If we cannot satisfy the continued listing requirements and other rules of The Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ALBT.” In order to maintain our listing on The Nasdaq Capital Market, we are required to comply with certain rules of the applicable trading market, including those regarding minimum stockholders’ equity, minimum share price and certain corporate governance requirements. In the past, we have failed to satisfy certain continued listing requirements and, although we are currently in compliance with such requirements, we may not be able to continue to satisfy the listing requirements and other applicable rules of The Nasdaq Capital Market. If we are unable to satisfy the criteria for maintaining our listing, our securities could be subject to delisting.

If our common stock is delisted from trading by the applicable trading market we could face significant consequences, including.

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because companies in our industry have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Avalon and YOOV adjusted to give effect to the Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Merger. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the Merger (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.

YOOV and Avalon have different fiscal year ends. YOOV’s fiscal year end is March 31, and Avalon’s fiscal year end is December 31. Following the Merger, the Combined Company will have a fiscal year end of March 31. The unaudited pro forma combined balance sheet as of December 31, 2024 gives pro forma effect to the Merger as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended March 31, 2024 and for the nine months ended December 31, 2024 give pro forma effect to the Merger as if it had occurred as of April 1, 2023. This information should be read together with YOOV and Avalon’s respective audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2024

						Scenario 1				Scenario 2
						Assuming Closing Price less than or equal to $5.00				Assuming Closing Price greater than $5.00
	Avalon (A)	Pro Forma Avalon		Avalon Adjusted	YOOV (B)	Pro Forma Adjustments		Pro Forma Balance Sheet		Pro Forma Adjustments		Pro Forma Balance Sheet
CURRENT ASSETS
Cash	$2,856,309	$95,000	(1)	$2,951,309	$2,698,926	$(785,308	)(4)	$3,914,927	$			$3,914,927
						(950,000	)(3)
Accounts receivable, net					44,196,302			44,196,302				44,196,302
Factoring receivables, net					509,751			509,751				509,751
Amount due from related parties					10,300,228			10,300,228				10,300,228
Rent receivable	80,829			80,829	-			80,829				80,829
Prepaid expense and other current assets	299,360	750,000	(1)	1,049,360	15,193,267			16,242,627				16,242,627
Total Current Assets	3,236,498	845,000		4,081,498	72,898,474	(1,735,308)		75,244,664		-		75,244,664

NON-CURRENT ASSETS
Operating lease right-of-use assets, net	4,709			4,709	896,026			900,735				900,735
Property and equipment, net	12,912			12,912	466,283			479,195				479,195
Intangible assets					42,416,410	1,500,000	(6)	43,916,410				43,916,410
Insurance contracts					-			-				-
Investment in real estate, net	7,022,721			7,022,721	-			7,022,721				7,022,721
Equity method investment, net	10,636,544	(10,636,544	)(1)	-	64			64				64
Goodwill					-	19,775,350	(6)	19,775,350				19,775,350
Other non-current assets	71,794	900,000	(1)	971,794	-			971,794				971,794
Total Non-current Assets	17,748,680	(9,736,544)		8,012,136	43,778,783	21,275,350		73,066,269		-		73,066,269

Total Assets	$20,985,178	$(8,891,544)		$12,093,634	$116,677,257	$19,540,042		$148,310,933		$-		$148,310,933

LIABILITIES, MEZZANINE EQUITY AND EQUITY

CURRENT LIABILITIES
Accrued expenses and other payables	$2,074,059	$ (632,916	)(1)	$1,441,143	7,927,157			9,368,300				9,368,300
Accounts payable					371,060			371,060				371,060
Note payable, net	5,715,447			5,715,447	-			5,715,447				5,715,447
Deferred revenue					51,857,030			51,857,030				51,857,030
Bank borrowing					20,298,334			20,298,334				20,298,334
Income tax payable					30,825			30,825				30,825
Amount due to related parties, current	3,841,022			3,841,022	5,216			3,846,238				3,846,238
Operating lease liabilities, current	10,709			10,709	277,117			287,826				287,826
Derivative liability	127,545			127,545	-			127,545				127,545
Convertible note payable, net	2,113,773			2,113,773	-			2,113,773				2,113,773
Total Current Labilities	13,882,555	(632,916)		13,249,639	80,766,739	-		94,016,378		-		94,016,378

NON-CURRENT LIABILITIES
Operating lease liabilities, non-current					650,067			650,067				650,067
Deferred tax liabilities					1,731,360			1,731,360				1,731,360
Long service payment					8,384			8,384				8,384
Total Non-current Liabilities	-	-		-	2,389,811	-		2,389,811		-		2,389,811
Total Liabilities	13,882,555	(632,916)		13,249,639	83,156,550	-		96,406,189		-		96,406,189

Commitment and Contingencies

MEZZANINE EQUITY
Mezzanine equity					38,035,036	(38,035,036	)(5)	-				-
Total mezzanine equity	-	-		-	38,035,036	(38,035,036)		-		-		-

EQUITY
Preferred stock,
Series A Convertible Preferred Stock	9,000,000			9,000,000	-	(9,000,000	)(2)	-				-
Series B Convertible Preferred Stock	11,000,000	(11,000,000	)(1)	-	-			-				-
Series C Convertible Preferred Stock	3,500,000			3,500,000		-		3,500,000				3,500,000
Series D Convertible Preferred Stock				-		5,000,000	(2)	5,000,000				5,000,000
Common stock	145			145	20,000	(14,000	)(6)	6,145		(600	)(6)	5,545
Additional paid-in capital	72,023,525	2,741,372	(1)	74,764,897	-	4,000,000	(2)	49,668,236		600	(6)	49,668,836
						38,035,036	(5)
						(67,131,697	)(6)
Less: common stock held in treasury, at cost	(522,500)			(522,500)	-	522,500	(6)	-				-
Accumulated deficit	(87,673,125)			(87,673,125)	(4,630,229)	(950,000	)(3)	(6,365,537)				(6,365,537)
						(785,308	)(4)
						87,673,125	(6)
Statutory reserve	6,578			6,578	-	(6,578	)(6)	-				-
Accumulated other comprehensive loss	(232,000)			(232,000)	(48,486)	232,000	(6)	(48,486)				(48,486)
Total Stockholders’ Equity Attributable to the company	7,102,623	(8,258,628)		(1,156,005)	(4,658,715)	57,575,078		51,760,358		-		51,760,358
Non-controlling interest					144,386			144,386				144,386
Total Shareholders’ Equity	7,102,623	(8,258,628)		(1,156,005)	(4,514,329)	57,575,078		51,904,744		-		51,904,744

Total Liabilities, Mezzanine Equity and Equity	$20,985,178	$(8,891,544)		$12,093,634	$116,677,257	$19,540,042		$148,310,933		$-		$148,310,933

(A)	Derived from audited consolidated balance sheet of Avalon as of December 31, 2024.
(B)	Derived from unaudited consolidated balance sheet of YOOV as of December 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2024

							Scenario 1				Scenario 2
							Assuming Closing Price less than or equal to $5.0				Assuming Closing Price greater than $5.0
	Avalon (A)	Pro Forma Avalon			Avalon Adjusted	YOOV (B)	Pro Forma Adjustments			Pro Forma Income Statement	Pro Forma Adjustments			Pro Forma Income Statement

Revenue	$1,255,681	$			$1,255,681	$29,633,327	$			$30,889,008	$			$30,889,008

Operating costs and expenses:
Cost of revenues	-				-	(10,735,837)				(10,735,837)				(10,735,837)
Operating expenses	(1,017,493)				(1,017,493)	-				(1,017,493)				(1,017,493)
Loss from equity method investment	(8,571,647)		8,571,647	(1)	-	-				-				-
Selling and marketing expenses	(1,666,721)				(1,666,721)	(10,399,877)				(12,066,598)				(12,066,598)
Administrative expenses	(5,753,503)				(5,753,503)	(6,083,083)		(1,735,308	)(2)	(13,721,894)				(13,721,894)
					-			(150,000	)(3)
Research and development expenses	-				-	(612,733)				(612,733)				(612,733)
Total operating costs and expenses:	(17,009,364)		8,571,647		(8,437,717)	(27,831,530)		(1,885,308)		(38,154,555)		-		(38,154,555)

(Loss)/Income from operations	(15,753,683)		8,571,647		(7,182,036)	1,801,797		(1,885,308)		(7,265,547)		-		(7,265,547)

Other income, net:
Finance expense, net	(1,351,502)				(1,351,502)	(383,593)				(1,735,095)				(1,735,095)
Other income, net	398,175				398,175	193,331				591,506				591,506
Total other loss, net	(953,327)		-		(953,327)	(190,262)		-		(1,143,589)		-		(1,143,589)

(Loss) Income before income tax provision	(16,707,010)		8,571,647		(8,135,363)	1,611,535		(1,885,308)		(8,409,136)		-		(8,409,136)
Income tax expenses	-					(360,869)				(360,869)				(360,869)
Net (loss) income	$(16,707,010)		$8,571,647		$(8,135,363)	$1,250,666		$(1,885,308)		$(8,770,005)		$-		$(8,770,005)
Less: net income attributable to non-controlling interests	-					54,695				54,695				54,695
Less: accretion of redemption value of preferred shares	-					264,391		(264,391	)(4)	-				-
Net loss attributable to the company's shareholders	(16,707,010)		8,571,647		(8,135,363)	931,580		(1,620,917)		(8,824,700)		-		(8,824,700)

Weighted average shares outstanding
Basic and diluted	701,932				701,932	200,000		59,800,000	(5)	60,701,932		(6,000,000	)(5)	54,701,932

Net (loss)/income per ordinary share
Basic and diluted	$(23.80)				$(11.59)	$-				$(0.15)				$(0.16)

(A)	Derived from audited consolidated statements of operations of Avalon for the year ended December 31, 2023.
(B)	Derived from audited consolidated statement of operation of YOOV for the year ended March 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBR 31, 2024

							Scenario 1				Scenario 2
							Assuming Closing Price less than or equal to $5.0				Assuming Closing Price greater than $5.0
	Avalon (A)	Pro Forma Avalon			Avalon Adjusted	YOOV (B)	Pro Forma Adjustments			Pro Forma Income Statement	Pro Forma Adjustments			Pro Forma Income Statement

Revenue	$1,018,815	$			$1,018,815	$38,012,233	$			$39,031,048	$			$39,031,048

Operating costs and expenses:
Cost of revenues	-				-	(13,283,137)				(13,283,137)				(13,283,137)
Operating expenses	(802,448)				(802,448)	-				(802,448)				(802,448)
Loss from equity method investment	(954,057)		954,057	(1)	-	-				-				-
Selling and distribution expenses	(192,671)				(192,671)	(18,523,469)				(18,716,140)				(18,716,140)
Administrative expenses	(3,154,309)				(3,154,309)	(3,589,367)		(112,500	)(3)	(6,856,176)				(6,856,176)
Research and development expenses	-				-	(222,860)				(222,860)				(222,860)
Total operating costs and expenses:	(5,103,485)		954,057		(4,149,428)	(35,618,833)		(112,500)		(39,880,761)		-		(39,880,761)

(Loss)/Income from operations	(4,084,670)		954,057		(3,130,613)	2,393,400		(112,500)		(849,713)		-		(849,713)

Other income, net:
Finance expense, net	(1,917,966)				(1,917,966)	(825,145)				(2,743,111)				(2,743,111)
Other income, net	(533,245)				(533,245)	55,027				(478,218)				(478,218)
Total other loss, net	(2,451,211)		-		(2,451,211)	(770,118)		-		(3,221,329)		-		(3,221,329)

(Loss) Income before income tax provision	(6,535,881)		954,057		(5,581,824)	1,623,282		(112,500)		(4,071,042)		-		(4,071,042)
Income tax expenses	-					(299,374)				(299,374)				(299,374)
Net (loss) income	$(6,535,881)		$954,057		$(5,581,824)	$1,323,908		$(112,500)		$(4,370,416)		$-		$(4,370,416)
Less: net income attributable to non-controlling interests	-					71,369				71,369				71,369
Less: accretion of redemption value of preferred shares	-					215,959		(215,959	)(4)	-				-
Net loss attributable to the company's shareholders	(6,535,881)		954,057		(5,581,824)	1,036,580		103,459		(4,441,785)		-		(4,441,785)

Weighted average shares outstanding
Basic and diluted	1,000,157				1,000,157	200,000		59,800,000	(5)	61,000,157		(6,000,000	)(5)	55,000,157

Net (loss)/income per ordinary share
Basic and diluted	$(6.53)				$(5.58)	$0.04				$(0.07)				$(0.08)

(A)	Derived from unaudited condensed consolidated statements of operation of Avalon for the three months ended March 31, 2024, and the audited consolidated statements of operation of Avalon for the year ended December 31, 2024.

(B)	Derived from unaudited condensed consolidated statement of operation of YOOV for the nine months ended December 31, 2024.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE TRANSACTION

On March 7, 2025, Avalon GloboCare Corp. (“Avalon”), Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of Avalon (“Merger Sub”), and YOOV Group Holding Limited, a business company incorporated in the British Virgin Islands (“YOOV” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into YOOV, with YOOV surviving the merger and becoming a direct, wholly owned subsidiary of Avalon (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), each then-outstanding share of YOOV preferred shares, par value $0.10 per share, will either automatically be converted into shares of YOOV ordinary shares, par value $0.10 per share (the “YOOV Ordinary Shares”) or canceled and cease to exist in accordance with their terms. At the Effective Time, each then-outstanding YOOV Ordinary Share (other than any shares held in treasury and Dissenting Shares (as defined in the Merger Agreement)) will be automatically converted into a number of shares of Avalon common stock, par value $0.0001 per share (the “Avalon Common Stock”), equal to the Exchange Ratio. The “Exchange Ratio” will be the ratio (rounded to four decimal places), determined as follows: if the closing price of the Avalon Common Stock on Nasdaq on the second trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by YOOV Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the Company Outstanding Shares.

Pursuant to the terms of the Merger Agreement, (i) each then-outstanding share of Avalon Common Stock will remain issued and outstanding after the Effective Time and (ii) each then-outstanding option to purchase Avalon Common Stock, whether or not vested, will remain issued and outstanding after the Effective Time. The then-outstanding shares of Series C Convertible Preferred Stock of Avalon and Series D Convertible Preferred Stock of Avalon will remain outstanding in accordance with their terms. Additionally, at the Effective Time, the name of Avalon will be changed to “YOOV, Inc.”

2.	BASIS OF PRESENTATION

While Avalon will be the legal acquirer, the Merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). YOOV will be deemed to be the acquirer for financial accounting purposes. Pursuant to the guidance under ASC 805, the following relevant factors were considered in determining that YOOV is the accounting acquirer and Avalon is the accounting acquiree:

●	YOOV stockholders will become stockholders of the combined company and will own approximately 97% to 98% of the voting stock immediately after the Merger. Therefore, YOOV’s owners receive the largest portion of the voting rights in the combined entity.

●	YOOV will control corporate governance of the combined entity.

●	YOOV’s size is significantly larger than Avalon’s as measured in terms of assets and revenues.

The unaudited pro forma combined balance sheet as of December 31, 2024 gives pro forma effect to the Merger as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended March 31, 2024 and for the nine months ended December 31, 2024 give pro forma effect to the Business Combination as if it had occurred as of April 1, 2023. This information should be read together with YOOV and Avalon’s respective audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2024 has been prepared using the following:

●	Avalon’s audited consolidated balance sheet as of December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

●	YOOV’s unaudited condensed consolidated balance sheet as of December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2024 have been prepared using, and should be read in conjunction with, the following:

●	Avalon’s audited consolidated statements of operations for the year ended December 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

●	YOOV’s audited consolidated statements of operations for the year ended March 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the nine months ended December 31, 2024 have been prepared using, and should be read in conjunction with, the following:

●	Avalon’s unaudited condensed consolidated statements of operations for the three months ended March 31, 2024 in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, audited consolidated statements of operations for the year ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus; and

●	YOOV’s unaudited condensed consolidated statements of operations for the nine months ended December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to closing price of the Avalon Common Stock on Nasdaq on the second trading day immediately preceding the Effective Time:

●	Scenario 1 — Assuming the closing price less than or equal to $5.00: This presentation assumes that the closing price of the Avalon Common Stock on Nasdaq on the second trading day immediately preceding the Effective Time is less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by YOOV Outstanding Shares;

●	Scenario 2 — Assuming the closing price greater than $5.00: This presentation assumes that the closing price of the Avalon Common Stock on Nasdaq on the second trading day immediately preceding the Effective Time is greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by YOOV Outstanding Shares.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Merger.

The pro forma adjustments reflecting the consummation of the Merger are based on certain currently available information and certain assumptions and methodologies that Avalon and YOOV believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The management of Avalon and YOOV believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to the management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

3. Merger Consideration Calculation

The preliminary estimated merger consideration shares, pro forma as of December 31, 2024, is 60,000,000 (assumed the closing price of the Avalon Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on the second trading day immediately preceding the Effective Time is less than or equal to $5.00).

The fair value of the Avalon common stock to be issued upon closing as merger consideration is $240,000,000. The fair value per share of Avalon’s common stock was assumed for pro forma purposes to be $4.00 per share. This is the closing price of Avalon’s common stock on April 9, 2025. Changes in the stock price of Avalon’s Common Stock will impact the fair value of total estimated purchase consideration transferred and impact the estimated number of shares to be transferred to the YOOV stockholders.

The final fair value of the merger consideration will be based on the Avalon’s closing price per share immediately prior to the effective time of the Merger. Accordingly, the fair value of the merger consideration and goodwill may change significantly if the trading price of Avalon’s common stock fluctuates materially from the April 9, 2025, value of $4.00 per share.

4. Reverse Acquisition and Purchase Price Allocation

Fair Value of Total Estimated Consideration Transferred

The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the combined company to be owned by Avalon shareholders at closing of the Merger. The fair value per share of Avalon’s common stock was assumed for pro forma purposes to be $4.00 per share. This is the closing price of Avalon’s common stock on April 9, 2025.

Purchase consideration	Amounts
Number of Avalon common shares outstanding as of December 31, 2024	1,442,512
Total shares of Avalon common shares assumed to be outstanding as of closing of the merger	1,442,512
Avalon share price as of April 9, 2025	$4.00
Preliminary estimate of fair value of common shares	$5,770,048
Preliminary estimate of fair value of Avalon Series C Convertible Preferred Stock(*)	$5,809,129
Preliminary estimate of fair value of Avalon Series D Convertible Preferred Stock(*)	$8,298,755
Preliminary estimate of fair value of share-based instruments (Avalon options and warrants)	$227,545
Fair value of total estimated purchase consideration transferred	$20,105,477

(*)	The Series C Convertible Preferred Stock and Series D Convertible Preferred Stock were valued on the as converted method.

Purchase Price Allocation

The following is a preliminary estimate of the allocation of the purchase price to acquired identifiable assets and assumed liabilities, which includes the preliminary fair value of intangible assets acquired at the time of the Merger:

Purchase price allocation	Amounts
Adjusted book value of Avalon net assets acquired as of December 31, 2024	$(1,156,005)
Intangibles	$1,500,000
Fair value of Avalon net assets acquired as of December 31, 2024	$343,995
Goodwill from the merger	$19,761,482
Fair value of total estimated consideration transferred	$20,105,477

The acquired identified intangible assets are expected to be comprised of technology, trade names and tradenames, and customer relationships. The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the acquisition. No amortization or impairment of goodwill was considered in the unaudited pro forma condensed combined financial information.

The final purchase consideration will be based on the Avalon closing price per share at the closing date. Accordingly, the purchase consideration and goodwill may change significantly if the trading price of Avalon’s common stock fluctuates materially from the April 9, 2025, value of $4.00 per share.

3.	ACCOUNTING POLICY

Upon consummation of the Merger, the management of Avalon and YOOV will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, the management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, the management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

4.	PRO FORMA ASSUMPTION AND ADJUSTMENTS

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Avalon and YOOV have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Avalon and YOOV have not had any historical relationship prior to the Merger. Accordingly, no transaction accounting adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Pro Forma Adjustment to Avalon

(1)	Reflects the disposal of Avalon’s Lab Services MSO in February 2025. On February 26, 2025, Avalon and Lab Services MSO entered into a Redemption and Abandonment Agreement (the “Redemption Agreement”), whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by Avalon for cash and the surrender of its Series B Convertible Preferred Stock having a carrying value of $11,000,000. The aggregate cash amount to Avalon for the redemption was $1,745,000, to be paid as follows: one payment of $95,000 at the closing of the redemption and, beginning in March 2025, monthly payments of $75,000 until December 2026. In addition, pursuant to the terms of the Redemption Agreement, all shares of Avalon’s Series B Convertible Preferred Stock previously issued to SCBC Holdings LLC as partial consideration for the equity interests of Laboratory Services MSO, were permanently surrendered and relinquished to Avalon for no additional consideration. The payables due to Lab Services MSO of $632,916 were extinguished and the equity method investment was removed.

Transaction Accounting Adjustments of Merger

(2)	Reflects the exchange of 9,000 shares of Avalon’s Series A Preferred Stock for 5,000 shares for Series D Preferred Stock on January 9, 2025.

(3)	Reflects the settlement of approximately $950,000 of total Avalon’s estimated transaction costs related to the Merger, which were reflected as an adjustment to accumulated deficit as of December 31, 2024.

(4)	Reflects the settlement of approximately $0.8 million of total YOOV’s estimated transaction costs related to the Merger, which were reflected as an adjustment to accumulated deficit as of December 31, 2024.

(5)	Reflects the conversion of YOOV’s preferred shares from mezzanine equity to permanent equity.

(6)	Reflects (a) the elimination of the historical accumulated deficit and other equity balance of Avalon, the accounting acquiree, (b) intangible assets and goodwill recognized in the Merger, (b) the contribution of all the share capital in YOOV to Avalon, and (d) the issuance of 60,000,0000 shares under Scenario 1 and 54,000,0000 shares under Scenario 2, respectively.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

Pro Forma Adjustment to Avalon

(1)	Reflects the disposal of Avalon’s Lab Services MSO in February 2025 as if incurred on January 1, 2023. The loss from equity investment of Lab Services MSO was removed.

Transaction Accounting Adjustments of Merger

(2)	Reflects preliminary estimated Avalon and YOOV’s transaction costs that will be expensed upon the closing of the Merger. These costs are reflected as if incurred on April 1, 2023, the date the Merger is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

(3)	Reflects the amortization of intangible assets recognized in the Merger assuming the amortization period was 10 years.

(4)	Reflects the conversion of YOOV’s preferred shares from mezzanine equity to permanent equity as if incurred on April 1, 2023.

(5)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Merger as if it had been consummated on April 1, 2023. In addition, as the Merger is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. For the year ended March 31, 2024, this calculation is retroactively adjusted to reflect a 1-for-15 stock of Avalon’s outstanding shares of common stock on October 28, 2024.

5.	NET LOSS PER SHARE

Represents the loss per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Merger, assuming the shares were outstanding since the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations. As the Merger and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire period presented.

The unaudited pro forma condensed combined statement of operations and pro forma net loss per share have been prepared assuming: (a) Scenario 1: the closing price of Avalon Common Stock on Nasdaq less than or equal to $5.00; and (b) Scenario 2: the closing price of Avalon Common Stock on Nasdaq greater than $5.00, for the year ended March 31, 2024 and for the nine months ended December 31, 2024:

	For the year ended March 31, 2024
	Assuming Closing Price less than or equal to $5.0	Assuming Closing Price greater than $5.0

Pro forma net loss attributable to ordinary shareholders	$(8,824,700)	$(8,824,700)
Pro forma weighted average shares calculation - basic and diluted
Avalon’s ordinary shares	701,932	701,932
Shares issued to YOOV’s shareholders in the Merger	60,000,000	54,000,000
Total weighted average shares outstanding - basic and diluted	60,701,932	54,701,932

Pro forma net loss per share - basic and diluted	$(0.15)	$(0.16)

	For the nine months ended December 31, 2024
	Assuming Closing Price less than or equal to $5.0	Assuming Closing Price greater than $5.0

Pro forma net loss attributable to ordinary shareholders	$(4,441,785)	$(4,441,785)
Pro forma weighted average shares calculation - basic and diluted
Avalon’s ordinary shares	1,000,157	1,000,157
Shares issued to YOOV’s shareholders in the Merger	60,000,000	54,000,000
Total weighted average shares outstanding - basic and diluted	61,000,157	55,000,157

Pro forma net loss per share - basic and diluted	$(0.07)	$(0.08)

For the year ended March 31, 2024, this calculation is retroactively adjusted to reflect a 1-for-15 stock of Avalon’s outstanding shares of common stock on October 28, 2024. Since the impact of Avalon’s warrants, convertible preferred shares, convertible notes, and options in the loss per share calculation results in anti-dilutive, the effect of those instruments was not included in calculation of diluted loss per share.

THE SPECIAL MEETING OF AVALON STOCKHOLDERS

The Special Meeting

Avalon is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the Special Meeting, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Avalon’s stockholders on or about [    ], 2025. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place of the Special Meeting

The Special Meeting will be held in a virtual meeting format via live webcast only. The Special Meeting of stockholders of Avalon will be held at [  ], Eastern time, on [  ], 2025, at [  ], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.

On the day of the Special Meeting, if you have properly registered, you may enter the Special Meeting by logging in using the event password you received via email in your registration confirmation at [  ]. You will not be able to attend the Special Meeting in-person.

Purpose of the Special Meeting

At the Special Meeting, Avalon will ask the Avalon stockholders to vote in favor of the following proposals:

1.	The “Nasdaq Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the issuance of the Merger Shares pursuant to the terms of the Merger Agreement;

2.	The “Reverse Stock Split Proposal” – to approve an amendment to the Avalon Charter to effect a reverse stock split of only the outstanding shares of Avalon Common Stock and other outstanding securities of Avalon (with no change to the authorized capital stock of Avalon), at a ratio in the range from 1-for-2 to 1-for-20 to 1-for-2 to 1-for-20, with such ratio to be determined by the Avalon Board and with such reverse stock split to be effected at such time and date as determined by the Avalon Board in its sole discretion, if necessary to be effectuated pursuant to the rules of The Nasdaq Capital Market to consummate the Merger;

3.	The “Equity Plan Increase Proposal” – to approve an amendment to the Amended and Restated 2020 Plan to increase the number of shares available for issuance under the Amended and Restated 2020 Plan by 2,500,000 shares;

4.	The “Series C Preferred Stock Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the potential issuance of shares of Avalon Common Stock issuable upon conversion of the Avalon Series C Preferred Stock;

5.	The “Series D Preferred Stock Proposal” – to approve, pursuant to the rules of the Nasdaq Stock Market, the potential issuance of shares of Avalon Common Stock issuable upon conversion of the Avalon Series D Preferred Stock;

6.	The “Increase in Authorized Shares Proposal” – to approve an amendment to the Avalon Charter to increase the number of shares of Avalon Common Stock authorized for issuance thereunder from 100,000,000 to 200,000,000;

7.	The “Golden Parachute Proposal” – to approve on an advisory (non-binding) basis, certain compensation payments that will be made by Avalon to its named executive officer in connection with the Merger; and

8.	The “Adjournment Proposal” – to approve the adjournment of the Special Meeting in the event that the number of shares of Avalon Common Stock present or represented by proxy at the Special Meeting and voting “FOR” the adoption of Proposals No. 1 through 7 are insufficient to approve such proposals.

Recommendation of the Avalon Board of Directors

The Avalon Board believes that each of the proposals to be presented at the Special Meeting is in the best interests of Avalon and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals as further described below.

When you consider the recommendation of the Avalon Board, you should keep in mind that certain of the Avalon Board and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	Avalon directors and officers beneficially owning approximately 26.1% of the shares of Avalon Common Stock as of March 7, 2025;

●	Luisa Ingargiola, currently Avalon’s Chief Financial Officer, continuing as Chief Financial Officer of the Combined Company following the Closing;

●	Wenzhao Lu and Steven A. Sanders, currently directors on the Avalon Board, will continue to serve as directors of the Combined Company following Closing;

●	Wenzhao Lu holding shares of Avalon Series D Preferred Stock, which shall remain outstanding and survive the Merger;

●	Each of Avalon’s directors and executive officers holding Avalon Stock Options, which shall remain outstanding and survive the Merger;

●	The continued indemnification of current directors and officers of Avalon and the continuation of directors’ and officers’ liability insurance after the Merger; and

●	The Key Avalon Stockholders, including Avalon directors and officers, entering into the Avalon Voting Agreement in connection with the Merger.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Avalon Common Stock at the close of business on [  ], 2025, which is the record date for the Special Meeting. Each share of Avalon Common Stock is entitled to one vote per share. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [  ] shares of Avalon Common Stock outstanding.

The Key Avalon Stockholders, including each of Avalon’s officers and directors, have agreed, pursuant to the Avalon Voting Agreement, to vote all of their shares of Avalon Common Stock in favor of, among other things, (a) the Nasdaq Proposal, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement. As of March 7, 2025, the Key Avalon Stockholders, including Avalon directors and officers, beneficially owned approximately 26.1% of the outstanding shares of Avalon Common Stock.

Voting Your Shares

Each share of Avalon Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your proxy card shows the number of shares of Avalon Common Stock that you own.

If you are a holder of record, there are different ways to vote your shares at the Special Meeting:

●	You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Avalon Common Stock will be voted as recommended by Avalon’s Board. With respect to proposals for the Special Meeting, that means: “FOR” each of the proposals to be presented at the Special Meeting.

●	You can vote via the Internet by following the instructions on the voting instruction form or proxy card in your proxy materials.

●	You can vote via telephone by following the instructions on the voting instruction form or proxy card in your proxy materials.

●	You can attend the Special Meeting and vote via live website. If you wish to vote your shares electronically at the Special Meeting, there will be a live link provided during the Special Meeting. You will need the virtual control number assigned to you in order to vote.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Avalon Common Stock, you may contact Avalon GloboCare Corp., 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, or by phone at (732) 780-4400.

Quorum and Vote Required for the Proposals

A quorum of Avalon’s stockholders is necessary to hold a valid meeting. The holders of at least one-third (1/3) of the voting power of the shares of capital stock outstanding and entitled to vote at the meeting, as of the record date, present in person, present by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Avalon will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Special Meeting.

The approval of each of the Nasdaq Proposal, the Reverse Stock Split Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, Series D Preferred Stock Proposal, the Increase in Authorized Shares Proposal, the Golden Parachute Proposal (on an advisory (non-binding) basis) and the Adjournment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Nasdaq Proposal, the Reverse Stock Split Proposal, the Equity Plan Increase Proposal, the Series C Preferred Stock Proposal, Series D Preferred Stock Proposal, the Increase in Authorized Shares Proposal, the Golden Parachute Proposal and the Adjournment Proposal.

Abstentions and Broker Non-Votes

If your shares of Avalon Common Stock are held by your broker as your nominee, that is, in “street name,” the enclosed voting instruction card is sent by the institution that holds your shares. Please follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares.

If you do not give instructions to your broker, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NYSE deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the shares will be treated as broker non-votes. “Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” at the meeting and will not be counted as having been voted on the applicable proposal. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the proposals to be presented at the Special Meeting, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by:

●	filing with Avalon’s Secretary, a letter revoking the proxy;

●	submitting another signed proxy with a later date; or

●	attending the Special Meeting and voting online, provided you file a written revocation with the Secretary of the Special Meeting prior to the voting of such proxy.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Avalon Common Stock in connection with the Merger.

Solicitation of Proxies

Avalon will pay the cost of soliciting proxies for the Special Meeting. Avalon also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Avalon Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Avalon Common Stock and in obtaining voting instructions from those owners. Avalon’s directors, officer and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

THE MERGER

The Background of the Merger

The following chronology is a summary description of the background of the negotiations and the proposed merger and does not purport to catalogue every conversation among representatives of Avalon, YOOV and other parties. In addition to formal meetings of the Avalon Board, Avalon management had informal discussions with the Avalon Board throughout the process and Avalon management held weekly calls with advisors, and ultimately with YOOV and its advisors. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among Avalon’s and YOOV’s management and members of the Avalon Board and the YOOV Board, along with Avalon’s and YOOV’s respective financial advisors and legal counsel.

In the ordinary course of business, the Avalon Board, with the assistance of senior management and advisors, regularly reviewed the near-term and long-term strategy, performance, positioning, and operating prospects of Avalon with a view toward maximizing stockholder value. These reviews included, from time to time, discussions as to  financing opportunities, possible acquisitions to expand the Avalon business, a possible business combination with a third party or a possible sale of Avalon to a third party, and whether ultimately any of these opportunities could offer the best opportunity to maximize stockholder value, as well as a review of the relative potential benefits and risks associated with each such course of action.

On November 3, 2023, the Nasdaq staff notified Avalon that Avalon did not comply with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Notice”). Pursuant to the Bid Price Notice, Avalon had 180 calendar days from the date of the Bid Price Notice, or May 1, 2024, to regain compliance with the Minimum Bid Price Requirement. On May 2, 2024, Avalon received a letter from Nasdaq advising that Avalon had been granted a 180-day extension to October 28, 2024, to regain compliance with the Minimum Bid Price Requirement.

In September 2024, initial outreach was conducted informally by Avalon’s Chief Financial Officer, Luisa Ingargiola, who reached out or was introduced to several merger candidates, including YOOV.

During October 2024, management of Avalon considered five (5) potential strategic candidates, including YOOV, a technology company (“Party A”), and a healthcare solutions company (“Party B”) and three additional candidates that were likely not good merger candidates as a result of their business profile, including a foreign gambling company and a foreign fuel company with limited revenues. The chief executive officer of Party B is a member of the Avalon Board and Ms. Ingargiola is a member of Party B’s board of directors.

On October 25, 2024, in connection with regaining compliance with the Minimum Bid Price Requirement, Avalon implemented a reverse stock split. However, on October 29, 2024, Avalon received notice from the Nasdaq staff that it failed to regain compliance with the Minimum Bid Price Requirement because the reverse stock split did not occur at least ten (10) business days prior to the deadline of on or before October 28, 2024, which served as basis for the delisting of Avalon’s securities from Nasdaq. Following the receipt of the Nasdaq notice, Avalon requested and received a hearing date to discuss the non-compliance notice with the Nasdaq staff.

On October 31, 2024, Ms. Ingargiola and Meng Li, Avalon’s Chief Operating Officer, received a formal presentation from Wong Ling Yan Philip (“Phil Wong”), YOOV’s Chief Executive Officer, and a representative from YOOV’s legal counsel, Lucosky Brookman LLP (“Lucosky”).

On November 1, 2024, Ms. Ingargiola received a formal business presentation from Party A’s Chief Executive Officer and discussed a potential transaction and on the same day, Ms. Ingargiola held discussions with Party B’s Chief Executive Officer regarding a potential transaction.

On November 7, 2024, Mr. Wong and YOOV representatives gave a presentation via Zoom to Avalon’s Chairman Wenzhao Lu and Ms. Li.

On November 12, 2024, Avalon announced third quarter financial results, including cash and cash equivalents of approximately $1.0 million at September 30, 2024. In addition to reiterating a substantial doubt about Avalon’s ability to continue as a going concern and the need for significant additional capital to fund operations, Avalon also stated that if it is unable to obtain additional financing, it would be required to cease operations.

On November 19, 2024, Avalon received a notice that it had regained compliance with Nasdaq’s Minimum Bid Price Requirement, as set forth in Nasdaq Listing Rule 5550(a)(2).

On November 19, 2024, Avalon received a draft term sheet from YOOV, which contemplated a reverse triangular merger whereby Avalon would issue to YOOV shareholders 58.8 million shares of Avalon common stock in the merger. The proposed transaction would be subject to certain conditions, including the sale of certain assets of Avalon, the payoff of certain indebtedness of Avalon, the exchange of certain shares of preferred stock held by Mr. Lu for a new series of preferred stock and the receipt by Avalon of financing in the amount of at least $3.5 million.

From November 19, 2024 to November 27, 2024, Ms. Ingargiola had discussions with management and Avalon’s legal counsel, Lowenstein Sandler LLP (“Lowenstein”), regarding the terms of the term sheet and during such period, the parties negotiated and exchanged drafts of a non-binding letter of intent. Avalon did not receive any term sheets or letters of intent with respect to Party A or Party B.

On November 25, 2024, the Avalon Board held a meeting and Ms. Ingargiola provided the Avalon Board with an overview of the business, financial position and potential opportunities with respect to YOOV, Party A and Party B. In addition, Ms. Ingargiola reviewed the draft of the YOOV non-binding letter of intent (a copy of which was previously delivered to the Avalon Board), with the Avalon Board. The Avalon Board then discussed the YOOV non-binding letter of intent and the potential opportunities with YOOV, Party A and Party B and based on the business, growth potential, unique business model, global customer reach and proprietary technology of YOOV, the Avalon Board authorized Avalon management to continue negotiations with YOOV and to execute the non-binding letter of intent with YOOV.

On November 27, 2024, Avalon and YOOV executed the non-binding letter of intent.

On December 3, 2024, Avalon engaged Roth Capital Partners, LLC (“Roth”) to provide a fairness opinion and to act as its financial advisor pursuant to an engagement letter dated December 3, 2024, as amended on February 21, 2025.

On December 6, 2024, the Avalon Board held a meeting to discuss the status of the proposed transaction with YOOV, including the timing to complete such potential transaction, a proposed extension of Avalon’s outstanding convertible notes and the terms of a potential financing.

On December 10, 2024, Avalon and YOOV entered into a confidential disclosure agreement, as the parties were ready at such time to start to provide one another non-public information.

On December 15, 2024, Avalon and the holder of Avalon’s outstanding convertible note in the principal amount of $2.8 million entered into an a consent and waiver agreement pursuant to which the holder waived all amortization payments required to be made under the note, Avalon paid a waiver fee of $150,000 to the holder and Avalon issued to the holder a common stock purchase warrant for the purchase of up to 150,000 shares of Avalon common stock at an exercise price of $0.01 per share.

On December 16, 2024, Avalon engaged Koo, Li and Partners LLP (“Koo, Li”), as special counsel to conduct legal due diligence of YOOV and advise Avalon with respect to matters concerning Hong Kong corporate law. In connection with Avalon’s review of the potential transaction with YOOV, Avalon and its advisors, including Koo, Li, completed customary diligence, including, meetings with the management of YOOV, presentations by the YOOV management team to the Avalon Board, customary legal review of YOOV business and contracts, and customary financial diligence.

On December 19, 2024, Avalon entered into that certain securities purchase agreement (the “Series C SPA”), with an accredited investor, pursuant to which Avalon agreed to issue and sell, upon the terms and conditions set forth in the Series C SPA, up to 7,000 shares of Avalon Series C Preferred Stock for up to an aggregate of $7,000,000. The first closing occurred on December 24, 2024, with respect to the purchase of 3,500 shares of Series C Convertible Preferred Stock in exchange for $3,500,000. Pursuant to the Series C SPA, the investor had the right to invest an additional $3.5 million within 120 days of the first closing. The investor did not exercise the option.

On January 3, 2025, Lowenstein received an initial draft of the Agreement and Plan of Merger (the “Merger Agreement”) from Lucosky.

On January 9, 2025, Avalon entered into an exchange agreement with Mr. Lu pursuant to which he exchanged 9,000 shares of Avalon’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) for 5,000 shares of Avalon Series D Preferred Stock.

On January 14, 2025, Lowenstein circulated an initial markup of the Merger Agreement to Lucosky.

On January 15, 2025, Ms. Ingargiola, representatives from Lowenstein, representatives from YOOV and representatives from Lucosky met via video conference to discuss the transaction generally, including the expected timing of the transaction, the revised draft of the Merger Agreement and the preparation of the Form S-4 in connection with the proposed transaction.

In connection with Avalon’s ongoing diligence process, on January 18, 2025, Ms. Ingargiola, Ms. Li and Mr. Lu, visited the YOOV Hong Kong office in person to meet with YOOV management, including Mr. Phil Wong, Lai Kam Fu, the YOOV Chief Financial Officer, and Wong Ho Chi Mark (“Mark Wong”), the Chief Technology Officer, as well as other YOOV employees. In addition, a member of Koo, Li, attended a portion of the meeting in person.

On January 22, 2025, representatives from Lowenstein held a video conference with representatives from Lucosky, together with representatives from Donohoe Advisory Associates LLC for a discussion on possible structure, including potential Nasdaq considerations with respect to the continued listing of Avalon and the issuance of the Merger Shares.

On January 23, 2025, representatives from Lowenstein held a video conference with representatives from Lucosky to further discuss open diligence items, the structure of the transaction and the terms of the Merger Agreement.

On January 30, 2025, Mr. Phil Wong, Mr. Lai, Mr. Mark Wong and Leung Hang Kin Karl, the Product Director of YOOV, held an introductory video conference call, during which Mr. Phil Wong provided a corporate presentation of YOOV for the Avalon Board and executive officers and responded to questions from the Avalon Board and executive officers. After the presentation, the YOOV representatives left the call, and the Avalon Board discussed the potential transaction with representatives from Lowenstein.

On February 10, 2025, Lucosky circulated a revised draft of the Merger Agreement to Lowenstein, and initial drafts of the Avalon Voting Agreement, YOOV Voting Agreement and Lock-Up Agreement. Thereafter and continuing until the Merger Agreement was executed, the parties and their counsel negotiated the terms of the Merger Agreement. Key terms of the Merger Agreement negotiated between the parties included (i) the circumstances in which a termination fee would be payable by Avalon, (ii) whether YOOV should also pay a termination fee in certain circumstances, (iii) the treatment of Avalon Stock Options under the Merger Agreement, (iv) the tail period for the directors and officers liability insurance and (v) the terms of the Exchange Ratio.

On February 18, 2025, Lowenstein circulated the first draft of the Avalon Disclosure Schedules to Lucosky.

On February 20, 2025, Lowenstein circulated revised drafts of the Avalon Voting Agreement and YOOV Voting Agreement to Lucosky, and Lucosky circulated a first draft of the YOOV Disclosure Schedules (together with the Avalon Disclosure Schedules, the “Disclosure Schedules”). Key terms of the Avalon Voting Agreement and YOOV Voting Agreement negotiated between the parties included (i) the circumstances in which the applicable voting agreement would terminate; and (ii) the restrictions on the ability of each stockholder party to the applicable voting agreement to transfer such party’s shares.

On February 21, 2025, Ms. Ingargiola, representatives from Lowenstein and representatives from Roth had a video conference call to discuss the contemplated exchange ratio in the Merger Agreement. Roth advised that given the market volatility of Avalon Common Stock, it was for the benefit of Avalon stockholders for Avalon to revise the exchange ratio by implementing a “collar” on the value of the stock consideration that YOOV shareholders would receive.

On February 24, 2025, Mr. Phil Wong and representatives from Lucosky met in person with Ms. Ingargiola and representatives from Lowenstein to discuss the merger, diligence matters and any possible challenges to executing such a merger, including the terms of the Exchange Ratio. The parties discussed implementing a “collar” on the value of the stock consideration that YOOV shareholders would receive.

On February 27, 2025, the Avalon Board met via video conference to discuss the current draft of the Merger Agreement. Representatives from Lowenstein and Ms. Ingargiola provided the Avalon Board with an overview of the draft Merger Agreement and the open business items that were being negotiated, including the tail period for the directors’ and officers’ liability insurance, the terms of the Exchange Raio and the circumstances in which Avalon would be required to pay a termination fee.

On March 3, 2025, representatives from Lowenstein and Lucosky meet via video conference to discuss the Exchange Ratio and agreed that if the closing price of the Avalon Common Stock on NASDAQ on the second trading day before the closing of the merger is (x) less than or equal to $5.00 then the Exchange Ratio shall be 60,000,000 divided by the YOOV Outstanding Shares or (y) greater than 5.000, the Exchange Ratio shall be 54,000,000 divided by the YOOV Outstanding Shares.

Between March 3, 2025 and March 7, 2025, Lowenstein and Lucosky finalized the Merger Agreement, the Avalon Voting Agreement, the YOOV Voting Agreement, the Lock-Up Agreement and the Disclosure Schedules.

On March 6, 2025, Ms. Ingargiola circulated an updated draft of the Merger Agreement, the Avalon Voting Agreement, YOOV Voting Agreement, the Lock-Up Agreement and the Disclosure Schedules to the Avalon Board.

On March 7, 2025, the Avalon Board held a meeting via video conference, with Ms. Ingargiola, as well as representatives of Lowenstein and Roth participating. Representatives from Lowenstein provided an overview of the negotiations that had transpired related to the Merger Agreement, the Avalon Voting Agreement, the YOOV Voting Agreement, the Lockup Agreement and the Disclosure Schedules. Representatives from Lowenstein then provided the Avalon Board with an overview of fiduciary duties under Delaware law. Thereafter, at the request of the Avalon Board, Roth rendered its oral opinion to the Avalon Board (which was subsequently confirmed in writing by delivery of Roth’s written opinion addressed to the Avalon Board dated of the same date) as to the fairness, as of March 7, 2025, and subject to the various assumptions, qualifications and limitations as set forth in its written opinion, from a financial point of view, the Exchange Ratio was fair to Avalon. After considering the foregoing, and taking into consideration the factors described under “The Merger – Avalon’s Reasons for the Merger” beginning on page 88 of this proxy statement/prospectus, the Avalon Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of Avalon and its stockholders, (ii) adopted, approved and declared it advisable that Avalon enter the Merger Agreement, the Avalon Voting Agreement, the YOOV Voting Agreement and the Lock-Up Agreement, including the issuance of the Merger Shares, and consummate the Merger and the transactions contemplated by the Merger Agreement in accordance with the BVI Companies Act, and (iii) recommended that the Avalon stockholders approve (a) the issuance of the Merger Shares, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement. Accordingly, the Avalon Board unanimously authorized and approved the issuance of the Merger Shares and the entry into the Merger Agreement, the Avalon Voting Agreement, the YOOV Voting Agreement and the Lock-Up Agreement.

On March 7, 2025, following the meeting of the Avalon Board, Avalon, YOOV, and Merger Sub executed the Merger Agreement.

On the morning of March 10, 2025, prior to the market open on Nasdaq, Avalon issued a press release announcing entry into the Merger Agreement and filed a Form 8-K with the SEC disclosing, among other things, the Merger Agreement, the Avalon Voting Agreement, the YOOV Voting Agreement and the Lock-Up Agreement.

Avalon’s Reasons for the Merger

The Avalon Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of Avalon and its stockholders, (ii) adopted, approved and declared it advisable that Avalon enter the Merger Agreement, the Avalon Voting Agreement, the YOOV Voting Agreement and the Lock-Up Agreement, including the issuance of the Merger Shares, and consummate the Merger and the transactions contemplated by the Merger Agreement in accordance with the BVI Companies Act, and (iii) recommended that the Avalon stockholders approve (a) the issuance of the Merger Shares, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement.

Reasons for Recommendation

In the course of reaching its recommendation, the Avalon Board considered the following material factors relating to the Merger Agreement and the Merger, each of which the Avalon Board believes supported its decision:

●	the strategic and transformative nature of the Merger considering YOOV’s proprietary AI technology;

●	the fact that the Combined Company is expected to have greater financial resources and flexibility to create sustainable long-term growth;

●	the YOOV global customer reach which will allow greater revenue growth;

●	the YOOV historical revenue growth, indicating a potentially relevant product offering in comparison to competitors;

●	the YOOV positive net income for 2024, demonstrating that the company will not need much cash to operate;

●	the alternatives reasonably available to Avalon, including remaining a standalone company or pursuing other strategic alternatives, which the Avalon Board evaluated with the assistance of its financial and legal advisors, and the Avalon Board’ belief that the Merger created the best reasonably available opportunity to maximize value for Avalon stockholders given the potential risks, rewards and uncertainties associated with other potential alternatives;

●	if the Merger is not completed, Avalon may not have sufficient capital to continue to operate its business in the short term and may become insolvent and be required to seek dissolution or the protection of the bankruptcy courts and, without additional funding or a strategic transaction, would likely be delisted from Nasdaq;

●	the availability of capital from investors and the fact that as a one asset company and given the current capital markets environment, accessing sufficient equity financing on attractive terms or at all would be difficult as a standalone company;

●	the fact that, because Avalon stockholders are expected to own approximately 2.7% to 3.0% of the Combined Company, Avalon stockholders would continue to participate in the future performance of the Combined Company;

●	the historical market prices, volatility and trading information of Avalon Common Stock;

●	the fact that the Exchange Ratio was achieved through of a series of arms’ length negotiations between the parties;

●	the recommendation of Avalon’s management in favor of the Merger;

●	the fact that the Combined Company will be led by a board of directors comprised of five (5) directors designated by YOOV and two (2) directors nominated by Avalon;

●	the terms and conditions of the Merger Agreement, including the commitments by Avalon and YOOV to complete the Merger and the transactions contemplated thereby;

●	the Avalon Board’ belief that, while the consummation of the Merger is subject to various approvals, such approvals were likely to be obtained without a material adverse impact on the respective businesses of Avalon and YOOV;

●	the fact that the Merger Agreement does not preclude Avalon from responding to and negotiating certain Takeover Proposals for Avalon from Third Parties made prior to the applicable approvals of the Avalon stockholders, should Avalon receive a Superior Proposal;

●	the fact that the terms of the Merger Agreement provide that, prior to the applicable approvals of the Avalon stockholders, the Avalon Board is permitted to change the Avalon Board Recommendation in response to a Superior Proposal or Intervening Event that occur after the date of the Merger Agreement, subject to compliance with the terms and conditions of the Merger Agreement;

●	the fact that the potential fluctuations in the Exchange Ratio under the Merger Agreement are fixed, but will be subject to adjustment on a pro rata basis to account for the Reverse Stock Split, creating certainty as to the number of shares of Avalon Common Stock to be issued;

●	the opinion of Roth, rendered orally on March 7, 2025 and subsequently confirmed in writing, to the Avalon Board that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in the written opinion, the Exchange Ratio was fair, from a financial point of view, to Avalon, as more fully described below (please see the section entitled “The Merger—Opinion of Avalon’s Financial Advisor”);

●	the course and history of competitive negotiations between Avalon and YOOV, as described in “The Merger—Background of the Merger” beginning on page 85 of this proxy statement/prospectus and the Avalon Board’s belief that it had obtained YOOV’s best and final offer; and

●	the Avalon Board’s view, after consultation with Avalon’s management and financial advisors, that a strategic combination with YOOV was Avalon’s best available strategic alternative.

The Avalon Board considered these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the Merger, including:

●	the difficulties of combining the businesses of Avalon and YOOV based on, among other things, the different geographical locations and complexities of the two companies, and potential disruption associated with the transactions and integrating the companies;

●	the challenges inherent in the management and operation of the Combined Company, including the risk that integration costs may be greater than anticipated and may require greater than anticipated management attention and focus post-Closing;

●	the possibility that the consummation of the Merger might not occur, or might be delayed, despite the companies’ efforts, including by reason of a failure to obtain the approval of either the Avalon stockholders or the YOOV shareholders or a failure of the parties to obtain the applicable approvals;

●	the risks and costs to Avalon in connection with the Merger (including if the Merger is not completed), either during the pendency of the Merger or following the Closing, including the risks and costs associated with the potential diversion of management and employee attention, potential employee attrition and the potential effect on business, operations and financial results;

●	the potential that the fixed Exchange Ratio with respect to the Merger Consideration could result in Avalon delivering greater value to YOOV shareholders than had been anticipated by Avalon should the value of shares of Avalon Common Stock increase disproportionately from the date of the Merger Agreement;

●	the possibility that the anticipated benefits of the Merger may not be realized, including the commercial or market opportunity of the YOOV business;

●	the restrictions in the Merger Agreement on Avalon’s ability to take certain actions outside the ordinary course of business prior to the consummation of the Merger, which may delay or prevent Avalon from undertaking certain actions or business opportunities that may arise prior to the consummation of the Merger;

●	the fact that under the terms of the Merger Agreement, Avalon is restrained from soliciting other Takeover Proposals during the pendency of the Merger, except in certain circumstances;

●	the fact Avalon may be required to pay YOOV a termination fee of $1,000,000 if Avalon fails to consummate the Merger under specified circumstances (please see the section entitled “The Merger Agreement—Termination and Termination Fee”), and the effect this could have on Avalon, though the Avalon Board believed the termination fee was reasonable in amount;

●	the fact that regardless of whether the Avalon Board makes an Adverse Recommendation Change in response to an Intervening Event that occur after the date of the Merger Agreement, Avalon may not terminate the Merger Agreement for this reasons and may still be compelled to hold the Special Meeting and seek approvals of the proposals included herein;

●	the fact that, assuming the consummation of the Merger, the dilution to Avalon stockholders as stockholders of the Combined Company due to the issuance of the Merger Shares to be issued in connection with the Merger;

●	the fact that the executive officers and directors of Avalon have interests in the Merger that may be different from, or in addition to, the interests of Avalon stockholders (please see the section entitled “The Merger—Interests of Avalon’s Directors and Officers in the Merger”); and

●	various other risks associated with the Merger and the businesses of Avalon, YOOV and the Combined Company described in the section entitled “Risk Factors.”

The foregoing discussion of the factors considered by the Avalon Board is not intended to be exhaustive, but rather includes the principal factors considered by the Avalon Board in reaching its conclusion and recommendation in relation to the Merger and the Avalon Proposals included herein. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Avalon Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and to make its recommendations to Avalon’s stockholders. In addition, individual members of the Avalon Board may have given differing weights to different factors. The Avalon Board conducted an overall review of the factors described above, including thorough discussions with Avalon’s management and outside legal and financial advisors. In considering the recommendation of the Avalon Board, Avalon’s stockholders should be aware that Avalon’s directors may have interests in the Merger that are different from, or in addition to, those of the Avalon stockholders generally. Please see the section entitled “Interests of Avalon Directors and Executive Officer in the Merger.”

YOOV’s Reasons for the Merger

The YOOV Board believes that the merger between Avalon and YOOV would position YOOV within a diversified business framework, enhancing its long-term growth potential by leveraging combined resources and expertise.

Additional factors the YOOV Board considered included the following (which factors are not necessarily presented in any order of relative importance):

●	YOOV’s shareholders will have the opportunity to participate in the growth of a publicly traded company, benefiting from the expanded market presence and operational efficiencies that the integration is expected to deliver;

●	the Merger will potentially expand the access to capital and the range of investors available as a public company to support the development of YOOV’s products and the expansion of its operations, compared to the capital and investors YOOV could otherwise gain access to if it continued to operate as a privately-held company;

●	the potential benefits from increased public market awareness of YOOV and its AIaaS platform and other products and services;

●	the historical and current information concerning YOOV’s business, including its financial performance and condition, operations and management;

●	the YOOV Board’s belief that no alternatives to the Merger were reasonably likely to create greater value for YOOV shareholders, after considering the various financing and other strategic options to enhance shareholder value that were considered by the YOOV Board;

●	the YOOV Board’s expectation that the Merger would be a higher probability and more cost-effective means to access capital than other options considered, including an initial public offering;

●	the expected operations, management structure and operating plans of the Combined Company;

●	the business, history, operations, financial resources, assets, technology and credibility of Avalon; and

●	the terms and conditions of the Merger Agreement.

Interests of Avalon’s Directors and Officer in the Merger

In considering the recommendation of the Avalon Board with respect to issuing shares of Avalon Common Stock as contemplated by the Merger Agreement and the other matters to be acted upon by Avalon stockholders at the Special Meeting, Avalon stockholders should be aware that Avalon’s directors and officers have interests in the Merger that may be different from, or in addition to, the interests of Avalon stockholders. These interests relate to or arise from the matters described below. Avalon’s directors are aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, and to recommend, that Avalon stockholders approve the proposals to be presented to Avalon stockholders for consideration at the Special Meeting as contemplated by this proxy statement/prospectus.

Continued Service

As described elsewhere in this proxy statement/prospectus, Luisa Ingargiola, currently Avalon’s Chief Financial Officer, is expected to be Chief Financial Officer of the Combined Company following the Closing, and Wenzhao Lu, the current Chairman of the Avalon Board, and Steven A. Sanders, a current director of Avalon, will continue to serve as directors of the Combined Company following Closing.

Treatment of Avalon Series D Preferred Stock

At the Effective Time, each then-outstanding share of Avalon Series D Preferred Stock shall remain outstanding and survive the Merger. Wenzhao Lu, the holder of the Avalon Series D Preferred Stock, is the Chairman of the Avalon Board.

Treatment of Avalon Stock Options

Each of Avalon’s directors and executive officers holds Avalon Stock Options. At the Effective Time, each then-outstanding Avalon Stock Option, whether vested or unvested, shall remain outstanding and survive the Merger.

Stock Ownership and Voting Agreements

As of March 7, 2025, Avalon directors and executive officer beneficially owned approximately 26.1% of the shares of Avalon Common Stock. Key Avalon Stockholders, including the Avalon directors and executive officers have entered into the Avalon Voting Agreement in connection with the Merger. For a more detailed discussion of the Avalon Voting Agreement, please see the section entitled “Certain Agreements Related to the Merger—Voting Agreements.”

Indemnification and Insurance

As described in this proxy statement/prospectus, including in the section entitled “Management After The Merger—Limitation on Liability and Indemnification of Directors and Officers,” certain of Avalon’s directors and officers will be entitled to certain ongoing rights of indemnification and coverage under directors’ and officers’ liability insurance policies.

The Avalon Board was aware of these interests and considered them, among other matters, in its decision to approve the Merger.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding compensation that is based on or otherwise relates to the Merger for each of Avalon’s “named executive officers” whose compensation was disclosed in the Annual Report on Form 10-K filed by Avalon on March 31, 2025. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and is subject to a non-binding advisory vote of the shareholders of Avalon. Luisa Ingargiola, Avalon’s Chief Financial Officer, may be entitled to such types of compensation. David Jin, Avalon’s Chief Executive Officer, and Meng Li, Avalon’s Chief Operating Officer, are not entitled to any compensation in connection with the Merger that could be considered “golden parachute” compensation, so they are excluded from the discussion below.

Ms. Ingargiola expects to enter into an Executive Retention Agreement with the Combined Company, effective upon and subject to the Closing (the “Combined Company Executive Retention Agreement”), which will supersede and replace Ms. Ingargiola’s current Executive Retention Agreement (as amended, the “Ingargiola Executive Retention Agreement”), each as described in the section of this Form S-4 titled “Avalon’s Executive Compensation.” The Combined Company Executive Retention Agreement will provide alternative compensation payable in connection with the Merger in lieu of the compensation payable under the Ingargiola Executive Retention Agreement, as reflected in the table below.

The amounts set forth in the table below, which represent an estimate of Ms. Ingargiola’s golden parachute compensation as of April 22, 2025, calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the following:

●	The Closing of the Merger constitutes a Change in Control (as defined in the Combined Company Executive Retention Agreement) for purpose of the Combined Company Executive Retention Agreement;

●	The Closing occurs on April 22, 2025, the latest practicable date prior to the filing of this Form S-4 and hypothetical closing date used solely for purposes of estimating the value of these payments (the “Assumed Date”);

●	The value per share of the Avalon Common Stock on the Assumed Date is $3.20 (the “Assumed Avalon Common Stock Price”);

●	Ms. Ingargiola’s employment with Avalon is terminated without “Cause” or with “Good Reason” (as each is defined in the Combined Company Executive Retention Agreement) on the Assumed Date immediately following the Closing; and

●	Ms. Ingargiola has complied with all requirements necessary in order to receive all payments and benefits.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)(5)
Luisa Ingargiola	350,000	-	23,534	350,000	723,534	(6)

(1)	Represents the cumulative severance payable pursuant to the Combined Company Executive Retention Agreement. The severance amount in this column is conditioned upon a termination without Cause or a resignation for Good Reason (as each is defined in the Combined Company Executive Retention Agreement). The amounts included in this column reflect payments of an amount equal to one year’s current base salary for Ms. Ingargiola ($350,000) plus an amount equal to her target bonus for the fiscal year in which her termination occurs ($0 for the fiscal year ending December 31, 2025) prorated for the full number of months during such year through the Assumed Date ($0). The severance benefits are contingent upon Ms. Ingargiola complying with the non-compete, non-solicitation, and confidentiality provisions set forth in the Combined Company Executive Retention Agreement.

(2)	Under the Combined Company Executive Retention Agreement, all outstanding stock option and other stock awards granted to Ms. Ingargiola vest in the event of her involuntary termination without Cause or resignation for Good Reason (as such terms are defined in the Combined Company Executive Retention Agreement). The amounts shown in this column represent the excess of the Assumed Avalon Common Stock Price over the respective exercises prices of stock options that would become vested upon the Assumed Date, multiplied by the number of shares subject to such stock options which become vested on the Assumed Date.

(3)

Represents, pursuant to the Combined Company Executive Retention Agreement, the estimated cost of continued health coverage to be provided to Ms. Ingargiola by Avalon for twelve (12) months following her involuntary termination without Cause or a resignation for Good Reason (as each is defined in the Combined Company Executive Retention Agreement).

(4)	Represents the cash bonus expected to be payable pursuant to the Combined Company Executive Retention Agreement within ten (10) days of the Closing of the Merger.

(5)	Does not reflect any reduction (i.e. a “cutback”) that may apply to the amounts otherwise payable to Ms. Ingargiola following a Change in Control in accordance with the Combined Company Executive Retention Agreement if such payments would cause an excise tax to imposed under Section 4999 of the Code. If the payments would trigger such an excise, the Company may elect to cutback the payments if doing so would cause Ms. Ingargiola to be in a better after-tax position than if such excise tax applied.

(6)	Represents the aggregate dollar value of the sum of all amounts reported in prior columns.

Interests of YOOV’s Directors and Officers in the Merger

In considering the recommendation of the YOOV Board with respect to approving the Merger, YOOV shareholders should be aware that YOOV’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of YOOV shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The YOOV Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the YOOV shareholders approve the Merger as contemplated by this proxy statement/prospectus.

Ownership Interests

As of March 7, 2025, YOOV’s current directors and executive officers beneficially owned, in the aggregate approximately 41.2% of the shares of YOOV capital stock. The YOOV Key Stockholders have also entered into the YOOV Voting Agreement in connection with the Merger. For a more detailed discussion of the YOOV Voting Agreement, please see the section titled “Agreements Related to the Merger — Voting Agreements” beginning on page 121 of this proxy statement/prospectus.

Certain YOOV shareholders affiliated with YOOV’s directors also currently hold shares of YOOV capital stock. The table below sets forth the beneficial ownership of YOOV Ordinary Shares on an “as converted” basis taking into account YOOV Ordinary Shares and YOOV Preferred Shares convertible into YOOV Ordinary Shares that are held by affiliates of YOOV’s directors as of March 31, 2025.

Stockholder	Number of Shares of YOOV Common Stock held
Facewell International Limited (1)	118,000

(1)	YOOV’s President and Chief Executive Officer, Wong Ling Yan Philip, who is the Shareholder and Director of Facewell International Limited, has discretionary authority to vote and dispose of the shares held by Facewell International Limited and may be deemed to be the beneficial owner of these shares. The business address of Facewell International Limited is 1 Raffles Place, #31-62 One Raffles Place Tower 2, Singapore 048616.

Treatment of YOOV Preferred Shares

Under the terms of the Merger Agreement, immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will be converted into YOOV Ordinary Shares in accordance with their terms.

Management After the Merger

As described in the section captioned “Management After the Merger” beginning on page 204 of this proxy statement/prospectus, the Merger Agreement provides that, immediately upon the Effective Time, the Combined Company Board will be comprised of seven (7) directors, five (5) of which will be designated by YOOV and two (2) of which will be designated by Avalon. The individuals currently identified to serve as directors of the Combined Company following the consummation of the Merger are Wenzhao Lu, the current Chairman of the Avalon Board, and Steven A. Sanders, a current director of Avalon, designated by Avalon and Wong Ling Yan Philip, Devere Andrew Bryan, Lam Heung Yeung Herman, Peter Sterling Winn and Kirsty Vanora Godfrey-Billy, designated by YOOV.

Additionally, immediately following the Effective Time, the following individuals will be the officers of the Combined Company: Wong Ling Yan Philip, as President and Chief Executive Officer and Luisa Ingargiola, the current Chief Financial Officer of Avalon, as Chief Financial Officer. Mr. Wong and the Combined Company expect to enter into an employment agreement, effective upon and subject to the Closing.

Indemnification and Insurance

For a discussion of the indemnification and insurance provisions related to the YOOV directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement — Indemnification and Insurance for Directors and Officers” beginning on page 115 of this proxy statement/prospectus.

YOOV Management Unaudited Prospective Financial Information

The following table presents a summary of the YOOV financial projections that were prepared by YOOV and made available to Roth and the Avalon Board. Neither Avalon nor YOOV, as a matter of course, publicly discloses forecasts, internal projections as to future performance, revenues, earnings or other results of operations due to the inherent unpredictability and subjectivity of underlying assumptions and projections. However, YOOV’s management prepared projections through the year ending December 31, 2028 (the “Projections”) that were utilized in connection with the Merger. The Projections are included in this proxy statement/prospectus only because (1) portions of the Projections through the year ending December 31, 2028 were made available to Avalon in connection with Avalon’s due diligence review of YOOV; (2) the Projections were made available to the Avalon Board in connection with its consideration of the Merger; and (3) the Projections were also made available to Roth, Avalon’s financial advisor, as more fully described below under the section titled “The Merger — Opinion of Avalon’s Financial Advisor” beginning on page 97. The Projections are not included in this proxy statement/ prospectus to influence any stockholder to make any investment decision with respect to the Merger.

The Projections are “forward-looking statements” and actual results may differ materially and adversely from those set forth below. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 13 and “Risk Factors” beginning on page 16. Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by YOOV with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to YOOV’s business, all of which are difficult or impossible to predict accurately and many of which are beyond YOOV’s control. The Projections reflect assumptions as to certain potential business decisions that are subject to change. The Projections cover a number of years and such information by its nature becomes less reliable with each successive year. The Projections were prepared on a standalone basis without giving effect to the Merger.

In the view of YOOV’s management, the information in the Projections was prepared on a reasonable basis and reflected the best estimates and judgments available to YOOV’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The Projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, that YOOV may be adversely affected by other economic, business and/or competitive factors, and risks related to YOOV’s financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under in the section titled “Risk Factors” beginning on page 16. Moreover, YOOV operates in a competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for YOOV’s management to predict all risks, nor can YOOV assess the effect of all factors on YOOV’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements YOOV may make. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecasted. In addition, the Projections will be affected by YOOV’s ability to achieve its strategic goals, objectives and targets over the applicable periods. The Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The Projections were prepared by YOOV’s management for internal use, and were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. None of YOOV, Avalon or their respective independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect thereto or the achievability of the results reflected in such projections, and none of the foregoing assumes any responsibility for such information.

The inclusion of the Projections should not be regarded as an indication that YOOV, Avalon, Roth, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by YOOV or Avalon that it views such Projections as material information. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that the Projections will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by YOOV, Avalon or any other person regarding the Projections or YOOV’s ultimate performance compared to such information, and no assurance can be provided that the underlying estimates and assumptions of such Projections will be realized. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about YOOV contained herein.

The Projections included below are not being included herein to influence Avalon’s stockholders’ decision whether to vote in favor of any proposal contained in this proxy statement/prospectus/information statement. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue reliance on the Projections included in this proxy statement/prospectus/information statement.

Some of the Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure were not provided to or relied upon by the Avalon Board or Roth.

Avalon’s management team made certain assumptions relating to the Projections provided by YOOV’s management, which Roth used in its discounted cash flow analysis. Those assumptions were as follows:

●	Working capital assumptions were based on 2024 historical actuals and normalized for projected years, assuming:

o	a 25% year-over-year decrease in days sales outstanding.

o	a 15% year-over-year decrease in prepayments as a percentage of revenue. and

o	days payable outstanding was kept constant.

●	Depreciation and amortization for capital expenditures was based on a 20-year useful life, with YOOV management’s projected capital expenditures amortized across the forecast period.

The Projections, inclusive of the above assumptions, are set forth below.

	Actual[1]	Projected
Calendar Year	2024A	2025P	2026P	2027P	2028P
Fiscal Year End Date	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028

Revenue	$43.5	$64.1	$99.1	$153.3	$237.2
% Growth		47%	55%	55%	55%
Gross Profit	26.8	50.7	78.3	121.1	187.4
% Margin	62%	79%	79%	79%	79%
EBIT	4.2	10.4	21.2	38.3	65.5
% Margin	10%	16%	21%	25%	28%
EBITDA	4.2	12.6	23.6	41.0	68.5
% Margin	10%	20%	24%	27%	29%

Net Income	3.7	9.2	17.4	31.8	54.8
% Margin	8%	14%	18%	21%	23%

1)	Unaudited and calendarized to December 31st, 2024 fiscal year end

Opinion of Avalon’s Financial Advisor

Pursuant to an engagement letter, dated December 3, 2024, as amended on February 21, 2025, the Avalon Board retained Roth to render its opinion to the Avalon Board as to whether the Merger Consideration (as defined below) to be paid by Avalon in the Merger, as provided in the Merger Agreement, was fair, from a financial point of view, to Avalon. On March 7, 2025, Roth rendered its opinion to the Avalon Board, which opinion was initially rendered orally and subsequently confirmed in writing, that, as of the date of such opinion, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in Roth’s written opinion, dated March 7, 2025 (the “Roth Fairness Opinion”), the Merger Consideration to be paid by Avalon in the Merger was fair, from a financial point of view, to Avalon. For purposes of the Roth Fairness Opinion, the term “Merger Consideration” means the total number of shares of Avalon Common Stock to be issued in the Merger as defined in the Roth Fairness Opinion. The full text of the Roth Fairness Opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Roth in rendering such opinion, is attached to this proxy statement/prospectus as Annex B and is incorporated by reference in its entirety to this proxy statement/prospectus. The Roth Fairness Opinion was prepared for the information and use of the Avalon Board (in its capacity as such) in connection with its consideration of the Merger. The Roth Fairness Opinion was not intended to be used for any other purpose without Roth’s prior written approval in each instance, except as expressly provided for in the Roth Fairness Opinion. Roth has consented to the use of the Roth Fairness Opinion in this proxy statement/prospectus. The Roth Fairness Opinion did not address Avalon’s underlying business decision to enter into the Merger Agreement or complete the Merger, or the relative merits of the Merger, as compared to any alternative transactions that were or may be available to Avalon, and does not constitute a recommendation to the Avalon Board or to any stockholder of Avalon as to how such stockholder should vote with respect to the Merger or any other matter. The following summary of the Roth Fairness Opinion is qualified in its entirety by reference to the full text of such opinion.

For purposes of the Roth Fairness Opinion and in connection with Roth’s review, Roth, among other things:

●	reviewed a draft of the Merger Agreement;

●	reviewed and analyzed certain information, including historic financial results and forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of YOOV and Avalon that were furnished to Roth by or through the management team of Avalon;

●	conducted discussions with members of the senior management of Avalon concerning the information described in the preceding bullet;

●	reviewed and analyzed certain publicly available information relating to Avalon, including reported prices and trading activity for the Avalon Common Stock, Avalon’s recent annual report to stockholders, its annual report on Form 10-K for the year ended December 31, 2023, the unaudited financial statements as of December 31, 2024 (on non-public-review basis), and the most recent quarterly report on Form 10-Q for the three-month period ended September 30, 2024, as well as Avalon’s financial outlook for 2025, provided by the management of Avalon;

●	reviewed and analyzed the financial information and data, to the extent publicly available, of certain acquisitions that Roth deemed relevant;

●	compared certain publicly available financial and other information for certain public companies that Roth deemed relevant;

●	participated in certain discussions with management of Avalon, its legal advisors and the management of YOOV;

●	reviewed and analyzed the pro forma ownership structure of the combined entity resulting from the Merger furnished to Roth by or through the management team of Avalon; and

●	performed such other analyses and considered such other factors as Roth deemed appropriate for the purpose of reviewing the proposed Merger and arriving at their opinion.

In the Roth Fairness Opinion, Roth noted that the Merger Agreement provided that the number of shares of Avalon Common Stock issuable as Merger Consideration in the Merger will be based on the following exchange ratio: (a) if the closing price of the Avalon Common Stock on the Nasdaq Capital Market on the second (2nd) trading day immediately preceding the Effective Time is less than or equal to $5.00, then the exchange ratio for each YOOV Ordinary Share will be equal to the ratio (rounded to four decimal places) of 60,000,000 divided by the number of YOOV Outstanding Shares, or (b) if the closing price of the Avalon Common Stock on the Nasdaq Capital Market on the second (2nd) trading day immediately preceding the Effective Time is greater than $5.00, then the Exchange Ratio for each YOOV Ordinary Share will be equal to the ratio (rounded to four decimal places) of 54,000,000 divided by the number of YOOV Outstanding Shares. Additionally, prior to the Effective Time, it is expected that YOOV will issue additional YOOV Ordinary Shares in respect of the conversion of certain YOOV Preferred Shares in accordance with YOOV’s memorandum and articles of association.

In rendering its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of all information that was publicly available or was supplied or otherwise made available to Roth by Avalon or YOOV or otherwise reviewed by Roth. With respect to information provided to or reviewed by it, Roth was advised by the management of Avalon and the management of YOOV that such information does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the any statement contained therein not misleading in any material respect. With respect to the financial projections of Avalon and YOOV, Roth was advised by the management of Avalon and the management of YOOV that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Avalon and the management of YOOV of the future financial performance of Avalon and YOOV. Roth does not express any view as to the reasonableness of such financial forecasts, estimates or forward-looking information, the assumptions on which they are based, or on the assumed probabilities associated with future events contemplated thereby.

Roth assumed that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Roth, and that the Merger and other transactions contemplated by the Merger Agreement would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Roth also assumed that all governmental, regulatory or other approvals and consents required for the consummation of the Merger would be obtained without imposition of any delays, limitations, conditions or restrictions that would have an adverse effect on Avalon or on the contemplated benefits expected to be derived in the proposed Merger. Roth is not a legal, tax, accounting or regulatory advisor, and expressed no opinion as to legal, tax, accounting or regulatory matters. Roth has relied upon, without independent verification, the assessment of Avalon and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters. Accordingly, the Roth Fairness Opinion does not address any legal, tax, accounting or regulatory matters, as to which Roth understood that Avalon had obtained such advice as it deemed necessary from qualified professionals.

Roth did not perform any independent valuations or appraisals of any of the assets or liabilities (fixed, contingent or other) of Avalon or YOOV, and, except for the property appraisal noted below under the heading “Management Liquidation Analysis”, Roth has not been furnished or provided with any such appraisals or valuations. Additionally, Roth did not make any physical inspection of the properties or assets of Avalon or YOOV. Roth did not evaluate the solvency of Avalon, YOOV or any of their respective subsidiaries (or the impact of the transactions contemplated by the Merger Agreement thereon) under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Roth expresses no view or opinion regarding the liquidation value of Avalon, YOOV or any other entity. Roth did not undertake any independent analysis of any pending or threatened litigation, to which YOOV, Avalon or any of their respective affiliates is a party or may be subject, and Roth did not make any assumptions concerning the possible assertion of claims, outcomes or damages arising out of any such matters.

The Roth Fairness Opinion was necessarily based on the economic, monetary, financial and other conditions as they existed and could have been evaluated as of the date of the Roth Fairness Opinion. Events occurring after the date of the Roth Fairness Opinion could materially affect the assumptions used in preparing the Roth Fairness Opinion. Roth does not have any obligation or responsibility to update, reaffirm or revise the Roth Fairness Opinion or otherwise comment upon any circumstances, developments or events occurring after the date of the Roth Fairness Opinion.

Roth is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Roth was selected by Avalon based on Roth’s experience, expertise, reputation and familiarity with Avalon. The Avalon Board did not impose any limitations on Roth with respect to the investigations made or procedures followed in rendering its opinion. The Roth Fairness Opinion was approved by an authorized internal fairness committee at Roth in accordance with its customary practice.

The opinion of Roth was limited to and addressed only the fairness of the consideration to be paid by Avalon to the extent expressly set forth in the Roth Fairness Opinion. Roth was not asked to, nor did Roth offer any opinion on, and the Roth Fairness Opinion did not address, any other term, aspect or implication of the Merger Agreement, including, without limitation, the form of the Merger, or any other agreements, arrangements or understandings entered into in connection with the Merger Agreement or otherwise, including, without limitation, the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, relative to the Merger Consideration, or the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Avalon. Further, Roth expressed no opinion as to the actual value of the shares of Avalon or the prices at which shares of Avalon, in each case, including those shares of Avalon to be issued in the Merger, will trade at any time before or after the announcement of the signing of the Merger Agreement or during the time between the announcement of signing of the Merger Agreement and the Closing.

In connection with its engagement by the Avalon Board, Roth agreed to receive a fee of $100,000 upon the delivery of the Roth Fairness Opinion, which is payable in cash. This fee was determined by Roth and proposed to the Avalon Board. In addition, Roth is entitled to receive an advisory fee for its services as financial advisor to Avalon in connection with the Merger in an amount equal to $50,000, which is contingent upon the completion of the Merger. The advisory fee is independent of any consideration for issuance of the Roth Fairness Opinion. Avalon has agreed to indemnify Roth against certain liabilities. Roth will also be reimbursed for certain expenses in connection with its services up to a limit of $50,000 for all expenses, which limit may be modified with the consent of Avalon.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for Roth’s or its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Avalon and the other parties to the Merger, and, accordingly, may at any time hold a long or a short position in such securities. Except as described above or as set forth below, Roth has not had a material relationship with, nor has it otherwise received any fees from Avalon, YOOV or any other parties to the Merger during the two (2) years preceding the date hereof. During the two (2) years prior to the date hereof, Roth was engaged by Avalon to provide certain services under the following two engagements:

●	General financial advisory engagement under which Roth provided capital markets assistance, including marketing a potential investment in Avalon to prospective debt financing sources. In June 2023, Avalon’s efforts to identify debt financing sources were unsuccessful. Roth received $20,000 in compensation for these services. Additionally, under Roth’s engagement letter relating to these advisory services, there was an additional amount of compensation due in the amount of $80,000 which was waived by Roth in connection with the termination of the engagement. No fees associated with previous engagements are being paid in connection with this merger, and no debt financing sources solicited under this prior engagement are participating in this merger.

●	Between July 2023 and August 2024, Roth also executed an at-the-market equity offering for Avalon and received $104,797.30 in compensation for the services related thereto.

Summary of Material Financial Analyses

The following is a summary of material financial analyses prepared, or reviewed, by Roth and discussed with the Avalon Board in connection with the rendering of the Roth Fairness Opinion:

●	discounted cash flow analysis with respect to YOOV performed by Roth;

●	selected publicly traded comparable companies analysis with respect to YOOV performed by Roth;

●	selected precedent M&A transactions analysis with respect to YOOV performed by Roth; and

●	liquidation analysis performed by the management of Avalon and provided to Roth.

The order in which the analyses are listed above and described below does not represent the relative importance or weight given to the analyses by Roth. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Roth’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 6, 2025 and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by YOOV which are then discounted back to March 6, 2025. This methodology has three primary components: (a) the present value of projected standalone unlevered, after-tax free cash flows for a determined period, (b) the present value of the terminal value of cash flows (representing firm value beyond the time horizon on the projection), and (c) the weighted average cost of capital (“WACC”) used to discount such future cash flows and terminal value back to the present.

For purposes of the discounted cash flow analysis, Roth utilized YOOV management’s projected standalone unlevered, after-tax free cash flows for YOOV for the calendar years ending December 31, 2025 through December 31, 2028, which were based on the Projections. All of the information used in Roth’s analysis was based on publicly available sources and the financial projections provided by YOOV’s management.

In performing its discounted cash flow analysis, Roth calculated ranges of the estimated present values of the unlevered, after-tax free cash flows of YOOV forecasted to generate for 2025 to 2028 by applying discount rates, as of March 6, 2025, ranging from 13.6% to 17.6%, reflecting Roth’s estimates of the weighted-average cost of capital (“WACC”).

The WACC was calculated by adding (i) the estimated market value of equity as a percentage of the total market value of YOOV’s capital multiplied by YOOV’s estimated cost of equity, and (ii) the estimated market value of debt as a percentage of the total market value of YOOV’s capital multiplied by YOOV’s estimated after-tax market cost of debt. The estimated market value of YOOV’s debt and equity were calculated using the average debt to equity ratios of the comparable publicly traded companies. The estimated cost of equity was calculated using the capital asset pricing model, which took into account the betas of comparable publicly traded companies, the risk-free rate, a historical equity market risk premium and a historical small capitalization risk premium, which risk premiums were sourced from the 2024 Kroll Cost of Capital Module. The cost of equity also included a country risk premium which was based on an NYU Stern Country Risk Premium for Hong Kong. The estimated cost of debt was based on publicly available data as of March 6, 2025. The following table sets forth the WACC calculation:

Weighted Average Cost of Capital Calculation (WACC)

Step 1- Calculate Average Portfolio Beta (a)
Average Levered Portfolio Equity Beta	1.29

Step 2 - Calculate Unlevered Portfolio Beta (b)
Average Portfolio Equity Beta	1.29
Average Debt-to-Equity Ratio	53.3%
Tax Rate (c)	16.1%
Unlevered Portfolio Equity Beta	1.10

Step 3 - Arrive at YOOV Equity Beta (d)
Average Unlevered Portfolio Equity Beta	1.10
YOOV Debt-to-Equity Ratio (e)	53.3%
Tax Rate	16.1%
Levered YOOV Equity Beta	1.60

Step 4 - Calculate Cost of Equity Capital
Risk Free Rate (f)	4.3%
Equity Risk Premium (g)	7.2%
Levered YOOV Equity Beta	1.60
Country Risk Premium (h)	0.8%
Size Premium (i)	2.9%
YOOV Adjusted Cost of Equity Capital	19.6%

Step 5 - Calculate Cost of Debt Capital
10 Year Corporate Spread (j)	5.5%
Risk Free Rate	4.3%
YOOV Adjusted Cost of Debt Capital (k)	9.8%
Tax Rate	16.3%
YOOV Adjusted After-tax Cost of Debt Capital	8.2%

Step 6 - Calculate WACC (l)
Debt-to-Capital Ratio	34.8%
Equity-to-Capital Ratio	65.2%
After-tax Cost of Debt	8.2%
Cost of Equity Capital	19.6%
YOOV Adjusted Cost of Equity Capital	15.6%

a)	Beta was found using Capital IQ market data as of 3/6/2025 and derived from the average of selected comparable companies. Roth Capital uses mid-year convention to discount cash flows as Roth Capital assumes that cash flows come in continuously throughout the year.
b)	Unlevered Beta = Levered Beta / (1 + ((D/E) x (1 - T))
c)	Effective tax provided by YOOV’s management
d)	Levered Beta = Unlevered Beta* (1 + ((D/E) x (1 - T)) + P/E)
e)	Assumes debt as of 12/31/2024. Further assumes this amount of leverage persists as YOOV’s target leverage ratio.
f)	Source: 10-Year Treasury yield as of 3/6/2025
g)	Source: 2024 Kroll Cost of Capital Module
h)	Source: NYU Stern Country Risk Premium for Hong Kong
i)	Source: CRSP Deciles Size Study as of 12/31/2023
j)	Sourced from Capital IQ assumed BBB 10-year corporate spread as of 3/6/2025
k)	10 Year Corporate Spread - Risk Free Rate
1)	WACC = (Debt-to-Capital x Cost of Debt x (1 - Tax Rate)) + (Equity-to-Capital x Cost of Equity Capital)

Roth calculated YOOV’s implied enterprise value and implied equity value using the perpetuity growth method. Roth applied a selected range of perpetuity growth rates of 2.0% to 4.0% to the projected unlevered free cash flow for the calendar year ending December 31, 2028, then divided the result by the perpetuity growth rate minus a selected WACC range of 13.6% to 17.6%. The outcome was then discounted and added to the present value of the projected unlevered free cash flows to determine the implied enterprise value. Finally, Roth derived the implied equity value by subtracting total debt and adding cash as of calendar year ending December 31, 2024, based on figures provided by YOOV’s management.

This analysis resulted in the reference range of implied equity value for YOOV set forth below:

	Implied Equity Value
USD $ Million	Low	High
Discounted Cash Flow Analysis	$168	$301

This analysis also resulted in the reference range of implied enterprise value for YOOV set forth below:

	Implied Enterprise Value
USD $ Million	Low	High
Discounted Cash Flow Analysis	$185	$318

Selected Public Companies Analysis

Roth analyzed publicly available financial and stock market data for eight (8) selected publicly traded companies operating in the AI-powered platform industry with market capitalizations ranging from $78 million to $6.8 billion. Roth selected the following publicly traded companies that it considered generally relevant for the analysis (collectively, the “selected companies”):

●	Appian Corporation

●	Beta Systems Software AG

●	Informatica Inc.

●	Innodata Inc.

●	Pegasystems Inc.

●	Sprinklr, Inc.

●	UiPath Inc.

●	Upland Software, Inc.

Roth reviewed various financial metrics of the selected companies, including enterprise values, which were calculated as fully diluted equity values based on the closing stock prices on March 6, 2025, plus, if applicable for each company, total debt (excluding leases), preferred equity, and non-controlling interests minus cash and cash equivalents. These enterprise values were analyzed as multiples of estimated Revenue and EBITDA for calendar years 2025 and 2026. The financial data for the selected companies was sourced from publicly available data obtained from public filings with the SEC and other data sources, while YOOV’s financial data was furnished to Roth by management and based on management of YOOV’s forecasts and estimates.

Based on Roth’s judgment and experience, the analysis excludes the highest and lowest 25% of Revenue and EBITDA multiples for the eight selected companies. After excluding these data points, the following results were obtained:

●	the overall low to high calendar year 2025 and calendar year 2026 estimated Revenue multiples observed for the selected companies were 1.9x to 3.7x (with an overall median of 3.3x) and 1.9x to 3.5x (with an overall median of 3.0x). Roth applied the above selected ranges for projected calendar year 2025 and calendar year 2026 to corresponding data of YOOV.

●	the overall low to high calendar year 2025 and calendar year 2026 estimated EBITDA multiples observed for the selected companies were 9.3x to 17.7x (with an overall median of 13.3x) and 9.0x to 18.5x (with an overall median of 13.4x). Roth applied the above selected ranges for projected calendar year 2025 and calendar year 2026 to corresponding data of YOOV.

This analysis resulted in the reference ranges of implied equity value for YOOV set forth below:

	Multiples				Implied Equity Value
USD $ Million	Low		High		Low	High
EV/CY 2025P Revenue	1.9	x	3.7	x	$106	$221
EV/CY 2026P Revenue	1.9	x	3.5	x	$167	$328

EV/CY 2025P EBITDA	9.3	x	17.7	x	$101	$207
EV/CY 2026P EBITDA	9.0	x	18.5	x	$195	$420

Note: EV = Enterprise Value; CY = Calendar Year

Precedent Transaction Analysis

Roth analyzed publicly available financial information for eight (8) selected transactions involving target companies or businesses in the AI-powered platform industry. These selected transactions were deemed relevant by Roth for purposes of this analysis (collectively, the “selected transactions”):

Announced Date	Target	Acquirer
Dec-24	Windward Ltd.	FTV Management Company, L.P.; FTV VIII, L.P.
Sep-24	Esker SA	General Atlantic Ltd.; Bridgepoint Group plc
Jun-24	Augmento Labs Private Limited	Saksoft Limited
Mar-23	GK Software SE	Fujitsu ND Solutions AG
Sep-22	Beta Systems Software AG	Sparta AG
Feb-22	Bilot Oyj	Vincit Oyj
Dec-21	The Data Appeal Company S.P.A.	Almawave S.p.A.
Dec-20	RealPage, Inc.	Thoma Bravo, L.P.

Roth noted that, although the selected transactions were used for comparison purposes, no business of any selected company was either identical or directly comparable to YOOV’s business. Accordingly, Roth’s comparison of selected companies to YOOV and analyses of the results of such comparisons was not purely mathematical, but instead involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and YOOV.

Roth reviewed, among other information, and to the extent such information was publicly available, transaction values, calculated as the implied enterprise values of the target companies based on the consideration payable in the selected transactions. These values were analyzed as multiples of the revenue as of the last twelve (12) month period disclosed in public filings with the SEC for each target company as of the respective announcement dates of the selected transactions. Financial data for the selected transactions was sourced from public filings with the SEC and other publicly available information, while YOOV’s financial data was furnished to Roth by management and based on management of YOOV’s forecasts and estimates.

Based on Roth’s judgment and professional experience, the analysis excludes the highest and lowest 25% Revenue multiples for the eight selected transactions. After excluding these data points, the overall low to high Revenue multiples observed for the selected transactions were 2.3x to 8.1x (with an overall median of 5.0x). Roth applied the selected ranges above to corresponding data of YOOV.

This analysis resulted in the reference ranges of implied equity value for YOOV set forth below:

	Multiples				Implied Equity Value
USD $ Million	Low		High		Low	High
EV/CY 2024A Revenue	2.3	x	8.1	x	$83	$333

Note: EV = Enterprise Value; CY = Calendar Year

Management Liquidation Analysis

Roth discussed a liquidation analysis with the management of Avalon (the “Management Liquidation Analysis”). The Management Liquidation Analysis estimated the potential proceeds that would be available for distribution to Avalon’s creditors and stockholders in the event of a hypothetical liquidation under Chapter 7 of the Bankruptcy Code as of March 6, 2025. Roth considered this analysis to assess whether the value potentially received by stockholders in connection with the proposed Merger exceeds the value they would receive in a hypothetical liquidation based on the Management Liquidation Analysis.

Roth noted that (i) the Management Liquidation Analysis assumes the value of balance sheet items based on the book value for Avalon as of December 31, 2024, and (ii) the book value items were adjusted by Avalon management with respect to:

●	sale of an investment, accounted for under the equity method;

●	adjusted value of investment in real estate based on an independent appraisal used by management, dated as of November 3, 2023; and

●	the write-off of IP and Other Non-Current Assets.

Roth considered the conclusion of the Management Liquidation Analysis, which provided that net proceeds available for distribution to stockholders in such a hypothetical liquidation would be equal to an equity value per share of $2.36, as of a March 6, 2025 liquidation.

Miscellaneous

This summary is not a complete description of the Roth Fairness Opinion or the underlying analyses and factors considered in connection with such opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to a partial analysis or summary description. Roth believes that its analyses described above must be considered as a whole and that considering any portion of such analyses or factors considered without considering all such analyses and factors could create a misleading or incomplete view of the processes underlying Roth’s analyses and its opinion. In arriving at its fairness determination, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. In performing its analyses, Roth made numerous assumptions with respect to industry performance and general business and economic conditions, such as industry growth, inflation, interest rates and many other matters, many of which are beyond the control of Avalon, YOOV and their respective advisors. Any estimates used in Roth’s analyses, and the results derived from such analyses, are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company selected for the analyses described above is identical to Avalon or YOOV, and no transaction selected for the analysis described above is identical to the Merger.

In conducting its analyses and arriving at its opinion, Roth utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling Roth to provide its opinion to the Avalon Board as to the fairness, from a financial point of view, to Avalon of the Merger Consideration to be paid by Avalon in the Merger, as of the date of the Roth Fairness Opinion and do not purport to be appraisals or necessarily reflect the prices at which these companies or securities may actually be sold, which are inherently subject to uncertainty.

The terms of the Merger were determined through arm’s-length negotiations between Avalon and YOOV and were approved by the Avalon Board and the YOOV Board. The decision to enter into the Merger Agreement by Avalon was solely that of the Avalon Board. Roth did not make any recommendations as to any specific consideration to Avalon or the Avalon Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger. In addition, Roth was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to any transaction involving Avalon or YOOV, or review other alternative business combinations or transactions that Avalon could pursue. As described above, the Roth Fairness Opinion and the presentation of such opinion to the Avalon Board by Roth were among a number of factors taken into consideration by the Avalon Board in making its determination to approve the Merger Agreement, the Merger and the other transactions contemplated thereby, including the factors described elsewhere in this proxy statement/prospectus.

Regulatory Approvals Required for the Merger

In the United States, Avalon must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of the Merger Shares in connection with the Merger and the filing of this proxy statement/prospectus with the SEC.

Accounting Treatment of the Merger

Although Avalon is the legal acquirer and will issue shares of its common stock to effect the Merger with YOOV, if the Merger is completed it will be accounted for as a “reverse acquisition” of Avalon by YOOV using the “acquisition” method of accounting. YOOV will record net tangible and identifiable intangible assets acquired and liabilities assumed from Avalon at their respective fair values at the date of the completion of the Merger. Any excess of the purchase price, which will equal the fair value of the aggregate amount of Avalon Common Stock issued pursuant to the Merger Agreement on the date of the completion of the Merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of YOOV after completion of the Merger will reflect Avalon’s results but will not be restated retroactively to reflect the historical financial condition or results of operations of Avalon.

The earnings of YOOV following the completion of the Merger will reflect the effect of acquisition accounting adjustments, including changes in the carrying values of assets and liabilities and on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future YOOV determines that tangible or intangible assets (including goodwill) are impaired, YOOV would record an impairment charge at that time.

Appraisal Rights and Dissenters’ Rights

Avalon

There are no appraisal rights under the DGCL available to holders of shares of Avalon Common Stock and Avalon Preferred Stock in connection with the Merger.

YOOV

Any holder of the Dissenting Shares (other than those held in the treasury of YOOV, owned by YOOV or any of its direct or indirect wholly owned subsidiaries or by Avalon or any of its affiliates at the Effective Time) is entitled to payment of the fair value of his Dissenting Shares upon dissenting from the Merger in accordance with the BVI Companies Act.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Avalon, YOOV or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Avalon is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about Avalon contained in this proxy statement or Avalon’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Avalon contained in the Merger Agreement and described in this summary. The Merger Agreement contains representations and warranties that Avalon and Merger Sub, on the one hand, and YOOV, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Avalon and YOOV do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Avalon or YOOV, because they were made as of specific dates and are modified by the disclosure schedules.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with the British Virgin Islands Companies Act, 2004 (the “BVI Companies Act”), at the Effective Time, Merger Sub, a wholly owned subsidiary of Avalon formed by Avalon in connection with the Merger, will merge with and into YOOV, with YOOV surviving as a wholly owned subsidiary of Avalon (the “Surviving Corporation”).

Completion and Effectiveness of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within three (3) business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the YOOV shareholders and the approval by the Avalon stockholders of the issuance of the Merger Shares and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing and acceptance of an Articles of Merger with the Registrar of Corporate Affairs in the British Virgin Islands (the “BVI Registry”). Neither Avalon nor YOOV can predict the exact timing of the consummation of the Merger.

Merger Consideration

Immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will either automatically be converted into YOOV Ordinary Shares or canceled and cease to exist in accordance with their terms. At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio.

No fractional shares of Avalon Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any fractional shares of Avalon Common Stock resulting from the conversion of shares of YOOV Ordinary Shares shall be rounded down to the nearest whole number of shares of Avalon Common Stock, if it is less than the fraction of one-half (0.5) of one share of Avalon Common Stock, or rounded up to the nearest whole number of shares of Avalon Common Stock if the said product is greater than or equal to the fraction of one-half (0.5) of one share of Avalon Common Stock.

Exchange Ratio

At the Effective Time, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio. The “Exchange Ratio” will be equal to the ratio (rounded to four decimal places), determined as follows: if the closing price of the Avalon Common Stock on The Nasdaq Capital Market on the second (2nd) trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by the YOOV Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the YOOV Outstanding Shares. For purposes of calculating the Exchange Ratio, “YOOV Outstanding Shares” means the total number of YOOV Ordinary Shares outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to YOOV Ordinary Share basis, assuming, without limitation or duplication, and calculated using the treasury stock method (i) the conversion of each YOOV Preferred Share into YOOV Ordinary Shares immediately prior to the Effective Time and in accordance with YOOV’s memorandum and articles of association; (ii) the conversion of any YOOV Ordinary Share purchase warrants or other securities convertible or exchangeable into YOOV Ordinary Shares; and (iii) the issuance of YOOV Ordinary Shares in respect of all other rights to receive such shares that will be outstanding immediately after the Effective Time, in each case pursuant to the instruments governing such securities.

The Exchange Ratio will be adjusted equitably to reflect any change in the outstanding shares of capital stock of Avalon or YOOV which occurs as a result of any reclassification, recapitalization, reorganization, stock split (including the Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market) or combination, exchange or readjustment of shares, or any stock dividend or distribution is declared with a record date prior to the Effective Time.

Treatment of YOOV Ordinary Shares and YOOV Preferred Shares

Under the terms of the Merger Agreement, immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will be converted into YOOV Ordinary Shares. At the Effective Time, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio.

Treatment of Avalon Common Stock, Avalon Preferred Stock, Avalon Stock Options

Each share of Avalon Common Stock and Avalon Preferred Stock issued and outstanding at the Effective Time of the Merger will remain issued and outstanding. In addition, each Avalon Stock Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will survive the Closing and remain outstanding in accordance with its terms.

Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is estimated that the Exchange Ratio will be approximately 160.77. Upon completion of the Merger, the current Avalon stockholders are expected to own approximately 2.7% to 3.0% of the common stock of the Combined Company and the YOOV shareholders are expected to own approximately 97.0% to 97.3% of the common stock of the Combined Company. The Exchange Ratio is an estimate only, and the actual Exchange Ratio and relative ownership interests of Avalon stockholders and YOOV shareholders in the Combined Company immediately following the Merger will depend on the market price of Avalon’s Common Stock two (2) trading days prior to the Merger and the number of YOOV Outstanding Shares on the Closing Date.

Exchange and Payment

Promptly as practicable but in no event later than two (2) Business Days after the Effective Time, Avalon will cause an exchange agent to send to each holder of shares of YOOV Ordinary Shares, other than with respect shares held in treasury and Dissenting Shares, (a) a letter of transmittal specifying that delivery of Avalon Common Stock to which such holder of shares of YOOV Ordinary Shares is entitled to receive, will be effected and risk of loss and title will pass to such holder, upon proper delivery of a physical share certificate or in the case of YOOV Ordinary Shares in book-entry form (“YOOV Book-Entry Shares”), upon adherence to the procedures set forth in the letter of transmittal and (b) instructions for surrendering such physical share certificates or YOOV Book-Entry Shares.

Directors and Officers of Avalon Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of Avalon who will not continue as directors or officers of Avalon following the consummation of the Merger will resign effective as of the Closing Date. Immediately upon the Effective Time, the Combined Company Board will be comprised of seven (7) directors, five (5) of which will be designated by YOOV and two (2) of which will be designated by Avalon. The individuals currently identified to serve as directors of the Combined Company following the consummation of the Merger are Wenzhao Lu, Avalon’s current Chairman of the Board, and Steven A. Sanders, a current director of Avalon, designated by Avalon and Wong Ling Yan Philip, Devere Andrew Bryan, Lam Heung Yeung Herman, Peter Sterling Winn and Kirsty Vanora Godfrey-Billy, designated by YOOV.

Additionally, immediately following the consummation of the Merger, the following individuals will be the officers of the Combined Company: Wong Ling Yan Philip, as President and Chief Executive Officer and Luisa Ingargiola, the current Chief Financial Officer of Avalon, as Chief Financial Officer.

Amendment of the Avalon Charter

In connection with the Merger, Avalon agreed to amend the Avalon Charter to (i) change Avalon’s name to “YOOV, Inc.” (ii) effectuate the Reverse Stock Split, if necessary, and (iii) make such other changes as shall be mutually agreed by Avalon and YOOV prior to the filing of such amendment, including the Increase in Authorized Shares Amendment.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Avalon and YOOV for a transaction of this type relating to, among other things:

●	the due organization, existence, good standing and qualification of Avalon and YOOV and their respective subsidiaries to carry on their respective businesses;

●	organizational documents;

●	required regulatory filings and authorizations and consents or approvals of governmental authorities;

●	non-contravention;

●	authority to enter into the Merger Agreement and the related agreements;

●	except as otherwise specifically disclosed in the Merger Agreement, the fact that the execution of the Merger Agreement, the consummation of the Merger and other related transactions would not result in a violation or breach of, or default under the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any liens on the parties’ assets or require the consent of any third party;

●	the capitalization of Avalon and YOOV and their respective subsidiaries;

●	ownership in subsidiaries;

●	financial statements and, with respect to Avalon, documents filed with the SEC;

●	liabilities;

●	material changes or events;

●	litigation;

●	material contracts;

●	benefit plans;

●	labor relations;

●	taxes;

●	environmental matters;

●	intellectual property and data privacy;

●	real and personal property;

●	compliance with laws and permits;

●	regulatory matters;

●	insurance;

●	transactions with affiliates;

●	with respect to Avalon, its efforts with respect to ensuring the inapplicability of Section 203 of the DGCL;

●	only with respect to Avalon, the fact that there is no stockholder rights plan or similar device;

●	only with respect to Avalon, the valid issuance of the Merger Consideration; and

●	brokers.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Avalon and YOOV to complete the Merger.

Restrictive Covenants; Conduct of Business Pending the Merger

Avalon has agreed that, except as permitted by the Merger Agreement, as required by law, or unless YOOV has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Avalon and its subsidiaries will use commercially reasonable efforts to conduct their operations only in the ordinary course and in material compliance with all applicable laws, regulations and material contracts. Avalon has also agreed that, subject to certain limited exceptions, without the consent of YOOV (which consent will not be unreasonably withheld, delayed or conditioned), it will not, and will not cause or permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement:

●	except as required to give effect to anything in contemplation of the Closing, amend the certificate of incorporation, bylaws or other similar organizational documents of Avalon or its subsidiaries;

●	make, declare, accrue, set aside or pay any dividend or distribution on any of its shares;

●	other than with respect to the Reverse Stock Split (a) adjust, split, combine or reclassify its share capital, (b) redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of Avalon Common Stock or any securities convertible or exchangeable into or exercisable for any of its shares of Avalon Common Stock, (c) issue, deliver or sell to any employee of Avalon any additional shares of Avalon Common Stock or any securities convertible or exchangeable into or exercisable for any shares of Avalon Common Stock, or (d) enter into any contract with respect to the voting or registration of its share capital;

●	other than in the ordinary course of business, or in connection with the Equity Plan Increase Proposal, (a) materially increase the compensation or benefits payable or to become payable to any employee, director or officer of Avalon or any of its subsidiaries, (b) grant any severance or termination pay to any current or new employees, director or officer of Avalon or any of its subsidiaries, (c) renew or enter into or amend any employment or severance agreement with any current or new employee, director or officer of Avalon or any of its subsidiaries, (d) establish, adopt, enter into, materially amend or terminate any equity compensation plan or any employee benefit plan, agreement, policy or program in effect on the date of the Merger Agreement, (e) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or contract with any labor organization, works council, trade union, labor association or other employee representative, (f) implement any employee layoffs that could trigger any liability or notice requirements under the WARN Act, or (g) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee, director or officer of Avalon or any of its subsidiaries, except, in each case, pursuant to the terms of any Avalon equity compensation plan in effect on the date of the Merger Agreement that has been made available to YOOV;

●	other than for obtaining “tail” insurance coverage in connection with Closing, terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

●	sell, lease, license, transfer, pledge, encumber, grant or dispose of any Assets (as defined in the Merger Agreement), including any intellectual property rights, the capital stock of any subsidiaries, that are material to Avalon and its respective subsidiaries, taken as a whole other than (a) in connection with products or services offered or provided in the ordinary course of business, (b) the disposition of used, obsolete or excess equipment in the ordinary course of business, or (c) expirations of any registered intellectual property in accordance with the applicable statutory term, grants of non-exclusive licenses of Avalon-owned intellectual property, or dispositions of non-material Avalon-owned intellectual property, in each case in the ordinary course of business;

●	acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, if the consideration paid by Avalon or its subsidiaries in connection with any such acquisition individually, or all such acquisitions in the aggregate, would exceed $250,000;

●	(a) enter into any contract which, if in effect as of the date of the Merger Agreement, would be a material contract (as defined in the Merger Agreement) or real property lease, other than in the ordinary course of business (unless such contract would otherwise be prohibited under another covenant in the Merger Agreement), (b) enter into any contract that would limit or otherwise restrict Avalon or any of its subsidiaries or any of their successors, or that would, after the Effective Time, from engaging or competing in any line of business or in any geographic area in any material respect, or (c) terminate, cancel, request any material change in, materially amend or waive any material rights under any material contract or real property lease other than the expiration of any material contract or real property in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another covenant in the Merger Agreement), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

●	incur, assume or guarantee any indebtedness for borrowed money, other than (i) pursuant to any indebtedness instrument outstanding as of the date of the Merger Agreement and made available to YOOV, and (ii) pursuant to promissory notes issued in connection with any acquisition by Avalon or any of its subsidiaries, which is made pursuant to the terms set forth above, provided that the indebtedness under any such promissory note taken individually, and all such promissory notes in the aggregate, does not exceed $250,000;

●	(a) make or forgive any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other person (including any of its executive officers, directors, employees, agents or consultants), other than by Avalon or a wholly owned subsidiary of Avalon to, or in, Avalon or any of its wholly owned subsidiaries in the ordinary course of business, or (b) make any material change in its existing borrowing or lending arrangements for or on behalf of such persons;

●	other than in the ordinary course of business, make or change or rescind any material tax election, file any material amended tax return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any governmental authority, in each case, with respect to a material amount of taxes, incur any taxes outside of the ordinary course of business, or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

●	materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable law after the date of the Merger Agreement;

●	commence, initiate, waive, release, assign, settle or compromise any legal action, or enter into any settlement agreement or other understanding or agreement with any governmental authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such governmental authority in the ordinary course of business), relating to Avalon or any of its subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a person that is not a governmental authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $500,000 individually or $1,000,000 in the aggregate;

●	enter into or amend any arrangement or contract with any affiliate, director, officer or stockholder of Avalon that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K; or

●	agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

YOOV has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Avalon shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, YOOV will use commercially reasonable efforts to conduct its operations only in the ordinary course and in material compliance with all applicable laws, regulations and material contracts. YOOV has also agreed that, subject to certain limited exceptions, without the consent of Avalon (which consent will not be unreasonably withheld, delayed or conditioned), it will not, and will not cause or permit its subsidiary to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement:

●	amend the certificate of incorporation, bylaws or other similar organizational documents of YOOV or its subsidiaries;

●	make, declare, accrue, set aside or pay any dividend or distribution on any of its shares;

●	other than with respect to the Reverse Stock Split (a) adjust, split, combine or reclassify its share capital, (b) redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of YOOV Ordinary Shares or any securities convertible or exchangeable into or exercisable for any of its shares of YOOV Ordinary Shares, (c) issue, deliver or sell to any employee of YOOV any additional shares of YOOV Ordinary Shares or any securities convertible or exchangeable into or exercisable for any shares of YOOV Ordinary Shares, or (d) enter into any contract with respect to the voting or registration of its share capital;

●	other than in the ordinary course of business, (a) materially increase the compensation or benefits payable or to become payable to any employee, director or officer of YOOV or any of its subsidiaries, (b) grant any severance or termination pay to any current or new employees, director or officer of YOOV or any of its subsidiaries, (c) renew or enter into or amend any employment or severance agreement with any current or new employee, director or officer of YOOV or any of its subsidiaries, (d) establish, adopt, enter into, materially amend or terminate any equity compensation plan or any employee benefit plan, agreement, policy or program in effect on the date of the Merger Agreement, (e) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or contract with any labor organization, works council, trade union, labor association or other employee representative, (f) implement any employee layoffs that could trigger any liability or notice requirements under the WARN Act, or (g) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee, director or officer of YOOV or any of its subsidiaries, except, in each case, pursuant to the terms of any YOOV equity compensation plan in effect on the date of the Merger Agreement that has been made available to YOOV;

●	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

●	sell, lease, license, transfer, pledge, encumber, grant or dispose of any Assets (as defined in the Merger Agreement), including any intellectual property rights, the capital stock of any subsidiaries, that are material to YOOV and its respective subsidiaries, taken as a whole other than (a) in connection with products or services offered or provided in the ordinary course of business, (b) the disposition of used, obsolete or excess equipment in the ordinary course of business, or (c) expirations of any registered intellectual property in accordance with the applicable statutory term, grants of non-exclusive licenses of YOOV-owned intellectual property, or dispositions of non-material YOOV-owned intellectual property, in each case in the ordinary course of business;

●	acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, if the consideration paid by YOOV or its subsidiaries in connection with any such acquisition individually, or all such acquisitions in the aggregate, would exceed $250,000;

●	(a) enter into any contract which, if in effect as of the date of the Merger Agreement, would be a material contract (as defined in the Merger Agreement) or real property lease, other than in the ordinary course of business (unless such contract would otherwise be prohibited under another covenant in the Merger Agreement), (b) enter into any contract that would limit or otherwise restrict YOOV or any of its subsidiaries or any of their successors, or that would, after the Effective Time, from engaging or competing in any line of business or in any geographic area in any material respect, or (c) terminate, cancel, request any material change in, materially amend or waive any material rights under any material contract or real property lease other than the expiration of any material contract or real property in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another covenant in the Merger Agreement), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

●	incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000, other than (i) pursuant to any indebtedness instrument outstanding as of the date of the Merger Agreement and made available to YOOV, (ii) pursuant to promissory notes issued in connection with any acquisition by YOOV or any of its subsidiaries, which is made pursuant to the terms set forth above, provided that the indebtedness under any such promissory note taken individually, and all such promissory notes in the aggregate, does not exceed $250,000 (iii) in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice, or (iv) pursuant to any letters of credit that YOOV enters into in the ordinary course of its business;

●	(a) make or forgive any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other person (including any of its executive officers, directors, employees, agents or consultants), other than by YOOV or a wholly owned subsidiary of YOOV to, or in, YOOV or any of its wholly owned subsidiaries in the ordinary course of business, or (b) make any material change in its existing borrowing or lending arrangements for or on behalf of such persons;

●	other than in the ordinary course of business, make or change or rescind any material tax election, file any material amended tax return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) or any voluntary disclosure agreement with any governmental authority, in each case, with respect to a material amount of taxes, incur any taxes outside of the ordinary course of business, or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

●	materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable law after the date of the Merger Agreement;

●	commence, initiate, waive, release, assign, settle or compromise any legal action, or enter into any settlement agreement or other understanding or agreement with any governmental authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such governmental authority in the ordinary course of business), relating to YOOV or any of its subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a person that is not a governmental authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $1,000,000 individually or $3,000,000 in the aggregate;

●	enter into or amend any arrangement or contract with any affiliate, director, officer or stockholder of YOOV that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K; or

●	agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Non-Solicitation

Each of Avalon and YOOV have agreed that, except as described below, Avalon and YOOV and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize or knowingly permit any of the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors agents and other representatives retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal (as defined below);

●	terminate, waive, amend or modify any provision of any existing confidentiality, standstill or similar agreement with respect to a potential Takeover Proposal;

●	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement in connection with a Takeover Proposal from a Qualified Person, as discussed below);

●	take any action that could reasonably be expected to lead to a Takeover Proposal;

●	other than informing Persons (as defined in the Merger Agreement) of the existence of the provisions above, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non public information of such party for the purpose of encouraging, facilitating or responding to, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Takeover Proposal; and

●	publicly propose to do any of the above.

A “Takeover Proposal” means, any proposal, offer, inquiry or indication of interest from a Third Party (as defined in the Merger Agreement) or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions made or submitted to Avalon or YOOV relating to (i) a merger, consolidation, share exchange or business combination involving a party or any of its subsidiaries representing 20% or more of such party’s assets, revenues, or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of a party’s assets, revenues or earnings, (iii) a direct or indirect purchase or sale of shares of capital stock, share capital or other Stock Equivalents (as defined in the Merger Agreement) of a party (including the Avalon Common Stock) representing 20% or more of the voting power of the capital stock or share capital of such party or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of a party, or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the Merger and the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, before obtaining the applicable approvals of the Avalon stockholders or YOOV shareholders required to consummate the Merger, each party may furnish non-public information regarding such party and its subsidiaries to, and may enter into discussions or negotiations with, any third party, pursuant to a confidentiality agreement not materially less restrictive than the Confidentiality Agreement (as defined in the Merger Agreement), in response to a bona fide written Takeover Proposal from a Qualified Person (as defined below) if:

●	such party’s board of directors has determined in good faith based on the advice of outside legal counsel, that the failure to take the actions contemplated by this section would be reasonably likely to result in a breach of the fiduciary duties of the such party’s board of directors under applicable law;

●	neither such party nor any Representative (as defined in the Merger Agreement) of such party has breached the non-solicitation provisions of the Merger Agreement;

●	at least two (2) business days prior to furnishing any non-public information or entering into discussions with a third party, such party gives the other party written notice of the identity of the third party and of that party’s intention to furnish non-public information to, or enter into discussions with, such third party;

●	substantially contemporaneously with furnishing any non-public information to a third party, such party furnishes the same non-public information to the other party to the extent not previously furnished; and

●	such party shall continue to observe its obligations under the Confidentiality Agreement (as defined in the Merger Agreement), including not furnishing any such Qualified Person with any confidential information of the other party.

The Merger Agreement also provides that each party will promptly (and in no event less than twenty-four (24) hours) advise the other party of (a) such party’s receipt of any written or oral Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal; and (iv) the identity of the Person making any such Takeover Proposal (unless, in the case of clause (iv), such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such person that is in effect on the date of the Merger Agreement).

A “Qualified Person” means any Person making a bona fide Takeover Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement that the board of directors of such party receiving the Takeover Proposal determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal (as defined below).

Board Recommendation Change

Under the Merger Agreement, subject to certain exceptions described below, (a) Avalon and YOOV each agreed that its board of directors may not (i) withhold, withdraw, qualify or modify, or and publicly propose to withhold, amend, withdraw or modify, the Avalon Board Recommendation or the YOOV Board Recommendation (as each is defined below), as applicable, in a manner adverse to the other party and (ii) adopt, approve, endorse or recommend, or publicly announce an intention to adopt, approve, endorse or recommend, any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal and (b) Avalon agreed that its board of directors (i) will include the Avalon Board Recommendation in the Registration Statement and (ii) will not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Avalon Board to the Avalon stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (any of the foregoing, an “Adverse Recommendation Change”).

Intervening Event

However, notwithstanding the foregoing, before obtaining the applicable approvals of the Avalon stockholders or YOOV shareholders required to consummate the Merger, the board of directors of either party may make an Adverse Recommendation Change in response to an Intervening Event (as defined below) if such Party’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be a breach such board of director’s fiduciary duties under applicable law, only if all of the following conditions are satisfied:

●	such party shall have first provided the other party an Intervening Event Notice (as defined in the Merger Agreement) at least five (5) business days in advance advising the other party that such party intends to make an Adverse Recommendation Change, and specifying, in reasonable detail, the Intervening Event;

●	during the applicable Intervening Event Notice Period (as defined in the Merger Agreement), or any mutually agreed extension or continuation thereof, such party and its Representatives shall negotiate in good faith with the other party and its Representatives to make revisions to the terms of the Merger Agreement as would cause such Intervening Event to cease to warrant an Adverse Recommendation Change;

●	the other party does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the Avalon Board or YOOV Board, as applicable, (after consultation with outside legal counsel), cause the failure to effect an Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the such board of director’s fiduciary duties under applicable law; and

●	following the Intervening Event Notice Period, the Avalon Board or YOOV Board, as applicable, shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change, as applicable, in response to such Intervening Event would continue to be a breach of such board of director’s fiduciary duties under applicable law.

“Avalon Board Recommendation” means the Avalon Board’s unanimous recommendation to the Avalon stockholders that they approve (a) the issuance of the Merger Shares, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of the Merger Agreement that (i) was not known by nor was reasonably foreseeable to the board of directors of any party or the executive officers of any party as of or prior to the date of the Merger Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to such persons as of the date of the Merger Agreement) and results in the standalone financial condition of Avalon, YOOV and their respective subsidiaries, taken as a whole, being materially more favorable to the Avalon stockholders or the YOOV shareholders, as applicable, than the Merger Agreement and the transactions contemplated thereby, and (ii) does not relate to or involve a (A) Takeover Proposal or, (B) in the case of Avalon, any changes in the market price, or change in trading volume, of the Avalon Common Stock, any change of the ratings or ratings outlook for Avalon by any of the Rating Agencies (as defined in the Merger Agreement) and the consequences of any such ratings or outlook changes, or Avalon exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).

“YOOV Board Recommendation” means the YOOV Board’s unanimous recommendation to the YOOV shareholders that they adopt the Merger Agreement, the plan of merger, articles of merger and the Surviving Corporation amended and restated articles of association contemplated thereby, and thereby approve the transactions contemplated by the Merger Agreement.

Superior Proposal

In addition, notwithstanding the foregoing, before obtaining the applicable approvals of the Avalon stockholders or YOOV shareholders required to consummate the Merger, if Avalon or YOOV receives a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of the Merger Agreement which does not arise from a breach of the non-solicitation provisions of the Merger Agreement and has not been withdrawn, the board of directors of such party that received the Takeover Proposal determines in good faith (a) after consultation with outside legal counsel and a financial advisor, that such Takeover Proposal constitutes a Superior Proposal, and (b) after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change would be a breach of such party’s board of director’s fiduciary duties under applicable law, then such party’s board of director’s may make an Adverse Recommendation Change only if, in either such case, all of the following conditions are satisfied:

●	such party shall have first provided to the other party a Superior Proposal Notice (as defined in the Merger Agreement) at least five (5) business days in advance advising the other party that such party is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) and providing the other Party with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal;

●	during the applicable Superior Proposal Notice Period (as defined in the Merger Agreement) (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change, such party and its Representatives shall negotiate in good faith with the other party and its Representatives regarding changes to the terms of the Merger Agreement and any other proposals intended to cause such Takeover Proposal to no longer constitute a Superior Proposal;

●	the other party does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the board of directors of such party (after consultation with outside legal counsel and a financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal; and

●	following the Superior Proposal Notice Period, such party’s board of directors shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by the other party, (a) after consultation with outside legal counsel and a financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal, and (b) after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change would continue to be a breach of such party’s board of director’s fiduciary duties under applicable law.

“Superior Proposal” means a bona fide and unsolicited written Takeover Proposal (substituting “more than 50%” for “20%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act) after the date of the Merger, which did not result from a direct or indirect material breach of any provision of the Merger Agreement, including the non-solicitation provisions of the Merger Agreement, and that the board of directors of the party receiving such Takeover Proposal determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by such board of directors in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and the Merger Agreement (after taking into account any revisions to the terms and conditions to the Merger Agreement made or proposed in writing by the other party to the Merger Agreement in accordance with Section 5.04), (i) are more favorable to the stockholders of Avalon or shareholders of the YOOV, as applicable (solely in their capacities as such) than the Merger and the transactions contemplated by the Merger Agreement, and (ii) the board of directors of Avalon or YOOV, as applicable, believes is reasonably likely to be consummated in accordance with its terms.

Required Stockholder Approvals

As promptly as reasonably practicable after the effectiveness of the Registration Statement, Avalon shall establish the record date, and duly call, give notice of, convene or hold the Special Meeting to consider and vote to approve (a) the issuance of the Merger Shares, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement. The Special Meeting will be held as promptly as practicable after the Registration Statement is declared effective, and in any event no later than forty-five (45) calendar days after the effective date of the Registration Statement.

As soon as reasonably practicable after the effectiveness of the Registration Statement, and no later than twenty-five (25) business days thereafter, YOOV is required to either (a) call and hold a meeting of the shareholders of YOOV for the purpose of voting upon the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated thereby or (b) solicit a majority written consent from its shareholders. Reasonably promptly following receipt of such consents, YOOV will prepare, and cause to be mailed to its stockholders who did not execute such consents, a notice in accordance with the BVI Companies Act.

Indemnification and Insurance for Directors and Officers

Under the Merger Agreement, from the Closing Date through the sixth (6th) anniversary of the Closing Date, each of Avalon and YOOV, being the Surviving Corporation in the Merger, agreed to jointly and severally indemnify and hold harmless any present or former, or who becomes prior to the Effective Time, director or officer of Avalon or the Surviving Corporation, or their respective subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against all claims, losses, Liabilities (as defined in the Merger Agreement), damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Legal Action (as defined in the Merger Agreement) arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of Avalon, the Surviving Company or their respective subsidiaries, whether asserted or claimed prior to, at or at or after the Effective Time, in each case, to the fullest extent permitted under applicable law. Each Indemnified Party will be entitled to advancement of Costs incurred in the defense of any such Legal Action from each of Avalon and the Surviving Company upon receipt by Avalon or the Surviving Company from the Indemnified Party of a request therefor; provided that any such Person to whom Costs are advanced provides an undertaking to Avalon, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Avalon shall cooperate with the Indemnified Party in the defense of any such Legal Action and Avalon shall not settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.

The Merger Agreement also provides that the provisions of the Avalon Charter and the Avalon Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Avalon that are presently set forth in the Avalon Charter and the Avalon Bylaws will not be amended modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Avalon, unless such modification is required by applicable law. The articles of association and bylaws of the Surviving Corporation will contain, provisions no less favorable with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers as those set forth in the Avalon Charter and the Avalon Bylaws.

From and after the Effective Time, Avalon will maintain director and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Avalon. In addition, Avalon will secure and purchase a six (6) year “tail policy” on Avalon’s existing directors’ and officers’ liability insurance policy with an effective date as of the Closing Date with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of Liability that are no less favorable than the coverage provided under the Avalon Charter and the Avalon Bylaws as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Avalon or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby).

Additional Covenants

Each of Avalon and YOOV has agreed to, and use reasonable best efforts to cause their respective affiliates to, use its reasonable best efforts to, take, or cause to be taken, all actions and cooperate with the other parties to the Merger Agreement in doing all things necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement. In connection therewith Avalon agreed to:

●	(a) as promptly as practicable following the date of the Merger Agreement, prepare and file with the SEC this Registration Statement and (b) to use commercially reasonable efforts to (i) respond to any comments on the Registration Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, (b) have the Registration Statement declared effective by the SEC as promptly as practicable following its filing, (c) set the record date for the Special Meeting and (d) cause the Registration Statement to be mailed to Avalon stockholders as promptly as practicable after the SEC confirms it has no further comments to the Registration Statement;

●	as promptly as practicable following the effectiveness of the Registration Statement, establish the record date, and duly call, give notice of, convene or hold the Special Meeting in accordance with the DGCL and the Avalon Charter and the Avalon Bylaws (and in any event within forty-five (45) days after the date thereof, unless otherwise required by applicable laws) to consider and vote to approve (a) the issuance of the Merger Shares, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement; and

●	use commercially reasonable efforts to ensure the continued listing on The Nasdaq Capital Market of the existing shares of Avalon Common Stock as of and from the date of the Merger Agreement through the Closing Date, including, to the extent required, filing an initial listing application for Avalon Common Stock on The Nasdaq Capital Market; and

●	from the date of the Agreement through the Effective Time, use commercially reasonable efforts to negotiate with the holders of certain Avalon Warrants to sell, assign or transfer such Avalon Warrants to a third party reasonably acceptable to YOOV.

Pursuant to the Merger Agreement, Avalon and YOOV have further agreed that each party shall:

●	use its reasonable best efforts to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;

●	use its reasonable best efforts to make all necessary filings, registrations, declaration and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to obtain all necessary and advisable actions or non-actions, waivers and consents, (if any) (pursuant to any applicable law or contract, or otherwise) in connection with the Merger and the other transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect; and

●	use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement.

Conditions to the Completion of the Merger

The following contains a description of all material conditions to the completion of the Merger.

Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the closing, of various conditions, which include the following:

●	the Avalon stockholders shall have approved (a) the issuance of the Merger Shares, (b) the Reverse Stock Split Proposal and (c) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement;

●	the YOOV shareholders shall have approved the Plan of Merger, the Surviving Corporation amended and restated articles of association, and the transactions contemplated by the Merger Agreement;

●	the Registration Statement, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff;

●	the existing shares of Avalon Common Stock must be continually listed on The Nasdaq Capital Market, as of the date of the Merger Agreement through the Closing Date, there shall be no pending order or action from Nasdaq or any governmental authority with respect to the status of the listing of the Avalon Common Stock on The Nasdaq Capital Market, including without limitation, any delisting order and the Merger Shares shall have been approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance; and

●	the parties shall have received all approvals from any governmental authority necessary to consummate the Merger and transaction contemplated by the Merger Agreement, and there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental authority of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

●	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; and

●	the other party must have delivered certain certificates and other documents required under the Merger Agreement for the closing.

In addition, the obligation of Avalon and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties regarding certain matters related to the capitalization of YOOV in the Merger Agreement must be true and correct in all respects as of the Closing with the same force and effect as if made on such date, or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, individually or in the aggregate;

●	the representations and warranties regarding certain organization and power, corporate authorization and brokers of YOOV in the Merger Agreement (A) that are not qualified by material or any other materiality qualifications must be true and correct in all material respects as of the Closing with the same force and effect as if made on such date, or, if such representations and warranties address matters as of a particular date, then as of that particular date, and (B) that are qualified by material or any other materiality qualifications must be true and correct in all respects as of the Closing with the same force and effect as if made on such date, or, if such representations and warranties address matters as of a particular date, then as of that particular date;

●	the remaining representations and warranties of YOOV in the Merger Agreement must be true and correct as of the Closing with the same force and effect as if made on such date, and, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on YOOV (without giving effect to any references therein to materiality qualifications); and

●	there shall have been no Material Adverse Effect.

In addition, the obligation of YOOV to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

●	the representations and warranties regarding certain matters related to the capitalization of Avalon in the Merger Agreement must be true and correct in all respects as of the Closing with the same force and effect as if made on such date, or, if such representations and warranties address matters as of a particular date, then as of that particular date, except for such inaccuracies which are de minimis, individually or in the aggregate;

●	the representations and warranties regarding certain organization and power, corporate authorization and brokers of Avalon in the Merger Agreement (A) that are not qualified by material or any other materiality qualifications must be true and correct in all material respects as of the Closing with the same force and effect as if made on such date, or, if such representations and warranties address matters as of a particular date, then as of that particular date, and (B) that are qualified by material or any other materiality qualifications must be true and correct in all respects as of the Closing with the same force and effect as if made on such date, or, if such representations and warranties address matters as of a particular date, then as of that particular date;

●	the remaining representations and warranties of Avalon in the Merger Agreement must be true and correct as of the Closing with the same force and effect as if made on such date, and, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Avalon (without giving effect to any references therein to materiality qualifications);

●	there shall have been no Material Adverse Effect; and

●	each of the officers and directors of Avalon that are not going to continue as officers or directors of the Combined Company after the Effective Time must deliver a written resignation and general release, in a form reasonably satisfactory to YOOV, dated as of the Closing Date and effective as of the Effective Time.

Each of Avalon and YOOV may waive any or all of the conditions to the closing of the Merger that are for its benefit, to the extent permitted by applicable laws. Avalon does not believe that applicable laws would permit it to waive the condition for obtaining approval from Avalon’s stockholders of the issuance of the Merger Shares.

Termination and Termination Fee

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(a)	by mutual written consent of Avalon and YOOV;

(b)	by either Avalon or YOOV, if any of the following circumstances shall occur:

(1)	if the Merger has not been consummated by March 7, 2026 (the “End Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement; and provided, further, that such date will be extended by sixty (60) days by either party in the event that the SEC has not declared effective the registration statement on Form S-4, of which this proxy statement/prospectus is a part, by the date which is sixty (60) days following the End Date;

(2)	if the Special Meeting has been held and completed and Avalon stockholders have taken a final vote on the Merger proposals set forth herein to be considered at the Special Meeting, and such proposals have not been approved by the Avalon stockholders; provided that Avalon may not terminate the Merger Agreement pursuant to this provision if the failure to obtain the approval of Avalon stockholders was caused by the action or failure to act of Avalon and such action or failure to act constitutes a material breach by Avalon of the Merger Agreement; or

(3)	if any law or order is enacted, issued, promulgated or entered by a governmental authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits consummation of the Merger or the transactions contemplated by the Merger Agreement, and (in the case of any order) such order has become final and nonappealable.

(c)	by YOOV, at any time prior to obtaining the approval by Avalon stockholders of the Merger proposals set forth herein to be considered at the Special Meeting, if any of the following circumstances shall occur:

(1)	the Avalon Board approves, endorses or recommends to the Avalon stockholders a Superior Proposal or tender offer or exchange offer for any outstanding shares of capital stock of Avalon is commenced before obtaining the approval by the Avalon stockholders of the Merger proposals set forth herein to be considered at the Special Meeting, and the Avalon Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within ten (10) business days after commencement;

(2)	Avalon breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a closing condition set forth in the Merger Agreement and cannot be cured on or before the End Date, or if curable, has not be cured by Avalon within the earlier of (a) thirty (30) days after Avalon’s receipt of written notice of such breach from YOOV or (b) one business day prior to the End Date; or

(3)	all of the conditions to Closing have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of the Merger Agreement by Avalon or any of its respective affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Avalon has failed to fulfill its obligation and agreement herein to consummate the Closing within three (3) business days following written notice of such satisfaction from YOOV and that YOOV is ready, willing and able to consummate the Merger and transactions contemplated by the Merger Agreement.

(d)	by Avalon, at any time prior to obtaining the YOOV shareholder approval, if any of the following circumstances shall occur:

(1)	the Avalon Board approves, endorses or recommends to the Avalon stockholders a Superior Proposal prior to the receipt of the approval of the Avalon stockholders of the Merger proposals set forth herein to be considered at the Special Meeting, if and only if, prior to or substantially concurrent with such termination (a) Avalon shall have paid the termination fee to YOOV pursuant to the Merger Agreement and (b) Avalon substantially concurrently with such termination, enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement and that remained a Superior Proposal following Avalon’s compliance with the provisions pertaining to Superior Proposals in the Merger Agreement;

(2)	YOOV breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach would give rise to the failure of a closing condition set forth in the Merger Agreement and cannot be cured on or before the End Date, or if curable, has not be cured by YOOV within the earlier of (a) thirty (30) days after Avalon’s receipt of written notice of such breach from Avalon or (b) one business day prior to the End Date; or

(3)	all of the conditions to Closing have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of the Merger Agreement by YOOV or any of its respective affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and YOOV has failed to fulfill its obligation and agreement herein to consummate the Closing within three (3) business days following written notice of such satisfaction from Avalon and that Avalon is ready, willing and able to consummate the Merger and transactions contemplated by the Merger Agreement.

The party desiring to terminate the Merger Agreement will give the other party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis for termination described in reasonable detail.

Termination Fee Payable by Avalon

Avalon must pay YOOV a termination fee of $1.0 million (a) upon the consummation of a Superior Transaction (as defined below), if (i) the Merger Agreement is terminated by YOOV pursuant to clause (b)(2) above, (ii) a Superior Proposal with respect to Avalon shall have been publicly announced, disclosed or otherwise communicated to Avalon or the Avalon Board at any time after the date of the Merger Agreement but prior to the termination of the Merger Agreement (which shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Avalon (1) consummates a transaction in respect of the Superior Proposal referred to in clause (ii) (the “Superior Transaction”) or (2) the Superior Transaction is withdrawn, terminated or otherwise discontinued for any reason, (b) within ten (10) business days (i) of such termination, if the Merger Agreement is terminated by Avalon pursuant to clause (d)(1) above, or (ii) after receiving written notice of such termination, if the Merger Agreement is terminated by YOOV pursuant to clause (c)(1) above.

Amendment and Waiver

The Merger Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of YOOV, Merger Sub and Avalon. Such amendment requires the approval of the respective boards of directors of YOOV, Merger Sub and Avalon at any time, except that after the YOOV shareholder approval or the Avalon stockholder approval or adoption has been obtained, no amendment which by law requires further approval by the YOOV shareholders or Avalon stockholders, as the case may be, may be made without such further approval or adoption.

Any provision of the Merger Agreement may be waived by any party solely on that party’s behalf, without the consent of any other party, except that after the YOOV shareholder approval or the Avalon stockholder approval has been obtained, no waiver which by law requires further approval or adoption by the YOOV shareholders or Avalon stockholders, as the case may be, may be made without such further approval or adoption. The waiver must be expressly set forth in a written instrument duly executed and delivered on behalf of such party, which will only be valid in the specific instance in which it is given. No failure or delay on the part of any party with respect to the exercise of any power, right, privilege or remedy under the Merger Agreement will operate as a waiver of such power, right, privilege or remedy.

Fees and Expenses

The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

CERTAIN AGREEMENTS RELATED TO THE MERGER

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Voting Agreements

Contemporaneously with the execution of the Merger Agreement, on March 7, 2025, the Key Avalon Stockholders, solely in their capacities as stockholders of Avalon, entered into the Avalon Voting Agreement pursuant to which each Key Avalon Stockholder agreed to vote all of their shares of Avalon Common Stock (a) in favor of the approval of (i) the Nasdaq Proposal, (ii) the Reverse Stock Split Proposal, (iii) any other proposals Avalon and YOOV mutually agree is necessary or desirable to consummate the transactions contemplated by the Merger Agreement, and (iv) the adjournment of the Special Meeting as permitted under the terms of the Merger Agreement, and (b) against, (i) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement and the Merger, or the fulfillment of Avalon’s or YOOV’s respective conditions to close the Merger or the transactions contemplated thereby and (ii) any Takeover Proposals. Additionally, the Key Avalon Stockholders agreed to not transfer their capital stock of Avalon, subject to limited exceptions, which includes, if such Key Avalon Stockholder is an entity, to one or more partners or members of such Key Avalon Stockholder or an affiliated corporation, trust or other entity under common control with such Key Avalon Stockholder, or if such Key Avalon Stockholder is a trust, a transfer to a beneficiary, (ii) if such Key Avalon Stockholder is a natural person, a family member of such Key Avalon Stockholder, (iii) to any other Key Avalon Stockholder a party to the Avalon Voting Agreement, (iv) as YOOV may otherwise agree in writing in its sole discretion, (v) with respect to such Key Avalon Stockholder’s stock options which expire on or prior to the termination of Avalon Voting Agreement, as payment for the (A) exercise price of such stock options and (B) taxes applicable to the exercise of such stock options, and (vi) to any natural person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law or for estate planning purposes; provided, that in the case of clause (i) (ii) and (iii), such transfer shall only be permitted only if, as a precondition to such transfer, the transferee agrees in writing (in form and substance reasonably satisfactory to YOOV) to be bound by all of the obligations of such Key Avalon Stockholder under the terms of the Avalon Voting Agreement. Collectively, as of March 7, 2025, the Key Avalon Stockholders held approximately 26.1% of the outstanding shares of Avalon Common Stock.

Also on March 7, 2025, the Key YOOV Shareholders entered into the YOOV Voting Agreement pursuant to which such Key YOOV Shareholders agreed to vote all of their YOOV Ordinary Shares (a) in favor of the approval and adoption of the Merger and the transactions contemplated thereby and (b) against, (i) any action or agreement that would reasonably be expected to result in the conditions of the transactions contemplated by the Merger Agreement not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of YOOV contained in the Merger Agreement, (ii) any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger and the transactions contemplated by the Merger, or the fulfillment of YOOV’s or Avalon’s respective conditions to close the Merger and the transactions contemplated thereby, and (iii) any Takeover Proposals. Additionally, such Key YOOV Shareholders have agreed not to transfer their capital stock of YOOV, subject to limited exceptions, which includes, if such Key YOOV Stockholder is an entity, to one or more partners or members of such Key YOOV Stockholder or an affiliated corporation, trust or other entity under common control with such Key YOOV Stockholder, or if such Key YOOV Stockholder is a trust, a transfer to a beneficiary, (ii) if such Key YOOV Stockholder is a natural person, a family member of such Key YOOV Stockholder, (iii) to any other Key YOOV Stockholder a party to the YOOV Voting Agreement, (iv) as Avalon may otherwise agree in writing in its sole discretion, and (vi) to any natural person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law or for estate planning purposes; provided, that in the case of clause (i) (ii) and (iii), such transfer shall only be permitted only if, as a precondition to such transfer, the transferee agrees in writing (in form and substance reasonably satisfactory to Avalon) to be bound by all of the obligations of such Key YOOV Stockholder under the terms of the Avalon Voting Agreement. Collectively, as of March 7, 2025, the Key YOOV Shareholders held approximately 53.5% of the outstanding shares of capital stock of YOOV.

None of the Key Avalon Stockholders, nor the Key YOOV Shareholders received any separate additional consideration in connection with their entering into the Avalon Voting Agreement or the YOOV Voting Agreement.

The foregoing descriptions of the terms of the Avalon Voting Agreement and the YOOV Voting Agreement do not purport to be complete and are qualified in its entirety by reference to the Form of Avalon Voting Agreement and the Form of YOOV Voting Agreement attached hereto as Exhibits A and B, respectively, to the Merger Agreement, attached as Annex A to this proxy statement/prospectus and are incorporated herein by reference.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, certain Key YOOV Shareholders and each of the Key Avalon Stockholders, entered into the Lock-Up Agreements, pursuant to which, subject to specified exceptions, they have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, directly or indirectly, any YOOV Ordinary Shares or Avalon Common Stock, as applicable, or any securities convertible into or exercisable or exchangeable for YOOV Ordinary Shares or Avalon Common Stock, as applicable, currently or thereafter owned until one hundred eighty (180) days after the Effective Time of the Merger.

As of March 7, 2025, the (i) certain Key YOOV Shareholders who executed Lock-Up Agreements beneficially owned approximately 47.7% of the outstanding YOOV Ordinary Shares and (ii) Key Avalon Stockholders beneficially owned approximately 26.1% of the outstanding Avalon Common Stock. Accordingly, after the Effective Time, approximately 47.0% of common stock of the Combined Company will be subject to the Lock-Up Agreements.

The foregoing description of the terms of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the Form of Lock-Up Agreement attached hereto as Exhibit C to the Merger Agreement, attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger applicable to U.S. Holders (as defined below) who exchange their YOOV Common Stock for Avalon Common Stock in the Merger or who hold Avalon Common Stock immediately prior to the Merger, but does not purport to be a complete analysis of all potential tax effects.

This discussion and the discussion of tax consequences elsewhere in this proxy statement/prospectus are limited to U.S. Holders who hold their YOOV Common Stock or Avalon Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency; banks, thrifts, insurance companies, and other financial institutions; traders that mark-to-market their securities; tax-exempt organizations or governmental organizations; small business investment companies; regulated investment companies; real estate investment trusts; tax-deferred or other retirement accounts; persons whose functional currency is not the U.S. dollar; persons who hold YOOV Common Stock or Avalon Common Stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; persons who hold or receive YOOV Common Stock or Avalon Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation; persons holding YOOV Common Stock who exercise dissenters’ rights; persons whose shares constitute “qualified small business stock” for purposes of Section 1202 of the Code; any entity or arrangement that is a partnership for U.S. federal income tax purposes; companies subject to the “stapled stock” rules; “expatriated entities”; or certain former citizens or long-term residents of the United States.

This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, or differing interpretations. Neither YOOV nor Avalon have sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions. The effects of other U.S. federal tax laws, such as estate and gift tax laws, the alternative minimum tax and the 3.8% tax on net investment income, and any applicable state, local, or foreign tax laws or the tax consequences occurring prior to, concurrently with or after the merger (whether or not such transactions are in connection with the merger) are not discussed.

Each U.S. Holder is urged to consult its own tax advisor with regard to the merger and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of YOOV Common Stock or Avalon Common Stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code, which we refer to as “United States persons”) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds YOOV Common Stock or Avalon Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding YOOV Common Stock or Avalon Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences for U.S. Holders of Avalon Common Stock

Avalon stockholders will not sell, exchange or dispose of any shares of Avalon stock as a result of the Merger, so the Merger should not result in recognition of gain or loss to the Avalon stockholders for U.S. federal income tax purposes in respect of their Avalon shares.

Material U.S. Federal Income Tax Consequences for U.S. Holders of YOOV Common Stock

Subject to the qualifications and assumptions described in this proxy statement/prospectus, the Merger is intended to be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. Neither Avalon nor YOOV has requested a ruling from the IRS regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. There is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position that is contrary to any of the positions set forth in this summary. Lucosky Brookman LLP, as counsel for YOOV, and Lowenstein Sandler LLP, as counsel for Avalon, believe that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, based upon representations and covenants received by each of Lucosky Brookman LLP and Lowenstein Sandler LLP from each of YOOV and Avalon in representation letters and assumptions that (i) there will be no change in applicable law between the date of such opinions and the date of the Merger, (ii) the Merger will be effected in accordance with the provisions of the Merger Agreement and (iii) the exercise of appraisal rights with respect to the Merger will not be such as to prevent Avalon from acquiring interests in YOOV representing “control” of YOOV (generally defined as voting shares representing at least 80% of the voting power of YOOV’s outstanding shares and at least 80% of each class of non-voting shares of YOOV) for Avalon Common Stock. Should such an assumption or any of the representations or covenants set forth in the representation letters from YOOV or Avalon not be accurate, then the Merger may not qualify as a reorganization within the meaning of Section 368(a) of the Code.

Neither Avalon nor YOOV has requested, and neither intends to request, a ruling from the IRS addressing the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the intended tax treatment or any of the anticipated tax consequences set forth below, and accordingly, neither the Combined Company, Avalon, nor any other party to the Merger Agreement makes any representations or provides any assurances regarding the qualification of the Merger as a reorganization. Given this uncertainty, each holder of shares of Avalon Common Stock and YOOV Ordinary Shares is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such holder.

Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, U.S. Holders (as defined herein) of YOOV Ordinary Shares generally should not recognize gain or loss upon the exchange of YOOV Ordinary Shares for Avalon Common Stock pursuant to the Merger. A shareholder’s aggregate tax basis in the shares of Avalon Common Stock received in the Merger will be the same as the aggregate tax basis of the YOOV Ordinary Shares exchanged in the Merger, and the holding period of shares of Avalon Common Stock received in exchange for YOOV Ordinary Shares will include the holding period of the YOOV Ordinary Shares exchanged for Avalon Common Stock.

However, there are many requirements that must be satisfied in order for the Merger to be treated as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and the reorganization treatment could be affected by actions taken after the Merger. If the Merger failed to qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of YOOV Ordinary Shares generally would recognize or loss equal to the difference, if any, between the fair market value of YOOV Ordinary Shares and such U.S. Holders’ adjusted tax basis in their YOOV Ordinary Shares exchanged for Avalon Common Stock in the Merger. Long-term capital gain of certain non-corporate U.S. Holders of YOOV Ordinary Shares (including individuals) is currently eligible for U.S. federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. U.S. Holders that realize a loss should consult their tax advisors regarding any limitations on the deductibility of such losses.

The discussion of material U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger that may vary with, or are dependent on, individual circumstances. In addition, the discussion does not address the effects of any foreign, state or local tax laws. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws.

PROPOSAL NO. 1—THE NASDAQ PROPOSAL

Merger Shares

At the Special Meeting, Avalon stockholders will be asked to approve (i) the issuance of the Merger Shares to the shareholders of YOOV pursuant to the Merger Agreement, which Merger Shares will represent more than 20% of the shares of Avalon Common Stock outstanding immediately prior to the Merger and (ii) the change of control of Avalon resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.

Subject to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, each then-outstanding YOOV Preferred Share will either automatically be converted into YOOV Ordinary Shares or canceled and cease to exist in accordance with their terms. At the Effective Time, each then-outstanding YOOV Ordinary Share (other than shares held in treasury and Dissenting Shares (as defined below)) will be converted into and become exchangeable for a number of shares of Avalon Common Stock equal to the Exchange Ratio.

The Exchange Ratio in the Merger Agreement sets forth the number of shares of Avalon Common Stock that will be issuable for each YOOV Ordinary Share outstanding in the Merger. The Exchange Ratio is subject to a collar mechanism and will be determined as follows: if the closing price of the Avalon Common Stock on Nasdaq on the second (2nd) trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by the YOOV Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the YOOV Outstanding Shares. Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is estimated that the Exchange Ratio will be approximately 121.8. Upon completion of the Merger, the current Avalon stockholders are expected to own approximately 2.7% to 3.0% of the common stock of the Combined Company and the YOOV shareholders are expected to own approximately 97.0% to 97.3% of the common stock of the Combined Company. The Exchange Ratio is an estimate only, and the actual Exchange Ratio and relative ownership interests of Avalon stockholders and YOOV shareholders in the Combined Company immediately following the Merger will depend on the market price of Avalon’s Common Stock two (2) trading days prior to the Merger and the number of YOOV Outstanding Shares on the Closing Date.

For more information about the Merger and the issuance of the Merger Shares, please see the sections entitled “The Merger” and “The Merger Agreement—Merger Consideration”, and the full text of the Merger Agreement included as Annex A hereto.

Approval of the Issuance of the Merger Shares

Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The issuance of the Merger Shares is expected to result in an issuance comprising more than 20% of the outstanding common stock of Avalon, or more than 20% of the voting power, in each case outstanding before the issuance. In addition, under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock where the issuance will result in a change of control of the company. The Avalon Board is requesting stockholder approval of the Nasdaq Proposal to comply with Nasdaq Listing Rules 5635(a)(1) and 5635(b).

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Nasdaq Proposal.

THE AVALON BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE ISSUANCE OF THE MERGER SHARES AS SET FORTH IN THE NASDAQ PROPOSAL.

PROPOSAL NO. 2—THE REVERSE STOCK SPLIT PROPOSAL

The Avalon Board has unanimously approved a reverse stock split of the outstanding shares of Avalon Common Stock and other outstanding securities of Avalon, at a ratio ranging from 1-for-2 to 1-for-20, inclusive (the “Reverse Stock Split”).  A vote for this Reverse Stock Split Proposal will constitute adoption and approval of an amendment to the Avalon Charter to effect the Reverse Stock Split (the “Reverse Split Charter Amendment”) that, once effected by filing the Reverse Split Charter Amendment with the Secretary of State of the State of Delaware, will combine between two (2) and twenty (20) shares of Avalon Common Stock into one share of Avalon Common Stock. If implemented, the Reverse Stock Split will have the effect of decreasing the number of shares of Avalon Common Stock outstanding, but will have no effect on the number of shares of Avalon Common Stock authorized for issuance pursuant to the Avalon Charter. The determination to effect the Reverse Stock Split, including the ratio within the specified range and effective date of any such Reverse Stock Split, will be determined by the Avalon Board in its sole discretion, if necessary to be effectuated pursuant to the rules of The Nasdaq Capital Market to consummate the Merger. The Avalon Board has recommended that the proposed Reverse Stock Split be presented to, and approved by, the Avalon stockholders.

The Reverse Stock Split, if approved by Avalon stockholders at the Special Meeting, would become effective at the time and date set forth in the Reverse Split Charter Amendment to be filed with the Secretary of State of the State of Delaware. The form of the proposed Reverse Split Charter Amendment to effect the Reverse Stock Split is attached as Annex C to this proxy statement/prospectus. The Reverse Split Charter Amendment to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by the Avalon Board, within the range approved by Avalon stockholders. Should Avalon receive the required stockholder approval for the Reverse Stock Split Proposal, the Avalon Board will have the sole authority to determine, and without the need for any further action on the part of the Avalon stockholders, whether to effect the Reverse Stock Split, the effective date of such Reverse Stock Split and the number of whole shares of Avalon Common Stock, between and including two (2) and twenty (20), that will be combined into one share of Avalon Common Stock.

By approving the Reverse Stock Split Proposal, Avalon’s stockholders will: (a) approve the Reverse Stock Split of Avalon Common Stock pursuant to which any whole number of outstanding shares of Avalon Common Stock between and including two (2) and twenty (20) will be combined into one share of Avalon Common Stock; and (b) authorize the Avalon Board to determine, at its option, whether to effect the Reverse Stock Split, the effective date of the Reverse Stock Split and the ratio of the Reverse Stock Split within the specified range.

Approval of Reverse Stock Split of Avalon Common Stock

The Avalon Board has approved and is recommending that its stockholders approve a Reverse Stock Split of Avalon Common Stock at a ratio in the range of 1-for-2 to 1-for-20, inclusive. Avalon is proposing that the Avalon Board have the discretion to select the Reverse Stock Split ratio from within such range, rather than proposing that stockholders approve a specific ratio at this time, in order to give the Avalon Board the flexibility to implement a Reverse Stock Split at a ratio that reflects the Avalon Board’s then-current assessment of the factors described below under “Criteria to be Used for Determining Whether to Implement the Reverse Stock Split.” If the Avalon Board decides to implement a Reverse Stock Split, the Avalon Board will do so following the Special Meeting by resolution, which will include the effective date and ratio of the Reverse Stock Split. Except for adjustments that may result from the treatment of fractional shares as described below, each of Avalon’s stockholders will hold the same percentage of outstanding Avalon Common Stock immediately following the Reverse Stock Split as such stockholder holds immediately prior to the Reverse Stock Split.

Reasons for Reverse Stock Split

To meet the initial listing requirements on The Nasdaq Capital Market in connection with the Merger. In connection with the completion of the Merger, the Combined Company will be required to meet the initial listing requirements of The Nasdaq Capital Market. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Avalon agreed, subject to Avalon stockholder approval, to effect the Reverse Stock Split to ensure the Avalon Common Stock will be able to meet the $4.00 minimum bid price initial listing requirement. If the Reverse Stock Split Proposal is not approved and Avalon is unable to otherwise effect a Reverse Stock Split, the conditions to closing the Merger may not be achieved. Please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger.”

To maintain Avalon’s listing on The Nasdaq Capital Market if the Merger with YOOV is not consummated. By potentially increasing Avalon’s stock price, the Reverse Stock Split would reduce the risk that Avalon Common Stock could be delisted from The Nasdaq Capital Market in the event the Merger with YOOV is not consummated. To continue Avalon’s listing on The Nasdaq Capital Market, Avalon must comply with Nasdaq Marketplace Rules regarding continued listing requirements, which requirements include a minimum bid price of $1.00 per share. On November 3, 2023, the Nasdaq staff notified Avalon that Avalon did not comply with the Minimum Bid Price Requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Notice”). Pursuant to the Bid Price Notice, Avalon had 180 calendar days from the date of the Bid Price Notice, or May 1, 2024, to regain compliance with the Minimum Bid Price Requirement. On May 2, 2024, the Company received a letter from Nasdaq advising that the Company had been granted a 180-day extension to October 28, 2024, to regain compliance with the Minimum Bid Price Requirement. In connection with regaining compliance with the Minimum Bid Price Requirement, Avalon implemented a reverse stock split on October 25, 2024. However, on October 29, 2024, Avalon received notice from the Nasdaq staff that it failed to regain compliance with the Minimum Bid Price Requirement because the reverse stock split did not occur at least ten (10) business days prior to the deadline of on or before October 28, 2024, which served as basis for the delisting of Avalon’s securities from Nasdaq. Following the receipt of the Nasdaq notice, Avalon requested and received a hearing date to discuss the non-compliance notice with the Nasdaq staff. On November 19, 2024, prior to the date of the hearing, Avalon received a notice that it has regained compliance with Nasdaq’s Minimum Bid Price Requirement.

However, there can be no assurance that Avalon will be able to continue to maintain compliance with the Nasdaq continued listing requirements. The Avalon Board has considered the potential harm to Avalon and its stockholders should Avalon be unable to maintain compliance with the continued listing requirements, including the failure to consummate the Merger or delisting of Avalon Common Stock from The Nasdaq Capital Market. If the Merger with YOOV is not consummated, the Avalon Common Stock price could decline, to the extent it reflects an assumption that Closing will occur. In addition, delisting could adversely affect the liquidity of Avalon Common Stock, since alternatives, such as the OTC Market, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, Avalon Common Stock on the OTC Market. Many investors likely would not buy or sell Avalon Common Stock due to difficulty in accessing the OTC Market, policies preventing them from trading in securities not listed on a national exchange or for other reasons.

Accordingly, even if the Merger with YOOV is not consummated, the Avalon Board believes that the Reverse Stock Split may be a potentially effective means for Avalon to maintain compliance with Nasdaq’s Minimum Bid Price Requirement, and to avoid, or at least mitigate, the likely adverse consequences of Avalon Common Stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of Avalon Common Stock.

The Avalon Board believes that maintaining the current number of authorized shares of Avalon Common Stock, irrespective of the Reverse Stock Split, is necessary to provide Avalon with the flexibility to act in the future with respect to raising additional financing, potential strategic collaborations and other corporate purposes without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of Avalon Common Stock may arise. Such a delay might deny Avalon the flexibility that the Avalon Board views as important and in the interests of the Company and its stockholders.

To potentially improve the marketability and liquidity of Avalon Common Stock should the Merger not occur. The Avalon Board believes that the increased market price of Avalon Common Stock expected as a result of implementing a Reverse Stock Split could improve the marketability and liquidity of Avalon Common Stock and encourage interest and trading in Avalon Common Stock should the Merger not occur.

●	Stock Price Requirements: Many brokerage houses, institutional investors and funds have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin. A Reverse Stock Split could help increase analyst and broker interest in Avalon Common Stock, as their internal policies might discourage them from following or recommending companies with low stock prices.

●	Stock Price Volatility: Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers.

●	Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for low-priced stocks.

Criteria to be Used for Determining Whether to Implement Reverse Stock Split

In determining whether to implement the Reverse Stock Split and which Reverse Stock Split ratio to implement, The Avalon Board may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of Avalon Common Stock;

●	the then-prevailing trading price and trading volume of Avalon Common Stock and the expected impact of the Reverse Stock Split on the trading market for Avalon Common Stock in the short- and long-term;

●	Avalon’s ability to maintain or continue its listing on The Nasdaq Capital Market;

●	Avalon’s ability to meet the initial listing requirements in The Nasdaq Capital Market in connection with the Merger and satisfy the closing conditions to complete the Merger with YOOV;

●	which Reverse Stock Split ratio would result in the least administrative cost to Avalon;

●	prevailing general market and economic conditions; and

●	if Avalon stockholders approve this Reverse Stock Split Proposal, the additional authorized but unissued shares of Avalon Common Stock that will result from the implementation of a Reverse Stock Split, will be available to provide flexibility to use Avalon Common Stock for business and/or financial purposes.

Certain Risks and Potential Disadvantages Associated with Reverse Stock Split

Avalon cannot assure you that the Reverse Stock Split will increase its stock price and have the desired effect of meeting the initial listing requirements on The Nasdaq Capital Market in connection with the Merger or maintaining compliance with the continued listing requirements of the Nasdaq Listing Rules if the Merger is not consummated. Avalon expects that the Reverse Stock Split will increase the market price of Avalon Common Stock so that Avalon may be able to meet the initial listing requirements in connection with the Merger. In addition, Avalon expects that the Reverse Stock Split will increase the market price of Avalon Common Stock so that Avalon may be able to regain and/or maintain compliance with the Nasdaq Minimum Bid Price Requirement, or to meet or maintain compliance with the Nasdaq Listing Rules required for Avalon’s continued listing on The Nasdaq Capital Market should the Merger not be completed. However, the effect of the Reverse Stock Split upon the market price of Avalon Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of Avalon Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of Avalon Common Stock outstanding resulting from the Reverse Stock Split, and the market price per post-Reverse Stock Split share may not exceed or remain in excess of the (i) $4.00 minimum bid price initial listing requirement in connection with the Merger, which requires the Combined Company to have a minimum bid price of $4.00 per share, or (ii) $1.00 minimum bid price for a sustained period of time to meet the continued listing requirements should the Merger not be completed and the stock price of the Avalon Common Stock falls below the Nasdaq Minimum Bid Price Requirement, and the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although Avalon believes the Reverse Stock Split may enhance the desirability of Avalon Common Stock to certain potential investors, it is possible that, if implemented, Avalon Common Stock may not become more attractive to institutional and other long-term investors. Even if Avalon implements the Reverse Stock Split, the market price of Avalon Common Stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of Avalon Common Stock may also be based on other factors which may be unrelated to the number of shares outstanding, including Avalon’s future performance. If the Reverse Stock Split is consummated and the trading price of the Avalon Common Stock declines, the percentage decline as an absolute number and as a percentage of Avalon’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. If the Merger is not completed, even if the market price per post-Reverse Stock Split share of Avalon Common Stock remains in excess of $1.00 per share, Avalon may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum stockholders’ equity requirement, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of “round lot” holders.

The proposed Reverse Stock Split may decrease the liquidity of Avalon Common Stock and result in higher transaction costs if the Merger with YOOV is not consummated. The liquidity of Avalon Common Stock may be negatively impacted by a Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split if the Merger with YOOV is not consummated, particularly if the stock price does not increase as a result of the Reverse Stock Split. In addition, if a Reverse Stock Split is implemented, it will increase the number of Avalon stockholders who own “odd lots” of fewer than 100 shares of Avalon Common Stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a Reverse Stock Split may not achieve the desired results of increasing marketability and liquidity of Avalon Common Stock described above if the Merger with YOOV is not consummated.

If Avalon stockholders approve this Reverse Stock Split Proposal, the effective increase in the authorized number of shares of Avalon Common Stock as a result of the Reverse Stock Split could have anti-takeover implications. If Avalon stockholders approve this Reverse Stock Split Proposal, the implementation of a Reverse Stock Split will result in an effective increase in the authorized number of shares of Avalon Common Stock, which could, under certain circumstances, have anti-takeover implications. The additional shares of Avalon Common Stock that would become available for issuance if this Reverse Stock Split Proposal is approved and a Reverse Stock Split is implemented could be used by Avalon to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Avalon Board could adopt a “poison pill” which would, under certain circumstances related to an acquisition of Avalon securities that is not approved by the Avalon Board, give certain holders the right to acquire additional shares of Avalon Common Stock at a low price. The board of directors also could strategically sell shares of Avalon Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Avalon Board. Although this Reverse Stock Split Proposal has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Avalon Board currently aware of any such attempts directed at Avalon), Avalon stockholders should be aware that approval of this Reverse Stock Split Proposal could facilitate future efforts by Avalon to deter or prevent changes in control, including transactions in which the Avalon stockholders might otherwise receive a premium for their shares over then current market prices.

Effective Reverse Stock Split Time

The proposed Reverse Stock Split would become effective as of the date and time determined by the Avalon Board and specified in the resolutions approving the Reverse Stock Split (the “Effective Reverse Stock Split Time”). The proposed Reverse Stock Split will only occur if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market.

Avalon will file the Reverse Split Charter Amendment effecting the Reverse Stock Split with the Secretary of State of the State of Delaware, in substantially the form attached as Annex C to this proxy statement/prospectus. Any Reverse Split Charter Amendment to effect the Reverse Stock Split will include the Reverse Stock Split ratio fixed by Avalon’s Board, within the specified range approved by Avalon’s stockholders, and the Effective Reverse Stock Split Time.

Effective as of the Effective Reverse Stock Split Time, shares of Avalon Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of Avalon or its stockholders, into a lesser number of new shares of Avalon Common Stock in accordance with the Reverse Stock Split ratio determined by the Avalon Board within the specified range approved by the Avalon stockholders pursuant to this Reverse Stock Split Proposal See “Treatment of Fractional Shares” below regarding the treatment of any fractional shares.

Effects of Reverse Stock Split

After the Effective Reverse Stock Split Time, each Avalon stockholder will own a reduced number of shares of Avalon Common Stock as compared to immediately prior to the Effective Reverse Stock Split Time. However, any Reverse Stock Split that is implemented by the Avalon Board would affect all Avalon stockholders uniformly and would not affect any stockholder’s percentage ownership interests in Avalon, except for adjustments that may result from the treatment of fractional shares as described below. Voting rights and other rights and preferences of the holders of Avalon Common Stock will not be affected by a Reverse Stock Split (other than for adjustments that may result from the treatment of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Avalon Common Stock immediately prior to a Reverse Stock Split would continue to hold 2% (assuming there is no impact as a result of the treatment of fractional shares as described below) of the voting power of the outstanding shares of Avalon Common Stock immediately after such Reverse Stock Split. The number of stockholders of record will not be affected by a Reverse Stock Split.

The principal effects of a Reverse Stock Split that is implemented by the Avalon Board will be that:

●	depending on the Reverse Stock Split ratio selected by the Avalon Board, each two (2) to twenty (20) shares of Avalon Common Stock owned by a stockholder will be combined into one post-split share of Avalon Common Stock;

●	no fractional shares of Avalon Common Stock will be issued in connection with any Reverse Stock Split; instead, holders of Avalon Common Stock who would otherwise hold a fractional share of Avalon Common Stock after giving effect to the Reverse Stock Split will hold one whole post-split share as explained more fully below;

●	the total number of authorized shares of Avalon Common Stock will remain at 100,000,000 (or, if the Charter Increase Proposal is approved, the authorized shares of Avalon Common Stock will be increased to 200,000,000), resulting in an effective increase in the authorized number of shares of Avalon Common Stock;

●	based upon the Reverse Stock Split ratio selected by the Avalon Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding stock options and warrants, which will result in a proportional decrease in the number of shares of Avalon Common Stock reserved for issuance upon exercise or vesting of such stock options and warrants, and, in the case of stock options and warrants, a proportional increase in the exercise price of all such stock options and warrants; and

●	the number of shares then reserved for issuance under the Amended and Restated 2020 Plan (including the shares reserved for issuance as a result of the Equity Plan Increase Proposal, if approved) will be reduced proportionately based upon the Reverse Stock Split ratio selected by the board of directors.

●	The following table contains approximate information, based on share information as of [ ], 2025, relating to outstanding Avalon Common Stock based on the proposed Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Status	Number of Shares of Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Future Issuance	Number of Shares of Common Stock Authorized but Unissued and Unreserved
Pre-Reverse Stock Split	100,000,000	[ ]	[ ]	[ ]
Post-Reverse Stock Split 1-for-2	100,000,000	[ ]	[ ]	[ ]
Post-Reverse Stock Split 1-for-10	100,000,000	[ ]	[ ]	[ ]
Post-Reverse Stock Split 1-for-20	100,000,000	[ ]	[ ]	[ ]

After the Effective Reverse Stock Split Time of any Reverse Stock Split that the Avalon Board elects to implement, Avalon Common Stock would have a new committee on uniform securities identification procedures, or CUSIP number, a number used to identify Avalon Common Stock.

Avalon Common Stock is currently registered under Section 12(b) of the Exchange Act, and Avalon is subject to the periodic reporting and other requirements of the Exchange Act. The implementation of any proposed Reverse Stock Split will not affect the registration of Avalon Common Stock under the Exchange Act. Avalon Common Stock would continue to be listed on The Nasdaq Capital Market.

Treatment of Fractional Shares

No fractional shares of Avalon Common Stock will be issued as a result of any Reverse Stock Split. Instead, in lieu of any fractional shares to which an Avalon stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, Avalon will issue to such stockholder such additional fraction of a share as is necessary to increase such resulting fractional share to a full share of Avalon Common Stock.

Record and Beneficial Stockholders

If this Reverse Stock Split Proposal is approved by Avalon’s stockholders and the Avalon Board elects to implement a Reverse Stock Split, stockholders of record holding all of their shares of Avalon Common Stock electronically in book-entry form under the direct registration system for securities will be automatically exchanged by the exchange agent and will receive a transaction statement at their address of record indicating the number of new post-split shares of Avalon Common Stock they hold after the Reverse Stock Split. Non-registered stockholders holding Avalon Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Stock Split than those that would be put in place by Avalon for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If this Reverse Stock Split Proposal is approved by Avalon’s stockholders and the Avalon Board elects to implement a Reverse Stock Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal from Avalon or its exchange agent, as soon as practicable after the Effective Reverse Stock Split Time. The Avalon Transfer Agent is expected to act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Stock Split shares in exchange for post-Reverse Stock Split shares in accordance with the procedures to be set forth in the letter of transmittal. No new post-Reverse Stock Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

AVALON STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Avalon Common Stock would remain unchanged at $0.0001 per share after any Reverse Stock Split. As a result, as of the Effective Reverse Stock Split Time, the stated capital on Avalon’s balance sheet attributable to Avalon Common Stock would be reduced proportionally, based on the actual Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital would be reduced. The net income or loss per share of Avalon Common Stock would be increased because there would be fewer shares of Avalon Common Stock outstanding. The Reverse Stock Split would be reflected retroactively and prospectively in Avalon’s consolidated financial statements. Avalon does not anticipate that any other accounting consequences would arise as a result of any Reverse Stock Split.

No Dissenter’s or Appraisal Rights

Avalon stockholders are not entitled to dissenter’s or appraisal rights with respect to the proposed Reverse Stock Split under the DGCL. The Avalon Board expects the Reverse Stock Split to occur prior to Closing only if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the Closing pursuant to the rules of The Nasdaq Capital Market.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. Holders (as defined above under “Certain Material U.S. Federal Income Tax Consequences of the Merger”) that hold shares of Avalon Common Stock as capital assets (generally, property held for investment) for U.S. federal income tax purposes.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation dealers or traders in securities, commodities or foreign currency; banks, thrifts, insurance companies, and other financial institutions; traders that mark-to-market their securities; tax-exempt organizations or governmental organizations; small business investment companies; regulated investment companies; real estate investment trusts; tax-deferred or other retirement accounts; persons whose functional currency is not the U.S. dollar; persons who hold Avalon Common Stock as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; persons who hold or receive Avalon Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation; persons whose shares constitute “qualified small business stock” for purposes of Section 1202 of the Code, any entity or arrangement that is a partnership for U.S. federal income tax purposes; companies subject to the “stapled stock” rules; “expatriated entities”; certain former citizens or long-term residents of the United States; or persons subject to the alternative minimum tax or the 3.8% tax on net investment income.

This discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, or differing interpretations. Any such change may cause the U.S. federal income tax consequences of a reverse stock split to vary substantially from the consequences summarized below. Avalon has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions.

The state, local and foreign tax consequences of a Reverse Stock Split may vary as to each U.S. Holder of Avalon Common Stock, depending on the jurisdiction in which such U.S. Holder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of a reverse stock split may not be the same for all U.S. Holders of Avalon Common Stock. U.S. Holders of Avalon Common Stock should consult their own tax advisors to understand their individual U.S. federal, state, local and foreign tax consequences to them of the Reverse Stock Split.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Avalon Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of Avalon Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Tax Consequences of the Reverse Stock Split Generally

The Reverse Stock Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder of Avalon Common Stock generally should not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split, except possibly to the extent a U.S. Holder receives a whole share of Avalon Common Stock in lieu of a fractional share of Avalon Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in shares of Avalon Common Stock received in a Reverse Stock Split should equal the U.S. Holder’s aggregate adjusted tax basis in the shares of Avalon Common Stock surrendered (increased by any income or gain recognized on receipt of a whole share in lieu of a fractional share). In addition, each U.S. Holder’s holding period for the shares of Avalon Common Stock the U.S. Holder receives in a Reverse Stock Split should include the U.S. Holder’s holding period for the shares of Avalon Common Stock exchanged in the Reverse Stock Split. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Avalon Common Stock surrendered to the shares of Avalon Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders of shares of Avalon Common Stock acquired on different dates and at different prices should consult their own tax advisors regarding the allocation of the tax basis and holding period of such shares.

The treatment of fractional shares of Avalon Common Stock being rounded up to the next whole share is uncertain, and a U.S. Holder that receives a whole share of Avalon Common Stock in lieu of a fractional share of Avalon Common Stock may possibly recognize gain, which may be characterized as either capital gain or as a dividend, in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the U.S. Holder was otherwise entitled. The holding period for the portion of a share of Avalon Common Stock treated as a distribution or as to which a U.S. Holder recognizes gain might not include the holding period of pre-reverse stock split shares of Avalon Common Stock surrendered. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax and other tax consequences of fractional shares being rounded to the next whole share. Backup withholding may apply to a stockholder who receives a whole share of Avalon Common Stock in lieu of a fractional share unless the stockholder provides the exchange agent with appropriate documentation establishing that backup withholding is not required.

Vote Required for Approval

The approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Reverse Stock Split Proposal.

If the Nasdaq Proposal is approved and the Reverse Stock Split Proposal is not approved, Avalon will be unlikely to meet the initial listing requirements on The Nasdaq Capital Market in connection with the Merger, and may be unable to satisfy the conditions to Closing.

THE AVALON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF A REVERSE STOCK SPLIT AS SET FORTH IN THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 3—THE EQUITY PLAN INCREASE PROPOSAL

General

The Avalon Board is requesting that stockholders approve an amendment to the Amended and Restated 2020 Plan, increasing the number of shares of the Avalon Common Stock reserved for issuance under the Amended and Restated 2020 Plan by 2,500,000 shares. A copy of the amendment (the “Increase Amendment”) is attached hereto as Annex D. The Avalon Board approved the Increase Amendment on February 11, 2025 and directed that the Increase Amendment be submitted to Avalon stockholders for approval. On October 28, 2024, Avalon effectuated a reverse stock split of the Avalon Common Stock at a ratio of 1-for-15. All amounts and values presented in this Proposal No. 3 have been retroactively adjusted to reflect the reverse stock split for all periods presented, unless otherwise indicated.

The primary purpose of the Amended and Restated 2020 Plan is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of Avalon and to encourage them to devote their best efforts to our business, thereby advancing the interests of Avalon and its stockholders. The Avalon Board believes that the granting of stock options, restricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of Avalon by those who are primarily responsible for shaping and carrying out our long-range plans and securing our growth and financial success.

As of March 31, 2025, 142,424 shares of Avalon Common Stock remained available for issuance under the Amended and Restated 2020 Plan. Avalon also maintains the Avalon GloboCare Corp. 2019 Incentive Stock Plan (the “2019 Plan”). As of March 31, 2025, 6,213 shares of Avalon Common Stock remained available for issuance under the 2019 Plan. If Avalon’s stockholders do not approve the Increase Amendment, Avalon will continue to operate under the Amended and Restated 2020 Plan and under the 2019 Plan. However, if the authorized shares are depleted, Avalon would not be able to continue to offer equity awards, which could put Avalon at a competitive disadvantage in recruiting and retaining talent, and also make it more difficult for Avalon to align employee interests with those of Avalon stockholders through a program that includes stock ownership.

Stockholder approval of the Increase Amendment is necessary in order to satisfy certain legal requirements, including the rules and requirements of The Nasdaq Capital Market, and to make awards under the Amended and Restated 2020 Plan eligible for beneficial tax treatment. In addition, the Avalon Board regards stockholder approval of the Increase Amendment as desirable and consistent with good corporate governance practices.

Description of the Amended and Restated 2020 Plan

The following description of the principal terms of the Amended and Restated 2020 Plan is a summary and is qualified in its entirety by the full text of the Amended and Restated 2020 Plan, which is attached as Appendix A to Avalon’s definitive proxy statement filed on September 8, 2023. This summary does not purport to be a complete description of all the provisions of the Amended and Restated 2020 Plan. The Amended and Restated 2020 Plan was adopted by the Avalon Board on August 29, 2023 and approved by the Avalon stockholders on October 12, 2023 at the 2023 Annual Meeting of Stockholders.

Administration. The Amended and Restated 2020 Plan is administered by the Compensation Committee of the Avalon Board (the “Compensation Committee”). However, the entire Avalon Board may act in lieu of the Compensation Committee on any manner. The Compensation Committee has authority, in its discretion, to approve the persons to whom awards may be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of an award and to determine the specific terms and conditions of each award, subject to the provisions of the Amended and Restated 2020 Plan. The Compensation Committee may also approve rules and regulations for the administration of the Amended and Restated 2020 Plan and amendments or modifications of outstanding awards (except that options and Stock Appreciation Rights (“SARs”) cannot be repriced without shareholder approval). The Compensation Committee may delegate authority to the Chief Executive Officer and/or other officers to grant awards to employees (other than themselves), subject to applicable law and the Amended and Restated 2020 Plan. No awards may be made under the Amended and Restated 2020 Plan on or after October 12, 2033 (the “Expiration Date”), but the Amended and Restated 2020 Plan will continue thereafter while previously granted awards remain outstanding.

Eligibility. Persons eligible to receive awards under the Amended and Restated 2020 Plan are all employees, officers, directors, consultants, other advisors and other individual service providers of Avalon and its subsidiaries, who, in the opinion of the Compensation Committee, are in a position to contribute to the success and growth of Avalon. Notwithstanding the foregoing, only Avalon employees are eligible to receive grants of incentive stock option (“ISO”) that are intended to meet the requirements of Section 422 of the Code.

As of March 31, 2025, Avalon and its subsidiaries had a total of five (5) employees, including three (3) executive officers, six (6) non-employee directors, five (5) consultants, five (5) other advisors, and fifteen (15) other individual service providers. In accordance with the Avalon Bylaws, directors who are serving Avalon as employees and who receive compensation for their services as such, shall not be eligible to receive any other compensation under the Amended and Restated 2020 Plan for their services as directors of Avalon. None of Avalon’s subsidiaries have employees and none of the officers and directors of Avalon’s subsidiaries are eligible for awards under the Amended and Restated 2020 Plan other than those who are eligible as officers or directors of Avalon. Except for the Contingent Option Awards (as defined below), awards under the Amended and Restated 2020 Plan are within the discretion of the Compensation Committee and Avalon cannot determine how many individuals in each of the categories described above will receive awards.

Shares Subject to the Amended and Restated 2020 Plan. A total of 155,091 shares of Avalon Common Stock are currently authorized for issuance under the Amended and Restated 2020 Plan, comprised of (i) 133,333 shares of Avalon Common Stock initially authorized under the Amended and Restated 2020 Plan, (ii) 7,333 “evergreen shares” issued pursuant to the automatic increase on January 1, 2024 and (iii) 14,425 “evergreen shares” issued pursuant to the automatic increase on January 1, 2025. If the Increase Amendment is approved by Avalon stockholders, the aggregate number of shares of Avalon Common Stock that will be authorized for issuance in connection with options and other awards granted under the Amended and Restated 2020 Plan will be increased by 2,500,000 shares from 155,091 to 2,655,091 shares. The number of shares of Avalon Common Stock authorized for issuance under the Amended and Restated 2020 Plan increases automatically each January 1st until the Expiration Date in an amount equal to one percent (1%) of the total number of shares of Avalon Common Stock outstanding on the December 31st of the preceding calendar year, unless the Avalon Board takes action prior to an automatic increase to provide that there will not be an increase in the share reserve for such year or that the increase in the share reserve for such year will be of a lesser number of shares of Avalon Common Stock than would otherwise occur. Shares attributable to these automatic increases are referred to as “evergreen shares”. ISOs may be granted under the Amended and Restated 2020 Plan with respect to all of the 155,091 shares of Avalon Common Stock currently authorized for issuance under the Amended and Restated 2020 Plan. If the Increase Amendment is approved by Avalon stockholders, the additional 2,500,000 shares that will be available under the Amended and Restated 2020 Plan may also be granted as ISOs. Future evergreen shares would not be available for grant as ISOs.

If any option or SAR granted under the Amended and Restated 2020 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of Avalon Common Stock are withheld to cover withholding taxes on options or other awards or applied to the payment of the exercise price of an option or purchase price of an award, the number of shares of Avalon Common Stock as to which such option or award was forfeited, withheld or paid, will be available for future grants under the Amended and Restated 2020 Plan. Awards settled in cash will not count against the number of shares available for issuance under the Amended and Restated 2020 Plan.

The number of shares of Avalon Common Stock authorized for issuance under the Amended and Restated 2020 Plan and the foregoing share limitations are subject to customary adjustment for stock splits, stock dividends or similar transactions.

Terms and Conditions of Options.  Options granted under the Amended and Restated 2020 Plan may be either ISOs or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the Amended and Restated 2020 Plan. The exercise price of stock options may not be less than the fair market value per share of our common stock on the date of grant (or 110% of fair market value in the case of ISOs granted to a ten-percent stockholder).

If on the date of grant the Avalon Common Stock is listed on a stock exchange or is quoted on the automated quotation system of The Nasdaq Capital Market, the fair market value will generally be the closing sale price on the date of grant (or the last trading day before the date of grant if no trades occurred on the date of grant). If no such prices are available, the fair market value will be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On April 22, 2025, the closing sale price of a share of Avalon Common Stock on The Nasdaq Capital Market was $3.20.

No option may be exercisable for more than ten (10) years (five (5) years in the case of an ISO granted to a ten-percent (10%) stockholder) from the date of grant. Options granted under the Amended and Restated 2020 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive ISOs that first become exercisable in any calendar year in an amount exceeding $100,000. The Compensation Committee may, in its discretion, permit a holder of a nonstatutory option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid in cash or by certified check, bank draft or money order. The Compensation Committee may permit other methods of payment, including (a) through delivery of shares of our common stock having a fair market value equal to the purchase price, (b) by a full recourse, interest bearing promissory note having such terms as the Compensation Committee may permit, or (c) a combination of these methods, as set forth in an award agreement or as otherwise determined by the Compensation Committee. The Compensation Committee is authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of a nonstatutory option to transfer the award to immediate family members or a family trust for estate planning purposes. The Compensation Committee will determine the extent to which a holder of a stock option may exercise the option following termination of service with Avalon.

Stock Appreciation Rights. The Compensation Committee may grant SARs independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The exercise price per share of a SAR will not be less than 100% of the fair market value of a share of Avalon Common Stock on the date of grant, as determined by the Compensation Committee. The maximum term of any SAR granted under the Amended and Restated 2020 Plan is ten (10) years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of Avalon Common Stock over the exercise price, multiplied by

●	the number of shares of Avalon Common Stock covered by the SAR.

Payment may be made in shares of Avalon Common Stock, in cash, or partly in Avalon Common Stock and partly in cash, all as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units.  The Compensation Committee may award restricted common stock and/or restricted stock units under the Amended and Restated 2020 Plan. Restricted stock awards consist of shares of Avalon Common Stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of Avalon Common Stock, cash, or a combination of shares of common stock and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The restrictions and conditions applicable to each award of restricted stock or restricted stock units may include performance-based conditions. Dividends or distributions with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Compensation Committee. If any dividends or distributions are paid in stock before the restricted stock vests, they will be subject to the same restrictions. Dividend equivalent amounts may be deemed reinvested in additional restricted stock units or paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Compensation Committee determines otherwise, holders of restricted stock will have the right to vote the shares.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the Amended and Restated 2020 Plan to any eligible employee or other individual service provider other than a non-employee director of the Avalon Board. Performance shares and performance units are awards, denominated in either shares of Avalon Common Stock or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Incentive Bonus Awards. The Compensation Committee may grant incentive bonus awards under the Amended and Restated 2020 Plan from time to time. The terms of incentive bonus awards will be set forth in award agreements. Each award agreement will have such terms and conditions as the Compensation Committee determines, including performance goals and amount of payment based on achievement of such goals. Incentive bonus awards are payable in cash and/or shares of Avalon Common Stock.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of equity-based or cash-based awards under the Amended and Restated 2020 Plan, including the grant or offer for sale of shares of Avalon Common Stock that do not have vesting requirements and the right to receive one or more cash payments subject to satisfaction of such conditions as the Compensation Committee may impose.

Effect of Certain Corporate Transactions. The Compensation Committee may, at the time of the grant of an award provide for the effect of a Change in Control (as defined in the Amended and Restated 2020 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a Change in Control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of Avalon Common Stock on the date of the Change in Control; (f) cancel any awards in exchange for cash and/or other property equal to the amount, if any, that would have been attained upon the exercise of such award or realization of rights upon a Change in Control, but if the Change in Control consideration with respect to any option or SAR does not exceed its exercise price, the option or SAR may be canceled without payment of any consideration; or (g) take any other action the Compensation Committee deems necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Change in Control.

Clawback/Recoupment. Awards granted under the Amended and Restated 2020 Plan will be subject to the requirement that the awards be forfeited or amounts repaid to Avalon after they have been distributed to the participant (i) to the extent set forth in an award agreement or (ii) to the extent covered by any clawback or recapture policy adopted by Avalon from time to time, or any applicable laws that impose mandatory forfeiture or recoupment, under circumstances set forth in such applicable laws.

Amendment, Termination. The Avalon Board may at any time amend, suspend or terminate the Amended and Restated 2020 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of the Avalon stockholders, the Board may not (i) increase the number of shares of common stock available under the Amended and Restated 2020 Plan, (ii) change the group of individuals eligible to receive awards, or (iii) extend the term of the Amended and Restated 2020 Plan.

New Plan Benefits

The following table sets forth grants of options approved by the Avalon Board on February 11, 2025 that are contingent upon shareholder approval of this Proposal (the “Contingent Option Awards”).

Name and Position	Number of Units(1)
David Jin, Chief Executive Officer	100,000
Luisa Ingargiola, Chief Financial Officer	400,000
Meng Li, Chief Operating Officer	400,000
Steven Sanders, Director	100,000
Lourdes Felix, Director	100,000
William Stilley, Director	100,000
Tevi Troy, Director	100,000
Wilbert Tauzin III, Director	100,000
All current executive officers as a group	900,000
All current directors who are not executive officers as a group	500,000
All employees, including all current officers who are not executive officers, as a group	–

(1)	Awards granted under the Plan to our executive officers and other employees are discretionary and are not subject to set benefits or amounts under the terms of the Amended and Restated 2020 Plan. Accordingly, except as noted below, the benefits or amounts that will be received by or allocated to our executive officers and other employees under the Plan in the future are not determinable. On February 11, 2025, the Avalon Board approved the grant of stock options under the Amended and Restated 2020 Plan to certain of our current executive officers and directors, contingent upon stockholder approval of this Proposal. The number of units in the table above is the number of shares of Avalon Common Stock subject to each option that is contingent upon stockholder approval of this Proposal. Please refer to “Executive Compensation” in this proxy statement/prospectus, which provides information on the grants made in the previous fiscal year (including those listed above) and please refer to the description of grants made to our non-employee directors in the last previous year under the heading “Avalon Executive Compensation – Director Compensation” in this proxy statement/prospectus.

(2)	Each option was granted with an exercise price per share of $3.53. The actual value realized upon exercise of an option will depend on the excess, if any, of the stock price over the exercise price on the date of exercise.

Plan Benefits

Since the adoption of Amended and Restated 2020 Plan through April 22, 2025, we have granted the following stock options under the Amended and Restated 2020 Plan to the individuals and groups listed below. In all cases, the securities underlying such stock options were shares of Avalon Common Stock. These share numbers do not take into account the effect of awards that have been cancelled or forfeited. As of the date hereof, we have granted only stock options and Avalon Common Stock and no other type of award under the Amended and Restated 2020 Plan.

Name and Position	Number of Shares Subject to Stock Options (1)
Named Executive Officers
David Jin, Chief Executive Officer	̶
Luisa Ingargiola, Chief Financial Officer	̶
Meng Li, Chief Operating Officer	̶
All current executive officers, as a group (2)	̶
All current directors who are not executive officers, as a group (3)	533
Associates of any of such directors, executive officers or nominees	1,334
Each other person who received or is to receive five percent of such options	̶
All employees who are not executive officers, as a group	̶

(1)	Does not include, as applicable, the Contingent Option Awards. Number of shares of Avalon Common Stock underlying stock options reflects the 1-for-15 reverse stock split of our issued and outstanding common stock, which became effective on October 25, 2024.

(2)	Includes common stock underlying stock options listed separately for Dr. Jin, Ms. Ingargiola and Ms. Li.

(3)	Includes common stock underlying stock options for Wenzhao Lu, Steven A. Sanders, Wilbert J. Tauzin II, William B. Stilley III, Tevi Troy and Lourdes Felix.

Material Federal Income Tax Consequences

THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE AMENDED AND RESTATED PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE AMENDED AND RESTATED PLAN AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Treatment of Options

The Code treats ISOs and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the Amended and Restated 2020 Plan, nor will Avalon be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Avalon will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of Avalon Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an ISO and the tender is within two years from the date of grant or one year after the date of exercise of the ISO, the tender will be a disqualifying disposition of the shares acquired upon exercise of the ISO.

For ISOs, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two (2) years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two (2)-year and one year holding period requirements are not met (a “Disqualifying Disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a Disqualifying Disposition, Avalon will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an ISO, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another ISO and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a Disqualifying Disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an ISO could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of the common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a SAR will not recognize any income upon grant of the SAR, nor will Avalon be entitled to a deduction at that time. Upon exercise of a SAR, the holder will recognize ordinary income, and Avalon generally will be entitled to a corresponding deduction, equal to the fair market value of our common stock at that time.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or Avalon upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and Avalon generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and Avalon generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time, less any amount paid by the recipient for the shares. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and Avalon generally will be entitled to a corresponding deduction, equal to the fair market value of Avalon Common Stock that is the subject of the award when the award is made.

The recipient of a restricted stock unit will recognize ordinary income as and when the units vest and shares of Avalon Common Stock are issued. The amount of the income will be equal to the fair market value of the shares of Avalon Common Stock issued at that time, and Avalon will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

The federal income tax consequences of performance share awards, performance unit awards, incentive bonus awards, other cash-based awards and other stock-based awards will depend on the terms and conditions of those awards but, in general, participants will be required to recognize ordinary income in an amount equal to the cash and the fair market value of any fully vested shares of Avalon Common Stock paid, determined at the time of such payment, in connection with such awards.

Treatment of Incentive Bonus Awards and Other Stock or Cash-Based Awards

Generally, the recipient of an incentive bonus or other stock or cash-based award will not recognize any income upon grant of the award, nor will Avalon be entitled to a deduction at that time. Upon payment with respect to such an award, the recipient will recognize ordinary income, and Avalon generally will be entitled to a corresponding deduction, equal to the amount of cash paid and/or the fair market value of Avalon Common Stock issued at that time.

Section 409A

If an award is subject to Section 409A of the Code but does not comply with the requirements of Section 409A or meet an exemption to Section 409A, the taxable events as described above could apply earlier than described and could result in the imposition of additional taxes and penalties. Participants are urged to consult with their tax advisors regarding the applicability of Section 409A to their awards.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Avalon Board and the Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the Amended and Restated 2020 Plan, but reserve the right to approve grants of awards for an executive officer that exceeds the deduction limit of Section 162(m).

Restrictions on Resale

Certain officers and directors of Avalon may be deemed to be “affiliates” of Avalon as that term is defined under the Securities Act. The common stock acquired under the Amended and Restated 2020 Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. It is intended that the shares issuable pursuant to the Amended and Restated 2020 Plan will be registered under the Securities Act.

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the Amended and Restated 2020 Plan to pay any federal, state or local taxes required by law to be withheld.

Securities Issuable Pursuant to Other Equity Compensation Plans

For information regarding securities issuable pursuant to our 2019 Plan, please see the information in this proxy statement/prospectus set forth under the caption “AVALON EXECUTIVE COMPENSATION - Equity Compensation Plan Information.”

Vote Required for Approval

The approval of the Equity Plan Increase Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Equity Plan Increase Proposal.

THE AVALON BOARD OF DIRECTORS RECOMMENDS THAT THE AVALON STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY PLAN INCREASE PROPOSAL.

PROPOSAL NO. 4—THE SERIES C PREFERRED STOCK PROPOSAL

Background and Overview

On December 19, 2024, Avalon entered into a securities purchase agreement (the “Series C Securities Purchase Agreement”) with an accredited investor, York Sun Investment Holding Limited, a British Virgin islands company, (the “Series C Investor”) pursuant to which Avalon agreed to issue and sell to the Series C Investor, upon the terms and conditions set forth in the Series C Securities Purchase Agreement, up to 7,000 shares of Avalon’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), for up to an aggregate of $7,000,000 (the “Series C Offering”). The first closing occurred on December 24, 2024, with respect to the Investor’s purchase of 3,500 shares of Series C Preferred Stock in exchange for $3,500,000. Pursuant to the Series C Securities Purchase Agreement, the Series C Investor had the right to invest an additional $3,500,000 within 120 days of the first closing. The Investor did not exercise the option.

Each share of Series C Preferred Stock is convertible into Avalon Common Stock (the “Series C Conversion Shares”) at a conversion price per share equal to $2.41, at the option of the holder, at any time after the later of (i) the date of the stockholder approval of the issuance of the Series C Conversion Shares pursuant to the rules of the Nasdaq Stock Market (the “Series C Stockholder Approval”) and (ii) the one year anniversary of the date of the first issuance of any shares of the Series C Preferred Stock. Avalon shall not be required to issue any Series C Conversion Shares until the Series C Stockholder Approval is obtained by Avalon. The Series C Investor shall also have a right of first refusal during the period beginning on the date of the Series C Securities Purchase Agreement and continuing until the Series C Stockholder Approval is obtained, on all issuances of convertible preferred stock of Avalon, excluding agreements that are in place prior to the date of the Series C Securities Purchase Agreement and issuances of new classes of convertible preferred stock in exchange for existing classes of convertible preferred stock.

In connection with the Series C Securities Purchase Agreement, Avalon filed a certificate of designation of preferences, rights and limitations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”) which provides for the designation of 10,000 shares of Series C Preferred Stock upon the terms and conditions set forth in the Series C Certificate of Designations. Each share of Series C Preferred Stock has a stated value of $1,000 (the “Series C Stated Value”). The Series C Preferred Stock shall rank (i) senior to Avalon Common Stock and any other class or series of capital stock of Avalon created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series C Preferred Stock and (ii) pari passu with any class or series of capital stock of Avalon created hereafter specifically ranking, by its terms, on par with the Series C Preferred Stock. Holders of the Series C Preferred Stock shall be entitled to receive, and Avalon shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Avalon Common Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Avalon Common Stock when, as and if such dividends are paid on shares of the Avalon Common Stock. Holders of the Series C Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of Avalon, whether voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of Avalon ranking on liquidation prior and in preference to the Series C Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series C Preferred Stock and (iii) in preference and priority to the holders of the shares of Avalon Common Stock, an amount equal to 100% of the Stated Value of the Series C Preferred Stock, in proportion to the full and preferential amount that all shares of the Series C Preferred Stock are entitled to receive.

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(b) and 5635(d).

Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities that could result in a “change of control” of a listed company, which for Nasdaq purposes in generally deemed to occur when, as a result of an issuance, an investor or group of investors acquires, or has the right to acquire, 20% or more of the outstanding equity or voting power of the company and such ownership or voting power would be the company’s largest ownership position.

Pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, at a price less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)(1)) in an amount equal to 20% or more of the common stock or voting power outstanding before such issuance, unless the issuance is in a public offering.

As December 19, 2024, which is the time of our entry into the Securities Purchase Agreement, the “Minimum Price” of our Common Stock was approximately $3.89 per share. By contrast, the conversion price of the Series C Preferred Stock is $2.41 per share which is lower than the “Minimum Price” under Nasdaq Rule 5635(d) and related guidance.

In addition, the Series C Offering does not qualify as a public offering under Nasdaq Rule 5635(d) and related guidance.

Accordingly, in order to comply with the 20% limitation set forth in Nasdaq Rule 5635(d) and related guidance, the Series C Certificate of Designations provides that the Series C Preferred Stock is not convertible until the later of (i) the Series C Stockholder Approval and (ii) the one year anniversary of the date of the first issuance of any shares of Series C Preferred Stock.

Without giving effect to such limitations on conversion or exercise, and assuming the issuance of all 7,000 shares of Series C Preferred Stock to the Investor, up to an aggregate of 2,904,565 shares of Common Stock are potentially issuable in respect of the Series C Offering described herein. Such amount is well in excess of the 20% limitation under Nasdaq Listing Rules 5635(b) and 5635(d), which as of December 19, 2024 was approximately 289,000 shares.

We are therefore seeking stockholder approval, in connection with the Series C Offering, for the sale and issuance of the shares of Series C Conversion Share to satisfy the requirements of Nasdaq Listing Rules 5635(b) and 5635(d) described above.

Effect of this Proposal on Current Avalon Stockholders

If this Proposal is adopted by our stockholders, we will have the right to issue the Series C Conversion Shares and issue such shares in excess of 19.99% of the issued and outstanding Avalon Common Stock upon conversion of the Series C Preferred Stock.

The issuance of Avalon Common Stock upon the conversion of the Series C Preferred Stock will result in certain dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value. The sale or any resale of the Avalon Common Stock issued upon conversion of the Series C Preferred Stock could cause the market price of Avalon Common Stock to decline.

If our stockholders do not approve this Proposal, we may not issue, upon conversion of shares of Series C Preferred Stock, a number of shares of Avalon Common Stock in excess of 19.99% of our issued and outstanding shares of Avalon Common Stock on December 19, 2024. The Series C Preferred Stock would remain outstanding upon the terms and conditions described herein, and pursuant to the Series C Certificate of Designations, Avalon will be restricted from taking certain corporate actions as specified in the Series C Certificate of Designations including transferring any of its assets or changing the nature of the business until the Series C Stockholder Approval has been obtained.

We are not seeking stockholder approval to authorize the Series C Offering, the entry into or the closing of the transactions related thereto, or the execution of the related transaction documents, as we have already entered into and closed the transaction and executed the related transaction documents, which are binding obligations on us. The failure of our stockholders to approve this Proposal will not negate the existing terms of such transaction documents or any other documents relating to the Series C Offering. The Series C Preferred Stock issued at the closing of the Series C Offering will remain outstanding and the terms of the Series C Preferred Stock will remain our binding obligation.

Vote Required for Approval

The approval of the Series C Preferred Stock Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Series C Preferred Stock Proposal.

THE AVALON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE SERIES C PREFERRED STOCK PROPOSAL.

PROPOSAL NO. 5—THE SERIES D PREFERRED STOCK PROPOSAL

Background and Overview

On January 9, 2025, Avalon entered into an exchange agreement (the “Exchange Agreement”) with Wenzhao Lu, the Chairman of Avalon’s Board, pursuant to which Mr. Lu exchanged 9,000 shares of the Series A Preferred Stock for 5,000 shares of Series D Convertible Preferred Stock of Avalon (the “Series D Preferred Stock”) pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act (the “Exchange”).

On January 6, 2025, Avalon filed a certificate of designations of preferences, rights and limitations of the Series D Preferred Stock (the “Series D Certificate of Designations”) which provides for the designation of 5,000 shares of Series D Preferred Stock, par value $0.0001 per share, upon the terms and conditions as set forth in the Series D Certificate of Designations. Each share of Series D Preferred Stock has a stated value of $1,000.

The Series D Preferred Stock ranks senior to the Avalon Common Stock and any other class or series of capital stock of Avalon created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series D Preferred Stock, (ii) pari passu with any class or series of capital stock of Avalon created hereafter specifically ranking, by its terms, on par with the Series D Preferred Stock, and (iii) pari passu with the Series C Preferred Stock. Holders of the Series D Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of Avalon, whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of Avalon ranking on liquidation prior and in preference to the Series D Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series D Preferred Stock and (iii) in preference and priority to the holders of the shares of Avalon Common Stock, an amount equal to 100% of the Stated Value of the Series D Preferred Stock, in proportion to the full and preferential amount that all shares of the Series D Preferred Stock are entitled to receive.

Each share of Series D Preferred Stock shall be convertible into Avalon Common Stock (the “Series D Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after Avalon has obtained stockholder approval for the issuance of the Series D Conversion Shares pursuant to the rules of the Nasdaq Stock Market (the “Series D Stockholder Approval”).

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(b) and 5635(d).

Pursuant to Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities that could result in a “change of control” of a listed company, which for Nasdaq purposes in generally deemed to occur when, as a result of an issuance, an investor or group of investors acquires, or has the right to acquire, 20% or more of the outstanding equity or voting power of the company and such ownership or voting power would be the company’s largest ownership position.

Pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, at a price less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)(1)) in an amount equal to 20% or more of the common stock or voting power outstanding before such issuance, unless the issuance is in a public offering.

As of January 9, 2025, which is the time of our entry into the Exchange Agreement, the “Minimum Price” of the Avalon Common Stock was approximately $3.54 per share. By contrast, the conversion price of the Series D Preferred Stock is $2.41 per share which is lower than the “Minimum Price” under Nasdaq Rule 5635(d) and related guidance.

In addition, the Exchange does not qualify as a public offering under Nasdaq Rule 5635(d) and related guidance.

Accordingly, in order to comply with the 20% limitation set forth in Nasdaq Rule 5635(d) and related guidance, the Series D Certificate of Designations provides that the Series D Preferred Stock is not convertible until the Series D Stockholder Approval.

Without giving effect to limitations on conversion or exercise, and assuming the issuance of all 5,000 shares of Series D Preferred Stock to Mr. Lu, up to an aggregate of 2,074,689 shares of Avalon Common Stock are potentially issuable in respect of the Exchange described herein. Such amount is well in excess of the 20% limitation under Nasdaq Listing Rules 5635(b) and 5635(d), which as of January 9, 2025 was approximately 289,000 shares.

We are therefore seeking stockholder approval, in connection with the Exchange, for the sale and issuance of the shares of Series D Conversion Share to satisfy the requirements of Nasdaq Listing Rules 5635(b) and 5635(d) described above.

Effect of this Proposal on Current Avalon Stockholders

If this Proposal is adopted by our stockholders, we will have the right to issue the Series D Conversion Shares and issue such shares in excess of 19.99% of the issued and outstanding Avalon Common Stock upon conversion of the Series D Preferred Stock.

The issuance of Avalon Common Stock upon the conversion of the Series D Preferred Stock will result in certain dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value. The sale or any resale of the Avalon Common Stock issued upon conversion of the Series D Preferred Stock could cause the market price of Avalon Common Stock to decline.

If our stockholders do not approve this Proposal, we may not issue, upon conversion of shares of Series D Preferred Stock, a number of shares of Avalon Common Stock in excess of 19.99% of our issued and outstanding shares of Avalon Common Stock on January 9, 2025. The Series D Preferred Stock would remain outstanding upon the terms and conditions described herein.

We are not seeking stockholder approval to authorize the Exchange, the entry into or the closing of the transactions related thereto, or the execution of the related transaction documents, as we have already entered into and closed the transaction and executed the related transaction documents, which are binding obligations on us. The failure of our stockholders to approve this Proposal will not negate the existing terms of such transaction documents or any other documents relating to the Exchange. The Series D Preferred Stock issued in the Exchange will remain outstanding and the terms of the Series D Preferred Stock will remain our binding obligation.

Vote Required for Approval

The approval of the Series D Preferred Stock Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Series D Preferred Stock Proposal.

THE AVALON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE SERIES D PREFERRED STOCK PROPOSAL.

PROPOSAL NO. 6—THE INCREASE IN AUTHORIZED SHARES PROPOSAL

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES FROM 100,000,000 SHARES TO 200,000,000 SHARES

The Avalon Board is asking stockholders to adopt and approve an amendment to the Avalon Charter to increase the total number of authorized shares of Avalon common stock from 100,000,000 shares to 200,000,000 shares (the “Increase in Authorized Shares Amendment”). On April 21, 2025, the Avalon Board unanimously approved and declared advisable the proposed Increase in Authorized Shares Amendment, and recommends that stockholders adopt and approve Proposal No. 6 and the proposed Increase in Authorized Shares Amendment. If this Proposal No. 6 is approved by stockholders, this Proposal No. 6 will authorize the amendment of the Avalon Charter to effectuate the Authorized Share Increase, increasing our authorized shares of common stock from 100,000,000 shares of common stock to 200,000,000 shares of common stock. The form of amendment to the Avalon Charter relating to this Proposal No. 6 is attached as Annex E.

Assuming stockholders approve this Proposal No. 6, the effective date of the Authorized Share Increase will be determined at the sole discretion of the Avalon Board, and may occur as soon as the day of the Special Meeting. The effective date of the Authorized Share Increase will be publicly announced by us. The Avalon Board may determine, in its sole discretion, not to effectuate the Authorized Share Increase and not to file any amendment to the Avalon Charter.

The Avalon Board believes authorizing 200,000,000 shares would allow for an appropriate number of available authorized shares to allow the Combined Company to raise necessary capital need to accomplish its corporate goals and be responsive to potential investors.

The Avalon Board does not have any definitive plans, arrangements, understandings or agreements regarding the potential implications of increasing the authorized shares of Avalon common stock. The Avalon Board is asking stockholders to approve the Increase in Authorized Shares Amendment which, if approved by stockholders, will authorize the amendment of the Avalon Charter to effectuate the Authorized Share Increase from 100,000,000 shares of common stock to 200,000,000 shares of common stock.

The adoption of the Increase in Authorized Shares Amendment would not have any immediate accretive effect on the proportionate voting power or other rights of existing stockholders.

Board Discretion to Implement the Authorized Share Increase

The Avalon Board believes that stockholder adoption and approval of the Authorized Share Increase is in the best interests of our stockholders. If our stockholders approve this Proposal No. 6, the Board will implement the Authorized Share Increase only upon the approval of the Nasdaq Proposal by stockholders and a determination that the Authorized Share Increase is in the best interests of the stockholders at that time. The Board may abandon the Authorized Share Increase in its sole discretion.

Effective Time

The effective time of the Authorized Share Increase (if the Nasdaq Proposal is approved by stockholders, the proposed Increase in Authorized Shares Amendment is adopted and approved by stockholders, and the Authorized Share Increase is implemented at the discretion of the Avalon Board) will be the date and time that the Avalon Charter amendment effectuating the Authorized Share Increase is filed with the Delaware Secretary of State or such later time as is specified therein. Such filing may occur as soon as the day of the Special Meeting or at any time prior to the one year anniversary of the Special Meeting. The exact timing of the Authorized Share Increase will be determined by the Avalon Board based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders, and the effective date will be publicly announced by the Company.

The Authorized Share Increase may be delayed or abandoned without further action by the stockholders at any time prior to effectiveness of the relevant Avalon Charter amendment with the Delaware Secretary of State, notwithstanding stockholder adoption and approval of the Increase in Authorized Shares Amendment if the Avalon Board, in its sole discretion, determines that it is in the best interests of the Company and its stockholders to delay or abandon the Authorized Share Increase. If the Avalon Charter amendment implementing the Authorized Share Increase is not effective with the Delaware Secretary of State on or before the one year anniversary of the Special Meeting, the Avalon Board will be deemed to have abandoned the Authorized Share Increase.

Vote Required for Approval

The approval of the Increase in Authorized Shares Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Increase in Authorized Shares Proposal.

THE AVALON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE INCREASE IN AUTHORIZED SHARES PROPOSAL.

PROPOSAL NO. 7—THE GOLDEN PARACHUTE PROPOSAL

General

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, Avalon is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve certain compensation payments that may or will be made to Luisa Ingargiola, Avalon’s Chief Financial Officer, in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the footnote to that table contained in the section captioned “The Merger — Interests of Avalon’s Directors and Officers in the Merger — Golden Parachute Compensation.”

Avalon believes that those certain compensation payments that may or will be made to Ms. Ingargiola in connection with the Merger are reasonable and further the goals of Avalon’s executive compensation program by ensuring the retention of talented executive officers and aligning their interests with the long-term interests of Avalon’s stockholders.

Avalon asks that its stockholders vote “FOR” the following resolution:

“RESOLVED, that certain compensation payments that may or will be made to Luisa Ingargiola Avalon’s Chief Financial Officer in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the footnote to that table contained in the section captioned “The Merger — Interests of Avalon’s Directors and Officers in the Merger — Golden Parachute Compensation,” is hereby APPROVED on a non-binding, advisory basis.”

This vote is advisory and, therefore, it will not be binding on Avalon, nor will it overrule any prior decision or require the Avalon Board (or any committee thereof) to take any action. Accordingly, regardless of the outcome of the advisory vote, Ms. Ingargiola may be or become entitled to certain compensation payments in connection with the Merger, as disclosed in this proxy statement/prospectus. However, the Avalon Board values the opinions of Avalon’s stockholders, and to the extent that there is any significant vote against the Golden Parachute Compensation Proposal, the Avalon Board will consider Avalon’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. The Avalon Board will consider the vote of a majority of the votes properly cast “FOR” the foregoing resolution as non-binding, advisory approval of certain compensation arrangements that will be made to Avalon’s named executive officer in connection with the Merger.

Vote Required for Approval

The approval of the Golden Parachute Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Golden Parachute Proposal.

THE AVALON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE GOLDEN PARACHUTE PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

If Avalon fails to receive a sufficient number of votes to approve any of Proposals No. 1 through 7, Avalon may propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to approve such proposals. Avalon currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the proposals to be presented at the Special Meeting.

If on the date of the Special Meeting, or a date preceding the date on which the Special Meeting is scheduled, Avalon reasonably believes that (i) it will not receive proxies sufficient to obtain the required vote to approve any of the foregoing proposals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Avalon Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting, Avalon may postpone or adjourn, or make one or more successive postponements or adjournments of, the Special Meeting as long as the date of the Special Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the total votes properly cast by the Avalon Stockholders at the Special Meeting. Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the Adjournment Proposal.

THE AVALON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

INFORMATION ABOUT YOOV

BUSINESS

Overview

YOOV Group Holding Limited (“YOOV”) is a prominent provider of Artificial Intelligence-as-a-Service (AIaaS) solutions, specializing in intelligent business automation. AIaaS enables businesses to incorporate AI tools and capabilities through a cloud platform without the need for significant infrastructure investment. This model provides a more accessible and cost-effective way for businesses to bring AI into their applications and processes.

YOOV’s mission is to make advanced AI and automation technologies accessible to businesses without requiring technical expertise. By integrating AI with its no-code workflow automation platform, YOOV enables businesses to automate complex workflows and tasks across diverse industries, empowering businesses of all sizes to optimize operations, reduce costs, and enhance service delivery through its AIaaS solutions. To cope with the global expansion plan, YOOV’s solutions are designed to address the challenges of modern businesses while fostering efficiency, scalability, and growth. In addition, YOOV operates subsidiaries in financial and insurance services, including YOOV Capital Limited and YOOV Insurance Services Limited.

Headquartered in Singapore, YOOV operates its sales and operations offices in Australia, Hong Kong, Malaysia, and Taiwan. Its revenue was mainly sourced from Hong Kong, Japan, Malaysia, and Taiwan, and plan to further expand to Australia, Indonesia, Singapore and the United State markets. This geographic footprint allows YOOV to leverage established markets while exploring growth opportunities in emerging regions.

Corporate History

YOOV was founded in 2016 with the mission of transforming business operations through innovative automation solutions. Initially launched as an office automation platform with the market position as a Software-as-a-Service (SaaS) provider, offering cloud-based software with quick and easy deployment. YOOV then quickly evolved into a no-code workflow automation platform that further strengthens its service offerings with flexibility, scalability and sustainability, empowering businesses of all sizes to customize and manage their operations without the need for extensive resources or technical expertise.

In recent years, YOOV has transitioned into an AIaaS provider, integrating cutting-edge AI technologies to deliver intelligent business automation solutions. By offering scalable, cloud-based AI tools, YOOV enables seamless automation, allowing businesses to implement AI-powered solutions efficiently and cost-effectively. This on-demand model accelerates innovation and optimizes operations. YOOV’s evolution underscores its commitment to staying at the forefront of technological innovation and addressing the diverse needs of its clients.

In 2020, YOOV expanded its operations into the financial and insurance sectors by establishing its subsidiaries YOOV Capital Limited (“YOOV Capital”) and YOOV Insurance Services Limited (“YOOV Insurance”). Leveraging extensive commercial data generated by its corporate client base, YOOV introduced solutions for credit evaluation and insurance policy applications. These offerings enable businesses to achieve faster, more accurate results while fostering a comprehensive YOOV ecosystem. As the financial and insurance sectors rely heavily on data analysis, automation, and decision-making — areas where YOOV’s expertise excels, this expansion is a natural extension of YOOV’s AI platform business. By integrating these services, YOOV enhances its ecosystem, creating synergies that allow businesses to streamline operations while accessing tailored financial and insurance solutions. The interconnected offerings foster cross-selling opportunities and deliver greater value to clients, positioning YOOV as a comprehensive and efficient partner across multiple industries.

In 2025, following the global expansion strategy, YOOV has relocated its Headquarters from Hong Kong to Singapore.

Business Description

YOOV is an innovative AIaaS platform and SaaS provider that empowers businesses of all sizes to easily access and benefit from intelligent business automation. By seamlessly integrating advanced AI technologies with no-code workflow automation platform, YOOV offers AIaaS solutions that allows businesses to automate complex processes and enhance operational efficiency without requiring extensive technical expertise or resources. This user-friendly approach ensures that even smaller enterprises with limited IT capabilities can leverage AI-powered automation to streamline operations, reduce costs, and improve service delivery. YOOV’s flexibility and scalability make it suitable not only for small and medium-sized enterprises but also for larger organizations seeking practical solutions to complex challenges. With a strong emphasis on customization, YOOV enables businesses to adapt their platforms to their specific needs, thereby maximizing the impact of automation across various sectors. Its commitment to accessibility positions it strongly in the market, enabling companies worldwide to transform their operations and thrive in a competitive landscape.

YOOV stands out in the AI landscape by seamlessly integrating AI, Process and Data together, creating a unique ecosystem that goes beyond simple question-and-answer interactions. Unlike many AI solutions that offer a plethora of models yet struggle with practical applications, YOOV offers an AIaaS framework, enabling businesses to deploy business AI solutions on demand easily that fit their specific needs.

With YOOV, users can directly engage with their data and delegate a wide range of business tasks, ensuring smooth and efficient process execution. By integrating advanced AI technologies with the comprehensive no-code workflow automation platform, YOOV combines the strengths of AI and automation to create specialized modules, including Operations AI, People AI, Sales AI, and Customer Service AI to automate various business processes tailored for diverse industries.

YOOV also features robust application programming interface (API) that allows businesses to easily access AI functionalities. Users can integrate their existing applications or systems with YOOV’s AI platform using a no-code approach, unlocking powerful features that enhance their software ecosystems. This innovative approach enables users to harness multiple AI models effectively, transforming the way organizations operate by facilitating intelligent decision-making and automating complex processes.

Beyond its core AI-driven automation solutions, YOOV extends its offerings into financial and insurance services through its subsidiaries, YOOV Capital and YOOV Insurance. YOOV Capital’s main offering is Factoring, also known as Invoice Finance, which is a flexible and efficient cash flow solution for businesses, allowing them to quickly access cash tied up in outstanding invoices and turn accounts receivables into working capital for business growth. YOOV Insurance provides commercial insurance intermediary services to enterprises. Based on customer’s needs and requirements, the professional commercial insurance team collects proposals or quotations from insurance service providers for customers to compare and select the suitable insurance package. These subsidiaries leverage YOOV’s commercial data insights to provide credit evaluation and insurance brokerage services, further enhancing the YOOV ecosystem and delivering added value to clients.

Technology

At YOOV, the technology systems are the cornerstone of success, meticulously designed to enhance efficiency and scalability across customers’ business operations. YOOV’s dedicated research and development team, along with its proprietary technology infrastructure, drive continuous improvements in technological capabilities. This empowers YOOV to maintain reliability, scalability, and flexibility in all aspects of its business.

Proprietary AIaaS Platform

YOOV provides Business AI Automation solutions via its AIaaS platform, which is a no-code workflow automation platform that integrates advanced AI technologies, emphasizing three key areas of business digitalization: AI, Process, and Data. AI technologies maximize the impact of business automation; Process automation raises productivity at lower costs; Data empowers businesses to make smarter decisions. With this concept in mind, YOOV’s AIaaS platform consists of below products that are flexibly customized according to the needs of each business:

●	AI CHAIN: A generative AIaaS platform with built-in capabilities such as chatbots, workflows, large models, and knowledge search cover the entire process of model selection, application development, and deployment, making it easy to build AI applications.

●	NEXA: A Business AI assistant offers voice-activated assistance for various business tasks, including scheduling, reminders, and data retrieval. It utilizes advanced AI algorithms to understand and respond to natural language queries. NEXA enhances productivity through AI-driven assistance, integrating with other YOOV products for a cohesive user experience. YOOV has been awarded Gold Award in the Hong Kong ICT Awards 2024: Smart Business (Emerging Technologies) Award with NEXA as the entry.

●	YOOV PLUS: A no-code workflow automation platform allows businesses to create customized applications without extensive coding knowledge. YOOV PLUS features a user-friendly interface with drag-and-drop functionalities for rapid deployment and easy modifications. It enables businesses in all sizes and industries to develop scalable and flexible solutions tailored to their specific needs. YOOV has been awarded Gold Award in the Hong Kong ICT Awards 2022: Smart Business (Solution for SME) Award with YOOV PLUS as the entry.

●	YOOV WORK: A Human Resources Management (HRM) and Workflow Automation system developed with the aim to streamlining HRM operations such as payroll, attendance, leave management, and employee records. It integrates seamlessly with other business systems for better data management and provides a mobile app for on-the-go management. YOOV Work optimizes daily HRM operations, enhances business efficiency, and provides advanced analytics for better decision-making.

Integration of Third-Party Technologies

While developing the proprietary AIaaS platform, YOOV also strategically licenses and integrates third-party technologies to complement its solutions. Instead of developing its own AI model, YOOV leverages widely recognized AI models, such as ChatGPT, Large Language Models (LLM), Natural Language Processing (NLP), Computer Vision and Optical Character Recognition (OCR), incorporating these models into YOOV’s AIaaS platform to provide tailored solution for each customer. This hybrid approach allows YOOV to offer a comprehensive technology stack that simplifies and enhances the user experience while maintaining robust operational capabilities.

Data-Driven Innovations

The large volume of data generated and collected on YOOV’s AIaaS platform is pivotal in driving continuous improvements. The advanced data analytics capabilities enable YOOV to gain actionable insights, optimize processes, and predict trends, ensuring that our technology remains at the cutting edge of innovation.

Operational Enhancements

YOOV's technology infrastructure is designed to streamline fulfilment processes, optimize financial operations, and enhance customer service. By automating routine tasks and providing real-time data access, the systems improve operational efficiency and scalability, allowing YOOV to better serve its customers.

Customer Experience Enhancements

YOOV’s technology not only improves internal operations but also significantly enhances the customer experience. With products like NEXA, YOOV offers AI-powered assistance that simplifies interactions and provides instant support. Additionally, seamless integration across different platforms ensures consistent and efficient user experience.

Future Technology Strategy

YOOV is committed to continuous innovation and technological advancement. The future strategy includes expanding AI capabilities, developing more intuitive and integrated solutions, and exploring new technologies to further enhance our offerings. YOOV is dedicated to staying ahead of industry trends and delivering cutting-edge solutions to customers.

Industry Overview and Competition

Industry Overview

The business automation market is experiencing significant growth, driven by the increasing adoption of advanced technologies such as artificial intelligence, robotic process automation, and no-code platforms. According to Grand View Research, the global RPA market was valued at $10.01 billion in 2022 and is projected to expand at a compound annual growth rate (“CAGR”) of 39.9% from 2023 to 2030, fueled by rising demand for automating repetitive business processes and improving operational efficiency.

In parallel, the AI as a Service market is also seeing robust growth. According to Mordor Intelligence, the AIaaS market size is estimated to grow at a CAGR of 36.78% from 2025 to 2030, driven by the increasing need for scalable AI tools and cloud-based solutions across industries like healthcare, BFSI, and retail.

This robust growth is driven by organizations seeking to enhance operational efficiency, reduce costs, and improve service delivery. AIaaS platforms, in particular, are transforming the market by making AI-powered automation accessible to businesses of all sizes, enabling them to streamline workflows, automate complex processes, and leverage data insights without requiring extensive technical expertise.

The rise of no-code and low-code platforms has further democratized automation, empowering small and medium enterprises (“SMEs”) to adopt advanced technologies that were previously out of reach. Gartner predicts that by 2025, 70% of new enterprise applications will be developed using low-code or no-code technologies, signifying a paradigm shift toward more accessible automation tools.

Global demand for business automation is especially strong in industries such as finance, insurance, manufacturing, retail, and logistics. Automation solutions address challenges related to labor shortages, cost pressures, and the need for enhanced customer experiences. McKinsey & Company estimates that 60% of all occupations have at least 30% of activities that could be automated, underscoring the vast potential for automation adoption.

Competition

The market for business AI automation is highly competitive, with established players and emerging challengers vying for market share. As businesses across various industries seek to leverage automation technologies to drive efficiency and gain a strategic advantage, competition in this space is intensifying. The business AI automation market comprises a diverse range of players offering solutions tailored to different industries and business sizes. Key groups of competitors include:

●	Large Enterprise Software Companies are enhancing their capabilities by integrating automation tools into their software suites, leveraging existing customer relationships to promote AIaaS solutions. They offer user-friendly, no-code approach for automating workflows and integrate well within the existing IT ecosystem, though it may not appeal to businesses with diverse technology stacks. They also focus on data analysis, natural language processing, and machine learning, providing extensive AI capabilities and strong brand recognition. However, its complexity and enterprise-oriented design may limit its suitability for smaller businesses, highlighting the different audiences and use cases each platform serves.

●	AI Model or Solution Providers offer AI platforms tailored for business applications. Unlike YOOV, these platforms primarily focus on providing AI models and tools rather than comprehensive end-to-end automation solutions.

●	Specialized AIaaS or Traditional RPA Providers lead the RPA market with robust solutions focused on intelligent automation, leveraging advanced AI and machine learning. However, these platforms often require significant technical expertise and primarily focus on task-based automation, limiting accessibility for businesses with limited IT resources. UiPath, while offering a comprehensive automation platform, has a strong RPA focus that may restrict advanced AI integration and often involve complex deployment. Similarly, Automation Anywhere's cloud-native platform enhances decision-making but also demands substantial resources and lacks a no-code approach. In contrast, YOOV differentiates itself by providing a no-code, AI-driven platform that is accessible to all businesses, regardless of their technical capabilities.

●	No-Code Workflow Platforms cater to companies seeking customizable workflow automation. These platforms are user-friendly and offer a wide range of integrations, making them ideal choices for businesses seeking quick and simple automation solutions. However, they usually lack advanced AI capabilities, focusing primarily on task automation rather than intelligent decision-making. Also, it is limited in handling complex business processes. YOOV stands out with its unique AIaaS capabilities, delivering specialized modules such as Operations AI, People AI, and Sales AI to address complex business needs.

●	System Integrators and Consulting Firms are leading global professional services firms that specialize in technology and consulting. They provide a wide range of services, including IT solutions, digital transformation, and strategic consulting, helping organizations leverage advanced technologies to drive growth and efficiency. YOOV stands out among system integrators and consulting firms with its AI powered no-code, user-friendly platform allows users with varying technical skills to automate processes easily, enabling rapid deployment and reducing project timelines. Additionally, YOOV offers competitive pricing, making advanced automation affordable for smaller businesses, and provides high levels of customization to fit unique workflows

●	Industry-Specific Solutions: Various niche providers that cater to specific sectors, such as finance or insurance. YOOV distinguishes itself by offering a comprehensive ecosystem that integrates automation with financial credit evaluation and insurance brokerage services, creating added value for clients.

Competitive Advantages

YOOV differentiates itself through its AIaaS platform, which uniquely integrates advanced AI technologies with no-code workflow automation. The ability to provide end-to-end business solutions in the form of an integrated suite spanning HRM, CRM, and specialized industry applications makes it better positioned to address a wide range of customer needs than many of its rivals. By empowering businesses to leverage advanced AI technologies without technical barriers, YOOV addresses a critical gap in the market, making it a preferred choice for businesses worldwide. YOOV maintains its market-leading position through the continual refinement of key competitive advantages:

●	Innovative AIaaS Solution Offerings: YOOV offers a wide range of innovative and diverse AIaaS solutions addressing customers’ different needs. This includes a comprehensive no-code platform offering a holistic suite of automation capabilities and workflow orchestration, ready-to-use AI-powered solutions tackling common pain points of various industries and niche market segments. With specialized AI modules, such as Operations AI, People AI, Sales AI, and Customer Service AI, YOOV delivers versatile solutions that cater to the specific needs of businesses in all sizes and industries.

●	Industry Expertise: YOOV has a deep understanding of various industries such as property management, health care, retail and F&B, reflected in the tailored solutions it provides that address specific business challenges. The Company's extensive experience in sectors such as finance, retail, and manufacturing enable it to offer highly specialized and relevant AI automation tools. YOOV's industry expertise is further instilled in a professional team of people with extensive experience in their respective fields, ensuring that the most appropriate and efficient solutions are presented to clients. By offering highly specialized and relevant AI automation tools to customers, YOOV meets and even exceeds the expectations of its clients, positioning the company as a trusted partner in their digital transformation journey.

●	Highly Scalable and Customizable AIaaS Platform: YOOV’s architecture allows for scalability, allowing businesses to grow their AI capabilities as needed. This adaptability is often lacking in rigid platforms that require substantial changes to accommodate growth. YOOV’s AIaaS platform can be scaled up or down based on customer's evolving business needs, with the ability to easily add or modify components of systems and applications, as well as workflows, seamlessly integrate with existing IT systems and applications, and support both attended and unattended automation modes.

●	Robust Application Programming Interfaces (APIs) Accessibility: YOOV’s AIaaS platform features powerful APIs that allows businesses to easily access and integrate AI functionalities. This flexibility enables organizations to enhance their existing software ecosystems seamlessly, reducing complexity and implementation time.

●	Empowerment Through Accessibility: YOOV’s mission to empower businesses of all sizes means that even small and medium sized enterprises can access advanced AI technologies without the need for extensive resources. This accessibility is a significant advantage over competitors that may target only larger organizations.

●	Enhanced Data Interaction: With YOOV’s AIaaS platform, users can interact directly with their data and delegate a wide range of business tasks, facilitating seamless execution of processes. This direct interaction allows for more intuitive decision-making and operational agility compared to other platforms that may rely on predefined scripts or limited interactions.

●	Pricing: YOOV offers competitive pricing to customers. YOOV is committed to delivering exceptional value to its customers by offering competitive pricing structures without compromising the quality of any service. The company builds efficient operational models and strategic partnerships in which costs incurred are minimized, and it passes these savings down to the customers. YOOV’s pricing strategy is designed to be flexible, catering to businesses of all sizes. By providing a range of pricing options, YOOV ensures that its solutions are accessible and affordable for business uptake and scaling AI automation.

●	Customer service and support: YOOV's business philosophy upholds customer service and support as critical in building long-term client relationships. The Company offers comprehensive customer support, promptly addressing any issues or queries. YOOV's support team comprises knowledgeable and responsive professionals committed to helping clients maximize the benefits of their AI automation solutions. Apart from technical support, YOOV provides comprehensive training and resources to help customers fully understand and utilize their products. This commitment to customer satisfaction is a key differentiator for YOOV in the competitive market.

●	Brand recognition and reputation: YOOV has won numerous industry awards, including the Hong Kong ICT Awards 2022 and 2024, Gold Award in Smart Business (Solution for SME) Award and Gold Award in Smart Business (Emerging Technologies) Award respectively, further emphasizing its innovation and leadership in the business AI space.

●	Synergy of the YOOV Ecosystem: YOOV's ecosystem is not limited to AIaaS solutions but incorporates financial and insurance services through its subsidiaries, YOOV Capital and YOOV Insurance, respectively. This would then create smooth customer experience with cross-selling opportunities and better customer retention. The YOOV ecosystem enables customers to enjoy tailored financial advisory services and insurance packages, improving their risk management and financial well-being. This value proposition helps YOOV to establish stronger customer loyalty, drive sustainable growth and solidify its competitive position in the market.

As the business AI automation market continues to evolve, YOOV must stay agile, innovate rapidly, and deliver comprehensive solutions to maintain a competitive edge and capitalize on the growing demand for intelligent automation.

Revenue Models

YOOV’s revenues primarily consist of (1) SaaS and AIaaS products and services, (2) insurance brokerage services, (3) factoring services, and (4) others such as sales of office supplies and others.

(1) The below fees generated from SaaS and AIaaS products and services:

1.	Subscription fee. YOOV Customers pay a subscription fee, usually on an annual basis, to utilize YOOV’s software services.

2.	Pay-per-use fee. YOOV Customers pay a fee based on the volume of AI queries processed or automated tasks executed.

3.	Deployment and configuration fee. YOOV Customers pay a fee for configuration services which helps YOOV configure the YOOV software based on the specific needs and requirements of each customer. YOOV also provides deployment services to deploy and install the finished software onto the customer’s system for a one-time deployment fee.

4.	Supporting fee. YOOV Customers can pay a fee to subscribe to YOOV’s support services on a quarterly basis, for which YOOV would provide assistance and problem-solving services to customers should any technical issues, system failure or other similar issues occur when customers are using YOOV’s software during the service period.

(2) Insurance brokerage services refers to revenues generated by the subsidiary, YOOV Insurance, which includes commission from insurance companies.

(3) Factoring services refers to revenues generated by the subsidiary, YOOV Capital which includes: (i) service fee; (ii) discount fee; and (iii) factoring commission.

(4) Other streams of revenue, such as sales of office supplies refers to revenues generated exclusive from the above.

Growth Strategy

YOOV aims to enhance its position as a leading AIaaS solutions provider and to continue to expand globally and into new related businesses. The growth strategy is focused on capitalizing on the rapidly expanding markets for automation technologies. By leveraging innovative solutions, market expertise, and strategic investments, YOOV aims to drive sustainable, long-term growth. YOOV plans to achieve this through the following strategies:

●	Expanding Market Presence in High-Growth Segments

YOOV is strategically positioned to benefit from the robust growth in the AIaaS market. According to Mordor Intelligence, the AIaaS market size is estimated to grow at a CAGR of 36.78% from 2025 to 2030, driven by the increasing need for scalable AI tools and cloud-based solutions across industries like healthcare, BFSI, and retail, represents a significant opportunity. YOOV will continue to enhance product offerings and scale operations to meet the growing demand for automation solutions across industries such as finance, healthcare, retail, and manufacturing.

●	Expanding Globally into New Markets for Broader Customer Base and Geographic Reach

Recognizing the tremendous potential of AI technologies, we plan to further expand into new markets. The initial focus will be on the Southeast Asian markets, including but not limited to Singapore, Malaysia, Indonesia, Vietnam, Thailand, and the Philippines. Following this, YOOV plans to expand its presence in Australia, New Zealand and Middle Eastern markets. With the intension to grow customer base by targeting enterprises of all sizes and deepening penetration into underserved markets, YOOV’s geographic expansion strategy includes entering emerging markets with increasing demand for automation solutions. This approach will allow YOOV to capture new revenue streams while further diversifying its global footprint.

●	Enhancing Product Innovation and Capabilities

YOOV is committed to continuous innovation, with a focus on enabling enterprises to adopt AI automation technologies seamlessly. This includes investments in advanced AI-driven capabilities and low-code/no-code platforms, which Gartner predicts will power 70% of new enterprise applications by 2025. YOOV will continue to invest in research and development to enhance its core AI technologies and product capabilities. By reducing the technical barriers to entry for customers, YOOV aims to drive greater adoption of our solutions and capture a larger share of the market.

●	Pursuing Strategic Partnership and Strengthening Distribution Network

YOOV’s growth strategy includes establishing a strong network by forging strategic partnership with leading technology providers, system integrators, and cloud platform providers. By doing so, YOOV gains the capability to create a robust ecosystem that delivers comprehensive automation solutions, expand market exposure and accelerate market acquisition to secure stable sale volume and revenue in long-term.

●	Driving Operational Efficiency

As automation increasingly becomes a priority for organizations, YOOV is focused on demonstrating the value of its solutions in improving operational efficiency. According to McKinsey & Company, up to 60% of all occupations have at least 30% of activities that can be automated. By aligning our offerings with the specific needs of customers, YOOV aims to drive widespread adoption and maximize customer satisfaction.

●	Seizing Opportunities in Economic and Regulatory Trends

YOOV will continue to monitor and adapt to macroeconomic and regulatory trends that influence the adoption of automation technologies. YOOV’s AIaaS solutions are well-suited to address challenges such as labor shortages, rising operational costs, and stricter compliance requirements, positioning YOOV as a trusted partner for enterprises navigating these complexities.

●	Targeted Mergers and Acquisitions

YOOV plans to pursue strategic acquisitions to complement organic growth initiatives. These acquisitions will focus on expanding our technological capabilities, entering new markets, and enhancing competitive positioning. YOOV disciplined approach to mergers and acquisitions is designed to create shareholder value while accelerating long-term growth objectives.

●	Strengthening Brand Recognition and Thought Leadership

YOOV invests in marketing campaigns for brand exposure and lead generation in target markets. These marketing campaigns cover both online and offline channels, including search engines, social media, affiliated networks and broadcasting channels, as well as physical events such as seminars, summits and exhibitions. YOOV encourages its key talents to engage in AI events and summits to actively promote its expertise and vision, establishing YOOV as a trusted and innovative market leader.

By executing these strategic priorities, YOOV is confident in our ability to deliver sustainable revenue growth, expand profitability, and create long-term value for our shareholders.

Government Regulations

As a provider of AIaaS and business workflow automation solutions, YOOV operates within complex regulatory environments that vary across jurisdictions and industries. The Company is subject to a range of government regulations that impact its operations, particularly in the areas of data protection, privacy, financial services, and the use of artificial intelligence technologies.

●	Data Protection and Privacy Compliance:

YOOV processes and stores substantial amounts of data on behalf of its customers, including sensitive business and operational information. As such, the Company is subject to stringent data protection laws, such as the General Data Protection Regulation (GDPR) in the European Union, the California Consumer Privacy Act (CCPA) in the United States, and other local privacy regulations in the jurisdictions where it operates. These regulations require YOOV to implement robust data security measures, provide transparency around data collection and usage, and ensure that customers retain control over their data. Non-compliance with these regulations could result in significant fines, reputational damage, and operational challenges.

Given the cybersecurity risks associated with AI systems, YOOV must adhere to cybersecurity regulations issued by the jurisdictions where it operates. These regulations set standards for access controls, incident response, and other measures to protect critical information infrastructure. YOOV strives to align its AI practices with guidance and frameworks related to the ethical and responsible development of AI.

●	Competition Law:

YOOV’s operations are influenced by the competition law, which prohibits anti-competitive conduct, such as price fixing, market sharing, and abuse of market dominance. As YOOV’s technologies and services may impact market competition, YOOV must ensure its business practices comply with the requirements of the competition law in the jurisdictions where it operates.

●	Sector-Specific Regulations:

In industries such as finance and insurance, YOOV’s solutions must comply with sector-specific regulations, including those related to credit evaluation, financial reporting, and risk management. For example, YOOV Capital and YOOV Insurance are subject to oversight by financial regulatory authorities, requiring them to meet strict standards for data accuracy, transparency, and consumer protection. These regulations also mandate regular reporting and adherence to anti-money laundering (AML) and know-your-customer (KYC) protocols.

YOOV Capital is a Money Lender License Holder, subject to regulation by the Companies Registry, which oversees the Money Lenders Ordinance. The Money Lenders Ordinance sets out specific conduct regulations for money lenders, including requirements around loan agreement terms, disclosure of interest rates, and fair treatment of borrowers. As a financial institution, YOOV Capital must comply with Hong Kong's comprehensive AML, counter-terrorist financing regulations and KYC protocols, which are enforced by the Companies Registry.

YOOV Insurance is subject to extensive regulation and supervision by the Insurance Authority (IA), the primary regulatory body for the insurance industry in Hong Kong. The IA is responsible for administering the Insurance Ordinance and other relevant laws and regulations that govern the licensing, solvency requirements, business conduct, and other aspects of insurance companies operating in Hong Kong.

●	Artificial Intelligence and Automation Oversight:

The use of AI technologies in business automation is increasingly scrutinized by regulatory bodies to ensure ethical and fair deployment. YOOV actively monitors legislative developments to align its AI-driven solutions with emerging guidelines and standards. For instance, the European Commission has proposed an Artificial Intelligence Act, which could impose stricter requirements on the use of high-risk AI systems. YOOV’s commitment to transparency and ethical AI development positions it to comply with such regulations as they evolve.

●	Cross-Border Operations and Trade Compliance:

As YOOV serves customers globally, it is subject to international trade laws, export controls, and sanctions regulations. The Company ensures compliance with relevant laws to prevent unauthorized or improper use of its software or services.

Security and Data Protection

YOOV and its subsidiaries, YOOV Capital and YOOV Insurance, recognize the critical importance of safeguarding customer data and ensuring the integrity of their platforms. To address security challenges, the Company has implemented a comprehensive security framework designed to protect against data breaches, cyberattacks, and other threats that could compromise its operations or customer trust. Key elements of YOOV’s security strategy include:

●	Data Encryption and Secure Storage:

YOOV employs advanced encryption protocols to protect customer data both in transit and at rest. Confidential information concerning YOOV’s customers and partners is encrypted using SSL encryption software and securely stored in compliance with industry standards, ensuring that sensitive information is safeguarded against unauthorized access. These security measures apply across all YOOV platforms, including financial and insurance services offered by YOOV Capital and YOOV Insurance.

●	Authentication and Access Controls:

YOOV implements multi-factor authentication (MFA) and role-based access controls (RBAC) across all platforms to prevent unauthorized access. These measures ensure that only authorized personnel and customers can access specific data and system functions, with enhanced controls for sensitive financial and insurance information.

●	Regular Security Audits and Penetration Testing:

YOOV conducts regular security audits and penetration testing to identify and address system vulnerabilities. These proactive measures are applied to the core AIaaS platform and to the systems supporting YOOV Capital and YOOV Insurance, ensuring the security and reliability of all services.

●	Compliance with Security Standards:

YOOV’s security protocols adhere to internationally recognized standards, including ISO/IEC 27001 for information security management and SOC 2 (Service Organization Control) for data protection and operational controls. Both YOOV Capital and YOOV Insurance comply with these standards to maintain the security of financial and insurance-related data.

●	Incident Response and Business Continuity:

YOOV has established a robust incident response plan to address potential security breaches or disruptions. This plan includes rapid detection, containment, and recovery processes to minimize the impact of security incidents on customers and business operations. Additionally, YOOV maintains comprehensive business continuity and disaster recovery protocols to ensure uninterrupted service delivery, including for YOOV Capital and YOOV Insurance clients.

●	Customer Education and Support:

Recognizing the shared responsibility for security, YOOV provides customers with resources and tools to strengthen their security practices. These include training materials, user guides, and support for implementing best practices in data protection and secure automation. Additionally, YOOV Capital and YOOV Insurance clients receive specific guidance on safeguarding sensitive financial and insurance data.

●	AI Security and Ethical Standards:

YOOV’s AI-driven solutions are designed with security and ethical considerations at the forefront. The Company trains its AI models on diverse datasets to minimize bias and ensures compliance with relevant legal and ethical standards. Additionally, YOOV provides transparency around the decision-making processes of its AI systems, enabling customers to understand and trust the outcomes generated by its platforms, including YOOV Capital’s credit evaluations and YOOV Insurance’s policy recommendations.

●	Network Security and Facility Protection:

YOOV implements multiple layers of network segregation and advanced firewall technology to prevent attacks or unauthorized access to its networks, servers and databases. YOOV operates in a secured facility with physical access controls, where all employees must check in with facial recognition for access.

●	Privacy Policy and Data Use Practices:

YOOV has implemented a comprehensive privacy policy that outlines its data use practices and commitment to protecting user privacy. The policy specifies the extent to which other YOOV users may access certain information. YOOV requires users to acknowledge and expressly agree to this policy when registering with its platforms.

By prioritizing regulatory compliance and security, YOOV and its subsidiaries aim to build and maintain trust with customers, partners, and stakeholders. The Company remains committed to proactively adapting to regulatory changes and emerging security threats, ensuring the continued integrity and reliability of its solutions, including the specialized services offered by YOOV Capital and YOOV Insurance.

Employees

As of December 31, 2024, YOOV employed a total of 52 full-time employees. YOOV maintains good working relationships with its employees and does not foresee any difficulties in the recruitment and retention of experienced staff.

Facilities

As of Mar 31, 2025, YOOV leased the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location	Lease Expiration
Corporate Office Facilities	6,352	Hong Kong	01/11/2024 31/10/2027	through
Corporate Office Facilities	1,880	Singapore	01/03/2025 28/02/2028	through
Corporate Office Facilities	1,035	Malaysia	04/11/2024 03/11/2025	through
Corporate Office Facilities	1,000	Australia	01/11/2024 30/04/2025	through

YOOV’s corporate headquarters is located in Singapore. YOOV also leases additional corporate office facilities in other locations as sales and operations offices. YOOV periodically evaluates its facility requirements as necessary and believes its existing and planned facilities will be sufficient for its needs for at least the next twelve months.

Insurance

YOOV complies with all Labor Insurance regulations, ensuring that employees receive the necessary protections and benefits as mandated by law. This coverage underscores our commitment to safeguarding the health and welfare of our workforce. YOOV is also fully covered under a comprehensive Group Medical Insurance plan, which provides essential health benefits to all eligible employees.

Our Intellectual Property

YOOV’s trademarks, intellectual property, and intangible assets form the foundation of its operations and competitive position. The company leverages these assets to deliver its innovative solutions, including its AIaaS platform, workflow automation tools, and financial and insurance services.

YOOV safeguards its intellectual property through copyrights, trade secrets, and contractual safeguards. Confidentiality agreements, non-compete clauses, and intellectual property clauses in contracts with employees, contractors, and partners ensure the protection of its proprietary technologies.

YOOV’s intellectual property portfolio includes numerous domain names for websites that it uses in its business. YOOV has registered the domain names yoov.com, yoov.asia and yoov.co and their variations. YOOV’s “YOOV” trademark and logo have also been registered with the relevant authorities in Australia, Canada, Hong Kong, Macau, Taiwan and United Kingdom.

Trademarks

YOOV owns four registered trademarks and service marks that are central to its brand identity and customer recognition. From time to time, YOOV monitors the use of the trademarks across all markets and takes proactive measures to prevent infringement or dilution.

Legal Proceedings

We are not involved in any disputes and do not have any litigation matters pending that we believe could have a materially adverse effect on its financial condition or results of operations.

From time to time, however, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of our business. Litigation is subject to inherent uncertainties, and an adverse result in any such matters may arise from time to time that may harm our business.

YOOV EXECUTIVE COMPENSATION

The following table summarizes all compensation earned by YOOV’s Chief Executive Officer and two most highly compensation executive officers (other than our chief executive officer) who were serving as executive officers as of March 31, 2025 and 2024 (the “Named Executive Officers”), for services rendered as executive officers for the years ended March 31, 2025 and 2024.

Summary Compensation Table

	Compensation Paid(1)
	Fiscal	Salary	Bonus	Total
Name and Principal Position	Year	($)	($)	($)
Mr. Wong Ling Yan Philip	2025	299,146	-	299,146
President and Chief Executive Officer	2024	299,238	-	299,238

Mr. Wong Ho Chi Mark	2025	153,337	-	153,337
Chief Technology Officer	2024	153,337	-	153,337

Mr. Lai Kam Fu	2025	153,359	-	153,869
Chief Financial Officer	2024	130,018	10,861	140,879

(1)	The average exchange rates used for US$ during the year ended March 31, 2024 and 2025, are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board, were 0.1277 and 0.1277 per HK$, respectively.

Employment Agreements

On July 29, 2019, YOOV and Mr. Wong Ling Yan Philip entered into an employment agreement pursuant to which Mr. Wong Ling Yan Philip serves as YOOV’s Chief Executive Officer. The agreement provides that Mr. Wong Ling Yan Philip’s employment is “at will” and that either party has the right to terminate his employment at any time and for any or for no reason upon one month’s notice. Mr. Wong Ling Yan Philip’s employment agreement provides that he will receive an annual salary of HK$1,140,000 (approximately USD 145,547). Additionally, Mr. Wong Ling Yan Philip is eligible for a discretionary performance incentive commission. The agreement also contains non-competition and confidentiality provisions.

On June 1, 2017, YOOV and Mr. Wong Ho Chi Mark entered into an employment agreement pursuant to which Mr. Wong Ho Chi Mark serves as YOOV’s Technical Director. The agreement provides that Mr. Wong Ho Chi Mark’s employment is “at will” and that either party has the right to terminate his employment at any time and for any or for no reason upon 30 days’ notice or salary in lieu of notice. Mr. Wong Ho Chi Mark’s employment agreement provides that he will receive an annual salary of HK$720,000 (approximately USD 91,925). Additionally, Mr. Wong Ho Chi Mark is eligible for a discretionary performance incentive commission. The agreement also contains confidentiality provisions. On August 2, 2021, Mr. Wong Ho Chi Mark was appointed as Chief Technology Officer of YOOV, with an annual salary of USD 107,692. No employment agreement was entered into between YOOV and Mr. Wong Ho Chi Mark in connection with this appointment. On February 13, 2023, Mr. Wong Ho Chi Mark’s annual salary was adjusted to USD 153,846.

On March 10, 2023, YOOV and Mr. Lai Kam Fu entered into an employment agreement pursuant to which Mr. Lai Kam Fu serves as YOOV’s Chief Financial Officer. The agreement provides that Mr. Lai Kam Fu’s employment is “at will” and that either party has the right to terminate his employment at any time and for any or for no reason upon one month’s notice. Mr. Lai Kam Fu’s employment agreement provides that he will receive an annual salary of HK$1,020,000 (approximately USD 129,938). Additionally, Mr. Lai Kam Fu is eligible for an annual guaranteed and discretionary bonus, as well as additional IPO project bonus. The agreement also contains non-competition and confidentiality provisions.

Option Exercises and Stock Vested

There were no options exercised by our executive officers or stock vested to YOOV’s executive officers during the year ended March 31, 2025.

Outstanding Equity Awards at 2024 Fiscal Year End

As of the date of this proxy statement/prospectus, YOOV has not granted any equity awards to its executive officers.

No Pension Benefits

YOOV does not maintain any plan that provides for payments or other benefits to its executive officers at, following or in connection with retirement and including, without limitation, any tax-qualified defined benefit plans or supplemental executive retirement plans.

No Nonqualified Deferred Compensation

YOOV does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Director Compensation

Prior to the Merger, YOOV did not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on the YOOV Board or committees of the YOOV Board. YOOV has not paid any compensation to its non-employee directors for their service on the YOOV Board or committees of the YOOV Board

YOOV MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of YOOV’s financial condition and results of operations should be read together with YOOV’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding YOOV’s plans, objectives, expectations, intentions and projections. YOOV’s actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this proxy statement/prospectus. Throughout this section, unless otherwise noted or the context requires otherwise, “we,” “us,” “our” and the “Company” refer to YOOV and its consolidated subsidiaries, and in references to monetary amounts, “dollars” and “$” refer to U.S. Dollars.

Overview

YOOV is a prominent provider of Artificial Intelligence-as-a-Service (AIaaS) solutions, specializing in intelligent business automation. YOOV has transformed from an office automation platform into a comprehensive no-code AI-driven workflow automation platform.

YOOV’s mission is to make advanced AI technologies accessible to businesses without requiring technical expertise. By integrating AI with its no-code workflow automation platform, YOOV enables businesses to automate complex workflows and tasks across diverse industries, empowering businesses of all sizes to optimize operations, reduce costs, and enhance service delivery through its AIaaS solutions. To cope with the global expansion plan, YOOV’s solutions are designed to address the challenges of modern businesses while fostering efficiency, scalability, and growth. In addition, YOOV operates subsidiaries in financial and insurance services, including YOOV Capital Limited and YOOV Insurance Services Limited.

Key Factors Affecting Our Results

We believe that the key factors affecting our performance and financial performance include:

Our ability to attract new customers and retain existing customers.

In order to maintain and increase our revenue, we need to continue to retain and attract new customers by means of strategic alliance marketing, inbound marketing, and outbound marketing. A number of factors could adversely impact our ability to successfully implement our marketing efforts, such as difficulty of our sales and marketing team to effectively interact with potential customers, or potential customers do not find our products and services sufficient to meet their needs. If we are unable to successfully market our solutions, whether due to failure to maintain and expand relationships with our partners and alliances and/or failure to adjust our strategy in order to meet the needs of current and potential customers, our ability to retain and attract new customers may be undermined, which would adversely affect our business and results of operations.

We retain and attract customers through a multitude of avenues, including industry trade shows and collaboration with relevant partners such as sales agents. We routinely communicate with customers to keep ourselves informed of their evolving business needs and develop the product and service offerings with tailored functions and features accordingly. With these approaches, we have successfully built our brand, increase customer stickiness and expanded our customer base. Our business has experienced steady growth during the past few years.

As a result of these close and stable relationships with our existing customers, we are able to receive recurring businesses from the existing customers. If we are unable to maintain close and stable relationships with our existing customers, our business and results of operations may be adversely affected.

Our ability to help our customers to automate complex workflows and tasks.

The engagement and adoption of YOOV’s platform by businesses directly impacts our growth and operational performance. As an AIaaS provider, YOOV offers a no-code automation solution that integrates advanced AI and RPA technologies, enabling organizations of all sizes to streamline operations, reduce costs, and enhance service delivery without requiring significant IT resources. Our modular offerings—such as Operations AI, People AI, Sales AI, and Customer Service AI—are designed to address the diverse needs of businesses across industries, making intelligent automation both accessible and effective.

To support customer success, YOOV provides analytical tools that track key usage metrics, such as workflow execution rates, user engagement, AI task performance, and API integration activity. These insights help businesses optimize their use of the platform, identify opportunities for improvement, and tailor automation strategies to their specific needs. By combining powerful technology with actionable data, YOOV empowers customers to unlock the full potential of AI-driven business automation.

Our ability to manage our cost of revenues and expenses.

Our results of operations depend on our ability to manage our costs and expenses. Our cost of revenues primarily of commission paid to third-party sales agents, amortization expenses related to our AIaaS related software and systems, salaries and benefits of relevant operations and support personnel and other direct service costs, and our operating expenses primarily consisted of advertising and marketing expenses of marketing our products and services, staff costs for our marketing and sales department, staff cost for our administrative personnel, consulting and professional service fees; depreciation relating to our property, and equipment; and other administrative expenses, and research and development expenses. If we are unable to control such costs, our financial performance may be adversely affected.

Our ability to further advance our technological capabilities and infrastructure.

Our strong technological capabilities and infrastructure, in particular our AIaaS platform and third-party technologies integrated into our AIaaS platform, support our business development. Our ability to effectively invest in these technologies allows us to create a superior user experience and to timely identify new trends. We must continue to innovate to keep pace with the growth of our business and bring forward new technologies. If our technologies or solutions are unable to satisfy our customers due to complexity of their requirements, our ability to retain existing customers and attract new customers may be undermined, which would adversely affect our business and results of operations.

Key components of results of operations

Revenue

Our revenues primarily consist of (1) Artificial Intelligence-as-a-Service (“AIaaS”) services, (2) insurance brokerage services, (3) factoring services, and (4) others such as sales of office supplies and others. For the nine months ended December 31, 2024 and 2023, our total revenues were USD38.0 million and USD21.7 million, respectively. For the years ended March 31, 2024 and 2023, our total revenues were USD29.6 million and USD21.5 million, respectively.

The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the period indicated.

	For the nine months ended December 31,				For the years ended March 31,
	2024		2023		2024		2023
Revenues	USD	%	USD	%	USD	%	USD	%
AIaaS services	37,560,885	98.7	21,321,547	98.0	29,088,722	98.2	21,092,035	98.3
Insurance brokerage services	286,342	0.8	224,870	1.0	292,580	1.0	117,793	0.5
Factoring services	135,663	0.4	121,750	0.6	158,714	0.5	227,215	1.1
Others	29,343	0.1	77,711	0.4	93,311	0.3	19,911	0.1
Total	38,012,233	100.0	21,745,878	100.0	29,633,327	100.0	21,456,954	100.0

AIaaS services

We offer AIaaS services by operating four core products, each designed to address specific enterprise needs:

(1)	AI CHAIN: A generative AIaaS platform with built-in capabilities such as chatbots, workflows, large models, and knowledge search cover the entire process of model selection, application development, and deployment, making it easy to build AI applications.

(2)	NEXA: A Business AI assistant offers voice-activated assistance for various business tasks, including scheduling, reminders, and data retrieval. It utilizes advanced AI algorithms to understand and respond to natural language queries. NEXA enhances productivity through AI-driven assistance, integrating with other YOOV products for a cohesive user experience. YOOV has been awarded Gold Award in the Hong Kong ICT Awards 2024: Smart Business (Emerging Technologies) Award with NEXA as the entry.

(3)	YOOV PLUS: A no-code workflow automation platform allows businesses to create customized applications without extensive coding knowledge. YOOV PLUS features a user-friendly interface with drag-and-drop functionalities for rapid deployment and easy modifications. It enables businesses in all sizes and industries to develop scalable and flexible solutions tailored to their specific needs. YOOV has been awarded Gold Award in the Hong Kong ICT Awards 2022: Smart Business (Solution for SME) Award with YOOV PLUS as the entry.

(4)	YOOV WORK: A Human Resources Management (HRM) and Workflow Automation system developed with the aim to streamlining HRM operations such as payroll, attendance, leave management, and employee records. It integrates seamlessly with other business systems for better data management and provides a mobile app for on-the-go management. YOOV Work optimizes daily HRM operations, enhances business efficiency, and provides advanced analytics for better decision-making.

As we execute on our long-term growth strategies and deliver product innovation, we have continued to experience growth in AIaaS services revenue across our portfolio of offerings. Revenue from our AIaaS services amounted to USD37.6 million and USD21.3 million for the nine months ended December 31, 2024 and 2023, which accounted for 98.7% and 98.0% of the total revenues, respectively. Revenue from our AIaaS services amounted to USD29.1 and USD21.1 million for the years ended March 31, 2024 and 2023, which accounted for 98.2% and 98.3% of the total revenues, respectively.

Insurance brokerage service

As an agent, we provide insurance brokerage service on behalf of insurance companies, including the distribution of insurance policies, and earn commissions determined as a percentage of premiums paid by the insured. Our primary service is for AXA General Insurance Hong Kong Limited, and the commission rates vary depending on the type of insurance, typically ranging from 15% to 55%. The revenue generated from our insurance brokerage services amounted to USD0.3 million and USD0.2 million for the nine months ended December 31, 2024 and 2023, respectively. The revenue generated from our insurance brokerage services amounted to USD0.3 million and USD0.1 million for the year ended March 31, 2024 and 2023, respectively.

Factoring services

We also generated revenue from the provision of factoring services, whereby customers sell or transfer their accounts receivable to us in exchange for immediate funding. This service is typically used to alleviate working capital shortages and to support corporate customers in managing liquidity, whether for suppliers payment, operating expenses, or investing in growth. For the nine months ended December 31, 2024 and 2023, revenue from factoring services amounted to USD0.1 million and USD0.1 million, respectively. For the years ended March 31, 2024 and 2023, revenue from factoring services amounted to USD0.2 million and USD0.2 million, respectively.

Cost of revenue

Our cost of revenue primarily consists of the following: (i) amortization of AIaaS related software; (ii) sales commission paid to sales agents which are amortized over the contract period, and (iii) others such as costs of goods sold.

The following table sets forth a breakdown of our cost of revenues, each expressed in the absolute amount and as a percentage of our total cost of revenues, for the period indicated.

	For the nine months ended December 31,				For the years ended March 31,
	2024		2023		2024		2023
Cost of revenues	USD	%	USD	%	USD	%	USD	%
Sales commissions	9,879,607	74.4	5,581,859	71.8	7,688,486	71.6	5,351,190	71.5
Amortization of AIaaS related software	3,371,300	25.4	2,087,745	26.9	2,940,699	27.4	1,881,495	25.1
Others	32,230	0.2	99,479	1.3	106,652	1.0	255,473	3.4
Total	13,283,137	100.0	7,769,083	100.0	10,735,837	100.0	7,488,158	100.0

Operating Expenses

The following table sets forth a breakdown of our operating expenses, each expressed in the absolute amount and as a percentage of our total operating expenses, for the period indicated.

	For the nine months ended December 31,				For the years ended March 31,
	2024		2023		2024		2023
Operating expenses	USD	%	USD	%	USD	%	USD	%
Selling and marketing expenses	18,523,469	82.9	8,436,295	66.9	10,399,877	60.8	6,433,443	45.6
Administrative expenses	3,589,367	16.1	3,613,649	28.6	6,083,083	35.6	6,510,772	46.1
Research and development expenses	222,860	1.0	570,141	4.5	612,733	3.6	1,174,942	8.3
Total	22,335,696	100.0	12,620,085	100.0	17,095,693	100.0	14,119,157	100.0

Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) advertising and marketing expenses of marketing our products and services and (ii) staff costs for our marketing and sales department.

Administrative expenses

Administrative expenses primarily consist of: (i) staff cost for our administrative personnel; (ii) consulting and professional service fees; (iii) depreciation expenses relating to our property and equipment; and (iv) other expenses which primarily include credit losses, utilities, traveling, repair and maintenance, rental and other miscellaneous administrative expenses.

Research and development (“R&D”) expenses

Research and development expenses primarily include (i) staff cost paid to R&D employees; and (ii) other costs incurred during the research stage.

Other loss, net

Other loss, net, primarily consists of: (i) finance income generated from cash deposit in bank; (ii) finance expenses generated from borrowings from bank and third parties; (iii) other non-operating income, inclusive of cash surrender value changes of insurance contracts, government subsidy, etc.; and (iv) other non-cancellable income/expenses.

Income tax expenses

British Virgin Islands (“BVI”)

Under the current laws of BVI, we are not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in BVI.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2019 published by Hong Kong government, effective April 1, 2019, under the two-tiered profits tax rates regime, the profits tax rate for the first approximately $256,410 of assessable profits was reduced to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, while the remaining profits will continue to be taxed at the existing 16.5% tax rate. All of our subsidiaries were subject to Hong Kong profit tax during the periods presented.

Results of Operations

Comparison of Results of Operations for the Nine Months Ended December 31, 2024 and 2023

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statements/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the nine months ended December 31,
	2024	2023	Variance
	USD	USD	USD	%
Revenue	38,012,233	21,745,878	16,266,355	74.8
Cost of revenues	(13,283,137)	(7,769,083)	(5,514,054)	71.0
Gross profit	24,729,096	13,976,795	10,752,301	76.9

Operating expenses:
Selling and marketing expenses	(18,523,469)	(8,436,295)	(10,087,174)	119.6
Administrative expenses	(3,589,367)	(3,613,649)	24,282	(0.7)
Research and development expenses	(222,860)	(570,141)	347,281	(60.9)
Total operating expenses	(22,335,696)	(12,620,085)	(9,715,611)	77.0

Income from operations	2,393,400	1,356,710	1,036,690	76.4

Other loss, net:
Finance expense, net	(825,145)	(309,800)	(515,345)	166.3
Investment loss	-	(84)	84	(100.0)
Other income, net	55,027	62,756	(7,729)	(12.3)
Total other loss, net	(770,118)	(247,128)	(522,990)	211.6

Income before income tax provision	1,623,282	1,109,582	513,700	46.3
Income tax expenses	(299,374)	(230,663)	(68,711)	29.8
Net income	1,323,908	878,919	444,989	50.6

Revenue

The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the period indicated.

	For the nine months ended December 31,
	2024		2023		Variance
Revenues	USD	%	USD	%	USD	%
AIaaS services	37,560,885	98.7	21,321,547	98.0	16,239,338	76.2
Insurance brokerage services	286,342	0.8	224,870	1.0	61,472	27.3
Factoring services	135,663	0.4	121,750	0.6	13,913	11.4
Others	29,343	0.1	77,711	0.4	(48,368)	(62.2)
Total	38,012,233	100.0	21,745,878	100.0	16,266,355	74.8

AIaaS services

Revenue generated from our AIaaS services increased by USD16.2 million, or 76.2%, from USD21.3 million for the nine months ended December 31, 2023, to USD37.5 million for the nine months ended December 31, 2024. This accounted for 98.7% and 98.0% of the total revenues for the nine months periods in 2024 and 2023, respectively. This significant growth was primarily driven by the expansion of our customer base and continued penetration into overseas markets, facilitated by our ongoing implementation of a product-led growth strategy. Revenues generated from Hong Kong amounted to USD31.3 million and USD17.8 million for the nine months ended December 31, 2024 and 2023, respectively. Revenues generated from AIaaS services outside Hong Kong amounted to USD6.3 million and USD3.5 million for the nine months ended December 31, 2024 and 2023, respectively, which accounted for 16.8% and 16.6% of our AIaaS services revenues for both nine months periods in 2024 and 2023, respectively.

The following table sets forth a breakdown of our revenues from AIaaS services by geographic areas, each expressed in the absolute amount and as a percentage of our revenues generated from AIaaS services, for the period indicated.

	For the nine months ended December 31,
	2024		2023		Variance
Revenues from AIaaS services by geographic areas	USD	%	USD	%	USD	%
Hong Kong	31,251,275	83.2	17,776,010	83.4	13,475,265	75.8
Others (1)	6,309,610	16.8	3,545,537	16.6	2,764,073	78.0
Total	37,560,885	100.0	21,321,547	100.0	16,239,338	76.2

(1) Other geographic areas include Taiwan, Malaysia, and Japan etc.

Insurance brokerage service

Revenue generated from our insurance brokerage service increased by USD0.1 million, or 27.3%, from USD0.2 million for the nine months ended December 31, 2023 to USD0.3 million for the nine months ended December 31, 2024, primarily due to an increase sales volume in insurance policies.

Factoring services

Revenue generated from factoring services amounted to USD0.1 million for both nine months ended December 31, 2024 and 2023.

Cost of revenues

Our cost of revenues increased by USD5.5 million, or 71.0%, from USD7.8 million for the nine months ended December 31, 2023, to USD13.3 million for the nine months ended December 31, 2024, primarily due to the increase of sales commissions and amortization of AIaaS related software. This mirrors the trend observed in the AIaaS industry, where companies often experience increased sales costs as they scale up their operations and invest in the growth of their cloud-based service offerings.

Sales commissions increased by USD4.3 million, or 77.0%, from USD5.6 million for the nine months ended December 31, 2023 to USD9.9 million for the nine months ended December 31, 2024, basically proportionate to the changes in the revenue stream, primarily due to our market expansion which required more sales commissions paid to the sales agents in both domestic and newly developed overseas markets.

The amortization of AIaaS-related software increased by USD1.3 million, or 61.5%, from USD2.1 million for the nine months ended December 31, 2023, to USD3.4 million for the nine months ended December 31, 2024, primarily due to the addition of AIaaS-related software.

Gross profit and gross profit margin

Gross profit represents our revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our revenues. For the nine months ended December 31, 2024 and 2023, our gross profit was USD24.7 million and USD14.0 million, respectively, and our gross profit margin was 65.1% and 64.3%, respectively.

Selling and marketing expenses

Our selling and marketing expenses increased by USD10.1 million, or 119.6%, from USD8.4 million for the nine months ended December 31, 2023, to USD18.5 million for the nine months ended December 31, 2024, which was primarily due to our business expansion.

Administrative expenses

Our administrative expenses remained stable at USD3.6 million for both nine months ended December 31, 2024 and 2023.

R&D expenses

Our research and development expenses decreased by USD0.4 million, from USD0.6 million for the nine months ended December 31, 2023, to USD0.2 million for the nine months ended December 31, 2024, as we reallocated R&D efforts from internal development to collaboration with a leading external technology company. This shift reduced the need for in-house R&D staff, thereby lowing overall R&D costs.

Other loss, net

Other loss increased by USD0.5 million from USD0.2 million for the nine months ended December 31, 2023 to USD0.7 million for the nine months ended December 31, 2024, which was primarily due to an increase in finance expenses of USD0.5 million due to the increase of borrowings.

Income tax expenses

Our income tax expenses increased by USD0.1 million from USD0.2 million for the for the nine months ended December 31, 2023, to USD0.3 million for the for the nine months ended December 31, 2024, which was due to the increase in the deferred income tax expenses, arising from the increase in deferred tax liabilities related to accelerated depreciation and amortization.

Net income

Consequently, our net income increased by USD0.4 million from USD0.9 million for the nine months ended December 31, 2023 to USD1.3 million for the for the nine months ended December 31, 2024.

Comparison of Results of Operations for the Years Ended March 31, 2024 and 2023

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statements/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the years ended March 31,
	2024	2023	Variance
	USD	USD	USD	%
Revenue	29,633,327	21,456,954	8,176,373	38.1
Cost of revenues	(10,735,837)	(7,488,158)	(3,247,679)	43.4
Gross profit	18,897,490	13,968,796	4,928,694	35.3

Operating expenses:
Selling and marketing expenses	(10,399,877)	(6,433,443)	(3,966,434)	61.7
Administrative expenses	(6,083,083)	(6,510,772)	427,689	(6.6)
Research and development expenses	(612,733)	(1,174,942)	562,209	(47.8)
Total operating expenses	(17,095,693)	(14,119,157)	(2,976,536)	21.1

Income/(loss) from operations	1,801,797	(150,361)	1,952,158	(1,298.3)

Other loss, net:
Finance expense, net	(383,593)	(285,271)	(98,322)	34.5
Investment loss	(84)	(235)	151	(64.3)
Other income, net	193,331	127,678	65,653	51.4
Total other loss, net	(190,346)	(157,828)	(32,518)	20.6

Income/(loss) before income tax provision	1,611,451	(308,189)	1,919,640	(622.9)
Income tax expenses	(360,869)	(119,353)	(241,516)	202.4
Net income/(loss)	1,250,582	(427,542)	1,678,124	(392.5)

Revenue

The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the period indicated.

	For the years ended March 31,
	2024		2023		Variance
Revenues	USD	%	USD	%	USD	%
AIaaS services	29,088,722	98.2	21,092,035	98.3	7,996,687	37.9
Insurance brokerage services	292,580	1.0	117,793	0.5	174,787	148.4
Factoring services	158,714	0.5	227,215	1.1	(68,501)	(30.1)
Others	93,311	0.3	19,911	0.1	73,400	368.6
Total	29,633,327	100.0	21,456,954	100.0	8,176,373	38.1

AIaaS services

Revenue generated from our AIaaS services increased by USD8.0 million, or 37.9%, from USD21.1 million for the year ended March 31, 2023, to USD29.1 million for the year ended March 31, 2024. This accounted for approximately 98% of the total revenues for both years. This growth was primarily attributed to our expanded new customer base and the continued development of overseas markets, facilitated by our ongoing implementation of a product-led growth strategy. Notably, during the fiscal year 2024, we actively developed new international markets such as Taiwan and Malaysia, through the in-depth research on potential market. These efforts enable us to tailor our go-to-market strategy and enhance our brand visibility. As a result, we successfully entered these markets and unlocked new revenue streams, further solidifying our international footprint. Revenues generated from Hong Kong amounted to USD22.7 million and USD21.1 million for the years ended March 31, 2024 and 2023, respectively. Revenues generated from AIaaS services outside Hong Kong amounted to USD6.4 million for the year ended March 31, 2024, which accounted for 22.1% of our AIaaS services revenues.

The following table sets forth a breakdown of our revenues from AIaaS services by geographic areas, each expressed in the absolute amount and as a percentage of our revenues generated from AIaaS services, for the period indicated.

	For the years ended March 31,
	2024		2023		Variance
Revenues from AIaaS services by geographic areas	USD	%	USD	%	USD	%
Hong Kong	22,671,557	77.9	21,092,035	100.0	1,579,522	7.5
Others(1)	6,417,165	22.1	-	-	6,417,165	100.0
Total	29,088,722	100.0	21,092,035	100.0	7,996,687	37.9

(1) Other geographic areas include Taiwan, Malaysia, and Japan etc.

Insurance brokerage service

Revenue generated from our insurance brokerage service increased by USD0.2 million, or 148.4%, from USD0.1 million for the year ended March 31, 2023 to USD0.3 million for the year ended March 31, 2024, primarily due to an increase sales volume in insurance policies.

Factoring services

Revenue generated from factoring services amounted to USD0.2 million and USD0.2 million for the year ended March 31, 2024 and 2023, respectively .

Cost of revenues

Our cost of revenues increased by USD3.2 million, or 43.4%, from USD7.5 million for the year ended March 31, 2023, to USD10.7 million for the year ended March 31, 2024, primarily due to the increase of sales commissions and amortization of AIaaS related software. This mirrors the trend observed in the AIaaS industry, where companies often experience increased sales costs as they scale up their operations and invest in the growth of their cloud-based service offerings.

Sales commissions increased by USD2.3 million, or 43.7%, from USD5.4 million for the year ended March 31, 2023 to USD7.7 million for the year ended March 31, 2024, basically proportionate to the changes in the revenue stream. The rise in commissions was mainly due to intensified sales activities associated with our geographic expansion and increased sales agent coverage, particularly in newly entered markets such as Taiwan and Malaysia.

The amortization of AIaaS-related software increased by USD1.1 million, or 56.3%, from USD1.9 million for the year ended March 31, 2023, to USD3.0 million for the year ended March 31, 2024, primarily due to the addition of AIaaS-related software.

Gross profit and gross profit margin

Gross profit represents our revenues less cost of revenues. Our gross profit margin represents our gross profit as a percentage of our revenues. For the years ended March 31, 2024 and 2023, our gross profit was USD18.9 million and USD14.0 million, respectively, and our gross profit margin was 63.8% and 65.1%, respectively.

Selling and marketing expenses

Our selling and marketing expenses increased by USD4.0 million, or 61.7%, from USD6.4 million for the year ended March 31, 2023, to USD10.4 million for the year ended March 31, 2024, which was primarily attributable to our business expansion.

Administrative expenses

Our administrative expenses decreased by USD0.4 million, or 6.6%, from USD6.5 million for the year ended March 31, 2023, to USD6.1 million for the year ended March 31, 2024, which was primarily attributable to (i) an increase of reversal of credit losses of USD1.4 million due to collection, which was deducted from administrative expenses, (ii) a decrease of professional service fees of USD 0.5 million, and partially offset by (iii) an increase of USD1.3 million in staff cost due to newly hired management and increased performance bonuses.

R&D expenses

Our research and development expenses decreased by 47.8%, or USD0.6 million, from USD1.2 million for the year ended March 31, 2023, to USD0.6 million for the year ended March 31, 2024, which was primarily attributable to a decrease in salaries for R&D employees of USD0.5 million, as we reallocated R&D efforts from internal development to collaboration with a leading external technology company. This shift reduced the need for in-house R&D staff, thereby lowing overall R&D costs.

Other loss, net

Other loss increased by USD0.03 million from USD0.16 million in fiscal year 2023 to USD0.19 million in fiscal year 2024, which was primarily attributable to an increase in finance expenses of USD0.1 million due to the increase of borrowings; partially offset by a decrease of USD0.2 million in government subsidy and an increase of USD0.2 million in cash surrender value changes of insurance contracts.

Income tax expenses

Our income tax expenses increased by USD0.2 million from USD0.1 million for the year ended March 31, 2023, to USD0.3 million for the year ended March 31, 2024, which was due to the increase in the deferred income tax expenses, arising from the increase in deferred tax liabilities related to accelerated depreciation and amortization.

Net income

Consequently, our net income increased by USD1.7 million, from net loss of USD0.4 million for the year ended March 31, 2023, to net income of USD1.3 million for the year ended March 31, 2024.

Liquidity and Capital Resources

Our primary liquidity sources have comprised operational cash flows, financing from third-party investors, related parties and bank borrowings. As of December 31, 2024 and March 31, 2024, we had USD2.7million and USD1.4 million in cash in Hong Kong respectively. We generated USD5.4 million in cash from operating activities for the nine months ended December 31, 2024. Most of our cash resources were used to pay for the development of intangible assets.

Accounts receivable amounted to USD44.2 million and USD19.8 million as of December 31, 2024 and March 31, 2024, respectively. Approximately 33.2%, or USD14.7 million, of the December 31, 2024 accounts receivable balance has been subsequently collected as of the date of this prospectus.

As of December 31, 2024 and March 31, 2024, we had balances due from a director of USD10.3 million and USD4.6 million, respectively. The director authorized the use of his bank account for our collection and payments activities, aiming to improve business efficiency, covering the payment of development of intangible assets, collection of investment, and receivables, etc.

As of December 31, 2024 and March 31, 2024, we had mezzanine equity of USD38.0 million and USD37.5 million, respectively. These were redeemable at the option of holders after the lock-up periods, or if a Qualified IPO or a Trade Sale was not consummate by December 31, 2026, or the Group failed to meet the revenue target from the fiscal years March 31, 2023 to 2026, according to the terms of different series investments.

As of December 31, 2024 and March 31, 2024, our borrowings amounted to USD20.3 million and USD7.0 million, respectively. These loans were obtained from banks in Hong Kong and from third parties, secured by accounts receivable, for working capital purposes. We anticipate being able to renew all of our existing bank loans upon their maturity or to secure additional new loans from financial institutions, based on past experience and our solid credit history.

As of December 31, 2024, we had working capital deficit of USD7.9 million. We believe that our current cash reserves and anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements, capital expenditures, and debt repayment obligations for at least the next 12 months following the date our unaudited condensed consolidated financial statements for the nine months ended December 31, 2024 were released.

Cash Flows

Cash Flows for the Nine Months Ended December 31, 2024, compared to the Nine Months Ended December 31, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the nine months ended December 31,
	2024	2023	Variance
	USD	USD	USD	%
Net cash provided by operating activities	5,378,530	3,642,395	1,736,135	47.7
Net cash used in investing activities	(16,851,759)	(4,669,345)	(12,182,414)	260.9
Net cash provided by financing activities	12,786,876	1,391,197	11,395,679	819.1
Effect of exchange rate changes on cash	15,271	(69,660)	84,931	(121.9)
Net change in cash	1,328,918	294,587	1,034,331	351.1
Cash at beginning of the period	1,370,008	998,948	371,060	37.1
Cash at end of the period	2,698,926	1,293,535	1,405,391	108.6

Operating activities

For the nine months ended December 31, 2024, our net cash provided by operating activities was USD5.4 million, primarily attributable to (i) a net income of USD1.3 million, adjusted for depreciation and amortization of USD3.5 million; (ii) an increase in deferred revenues of USD34.7 million due to our expansion of AIaaS services; (iii) an increase in accruals and other payables of USD5.5 million due to increasing in accrual expenses such as payable advertising fees and payable commission fees related to our business expansion; partially offset by (i) an increase in accounts receivables of USD24.4 million due to increased sales; (ii) an increase in prepayment, deposits and other receivables of USD10.4 million due to prepayment for obtaining contract increased resulting from our expansion of AIaaS services and (iii) an increase in amount due from related parties of USD5.6 million.

For the nine months ended December 31, 2023, our net cash provided by operating activities was USD3.6 million, primarily attributable to (i) a net income of USD0.9 million, adjusted for depreciation and amortization of USD2.3 million; (ii) an increase in deferred revenues of USD1.6 million due to our expansion of AIaaS services; (iii) an increase in accruals and other payables of USD2.4 million due to increasing in accrual expenses such as payable advertising fees and payable commission fees related to our business expansion; and partially offset by (i) an increased in accounts receivable of USD2.9 million due to increased sales, and (ii) an increase in prepaid expenses and other current asset of USD1.0 million due to prepayment for obtaining contract increased resulting from our expansion of AIaaS services.

Investing activities

Our net cash used in investing activities was USD16.9 million for the nine months ended December 31, 2024, primarily attributable to the purchase of intangible assets of USD17.3 million for the provision of AIaaS services and partially offset by proceeds from the surrender of insurance contract of USD0.7 million.

Our net cash used in investing activities was USD4.7 million for the nine months ended December 31, 2023, primarily attributable to the purchase of intangible assets of USD4.9 million, partially offset by proceeds from the surrender of insurance contract of USD0.2 million.

Financing activities

For the nine months ended December 31, 2024, our net cash provided by financing activities was USD12.8 million, which consisted of proceeds from borrowings of USD17.9 million, partially offset by the repayments of borrowings of USD5.1 million.

For the nine months ended December 31, 2023, our net cash provided by financing activities was USD1.4 million, which consisted of proceeds from borrowings of USD4.5 million and proceeds from mezzanine equity of USD2.0 million, partially offset by the repayment of borrowings of USD5.1 million.

Cash Flows for the Year Ended March 31, 2024, compared to the Year Ended March 31, 2023

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended March 31,
	2024	2023	Variance
	USD	USD	USD	%
Net cash provided by/(used in) operating activities	5,883,639	(461,721)	6,345,360	(1,374.3)
Net cash used in investing activities	(8,715,029)	(10,436,423)	1,721,394	(16.5)
Net cash provided by financing activities	3,289,582	7,485,170	(4,195,588)	(56.1)
Effect of exchange rate changes on cash	(87,132)	298,202	(385,334)	(129.2)
Net change in cash	371,060	(3,114,772)	3,485,832	(111.9)
Cash at beginning of the year	998,948	4,113,720	(3,114,772)	(75.7)
Cash at end of the year	1,370,008	998,948	371,060	37.1

Operating activities

For the year ended March 31, 2024, our net cash provided by operating activities was USD5.9 million, primarily attributable to (i) a net income of USD1.3 million, adjusted for depreciation and amortization of USD3.2 million; (ii) an increase in deferred revenues of USD2.7 million due to our expansion of AIaaS services; (iii) a decreased in amounts due from a related party of USD5.0 million; partially offset by an increase in accounts receivables of USD6.6 million, due to increased sales.

For the year ended March 31, 2023, our net cash used in operating activities was USD0.5 million, primarily attributable to (i) a net loss of USD0.4 million, adjusted for depreciation and amortization of USD2.1 million and provision of credit losses of USD0.8 million; (ii) an increase in accounts receivable of USD9.9 million, resulting from increased sales; and partially offset by an increase in deferred revenues of USD4.7 million and a decreased in amounts due from a related party of USD2.6 million.

Investing activities

Our net cash used in investing activities was USD8.7 million and USD10.4 million for the years ended March 31, 2024 and 2023, respectively. The cash flow in fiscal year 2024 primarily reflected the purchase of intangible assets of USD8.9 million for the provision of AIaaS services and the surrender of insurance contract of USD0.2 million. The cash flow in fiscal year 2023 was primarily attributable to the purchase of intangible assets and property and equipment, totaling USD9.5 million, along with the purchase of insurance contract for USD0.9 million.

Financing activities

For the year ended March 31, 2024, our net cash provided by financing activities was USD3.3 million, which consisted of proceeds from borrowings of USD6.8 million and proceeds from mezzanine equity of USD2.0 million, partially offset by the repayments of borrowings of USD5.5 million.

For the year ended March 31, 2023, our net cash provided by financing activities was USD7.5 million, which consisted of proceeds from borrowings of USD7.4 million and proceeds from mezzanine equity of USD5.0 million, partially offset by the repayment of borrowings of USD5.0 million.

Tabular Disclosure of Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2024:

	Payment Due by Period-December 31, 2024
	Total	Less than 1 year	More than 1 year
	(Amounts expressed in USD)
Borrowings	20,298,334	20,298,334	-
Lease obligations	999,653	317,340	682,313
Long service payment	8,384	-	8,384
Total	21,306,371	20,615,674	690,697

Borrowings consist of borrowings from banks.

Operating lease obligations consist of leases in relation to certain offices for our daily operation.

Long service payment is a provision figure for statutory benefits under the Employment Ordinance in Hong Kong, applicable to involuntary termination of service, including retirement.

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2024.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interests in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Foreign currency exchange rate risk

Foreign currency risk is the risk that the holding of foreign currency assets will affect the Company’s financial position as a result of a change in foreign currency exchange rates. Our function currency is HKD and our consolidated financial statements are presented in USD. Our sales, operation activities and assets and liabilities are predominately denominated in the function currency. We consider the foreign exchange risk in relation to transactions denominated in HKD with respect to USD is not significant as HKD is pegged to USD. Hong Kong Monetary Authority guarantees to exchange USD into HKD, or vice versa, at a rate close to HKD7.80 to USD1.00. Our cash denominated in HKD amounted to USD 1,376,830 and USD721,027 as of December 31, 2024 and March 31, 2024, respectively.

Interest rate risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposures on our interest-bearing assets and liabilities. We have not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the nine months ended December 31, 2024 and 2023, and for the years ended March 31, 2024 and 2023.

Inflation risk

Whilst inflation has been a global issue impacting many countries around the globe, inflation in Hong Kong has not materially affected our results of operations in recent years. According to the Census and Statistics Department of Hong Kong, the year-over-year percent changes in the consumer price index rise by 1.7% in 2024, compared with the same period in 2023. Although we have not been affected by inflation at this point in time, we may be affected if Hong Kong and any other jurisdiction where we operate in the future experience higher rates of inflation in the future.

Credit Risk

Financial instruments that potentially subject us to the credit risks consist of cash, accounts receivable, factoring receivable, amounts due from related parties and prepayment, deposits and other receivables. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates.

We deposit our cash with reputable banks located in Hong Kong. As of December 31, 2024 and March 31, 2024, USD2,696,899 and USD1,369,862 were deposited with these banks, respectively. Balances maintained with banks in Hong Kong are insured under the Deposit Protection Scheme introduced by the Hong Kong Government for a maximum amount of HK$800,000 (equivalent to USD102,991) since October 1, 2024, whilst the balances maintained by us may at times exceed the insured limits. Cash balances maintained with banks in Hong Kong are not otherwise insured by the Federal Deposit Insurance Corporation or other programs. We have not experienced any losses in these bank accounts and we believe that we are not exposed to any significant credit risk on cash.

Assets that potentially subject us to a significant credit risk primarily consist of accounts receivable, factoring receivable, amounts due from related parties and prepayment, deposits and other receivables. We perform regular and ongoing credit assessments of the counterparts’ financial conditions and credit histories. We also assess historical collection trends, aging of receivables and general economic conditions. We consider that we have adequate controls over these receivables in order to minimize the related credit risk. For the nine months ended December 31, 2024 and 2023, the allowance for credit losses was USD230,825 and a reversal for credit losses was USD622,464, respectively. For the years ended March 31, 2024 and 2023, the reversal for credit losses was USD596,209 and the allowance for credit losses was USD772,224, respectively.

Liquidity Risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage

Critical Accounting Estimates

We prepared the consolidated financial statements in accordance with U.S. GAAP. When reviewing our financial statements, you should consider our selection of critical accounting policies, our judgments and other uncertainties affecting our applications of those policies and the sensitivity of reported results to changes of such policies, judgments and uncertainties. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions and our expectations regarding the future based on available information, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices see Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements. When reviewing its financial statements, you should consider:

●	Our selection of critical accounting policies;

●	the judgments and other uncertainties affecting the application of such policies;

●	the sensitivity of reported results to changes in conditions and assumptions.

Estimated allowance for credit losses

Accounts receivable, net are stated at the original amount less allowances for credit losses. Accounts receivable are recognized in the period when we have provided services to our customers and when our right to consideration is unconditional. We assess collectability by reviewing accounts receivable on a collective basis where similar characteristics exist, primarily based on similar business lines, and on an individual basis when we identify specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status, the age of the accounts receivable balances, credit quality of our customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers.

We recognized credit losses of USD0.2 million and reversed credit losses of USD0.6 million for the nine months ended December 31, 2024 and 2023, respectively. A 10% increase in our provision for credit losses would have decreased our income before income tax provision by 1.4% for the nine months ended December 31, 2024, and a 10% increase in our reversal for credit losses increased our income before income tax provision by 5.6% for the nine months ended December 31, 2023.

We reversed credit losses of USD0.6 million and recognized credit losses of USD0.8 million for the years ended March 31, 2024 and 2023, respectively. A 10% increase in our reversal of credit losses would have increased our income before income tax provision by 3.7% for the year ended March 31, 2024, and a 10% increase in our provision for credit losses would have increased our loss before income tax provision by 25.1% for the year ended March 31, 2023.

Estimated useful lives of intangible assets

Our intangible assets refer to AIaaS related software including HR resources management and workflow approval system, CRM and data management system and an AI business assistant with diverse platforms and enterprise systems. The AIaaS related software have a finite useful life which is based on the management’s best estimation. The estimated useful lives are as follows:

Category	Estimated useful lives
AIaaS related software	10 years

Estimate of the valuation allowance of deferred tax assets

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider positive and negative evidence when determining whether a portion or all of our deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, our experience with tax attributes expiring unused, and our tax planning strategies. The ultimate realization of deferred tax assets is dependent upon our ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, we have considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

For the nine months ended December 31, 2024 and 2023, we recognized valuation allowance of deferred tax assets of USD0.1 million and USD0.1 million, respectively. A 10% increase in our valuation allowance of deferred tax assets would have decreased our net income by 0.5% and 1.0% for the nine months ended December 31, 2024 and 2023, respectively.

For the years ended March 31, 2024 and 2023, we recognized valuation allowance of deferred tax assets of USD0.1 million and USD0.2 million, respectively. A 10% increase in our valuation allowance of deferred tax assets would have decreased our net income by 1.1% and increased our net loss by 5.2% for the years ended March 31, 2024 and 2023, respectively.

CERTAIN YOOV RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction since the beginning of our last fiscal year or any currently proposed transaction in which we are a participant in which the amount involved exceeded or will exceed $120,000 and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Other than the compensation arrangements with YOOV’s directors and executive officers discussed in “YOOV Executive Compensation” and “YOOV Director Compensation”, such transactions are as follows:

Wong Ling Yan Philip, Chief Executive Officer, President and Chairman of the Board of YOOV, authorized the use of his bank account by YOOV through its wholly-owned subsidiaries (collectively, the “Group”), for the purpose of collection and payments activities to improve business efficiency, including the purchase of intangible assets, collection of investment and receivables, etc. The Group has evaluated the subsequent settlement of amount due from Philip from December 31, 2024 through the date of the prospectus and the balance has not been settled.

In addition, during the years ended March 31, 2024 and 2023, certain expenses incurred by companies owned by Mr. Wong Ling Yan Philip that are outside the Group were settled by the Group.

Further, during the years ended March 31, 2024 and 2023, certain expenses for the settlement of company fees of Good Staywell HK Limited was incurred by Good On Time Company Limited, a minority shareholder of Good Staywell HK Limited.

During the nine months ended December 31, 2024, Lee Kar Man Montina, a director of YOOV Capital, paid expenses incurred by YOOV Capital on behalf of YOOV Capital.

Amounts due to and from related parties consisted of the following as of the periods indicated:

Related parties:

Names of related parties	Relationship
Wong Ling Yan Philip	Director and controlling shareholder of the Company
Good Staywell HK Limited	An equity investee of Good On Time
Lee Kar Man Montina	Director of YOOV Capital

Amount due from related parties:

	As of March 31,		As of December 31,
	2024	2023	2024
	USD	USD	USD (Unaudited)
Wong Ling Yan Philip	4,632,400	11,588,036	10,299,059
Good Staywell HK Limited	1,160	876	1,169
Total	4,633,560	11,588,912	10,300,228

Amount due to a related party:

	As of
	December 31, 2024	March 31, 2024	March 31, 2023
	USD	USD	USD
	(Unaudited)
Lee Kar Man Montina	5,216	-	-
Total	5,216	-	-

Significant related party transactions:

	For the years ended March 31,
	2024	2023
	USD	USD
Advance payment to the director for intangible assets	8,946,433	11,195,447
Intangible assets payment paid by the director on behalf of the Group	8,946,433	9,031,340
Mezzanine equity received by the director on behalf of the Group to offset intangible assets payment	-	2,164,107
Mezzanine equity received by the director on behalf of the Group	-	13,508,783
Mezzanine equity received by the director on behalf of the Group and repaid to the Group	1,994,509	-
Accounts receivable received by the director on behalf of the Group	5,393,388	43,946
Accounts receivable received by the director and repaid to the Group	11,158,547	3,431,519
Expenses paid by the Group on behalf of the director	1,185,943	887,516
Expenses paid by the director on behalf of the Company	417,363	59,100
Others	966	75,375

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Advance payment to the director for intangible assets	17,314,798	4,900,749
Intangible assets payment paid by the director on behalf of the Group	17,314,798	4,900,749
Mezzanine equity received by the director on behalf of the Group and repaid to the Group	-	1,994,178
Accounts receivable received by the director on behalf of the Group	16,164,698	677,360
Accounts receivable received by the director and repaid to the Group	9,906,058	3,607,815
Expenses paid by the Group on behalf of the director	10,492,915	818,564
Expenses paid by the director on behalf of the Group	11,146,182	15,586

INFORMATION ABOUT AVALON

All references in the “Business”, “Avalon Executive Compensation”, “Avalon Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Avalon Relationships and Related Party Transactions” sections to “Avalon,” the “Company,” “we,” “us,” or “our” mean Avalon and its subsidiaries unless we state otherwise, or the context otherwise indicates.

BUSINESS

We are a commercial-stage company dedicated to developing and delivering precision diagnostic consumer products. We are currently marketing the Keto Air breathalyzer device and plan to develop additional diagnostic uses of the breathalyzer technology. We also provided laboratory services in 2024 and 2023, offering a broad portfolio of diagnostic tests, including drug testing, toxicology, and a broad array of test services, from general bloodwork to anatomic pathology, and urine toxicology. We completed an acquisition of a 40% membership interest in Laboratory Services MSO, LLC (“Lab Services MSO”), which closed in February 2023. During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, we and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by us. Accordingly, beginning in February 2025, we no longer offer laboratory services.

In 2024, we initiated sales of our first diagnostic consumer product, Keto Air, a device that tests ketosis levels.

We had the following areas of focus in 2024 and 2023:

Laboratory Acquisitions

We had embarked on a laboratory rollup strategy focused on forming joint ventures and acquiring laboratories that were accretive to our commercial strategy. As a first step, in February 2023, we acquired a 40% membership interest in Lab Services MSO. Among other things, Lab Services MSO provides toxicology and wellness testing services, a broad portfolio of diagnostic tests, and a broad array of test services. During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, we and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by us. Accordingly, beginning in February 2025, we no longer offer laboratory services.

Research and Development

We are focused on bringing forward intellectual property through joint patent filings with the Massachusetts Institute of Technology (“MIT”). We completed a sponsored research and co-development project with MIT led by Professor Shuguang Zhang as Principal Investigator. Using the unique QTY code protein design platform, six water-soluble variant cytokine receptors have been successfully designed and tested to show binding affinity to the respective cytokines. We currently are focused on bringing forward the intellectual property associated with this program through joint patent submissions, new research and development has been suspended.

Product Commercialization

We have begun the commercialization and development of a versatile breathalyzer system.

We were granted exclusive distributorship rights for the KetoAir from Qi Diagnostics for the following territories: North America, South America, the EU and the UK. For our commercialization strategy, we intend to target the diabetes and obesity markets. We sell the product through the KetoAir website and social media. We believe the KetoAir device has some competitive advantages to other methods for measuring ketosis.

The KetoAir device is a handheld device that allows the user to detect acetone levels in exhaled breath. The acetone level is in concentration units (ppm, part-per-million) such that the user will know his/her real-time ketosis status: inadequate ketosis (0-3.99 ppm), mild ketosis (4-9.99 ppm), optimal ketosis (10-40 ppm), or alarming level (> 40 ppm). The KetoAir is registered with the United States Food and Drug Administration as a Class I medical device. The device is also paired with an “AI Nutritionist” software program (via Bluetooth connection) which is downloadable from Google Play (for Android mobile phones, approved) and iPhone It helps users monitor and manage their ketogenic diet and related programs. We believe the KetoAir can be an essential tool to help diabetic patients adhere to their therapeutic programs and optimize their ketogenic dietary management.

China Operations

Due to the winding down of the medical related consulting services segment, in November 2022, we decided to cease all operations in the People’s Republic of China (the “PRC”) with the exception of a small administrative office, in Beijing. We do not expect nor do we plan that we will further operate in the PRC or generate revenue from PRC operations for the foreseeable future.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name of Subsidiary	Place and Date of Incorporation	Percentage of Ownership	Principal Activities
Avalon Healthcare System, Inc. (“AHS”)	Delaware May 18, 2015	100% held by Company	Holding company for payroll and other expenses

Avalon RT 9 Properties, LLC (“Avalon RT 9”)	New Jersey February 7, 2017	100% held by Company	Owns and operates an income-producing real property and holds and manages the corporate headquarters

Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”)	PRC April 29, 2016	100% held by AHS	Is not considered an operating entity

Genexosome Technologies Inc. (“Genexosome”)	Nevada July 31, 2017	60% held by Company	No current activities to report, dormant

Avactis Biosciences Inc. (“Avactis”)	Nevada July 18, 2018	60% held by Company	Dormant, is in process of being dissolved

Avactis Nanjing Biosciences Ltd. (“Avactis Nanjing”)	PRC May 8, 2020	100% held by Avactis	Dormant, is in process of being dissolved

Avalon Laboratory Services, Inc. (“Avalon Lab”)	Delaware October 14, 2022	100% held by Company	Laboratory holding company with a 40% membership interest in Lab Services MSO as of December 31, 2024 (1)

Q&A Distribution LLC (“Q&A Distribution”)	Texas May 1, 2024	100% held by Company	Distributes KetoAir device

(1)	On February 26, 2025, we and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by us.

Sales and Marketing

We launched sales of the KetoAir in the U.S. in 2024. We have retained a marketing expert to assist us to bring this product to market through social media, influencer promotion and our website. We launched this product at the 2024 “KetoCon” convention which took place May 31, 2024 in Austin Texas.

Markets

Laboratory Services

During 2024 and 2023 and until February 2025, through our membership interest in Lab Services MSO, we were focused on delivering high quality services related to toxicology and wellness testing. The panels that we tested for were thyroid panel, comprehensive metabolic panel, kidney profile, liver function tests, and other individual tests.

We offered our laboratory services in California, Texas and Arizona. During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, we and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by us. Accordingly, beginning in February 2025, we no longer offer laboratory services.

Breathalyzer System (KetoAir)

Our current area of focus for the launch of the KetoAir is within the U.S. We are focused on the population within the U.S. that is using the Keto Diet approach to weight loss and diabetic management.

Avalon RT 9 Properties, LLC

We own commercial property located in Freehold, New Jersey. This property serves as our corporate headquarters and contains several commercial tenants that generate revenue through rental income.

Strategic Development

In late 2024, we launched an initiative seeking transformational merger candidates. The Company determined that it had limited access to cash and it was in the best interest of shareholders to seek a strategic merger.

Intellectual Property

Our goal is to obtain, maintain and enforce patent rights for our products, formulations, processes, methods of use and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and abroad. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the United States and abroad. Even patent protection, however, may not always afford us with complete protection against competitors who seek to circumvent our patents. If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure and use of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions relevant to our technologies and important to our business.

Competition

General

Many of our existing and potential future competitors have significantly greater financial resources and expertise in operations, research and development, manufacturing, obtaining marketing approvals and marketing approved products than we do. Mergers and acquisitions may result in even more resources being concentrated among a smaller number of our competitors. Smaller, or early stage, companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, as well as in acquiring technologies complementary to, or necessary for, our programs.

We expect that our ability to compete effectively will depend upon our ability to:

●	maintain a proprietary position for our manufacturing processes and other technology;

●	produce our products in accordance with FDA and international regulatory guidelines;

●	attract and retain key personnel; and

●	build or access an adequate sales and marketing infrastructure for any approved products.

Failure to do one or more of these activities could have an adverse effect on our business, financial condition or results of operations.

Avalon RT 9 Properties, LLC

We own commercial property located in Freehold, New Jersey. This property serves as our corporate headquarters and contains several commercial tenants that generate revenue through rental income. The property is located on a major highway and is one of the largest buildings in the surrounding areas. It is centrally located and maintains high occupancy. There are other commercial properties in the vicinity that offer similar amenities. However, premier executive offices are limited and as such, we expect to continue to maintain high occupancy in the near term.

Employees

As of March 31, 2025, we employed five employees, four of which are full time employees. None of our employees is represented by a collective bargaining arrangement.

Government Regulation

Overview

The healthcare industry in the U.S. is highly regulated and subject to changing political, legislative, regulatory, and other influences. Further, the healthcare industry is currently undergoing rapid change. We are uncertain how, when or in what context these new changes will be adopted or implemented. These new regulations could create unexpected liabilities for us, could cause us or our members to incur additional costs and could restrict our or our clients’ operations. Many of the laws are complex and their application to us, our clients, or the specific services and relationships we have with our members are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or our other failure to comply, could create liability for us, result in adverse publicity, and otherwise negatively affect our business.

Holding Foreign Companies Accountable Act Compliance

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. According to the HFCA Act, if the SEC determines that Avalon has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC will prohibit Avalon’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued a Determination Report which reported that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region of the PRC, because of a position taken by one or more authorities in Hong Kong.

Avalon’s auditor is M&K CPAS PLLC (M&K”), based in Texas. M&K is registered with the PCAOB and is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess their compliance with the applicable professional standards. Since M&K is located in the United States, the PCAOB has been able to conduct inspections of M&K. In addition, M&K is not among the PCAOB registered public accounting firms registered in mainland China or Hong Kong that are subject to PCAOB’s determination on December 16, 2021.

Other Healthcare Fraud and Abuse Laws

In the U.S., our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services (such as the Office of Inspector General and the Health Resources and Service Administration), the U.S. Department of Justice, or the DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, sales, marketing and scientific/educational grant programs may have to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between therapeutic product manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Additionally, the intent standard under the Anti-Kickback Statute was amended by the ACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act, or FCA.

The federal false claims and civil monetary penalty laws, including the FCA, which imposes significant penalties and can be enforced by private citizens through civil qui tam actions, prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal healthcare programs, including Medicare and Medicaid, or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. For instance, historically, pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, off-label, and thus generally non-reimbursable, uses.

HIPAA created additional federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, the ACA amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many states have similar, and typically more prohibitive, fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Additionally, to the extent that our product candidates may in the future be sold in a foreign country, we may be subject to similar foreign laws.

We may be subject to data privacy and security regulations by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates, independent contractors, or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, many state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, are often not pre-empted by HIPAA, and may have a more prohibitive effect than HIPAA, thus complicating compliance efforts.

We expect our product, after approval, may be eligible for coverage under Medicare, the federal health care program that provides health care benefits to the aged and disabled, and covers outpatient services and supplies, including certain pharmaceutical products, that are medically necessary to treat a beneficiary’s health condition. In addition, the product may be covered and reimbursed under other government programs, such as Medicaid and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the Department of Health and Human Services as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program. As part of the requirements to participate in certain government programs, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average manufacturer price, or AMP, and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely.

Additionally, the federal Physician Payments Sunshine Act, or the Sunshine Act, within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. Failure to report accurately could result in penalties. In addition, many states also govern the reporting of payments or other transfers of value, many of which differ from each other in significant ways, are often not pre-empted, and may have a more prohibitive effect than the Sunshine Act, thus further complicating compliance efforts.

New Legislation and Regulations

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative changes will be enacted or whether FDA regulations, guidance, policies or interpretations will be changed or what the effect of such changes, if any, may be.

Recent Developments

Mortgage and Security Agreement

On March 27, 2024, the Company entered into a Mortgage and Security Agreement (the “Mast Hill Mortgage”) with Mast Hill Fund L.P. (“Mast Hill”) to secure the payment performance and obligation under certain follow-up financing agreements described below.

In March 2024, the Company entered into follow-up financing agreements with Mast Hill, which included the issuance of 13% senior secured promissory notes totaling $700,000 convertible into common stock, as well as the issuance of up to 7,000 shares of common stock as a commitment fee, and warrants for the purchase of up to 8,750 shares of common stock at an initial price per share of $30.00, and common share purchase warrants for the purchase of up to 8,077 shares of common stock at an initial price per share of $19.50, with a total purchase price of $665,000 (the “2024 Financing Agreements”). These agreements were made under the same terms and conditions of the prior rounds of convertible note financing in October 2023 and May 2023 (the “2023 Financing Agreements”).

On March 27, 2024, the Company also entered into a Mortgage and Security Agreement (the “Firstfire Mortgage”) with Firstfire Global Opportunities Fund, LLC (“Firstfire”) to secure the payment performance and obligation under the 2023 Financing Agreements.

Convertible Note Financing and Mortgage and Security Agreement

On June 5, 2024, the Company entered into securities purchase agreements (the “Securities Purchase Agreements”) with Mast Hill for the issuance of 13% senior secured promissory notes in the aggregate principal amount of $2,845,000 (collectively, the “Notes”) convertible into shares of the Company’s common stock, as well as the issuance of up to 26,800 shares of common stock as a commitment fee and warrants for the purchase of up to 146,667 shares of common stock (the “Convertible Note Financing”). The Company and its subsidiaries entered into those certain security agreements (the “Security Agreements”), creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the Notes. The transaction closed on June 5, 2024.

Mast Hill acquired the Notes with principal amount of $2,845,000 and paid the purchase price of $2,702,750 after an original issue discount of $142,250, with a conversion price of $11.25, subject to adjustment as provided in Notes. Also on June 5, 2024, the Company issued (i) a warrant to purchase 66,667 shares of common stock with an exercise price of $9.75 exercisable until June 5, 2029 (the “First Warrant”), (ii) a warrant to purchase 80,000 shares of common stock with an exercise price of $7.50 exercisable until June 5, 2029, which warrant shall be cancelled and extinguished against payment of the Notes (the “Second Warrant” and collectively with the First Warrant, the “Warrants”), and (iii) 26,800 shares of common stock to Mast Hill as additional consideration for the purchase of the Note ( the “Commitment Shares”), which were earned in full as of June 5, 2024. On the closing date, the Company delivered such duly executed Notes, warrants and common stock to Mast Hill against delivery of such purchase price.

The Company used the proceeds from the Convertible Note Financing to pay off all previously issued convertible notes to Mast Hill and Firstfire.

On June 5, 2024, the Company also entered into a Mortgage and Security Agreement (the “Mortgage”) with Mast Hill to secure the payment, performance, and obligations under the above-mentioned Convertible Note Financing. As of June 5, 2024, the Company was indebted to Mast Hill in the combined principal sum of $2,845,000.

On December 15, 2024, the Company and Mast Hill entered into that certain consent, acknowledgement, and waiver agreement, pursuant to which Mast Hill waived all amortization payments required to be made under the Note, the Company paid a waiver fee of $150,000 to Mast Hill, and the Company issued to Mast Hill a common stock purchase warrant for the purchase of up to 150,000 shares of the Company’s common stock.

At-the-Market Offering

In June 2023, the Company entered into a sales agreement (the “Sales Agreement”) with Roth Capital Partners, LLC (“Roth”) under which the Company could offer and sell from time to time shares of its common stock having an aggregate offering price of up to $3.5 million. From July 1, 2023 to August 16, 2024, we sold an aggregate of 312,285 shares of our common stock at an average price of $11.19 per share to investors pursuant to the Sales Agreement, and received net cash proceeds of $3,388,251, net of cash paid for Roth’s commissions and other fees of $104,992.

Reverse Stock Split & Decrease in Authorized Shares

On October 23, 2024, the Company filed a certificate of amendment (the “Amendment”) to its Certificate of Incorporation with the Secretary of State of the State of Delaware to effectuate a reverse stock split of the Company’s common stock at a ratio of 1-for-15 (the “Reverse Stock Split”), as well as the decrease in the number of shares of common stock authorized for issuance from 490,000,000 to 100,000,000. The Amendment became effective at 5:00 p.m. ET on October 25, 2024.

Series C Convertible Preferred Stock

On December 13, 2024, the Company filed a certificate of designations of preferences, rights, and limitations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”) with the State of Delaware which provides for the designation of 10,000 shares of Series C preferred stock of the Company, par value $0.0001 per share, upon the terms and conditions as set forth in the Series C Certificate of Designations. Each share of Series C Preferred Stock has a stated value of $1,000 (the “Stated Value”).

The Series C Preferred Stock shall rank (i) senior to the Company’s common stock (the “Common Stock”) and any other class or series of capital stock of the Company created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series C Preferred Stock, (ii) pari passu with any class or series of capital stock of the Company created hereafter specifically ranking, by its terms, on par with the Series C Preferred Stock, (iii) pari passu with Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) with respect to its rights, preferences and restrictions, and (iv) subordinate to the Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”).

Holders of the Series C Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock.

Holders of the Series C Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series C Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series C Preferred Stock and (iii) in preference and priority to the holders of the shares of common stock, an amount equal to 100% of the Stated Value of the Series C Preferred Stock, in proportion to the full and preferential amount that all shares of the Series C Preferred Stock are entitled to receive.

Each share of Series C Preferred Stock shall be convertible into common stock (the “Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the later of (i) the date of the shareholder approval of the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market and (ii) the one year anniversary of the date of the first issuance of any shares of the Series C Preferred Stock. In addition, the holder shall not have the right to convert any portion of the Series C Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 19.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of the respective Conversion Shares.

York Sun Securities Purchase Agreement

On December 19, 2024, the Company entered into that certain securities purchase agreement (the “Securities Purchase Agreement”), with an accredited investor, York Sun Investment Holding Limited (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor, upon the terms and conditions set forth in the Securities Purchase Agreement, up to 7,000 shares of Series C Convertible Preferred Stock for up to an aggregate of $7,000,000 (the “Purchase Price”), which is equal to $1,000 per share. The first closing occurred on December 24, 2024, with respect to the Investor’s purchase of 3,500 shares of Series C Convertible Preferred Stock in exchange for $3,500,000.

The Investor shall also have a right of first refusal during the period beginning on the date of the Securities Purchase Agreement and continuing until such shareholder approval is obtained, on all issuances of convertible preferred stock of the Company, excluding agreements that are in place prior to the date of the Securities Purchase Agreement and issuances of new classes of convertible preferred stock in exchange for existing classes of convertible preferred stock. Additionally, the Investor has the right, pursuant to the Securities Purchase Agreement to appoint one member to, or to replace one member of, the Company’s board of directors, subject to all applicable Nasdaq rules.

The Investor’s purchase of the remaining 3,500 shares of Series C Convertible Preferred Stock under the Securities Purchase Agreement in exchange for an additional $3,500,000 is required to occur within 120 calendar days of the date of the Securities Purchase Agreement, subject to the satisfaction of customary closing conditions.

Series D Convertible Preferred Stock

On January 6, 2025, the Company filed a certificate of designations of preferences, rights, and limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designations”) with the Department of State, Division of Corporations, of the State of Delaware, which provides for the designation of 5,000 shares of Series D Preferred Stock of the Company, par value $0.0001 per share, upon the terms and conditions as set forth in the Series D Certificate of Designations. Each share of Series D Preferred Stock has a stated value of $1,000 (the “Stated Value”).

The Series D Preferred Stock shall rank (i) senior to the Company’s common stock and any other class or series of capital stock of the Company created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series D Preferred Stock, (ii) pari passu with any class or series of capital stock of the Company created hereafter specifically ranking, by its terms, on par with the Series D Preferred Stock, (iii) pari passu with the Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) with respect to its rights, preferences and restrictions, and (iv) pari passu with the Series C Convertible Preferred Stock of the Company (the “Series C Preferred Stock”).

Holders of the Series D Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series D Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series D Preferred Stock and (iii) in preference and priority to the holders of the shares of Common Stock, an amount equal to 100% of the Stated Value of the Series D Preferred Stock, in proportion to the full and preferential amount that all shares of the Series D Preferred Stock are entitled to receive.

Each share of Series D Preferred Stock shall be convertible into common stock (the “Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the Company has obtained shareholder approval for the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market. In addition, the holder shall not have the right to convert any portion of the Series D Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of the respective Conversion Shares.

Wenzhao Lu Exchange Agreement

On January 9, 2025, the Company entered into an exchange agreement with Wenzhao Lu, the Chairman of the Board of Directors of the Company, pursuant to which Mr. Lu exchanged 9,000 shares of Series A Preferred Stock of the Company for 5,000 shares of Series D Preferred Stock of the Company pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended (the “Exchange”). Upon consummation of the Exchange, there were no shares of Series A Preferred Stock of the Company outstanding.

Redemption Agreement

During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, the Company, Avalon Lab, Laboratory Services MSO, and the other parties signatory thereto, entered into a Redemption and Abandonment Agreement (the “Redemption Agreement”), whereby Laboratory Services MSO redeemed the 40% equity interest in Laboratory Services MSO held by Avalon Lab (the “Redemption”). The aggregate cash amount paid to Avalon Lab for the Redemption was $1,745,000, to be paid as follows: one payment of $95,000 at the closing of the Redemption and, beginning in March 2025, monthly payments of $75,000 until December 2026. In addition, pursuant to the terms of the Redemption Agreement, all shares of Avalon’s Series B Convertible Preferred Stock previously issued to SCBC Holdings LLC as partial consideration for the equity interests of Laboratory Services MSO, were permanently surrendered and relinquished to Avalon for no additional consideration. As a result of the Redemption, beginning in February 2025, we no longer offer laboratory services.

Certificates of Elimination

On March 7, 2025, the Company filed a Certificate of Elimination relating to each of the Series A Preferred Stock and the Series B Preferred Stock (the “Eliminations of Designation”) with the Secretary of State of the State of Delaware, thereby terminating the designations of the Series A Preferred Stock and the Series B Preferred Stock. The Eliminations of Designation were effective upon filing and eliminated from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the previously-filed Certificates of Designations with respect to the previously designated Series A Preferred Stock and Series B Preferred Stock.

Bylaws Amendment

On March 7, 2025, the Board approved and adopted an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”). The Amendment reduces the quorum at any meeting of stockholders, except as otherwise required by law or by the Company’s Amended and Restated Certificate of Incorporation or the Bylaws, to one-third of the voting power of the shares of capital stock outstanding and entitled to vote at the meeting, present in person, present by remote communication, if applicable, or represented by proxy.

Corporate and Available Information

We were incorporated in Delaware. Our website is located at http://www.avalon-globocare.com. On our website, investors can obtain, free of charge, a copy of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our Code of Conduct and Business Ethics, including disclosure related to any amendments or waivers thereto, and other reports and any amendments thereto filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC. None of the information posted on our website is incorporated by reference into this Annual Report on Form 10-K. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other companies that file materials with the SEC electronically.

AVALON EXECUTIVE COMPENSATION

We are currently a “smaller reporting company,” as such term is defined in the rules promulgated under the Securities Act. We have opted to comply with the scaled down disclosure rules applicable to smaller reporting companies which require certain compensation disclosure for (i) our principal executive officer, (ii) our two most highly compensated executive officers, other than the principal executive officer, whose total compensation for 2024 exceeded $100,000 and who were serving as executive officers as of December 31, 2024, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing clause (ii) but for the fact that the individual was not serving as an executive officer as of December 31, 2024. We refer to these individuals as “named executive officers.” Our named executive officers for the year ended December 31, 2024 were Dr. David Jin, Luisa Ingargiola and Meng Li. Certain information regarding their 2024 compensation is included below.

2024 Summary Compensation Table

Name and principal position	Year	Salary	Stock awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)
Dr. David Jin	2024	180,000	-	-	-	-	-	180,000
CEO	2023	330,000	-	-	-	-	-	330,000
Luisa Ingargiola	2024	350,000	-	-	-	-	-	350,000
CFO	2023	350,000	-	-	-	-	-	350,000
Meng Li	2024	205,471	-	-	-	-	-	205,471
COO	2023	280,244	-	-	-	-	-	280,244

Employment Agreements

David Jin

On December 1, 2016, the Company entered into an Executive Employment Agreement with David Jin, the Company’s CEO and President. Pursuant to the agreement, Mr. Jin was employed as President and Chief Executive Officer of the Company, which agreement had a term initially through November 30, 2017 unless earlier terminated pursuant to the terms of the agreement. On February 20, 2020, the Company entered into a Letter Agreement with Dr. Jin pursuant to which the term of Dr. Jin’s Executive Employment Agreement was extended an additional three years. During the term of the agreement, Dr. Jin is entitled to a base salary and will be eligible for a discretionary performance bonus, equity awards and to participate in employee benefits plans as the Company may institute from time to time at the discretion of the Board.

On January 3, 2019, the Company entered into a Letter Agreement with Dr. Jin, pursuant to which his annual base salary set forth in his employment agreement was increased to $360,000, effective January 1, 2019. Pursuant to the agreement, Mr. Jin may be terminated for “cause” as defined and Mr. Jin may resign for “good reason” as defined. In the event Mr. Jin is terminated without cause or resigns for good reason, the Company will be required to pay Mr. Jin all accrued salary and bonuses, reimbursement for all business expenses and Mr. Jin’s salary for one year. In the event Mr. Jin is terminated with cause, resigns without good reason, dies or is disabled, the Company will be required to pay Mr. Jin all accrued salary and bonuses and reimbursement for all business expenses. Under the agreement Mr. Jin is subject to confidentiality, non-compete and non-solicitation restrictions. This agreement has not been extended, however Dr. Jin is continuing his employment with the Company at will and otherwise under the same terms and conditions, except that Dr. Jin agreed to a salary reduction as set forth in the table above for the years ended December 31, 2024 and 2023 as part of the Company’s cost reduction measures.

Luisa Ingargiola

On February 21, 2017, Ms. Ingargiola and the Company entered into an Executive Retention Agreement effective February 9, 2017, pursuant to which Ms. Ingargiola agreed to serve as Chief Financial Officer in consideration of an annual salary. On January 3, 2019, the Company entered into a Letter Agreement with Ms. Ingargiola, pursuant to which her annual base salary set forth in her employment agreement was increased to $350,000 effective January 1, 2019.

The employment of Ms. Ingargiola is at will and may be terminated at any time, with or without formal cause. Pursuant to the terms of Executive Retention Agreement with Ms. Ingargiola, the Company has agreed to provide specified severance and bonus amounts and to accelerate the vesting on her equity awards upon termination upon a change of control or an involuntary termination, as each term is defined in the agreements.

In the event of a termination upon a change of control, Ms. Ingargiola is entitled to receive an amount equal to 12 months of her base salary and the target bonus then in effect for the executive officer for the year in which such termination occurs, such bonus payment to be pro-rated to reflect the full number of months the executive remained in the Company’s employ. In addition, the vesting on any stock option held by the executive officer will be accelerated in full. At the election of the executive officer, the Company will also continue to provide health related employee insurance coverage for twelve months, at the Company’s expense.

In the event of an involuntary termination, Ms. Ingargiola is entitled to receive an amount equal to six months of her base salary and the target bonus then in effect for the executive officer for the six months in which such termination occurs, such bonus payment to be pro-rated to reflect the full number of months the executive remained in the Company’s employ. Such payment will be increased to 12 months upon the one-year anniversary of the retention agreement. In addition, the vesting on any stock option held by the executive officer will be accelerated in full. At the election of the executive officer, the Company will also continue to provide health related employee insurance coverage for twelve months, at the Company’s expense.

Meng Li

On January 11, 2017, Avalon Shanghai entered into an Executive Employment Agreement with Meng Li, the Company’s COO and Secretary. Pursuant to the agreement, Ms. Li was employed as Chief Operating Officer and President of Avalon Shanghai initially through November 30, 2019, unless earlier terminated pursuant to the terms of the agreement. On February 20, 2020, the Company entered into a Letter Agreement with Meng Li pursuant to which the term of Ms. Li’s Executive Employment Agreement entered between the Company’s subsidiary and Ms. Li dated January 11, 2017 was extended an additional three years.

During the term of the agreement, Ms. Li is entitled to a base salary and will be eligible for a discretionary performance bonus, equity awards and to participate in employee benefits plans as the Avalon Shanghai may institute from time to time at the discretion of its Board of Directors. On January 3, 2019, the Company entered into a Letter Agreement with Ms. Li, pursuant to which her annual base salary set forth in her employment agreement was increased to $340,000 effective January 1, 2019, except that Ms. Li agreed to a salary reduction as set forth in the table above for the years ended December 31, 2024 and 2023 as part of the Company’s cost reduction measures. Pursuant to the agreement, Ms. Li may be terminated for “cause” as defined and Ms. Li may resign for “good reason” as defined. In the event Ms. Li is terminated without cause or resigns for good reason, Avalon Shanghai will be required to pay Ms. Li all accrued salary and bonuses, reimbursement for all business expenses and Ms. Li’s salary for one year. In the event Ms. Li is terminated with cause, resigns without good reason, dies or is disabled, Avalon Shanghai will be required to pay Ms. Li all accrued salary and bonuses and reimbursement for all business expenses. Under the agreement Ms. Li is subject to confidentiality, non-compete and non-solicitation restrictions. This agreement has not been extended, however Ms. Li is continuing her employment with the Company at will and otherwise under the same terms and conditions, except that Ms. Li agreed to a salary reduction as set forth in the table above for the years ended December 31, 2024 and 2023 as part of the Company’s cost reduction measures.

Option Exercises and Stock Vested

There were no options exercised by our executive officers or stock vested to our executive officers during the year ended December 31, 2024.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards of our named executive officers at December 31, 2024:

	Outstanding Equity Awards
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) (Exercisable)	Number of securities underlying unexercised options (#) (Unexercisable)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Options exercise price ($)	Option expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
David Jin	2,667	-	2,667	228	2/18/2030	-	-	-	-
Luisa	13,333	-	13,333	75	2/8/2027	-	-	-	-
Ingargiola	2,667	-	2,667	228	2/18/2030	-	-	-	-
Meng Li	2,000	-	2,000	228	2/18/2030	-	-	-	-

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not have any formal policy that requires us to grant, or avoid granting, stock options at particular times. Consistent with its annual compensation cycle, if options are to be granted, the Compensation Committee generally seeks to grant annual stock option awards after its Annual Report on Form 10-K has been filed. The timing of any stock option grants in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an employee’s commencement of employment or promotion effective date). As a result, in all cases, the timing of grants of stock options occurs independent of the release of any material nonpublic information, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

No stock options were issued to executive officers in 2024 during any period beginning four business days before the filing of a periodic report or current report disclosing material non-public information and ending one business day after the filing or furnishing of such report with the SEC.

No Pension Benefits

We do not maintain any plan that provides for payments or other benefits to its executive officers at, following or in connection with retirement and including, without limitation, any tax-qualified defined benefit plans or supplemental executive retirement plans.

No Nonqualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2024 Director Compensation

The following table sets forth information concerning the compensation earned or paid to certain of our non-employee directors during the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid in Cash $	Stock Awards $	Option Awards $	Non-equity Incentive Plan Compensation $	Change in Pension Value and Non- Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Wenzhao Lu	100,000	-	-	-	-	-	100,000
Lourdes Felix (1)	70,000	-	2,697	-	-	-	72,697
Steven A. Sanders (2)	70,000	-	2,697	-	-	-	72,697
William B. Stilley, III (3)	70,000	-	2,697	-	-	-	72,697
Wilbert J. Tauzin II (4)	25,000	-	4,697	-	-	-	29,697
Tevi Troy (5)	60,000	-	2,697	-	-	-	62,697

(1)	Ms. Felix’s 2024 compensation consisted of cash of $70,000 and 533 stock options vested and valued at $2,697.

(2)	Mr. Sanders’s 2024 compensation consisted of cash of $70,000 and 533 options vested and valued at $2,697.

(3)	Mr. Stilley’s 2024 compensation consisted of cash of $70,000 and 533 options vested and valued at $2,697.

(4)	Mr. Tauzin’s 2024 compensation consisted of cash of $25,000 and 1,333 options vested and valued at $4,697.

(5)	Mr. Troy’s 2024 compensation consisted of cash of $60,000 and 533 options vested and valued at $2,697.

AVALON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations for the years ended December 31, 2024 and 2023 should be read in conjunction with our consolidated financial statements and related notes to those consolidated financial statements that are included elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-looking Statements

All statements other than statements of historical fact included in this Annual Report Form 10-K including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this Annual Report on Form 10-K, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of a number of factors, including those set forth under the risk factors and business sections in this Annual Report on Form 10-K.

Overview

We are a commercial-stage company dedicated to developing and delivering precision diagnostic consumer products. We are currently marketing the Keto Air breathalyzer device and plan to develop additional diagnostic uses of the breathalyzer technology. In addition, we own commercial real estate that houses our headquarters in Freehold, New Jersey.

We had the following areas of focus in 2024 and 2023:

Laboratory Acquisitions

We had embarked on a laboratory rollup strategy focused on forming joint ventures and acquiring laboratories that were accretive to our commercial strategy. As a first step, in February 2023, we acquired a 40% membership interest in Lab Services MSO. Among other things, Lab Services MSO provides toxicology and wellness testing services, a broad portfolio of diagnostic tests, and a broad array of test services. During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, we and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by us. Accordingly, beginning in February 2025, we no longer offer laboratory services.

Research and Development

We are focused on bringing forward intellectual property through joint patent filings with the Massachusetts Institute of Technology (“MIT”). We completed a sponsored research and co-development project with MIT led by Professor Shuguang Zhang as Principal Investigator. Using the unique QTY code protein design platform, six water-soluble variant cytokine receptors have been successfully designed and tested to show binding affinity to the respective cytokines. We currently are focused on bringing forward the intellectual property associated with this program through joint patent submissions.

Product Commercialization

We have begun the commercialization and development of a versatile breathalyzer system.

We were granted exclusive distributorship rights for the KetoAir from Qi Diagnostics for the following territories: North America, South America, the EU and the UK. For our commercialization strategy, we intend to target the diabetes and obesity markets. We sell the product through the KetoAir website and social media. We believe the KetoAir device has some competitive advantages to other methods for measuring ketosis.

The KetoAir is a handheld device that allows the user to detect acetone levels in exhaled breath. The acetone level is in concentration units (ppm, part-per-million) such that the user will know his/her real-time ketosis status: inadequate ketosis (0-3.99 ppm), mild ketosis (4-9.99 ppm), optimal ketosis (10-40 ppm), or alarming level (> 40 ppm). The KetoAir is registered with the United States Food and Drug Administration as a Class I medical device. The device is also paired with an “AI Nutritionist” software program (via Bluetooth connection) which is downloadable from Google Play (for Android mobile phones, approved) and iPhone (the app is currently being reviewed by Apple iOS AppStore). It helps users monitor and manage their ketogenic diet and related programs. We believe the KetoAir can be an essential tool to help diabetic patients adhere to their therapeutic programs and optimize their ketogenic dietary management.

Going Concern

We are a commercial-stage company dedicated to developing and delivering precision diagnostic consumer products. We are currently marketing the Keto Air breathalyzer device and plan to develop additional diagnostic uses of the breathalyzer technology.

In addition, we own commercial real estate that houses our headquarters in Freehold, New Jersey. These consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, we had working capital deficit of approximately $10,646,000 at December 31, 2024 and had incurred recurring net losses and generated negative cash flow from operating activities of approximately $7,903,000 and $4,969,000 for the year ended December 31, 2024, respectively.

We have a limited operating history and our continued growth is dependent upon the continuation of generating rental revenue from our income-producing real estate property in New Jersey and obtaining additional financing to fund future obligations and pay liabilities arising from ordinary course business operations. In addition, the current cash balance cannot be projected to cover our operating expenses for the next twelve months from the release date of this report. These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital, implement our business plan, and generate sufficient revenues. There are no assurances that we will be successful in our efforts to generate sufficient revenues, maintain sufficient cash balance or report profitable operations or to continue as a going concern. We plan on raising capital through the sale of equity to implement our business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to us on satisfactory terms and conditions, or at all.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

Critical Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Significant estimates during the years ended December 31, 2024 and 2023 include the useful life of investment in real estate and intangible assets, the assumptions used in assessing impairment of long-term assets, the valuation of deferred tax assets and the associated valuation allowances, the valuation of stock-based compensation, the assumptions used to determine fair value of warrants and embedded conversion features of convertible note payable, and the fair value of the consideration given and assets acquired in the purchase of our equity interest in Lab Services MSO.

Investment in Unconsolidated Companies

We use the equity method of accounting for our investment in, and earning or loss of, company that we do not control but over which we do exert significant influence. We apply the equity method by initially recording these investments at cost, as equity method investments, subsequently adjusted for equity in earnings and cash distributions.

We consider whether the fair value of our equity method investment has declined below its carrying value whenever adverse event or change in circumstance indicates that recorded value may not be recoverable. If we consider any decline to be other than temporary (based on various factors, including historical financial results and the overall health of the investee), then a write-down would be recorded to estimated fair value. Impairment of equity method investment amounted to $259,579 and $9,651,361 for the years ended December 31, 2024 and 2023, respectively.

We classify distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor’s cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeds cumulative equity in earnings recognized, the excess is considered a return of investment and is classified as cash inflows from investing activities.

Real Property Rental

We have determined that the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 606 does not apply to rental contracts, which are within the scope of other revenue recognition accounting standards.

Rental income from operating leases is recognized on a straight-line basis under the guidance of ASC 842. Lease payments under tenant leases are recognized on a straight-line basis over the term of the related leases. The cumulative difference between lease revenue recognized under the straight-line method and contractual lease payments are included in rent receivable on the consolidated balance sheets.

Income Taxes

We are governed by the income tax laws of China and the United States. Income taxes are accounted for pursuant to ASC 740 “Accounting for Income Taxes,” which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. The charge for taxes is based on the results for the period as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is changed to equity. Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and we intend to settle its current tax assets and liabilities on a net basis.

Recent Accounting Standards

For details of applicable new accounting standards, please, refer to Recent Accounting Standards in Note 3 of our consolidated financial statements accompanying this report.

RESULTS OF OPERATIONS

Comparison of Results of Operations for the Years Ended December 31, 2024 and 2023

Real Property Rental Revenue

For the year ended December 31, 2024, we had real property rental revenue of $1,333,403, as compared to $1,255,681 for the year ended December 31, 2023, an increase of $77,722, or 6.2%. The increase was primarily attributable to the increase in the number of tenants occupying the building in the year ended December 31, 2024 as compared to the year ended December 31, 2023. We expect that our revenue from real property rent will remain at its current level with minimal increase in the near future.

Real Property Operating Expenses

Real property operating expenses consist of property management fees, property insurance, real estate taxes, depreciation, repairs and maintenance fees, utilities and other expenses related to our rental properties.

For the year ended December 31, 2024, our real property operating expenses amounted to $1,065,574, as compared to $1,017,493 for the year ended December 31, 2023, an increase of $48,081, or 4.7%. The increase was primarily attributable to an increase in electric fee of approximately $40,000 and an increase in other miscellaneous items of approximately $8,000.

Real Property Operating Income

Our real property operating income for the year ended December 31, 2024 was $267,829, representing an increase of $29,641, or 12.4%, as compared to $238,188 for the year ended December 31, 2023. The increase was primarily attributable to the increase in real property rental revenue as described above. We expect our real property operating income will remain at its current level with minimal increase in the near future.

Loss from Equity Method Investment – Lab Services MSO

For the year ended December 31, 2024, we had loss from our investment in Lab Services MSO of $846,588, which consists of our share of Lab Services MSO’s net income of $79,923, and amortization of identifiable intangible assets acquired from Lab Services MSO acquisition of $666,932, and impairment of goodwill acquired from Lab Services MSO acquisition of $259,579, which was primarily attributable to Lab Services MSO’s lower revenues and net incomes than anticipated and the decline in our stock price and market capitalization.

For the year ended December 31, 2023, we had loss from our investment in Lab Services MSO of $8,571,647, which consists of our share of Lab Services MSO’s net income of $1,236,391, and amortization of identifiable intangible assets acquired from Lab Services MSO acquisition of $611,356, and impairment of goodwill acquired from Lab Services MSO acquisition of $9,196,682, which was primarily attributable to Lab Services MSO’s lower revenues and net incomes than anticipated and the decline in our stock price and market capitalization.

Other Operating Expenses

For the years ended December 31, 2024 and 2023, other operating expenses consisted of the following:

	Years Ended December 31,
	2024	2023
Advertising and marketing expenses	$237,671	$1,666,721
Professional fees	1,822,105	3,076,477
Compensation and related benefits	1,431,328	1,768,449
Miscellaneous taxes	233,488	57,290
Research and development	-	109,618
Directors and officers’ liability insurance premium	212,898	349,745
Travel and entertainment	109,244	166,921
Rent and related utilities	62,294	64,149
Impairment of laboratory equipment	111,033	-
Other general and administrative	128,912	160,854
	$4,348,973	$7,420,224

●	For the year ended December 31, 2024, advertising and marketing expenses decreased by $1,429,050, or 85.7%, as compared to the year ended December 31, 2023. The decrease was primarily due to decreased advertising activities in the year ended December 31, 2024. We expect that our advertising and marketing expenses will decrease in the near future as we conserve cash.

●	Professional fees primarily consisted of accounting fees, audit fees, legal service fees, consulting fees, investor relations service charges, valuation service fees and other fees. For the year ended December 31, 2024, professional fees decreased by $1,254,372, or 40.8%, as compared to the year ended December 31, 2023, which was primarily attributable to a decrease in consulting fees of approximately $352,000, mainly due to the decrease in use of consulting service providers related to our acquisition of Lab Services MSO, a decrease in audit fees of approximately $174,000, due to the decreased audit services related to our acquisition of Lab Services MSO, a decrease in accounting fees of approximately $431,000, mainly due to the decreased accounting services related to our acquisition of Lab Services MSO, a decrease in legal service fees of approximately $385,000, mainly due to the decreased legal services related to our acquisition of Lab Services MSO, and a decrease in other miscellaneous items of approximately $47,000, offset by an increase in valuation fee for our equity method investment on Lab Services MSO of $135,000. We expect that our professional fees will likely remain at their current level with minimal increase in the near future.

●	For the year ended December 31, 2024, compensation and related benefits decreased by $337,121, or 19.1%, as compared to the year ended December 31, 2023. The decrease was primarily attributable to the decreased compensation for two of our executive officers, David Jin and Meng Li. We expect that our compensation and related benefits will remain relatively steady, with minimal increase, in the near future.

●	For the year ended December 31, 2024, miscellaneous taxes increased by $176,198, or 307.6%, as compared to the year ended December 31, 2023. The increase was primarily attributable to increased Delaware state franchise tax. We expect that our miscellaneous taxes will decrease in the near future.

●	For the year ended December 31, 2024, research and development expenses decreased by $109,618, or 100.0%, as compared to the year ended December 31, 2023. In the year ended December 31, 2024, we did not incur any activity with respect to research and development projects as we redirected our funding efforts to our core business strategies discussed above.

●	For the year ended December 31, 2024, directors’ and officers’ liability insurance premium decreased by $136,847, or 39.1%, as compared to the year ended December 31, 2023. The decrease was mainly due to our switching to a different insurance provider, resulting in a lower premium.

●	For the year ended December 31, 2024, travel and entertainment expense decreased by $57,677, or 34.6%, as compared to the year ended December 31, 2023. The decrease was mainly due to decreased business travel activities in the year ended December 31, 2024 as compared to the year ended December 31, 2023.

●	For the year ended December 31, 2024, rent and related utilities expenses decreased by $1,855, or 2.9%, as compared to the year ended December 31, 2023.

●	In December 2024, we assessed our laboratory equipment for any impairment and concluded that there were indicators of impairment as of December 31, 2024 and we calculated that the estimated undiscounted cash flows were less than the carrying amount of the laboratory equipment. Based on our analysis, we recognized an impairment loss of $111,033 for the year ended December 31, 2024, which reduced the value of laboratory equipment to zero. We did not record any impairment charge for the year ended December 31, 2023.

●	Other general and administrative expenses mainly consisted of NASDAQ listing fee, office supplies, and other miscellaneous items. For the year ended December 31, 2024, other general and administrative expenses decreased by $31,942, or 19.9%, as compared to the year ended December 31, 2023, which was mainly attributable to a decrease in office supplies of approximately $12,000, and a decrease in other miscellaneous items of approximately $20,000 due to our efforts at stricter controls on corporate expenditure.

Loss from Operations

As a result of the foregoing, for the year ended December 31, 2024, loss from operations amounted to $4,927,732, as compared to $15,753,683 for the year ended December 31, 2023, representing a decrease of $10,825,951, or 68.7%.

Other (Expense) Income

Other (expense) income mainly includes third party and related party interest expense, debt modification charge, change in fair value of derivative liability, impairment of equity method investment on Epicon, gain on debts extinguishment, and other miscellaneous expense.

Other expense, net, totaled $2,975,662 for the year ended December 31, 2024, as compared to $953,327 for the year ended December 31, 2023, an increase of $2,022,335, or 212.1%, which was primarily attributable to an increase in third party interest expense of approximately $1,077,000, mainly driven by the increase in amortization of debt discount and debt issuance costs of approximately $867,000 and the increased interest expense of approximately $210,000 from third party debts, an increase in interest expense – related party of approximately $9,000, an increase in debt modification charge of approximately $839,000, a decrease in gain on debts extinguishment of approximately $683,000, and an increase in other expense of approximately $56,000, offset by an increase in gain from change in fair value of derivative liability of approximately $186,000, a decrease in impairment of equity method investment on Epicon of approximately $455,000.

Income Taxes

We did not have any income taxes expense for the years ended December 31, 2024 and 2023 since we incurred losses in these periods.

Net Loss

As a result of the factors described above, our net loss was $7,903,394 for the year ended December 31, 2024, as compared to $16,707,010 for the year ended December 31, 2023, a decrease of $8,803,616, or 52.7%.

Net Loss Attributable to Avalon GloboCare Corp. Common Shareholders

The net loss attributable to our common shareholders was $7,903,394, or $8.44 per share (basic and diluted), for the year ended December 31, 2024, as compared to $16,707,010, or $23.80 per share (basic and diluted), for the year ended December 31, 2023, a decrease of $8,803,616, or 52.7%.

Foreign Currency Translation Adjustment

Our reporting currency is the U.S. dollar. The functional currency of our parent company, AHS, Avalon RT 9, Avalon Lab, and Q&A Distribution is the U.S. dollar and the functional currency of Avalon Shanghai is the Chinese Renminbi (“RMB”). The financial statements of our subsidiary whose functional currency is the RMB are translated to U.S. dollars using period end rate of exchange for assets and liabilities, average rate of exchange for revenues, costs, and expenses and cash flows, and at historical exchange rate for equity. Net gains and losses resulting from foreign exchange transactions are included in the results of operations. As a result of foreign currency translations, which are a non-cash adjustment, we reported a foreign currency translation loss of $273 and $18,590 for the years ended December 31, 2024 and 2023, respectively. This non-cash loss had the effect of increasing our reported comprehensive loss in each respective period.

Comprehensive Loss

As a result of our foreign currency translation adjustment, we had comprehensive loss of $7,903,667 and $16,725,600 for the years ended December 31, 2024 and 2023, respectively.

Liquidity and Capital Resources

We have a limited operating history and our continued growth is dependent upon the continuation of generating rental revenue from our income-producing real estate property in New Jersey, as well as obtaining additional financing to fund future obligations and pay liabilities arising from ordinary course business operations. In addition, the current cash balance cannot be projected to cover our operating expenses for the next twelve months from the release date of this report. These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital, implement our business plan, and generate sufficient revenues. There are no assurances that we will be successful in our efforts to generate sufficient revenues, maintain sufficient cash balance or report profitable operations or to continue as a going concern. As described below, we have raised additional capital through the sale of equity and debt and we plan to raise additional capital in the future through the sale of equity or debt to implement our business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to us on satisfactory terms and conditions, if at all.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations as they come due and otherwise operate on an ongoing basis. At December 31, 2024 and 2023, we had a cash balance of approximately $2,856,000 and $285,000, respectively. These funds are kept in financial institutions located as follows:

Country:	December 31, 2024		December 31, 2023
United States	$2,844,522	99.6%	$280,197	98.2%
China	11,787	0.4%	5,203	1.8%
Total cash	$2,856,309	100.0%	$285,400	100.0%

The following table sets forth a summary of changes in our working capital deficit from December 31, 2023 to December 31, 2024:

	December 31,		Changes in
	2024	2023	Amount	Percentage
Working capital deficit:
Total current assets	$3,236,498	$850,867	$2,385,631	280.4%
Total current liabilities	13,882,555	6,762,686	7,119,869	105.3%
Working capital deficit	$(10,646,057)	$(5,911,819)	$(4,734,238)	80.1%

Our working capital deficit increased by $4,734,238 to $10,646,057 at December 31, 2024 from $5,911,819 at December 31, 2023. The increase in working capital deficit was primarily attributable to a decrease in rent receivable of approximately $117,000 driven by collection efforts in the year ended December 31, 2024, an increase in accrued liabilities and other payables of $161,000 mainly due to the increase in accrued Delaware state franchise tax in the year ended December 31, 2024, an increase in accrued liabilities and other payables – related parties of approximately $526,000 mainly due to our equity method investment payable paid by a related party on our behalf, a significant increase in advance from pending sale of noncontrolling interest – related party of approximately $2,622,000 resulting from advance received in connection with the membership interest purchase agreement entered into in November 2023 in the year ended December 31, 2024, an increase in derivative liability of approximately $103,000, an increase in note payable, net, of approximately $5,715,000, which was attributable to the reclassification of note payable from non-current to current, and an increase in convertible note payable, net, of approximately $189,000, offset by an increase in cash of approximately $2,571,000, a decrease in accrued professional fees of approximately $1,193,000 resulting from payments made to our professional service providers in the year ended December 31, 2024, a decrease in operating lease obligation of approximately $119,000, and a decrease in equity method investment payable of approximately $667,000 resulting from payment of $100,000 made to investee and payment of approximately $567,000 made by a related party on our behalf in the year ended December 31, 2024.

Because the exchange rate conversion is different for the consolidated balance sheets and the consolidated statements of cash flows, the changes in assets and liabilities reflected on the consolidated statements of cash flows are not necessarily identical with the comparable changes reflected on the consolidated balance sheets.

Cash Flows for the Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

The following table summarizes the key components of our cash flows for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(4,969,205)	$(6,504,718)
Net cash used in investing activities	(100,000)	(22,159)
Net cash provided by financing activities	7,638,667	4,825,337
Effect of exchange rate on cash	1,447	(3,970)
Net increase (decrease) in cash	$2,570,909	$(1,705,510)

Net cash flow used in operating activities for the year ended December 31, 2024 was $4,969,205, which primarily reflected our consolidated net loss of approximately $7,903,000, and the non-cash item adjustment, consisting of change in fair market value of derivative liability of approximately $374,000, and the changes in operating assets and liabilities, primarily consisting of a decrease in accrued liabilities and other payables of approximately $1,165,000 resulting from payments made to our vendors in the year ended December 31, 2024, and a decrease in operating lease obligation of approximately $123,000, offset by a decrease in rent receivable of approximately $131,000 driven by our collection efforts, and the non-cash items adjustment, primarily consisting of depreciation of approximately $178,000, amortization of operating lease right-of-use asset of approximately $123,000, stock-based compensation and service expense of approximately $522,000, loss from equity method investments of approximately $847,000 which was mainly attributable to the amortization of identifiable intangible assets acquired from Lab Services MSO acquisition of approximately $667,000 and the impairment of goodwill acquired from Lab Services MSO acquisition of approximately $260,000, resulting from Lab Services MSO’s lower revenues and net incomes than anticipated and the decline in our stock price and market capitalization, distribution of earnings from equity method investment of approximately $612,000, amortization of debt issuance costs and debt discount of approximately $1,411,000, impairment of laboratory equipment of approximately $111,000, and debt modification charge of approximately $689,000.

Net cash flow used in operating activities for the year ended December 31, 2023 was $6,504,718, which primarily reflected our consolidated net loss of approximately $16,707,000, and the changes in operating assets and liabilities, primarily consisting of a decrease in operating lease obligation of approximately $113,000, and the non-cash items adjustment, consisting of change in fair market value of derivative liability of approximately $188,000, and gain on debts extinguishment of approximately $683,000, offset by depreciation of approximately $212,000, amortization of operating lease right-of-use asset of approximately $118,000, stock-based compensation and service expense of approximately $1,180,000, loss from equity method investments of approximately $8,590,000 mainly due to the impairment of goodwill acquired from Lab Services MSO acquisition resulting from Lab Services MSO’s lower revenues and net incomes than anticipated and the decline in our stock price and market capitalization, impairment of equity method investment - Epicon of approximately $455,000 due to Epicon’s series of operating losses and the joint venture partner unable to obtain funds to commence operations, and amortization of debt issuance costs and debt discount of approximately $544,000 resulting from our outstanding convertible debt and note payable, and the changes in operating assets and liabilities, primarily consisting of an increase in accrued liabilities and other payables – related parties of approximately $106,000 driven by the increased accrued interest for related party.

We expect our cash used in operating activities to increase in the next 12 months due to the following:

●	the development and commercialization of new products; and

●	an increase in public relations and/or sales promotions for existing and/or new brands as we expand within existing markets or enter new markets.

Net cash flow used in investing activities was $100,000 for the year ended December 31, 2024, as compared to $22,159 for the year ended December 31, 2023. During the year ended December 31, 2024, we paid $100,000 for the acquisition of a 40% interest in Lab Services MSO. During the year ended December 31, 2023, we made payment for purchase of property and equipment of approximately $22,000.

Net cash flow provided by financing activities was $7,638,667 for the year ended December 31, 2024, as compared to $4,825,337 for the year ended December 31, 2023. During the year ended December 31, 2024, we received net proceeds from the issuance of convertible debts and warrants of approximately $3,085,000 (net of original issue discount of approximately $177,000 and cash paid for convertible note issuance costs of approximately $283,000), an advance from the pending sale of a noncontrolling interest in a subsidiary of approximately $2,122,000, net proceeds from equity offering of approximately $2,719,000 (net of cash paid for commission and other offering costs of approximately $138,000), and proceeds from issuance of convertible preferred stock of $3,500,000, offset by repayments made for loan payable – related party of $400,000, and made for convertible debts of approximately $3,388,000. During the year ended December 31, 2023, we received proceeds from related party borrowings of $850,000, and net proceeds from issuance of convertible debt and warrants of approximately $2,238,000 (net of original issue discount of $135,000 and cash paid for convertible note issuance costs of approximately $327,000), and net proceeds from issuance of balloon promissory note of approximately $936,000 (net of cash paid for promissory note issuance costs of approximately $64,000), and net proceeds from equity offering of approximately $616,000 (net of cash paid for commission and other offering costs of approximately $19,000), and advance from pending sale of noncontrolling interest in subsidiary of approximately $486,000, offset by repayments made for convertible debt of $300,000.

The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	an increase in working capital requirements to finance our current business;

●	the use of capital for acquisitions and the development of business opportunities; and

●	the cost of being a public company.

August 2019 Credit Facility

In the third quarter of 2019, we entered into a $20 million credit facility (the “Line of Credit”) provided by our Chairman of the Board and a significant (and our largest) stockholder, Wenzhao Lu. The Line of Credit allowed us to request loans thereunder and to use the proceeds of such loans for working capital and operating expense purposes until the facility matured on December 31, 2024.

At-the-Market Offering

In June 2023, we entered into a sales agreement (the “Sales Agreement”) with Roth Capital Partners, LLC (“Roth”) under which we may offer and sell from time to time shares of our common stock having an aggregate offering price of up to $3.5 million. From July 1, 2023 to August 16, 2024, we sold an aggregate of 312,285 shares of our common stock at an average price of $11.19 per share to investors pursuant to the Sales Agreement, and received net cash proceeds of $3,388,251, net of cash paid for Roth’s commissions and other fees of $104,992.

March 2024 Convertible Note Financing

In March 2024, we entered into a security purchase agreement with a lender (the “March 2024 Lender”) and closed on the issuance of a 13.0% senior secured convertible promissory note in the principal amount of $700,000 (the “March 2024 Convertible Note”), as well as the issuance of 7,000 shares of common stock as a commitment fee and warrants for the purchase of up to 16,827 shares of our common stock.

June 2024 Convertible Note Financing

In June 2024, we entered into a security purchase agreement with a lender (the “June 2024 Lender”) and closed on the issuance of a 13.0% senior secured convertible promissory note in the principal amount of $2,845,000 (the “June 2024 Convertible Note”), as well as the issuance of 26,800 shares of common stock as a commitment fee and warrants for the purchase of up to 146,667 shares of our common stock. We and our subsidiaries also entered into security agreements in connection with issuance of the June 2024 Convertible Note, creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of our obligations under the June 2024 Convertible Note.

Series C Convertible Preferred Stock Sold Pursuant to Securities Purchase Agreement

On December 19, 2024, the Company entered into that certain securities purchase agreement (the “Securities Purchase Agreement”), with an accredited investor, York Sun Investment Holding Limited, a British Virgin Islands company (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor, upon the terms and conditions set forth in the Securities Purchase Agreement, up to 7,000 shares of Series C Convertible Preferred Stock for up to an aggregate of $7,000,000 (the “Purchase Price”), which is equal to $1,000 per share. The first closing occurred on December 24, 2024, with respect to the Investor’s purchase of 3,500 shares of Series C Convertible Preferred Stock in exchange for $3,500,000.

Each share of Series C Convertible Preferred Stock is convertible into common stock of the Company (the “Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the later of (i) the date of the shareholder approval of the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market (the “Shareholder Approval”) and (ii) the one year anniversary of the date of the first issuance of any shares of the Series C Convertible Preferred Stock. The Company shall not be required to issue any Conversion Shares until the Shareholder Approval is obtained by the Company. The Investor shall also have a right of first refusal during the period beginning on the date of the Securities Purchase Agreement and continuing until such shareholder approval is obtained, on all issuances of convertible preferred stock of the Company, excluding agreements that are in place prior to the date of the Securities Purchase Agreement and issuances of new classes of convertible preferred stock in exchange for existing classes of convertible preferred stock. Additionally, the Investor has the right, pursuant to the Securities Purchase Agreement to appoint one member to, or to replace one member of, the Company’s board of directors, subject to all applicable Nasdaq rules.

The Investor’s purchase of the remaining 3,500 shares of Series C Convertible Preferred Stock under the Securities Purchase Agreement in exchange for an additional $3,500,000 is required to occur within 120 calendar days of the date of the Securities Purchase Agreement, subject to the satisfaction of customary closing conditions.

We estimate that, based on current plans and assumptions, our available cash will be insufficient to satisfy our cash requirements under our present operating expectations through cash flow provided by operations and sales of equity. Other than funds received as described above and cash resources generated from our operations, we presently have no other significant alternative source of working capital. We have used these funds to fund our operating expenses, pay our obligations and grow our company. We will need to raise significant additional capital to fund our operations and to provide working capital for our ongoing operations and obligations. Therefore, our future operation is dependent on our ability to secure additional financing. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will be required to cease our operations. To date, we have not considered this alternative, nor do we view it as a likely occurrence.

Foreign Currency Exchange Rate Risk

We ceased all operations in China in 2022, with the exception of a small administrative office. We did not during the year ended December 31, 2024, and do not expect in the foreseeable future, to generate any additional revenue from PRC operations. Thus, exchange rate fluctuations between the RMB and the U.S. dollar do not, and are not expected to, have a material effect on us. For the years ended December 31, 2024 and 2023, we had an unrealized foreign currency translation loss of approximately $300 and $18,600, respectively, because of changes in the exchange rate.

Inflation

The effect of inflation on our revenues and operating results was not significant for the years ended December 31, 2024 and 2023.

CERTAIN AVALON RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2023 to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years; and

●	any of our directors, executive officers, promoters or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “Information About Avalon – Avalon’s Executive Compensation.”

Rental Revenue from Related Party and Rent Receivable – Related Party

The Company leases space of its commercial real property located in New Jersey to D.P. Capital Investments LLC, which is controlled by Wenzhao Lu, the Company’s chairman of the Board of Directors. The term of the related party lease agreement is five years commencing on May 1, 2021 and will expire on April 30, 2026.

For both the years ended December 31, 2024 and 2023, the related party rental revenue amounted to $50,400 and has been included in real property rental revenue on the accompanying consolidated statements of operations and comprehensive loss. At December 31, 2024 and 2023, the related party rent receivable totaled $0 and $124,500, respectively, which has been included in rent receivable on the accompanying consolidated balance sheets.

Services Provided by Related Party

From time to time, Wilbert Tauzin, a director of the Company, and his son provide consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $63,644 and $86,528 for the years ended December 31, 2024 and 2023, respectively, which have been included in professional fees on the accompanying consolidated statements of operations and comprehensive loss. As of both December 31, 2024 and 2023, the accrued and unpaid services charge related to this director’s son amounted to $15,000, which have been included in accrued professional fees on the accompanying consolidated balance sheets.

Accrued Liabilities and Other Payables – Related Parties

In 2017, the Company acquired Beijing Genexosome for a cash payment of $450,000. As of both December 31, 2024 and 2023, the unpaid acquisition consideration of $100,000, was payable to Dr. Yu Zhou, former director and former co-chief executive officer and 40% owner of Genexosome, and has been included in accrued liabilities and other payables — related parties on the accompanying consolidated balance sheets.

From time to time, Lab Services MSO paid shared expense on behalf of the Company. In addition, Lab Services MSO made a payment of $566,667 for equity method investment payable on behalf of the Company in the year ended December 31, 2024. As of December 31, 2024 and 2023, the balance due to Lab Services MSO amounted to $632,916 and $72,746, respectively, which has been included in accrued liabilities and other payables — related parties on the accompanying consolidated balance sheets.

As of December 31, 2024 and 2023, $0 and $33,712 of accrued and unpaid interest related to borrowings from Wenzhao Lu, the Company’s chairman of the Board of Directors, respectively, have been included in accrued liabilities and other payables — related parties on the accompanying consolidated balance sheets.

Borrowings from Related Party

Line of Credit

On August 29, 2019, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) providing the Company with a $20 million line of credit (the “Line of Credit”) from Mr. Lu, the Company’s chairman of the Board of Directors. The Line of Credit allowed the Company to request loans thereunder and to use the proceeds of such loans for working capital and operating expense purposes until the facility matured on December 31, 2024. The loans are unsecured and are not convertible into equity of the Company. Loans drawn under the Line of Credit bear interest at an annual rate of 5% and each individual loan is payable three years from the date of issuance. The Company has a right to draw down on the line of credit and not at the discretion of Mr. Lu, the related party lender. The Company may, at its option, prepay any borrowings under the Line of Credit, in whole or in part at any time prior to maturity, without premium or penalty. The Line of Credit Agreement includes customary events of default. If any such event of default occurs, Mr. Lu may declare all outstanding loans under the Line of Credit to be due and payable immediately.

In the years ended December 31, 2024 and 2023, activity recorded for the Line of Credit is summarized in the following table:

Outstanding principal under the Line of Credit at January 1, 2023	$-
Draw down from Line of Credit	850,000
Outstanding principal under the Line of Credit at December 31, 2023	850,000
Repayment of Line of Credit	(400,000)
Reclassification of Line of Credit to advance from related party	(450,000)
Outstanding principal under the Line of Credit at December 31, 2024	$-

For the years ended December 31, 2024 and 2023, the interest expense related to related party borrowing amounted to $42,445 and $33,712, respectively, and has been reflected as interest expense — related party on the accompanying consolidated statements of operations and comprehensive loss.

As of December 31, 2024 and 2023, the related accrued and unpaid interest for Line of Credit was $0 and $33,712, respectively, and has been included in accrued liabilities and other payables — related parties on the accompanying consolidated balance sheets.

Membership Interest Purchase Agreement

On November 17, 2023, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Mr. Lu, the Company’s chairman of the Board of Directors, pursuant to which (i) Mr. Lu will acquire from the Company 30% of the total outstanding membership interests of Avalon RT 9, a wholly owned subsidiary of the Company, for a cash purchase price of $3,000,000 (the “Acquisition”), and (ii) for a period of twelve months following the closing of the Acquisition, Mr. Lu shall have the option to purchase from the Company up to an additional 70% of the outstanding membership interests of Avalon RT 9 for a purchase price of up to $7,000,000 (the “Option”), subject to the terms and conditions of a membership interest purchase agreement to be negotiated and entered into between the Purchaser and the Company at such time that the Purchaser desires to exercise the Option. The Company received $3,108,106 and $485,714 from Wenzhao Lu as of December 31, 2024 and 2023, respectively, which was recorded as advance from pending sale of noncontrolling interest – related party on the accompanying consolidated balance sheets. The Acquisition is expected to be closed in the fourth quarter of 2025.

Policies and Procedures for Related Party Transactions

The Avalon Board has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firms, corporations or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a transaction with us without the prior consent of our Board acting through the Audit Committee or, in certain circumstances, the Chairman of the Audit Committee. Any request for us to enter into a transaction with a related party, in which the amount involved exceeds $100,000 and such related party would have a direct or indirect interest must first be presented to our Audit Committee, or in certain circumstances the Chairman of our Audit Committee, for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee, or the Chairman of our Audit Committee, is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the benefits to us, the availability of other sources of comparable products or services and the extent of the related party’s interest in the transaction.

MANAGEMENT AFTER THE MERGER

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, immediately after the Effective Time of the Merger, the Combined Company’s board of directors will be fixed at seven (7) members, five (5) of whom will be directors designated by YOOV and is expected to include Wong Ling Yan Philip, Devere Andrew Bryan, Lam Heung Yeung Herman, Peter Sterling Winn and Kirsty Vanora Godfrey-Billy. The remaining directors will be designated by Avalon, and are expected to be Wenzhao Lu and Steve A. Sanders, each of whom are current directors of Avalon.

Following the Merger, the management team of the Combined Company is expected to be led by Wong Ling Yan Philip, as President and Chief Executive Officer of YOOV and Luisa Ingargiola, Chief Financial Officer of Avalon. Wong Ling Yan Philip and Luisa Ingargiola will enter into employment agreements with the Combined Company, as described below.

The following table lists the names and positions of the individuals, together with their respective ages as of March 31, 2025, who are expected to serve as executive officers and directors of the Combined Company upon the completion of the Merger:

Name	Age	Position(s)
Wong Ling Yan Philip(1)	44	Chief Executive Officer, President and Chairman of the Board
Luisa Ingargiola	57	Chief Financial Officer
Devere Andrew Bryan(1)	49	Director
Lam Heung Yeung Herman(1)	59	Director
Peter Sterling Winn(1)	57	Director
Kirsty Vanora Godfrey-Billy(1)	53	Director
Wenzhao Lu(2)	67	Director
Steven A. Sanders(2)	79	Director

(1)	YOOV designee
(2)	Avalon designee

Each executive officer will serve at the discretion of the Combined Company’s board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed directors or executive officers of the Combined Company. All of Avalon’s current directors, other than Wenzhao Lu and Steven A. Sanders, and all of Avalon’s current officers, except for Ms. Ingargiola, are expected to resign from their positions as directors or executive officers, as applicable, of Avalon, effective as of the Effective Time.

Executive Officers

Wong Ling Yan Philip, Chief Executive Officer, President and Chairman of the Board

Wong Ling Yan Philip, age 44, has served as the Chairman of the Board and Chief Executive Officer of YOOV since 2016. Mr. Wong is also the Co-founder of YOOV. He began his career in the corporate and investment banking division with Wachovia Bank and Wells Fargo Bank. In 2012, Mr. Wong transitioned from the finance industry to pursue an entrepreneurial venture in the education sector. From 2012 to 2015, Mr. Wong owned 3 education centers in Hong Kong and successfully sold them at nearly USD2 million. Mr. Wong holds a Master’s in Business Administration from the Chinese University of Hong Kong and is a registered surveyor.

Mr. Wong and the Combined Company expect to enter into an employment agreement, effective upon and subject to the Closing.

Luisa Ingargiola, Chief Financial Officer

Luisa Ingargiola, age 57, has served as Avalon’s Chief Financial Officer since February 21, 2017. Ms. Ingargiola has significant experience serving as Chief Financial Officer or Audit Chair for multiple Nasdaq and New York Stock Exchange companies. She currently serves as Director and Audit Chair for several public companies, including ElectraMeccanica (Nasdaq:SOLO), Dragonfly Energy (Nasdaq: DFLI) and Vision Marine (Nasdaq: VMAR). From 2007 through 2016, Ms. Ingargiola served as the Chief Financial Officer and then a member of the board of directors at MagneGas Corporation (Nasdaq: MNGA). Prior to 2007, Ms. Ingargiola held various roles as Budget Director and Investment Analyst in several private companies. Ms. Ingargiola graduated in 1989 from Boston University with a Bachelor’s degree in Business Administration and a concentration in Finance. In 1996, she received her MBA in Health Administration from the University of South Florida. Ms. Ingargiola is qualified to serve as a Chief Financial Officer because of her extensive knowledge regarding corporate governance, regulatory requirements, executive leadership and financing and M&A transactions.

Ms. Ingargiola and the Combined Company expect to enter into the Combined Company Executive Retention Agreement, effective upon and subject to the Closing, which will supersede and replace the Ingargiola Executive Retention Agreement described in the section titled “AVALON EXECUTIVE COMPENSATION.” For a more detailed discussion of the compensation payable to Ms. Ingargiola in connection with the Merger pursuant to the Combined Company Executive Retention Agreement, please see the section entitled “BACKGROUND OF THE MERGER – Interests of Avalon’s Directors and Officer in the Merger – Golden Parachute Compensation.”

Non-Employee Directors

Devere Andrew Bryan

Devere Andrew Bryan, age 49, combines over 25 years of experience in telecommunications, fintech, and IT sectors. With strengths in marketing expansion and corporate development, Mr. Bryan has held key positions in multiple international companies including Chief Operating Officer, Regional General Manager, and Executive Director. He is currently a member of the Executive leadership team and the Group General Manager at First Digital Trust, which issues the third largest USD-backed stablecoin (FDUSD). He is also the Chief Revenue Officer at Payment Asia. Previously, Devere joined IDT Corporation in 1999 and then served as the Regional Director since 2004 in IDT Global (NYSE:IDT) to lead the APAC retail expansion. In 2015, he served as the Chief Operating Officer for Bux Global. From 2018 to 2022, he was the Regional General Manager of Partnerships at Xero (ASX:XRO). Mr. Bryan holds an MS in Global Management and is a member and alumnus of the Hong Kong FinTech Association, Monetary Authority of Singapore Payments Council, and a number of Artistic and Corporate Executive networks. Mr. Bryan was selected to serve as a director because of his extensive operational knowledge of, and executive level management experience in, the telecommunications, fintech, and IT sectors industry.

Lam Heung Yeung Herman

Lam Heung Yeung Herman, age 59, has over 20 years of experience in the technology and IT sectors, held various senior management positions, including CEO, Managing Director and General Manager, across multiple international organizations including Microsoft and Cisco. Mr. Lam is currently an Independent Non-Executive Director of Principal Trust Company (Asia) Limited, a financial services trustee company. From 2018 to 2024, he has served as Managing Director for Cisco Systems Hong Kong Limited and led the Cisco Greater China Partner Organization since 2019. From 2010 to 2018, he was the CEO of Hong Kong Cyberport Management Company Limited, a government-supported innovation and technology hub. From 1996 to 2009, Herman joined Microsoft Hong Kong Limited and took up key roles as Senior Director, as well as General Manager of Hong Kong and Macau. Mr. Lam holds a Bachelor’s degree and an MBA from the University of North Texas. Mr. Lam was selected to serve as a director because of his experience working in senior management positions of companies in the technology and IT sectors.

Peter Sterling Winn

Peter Sterling Winn, age 57, has over 20 years of experience in consumer businesses and senior management following a career in investment banking. Previously, he has been involved in several companies within the education and consumer sectors, holding positions including Chief Executive Officer, Board Member, and Director. From 2007 through 2020, Mr. Winn was the founder and President of English First, a leading education company in China. From 2012 to 2019, he founded and expanded Talent Education Group, a prominent training organization in China. From 2013 to 2016, he supported CVC Capital in acquiring a controlling interest in EIC, China’s largest overseas study advisory group, serving as a board director. Prior to these experiences, Mr. Winn worked at McKinsey & Co, Morgan Stanley (Investment Banking Division), and Wharf Holdings. Since 2020, he has served as a director at Soundstone Partners, a firm specializing in consumer investment and portfolio operations in China. Mr. Winn holds an undergraduate degree from Princeton University and an MBA from the Wharton Business School. Mr. Winn was selected to serve as a director because of his experience in consumer businesses and senior management.

Kirsty Vanora Godfrey-Billy

Kirsty Vanora Godfrey-Billy, age 53, has over 25 years of global experience in the finance and technology sectors across New Zealand, Australia and the UK at companies including PwC, BBC Technology, Jade and Siemens, holding positions including Chief Financial Officer, Commercial Manager, and board member. From 2016 through 2025, Ms. Godfrey-Billy served as the Chief Financial Officer for Xero (UK) Limited, a cloud accounting software company. From 2011 to 2016, she was a Partner of PwC New Zealand, a professional services firm that focused on business advisory and accounting services. Ms. Godfrey-Billy is also currently a director of NZ Hi-Tech Trust, a non-profit organization advancing New Zealand’s technology sector. She holds an undergraduate degree from Lincoln University (NZ) and is a Fellow Chartered Accountant (FCA) from Chartered Accountants Australia and New Zealand. Ms. Godfrey-Billy was selected to serve as a director because of her expansive finance experience in the technology sector.

Wenzhao Lu

Mr. Wenzhao Lu has served as the Chairman of the Avalon Board since October 10, 2016. He is a seasoned healthcare entrepreneur with extensive operational knowledge and experience in the U.S. and Asia. He served as Chairman of the board of directors of the Daopei Medical Group (“DPMG”), from 2010 to December 2021. Under his leadership, DPMG operated three top-ranked private hospitals (located in Beijing and Hebei), specialty hematology laboratories, and a hematology research institute, with more than 100 partnering and collaborating hospitals in China. DPMG was founded by Professor Daopei Lu, a renowned hematologist pioneering in hematopoietic stem cell transplant and a member of the Academy of Engineering in China. Mr. Lu received a Bachelor of Arts from Temple University Tyler School of Arts in 1988 and subsequently worked as senior Art Director at Ogilvy & Mather Advertising Company. Prior to joining DPMG, in 2009, Mr. Lu served as Chief Operating Officer of BioTime Asia Limited, a subsidiary of BioTime, Inc. (NYSE American: BTX). Mr. Lu was selected as a director because of his extensive public company experience.

Steven A. Sanders

Steven A. Sanders has served as a member of the Avalon Board since July 30, 2018. Since January 2017, Mr. Sanders has been Of Counsel to the law firm of Ortoli Rosenstadt LLP. From July 2007 until January 2017, Mr. Sanders was a Senior Partner at Ortoli Rosenstadt LLP. From January 1, 2004 until June 30, 2007, he was Of Counsel to the law firm of Rubin, Bailin, Ortoli, LLP. From January 1, 2001 to December 31, 2003, he was Counsel at the law firm of Spitzer & Feldman PC. Mr. Sanders also serves as a member of the board of directors of Helijet International, Inc. and served as a member of the board of directors of Electrameccanica Vehicles Corp. (Nasdaq: SOLO). Additionally, since October 2013, he has been a member of the board of directors at the American Academy of Dramatic Arts, and, since February 2015, has been a member of the board of directors of the Bay Street Theater. Mr. Sanders received his JD from Cornell University and his BBA from The City College of New York. Mr. Sanders was selected as a director because of his extensive public company experience.

Board Composition

The board of directors of the Combined Company will consist of seven (7) members upon the Closing (the “Combined Company Board”). The Combined Company Charter provides that directors are to be elected at each annual meeting of stockholders to hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Following the Closing, Wong Ling Yan Philip is expected to serve as Chair of the Combined Company Board.

Director Independence

Based on information provided by each director concerning their background, employment and affiliations, upon the consummation of the Merger, Avalon and YOOV anticipate that each of the directors on the Combined Company Board, other than [   ], will qualify as independent directors as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of certain committees of the Combined Company Board, as discussed below.

Committees of the Board of Directors

Following the Closing, the Combined Company Board will establish an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which will operate pursuant to a Charter adopted by the Combined Company Board, which will be available on the Combined Company’s website, [ ]. The Combined Company Board may also establish other committees from time to time to assist the Combined Company and the Combined Company Board. Each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee is expected to have the responsibilities described below.

Audit Committee

The Audit Committee will oversee and monitor the Combined Company’s financial reporting process and internal control system, review and evaluate the audit performed by our registered independent public accountants and report to the Combined Company Board any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of the Combined Company’s registered independent public accountants. The Audit Committee will review and approve all transactions with affiliated parties.

Following the Merger, the Audit Committee will consist of [ ], [ ], and [ ], who will serve as the chair of the committee. In addition, the Combined Company Board is expected to determine that [ ] is an “audit committee financial expert” as defined under the rules of the SEC.

To qualify as independent to serve on the Combined Company’s Audit Committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from the Combined Company, other than for service as a director, or be an affiliated person of the Combined Company. Avalon and YOOV believe that, following the completion of the Merger, the composition of the Audit Committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.

Compensation Committee

The Compensation Committee will assist the Combined Company Board in fulfilling its oversight responsibilities relating to (i) corporate governance practices and policies and (ii) compensation matters, including compensation of the directors and senior management and the administration of compensation plans.

Following the Merger, the Combined Company’s Compensation Committee will consist of [ ], [ ], and [ ], who will serve as the chair of the committee. Each member of the Compensation Committee will be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. Avalon and YOOV believe that, following the completion of the Merger, the composition of the Compensation Committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will assess potential candidates to fill perceived needs of the Combined Company Board for required skills, expertise, independence and other factors. A director candidate nominated by stockholders will be considered in the same manner as a nominee recommended by a board member, management or other sources. The Nominating and Corporate Governance Committee will have discretion to decide which individuals to recommend for nomination as directors.

Following the Merger, the Nominating and Corporate Governance Committee will consist of [   ], [   ], and [   ], who will serve as the chair of the committee.

Avalon and YOOV believe that, after the completion of the Merger, the composition of the Nominating and Corporate Governance Committee will meet the requirements for independence under, and the functioning of such Nominating and Corporate Governance Committee will comply with, any applicable requirements of the rules and regulations of Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee following the closing of the Merger will be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed Combined Company’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the Combined Company Board or Compensation Committee following the completion of the Merger.

Director Compensation

Prior to the Merger, YOOV did not have a formal policy to provide any cash or equity compensation to its non-employee directors for their service on its board of directors or committees of its board of directors. YOOV’s non-employee director compensation is described under “YOOV’s Director Compensation” in this proxy statement/prospectus. The determinations with respect to director compensation after the Closing have not yet been made, provided it is expected that the Combined Company Board will, promptly following the completion of the Merger, adopt a non-employee director compensation policy designed to enable the Combined Company to attract and retain, on a long-term basis, highly qualified non-employee directors and align its directors’ interests with those of its stockholders. It is anticipated that each director who is not an employee will be paid cash compensation in an amount to be determined. In addition, each non-employee elected or appointed to the Combined Company Board is expected be granted an initial stock option award and an annual stock option award, the amount and terms of which have not yet been determined.

The Combined Company will also reimburse its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending the board of director and committee meetings. It is anticipated that employee directors will not receive additional compensation for their services as directors.

Limitation on Liability and Indemnification of Directors and Officers

The Combined Company Bylaws will provide that the Combined Company will indemnify the Combined Company’s directors and officers, and may indemnify other employees and agents under certain circumstances. Any indemnified person is also entitled, subject to certain limitations, to direct payment or reimbursement of costs, charges and expenses incurred by such person in an action or proceeding to which such director, officer, employee or agent is or are made a party by reason of his or her being or having been a director, officer, employee or agent of the Combined Company.

In addition, the Combined Company expects to enter into separate indemnification agreements with the Combined Company’s directors and executive officers. These agreements, subject to limitations contained therein, will obligate the Combined Company to indemnify the directors and executive officers to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of their services as a director or executive officer. Subject to certain limitations, the indemnification agreements will provide for the advancement of expenses incurred by the indemnitee, and the repayment to the Combined Company of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Combined Company. The indemnification agreements will also create certain rights in favor of the Combined Company, including the right to assume the defense of claims and to consent to settlements. The indemnification agreements will not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Combined Company Charter or the Combined Company Bylaws, any agreement, or otherwise.

The Combined Company will maintain a directors’ and officers’ insurance policy pursuant to which the Combined Company’s directors and officers will be insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Combined Company pursuant to the foregoing provisions, the Combined Company been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Combined Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Combined Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Combined Company is against public policy as expressed hereby in the Securities Act and the Combined Company will be governed by the final adjudication of such issue.

Insider Trading Arrangements and Policies

Following the Closing, the Combined Company will adopt an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by the Combined Company directors, officers and employees. In addition, with regard to the Combined Company trading in its own securities, it will be the Combined Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements in all respects.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing, the Combined Company will adopt a Code of Ethics and Business Conduct that applies to all of its executive officers, financial and accounting officers, its directors, financial managers and all employees. Each of the Avalon Board and the YOOV Board are committed to a high standard of corporate governance practices and, through their respective oversight roles, encourage and promote a culture of ethical business conduct. A copy of the Combined Company’s Code of Ethics and Business Conduct, will be posted under the “Investors” tab on Combined Company’s website, which is located at [   ]. The Combined Company intends to disclose any amendments to the Code of Ethics and Business Conduct, or any waivers of its requirements, on its website to the extent required by applicable rules. Information contained on, or that can be accessed through, the Combined Company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on the Combined Company’s website to be part of this proxy statement/prospectus.

DESCRIPTION OF AVALON’S SECURITIES

All references in this section to “Avalon,” the “Company,” “we,” “us,” or “our” mean Avalon and its subsidiaries unless we state otherwise, or the context otherwise indicates.

The following summary, which includes applicable provisions of the DGCL describes material provisions of the capital stock of Avalon GloboCare Corp., a Delaware corporation, and is intended as a summary only and therefore is not a complete description of our capital stock. The description of our capital stock and provisions of our amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and our amended and restated bylaws, as amended (the “Bylaws”), are summaries and are qualified entirely by reference to the Certificate of Incorporation and Bylaws, which are included as exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.9 is a part. You should review these documents for a description of the rights, restrictions and obligations relating to our capital stock.

General

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is the Avalon Common Stock, par value $0.0001 per share.

The Avalon Charter authorizes us to issue 110,000,000 shares of capital stock, par value $0.0001 per share, of which (i) 100,000,000 shares are designated as Avalon Common Stock, and (ii) 10,000,000 shares are designated as preferred stock. Of the 10,000,000 shares of preferred stock, (x) 10,000 shares have been designated as Series C Preferred Stock, at a stated value equal to $1,000 per share, and (y) 5,000 shares have been designated as Series D Preferred Stock, at a stated value equal to $1,000 per share.

Common Stock

Dividends

Dividends may be declared and paid or set apart for payment upon the Avalon Common Stock out of any assets or funds of the Company legally available for the payment of dividends, but only when and as declared by the Avalon Board or any authorized committee of thereof, subject to any preferential dividend or other rights of the then outstanding preferred stock.

Voting Rights

Each share of Avalon Common Stock entitles the holders of Avalon Common Stock to one vote per share on all matters submitted to a vote by our stockholders, including the election of directors; provided, that, unless otherwise required by law, holders of Avalon Common Stock are not entitled to vote on any amendment to the Avalon Charter (or on any amendment to a certificate of designations of any series of undesignated preferred stock) that relates solely to the terms of one or more outstanding series of our preferred stock, if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Avalon Charter. Holders of Avalon Common Stock do not have cumulative voting rights.

Rights Upon Liquidation and Dissolution

Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company shall be distributed pro rata to the holders of Avalon Common Stock.

Other Rights

Holders Avalon Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Avalon Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

In accordance with the Avalon Charter, the Avalon Board is authorized to direct us to issue shares of undesignated preferred stock in one or more series without stockholder approval. The Avalon Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, repurchase rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Avalon Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock.

Series C Preferred Stock

The Series C Preferred Stock shall rank (i) senior to the Avalon Common Stock and any other class or series of capital stock of the Company created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series C Preferred Stock and (ii) pari passu with any class or series of capital stock of the Company created hereafter specifically ranking, by its terms, on par with the Series C Preferred Stock.

Holders of the Series C Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Avalon Common Stock when, as and if such dividends are paid on shares of the Avalon Common Stock.

Holders of the Series C Preferred Stock have no voting power except as otherwise required by the DGCL.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series C Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series C Preferred Stock and (iii) in preference and priority to the holders of the shares of the Avalon Common Stock, an amount equal to 100% of the Stated Value of the Series C Preferred Stock, in proportion to the full and preferential amount that all shares of the Series C Preferred Stock are entitled to receive.

Each share of Series C Preferred Stock shall be convertible into Avalon Common Stock (the “Series C Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the later of (i) the date of the shareholder approval of the issuance of the Series C Conversion Shares pursuant to the rules of the Nasdaq Stock Market and (ii) the one year anniversary of the date of the first issuance of any shares of the Series C Preferred Stock. In addition, the holder shall not have the right to convert any portion of the Series C Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 19.99% of the number of shares of the Avalon Common Stock outstanding immediately after giving effect to the issuance of the respective Series C Conversion Shares.

Series D Preferred Stock

The Series D Preferred Stock shall rank (i) senior to the Avalon Common Stock and any other class or series of capital stock of the Company created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series D Preferred Stock and (ii) pari passu with any class or series of capital stock of the Company created hereafter specifically ranking, by its terms, on par with the Series D Preferred Stock.

Holders of the Series D Preferred Stock have no voting power except as otherwise required by the DGCL.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series D Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series D Preferred Stock and (iii) in preference and priority to the holders of the shares of the Avalon Common Stock, an amount equal to 100% of the Stated Value of the Series D Preferred Stock, in proportion to the full and preferential amount that all shares of the Series D Preferred Stock are entitled to receive.

Each share of Series D Preferred Stock shall be convertible into Avalon Common Stock (the “Series D Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the Company has obtained shareholder approval for the issuance of the Series D Conversion Shares pursuant to the rules of the Nasdaq Stock Market. In addition, the holder shall not have the right to convert any portion of the Series D Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of the Avalon Common Stock outstanding immediately after giving effect to the issuance of the respective Series D Conversion Shares.

Effects of Authorized but Unissued Stock

Our authorized but unissued shares of Avalon Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing requirements of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Avalon Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, if we issue preferred stock in the future, the issuance could adversely affect the voting power of holders of the Avalon Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Anti-Takeover Provisions

The DGCL, the Avalon Charter and the Avalon Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. The purpose of these provisions, which are summarized below, is to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Avalon Board.

Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of our undesignated preferred stock, special meetings of our stockholders may be called only by the Avalon Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. The order of business and all other matters of procedure at any meeting of the stockholders will be determined by a presiding officer designated by the Avalon Board.

Removal of Directors. The Avalon Charter provides that our directors may be removed only by the affirmative vote of a majority of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors. In addition, at least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that a director be removed from office, written notice of such proposed removal and the alleged grounds thereof must be sent to the director whose removal will be considered at the meeting.

Stockholder Action by Written Consent. Any action that is permitted to be taken by our stockholders by written consent without a meeting must first satisfy the requirements and procedures set forth in the Avalon Charter and the Avalon Bylaws.

Advance Notice Requirements for Stockholder Proposals. The Avalon Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Avalon Board. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Avalon Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding shares entitled to vote.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three (3) years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Amendment of Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Avalon Bylaws may be amended or repealed by the affirmative vote of a majority vote of our board of directors then in office or the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting as a single class; provided, however, that if the Avalon Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal will only require the affirmative vote of the majority of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. In addition, the Company reserves the right to amend or repeal the Avalon Charter in the manner now or hereafter prescribed by statute and by the Avalon Charter, and any rights conferred upon the stockholders in the Avalon Charter are granted subject to this reservation. Whenever any vote of the holders of our capital stock is required to amend or repeal any provision of the Avalon Charter, and in addition to any other vote of holders of capital stock that is required by the Avalon Charter or the Avalon Bylaws, such amendment or repeal will require the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Exclusive Forum Selection. The Avalon Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Avalon Charter or the Avalon Bylaws, or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of our exclusive forum selection as set forth in the Avalon Bylaws under “Exclusive Jurisdiction of Delaware Courts.” Although the Avalon Bylaws contain the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar

Vstock Transfer LLC is the transfer agent and registrar for the Avalon Common Stock.

Listing

The Avalon Common Stock is listed on the Nasdaq Capital Market under the symbol “ALBT.”

COMPARISON OF RIGHTS OF HOLDERS OF AVALON STOCK AND YOOV STOCK

Avalon is incorporated under the laws of the state of Delaware and YOOV is incorporated under the laws of the British Virgin Islands. Accordingly, the rights of Avalon stockholders and YOOV shareholders are governed by the laws of the State of Delaware and the laws of the British Virgin Islands, respectively.

Based on the closing price of Avalon Common Stock on Nasdaq of $3.20 on April 22, 2025, the latest practicable trading day prior to the date of this proxy statement/prospectus, and the number of YOOV Outstanding Shares on such date, it is estimated that, following the Closing, the shareholders of YOOV would own approximately 97.0% to 97.3% of the common stock of the Combined Company. The rights of the former YOOV shareholders and former Avalon stockholders will thereafter be governed by the DGCL, the Combined Company Charter and the Combined Company Bylaws.

The summary table below describes the material differences between the rights of Avalon stockholders and YOOV shareholders before the Merger. Avalon has filed its Governance Documents with the SEC and will send copies to you without charge, upon your request. YOOV will also send copies of its charter documents referred to in this proxy statement/prospectus to you upon your request. Please see the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

	Rights of Avalon stockholders	Rights of YOOV shareholders
Authorized Capital Stock	The Avalon Charter provides that the authorized capital stock of Avalon consists of 100,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001.	The memorandum and articles of association of YOOV provide that YOOV is authorized to issue a maximum of 1,000,000 voting shares and 1,000,000 non-voting shares, par value $0.10 per share. The shares may be divided into such number of classes and series of shares as may be determined from time to time by resolution of directors or resolution of members and currently comprise three classes of voting shares, namely: ordinary shares, series A ordinary shares and redeemable convertible preferred shares.

Stockholder Action by Written Consent	The Avalon Charter provides that any action required or permitted to be taken by the Avalon stockholders may be effected by the consent in writing of the holders of a majority of the total voting power of the outstanding shares of capital stock of Avalon entitled to vote thereon, voting together as a single class in lieu of a duly called annual or special meeting of stockholders.	The memorandum and articles of association of YOOV provide that an action that may be taken by members at a meeting of members may also be taken by a resolution consented to in writing, without the need for any notice. Such resolution shall be duly consented to in writing by members representing a majority of the votes of shares entitled to vote on the resolution in accordance with the memorandum and articles of association of YOOV.

Number of Directors	The number of directors shall be fixed solely and exclusively by resolution duly adopted from time to time by the Avalon Board. There are currently seven (7) directors serving on the Avalon Board	There is no limit on the number of directors pursuant to the memorandum and articles of association of YOOV. There are currently four (4) directors serving on the board of directors of YOOV.

	Rights of Avalon stockholders	Rights of YOOV shareholders
Stockholder Nominations and Proposals	The Avalon Bylaws provide that, at a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, nominations or such other business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any committee thereof; (B) otherwise properly brought before the meeting by or at the direction of the Board or any committee thereof; or (C) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of Avalon at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice and nomination procedures set forth in the Avalon Bylaws.	The memorandum and articles of association of YOOV provide that directors may be appointed and removed by a resolution of directors or resolution of members.

Directors’ Terms of Office; Removal	The Avalon Charter provides that directors shall be elected for a term expiring at the next annual meeting of stockholders after their election. Directors shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Any director may be removed from office (i) with or without cause and (ii) only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock then entitled to vote at an election of directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.	The memorandum and articles of association of YOOV provide that a director shall be appointed for such term as may be specified on his appointment or, failing any term specified, shall be deemed to be appointed indefinitely. Each director holds office until (i) his disqualification to act as a director in accordance with the BVI Companies Act; (ii) his death or, in the case of a director that is not an individual, its ceasing to exist; (iii) his resignation; (iv) the expiry of the term of office (if any) specified on his appointment or as the directors or members may have determined; or (v) the effective date of his removal by resolution of directors or resolution of members.

Annual Meetings of the Stockholders	The Avalon Bylaws provide that the annual meeting of stockholders shall be held at the hour, date and place within or without the United States which is fixed by the Avalon Board, which time, date and place may subsequently be changed at any time by vote of the Avalon Board.	The memorandum and articles of association of YOOV do not require annual meetings of the members to be held.

Cumulative Voting	The Avalon Charter does not provide for cumulative voting rights in the election of its directors. Under the DGCL, cumulative voting is permitted only when authorized in the certificate of incorporation.	The memorandum and articles of association of YOOV do not provide for cumulative voting rights in the election of its directors.

Voting	The Avalon Charter provides that each share of Avalon’s common stock entitles the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote.	The memorandum and articles of association of YOOV provide that each voting share in YOOV confers on the holder the right to one vote on any resolution of members.

	Rights of Avalon stockholders	Rights of YOOV shareholders
Vacancies	The Avalon Charter provides that any and all vacancies and newly created directorships in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.	The memorandum and articles of association of YOOV provide that the directors may, by resolution of directors, appoint a director to fill a vacancy on the board of directors of YOOV.

Election of Directors	The Avalon Bylaws provide that any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.	The memorandum and articles of association of YOOV provide that directors may be appointed and removed by a resolution of directors or resolution of members. A resolution of members means either (i) a resolution passed at a meeting of members either on a show of hands or by a poll in accordance with the articles of association of YOOV; or (ii) a resolution duly consented to in writing by members representing a majority of the votes of shares entitled to vote on the resolution in accordance with the memorandum and articles of association of YOOV.

Quorum	The Avalon Bylaws provide that at least one-third (1/3) of the voting power of the shares of capital stock outstanding and entitled to vote at the meeting, as of the record date, present in person, present by remote communication, if applicable, or represented by proxy, shall constitute a quorum at any meeting of stockholders.	The memorandum and articles of association of YOOV provide that no business shall be transacted at any meeting of members unless a quorum of members is present at the time when the meeting proceeds to business. A quorum shall consist of the holder or holders present in person or by proxy entitled to exercise at least fifty (50) percent of the voting rights of the shares.

Notice of Stockholder Meetings

Notice of each meeting of stockholders shall state the hour, date and place, if any, of such stockholder meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by the Avalon Bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Company not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL.

The memorandum and articles of association of YOOV provide that not less than seven (7) days’ notice specifying at least the place, the day and the hour of the meeting and general nature of the business to be conducted shall be given in the manner specified in the memorandum and articles of association of YOOV to such persons whose names on the date the notice is given appear as members in YOOV’s register of members and are entitled to vote at the meeting.

	Rights of Avalon stockholders	Rights of YOOV shareholders
Conversion Rights and Protective Provisions	The Avalon Charter does not provide that holders of Avalon stock shall have preemptive, conversion or other protective rights, except that the holders of Series C Preferred Stock and Series D Preferred Stock shall be entitled to convert such shares pursuant to the terms of the certificate of incorporation and respective certificate of designations.	The memorandum and articles of association of YOOV provide that the shares issued of one class or series may be converted to another class or series.

Indemnification of Officers and Directors

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, with respect to actions by or in the rights of the corporation, no indemnification may be paid for judgments and settlements or to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity. The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

In accordance with the DGCL, the Avalon Bylaws provide that each director and officer shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), in connection with actions, suits and proceedings for actions taken in good faith and in a manner reasonably believed to be in the best interests of Avalon, such indemnification to continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

The BVI Companies Act provides that a company may indemnify against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (i) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company; or (ii) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. The aforesaid does not apply to a person referred to in the aforesaid unless the person acted honestly and in good faith and in what he or she believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

In accordance with the BVI Companies Act, the memorandum and articles of association of YOOV provide that subject to the provisions of the BVI Companies Act, every director and officer of YOOV (which for the avoidance of doubt, shall not include auditors of YOOV), together with every former director and former officer of YOOV (each an “Indemnified Person”) shall be indemnified out of the assets of YOOV against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to YOOV for any loss or damage incurred by YOOV as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

	Rights of Avalon stockholders	Rights of YOOV shareholders
Declaration and Payment of Dividends	The Avalon Charter provides that dividends may be declared and paid or set apart for payment upon the Avalon common stock out of any assets or funds of the corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof. The Series C Preferred Stock shall be entitled to receive dividends equal to and in the same form as dividends actually paid on shares of Avalon common stock when, as and if such dividends are paid on shares of Avalon common stock.	Subject to the BVI Companies Act, the memorandum and articles of association of YOOV provide that the directors may, by resolution of directors, authorize a distribution by YOOV at a time, and of an amount, and to any members they think fit if they are satisfied, on reasonable grounds that, immediately after the distribution, the value of YOOV’s assets will exceed YOOV’s liabilities and YOOV will be able to pay its debts as they fall due. Distributions, including dividends, may be declared and paid in cash or in specie, in shares or other assets and the directors may for such purpose set such value as they deem fair upon any such assets.

Amendments; General Provisions

The Avalon Bylaws may be amended or repealed by the Board by the affirmative vote of a majority of the directors then in office. The bylaws may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose in accordance with the bylaws by the affirmative vote of a least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the voting power of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

The Avalon Charter provides that the corporation reserves the right to amend or repeal the certificate of incorporation in the manner now or hereafter prescribed by statute and certificate of incorporation, and all rights conferred upon stockholders therein are granted subject to this reservation. Whenever any vote of the holders of capital stock of Avalon is required to amend or repeal any provision of the certificate of incorporation, and in addition to any other vote of holders of capital stock that is required by the certificate of incorporation or by law, such amendment or repeal shall require the affirmative vote of the majority of the voting power of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the voting power of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

The memorandum and articles of association of YOOV provide that subject to the provisions of the BVI Companies Act, the directors or members may from time to time amend the memorandum of association or the articles of association by resolution of directors or resolution of members. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar of Corporate Affairs a notice of the amendment to the memorandum of association or the articles of association, or a restated memorandum and articles of association incorporating the amendment(s) made, and any such amendment(s) to the memorandum of association or the articles of association will take effect from the date of the registration by the Registrar of Corporate Affairs of the notice of amendment or restated memorandum and articles of association incorporating the amendment(s) made.

Notwithstanding any provision to the contrary in the memorandum of association or the articles of association, the directors shall not have the power to amend the memorandum of association or the articles of association (i) to restrict the rights or powers of the members to amend the memorandum of association or the articles of association; (ii) to change the percentage of members required to pass a resolution to amend the memorandum of association or the articles of association; or (iii) in circumstances where the memorandum of association or the articles of association cannot be amended by the members.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

YOOV

The following table sets forth certain information known to YOOV regarding beneficial ownership of YOOV capital stock on a converted basis as of March 31, 2025 (the “Beneficial Ownership Date”), for:

●	each person or group of affiliated persons, who is known by YOOV to be the beneficial owner of more than 5% of YOOV capital stock;

●	each of YOOV’s directors;

●	each of YOOV’s named executive officers; and

●	all of YOOV’s directors and executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to YOOV’s securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of the Beneficial Ownership Date. YOOV Ordinary Shares that an individual has the right to acquire within 60 days of the Beneficial Ownership Date are deemed to be outstanding and beneficially owned by the individual for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To YOOV’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Effective as of immediately prior to the Effective Time, each then-outstanding YOOV Preferred Shares will automatically convert, pursuant to its terms, into an aggregate of 373,208 YOOV Ordinary Shares.

The percentage of beneficial ownership shown prior to the Merger in the table below is based on March 31, 2025 YOOV Ordinary Shares deemed to be outstanding as of the Beneficial Ownership Date, assuming the conversion of the YOOV Preferred Shares into YOOV Ordinary Shares described above.

Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table below is 1 Raffles Place, #31-62 One Raffles Place Tower 2, Singapore 048616.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
Directors & Executive Officers
Wong Ling Yan Philip (1)	118,000	31.6%
Kwok Chi Yin	0	0%
Sze Kin	0	0%
Tsui Hoi Yee	0	0%
Wong Ho Chi Mark	20,000	5.4%
Lai Kam Fu	0	0%
Directors and Executive Officers as a Group (6 Total)	138,000	37.0%
5% or Greater Holders
HHG Investment Fund SPC (for the account of HHG Capital Fund SP) (2)	40,668	8.3%

(1)	Consists of 118,000 YOOV Ordinary Shares held by Facewell International Limited. Wong Ling Yan Philip, Director of Facewell International Limited, has discretionary authority to vote and dispose of the shares held by Facewell International Limited and may be deemed to be the beneficial owner of these shares.

(2)	Consists of 40,668 YOOV Ordinary Shares issuable upon conversion of YOOV Preferred Shares immediately prior to the Merger. Based upon information provided by HHG Investment Fund SPC, Yeung Wai Tin, Hong Zhaochun and Qiu Yuying, the majority ultimate shareholders of HHG Investment Fund SPC are the beneficial owners of 40,668 YOOV Ordinary Shares, beneficially owned by HHG Investment Fund SPC. The address of HHG Investment Fund SPC is Suite 102, Cannon Place, P.O. Box 712, North Sound Rd., George Town, Grand Cayman, KY1-9006 Cayman Island.

Shareholders Agreement

On December 1, 2022, YOOV entered into an amended and restated shareholders’ agreement, as amended on the same day (together, the “Shareholders’ Agreement”) with each of the investors of YOOV Preferred Shares (collectively, “Preferred Shareholders”), which modified the redemption and conversion terms of Series A Preferred Shares and changed the Series A Ordinary Shares to Series A Preferred Shares. Pursuant to the Shareholders’ Agreement, the YOOV Board shall be comprised of members appointed by the Preferred Shareholders, and the Preferred Shareholders shall have anti-dilution rights pre-emption rights if YOOV issues any YOOV Ordinary Shares, or any other securities that are convertible or exchangeable into the YOOV Ordinary Shares, at a price less than $368.84 per share. The Preferred Shareholders shall also have tag along rights in the event that the number of shares to be disposed of by the proposed transferor represent 50% or more of the outstanding and issued share capital of YOOV, on a fully diluted basis.

YOOV plans to terminate the Shareholders’ Agreement upon effectiveness of this proxy statement/prospectus.

Avalon

The following table sets forth information regarding (i) the actual beneficial ownership of Avalon Common Stock as of March 31, 2025 and (ii) expected beneficial ownership of Avalon Common Stock immediately following the Closing based on the 61,651,667 shares of Avalon Common Stock outstanding immediately after the consummation of the Merger (without giving effect to the anticipated Reverse Stock Split, if approved and if necessary to be effectuated for the Combined Company to meet the $4.00 minimum bid price initial listing requirement following the completion pursuant to the rules of The Nasdaq Capital Market) by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Avalon Common Stock before and after the Closing;

●	each of our current named executive officers and directors;

●	each person who will become a named executive officer or director of Avalon after the Closing; and

●	all executive officers and directors of Avalon as a group before and after the Closing.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The expected beneficial ownership of shares of Avalon Common Stock after the Closing has been determined based upon the following: (i) that 60,000,000 shares of Avalon Common Stock are issued to the YOOV shareholders in connection with the Merger and (ii) there will be an aggregate of 1,651,667 shares of Avalon Common Stock issued and outstanding at Closing.

	Before the Closing		After the Closing
Name of Beneficial Owner(1)	Common Stock Beneficially Owned	%(2)	Common Stock Beneficially Owned	%
Current Directors and Executive Officers of Avalon:
Wenzhao Lu (3)	238,928	14.5	238,928	—
David Jin, MD, PhD (4)	105,667	6.4	105,667	—
Meng Li (5)	36,334	2.2	36,334	—
Luisa Ingargiola (6)	16,000	1.0	16,000	—
Steven A. Sanders (7)	2,665	—	2,665	—
Wilbert J. Tauzin II (8)	5,570	—	5,570	—
William B. Stilley III (9)	2,665	—	2,665	—
Tevi Troy (10)	2,665	—	2,665	—
Lourdes Felix (11)	1,053	—	1,053	—
All Current Directors and Executive Officers of Avalon as a Group (9 Total)	411,547	24.4	411,547	—
5% or Greater Holders
Vision Capital NY Inc. (12)	100,000	6.1	100,000	—

Directors and Officers of Combined Company After Closing
Wong Ling Yan Philip	—	—	18,970,860	30.8
Luisa Ingargiola	16,000	1.0	16,000	—
Devere Andrew Bryan	—	—	—	—
Lam Heung Yeung Herman	—	—	—	—
Peter Sterling Winn	—	—	—	—
Kirsty Vanora Godfrey-Billy	—	—	—	—
Wenzhao Lu	238,928	14.5	238,928	—
Steven A. Sanders	2,665	—	2,665	—
All Officers and Directors of Combined Company after Closing as a Group (8 Total)			19,212,453	31.1
5% or Greater Holders
HHG Investment Fund SPC (for the account of HHG Capital Fund SP)	—	—	6,538,194	10.6

*	Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Avalon GloboCare Corp., 4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728.

(2)	Applicable percentage ownership is based on 1,651,667 shares of Avalon Common Stock outstanding as of March 31, 2025, together with securities exercisable or convertible into shares of Avalon Common Stock within 60 days of March 31, 2025 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2025 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Wenzhao Lu holds 238,928 shares of Avalon Common Stock.

(4)	David Jin holds (i) 103,000 shares of Avalon Common Stock and (ii) 2,667 vested options to acquire 2,667 shares of Avalon Common Stock.

(5)	Meng Li holds (i) 34,334 shares of Avalon Common Stock and (ii) 2,000 vested options to acquire 2,000 shares of Avalon Common Stock.

(6)	Represents 16,000 vested options to acquire 16,000 shares of Avalon Common Stock.

(7)	Represents 2,665 vested options to acquire 2,665 shares of Avalon Common Stock.

(8)	Wilbert J. Tauzin II holds (i) 1,037 shares of Avalon Common Stock and (ii) 4,533 vested options to acquire 4,533 shares of Avalon Common Stock.

(9)	Represents 2,665 vested options to acquire 2,665 shares of Avalon Common Stock.

(10)	Represents 2,665 vested options to acquire 2,665 shares of Avalon Common Stock.

(11)	Represents 1,053 vested options to acquire 1,053 shares of Avalon Common Stock.

(12)	Vision Capital NY Inc. holds 100,000 shares of Avalon Common Stock. Vision Capital NY Inc.’s address is 600 Pine Hollow Road #16-5B, East Norwich, NY 11732.

LEGAL MATTERS

The validity of the shares of Avalon Common Stock to be issued in connection with the Merger will be passed upon for Avalon by Lowenstein Sandler LLP.

EXPERTS

The consolidated financial statements of YOOV as of March 31, 2024 and 2023, and for the years then ended, included in the proxy statement/prospectus have been audited by ARK Pro CPA & Co., an independent registered accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Avalon as of December 31, 2024, and for the year then ended, included in the proxy statement/prospectus, which is referred to and made a part this Registration Statement on Form S-4, have been audited by M&K CPAS, PLLC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Avalon as of December 31, 2023, and for the year then ended, included in the proxy statement/prospectus, which is referred to and made a part this Registration Statement on Form S-4, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

Annual Report

Copies of our Annual Report on Form 10-K (including our audited financial statements) filed with the SEC may be obtained without charge by writing to Avalon GloboCare Corp., 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, or by phone at (732) 780-4400. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2024 and certain other related financial and business information are contained in our Annual Report on Form 10-K, which is being made available to our stockholders along with this proxy statement, but which is not deemed a part of the proxy soliciting material.

Submitting Proxy Proposals and Director Nominations for the 2025 Annual Meeting

Proposals to be Considered for Inclusion in Avalon’s 2025 Proxy Materials

In order for a stockholder proposal to be eligible to be included in Avalon’s proxy statement and proxy card for the 2025 Annual Meeting of Stockholders, the proposal must (1) be received by Avalon at our principal executive offices, 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, on or before May 9, 2025, and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Avalon Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act.

Director Nominations and Other Business to be Brought Before the 2025 Annual Meeting of Stockholders

Notice of any director nomination or the proposal of other business that stockholders intend to present at the 2025 Annual Meeting of Stockholders, but do not intend to have included in Avalon’s proxy statement and form of proxy relating to the 2025 Annual Meeting of Stockholders, must be received by Avalon at our principal executive offices, 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, not earlier than the close of business on June 9, 2025 and not later than the close of business on July 9, 2025. In the event that the date of the 2025 Annual Meeting of Stockholders is more than 25 days before or after the anniversary date of the 2024 Annual Meeting of Stockholders, the notice must be delivered to Avalon not earlier than the 120th day prior to the 2025 Annual Meeting of Stockholders and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by Avalon. In addition, a stockholder’s notice must include the information required by the Avalon Bylaws with respect to each director nomination or proposal of other business that such stockholder intends to present at the 2025 Annual Meeting of Stockholders.

In addition to satisfying the foregoing requirements pursuant to the Avalon Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Avalon’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by August 8, 2025.

Householding—Delivery of Documents to Stockholders

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement and Annual Report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this proxy statement to any stockholder upon written or oral request to: Avalon GloboCare Corp., 400 Route 9 South, Suite 3100, Freehold, NJ 07728, Attn.: Secretary, or by phone at (732) 780-4400. Any stockholder who wants to receive a separate copy of this proxy statement or Annual Report, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

WHERE YOU CAN FIND MORE INFORMATION

Avalon files reports, proxy statements and other information with the SEC as required by the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about Avalon. You can read Avalon’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. The reports and other information filed by Avalon with the SEC are also available at Avalon’s website, which is https://www.avalon-globocare.com/. Information on Avalon’s website is not part of this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the Special Meeting, you should contact Avalon by telephone or in writing:

Avalon GloboCare Corp.

400 Route 9 South, Suite 3100

Freehold, NJ 07728

Telephone: (732) 780-4400

Attention: Secretary

If you are a stockholder of Avalon and would like to request documents, please do so by [__], 2025 to receive them before the Special Meeting. If you request any documents from us, Avalon will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Avalon has been supplied by Avalon, and all such information relating to YOOV has been supplied by YOOV. Information provided by either Avalon or YOOV does not constitute any representation, estimate or projection of any other party.

You should rely only on the information contained in this proxy statement/prospectus or that Avalon have referred to you. None of Avalon or YOOV has authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this proxy statement/prospectus to stockholders of Avalon or shareholders of YOOV shall create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

YOOV Consolidated Financial Statements

YOOV Unaudited Condensed Consolidated Financial Statements

Avalon Financial Statements

YOOV FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: the Board of Directors and Stockholders of

YOOV Group Holding Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of YOOV Group Holding Limited and its subsidiaries (“the Company”) as of March 31, 2024 and 2023, and related consolidated statement of operations and comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for each of the year in the two years period ended March 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for each of the year in the two years period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatements of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ ARK Pro CPA & Co
ARK Pro CPA & Co
We have served as the Company’s auditor since 2024.

Hong Kong, China

April 24, 2025

YOOV GROUP HOLDING LIMITED

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for the number of shares data)

	As of March 31,
	2024	2023
	USD	USD
ASSETS
Current assets
Cash	1,370,008	998,948
Accounts receivable, net	19,799,764	12,580,049
Factoring receivables, net	323,828	457,904
Prepayment, deposits and other receivables, net	4,755,118	7,585,861
Amount due from related parties	4,633,560	11,588,912
Total current assets	30,882,278	33,211,674

Non-current assets
Property and equipment, net	451,373	716,742
Operating lease right-of-use asset	279,706	680,223
Intangible assets, net	28,191,671	18,274,509
Investment in insurance contracts	835,540	1,032,529
Investment in associate	63	147
Total non-current assets	29,758,353	20,704,150
TOTAL ASSETS	60,640,631	53,915,824

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	269,233	153,317
Accruals and other payables	2,807,703	1,593,180
Deferred revenue	16,850,228	14,083,796
Short-term borrowings	7,002,759	5,690,449
Operating lease liabilities, current	301,003	395,003
Income tax payable	9,282	-
Total current liabilities	27,240,208	21,915,745

Non-current liabilities
Operating lease liabilities, non-current	-	300,082
Deferred tax liabilities	1,441,519	1,086,659
Long service payment	6,556	5,231
Total non-current liabilities	1,448,075	1,391,972
TOTAL LIABILITIES	28,688,283	23,307,717

Commitments and contingencies

Mezzanine equity
Mezzanine equity	37,537,005	37,158,702
TOTAL MEZZANINE EQUITY	37,537,005	37,158,702

Shareholders’ deficit
Ordinary shares, USD0.1 par value, 2,000,000 shares authorized, 200,000 and 200,000 shares issued and outstanding as of March 31, 2024 and 2023, respectively	20,000	20,000
Accumulated deficit	(5,666,809)	(6,598,305)
Accumulated other comprehensive (loss)/income	(12,120)	7,333
Deficit attributable to the shareholders of the Company	(5,658,929)	(6,570,972)
Non-controlling interests	74,272	20,377
Total shareholders' deficit	(5,584,657)	(6,550,595)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	60,640,631	53,915,824

The accompanying notes are an integral part of these consolidated financial statements.

YOOV GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In U.S. dollars, except for the number of shares data)

	For the years ended March 31,
	2024	2023
	USD	USD
Revenue	29,633,327	21,456,954
Cost of revenues	(10,735,837)	(7,488,158)
Gross profit	18,897,490	13,968,796

Operating expenses:
Selling and marketing expenses	(10,399,877)	(6,433,443)
Administrative expenses	(6,083,083)	(6,510,772)
Research and development expenses	(612,733)	(1,174,942)
Total operating expenses	(17,095,693)	(14,119,157)

Income/(loss) from operations	1,801,797	(150,361)

Other loss, net:
Finance expense, net	(383,593)	(285,271)
Investment loss	(84)	(235)
Other income, net	193,331	127,678
Total other loss, net	(190,346)	(157,828)

Income/(loss) before income tax provision	1,611,451	(308,189)
Income tax expenses	(360,869)	(119,353)
Net income/(loss)	1,250,582	(427,542)
Less: net income/(loss) attributable to non-controlling interests	54,695	(217,368)
Less: accretion of redemption value of preferred shares	264,391	239,667
Less: deemed dividend under the modification and extinguishment	-	9,035,985
Net income/(loss) attributable to YOOV Group Holding Limited’s shareholders	931,496	(9,485,826)
Other comprehensive (loss)/income
Foreign currency translation change, net of nil income taxes	(20,253)	77,148
Total other comprehensive (loss)/income	(20,253)	77,148
Total comprehensive income/(loss)	1,230,329	(350,394)
Total comprehensive income/(loss) attributable to non-controlling interests	53,895	(216,968)
Total comprehensive income/(loss) attributable to YOOV Group Holding Limited shareholders	1,176,434	(133,426)

Loss per ordinary share
– Basic and diluted	-	(47.43)

Weighted average shares used in calculating loss per share
– Basic and diluted	200,000	200,000

The accompanying notes are an integral part of these consolidated financial statements.

YOOV GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY/(DEFICIT)

(In U.S. dollars, except for the number of shares data)

	Ordinary Shares		Accumulated deficit	Accumulated other comprehensive (loss)/income	Total YOOV Group Holding Limited shareholders’ equity/(deficit)	Non-controlling interests	Total shareholders’ equity/(deficit)
	Numbers	USD	USD	USD	USD	USD	USD
Balance as of March 31, 2022	200,000	20,000	2,887,521	(69,415)	2,838,106	103,324	2,941,430
Net loss	-	-	(210,174)	-	(210,174)	(217,368)	(427,542)
Capital injection	-	-	-	-	-	134,021	134,021
Currency translation adjustment	-	-	-	76,748	76,748	400	77,148
Deemed dividend under the modification and extinguishment	-	-	(9,035,985)	-	(9,035,985)	-	(9,035,985)
Accretion on convertible redeemable preferred shares to redemption value	-	-	(239,667)	-	(239,667)	-	(239,667)
Balance as of March 31, 2023	200,000	20,000	(6,598,305)	7,333	(6,570,972)	20,377	(6,550,595)
Net income	-	-	1,195,887	-	1,195,887	54,695	1,250,582
Currency translation adjustment	-	-	-	(19,453)	(19,453)	(800)	(20,253)
Accretion on convertible redeemable preferred shares to redemption value	-	-	(264,391)	-	(264,391)	-	(264,391)
Balance as of March 31, 2024	200,000	20,000	(5,666,809)	(12,120)	(5,658,929)	74,272	(5,584,657)

The accompanying notes are an integral part of these consolidated financial statements.

YOOV GROUP HOLDING LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for the number of shares data)

	For the years ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:	USD	USD
Net profit/(loss)	1,250,582	(427,542)

Adjustments to reconcile net profit/(loss) to net cash provided by/(used in) operating activities:
(Reversal)/provision of credit losses	(596,209)	772,224
Depreciation and amortization	3,185,969	2,127,010
Amortization of operating lease right-of-use asset	402,670	419,019
Deferred tax liabilities	351,586	119,353
Investment loss in associate	84	235
Cash surrender value changes of insurance contracts	58,921	(152,141)
Changes in operating assets and liabilities:
Accounts receivable	(6,588,221)	(9,907,625)
Factoring receivables	137,604	309,781
Prepaid expenses and other current asset	(694,212)	(1,380,679)
Accounts payable	115,464	(914)
Deferred revenues	2,723,693	4,736,439
Accrued expenses and other current liabilities	923,851	705,616
Lease liabilities	(396,280)	(417,767)
Income tax payable	9,283	-
Long service payment	1,309	738
Amounts due from related parties	4,997,544	2,634,532
Net cash provided by/(used in) operating activities	5,883,638	(461,721)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible asset	(8,946,433)	(9,031,340)
Purchase of property and equipment	-	(472,976)
Purchase of insurance contract	-	(932,107)
Proceeds from surrender of insurance contract	231,404	-
Net cash used in investing activities	(8,715,029)	(10,436,423)

CASH FLOWS FORM FINANCING ACTIVITIES
Proceeds from borrowings	6,834,167	7,384,425
Repayments of borrowings	(5,539,094)	(5,008,390)
Proceeds from capital contribution from non-controlling interests	-	133,947
Proceeds from mezzanine equity	1,994,509	4,975,188
Net cash provided by financing activities	3,289,582	7,485,170

Effect of exchange rate changes	(87,131)	298,202

Net change in cash and cash equivalents	371,060	(3,114,772)
Cash at beginning of the period	998,948	4,113,720
Cash at end of the period	1,370,008	998,948

Supplemental disclosure of cash flow information:
Interest paid	237,699	201,345
Income tax paid	-	-

Supplemental schedule of non-cash financing activities:
Accretion of mezzanine equity to redemption value	264,391	239,667
Deemed dividend under modification and extinguishment	-	9,035,985
Mezzanine equity received by the director on behalf of the Company to offset IA payment	-	2,164,107
Mezzanine equity received by the director on behalf of the Company	-	13,508,783

The accompanying notes are an integral part of these consolidated financial statements.

YOOV GROUP HOLDING LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

(In U.S. dollars, except for the number of shares data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

YOOV Group Holding Limited. (the “Company”), through its wholly-owned subsidiaries (collectively, the “Group”) primarily engages in providing Artificial Intelligence-as-a-Service (“AIaaS”) services, which integrates cutting-edge AI technologies to deliver intelligent business automation solutions to the customers, factoring services, insurance brokerage services and other services in Hong Kong (“HK”). The Company was incorporated under the laws of British Virgin Islands (“BVI”) on August 1, 2017.

As of March 31, 2024, the Company’s major subsidiaries are as follows:

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
YOOV Internet Technology Limited (“YOOV Internet”)	October 19, 2012	HK	100%	AIaaS services
Portwin International Limited	August 12, 2021	BVI	100%	Holding company
YOOV Internet Technology (Asia) Limited	April 4, 2020	HK	100%	AIaaS services
YOOV Capital Limited	April 4, 2020	HK	100%	Factoring services
Jump Group Limited	April 4, 2020	HK	100%	Other services
BYOB Group Limited	April 4, 2020	HK	100%	AIaaS services
YOOV Insurance Services Limited	April 4, 2020	HK	65%	Insurance brokerage service
Good On Time Limited (“Good On Time”)	April 9, 2021	HK	75%	AIaaS services
Interactive Union Limited	April 21, 2021	HK	70% owned by Good On Time	Other services
Solar Pump Limited	August 12, 2021	HK	51% owned by Good On Time	Other services

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a).	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

(b).	Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

(c).	Use of estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management of the Group to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s consolidated financial statements include, but not limited to revenue recognition, provision for credit losses, the useful lives and impairment of long-lived assets and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(d).	Foreign currency translations and transactions

The Group’s reporting currency is the United States dollar (“USD”). The functional currency of the Group and its subsidiary which is incorporated in Hong Kong is HKD, which is its respective local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

The Group’s financial statements are reported using USD. The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in equity.

Translation of amounts from HKD into USD has been made at the following exchange rates:

	As of March 31,
	2024	2023
Period end USD: HKD exchange rate	7.8259	7.8499

	For the years ended March 31,
	2024	2023
Average USD: HKD exchange rate	7.8246	7.8389

(e).	Cash

Cash comprise cash at bank and on hand which are unrestricted as to withdrawal or use.

(f).	Accounts receivable, net

Accounts receivable are stated at the original amount less an allowance for credit losses.

Accounts receivable are recognized in the period when the Group has provided services to its customers and when its right to consideration is unconditional. On April 1, 2022, the Group adopted ASU 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for credit losses, replacing the previous incurred loss impairment model, which makes allowances when there is substantial doubt as to the collectability and a loss is determined to be probable.

The Group adopts the current expected credit loss model (“CECL model”) to estimate the expected credit losses, which is determined by multiplying the probability of default. In determining the probability of default, the Group mainly considers factors such as aging schedule of receivables, migration rate of receivables, assessment of receivables due from specific identifiable counterparties that are considered at risk or uncollectible, current market conditions, as well as reasonable and supportable forecasts of future economic conditions. The Group concludes that there is no impact over the initial adoption of CECL model, which should be treated as cumulative-effect adjustment on accumulated deficits as of April 1, 2022. Accounts receivable balances are written off after all collection efforts have been exhausted.

(g).	Factoring receivables, net

Factoring receivables, net mainly represent amounts due from customers, including the funds extended by the Group to qualified customers, including the merchants, through its factoring arrangements and are recorded net of allowance for credit losses.

The Group adopts the CECL model to estimate the expected credit losses on a collective (pooled) basis that share similar risk characteristics. The assumptions considered when determining the allowance for credit losses for factoring receivables include probability of default (“PD”) and loss given default (“LGD”), adjusted for forward-looking macroeconomic conditions.

As of March 31, 2024 and 2023, the balance credit losses of the factoring receivables was USD2,792 and USD4,878, respectively.

(h).	Related parties

Related parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

(i).	Property and equipment, net

Property and equipment, net are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives and residual value are as follows:

Category	Estimated useful lives
Solar pump system	11 years
Electronic office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income and comprehensive income.

(j).	Intangible assets, net

Intangible assets, net that are acquired by the Group are stated at cost less accumulated amortization (where the estimated useful life is finite) and accumulated impairment losses.

Amortization is calculated write off the cost of intangible assets with finite useful lives using straight-line method over their estimated useful lives and is generally recognized in profit or loss. The Group’s intangible assets is AIaaS related software, integrating cutting-edge AI technologies to deliver intelligent business automation solutions, including HR resources management and workflow approval system, CRM and data management system and an AI business assistant with diverse platforms and enterprise systems. AIaaS related software which is acquired in the course of business operation is defined as externally marketed software. The AIaaS related software have a finite useful life that is dependent to the AIaaS interactive marketing business of the Group. The estimated useful lives are as follows:

Category	Estimated useful lives
AIaaS related software	10 years

(k).	Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, which is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. The Group did not record any impairment loss of long-lived assets for the years ended March 31, 2024 and 2023.

(l).	Lease

The Group has entered into lease agreement to secure office space. Effective April 1, 2022, the Group adopted ASC 842, which requires that lessees shall recognize assets and liabilities on the balance sheet for most leases.

At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange of a consideration. To assess whether a contract is or contains a lease, the Group assess whether the contract involves the use of an identified asset, whether it has the right to obtain substantially all the economic benefits from the use of the asset and whether it has the right to control the use of the asset.

Right-of-use (“ROU”) assets represent the Group’s rights to use underlying assets for the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and lease liabilities are recognized at commencement date. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Operating lease ROU assets

The right-of-use assets are initially measured at cost, which comprise the initial amounts of the lease liabilities adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and less any lease incentive received.

Operating lease liabilities

Lease liabilities are initially measured at the present value of the outstanding lease payments at the commencement date, discounted using the discount rate for the leases. As most of the Group’s leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments. The Group’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Group will exercise that option.

Lease liabilities are measured at amortized cost using the effective interest rate method. They are re-measured when there is a change in future lease payments, if there is a change in the estimate of the amount expected to be payable under a residual value guarantee, or if there is any change in the Group assessment of option purchases, contract extensions or termination options.

(m).	Investment in insurance contracts

The Group invests in life insurance contracts for key management. The insurance contracts are initially recognized at the amount of premium paid, and subsequently measured at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. Changes to the cash surrender value at end of each reporting period will be recognized in other income or other expenses in the consolidated statements of income. Any gain or loss on the derecognition of the investment in the event of death of the insured person, the surrender of the policy, or upon the maturity of the policy, will be recognized in other income or other expenses in the consolidated statements of income.

(n).	Short-term borrowings

Short-term borrowings represent the Group’s borrowings from commercial banks for the Group’s working capital. Short-term borrowings include borrowings with maturity terms shorter than one year.

(o).	Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issuance of new shares are recognized in equity as a deduction, net of tax, from the proceeds.

(p).	Non-controlling interests

For the Group’s majority-owned subsidiaries, a non-controlling interest is recognized to reflect the portion of their equity which is not attributable, directly or indirectly, to the Group. Consolidated net loss on the consolidated statements of operation and comprehensive loss includes the net loss attributable to non-controlling interests. The cumulative results of operations attributable to non-controlling interests, are recorded as non-controlling interests in the Group’s consolidated balance sheets.

(q).	Employee benefits

(i)	Short-term employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

(ii)	Contributions to defined contribution plans

The Group participates in a pension scheme under the rules and regulations of the Mandatory Provident Fund Scheme Ordinance (the “MPF Scheme”) for all employees in Hong Kong, which is a defined contribution retirement scheme. The contributions to the MPF Scheme are based on minimum statutory contribution requirement of 5% of eligible employees’ relevant aggregate income. Contributions to the plan vest immediately. There are no forfeited contributions for the MPF Scheme as the contributions are fully vested to the employees upon payment to the scheme. The assets of this pension scheme are held separately from those of the Group in independently administered funds.

(r).	Fair value measurement

The Group applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Include other inputs other than quoted prices in active market; and

●	Level 3—Unobservable inputs which are supported by little or no market activity that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consisted of cash, accounts receivable, factoring receivable, prepayment, deposits and other receivables, amounts due from related parties, investment in insurance contracts, accounts payable, accruals and other payables, amounts due to related parties and short-term borrowings. As of March 31, 2024 and 2023, the carrying amounts of the Group’s financial instruments approximated to their fair value of the respective assets and liabilities based upon the short-term nature of these assets and liabilities.

(s).	Revenue recognition

ASC 606 Revenue from Contracts with Customers (“ASC 606”) establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, the Group performs the following five steps:

Step	1: Identify the contract with the customer
Step	2: Identify the performance obligations in the contract
Step	3: Determine the transaction price
Step	4: Allocate the transaction price to the performance obligations in the contract
Step	5: Recognize revenue when the company satisfies a performance obligation

AIaaS services

The Group offers AIaaS services to the customers through HR resources management and workflow approval system, CRM and data management system and an AI business assistant with diverse platforms and enterprise systems. The Group has identified that the nature of its overall promise to customers including implementation service, AIaaS in the service periods, maintenance and unspecific upgrades service which cannot be separately identifiable to provide a smooth and high-quality AIaaS services during the service period. Therefore, the Group identifies only one performance obligation to provide AIaaS service.

Revenue from AIaaS services is recognized ratably over time over the contract term beginning on the date that the AIaaS service is made available to the customer, whereby the Group considers that its customers simultaneously receive and consume the benefits provided by the use of existing applications. The Group does not have other right to consideration in exchange for goods or service that the Group has transferred to a customer when that right is conditional on something other than the passage of time.

The contract terms are generally one-year subscription terms. Payments received in advance of services being rendered are recorded as advances from customers and recognized ratably over time, over the requisite service period.

Insurance brokerage services

The Group provides insurance brokerage service distributing on behalf of insurance companies. As an agent of the insurance company, the Company sells insurance policies, primarily short-term insurance products, on behalf of the insurance company and earns commissions determined as a percentage of premiums paid by the insured. Revenue from insurance brokerage services is recognized at a point in time when the brokered insurance policies are executed.

Factoring services

The Group generated revenue from factoring services that the customer sells or transfers its accounts receivable to the Group in exchange for immediate funds. The Group generated non-interest income including factoring commission, set up fee etc., under ASC 606 and interest income under ASC 310 Receivables (“ASC 310”). The non-interest income is recognized at a point in time upon commencement of factoring transaction. The interest income, using effective interest method under ASC 310, is recognized over time over the recourse period beginning on the date that the advance payment to the customers and ends upon the withdraw of the factoring receivable.

Others

The Group also derives revenues from other products and services such as sales of office supplies and others. The Group recognizes revenue at a point in time when title and risk of loss passes and the customer accepts the goods or services.

The following table disaggregates the Group’s revenue for the years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024	2023
	USD	USD
By revenue stream
AIaaS services	29,088,722	21,092,035
Insurance brokerage services	292,580	117,793
Factoring services	158,714	227,215
Others	93,311	19,911
Total	29,633,327	21,456,954

	For the years ended March 31,
	2024	2023
	USD	USD
By revenue recognition time
Over time	29,226,712	21,202,701
At a point in time	406,615	254,253
Total	29,633,327	21,456,954

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing when the Group has satisfied its performance obligations and has the unconditional right to payment. The Group normally does not have contract assets, which are primarily unbilled accounts receivable that are conditional on something other than the passage of time. The Group did not have contract assets as of March 31, 2024 and 2023, respectively.

A contract liability is recognized when the customer pays non-refundable consideration before the Group recognizes the related revenue. A contract liability would also be recognized if the Group has an unconditional right to receive non-refundable consideration before the Group recognizes the related revenue. In such cases, a corresponding receivable would also be recognized.

For a single contract with the customer, either a net contract asset or a net contract liability is presented. For multiple contracts, contract assets and contract liabilities of unrelated contracts are not presented on a net basis.

Deferred revenue amounted to USD16,850,228 and USD14,083,796 as of March 31, 2024 and 2023, respectively. Revenue included in the beginning balance of deferred revenue and recognized in the period ended March 31, 2024 and 2023 amounted to USD14,083,796 and USD9,374,774, respectively.

(t).	Cost of revenues

Cost of revenues primarily comprises (i) commission paid to third-party sales agents, (ii) amortization expenses related to the Group’s software and systems, (iii) salaries and benefits of relevant operations and support personnel, and (iv) other direct service costs.

(u).	Selling and marketing expenses

Selling and marketing expenses consist primarily of (i) advertising and promotion expenses, and (ii) salary and welfare for sales and marketing personnel.

(v).	Administrative expenses

General and administrative expenses consist primarily of (i) salary and welfare for administrative personnel, (ii) professional service fees, (iii) depreciation of fixed assets, (iv) lease expenses, and (v) allowance for credit losses.

(w).	Research and development expenses

Research and development expenses consist primarily of (i) salary and welfare for research and development personnel and (ii) costs incurred during the research stage.

(x).	Income tax

The Group accounts for income taxes under ASC 740. Provision for income taxes consists of current taxes and deferred taxes. Current tax is recognized based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the combined financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will be in effect when the differences are expected to reverse. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, based on a more-likely-than-not threshold, to reduce deferred tax assets to the amount expected to be realized. The Group’s ability to realize deferred tax assets depends on each individual entity’s ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, prescribe a more-likely-than-not threshold for combined financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the years ended March 31, 2024 and 2023, respectively. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

(y).	Earnings/(loss) per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. The Group’s convertible redeemable preferred shares are participating securities as they participate in undistributed earnings on an as-if-converted basis. Accordingly, the Group uses the two-class method whereby undistributed net income is allocated on a pro rata basis to the ordinary shares and preferred shares to the extent that each class may share in income for the period; whereas the undistributed net loss for the period is allocated to ordinary shares only because the convertible redeemable preferred shares are not contractually obligated to share the loss. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Potential dilutive securities are excluded from the calculation of diluted loss per share in loss periods as their effect would be anti-dilutive. As of March 31, 2024 and 2023, there were nil and nil dilutive potential ordinary shares of the Group, respectively.

(z).	Segment reporting

Operating segments, and the amounts of each segment item reported in the financial statements, are identified from the financial information provided regularly to the Group’s most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Group’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria.

The Group operates in only one segment. As the Group’s long-lived assets are substantially located in the HK and the majority of the Group’s revenue are derived from the HK with all operation being carried out in the HK, no geographical segments are presented.

(aa).	Recently issued accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Group does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815 40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of the EPS guidance. For public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, the guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Group elects to early adopt ASU2020-06 from April 1, 2021.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, which modifies the disclosure and presentation requirements of reportable segments. The new guidance requires the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker ("CODM") and included within each reported measure of segment profit and loss. In addition, the new guidance enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. The update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect that the adoption of ASU 2023-07 will have a material impact on its consolidated financial statements disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statement.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), to improve the disclosures about an entity’s expenses including more detailed information about the types of expenses in commonly presented expense captions (“ASU 2024-03”). In January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). At each interim and annual reporting period, entities will disclose in tabular format disaggregating information about prescribed categories underlying relevant income statement captions, as well as the total amount of selling expense and a description of the composition of its selling expense. ASU 2024-03, as clarified by ASU 2025-01, is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The Company will adopt the amendments in this ASU for its fiscal year beginning on January 1, 2027. The Company is in the process of evaluation the impact of adopting this new guidance on its consolidated financial statement.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of March 31,
	2024	2023
	USD	USD
Account receivables	20,030,075	13,401,848
Less: provision for credit losses	(230,311)	(821,799)
Total accounts receivable, net	19,799,764	12,580,049

On February 2, 2024, the Group entered into an accounts receivable factoring agreement with Intrabase Financial Services Limited (“Intrabase”) with recourse right (the “Factoring Agreement”). The Factoring Agreement allowed for a prepayment of USD3,191,965, which were collateralized by assigned eligible accounts receivable of USD7,232,257, with an interest rate of 12% per annum. The Group has continuing involvement with the assigned accounts receivable due to the recourse rights, which did not meet the derecognition criteria to derecognize the assigned accounts receivable. Therefore, proceeds from the factoring were accounted for as a secured borrowing with the pledge of collateral.

Details of the movements of provision of credit losses are as follows:

	For the years ended March 31,
	2024	2023
	USD	USD
Balance at beginning of the years	821,799	46,073
(Reversal)/provision of credit losses	(594,108)	776,917
Foreign currency translation adjustment	2,620	(1,191)
Balance at end of the years	230,311	821,799

4.	FACTORING RECEIVABLES, NET

Factoring receivables, net consisted of the following:

	As of March 31,
	2024	2023
	USD	USD
Factoring receivables	326,620	462,782
Less: provision of credit losses	(2,792)	(4,878)
Total factoring receivables, net	323,828	457,904

Details of the movements of provision of credit losses are as follows:

	For the years ended March 31,
	2024	2023
	USD	USD
Balance at beginning of the years	4,878	9,585
Reversal of credit losses	(2,101)	(4,693)
Foreign currency translation adjustment	15	(14)
Balance at end of the years	2,792	4,878

5.	PREPAYMENT, DEPOSITS AND OTHER RECEIVABLES, NET

Prepayment, deposits and other receivables, net consisted of the following:

	As of March 31,
	2024	2023
	USD	USD
Prepayment for technology services	-	3,537,255
Prepayment for obtaining contract (1)	4,555,894	3,772,159
Deposits	161,254	159,582
Prepayment expenses	33,912	116,865
Others	4,058	-
Total prepayment, deposits and other receivables, net	4,755,118	7,585,861

(1)	The prepayment consisted of sales commission to sales agents for the promotion of AIaaS product business and to obtain sales contracts, which was charged into cost of revenues on a ratable basis in line with the revenue recognition.

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of March 31,
	2024	2023
	USD	USD
Leasehold improvement	671,266	669,213
Solar pump system	245,721	244,969
Electronic office equipment	196,356	195,755
Furniture and fixtures	5,714	5,697
Less: accumulated depreciation	(667,684)	(398,892)
Property and equipment, net	451,373	716,742

Depreciation expenses were USD267,612 and USD252,949 for the years ended March 31, 2024 and 2023, respectively.

7.	INTANGIBLE ASSETS, NET

	As of March 31,
	2024	2023
	USD	USD
Software	35,778,632	22,929,323
Less: accumulated amortization	(7,586,961)	(4,654,814)
Intangible assets, net	28,191,671	18,274,509

Amortization expenses were USD2,918,357 and USD1,874,061 for the years ended March 31, 2024 and 2023, respectively.

Future estimated amortization expenses of intangible assets are as follows:

For the years ending March 31,	Amount
USD
2025	2,917,872
2026	2,917,872
2027	2,917,872
2028	2,917,872
2029	2,917,872
Thereafter	13,602,311
Total	28,191,671

8.	INVESTMENT IN INSURANCE CONTRACTS

The Group entered into a key management insurance policy for the founder to secure that the operation of the Group will not be affected by the death and loss of position of the founder. The fair value of the investment in key management insurance policy is determined at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. The fair value measurement of the investment in key management insurance policy has been categorized as Level 3 based on the inputs to the valuation technique used and is positively correlated to the surrender cash value.

	As of March 31,
	2024	2023
	USD	USD
Balance at beginning of the year	1,032,529	252,897
Purchase	-	932,107
Surrender	(231,404)	-
Cash surrender value changes	58,921	(152,141)
Foreign exchange impact	(24,506)	(334)
Balance at end of the year	835,540	1,032,529

9.	ACCRUALS AND OTHER PAYABLES

Accruals and other payables consisted of the following:

	As of March 31,
	2024	2023
	USD	USD
Accrued salaries	1,558,047	604,806
Accrued expenses (1)	1,094,259	804,660
Others	155,397	183,714
Accruals and other payables	2,807,703	1,593,180

(1)	Accrued expenses as of March 31, 2024 and 2023 mainly included payable professional fees, payable advertising fees, payable commission fees, payable rental expenses and other miscellaneous expenses such as utilities and office expenses for daily operations.

10.	SHORT-TERM BORROWINGS

As of March 31, 2024 and 2023, short-term borrowings consisted of the following:

				As of March 31,
Lender	Types of loans	Maturity date	Interest Rate	2024	2023
				USD	USD
Intrabase Financial Services Limited (1)	Loans from third parties	N/A	12.0%	3,191,965	-
Leon Cheng	Loans from third parties	2025-01-11	12.0%	511,123	-
Leon Cheng	Loans from third parties	2024-04-15	12.0%	191,671	-
ORIX Asia Limited	Loans from third parties	2024-03-28	7% - 8.5%	-	457,813
IACF (Hong Kong) limited	Loans from third parties	2024-01-12	14.4% - 19.4%	-	447,140
Standard Chartered Bank (Hong Kong) Limited (2)	Revolving Loan	2024-04-29	7.3%	894,466	-
Heng Seng Bank Limited (2)	Revolving Loan	2029-04-13	Hongkong Inter-Bank Offered Rate (“HIBOR”) +2.5%	319,452	318,475
Heng Seng Bank Limited (2)	Revolving Loan	2029-04-13	HIBOR+2.5%	191,671	191,085
Heng Seng Bank Limited (2)	Revolving Loan	2029-04-13	HIBOR+2.5%	127,781	127,390
Standard Chartered Bank (Hong Kong) Limited (2)	Revolving Loan	2023-11-27	HIBOR+2.5%	-	891,731
Heng Seng Bank Limited (2)	Revolving Loan	2023-04-28	HIBOR+3.5%	-	445,866
DBS Bank (Hong Kong) Limited (3)	Installment Loan	2027-06-27	2.5% p.a. below Prime rate	662,947	687,596
Heng Seng Bank Limited	Term Loan	2029-02-25	3.6%	592,665	628,957
Heng Seng Bank Limited	Term Loan	2029-07-15	3.6%	126,773	127,390
Heng Seng Bank Limited	Term Loan	2025-12-11	HBR+3.5%	-	420,388
Heng Seng Bank Limited	Term Loan	2025-05-27	5.0%	-	354,938
Heng Seng Bank Limited	Term Loan	2025-05-02	5.4%	-	187,906
Heng Seng Bank Limited	Term Loan	2027-04-27	2.0%	-	110,964
DBS Bank (Hong Kong) Limited (3)	Overdraft	N/A	arrears at 3% per annum below USD Prime Rate	192,245	190,990
DBS Bank (Hong Kong) Limited	Overdraft	N/A	2.5% p.a. below Prime rate	-	101,820
Total				7,002,759	5,690,449

(1)	On February 2, 2024, the Group entered into Factoring Agreement with Intrabase (See Note 3) to obtain borrowings secured by accounts receivable for the purpose of business financing with interest rates of 12.0%. Since the Factoring Agreement was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable. The assigned eligible accounts receivable collateralized were USD7,232,257.

(2)	For the years ended March 31, 2024 and 2023, the Group entered into agreements with DBS Bank (Hong Kong) Limited, Heng Seng Bank Limited and Standard Chartered Bank (Hong Kong) Limited to obtain revolving loan with interest rates range from 2.5%-3.5% per annum over HIBOR.

(3)	On June 21, 2022, the Group entered into an agreement with DBS Bank (Hong Kong) Limited ("DBS") for an overdraft facility of HKD1,500,000 (USD191,671) with an interest rate of 2.5% per annum below Prime Rate and an installment loan of USD715,859 with an interest rate of 3% per annum below USD Prime Rate.

The interest expenses of short-term borrowings were USD384,718 and USD285,571 for the years ended March 31, 2024 and 2023, respectively.

11.	MEZZANINE EQUITY

Issuance of Redeemable Convertible Preferred Shares

From 2017 to 2023, the Company has completed several rounds of equity financing by issuing redeemable convertible preferred shares.

In September 2017 and February 2018, YOOV Internet, the subsidiary of the Company, entered into share subscription agreements to issue 71,119 Angel Round redeemable convertible preferred shares (“Angel Round Preferred Shares”) at a price of USD22.44 per share. In July, 2021, the holders of Angel Round Preferred Shares entered into application for shares with YOOV Internet and the Company. Since the Angel Round Preferred Shares were initially issued by YOOV Internet in 2017 and 2018, and the core business was transferred from YOOV Internet to the Company, the holders therefore, request the YOOV Internet to transfer the Angel Round Preferred Shares to the Company.

In October 2021, the Company entered into subscription agreements to issue 20,334 Series A redeemable convertible preferred shares (“Series A Preferred Shares”), and 13,556 Series A redeemable ordinary shares (“Series A Ordinary Shares”), at a consideration of USD147.54 and USD147.54 per share, respectively. In connection with the issuance of Series A Preferred Shares, the Company issued warrant of option for the holder to exercise to further subscribe 20,334 Series A Preferred Shares at the same subscription price of USD147.54 per share within one year. The warrant was fully exercised in July 2022.

In December 2022, the Company entered into subscription agreements to issue 47,865 Series A1 redeemable convertible preferred shares (“Series A1 Preferred Shares”) at a consideration of USD368.87 per share.

Modification

In December 2022, the Company entered into the Amended Shareholders Agreement with all investors at the date (collectively, “Preferred Shareholders”). The Amended Shareholders Agreement modified the redemption and conversion terms of Series A Preferred Shares, and changed the Series A Ordinary Shares to Series A Preferred Shares (collectively, “Modified Series A Preferred Shares”).

The following table summarizes the issuance of redeemable convertible preferred shares (collectively, “Redeemable Convertible Preferred Shares”):

Name	Original Issuance Price per Share	Number of Shares	Total Consideration
	USD		USD
Angel Round Preferred Shares	22.44	71,119	1,595,910
Modified Series A Preferred Shares	147.54	54,224	8,000,000
Series A1 Preferred Shares	368.87	47,865	17,654,900

The rights, preferences and privileges of the Redeemable Convertible Preferred Shares are as follows:

Voting Rights

At all general meetings of the Company and on all matters with respect to which the shareholders are entitled to vote, the holder of Preferred Shareholders shall have voting rights. For the purposes of voting at any general meeting of the Company, the Preferred Shareholder shall (i) have one (1) vote per share and (ii) vote together with the holders of the Common Shares as a single class, except as stipulated in the applicable laws.

Dividend Rights

The Preferred Shareholders shall be entitled to an annual per share cash dividend equal to 5.0% of the issue price of the relevant Redeemable Convertible Preferred Shares prior to the payment of any dividend with respect to the ordinary shares, payable when and if declared by the board of directors of the Company and the Shareholders’ meeting. After payment of the preferential dividend to the Preferred Shareholders, any further dividends would be paid pari passu to the Preferred Shareholders, and the ordinary shareholders of the Company on a pro rata, as-converted basis.

Conversion Rights

For holders of Angel Round Preferred Shares and Series A Preferred Shares before Modification, the holders shall have the right to convert all or part of its Redeemable Convertible Preferred Shares into certain number of ordinary shares, exercisable at any time and from time to time during the period beginning on the day after the closing date and ending on the 5th anniversary of the closing date. The initial conversion price shall be the issue price, and the initial conversion ratio of a preferred share to ordinary share shall be approximately 1:1. The conversion price shall be subject to adjustment pursuant to certain issuances, splits and combinations.

For holders of Modified Series A and Series A1 Preferred Shares, the holders shall have the right to convert all or part of its Redeemable Convertible Preferred Shares into a certain number of ordinary shares, exercisable at any time before the third anniversary date of such Redeemable Convertible Preferred Shares. The number of ordinary shares issuable upon conversion of one share of Redeemable Convertible Preferred Shares shall be one. The conversion ratio is not subject to any adjustments.

Redemption Rights

For holders of Angel Round Preferred Shares and Series A Preferred Shares before Modification, holders may request the Company to redeem the preferred shares, in whole or in part, at any time and from time to time after 4-year anniversary of the closing date. The redemption price for each share of the Redeemable Convertible Preferred Shares shall be the amount which shall result in an internal rate of return (“IRR”), net of any and all taxes, fees and expenses incurred or to be incurred by the holder of 10% of the issue price for each Redeemable Convertible Preferred Shares, compounded annually and calculated on the basis of a 365-day year for the actual number of days elapsed from and excluding the closing date to and including the date of payment of the redemption price (as appropriately adjusted for any bonus issue, stock splits, stock dividend, consolidation, subdivision, reclassification and the like of the Preferred Shares subsequent to its issuance).

For holders of Series A Ordinary Shares, holders may request the Company to redeem the ordinary shares after 2 calendar years from the completion date (“Lock-up Period”). At any time after the expiry of the Lock-up Period, the Company shall be required to repurchase any or all of the shares at a unite price equal to the amount subscription price paid by the investor in return for such subscription shares plus an interest at the rate of 12% per annum calculated on a non-compounded basis and on the basis of a year of 360 days accruing from the completion date.

For holders of Modified Series A Preferred Shares, holders may require the Company to repurchase any or all of the holders’ Modified Series A Preferred Shares, at any time after October 21, 2023, at a unit share price equal to the issue price of such shares plus an interest at the rate of 12% per annum calculated on a non-compounded basis and on the basis of a year of 360 days accruing from the completion date within 10 business days.

If the Company fails to pay the redemption price for the aforementioned scenarios in full within 1 month after receiving the redemption notice from the Preferred Shareholder, the outstanding amount of the redemption price shall accrue interest at the rate of 20% per annum compounded annually from the date immediately following the redemption date until the date on which such Preferred Shareholder receives full payment of the outstanding redemption price.

For holders of Series A1 Redeemable Convertible Preferred Shares, holders may request the Company to redeem the shares (“Put Option”) if the Company fails to consummate a Qualified IPO or a Trade Sale by 31 December 2026; or the revenue target of the Group from the fiscal years March 31, 2023 to 2026. The redemption price equals to the issue price plus an interest at the rate of 12% per annum calculated on a non-compounded basis since the date of exercise of the Put Option.

Liquidation Preferences

Pursuant to Amended Shareholders’ Agreement dated in December 2022, the liquidation preference of Redeemable Convertible Preferred Shares was as follows:

(i)	After payment of all creditors, including the repayment of bank borrowings, a holder of Angel Round Preferred Shares then in issue shall be entitled to a distribution of the surplus assets of the Company available for distribution among the holders of Angel Round Preferred Shares in priority to the holders of Modified Series A Preferred Shares, Series A1 Preferred Shares, and ordinary shares, based on its shareholding percentage of all the Redeemable Convertible Preferred Shares at the time of the relevant distribution, up to, in respect of a Preferred Shareholder, the aggregate Issue Price for such holder's Angel Round Redeemable Convertible Preferred Shares plus such amount that represents a total IRR of 10%;

(ii)	The Modified Series A Preferred Shares, the distribution should be up to the aggregate Issue Price for such holder’s Modified Series A Preferred Shares plus such amount that represents a total simple, non-compounding rate of return of 12%;

(iii)	The Series A1 Preferred Shares, the distribution should be up to the aggregate Issue Price for such holder’s Modified Series A Preferred Shares plus sch amount that represents a total simple, non-compounding rate of return of 12%.

Accounting of Redeemable Convertible Preferred Shares

The Company elects to early adopt ASU2020-06 from April 1, 2021, which reduced the number of accounting models for convertible preferred stock instruments. The Redeemable Convertible Preferred Shares are equity host. The Company accounted for the Redeemable Convertible Preferred Shares as mezzanine equity under the section of the Consolidated Balance Sheets because they were redeemable at the holders’ option any time after a certain date, or were contingently redeemable upon the occurrence of certain events outside of the Company’s control. The Redeemable Convertible Preferred Shares were recorded initially at fair value, net of issuance costs.

The Company records accretion on the Redeemable Convertible Preferred Shares, where applicable, to the redemption value pursuant to the redemption terms. The accretion, calculated using the effective interest method, is recorded against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital. For the years ended March 31, 2024 and 2023, the accretions of Redeemable Convertible Preferred Shares were US$264,391and US$239,667, respectively.

The Amended Shareholders Agreement in December 2022 modified certain terms of Series A Redeemable Convertible Preferred Shares and Series A Redeemable Ordinary Shares. The amendment of Series A Redeemable Ordinary Shares was accounted for as extinguishment as the fair value of the Series A Redeemable Ordinary Shares immediately before and after the amendment was significantly different, while the amendment of Series A Redeemable Convertible Preferred Shares was accounted for as modification. The Company accounted for the modification and extinguishment that resulted in an increase to the fair value of the modified Series A Redeemable Convertible Preferred Shares of US$9,035,985 as deemed dividends during the year ended March 31, 2023.

The Company’s Redeemable Convertible Preferred Shares activities for the years ended March 31, 2024 and 2023 were summarized below:

	Shares	Amounts
		USD
Balance as of March 31, 2022	105,009	7,363,559
Accretion to redemption value	-	239,667
Issuance	68,199	20,619,144
Modification and Extinguishment	-	9,035,985
Foreign exchange impact	-	(99,653)
Balance as of March 31, 2023	173,208	37,158,702
Accretion to redemption value	-	264,391
Foreign exchange impact	-	113,912
Balance as of March 31, 2024	173,208	37,537,005

12.	INCOME TAXES

British Virgin Islands (“BVI”)

Under the current laws of BVI, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in BVI.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2019 published by Hong Kong government, effective April 1, 2019, under the two-tiered profits tax rates regime, the profits tax rate for the first HK$ 2 million of assessable profits was reduced to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, while the remaining profits will continue to be taxed at the existing 16.5% tax rate. All subsidiaries were subject to Hong Kong profit tax during the periods presented.

The income tax provision consisted of the following components:

	For the years ended March 31,
	2024	2023
	USD	USD
Current income tax expense	(9,282)	-
Deferred income tax expense	(351,587)	(119,353)
Total income tax expense	(360,869)	(119,353)

A reconciliation between the Group’s actual provision for income taxes and the provision under the HK statutory rate is as follows:

	For the years ended March 31,
	2024	2023
	USD	USD
Profits/(loss) before tax	1,611,451	(308,189)
Tax calculated at 16.5%	266,256	(50,571)
Income not subject to tax	(16,321)	(45,913)
Expenses not deductible for tax purposes	1,219	394
Change in valuation allowance	109,715	215,443
Income tax expense	360,869	119,353

As of March 31, 2024 and 2023, the significant components of the deferred tax assets and liabilities were summarized below:

	As of March 31,
	2024	2023
	USD	USD
Deferred tax assets:
Net operating loss carried forward	3,533,449	2,048,630
Allowance of credit losses	29,644	127,239
Cash surrender value changes of insurance contracts	15,425	25,068
Total deferred tax assets	3,578,518	2,200,937
Less: valuation allowance	(368,245)	(257,758)
Deferred tax assets, net	3,210,273	1,943,179

Deferred tax liabilities:
Accelerated depreciation and amortization	(4,651,792)	(3,029,838)
Deferred tax liabilities	(4,651,792)	(3,029,838)
Net deferred tax liabilities	(1,441,519)	(1,086,659)

Changes in valuation allowance are as follows:

	As of March 31,
	2024	2023
	USD	USD
Balance at beginning of the year	257,758	42,617
Additions	133,017	221,343
Decrease	(23,302)	(5,901)
Foreign exchange difference	772	(301)
Balance at end of the year	368,245	257,758

As of March 31, 2024 and 2023, the Group had indefinite loss carryforwards of USD21,413,651 and USD12,426,410, respectively, which arose from the Group’s subsidiaries in HK.

13.	LEASE

The Company has an operating lease for office as a lessee. Supplemental balance sheet information related to operating lease was as follows:

	As of March 31,
	2024	2023
	USD	USD
Operating lease right-of-use asset	279,706	680,223

Operating lease liabilities, current	301,003	395,003
Operating lease liabilities, non-current	-	300,082
Total lease liabilities	301,003	695,085

The discount rate for the operating lease was 5.00% both for the years ended March 31, 2024 and 2023. The remaining lease term was 8 months as of March 31, 2024

For the years ended March 31, 2024 and 2023, the lease expense was as follows:

	For the years ended March 31,
	2024	2023
	USD	USD
Operating lease expenses excluding short-term rental expenses	428,137	464,088
Short-term lease expenses	1,102	3,450
Total	429,239	467,538

The following is a schedule of future minimum payments under the Company’s operating leases as of March 31, 2024:

For the fiscal year ended	Amount
USD
2025	306,674
Total lease payments	306,674
Less: imputed interest	(5,671)
Total operating lease liabilities, net of interest	301,003

14.	LOSS PER SHARE

The following table sets forth the basic and diluted net loss per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the years ended March 31,
	2024	2023
	USD	USD
Numerator:
Net income/(loss)	1,250,582	(427,542)
Less: net income/(loss) attributable to non-controlling interests	54,695	(217,368)
Less: deemed dividend of preferred shares' modification and extinguishment	-	9,035,985
Less: accretion of redemption value of preferred shares	264,391	239,667
Less: non-cumulative dividend to preferred shares prior to any payment of dividend to ordinary shares	931,496	-
Net loss attributable to the Company's ordinary shareholders	-	(9,485,826)

Denominator:
Weighted average number of ordinary shares – basic and diluted	200,000	200,000

Loss per ordinary share
– Basic and diluted	-	(47.43)

The redeemable convertible preferred shares were anti-diluted for the years ended March 31, 2024 and 2023 since their accretion per common share obtainable on conversion exceeds basic EPS.

15.	RELATED PARTY TRANSACTIONS

Related parties:

Names of related parties	Relationship
Wong Ling Yan (Philip)	Director and controlling shareholder of the Company
Good Staywell HK Limited	An equity investee of Good On Time

Amount due from related parties:

	As of March 31,
	2024	2023
	USD	USD
Wong Ling Yan (Philip)	4,632,400	11,588,036
Good Staywell HK Limited	1,160	876
Total	4,633,560	11,588,912

Significant related party transactions:

	For the years ended March 31,
	2024	2023
	USD	USD
Advance payment to the director for intangible assets	8,946,433	11,195,447
Intangible assets payment paid by the director on behalf of the Group	8,946,433	9,031,340
Mezzanine equity received by the director on behalf of the Group to offset intangible assets payment	-	2,164,107
Mezzanine equity received by the director on behalf of the Group	-	13,508,783
Mezzanine equity received by the director on behalf of the Group and repaid to the Group	1,994,509	-
Accounts receivable received by the director on behalf of the Group	5,393,388	43,946
Accounts receivable received by the director and repaid to the Group	11,158,547	3,431,519
Expenses paid by the Group on behalf of the director	1,185,943	887,516
Expenses paid by the director on behalf of the Company	417,363	59,100
Others	966	75,375

*	The director authorized his bank account to the Group for the purpose of collection and payments activities to improve business efficiency, including the purchase of intangible assets, collection of investment and receivables, etc.

16.	SIGNIFICANT RISKS

Credit risk

Financial instruments that potentially expose the Group to the concentration of credit risk consist primarily of cash, accounts receivable, factoring receivables, amounts from related parties, and other receivables and prepayments. As of March 31, 2024 and 2023, the Group places its cash with major financial institutions located in the Hong Kong S.A.R, which management considers to be of high credit quality. Concentration of credit risks with respect to accounts receivable, factoring receivables, amounts from related parties, and other receivables and prepayments, to manage credit risk, the Group performs ongoing credit evaluations of customers’ and suppliers’, as well as related parties’ financial condition. There is no significant credit risk for the years ended March 31, 2024 and 2023.

As of March 31, 2024 and 2023, HKD10,720,403 (USD1,369,862) and HKD7,837,736 (USD998,450) of the Group’s cash was on deposit at financial institutions in Hong Kong, respectively. In accordance with the relevant regulations in Hong Kong, the maximum insured bank deposit amount is HKD500,000 for each financial institution. Accordingly, the Group’s total unprotected cash held in banks amounted to HKD8,720,403 (USD1,114,300) and HKD6,837,736 (USD871,060) as of March 31, 2024 and 2023, respectively.

Concentration risk

There was no single customers which individually represented greater than 10% of the total revenues of the Group for the years ended March 31, 2024 and 2023.

The Group collected accounts receivables from customers through sales agents. The following parties represent more than 10% of the Group’s accounts receivable as of March 31, 2024 and 2023:

	As of March 31,
	2024	2023
Percentage of the Company’s accounts receivables
A	34.4%	16.4%
B	*	31.2%
C	*	11.9%

*	represents percentage less than 10%.

The suppliers which individually represented greater than 10% of the total purchases of the Group for the years ended March 31, 2024 and 2023 were as follows:

	For the years ended March 31,
	2024	2023
Percentage of the Company’s total purchase
Supplier E	18.0%	*
Supplier F	11.1%	*

The following suppliers represent more than 10% of the Group’s accounts payable s of March 31, 2024 and 2023:

	As of March 31,
	2024	2023
Percentage of the Company’s accounts payable
Supplier A	21.3%	11.9%
Supplier B	*	11.5%
Supplier C	*	10.9%
Supplier D	*	11.0%

*	represents percentage less than 10%.

17.	COMMITMENTS AND CONTINGENCIES

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

Except for leases which were disclosed in Note 13, there are not any other known commitments or contingencies as of March 31, 2024.

18.	SUBSEQUENT EVENTS

The Company has evaluated events from the year ended March 31, 2024 through April 24, 2025 the date the financial statements were issued. The Company did not identify any subsequent events with a material financial impact on the Company’s consolidated financial statements.

YOOV GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except for the number of shares data)

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
ASSETS
Current assets
Cash	2,698,926	1,370,008
Accounts receivable, net	44,196,302	19,799,764
Factoring receivables, net	509,751	323,828
Prepayment, deposits and other receivables, net	15,193,267	4,755,118
Amount due from related parties	10,300,228	4,633,560
Total current assets	72,898,474	30,882,278

Non-current assets
Property and equipment, net	466,283	451,373
Operating lease right-of-use assets	896,026	279,706
Intangible assets, net	42,416,410	28,191,671
Investment in insurance contracts	-	835,540
Investment in associate	64	63
Total non-current assets	43,778,783	29,758,353
TOTAL ASSETS	116,677,257	60,640,631

LIABILITIES, MEZZANIEN EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	371,060	269,233
Accruals and other payables	7,927,157	2,807,703
Deferred revenue	51,857,030	16,850,228
Short-term borrowings	20,298,334	7,002,759
Operating lease liabilities, current	277,117	301,003
Amount due to a related party	5,216	-
Income tax payable	30,825	9,282
Total current liabilities	80,766,739	27,240,208

Non-current liabilities
Operating lease liabilities, non-current	650,067	-
Deferred tax liabilities	1,731,360	1,441,519
Long service payment	8,384	6,556
Total non-current liabilities	2,389,811	1,448,075
TOTAL LIABILITIES	83,156,550	28,688,283

Commitments and contingencies

Mezzanine equity
Mezzanine equity	38,035,036	37,537,005
TOTAL MEZZANINE EQUITY	38,035,036	37,537,005

Shareholders’ deficit
Ordinary share, USD0.1 par value, 2,000,000 shares authorized, 200,000 and 200,000 shares issued and outstanding as of December 31, 2024 and March 31, 2024, respectively	20,000	20,000
Accumulated deficit	(4,630,229)	(5,666,809)
Accumulated other comprehensive loss	(48,486)	(12,120)
Deficit attributable to the shareholders of the Company	(4,658,715)	(5,658,929)
Non-controlling interests	144,386	74,272
Total shareholders' deficit	(4,514,329)	(5,584,657)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	116,677,257	60,640,631

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOOV GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In U.S. dollars, except for the number of shares data)

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Revenue	38,012,233	21,745,878
Cost of revenues	(13,283,137)	(7,769,083)
Gross profit	24,729,096	13,976,795

Operating expenses:
Selling and marketing expenses	(18,523,469)	(8,436,295)
Administrative expenses	(3,589,367)	(3,613,649)
Research and development expenses	(222,860)	(570,141)
Total operating expenses	(22,335,696)	(12,620,085)

Income from operations	2,393,400	1,356,710

Other loss, net:
Finance expense, net	(825,145)	(309,800)
Investment loss	-	(84)
Other income, net	55,027	62,756
Total other loss, net	(770,118)	(247,128)
Income before income tax provision	1,623,282	1,109,582
Income tax expenses	(299,374)	(230,663)
Net income	1,323,908	878,919
Less: net income attributable to non-controlling interests	71,369	69,999
Less: accretion of redemption value of preferred shares	215,959	196,274
Net income attributable to YOOV Group Holding Limited shareholders	1,036,580	612,646
Other comprehensive loss
Foreign currency translation change, net of nil income taxes	(37,621)	(31,396)
Total other comprehensive loss	(37,621)	(31,396)
Total comprehensive income	1,286,287	847,523
Total comprehensive income attributable to non-controlling interests	70,114	68,844
Total comprehensive income attributable to YOOV Group Holding Limited shareholders	1,216,173	778,679

Earnings per ordinary share
– Basic and diluted	0.04	-

Weighted average shares used in calculating earnings per share
– Basic and diluted	200,000	200,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOOV GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In U.S. dollars, except for the number of shares data)

	Ordinary Shares		Accumulated	Accumulated other comprehensive	Total YOOV Group Holding Limited shareholders’	Non-controlling	Total shareholders’
	Share	Amount	deficit	income/(loss)	deficit	interests	deficit
	Numbers	USD	USD	USD	USD	USD	USD
Balance as of March 31, 2023	200,000	20,000	(6,598,305)	7,333	(6,570,972)	20,377	(6,550,595)
Net income	-	-	808,920	-	808,920	69,999	878,919
Currency translation adjustment	-	-	-	(30,241)	(30,241)	(1,155)	(31,396)
Accretion on convertible redeemable preferred shares to redemption value	-	-	(196,274)	-	(196,274)	-	(196,274)
Balance as of December 31, 2023 (Unaudited)	200,000	20,000	(5,985,659)	(22,908)	(5,988,567)	89,221	(5,899,346)

Balance as of March 31, 2024	200,000	20,000	(5,666,809)	(12,120)	(5,658,929)	74,272	(5,584,657)
Net income	-	-	1,252,539	-	1,252,539	71,369	1,323,908
Currency translation adjustment	-	-	-	(36,366)	(36,366)	(1,255)	(37,621)
Accretion on convertible redeemable preferred shares to redemption value	-	-	(215,959)	-	(215,959)	-	(215,959)
Balance as of December 31, 2024 (Unaudited)	200,000	20,000	(4,630,229)	(48,486)	(4,658,715)	144,386	(4,514,329)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOOV GROUP HOLDING LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars, except for the number of shares data)

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit	1,323,908	878,919

Adjustments to reconcile net profit to net cash provided by operating activities:
Provision/(Reversal) of credit losses	230,825	(622,464)
Depreciation and amortization	3,536,387	2,271,667
Amortization of operating lease right-of-use asset	329,624	300,270
Deferred tax assets	-	(520,705)
Deferred tax liabilities	277,981	751,369
Investment loss in associate	-	84
Cash surrender value changes of insurance contracts	182,178	51,433
Changes in operating assets and liabilities:
Accounts receivable	(24,388,160)	(2,949,173)
Factoring receivables	(181,601)	246,828
Prepaid expenses and other current asset	(10,363,031)	(1,011,912)
Accounts payable	99,432	271,104
Deferred revenues	34,748,137	1,553,572
Accrued expenses and other current liabilities	5,485,016	2,399,495
Amounts due to a related party	5,197	-
Lease liabilities	(319,958)	(285,895)
Income tax payable	21,393	-
Long service payment	1,772	2,108
Amounts due from related parties	(5,610,570)	305,695
Net cash provided by operating activities	5,378,530	3,642,395

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of intangible asset	(17,314,798)	(4,900,749)
Purchase of property and equipment	(193,387)	-
Proceeds from surrender of insurance contract	656,426	231,404
Net cash used in investing activities	(16,851,759)	(4,669,345)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	17,889,083	4,502,349
Repayments of borrowings	(5,102,207)	(5,105,330)
Proceeds from mezzanine equity	-	1,994,178
Net cash provided by financing activities	12,786,876	1,391,197

Effect of exchange rate changes	15,271	(69,660)

Net change in cash	1,328,918	294,587
Cash at beginning of the period	1,370,008	998,948
Cash at end of the period	2,698,926	1,293,535

Supplemental disclosure of cash flow information:
Interest paid	340,477	195,264
Income tax paid	11,695	-

Supplemental schedule of non-cash financing activities:
Accretion of mezzanine equity to redemption value	215,959	196,274
Obtaining right-of-use assets in exchange for operating lease liabilities	941,516	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

YOOV GROUP HOLDING LIMITED

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2024 AND 2023

(In U.S. dollars, except for the number of shares data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

YOOV Group Holding Limited. (the “Company”), through its wholly-owned subsidiaries (collectively, the “Group”) primarily engages in providing Artificial Intelligence-as-a-Service (“AIaaS”) services, which integrates cutting-edge AI technologies to deliver intelligent business automation solutions to the customers, factoring services, insurance brokerage services and other services in Hong Kong (“HK”). The Company was incorporated under the laws of British Virgin Islands (“BVI”) on August 1, 2017.

As of December 31, 2024, the Company’s major subsidiaries are as follows:

Name	Date of Incorporation	Place of Incorporation	Percentage of Effective Ownership	Principal Activities
YOOV Internet Technology Limited (“YOOV Internet”)	October 19, 2012	HK	100%	AIaaS services
Portwin International Limited	August 12, 2021	BVI	100%	Holding company
YOOV Internet Technology (Asia) Limited	April 4, 2020	HK	100%	AIaaS services
YOOV Capital Limited	April 4, 2020	HK	100%	Factoring services
Jump Group Limited	April 4, 2020	HK	100%	Other services
BYOB Group Limited	April 4, 2020	HK	100%	AIaaS services
YOOV Insurance Services Limited	April 4, 2020	HK	65%	Insurance brokerage service
Good On Time Limited (“Good On Time”)	April 9, 2021	HK	75%	AIaaS services
Interactive Union Limited	April 21, 2021	HK	70% owned by Good On Time	Other services
Solar Pump Limited	August 12, 2021	HK	51% owned by Good On Time	Other services
YOOV Internet Technology (HK) Limited	November 20, 2024	HK	100%	AIaaS services

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a).	Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the Group’s audited consolidated financial statements for the years ended March 31, 2024 and 2023.

In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of the Group’s consolidated financial statements for the years ended March 31, 2024 and 2023. The results of operations for the nine months ended December 31, 2024 and 2023 are not necessarily indicative of the results for the full year.

(b).	Principles of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated upon consolidation.

(c).	Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with US GAAP requires management of the Group to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Group’s management based on their estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s unaudited condensed consolidated financial statements include, but not limited to revenue recognition, provision for credit losses, the useful lives and impairment of long-lived assets and valuation allowance for deferred tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates.

(d).	Foreign currency translations and transactions

The Group’s reporting currency is the United States dollar (“USD”). The functional currency of the Group and its subsidiary which is incorporated in Hong Kong is HKD, which is its respective local currency based on the criteria of ASC 830, “Foreign Currency Matters”.

The Group’s unaudited condensed financial statements are reported using USD. The results of operations and the unaudited condensed consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the unaudited condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in unaudited condensed consolidated statements of changes in deficit.

Translation of amounts from HKD into USD has been made at the following exchange rates:

	As of
	December 31, 2024	March 31, 2024
Period end USD: HKD exchange rate	7.7677	7.8259

	For the nine months ended December 31,
	2024	2023
Average USD: HKD exchange rate	7.7973	7.8259

(e).	Fair value measurement

The Group applies ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Include other inputs other than quoted prices in active market; and

●	Level 3—Unobservable inputs which are supported by little or no market activity that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consisted of cash, accounts receivable, factoring receivable, prepayment, deposits and other receivables, amounts due from related parties, investment in insurance contracts, accounts payable, accruals and other payables, amounts due to related parties and short-term borrowings. As of December 31, 2024 and March 31, 2024, the carrying amounts of the Group’s financial instruments approximated to their fair value of the respective assets and liabilities based upon the short-term nature of these assets and liabilities.

(f).	Revenue recognition

ASC 606 Revenue from Contracts with Customers (“ASC 606”) establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

To determine revenue recognition for contracts with customers, the Company performs the following five steps:

Step	1: Identify the contract with the customer

Step	2: Identify the performance obligations in the contract

Step	3: Determine the transaction price

Step	4: Allocate the transaction price to the performance obligations in the contract

Step	5: Recognize revenue when the company satisfies a performance obligation

AIaaS services

The Group offers AIaaS services to the customers through HR resources management and workflow approval system, CRM and data management system and an AI business assistant with diverse platforms and enterprise systems. The Group has identified that the nature of its overall promise to customers including implementation service, AIaaS in the service periods, maintenance and unspecific upgrades service which cannot be separately identifiable to provide a smooth and high-quality AIaaS services during the service period. Therefore, the Group identifies only one performance obligation to provide AIaaS service.

Revenue from AIaaS services is recognized ratably over time over the contract term beginning on the date that the AIaaS service is made available to the customer, whereby the Group considers that its customers simultaneously receive and consume the benefits provided by the use of existing applications. The Group does not have other right to consideration in exchange for goods or service that the Group has transferred to a customer when that right is conditional on something other than the passage of time.

The contract terms are generally one-year subscription terms. Payments received in advance of services being rendered are recorded as advances from customers and recognized ratably over time, over the requisite service period.

Insurance brokerage services

The Group provides insurance brokerage service distributing on behalf of insurance companies. As an agent of the insurance company, the Company sells insurance policies, primarily short-term insurance products, on behalf of the insurance company and earns commissions determined as a percentage of premiums paid by the insured. Revenue from insurance brokerage services is recognized at a point in time when the brokered insurance policies are executed.

Factoring services

The Group generated revenue from factoring services that the customer sells or transfers its accounts receivable to the Group in exchange for immediate funds. The Group generated non-interest income including factoring commission, set up fee etc., under ASC 606 and interest income under ASC 310 Receivables (“ASC 310”). The non-interest income is recognized at a point in time upon commencement of factoring transaction. The interest income, using effective interest method under ASC 310, is recognized over time over the recourse period beginning on the date that the advance payment to the customers and ends upon the withdraw of the factoring receivable.

Others

The Group also derives revenues from other products and services such as sales of office supplies and others. The Group recognizes revenue at a point in time when title and risk of loss passes and the customer accepts the goods or services.

The following table disaggregates the Group’s revenue for the nine months ended December 31, 2024 and 2023:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
By revenue stream
AIaaS services	37,560,885	21,321,547
Insurance brokerage services	286,342	224,870
Factoring services	135,663	121,750
Others	29,343	77,711
Total	38,012,233	21,745,878

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
By revenue recognition time
Over time	37,647,338	21,428,962
At a point in time	364,895	316,916
Total	38,012,233	21,745,878

Contract balances

Timing of revenue recognition may differ from the timing of invoicing to customers. Accounts receivable represent amounts invoiced and revenue recognized prior to invoicing when the Group has satisfied its performance obligations and has the unconditional right to payment. The Group normally does not have contract assets, which are primarily unbilled accounts receivable that are conditional on something other than the passage of time. The Group did not have contract assets as of December 31, 2024 and March 31, 2024, respectively.

A contract liability is recognized when the customer pays non-refundable consideration before the Group recognizes the related revenue. A contract liability would also be recognized if the Group has an unconditional right to receive non-refundable consideration before the Group recognizes the related revenue. In such cases, a corresponding receivable would also be recognized.

For a single contract with the customer, either a net contract asset or a net contract liability is presented. For multiple contracts, contract assets and contract liabilities of unrelated contracts are not presented on a net basis.

Deferred revenue amounted to USD51,857,030 and USD16,850,228 as of December 31, 2024 and March 31, 2024, respectively. Revenue included in the beginning balance of deferred revenue and recognized in the nine months ended December 31, 2024 and 2023 amounted to USD8,270,846 and USD7,087,316, respectively.

(g).	Recently issued accounting pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Group does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s unaudited condensed financial statements may not be comparable to companies that comply with public company effective dates.

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU incorporates certain U.S. Securities and Exchange Commission (SEC) disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations. For entities subject to the SEC’s existing disclosure requirements and for entities required to file or furnish financial statements with or to the SEC in preparation for the sale of or for purposes of issuing securities that are not subject to contractual restrictions on transfer, the effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. For all other entities, the amendments will be effective two years later. However, if by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. The Company does not expect the adoption of ASU 2023-06 to have a material impact on its unaudited condensed consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, which modifies the disclosure and presentation requirements of reportable segments. The new guidance requires the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker ("CODM") and included within each reported measure of segment profit and loss. In addition, the new guidance enhances interim disclosure requirements, clarifies circumstances in which an entity can disclose multiple segment measures of profit or loss, provides new segment disclosure requirements for entities with a single reportable segment, and contains other disclosure requirements. The update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not expect that the adoption of ASU 2023-07 will have a material impact on its unaudited condensed consolidated financial statements disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvement to Income Tax Disclosure. This standard requires more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. This standard also includes certain other amendments to improve the effectiveness of income tax disclosures. ASU 2023-09 is effective for public business entities, for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. The Company is in the process of evaluation the impact of adopting this new guidance on its unaudited condensed consolidated financial statement.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), to improve the disclosures about an entity’s expenses including more detailed information about the types of expenses in commonly presented expense captions (“ASU 2024-03”). In January 2025, the FASB issued ASU 2025-01, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). At each interim and annual reporting period, entities will disclose in tabular format disaggregating information about prescribed categories underlying relevant income statement captions, as well as the total amount of selling expense and a description of the composition of its selling expense. ASU 2024-03, as clarified by ASU 2025-01, is effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. The Company will adopt the amendments in this ASU for its fiscal year beginning on January 1, 2027. The Company is in the process of evaluation the impact of adopting this new guidance on its unaudited condensed consolidated financial statement.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited condensed consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its unaudited condensed consolidated financial condition, results of operations, cash flows or disclosures.

3.	ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Account receivables	44,661,246	20,030,075
Less: provision of credit loss	(464,944)	(230,311)
Total accounts receivable, net	44,196,302	19,799,764

On October 18, 2024, the Group entered into a Factoring Agreement with Olea Global Pte. Ltd. (“Olea”) to obtain borrowings secured by accounts receivable for the purpose of business financing with interest rates based on SOFR or Hongkong Inter-Bank Offered Rate (“HIBOR”). Since the Factoring Agreement was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable. The assigned eligible accounts receivable collateralized were USD12,297,708.

On September 17, 2024, the Group entered into a Factoring Agreement with Qupital Ltd. (“Qupital”) to obtain borrowings secured by accounts receivable and guaranteed by WONG Ling Yan Philip, Portwin International Limited and YOOV Group Holding Limited for the purpose of business financing with interest rates based on the secured overnight financing rate (“SOFR”). Since the Factoring Agreement was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable. The assigned eligible accounts receivable collateralized were USD8,888,972.

Details of the movements of provision of credit losses are as follows:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Balance at beginning of the periods	230,311	821,799
Provision/(reversal) of credit loss	232,024	(618,826)
Foreign currency translation adjustment	2,609	2,916
Balance at end of the periods	464,944	205,889

4.	FACTORING RECEIVABLES, NET

Factoring receivables, net consisted of the following:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Factoring receivables	511,361	326,620
Less: provision of credit loss	(1,610)	(2,792)
Total factoring receivables, net	509,751	323,828

Details of the movements of provision of credit losses are as follows:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Balance at beginning of the periods	2,792	4,878
Reversal of credit loss	(1,199)	(3,638)
Foreign currency translation adjustment	17	17
Balance at end of the periods	1,610	1,257

5.	PREPAYMENT, DEPOSITS AND OTHER RECEIVABLES, NET

Prepayment, deposits and other receivables, net consisted of the following:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Prepayment for obtaining contract (1)	14,784,314	4,555,894
Deposits	288,408	161,254
Prepayment expenses	35,025	33,912
Others	85,520	4,058
Total prepayment, deposits and other receivables, net	15,193,267	4,755,118

(1)	The prepayment consisted of sales commission to sales agents for the promotion of AIaaS product business and to obtain sales contracts, which was charged into cost of revenues on a ratable basis in line with the revenue recognition.

6.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Leasehold improvement	870,419	671,266
Solar pump system	247,562	245,721
Electronic office equipment	197,827	196,356
Furniture and fixtures	5,757	5,714
Less: accumulated depreciation	(855,282)	(667,684)
Property and equipment, net	466,283	451,373

Depreciation expense was USD181,902 and USD200,675 for the nine months ended December 31, 2024 and 2023, respectively.

7.	INTANGIBLE ASSETS, NET

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Software	53,427,485	35,778,632
Less: accumulated amortization	(11,011,075)	(7,586,961)
Intangible assets, net	42,416,410	28,191,671

Amortization expenses were USD3,354,485 and USD2,070,992 for the nine months ended December 31, 2024 and 2023, respectively.

Future estimated amortization expenses of intangible assets are as follows:

For the years ending March 31,	Amount
USD
Remaining of 2025	891,187
2026	3,564,747
2027	3,564,747
2028	3,585,345
2029	3,293,771
Thereafter	27,516,613
Total	42,416,410

8.	INVESTMENT IN INSURANCE CONTRACTS

The Group entered into a key management insurance policy for the founder to secure that the operation of the Group will not be affected by the death and loss of position of the founder. The fair value of the investment in key management insurance policy is determined at end of each reporting period at the cash surrender value that could be realized under the insurance policy, which is primarily based on the guaranteed cash value stated on the annual statement from the insurance company. The fair value measurement of the investment in key management insurance policy has been categorized as Level 3 based on the inputs to the valuation technique used and is positively correlated to the surrender cash value.

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Balance at beginning of the periods	835,540	1,032,529
Surrender	(656,426)	(231,404)
Cash surrender value changes	(182,178)	58,921
Foreign exchange impact	3,064	(24,506)
Balance at end of the periods	-	835,540

9.	ACCRUALS AND OTHER PAYABLES

Accruals and other payables consisted of the following:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Accrued salaries	1,743,110	1,558,047
Accrued expenses (1)	6,155,896	1,094,259
Others	28,151	155,397
Accruals and other payables	7,927,157	2,807,703

(1)	Accrued expenses as of December 31, 2024 and March 31, 2024 mainly included payable professional fees, payable advertising fees, payable commission fees, payable rental expenses and other miscellaneous expenses such as utilities and office expenses for daily operations.

10.	SHORT-TERM BORROWINGS

As of December 31, 2024 and March 31, 2024, short-term borrowings consisted of the following:

				As of
Lender	Types of loans	Maturity date	Interest Rate	December 31, 2024	March 31, 2024
				USD	USD
Olea Global Pte. Ltd. (1)	Loans from third parties	N/A	based on SOFR or HIBOR	10,600,361	-
Qupital Ltd. (2)	Loans from third parties	N/A	Overnight SOFR	7,183,361	-
Hung Mei Lih	Loans from third parties	2025-10-08	8%, 7%	193,107	-
Intrabase Financial Services limited	Loans from third parties	N/A	12.0%	-	3,191,965
Leon Cheng	Loans from third parties	2025-01-11	12.0%	514,953	511,123
Leon Cheng	Loans from third parties	2025-04-16	12.0%	193,107	191,671
Standard Chartered Bank (Hong Kong) Limited	Revolving Loan	2025-05-29	7.3%	901,168	894,466
Heng Seng Bank Limited	Revolving Loan	2029-04-13	HIBOR+2.5%	-	319,452
Heng Seng Bank Limited	Revolving Loan	2029-04-13	HIBOR+2.5%	-	191,671
Heng Seng Bank Limited	Revolving Loan	2029-04-13	HIBOR+2.5%	-	127,781
DBS Bank (Hong Kong) Limited	Installment Loan	2027-06-27	2.5% p.a. below Prime rate	-	662,947
The Hongkong and Shanghai Banking Corporation Limited	Term Loan	2029-02-25	3.6%	586,756	592,665
The Hongkong and Shanghai Banking Corporation Limited	Term Loan	2029-07-15	3.6%	125,521	126,773
DBS Bank (Hong Kong) Limited	Overdraft	N/A	arrears at 3% per annum below USD Prime Rate	-	192,245
Total				20,298,334	7,002,759

(1)	On October 18, 2024, the Group entered into a Factoring Agreement with Olea (See Note 3) to obtain borrowings secured by accounts receivable for the purpose of business financing with interest rates based on SOFR or HIBOR. Since the Factoring Agreement was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable. The assigned eligible accounts receivable collateralized were USD12,297,708.

(2)	On September 17, 2024, the Group entered into a Factoring Agreement with Qupital (See Note 3) to obtain borrowings secured by accounts receivable and guaranteed by WONG Ling Yan Philip, Portwin International Limited and YOOV Group Holding Limited for the purpose of business financing with interest rates based on overnight SOFR. Since the Factoring Agreement was with recourse, the accounts receivable factoring transaction did not qualify as a transfer of financial assets to be considered as a sale under ASC860, and was accounted for as short-term borrowings without derecognition of accounts receivable. The assigned eligible accounts receivable collateralized were USD8,888,972.

The interest expenses of short-term borrowings were USD827,204 and USD310,550 for the nine months ended December 31, 2024 and 2023, respectively.

11.	MEZZANINE EQUITY

Issuance of Redeemable Convertible Preferred Shares

From 2017 to 2023, the Company has completed several rounds of equity financing by issuing redeemable convertible preferred shares.

In September 2017 and February 2018, YOOV Internet, the subsidiary of the Company, entered into share subscription agreements to issue 71,119 Angel Round redeemable convertible preferred shares (“Angel Round Preferred Shares”) at a price of USD22.44 per share. In July, 2021, the holders of Angel Round Preferred Shares entered into application for shares with YOOV Internet and the Company. Since the Angel Round Preferred Shares were initially issued by YOOV Internet in 2017 and 2018, and the core business was transferred from YOOV Internet to the Company, the holders therefore, request the YOOV Internet to transfer the Angel Round Preferred Shares to the Company.

In October 2021, the Company entered into subscription agreements to issue 20,334 Series A redeemable convertible preferred shares (“Series A Preferred Shares”), and 13,556 Series A redeemable ordinary shares (“Series A Ordinary Shares”), at a consideration of USD147.54 and USD147.54 per share, respectively. In connection with the issuance of Series A Preferred Shares, the Company issued warrant of option for the holder to exercise to further subscribe 20,334 Series A Preferred Shares at the same subscription price of USD147.54 per share within one year. The warrant was fully exercised in July 2022.

In December 2022, the Company entered into subscription agreements to issue 47,865 Series A1 redeemable convertible preferred shares (“Series A1 Preferred Shares”) at a consideration of USD368.87 per share.

Modification

In December 2022, the Company entered into the Amended Shareholders Agreement with all investors at the date (collectively, “Preferred Shareholders”). The Amended Shareholders Agreement modified the redemption and conversion terms of Series A Preferred Shares, and changed the Series A Ordinary Shares to Series A Preferred Shares (collectively, “Modified Series A Preferred Shares”).

The following table summarizes the issuance of redeemable convertible preferred shares (collectively, “Redeemable Convertible Preferred Shares”):

Name	Original Issuance Price per Share	Number of Shares	Total Consideration
	USD		USD
Angel Round Preferred Shares	22.44	71,119	1,595,910
Modified Series A Preferred Shares	147.54	54,224	8,000,000
Series A1 Preferred Shares	368.87	47,865	17,654,900

The rights, preferences and privileges of the Redeemable Convertible Preferred Shares are as follows:

Voting Rights

At all general meetings of the Company and on all matters with respect to which the shareholders are entitled to vote, the holder of Preferred Shareholders shall have voting rights. For the purposes of voting at any general meeting of the Company, the Preferred Shareholder shall (i) have one (1) vote per share and (ii) vote together with the holders of the Common Shares as a single class, except as stipulated in the applicable laws.

Dividend Rights

The Preferred Shareholders shall be entitled to an annual per share cash dividend equal to 5.0% of the issue price of the relevant Redeemable Convertible Preferred Shares prior to the payment of any dividend with respect to the ordinary shares, payable when and if declared by the board of directors of the Company and the Shareholders’ meeting. After payment of the preferential dividend to the Preferred Shareholders, any further dividends would be paid pari passu to the Preferred Shareholders, and the ordinary shareholders of the Company on a pro rata, as-converted basis.

Conversion Rights

For holders of Angel Round Preferred Shares and Series A Preferred Shares before Modification, the holders shall have the right to convert all or part of its Redeemable Convertible Preferred Shares into certain number of ordinary shares, exercisable at any time and from time to time during the period beginning on the day after the closing date and ending on the 5th anniversary of the closing date. The initial conversion price shall be the issue price, and the initial conversion ratio of a preferred share to ordinary share shall be approximately 1:1. The conversion price shall be subject to adjustment pursuant to certain issuances, splits and combinations.

For holders of Modified Series A and Series A1 Preferred Shares, the holders shall have the right to convert all or part of its Redeemable Convertible Preferred Shares into a certain number of ordinary shares, exercisable at any time before the third anniversary date of such Redeemable Convertible Preferred Shares. The number of ordinary shares issuable upon conversion of one share of Redeemable Convertible Preferred Shares shall be one. The conversion ratio is not subject to any adjustments.

Redemption Rights

For holders of Angel Round Preferred Shares and Series A Preferred Shares before Modification, holders may request the Company to redeem the preferred shares, in whole or in part, at any time and from time to time after 4-year anniversary of the closing date. The redemption price for each share of the Redeemable Convertible Preferred Shares shall be the amount which shall result in an internal rate of return (“IRR”), net of any and all taxes, fees and expenses incurred or to be incurred by the holder of 10% of the issue price for each Redeemable Convertible Preferred Shares, compounded annually and calculated on the basis of a 365-day year for the actual number of days elapsed from and excluding the closing date to and including the date of payment of the redemption price (as appropriately adjusted for any bonus issue, stock splits, stock dividend, consolidation, subdivision, reclassification and the like of the Preferred Shares subsequent to its issuance).

For holders of Series A Ordinary Shares, holders may request the Company to redeem the ordinary shares after 2 calendar years from the completion date (“Lock-up Period”). At any time after the expiry of the Lock-up Period, the Company shall be required to repurchase any or all of the shares at a unite price equal to the amount subscription price paid by the investor in return for such subscription shares plus an interest at the rate of 12% per annum calculated on a non-compounded basis and on the basis of a year of 360 days accruing from the completion date.

For holders of Modified Series A Preferred Shares, holders may require the Company to repurchase any or all of the holders’ Modified Series A Preferred Shares, at any time after October 21, 2023, at a unit share price equal to the issue price of such shares plus an interest at the rate of 12% per annum calculated on a non-compounded basis and on the basis of a year of 360 days accruing from the completion date within 10 business days.

If the Company fails to pay the redemption price for the aforementioned scenarios in full within 1 month after receiving the redemption notice from the Preferred Shareholder, the outstanding amount of the redemption price shall accrue interest at the rate of 20% per annum compounded annually from the date immediately following the redemption date until the date on which such Preferred Shareholder receives full payment of the outstanding redemption price.

For holders of Series A1 Redeemable Convertible Preferred Shares, holders may request the Company to redeem the shares (“Put Option”) if the Company fails to consummate a Qualified IPO or a Trade Sale by 31 December 2026; or the revenue target of the Group from the fiscal years March 31, 2023 to 2026. The redemption price equals to the issue price plus an interest at the rate of 12% per annum calculated on a non-compounded basis since the date of exercise of the Put Option.

Liquidation Preferences

Pursuant to Amended Shareholders’ Agreement dated in December 2022, the liquidation preference of Redeemable Convertible Preferred Shares was as follows:

(i)	After payment of all creditors, including the repayment of bank borrowings, a holder of Angel Round Preferred Shares then in issue shall be entitled to a distribution of the surplus assets of the Company available for distribution among the holders of Angel Round Preferred Shares in priority to the holders of Modified Series A Preferred Shares, Series A1 Preferred Shares, and ordinary shares, based on its shareholding percentage of all the Redeemable Convertible Preferred Shares at the time of the relevant distribution, up to, in respect of a Preferred Shareholder, the aggregate Issue Price for such holder's Angel Round Redeemable Convertible Preferred Shares plus such amount that represents a total IRR of 10%;

(ii)	The Modified Series A Preferred Shares, the distribution should be up to the aggregate Issue Price for such holder’s Modified Series A Preferred Shares plus sch amount that represents a total simple, non-compounding rate of return of 12%;

(iii)	The Series A1 Preferred Shares, the distribution should be up to the aggregate Issue Price for such holder’s Modified Series A Preferred Shares plus sch amount that represents a total simple, non-compounding rate of return of 12%.

Accounting of Redeemable Convertible Preferred Shares

The Company elects to early adopt ASU2020-06 from April 1, 2021, which reduced the number of accounting models for convertible preferred stock instruments. The Redeemable Convertible Preferred Shares are equity host. The Company accounted for the Redeemable Convertible Preferred Shares as mezzanine equity under the section of the Consolidated Balance Sheets because they were redeemable at the holders’ option any time after a certain date, or were contingently redeemable upon the occurrence of certain events outside of the Company’s control. The Redeemable Convertible Preferred Shares were recorded initially at fair value, net of issuance costs.

The Company records accretion on the Redeemable Convertible Preferred Shares, where applicable, to the redemption value pursuant to the redemption terms. The accretion, calculated using the effective interest method, is recorded against retained earnings, or in the absence of retained earnings, by charging against additional paid-in capital. For the nine months ended December 31, 2024 and 2023, the accretions of Redeemable Convertible Preferred Shares were US$215,959 and US$196,274, respectively.

The Company’s Redeemable Convertible Preferred Shares activities for the nine months ended December 31, 2024 and 2023 were summarized below:

	Shares	Amounts
		USD
Balance as of March 31, 2023	173,208	37,158,702
Accretion to redemption value	-	196,274
Foreign exchange impact	-	185,912
Balance as of December 31, 2023	173,208	37,540,888

Balance as of March 31, 2024	173,208	37,537,005
Accretion to redemption value	-	215,959
Foreign exchange impact	-	282,072
Balance as of December 31, 2024	173,208	38,035,036

12.	INCOME TAXES

British Virgin Islands (“BVI”)

Under the current laws of BVI, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in BVI.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2019 published by Hong Kong government, effective April 1, 2019, under the two-tiered profits tax rates regime, the profits tax rate for the first HK$ 2 million of assessable profits was reduced to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations, while the remaining profits will continue to be taxed at the existing 16.5% tax rate. All subsidiaries were subject to Hong Kong profit tax during the periods presented.

The income tax provision consisted of the following components:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Current income tax expense	(21,393)	-
Deferred income tax expense	(277,981)	(230,663)
Total income tax expense	(299,374)	(230,663)

A reconciliation between the Group’s actual provision for income taxes and the provision under the HK statutory rate is as follows:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Profits before Tax	1,623,282	1,109,582
Tax calculated at 16.5%	268,944	183,163
Income not subject to tax	(492)	(163)
Expenses not deductible for tax purposes	6,601	504
Change in valuation allowance	24,321	47,159
Income tax expense	299,374	230,663

As of December 31, 2024 and March 31, 2024, the significant components of the deferred tax assets and liabilities were summarized below:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Deferred tax assets:
Net operating loss carried forward	5,592,252	3,533,449
Allowance of credit losses	67,721	29,644
Cash surrender value changes of insurance contracts	-	15,425
Total deferred tax assets	5,659,973	3,578,518
Less: valuation allowance	(395,418)	(368,245)
Deferred tax assets, net	5,264,555	3,210,273

Deferred tax liabilities:
Accelerated depreciation and amortization	(6,995,915)	(4,651,792)
Deferred tax liabilities	(6,995,915)	(4,651,792)
Net deferred tax liabilities	(1,731,360)	(1,441,519)

Changes in valuation allowance are as follows:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Balance at beginning of the periods	368,245	257,758
Additions	60,663	133,017
Decrease	(36,342)	(23,302)
Foreign exchange difference	2,852	772
Balance at end of the periods	395,418	368,245

As of December 31, 2024 and March 31, 2024, the Group had indefinite loss carryforwards of USD33,763,388 and USD21,413,651, respectively, which arose from the Group’s subsidiaries in HK.

13.	LEASES

The Company has two operating leases for office as a lessee. Supplemental balance sheet information related to operating leases was as follows:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Operating lease right-of-use assets	896,026	279,706

Operating lease liabilities, current	277,117	301,003
Operating lease liabilities, non-current	650,067	-
Total lease liabilities	927,184	301,003

The discount rate for the operating lease was 5.00% both for the nine months ended December 31, 2024 and 2023. The remaining lease term was 34 months as of December 31, 2024 For the nine months ended December 31, 2024 and 2023, the lease expense was as follows:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Operating lease expenses excluding short-term rental expenses	343,178	321,049
Short-term lease expenses	-	1,101
Total	343,178	322,150

The following is a schedule of future minimum payments under the Company’s operating leases as of December 31, 2024:

For the fiscal year ended	Amount
USD
Remaining of 2025	77,436
2026	328,733
2027	368,191
2028 and thereafter	225,292
Total lease payments	999,652
Less: imputed interest	(72,468)
Total operating liabilities, net of interest	927,184

14.	EARNINGS PER SHARE

The following table sets forth the basic and diluted net profit per share computation and provides a reconciliation of the numerator and denominator for the periods presented:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Numerator:
Net income	1,323,908	878,919
Less: net income attributable to non-controlling interests	71,369	69,999
Less: accretion of redemption value of preferred shares	215,959	196,274
Less: non-cumulative dividend to preferred shares prior to any payment of dividend to ordinary shares	1,021,905	612,646
Less: net income attributable to preferred shareholders	6,811	-
Net income attributable to the Company's ordinary shareholders	7,864	-

Denominator:
Weighted average number of ordinary shares – basic and diluted	200,000	200,000

Earnings per ordinary share
– Basic and diluted	0.04	-

The redeemable convertible preferred shares were anti-diluted for the nine months ended December 31, 2024 and 2023 since their accretion per common share obtainable on conversion exceeds basic EPS.

15.	RELATED PARTY TRANSACTIONS

Related parties:

Names of related parties	Relationship
Wong Ling Yan (Philip)	Director and controlling shareholder of the Company
Good Staywell HK Limited	An equity investee of Good On Time
Lee Kar Man Montina	Director of YOOV Capital

Amount due from related parties:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Wong Ling Yan (Philip)	10,299,059	4,632,400
Good Staywell HK Limited	1,169	1,160
Total	10,300,228	4,633,560

Amount due to a related party:

	As of
	December 31, 2024	March 31, 2024
	USD	USD
	(Unaudited)
Lee Kar Man Montina	5,216	-
Total	5,216	-

Significant related party transactions:

	For the nine months ended December 31,
	2024	2023
	USD	USD
	(Unaudited)
Advance payment to the director for intangible assets	17,314,798	4,900,749
Intangible assets payment paid by the director on behalf of the Group	17,314,798	4,900,749
Mezzanine equity received by the director on behalf of the Group and repaid to the Group	-	1,994,178
Accounts receivable received by the director on behalf of the Group	16,164,698	677,360
Accounts receivable received by the director and repaid to the Group	9,906,058	3,607,815
Expenses paid by the Group on behalf of the director	10,492,915	818,564
Expenses paid by the director on behalf of the Group	11,146,182	15,586

The director authorized his bank account to the Group for the purpose of collection and payments activities to improve business efficiency, including the purchase of intangible assets, collection of investment and receivables, etc. The Group has evaluated the subsequent settlement of amount due from Philip from December 31, 2024 through April 24, 2025, the date the unaudited condensed financial statements were issued, the balance has not been repaid to the Group.

16.	SIGNIFICANT RISKS

Credit risk

Financial instruments that potentially expose the Group to the concentration of credit risk consist primarily of cash, accounts receivable, factoring receivables, amounts from related parties, and other receivables and prepayments. As of December 31, 2024 and March 31, 2024, the Group places its cash with major financial institutions located in the Hong Kong S.A.R, which management considers to be of high credit quality. Concentration of credit risks with respect to accounts receivable, factoring receivables, amounts from related parties, and other receivables and prepayments, to manage credit risk, the Group performs ongoing credit evaluations of customers’ and suppliers’, as well as related parties’ financial condition. There is no significant credit risk for the nine months ended December 31, 2024 and 2023.

As of December 31, 2024 and March 31, 2024, HKD20,948,703 (USD2,696,899) and HKD10,720,403 (USD1,369,862) of the Group’s cash was on deposit at financial institutions in Hong Kong, respectively. In accordance with the relevant regulations in Hong Kong, the maximum insured bank deposit amount is HKD500,000 for each financial institution and it has been enhanced to HKD 800,000 since October 1, 2024. Accordingly, the Group’s total unprotected cash held in banks amounted to HKD16,948,703 (USD2,181,946) and HKD8,720,403 (USD1,114,300) as of December 31, 2024 and March 31, 2024, respectively.

Concentration risk

There was no single customers which individually represented greater than 10% of the total revenues of the Group for the nine months ended December 31, 2024 and 2023.

The Group collected accounts receivables from customers through sales agents. The following parties represent more than 10% of the Group’s accounts receivable as of December 31, 2024 and March 31, 2024:

	As of
	December 31, 2024	March 31, 2024
	(Unaudited)
Percentage of the Company’s accounts receivables
A	21.2%	34.4%
B	30.2%	*

*	represents percentage less than 10%.

The suppliers which individually represented greater than 10% of the total purchases of the Group for the nine months ended December 31, 2024 and 2023 were as follows:

	For the nine months ended December 31,
	2024	2023
	(Unaudited)
Percentage of the Company’s total purchase
Supplier B	22.6%	10.3%

The following suppliers represent more than 10% of the Group’s accounts payable as of December 31, 2024 and March 31, 2024:

	As of
	December 31, 2024	March 31, 2024
	(Unaudited)
Percentage of the Company’s accounts payable
Supplier A	18.1%	21.3%

17.	COMMITMENTS AND CONTINGENCIES

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the unaudited condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.

Except for leases which were disclosed in Note 13, there are not any other known commitments or contingencies as of December 31, 2024.

18.	SUBSEQUENT EVENTS

The Company has evaluated events from the nine months ended December 31, 2024 through April 24, 2025 the date the financial statements were issued. The Company did not identify any subsequent events with a material financial impact on the Company’s unaudited condensed consolidated financial statements.

AVALON FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Avalon GloboCare Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Avalon GloboCare Corp. (the Company) as of December 31, 2024, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the financial statements). We have audited the reverse stock split presentation for year-end December 31, 2023. We have audited note 20 in regards to the presentation of segment information for the year-ended December 31, 2023. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America. The financial statements of Avalon GloboCare Corp., as of December 31, 2023, were audited by other auditors whose report dated April 15, 2024, expressed an unqualified opinion on those financial statements.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has yet to achieve profitable operations, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financings to fund ongoing operations all of which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Investments

As discussed in the notes to the financial statements, the Company has an equity method investment in an unconsolidated subsidiary.

Auditing management’s valuation of the carrying value of the investment involves significant judgements and estimates to determine the proper value.

To evaluate the appropriateness of the valuation of the investment, we evaluated management’s significant judgments and estimates to determine that the investment is properly valued.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2024.

The Woodlands, TX

March 31, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Avalon GloboCare Corp.

Opinion on the Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the reverse stock split described in Note 3, and before the effects of the retrospective adjustment for the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) discussed in Note 3 and Note 20 to the consolidated financial statements, the accompanying consolidated balance sheet of Avalon GloboCare Corp. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements, before the effects of the adjustments to retrospectively apply the reverse stock split described in Note 3, and before the effects of the retrospective adjustment for the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) discussed in Note 3 and Note 20 to the consolidated financial statements, present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective reverse stock split described in Note 3, or retrospective adjustment for the adoption of ASU 2023-07 discussed in Note 3 and Note 20 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard tao these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2019 to 2024.

New York, NY
April 15, 2024

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
ASSETS

CURRENT ASSETS:
Cash	$2,856,309	$285,400
Rent receivable	80,829	197,473
Prepaid expense and other current assets	299,360	367,994

Total Current Assets	3,236,498	850,867

NON-CURRENT ASSETS:
Operating lease right-of-use assets, net	4,709	128,250
Property and equipment, net	12,912	38,083
Investment in real estate, net	7,022,721	7,191,404
Equity method investments, net	10,636,544	12,095,020
Other non-current assets	71,794	278,912

Total Non-current Assets	17,748,680	19,731,669

Total Assets	$20,985,178	$20,582,536

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accrued professional fees	$611,462	$1,804,100
Accrued research and development fees	153,772	208,772
Accrued payroll liability and compensation	501,258	588,722
Accrued litigation settlement	373,450	450,000
Accrued liabilities and other payables	434,117	272,915
Accrued liabilities and other payables - related parties	732,916	206,458
Operating lease obligation	10,709	129,396
Advance from pending sale of noncontrolling interest - related party	3,108,106	485,714
Equity method investment payable	-	666,667
Derivative liability	127,545	24,796
Note payable, net	5,715,447	-
Convertible note payable, net	2,113,773	1,925,146

Total Current Liabilities	13,882,555	6,762,686

NON-CURRENT LIABILITIES:
Operating lease obligation - noncurrent portion	-	4,855
Note payable, net - noncurrent portion	-	5,596,219
Loan payable - related party	-	850,000

Total Non-current Liabilities	-	6,451,074

Total Liabilities	13,882,555	13,213,760

Commitments and Contingencies (Note 21)

EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized;
Series A Convertible Preferred Stock, 9,000 shares issued and outstanding at December 31, 2024 and 2023 Liquidation preference $9 million at December 31, 2024	9,000,000	9,000,000
Series B Convertible Preferred Stock, 11,000 shares issued and outstanding at December 31, 2024 and 2023 Liquidation preference $11 million at December 31, 2024	11,000,000	11,000,000
Series C Convertible Preferred Stock, 3,500 shares issued and outstanding at December 31, 2024 Liquidation preference $3.5 million at December 31, 2024	3,500,000	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 1,445,979 shares issued and 1,442,512 shares outstanding at December 31, 2024; 736,769 shares issued and 733,302 shares outstanding at December 31, 2023	145	74
Additional paid-in capital	72,023,525	67,886,082
Less: common stock held in treasury, at cost; 3,467 shares at December 31, 2024 and 2023	(522,500)	(522,500)
Accumulated deficit	(87,673,125)	(79,769,731)
Statutory reserve	6,578	6,578
Accumulated other comprehensive loss	(232,000)	(231,727)
Total Avalon GloboCare Corp. stockholders’ equity	7,102,623	7,368,776
Noncontrolling interest	-	-

Total Equity	7,102,623	7,368,776

Total Liabilities and Equity	$20,985,178	$20,582,536

See accompanying notes to the consolidated financial statements

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	December 31,
	2024	2023

REAL PROPERTY RENTAL REVENUE	$1,333,403	$1,255,681

REAL PROPERTY OPERATING EXPENSES	1,065,574	1,017,493

REAL PROPERTY OPERATING INCOME	267,829	238,188

LOSS FROM EQUITY METHOD INVESTMENT - LAB SERVICES MSO	(846,588)	(8,571,647)

OTHER OPERATING EXPENSES:
Advertising and marketing expenses	237,671	1,666,721
Professional fees	1,822,105	3,076,477
Compensation and related benefits	1,431,328	1,768,449
Other general and administrative expenses	857,869	908,577

Total Other Operating Expenses	4,348,973	7,420,224

LOSS FROM OPERATIONS	(4,927,732)	(15,753,683)

OTHER (EXPENSE) INCOME
Interest expense - amortization of debt discount and debt issuance costs	(1,411,042)	(544,010)
Interest expense - other	(983,486)	(773,780)
Interest expense - related party	(42,445)	(33,712)
Debt modification charge	(838,794)	-
Change in fair value of derivative liability	374,365	188,374
Impairment of equity method investment - Epicon	-	(454,679)
Gain on debts extinguishment	-	682,979
Other expense	(74,260)	(18,499)

Total Other Expense, net	(2,975,662)	(953,327)

LOSS BEFORE INCOME TAXES	(7,903,394)	(16,707,010)

INCOME TAXES	-	-

NET LOSS	$(7,903,394)	$(16,707,010)

LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-

NET LOSS ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS	$(7,903,394)	$(16,707,010)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS:
Basic and diluted	$(8.44)	$(23.80)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	936,614	701,932

COMPREHENSIVE LOSS:
NET LOSS	$(7,903,394)	$(16,707,010)
OTHER COMPREHENSIVE LOSS
Unrealized foreign currency translation loss	(273)	(18,590)
COMPREHENSIVE LOSS	(7,903,667)	(16,725,600)
LESS: COMPREHENSIVE LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	-	-
COMPREHENSIVE LOSS ATTRIBUTABLE TO AVALON GLOBOCARE CORP. COMMON SHAREHOLDERS	$(7,903,667)	$(16,725,600)

See accompanying notes to the consolidated financial statements

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Years Ended December 31, 2024 and 2023

	Avalon GloboCare Corp. Stockholders’ Equity
	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Common Stock			Treasury Stock				Accumulated
	Number of		Number of		Number of		Number of		Additional Paid-in	Number of		Accumulated	Statutory	Other Comprehensive	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Reserve	Loss	Interest	Equity

Balance, January 1, 2023	9,000	$9,000,000	-	$-	-	$-	667,572	$67	$65,950,661	(3,467)	$(522,500)	$(63,062,721)	$6,578	$(213,137)	$-	$11,158,948

To correct shares issued for adjustments for 1:10 reverse split	-	-	-	-	-	-	3,333	-	-	-	-	-	-	-	-	-

Issuance of Series B Convertible Preferred Stock for equity method investment	-	-	11,000	11,000,000	-	-	-	-	-	-	-	-	-	-	-	11,000,000

Issuance of common stock as convertible note payable commitment fee	-	-	-	-	-	-	11,333	1	236,399	-	-	-	-	-	-	236,400

Sale of common stock, net	-	-	-	-	-	-	30,442	3	414,393	-	-	-	-	-	-	414,396

Issuance of common stock for services	-	-	-	-	-	-	24,089	3	999,652	-	-	-	-	-	-	999,655

Stock-based compensation	-	-	-	-	-	-	-	-	284,977	-	-	-	-	-	-	284,977
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	(18,590)	-	(18,590)

Net loss for the year	-	-	-	-	-	-	-	-	-	-	-	(16,707,010)	-	-	-	(16,707,010)
Balance, December 31, 2023	9,000	9,000,000	11,000	11,000,000	-	-	736,769	74	67,886,082	(3,467)	(522,500)	(79,769,731)	6,578	(231,727)	-	7,368,776

Issuance of common stock as convertible note payable commitment fee	-	-	-	-	-	-	33,800	3	320,543	-	-	-	-	-	-	320,546

Sale of common stock, net	-	-	-	-	-	-	281,843	28	2,544,283	-	-	-	-	-	-	2,544,311

Issuance of common stock upon cashless exercise of stock warrants	-	-	-	-	-	-	42,381	4	(4)	-	-	-	-	-	-	-

Issuance of common stock for services	-	-	-	-	-	-	145,153	15	530,335	-	-	-	-	-	-	530,350

Reclassification of derivative liability to equity	-	-	-	-	-	-	-	-	2,354	-	-	-	-	-	-	2,354

Sale of Series C Convertible Preferred Stock	-	-	-	-	3,500	3,500,000	-	-	-	-	-	-	-	-	-	3,500,000

Issuance of pre-funded warrants	-	-	-	-	-	-	-	-	688,794	-	-	-	-	-	-	688,794

Stock-based compensation	-	-	-	-	-	-	-	-	51,159	-	-	-	-	-	-	51,159

Shares issued for adjustments for 1:15 reverse split	-	-	-	-	-	-	206,033	21	(21)	-	-	-	-	-	-	-

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	(273)	-	(273)

Net loss for the year	-	-	-	-	-	-	-	-	-	-	-	(7,903,394)	-	-	-	(7,903,394)

Balance, December 31, 2024	9,000	$9,000,000	11,000	$11,000,000	3,500	$3,500,000	1,445,979	$145	$72,023,525	(3,467)	$(522,500)	$(87,673,125)	$6,578	$(232,000)	$-	$7,102,623

See accompanying notes to the consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,903,394)	$(16,707,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	177,917	211,720
Change in straight-line rent receivable	46,607	10,496
Amortization of operating lease right-of-use asset	122,553	118,226
Stock-based compensation and service expense	521,509	1,179,761
Loss from equity method investments	846,588	8,589,822
Distribution of earnings from equity method investment	611,888	-
Impairment of equity method investment - Epicon	-	454,679
Amortization of debt issuance costs and debt discount	1,411,042	544,010
Change in fair market value of derivative liability	(374,365)	(188,374)
Impairment of laboratory equipment	111,033	-
Debt modification charge	688,794	-
Gain on debts extinguishment	-	(682,979)
Changes in operating assets and liabilities:
Rent receivable	130,739	(46,220)
Security deposit	-	396
Deferred leasing costs	33,402	33,402
Prepaid expense and other assets	(91,496)	411
Accrued liabilities and other payables	(1,165,418)	(16,601)
Accrued liabilities and other payables - related parties	(14,051)	106,458
Operating lease obligation	(122,553)	(112,915)

NET CASH USED IN OPERATING ACTIVITIES	(4,969,205)	(6,504,718)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(22,159)
Payment for equity interest purchase	(100,000)	-

NET CASH USED IN INVESTING ACTIVITIES	(100,000)	(22,159)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable - related party	-	850,000
Repayments of loan payable - related party	(400,000)	-
Proceeds from issuance of convertible debts and warrants	3,367,750	2,565,000
Payments of convertible debts issuance costs	(282,700)	(327,200)
Repayments of convertible debts	(3,388,222)	(300,000)
Proceeds from issuance of balloon promissory note	-	1,000,000
Payments of balloon promissory note issuance costs	-	(64,436)
Advance from pending sale of noncontrolling interest in subsidiary	2,122,392	485,714
Proceeds from equity offering	2,857,852	635,391
Disbursements for equity offering costs	(138,405)	(19,132)
Proceeds from issuance of convertible preferred stock	3,500,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,638,667	4,825,337

EFFECT OF EXCHANGE RATE ON CASH	1,447	(3,970)

NET INCREASE (DECREASE) IN CASH	2,570,909	(1,705,510)

CASH - beginning of year	285,400	1,990,910

CASH - end of year	$2,856,309	$285,400

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,088,512	$718,753

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for accrued liabilities	$60,000	$164,871
Reclassification of advances for equity interest purchase to equity method investment	$-	$9,000,000
Series B Convertible Preferred Stock issued related to equity method investment	$-	$11,000,000
Accrued purchase price related to equity method investment	$-	$666,667
Warrants issued as convertible notes payable finder’s fee	$40,900	$16,977
Warrants issued with convertible notes payable recorded as debt discount	$438,568	$196,193
Common stock issued as convertible notes payable commitment fee	$320,546	$236,400
Deferred financing costs in accrued liabilities	$-	$202,892
Equity method investment payable paid by a related party	$566,667	$-
Reclassification of deferred offering costs	$175,136	$-
Settlement of derivative liability	$2,354	$-
Reclassification of related party loan payable and accrued expenses to advance from related party	$500,000	$-
Issuance of common stock upon cashless exercise of stock warrants	$4	$-
Shares issued for adjustments for 1:15 reverse split	$21	$-

See accompanying notes to the consolidated financial statements.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

Avalon GloboCare Corp. (the “Company” or “ALBT”) was incorporated under the laws of the State of Delaware on July 28, 2014.

The Company is a commercial-stage company dedicated to developing and delivering precision diagnostic consumer products. The Company is currently marketing the Keto Air breathalyzer device and plans to develop additional diagnostic uses of the breathalyzer technology. The Company also provided laboratory services in 2024 and 2023, offering a broad portfolio of diagnostic tests, including drug testing, toxicology, and a broad array of test services, from general bloodwork to anatomic pathology, and urine toxicology.

On May 18, 2015, Avalon Healthcare System, Inc. (“AHS”) was incorporated under the laws of the State of Delaware. AHS owns 100% of the capital stock of Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”), which is a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (“PRC”). Avalon Shanghai was incorporated on April 29, 2016, and was engaged in medical related consulting services for customers. Due to the winding down of the medical related consulting services in 2022, the Company decided to cease all operations of Avalon Shanghai and no longer has any material revenues or expenses in Avalon Shanghai. As a result, Avalon Shanghai is no longer an operating entity.

On February 7, 2017, the Company formed Avalon RT 9 Properties, LLC (“Avalon RT 9”), a New Jersey limited liability company. On May 5, 2017, Avalon RT 9 purchased a real property located in Township of Freehold, County of Monmouth, State of New Jersey, having a street address of 4400 Route 9 South, Freehold, NJ 07728. This property was purchased to serve as the Company’s world-wide headquarters for all corporate administration and operations. In addition, the property generates rental income. Avalon RT 9 owns this office building. Avalon RT 9’s business consists of the ownership and operation of the income-producing real estate property in New Jersey. As of December 31, 2024, the occupancy rate of the building is 98.5%.

On July 18, 2018, the Company formed a wholly owned subsidiary, Avactis Biosciences Inc. (“Avactis”), a Nevada corporation, which is a patent holding company. Commencing on April 6, 2022, the Company owns 60% of Avactis and Arbele Biotherapeutics Limited (“Arbele Biotherapeutics”) owns 40% of Avactis. Avactis owns 100% of the capital stock of Avactis Nanjing Biosciences Ltd., a company incorporated in the PRC on May 8, 2020 (“Avactis Nanjing”), which only owns a patent and is not considered an operating entity. Currently, Avactis and Avactis Nanjing are dormant and are in process of being dissolved.

On October 14, 2022, the Company formed a wholly owned subsidiary, Avalon Laboratory Services, Inc. (“Avalon Lab”), a Delaware company. On February 9, 2023, Avalon Lab purchased 40% of the issued and outstanding equity interests of Laboratory Services MSO, LLC, a private limited company formed under the laws of the State of Delaware on September 6, 2019 (“Lab Services MSO”), and its subsidiaries. Lab Services MSO, through its subsidiaries, is engaged in providing laboratory testing services. During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by Avalon Lab. See Note 22 - Subsequent Events - Redemption Agreement.

On May 1, 2024, the Company formed a wholly owned subsidiary, Q&A Distribution LLC (“Q&A Distribution”), a Texas company. Q&A Distribution is engaged in distribution of KetoAir device.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS (continued)

Details of the Company’s subsidiaries which are included in these consolidated financial statements as of December 31, 2024 are as follows:

Name of Subsidiary	Place and date of Incorporation	Percentage of Ownership	Principal Activities
Avalon Healthcare System, Inc. (“AHS”)	Delaware May 18, 2015	100% held by ALBT	Holding company for payroll and other expenses

Avalon RT 9 Properties LLC (“Avalon RT 9”)	New Jersey February 7, 2017	100% held by ALBT	Owns and operates an income-producing real property and holds and manages the corporate headquarters

Avalon (Shanghai) Healthcare Technology Co., Ltd. (“Avalon Shanghai”)	PRC April 29, 2016	100% held by AHS	Is not considered an operating entity

Genexosome Technologies Inc. (“Genexosome”)	Nevada July 31, 2017	60% held by ALBT	No current activities to report, dormant

Avactis Biosciences Inc. (“Avactis”)	Nevada July 18, 2018	60% held by ALBT	Dormant, is in process of being dissolved
Avactis Nanjing Biosciences Ltd. (“Avactis Nanjing”)	PRC May 8, 2020	100% held by Avactis	Dormant, is in process of being dissolved

Avalon Laboratory Services, Inc. (“Avalon Lab”)	Delaware October 14, 2022	100% held by ALBT	Laboratory holding company with a 40% membership interest in Lab Services MSO (1)

Q&A Distribution LLC (“Q&A Distribution”)	Texas May 1, 2024	100% held by ALBT	Distributes KetoAir device

(1)	On February 26, 2025, the Company and Lab Services MSO entered into a Redemption and Abandonment Agreement, whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by the Company.

NOTE 2 - BASIS OF PRESENTATION AND GOING CONCERN CONDITION

Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the U.S. Securities and Exchange Commission for financial information.

The Company’s consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - BASIS OF PRESENTATION AND GOING CONCERN CONDITION (continued)

Going Concern

The Company is a commercial-stage company dedicated to developing and delivering precision diagnostic consumer products. The Company is currently marketing the Keto Air breathalyzer device and plans to develop additional diagnostic uses of the breathalyzer technology. In addition, the Company owns commercial real estate that houses its headquarters in Freehold, New Jersey. These consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had a working capital deficit of approximately $10,646,000 at December 31, 2024 and had incurred recurring net losses and generated negative cash flow from operating activities of approximately $7,903,000 and $4,969,000 for the year ended December 31, 2024, respectively.

The Company has a limited operating history and its continued growth is dependent upon the continuation of generating rental revenue from its income-producing real estate property in New Jersey and obtaining additional financing to fund future obligations and pay liabilities arising from normal business operations. In addition, the current cash balance cannot be projected to cover the operating expenses for the next twelve months from the release date of this report. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, implement its business plan, and generate significant revenue. There are no assurances that the Company will be successful in its efforts to generate significant revenue, maintain sufficient cash balance or report profitable operations or to continue as a going concern. The Company plans on raising capital through the sale of equity to implement its business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to the Company on satisfactory terms and conditions, if any.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Significant estimates during the years ended December 31, 2024 and 2023 include the useful life of investment in real estate and intangible assets, the assumptions used in assessing impairment of long-term assets, the valuation of deferred tax assets and the associated valuation allowances, the valuation of stock-based compensation, the assumptions used to determine fair value of warrants and embedded conversion features of convertible note payable, and the fair value of the consideration given and assets acquired in the purchase of 40% of Lab Services MSO.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments and Fair Value Measurements

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

●	Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

●	Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated financial statements, primarily due to their short-term nature.

Assets and liabilities measured at fair value on a recurring basis. Certain assets and liabilities are measured at fair value on a recurring basis. These assets and liabilities are measured at fair value on an ongoing basis. These assets and liabilities include derivative liability.

Derivative liability. Derivative liability is carried at fair value and measured on an ongoing basis. The table below reflects the activity of derivative liability measured at fair value for the years ended December 31, 2024 and 2023:

Significant Unobservable Inputs (Level 3)
Balance of derivative liability as of January 1, 2023	$-
Initial fair value of derivative liability attributable to warrants issuance with May, July, and October 2023 fund raises	213,170
Gain from change in the fair value of derivative liability	(188,374)
Balance of derivative liability as of December 31, 2023	24,796
Initial fair value of derivative liability attributable to warrants issuance with March and June 2024 fund raises	479,468
Reclassification of additional paid-in capital upon conversion	(2,354)
Gain from change in the fair value of derivative liability	(374,365)
Balance of derivative liability as of December 31, 2024	$127,545

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. These assets and liabilities can include equipment held for sale and equity method investment that are written down to fair value when they are impaired.

Laboratory equipment. The Company conducted an impairment assessment on its laboratory equipment based on the guidelines established in Financial Accounting Standards Board (“FASB”) ASC Topic 360 to determine the estimated fair market value of its laboratory equipment as of December 31, 2024. Upon completion of its 2024 impairment analysis, the Company determined that the carrying value exceeded the fair market value of laboratory equipment. The fair market value of laboratory equipment is a level 3 valuation. The Company recorded an impairment charge of $111,033 for the year ended December 31, 2024, which was included in other general and administrative expenses on the accompanying consolidated statements of operations and comprehensive loss.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments and Fair Value Measurements (continued)

Equity method investment in Epicon Biotech Co., Ltd. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, the investee’s series of operating losses and the joint venture partner unable to obtain funds to commence operations. These assumptions represent Level 3 inputs. Impairment of equity method investment in Epicon Biotech Co., Ltd. for the year ended December 31, 2023 was $454,679. There is no comparative impairment for the year ended December 31, 2024 since the investment was fully impaired at December 31, 2023.

Equity method investment in Laboratory Services MSO, LLC The factors used to determine fair value are subject to management’s judgment and expertise. These assumptions represent Level 3 inputs. Impairment of equity method investment in Laboratory Services MSO, LLC for the years ended December 31, 2024 and 2023 was $259,579 and $9,196,682, respectively, which have been included in loss from equity method investment - Lab Services MSO on the accompanying consolidated statements of operations and comprehensive loss.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

Cash and Cash Equivalents

At December 31, 2024 and 2023, the Company’s cash balances by geographic area were as follows:

Country:	December 31, 2024		December 31, 2023
United States	$2,844,522	99.6%	$280,197	98.2%
China	11,787	0.4%	5,203	1.8%
Total cash	$2,856,309	100.0%	$285,400	100.0%

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less when purchased and money market accounts to be cash equivalents. The Company had no cash equivalents at December 31, 2024 and 2023.

Credit Risk and Uncertainties

The Company maintains a portion of its cash on deposits with bank and financial institution within the U.S. that at times may exceed federally-insured limits of $250,000. The Company manages this credit risk by concentrating its cash balances in high quality financial institutions and by periodically evaluating the credit quality of the primary financial institutions holding such deposits. The Company has not experienced any losses in such bank accounts and believes it is not exposed to any risks on its cash in bank accounts. At December 31, 2024, the Company’s cash balances in United States bank accounts had approximately $2,413,000 in excess of the federally-insured limits.

The Company’s concentrations of credit risk with respect to its rent receivable is limited due to short-term payment terms. The Company also performs ongoing credit evaluations of its tenants to help further reduce credit risk.

Rent Receivable and Reserve for Credit Losses

Rent receivable is presented net of reserve for credit losses. Rent receivable balance consists of base rents, tenant reimbursements and receivables arising from straight-lining of rents represent amounts accrued and unpaid from tenants in accordance with the terms of the respective leases, subject to the Company’s revenue recognition policy. A reverse for the uncollectible portion of rent receivable is determined based upon an analysis of the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in Freehold, New Jersey in which the property is located.

Management believes that the rent receivable is fully collectable. Therefore, no material reverse for credit losses is deemed to be required on its rent receivable at December 31, 2024 and 2023.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs that are directly related to the Company’s open market sale equity financing and will be charged to stockholders’ equity upon completion of the equity offering. As of December 31, 2024 and 2023, deferred offering costs amounted to $0 and $175,136, respectively, which were included in prepaid expense and other current assets.

Deferred Leasing Costs

Costs incurred to obtain tenant leases are amortized using the straight-line method over the term of the related lease agreement. Such costs include lease incentives and leasing commissions. If the lease is terminated early, the remaining unamortized deferred leasing cost is written off.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation, and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the period of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Investment In Real Estate and Depreciation

Investment in real estate is carried at cost less accumulated depreciation, and consists of building and improvement. The Company depreciates real estate building and improvement on a straight-line basis over estimated useful life. Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Expenditure for improvements, renovations, and replacements of real estate asset is capitalized and depreciated over its estimated useful life if the expenditure qualifies as betterment.

Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

For the year ended December 31, 2024, the Company incurred impairment charges in operations of $111,033 on its laboratory equipment. The valuation of the laboratory equipment, and the amount of the impairment charge, were based on impairment assessment conducted on the equipment at December 31, 2024.

Investment in Unconsolidated Companies

The Company uses the equity method of accounting for its investment in, and earning or loss of, investees that it does not control but over which it does exert significant influence. The Company applies the equity method by initially recording these investments at cost, as equity method investments, subsequently adjusted for equity in earnings and cash distributions.

The Company considers whether the fair value of its equity method investment has declined below its carrying value whenever adverse events or changes in circumstances indicate that recorded value may not be recoverable. If the Company considers any decline to be other than temporary (based on various factors, including historical financial results and the overall health of the investee), then a write-down would be recorded to estimated fair value. Impairment of equity method investment amounted to $259,579 and $9,651,361 for the years ended December 31, 2024 and 2023, respectively. See Note 8 for discussion of equity method investments.

The Company classifies distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor’s cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeds cumulative equity in earnings recognized, the excess is considered a return of investment and is classified as cash inflows from investing activities.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Deferred Rental Income

Deferred rental income represents rental income collected but not earned as of the reporting date. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. As of December 31, 2024 and 2023, deferred rental income totaled $38,346 and $11,429, respectively, which were included in accrued liabilities and other payables on the accompanying consolidated balance sheets.

Real Property Rental Revenue

The Company has determined that ASC 606 does not apply to rental contracts, which are within the scope of other revenue recognition accounting standards.

Rental income from operating leases is recognized on a straight-line basis under the guidance of ASC 842. Lease payments under tenant leases are recognized on a straight-line basis over the term of the related leases. The cumulative difference between lease revenue recognized under the straight-line method and contractual lease payments are included in rent receivable on the consolidated balance sheets.

Office Lease

When a lease contains “rent holidays”, the Company records rental expense on a straight-line basis over the term of the lease. The Company begins recording rent expense on the lease possession date.

Real Property Operating Expenses

Real property operating expenses consist of property management fees, property insurance, real estate taxes, depreciation, repairs and maintenance fees, utilities and other expenses related to the Company’s rental properties.

Research and Development

Expenditures for research and product development costs are expensed as incurred. The Company incurred research and development expense of $0 and $109,618 in the years ended December 31, 2024 and 2023, respectively.

Advertising and Marketing Costs

All costs related to advertising and marketing are expensed as incurred. For the years ended December 31, 2024 and 2023, advertising and marketing costs amounted to $237,671 and $1,666,721, respectively.

Stock-based Compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values. The Company estimates the grant date fair value of each option award using the Black-Scholes option-pricing model.

The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Debt Modifications and Extinguishments

When the Company modifies or extinguishes debt, it first evaluates whether the modification qualifies as a troubled debt restructuring (TDR) under ASC Topic 470-60, which requires debt modifications to be evaluated to determine if (1) the borrower is experiencing financial difficulty, and (2) the lender grants the borrower a concession. If a TDR is determined not to have occurred, the Company evaluates the modification in accordance with ASC Topic 470-50-40, which requires modification to debt instruments to be evaluated to assess whether debt modification or debt extinguishment accounting is applicable. This evaluation includes analyzing whether there are significant and consequential changes to the economic substance of the note. If the change is deemed insignificant then the change is considered a debt modification, whereas if the change is substantial the change is reflected as a debt extinguishment.

If debt extinguishment guidance applies, the previous debt principal amount is removed, the previously capitalized debt issuance costs are expensed, the value of instruments exchanged are recorded, including cash, new debt, warrants and common stock, and a gain or loss on extinguishment of debt is recorded. If debt modification guidance applies, no gain or loss is recorded and the effective interest rate of the debt is updated based on the carrying value of the debt and the revised future cash flows. Any previously capitalized debt issuance costs in a debt modification are amortized as interest expense over the term of the new debt instrument.

Income Taxes

The Company is governed by the income tax laws of China and the United States. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, the benefit for tax positions taken can only be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2024 and 2023, the Company had no significant uncertain tax positions which would require either recognition of a liability or disclosure in the financial statements. For United States entities, tax year that remains subject to examination is the years ended December 31, 2024, 2023, 2022 and 2021. For China entities, income tax returns for the tax years ended December 31, 2020 through December 31, 2024 remain open for statutory examination by PRC tax authorities. The Company recognizes interest and penalties related to significant uncertain income tax positions in income tax expense. However, no such interest and penalties were recorded as of December 31, 2024 and 2023.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the parent company, AHS, Avalon RT 9, Avalon Lab, and Q&A Distribution is the U.S. dollar and the functional currency of Avalon Shanghai is the Chinese Renminbi (“RMB”). For Avalon Shanghai whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency of the operating subsidiaries. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Asset and liability accounts at December 31, 2024 and 2023 were translated at 7.2980 RMB and 7.0786 RMB to $1.00, respectively, which were the exchange rates on the balance sheet dates. Equity accounts were stated at their historical rates. The average translation rates applied to the statements of operations for the years ended December 31, 2024 and 2023 were 7.1889 RMB and 7.0752 RMB to $1.00, respectively. Cash flows from the Company’s operations are calculated based upon the local currencies using the average translation rate.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Loss

Comprehensive loss is comprised of net loss and all changes to the statements of equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the years ended December 31, 2024 and 2023 consisted of net loss and unrealized loss from foreign currency translation adjustment.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters. Liabilities for such contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Per Share Data

ASC Topic 260 “Earnings per Share,” requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. For the years ended December 31, 2024 and 2023, potentially dilutive common shares consist of the common shares issuable upon the conversion of convertible preferred stock and convertible notes (using the if-converted method) and exercise of common stock options and warrants (using the treasury stock method). Common stock equivalents are not included in the calculation of diluted net loss per share if their effect would be anti-dilutive. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact.

The calculation of basic and diluted net loss per common share attributable to the Company common shareholders includes 150,000 of the pre-funded warrants that remain outstanding as of December 31, 2024.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive:

	Years Ended December 31,
	2024	2023
Options to purchase common stock	52,479	56,880
Warrants to purchase common stock	182,996	43,035
Series A convertible preferred stock (*)	60,000	60,000
Series B convertible preferred stock (**)	194,004	194,004
Series C convertible preferred stock (***)	1,452,282	-
Convertible notes (****)	227,269	60,740
Potentially dilutive securities	2,169,030	414,659

(*)	Assumed the Series A convertible preferred stock was converted into shares of common stock of the Company at a conversion price of $150.00 per share.

(**)	Assumed the Series B convertible preferred stock was converted into shares of common stock of the Company at a conversion price of $56.70 per share.

(***)	Assumed the Series C convertible preferred stock was converted into shares of common stock of the Company at a conversion price of $2.41 per share.

(****)	Assumed the convertible notes were converted into shares of common stock of the Company at a conversion price of $11.25 per share for the year ended December 31, 2024. Assumed the convertible notes were converted into shares of common stock of the Company at a conversion price of $67.50 and $22.50 per share for the year ended December 31, 2023.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Noncontrolling Interest

As of December 31, 2024, Dr. Yu Zhou, former director and former Co-Chief Executive Officer of Genexosome, who owns 40% of the equity interests of Genexosome, which is not under the Company’s control. Since the fourth quarter of 2019, the non-controlling interest has remained inactive.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on the previously reported financial position, results of operations and cash flows.

Segment Reporting

The segment reporting structure uses the Company’s management reporting structure as its foundation to reflect how the Company manages the businesses internally and is mainly organized by services. The Company is organized into two services-oriented strategic business units: real property rental services and laboratory testing services - which are led by our strategic business unit managers. Operating segments are defined as components of an enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to make operating decisions, allocate resources and assess performance.

On February 9, 2023, the Company purchased 40% of Lab Services MSO. Commencing from the purchase date, February 9, 2023, the Company is active in the management of Lab Services MSO. During the years ended December 31, 2024 and 2023, the Company operated in two reportable business segments: (1) the real property operating segment, and (2) laboratory testing services segment (which commenced with the purchase date, February 9, 2023) since Lab Services MSO’s operating results are regularly reviewed by the Company’s chief operating decision maker to determine the resources to be allocated to the segment and assess its performance. The Company regularly reviews the operating results and performance of Lab Services MSO, for which the Company accounts for under the equity method.

The Company’s President and Chief Executive Officer is its CODM. The Company reports operational data to its CODM at the segment level, which he uses to evaluate performance and allocate resources based on real property operating income and loss from equity method investment - Lab Services MSO.

Fiscal Year End

The Company has adopted a fiscal year end of December 31st.

Reverse Stock Split

The Company effectuated a 1-for-15 reverse stock split of its outstanding shares of common stock on October 28, 2024. The reverse split did not change the par value of common stock. All references in these consolidated financial statements to shares, share prices, exercise prices, and other per share information in all periods have been adjusted, on a retroactive basis, to reflect the reverse stock split.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2020-06 did not have a material effect on the Company’s consolidated financial statements and related disclosures.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Standards (continued)

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280). The amendments in this update improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 became effective for the Company’s annual period beginning on January 1, 2024 and interim periods beginning after January 1, 2025. The Company adopted this guidance in the fourth quarter of 2024. Refer to Note 20 - Segment Information. The Company’s results of operations, cash flows, and financial condition were not impacted by the adoption of this ASU.

In December 2023, the FASB ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This guidance is intended to enhance the transparency and decision-usefulness of income tax disclosures. The amendments in ASU 2023-09 address investor requests for enhanced income tax information primarily through changes to disclosure regarding rate reconciliation and income taxes paid both in the U.S. and in foreign jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024 on a prospective basis, with the option to apply the standard retrospectively. Early adoption is permitted. The adoption of ASU 2023-09 did not have a material effect on the Company’s consolidated financial statements and related disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 4 - PREPAID EXPENSE AND OTHER CURRENT ASSETS

At December 31, 2024 and 2023, prepaid expense and other current assets consisted of the following:

	December 31, 2024	December 31, 2023
Prepaid professional fees	$33,665	$33,062
Prepaid directors and officers’ liability insurance premium	9,741	27,192
Deferred offering costs	-	175,136
Deferred leasing costs	31,587	33,402
Security deposit	17,654	-
Due from broker	32,885	37,187
Finished goods	92,230	-
Recoverable VAT	9,245	6,218
Others	72,353	55,797
Total	$299,360	$367,994

NOTE 5 - PROPERTY AND EQUIPMENT

At December 31, 2024 and 2023, property and equipment consisted of the following:

	Useful Life	December 31, 2024	December 31, 2023
Laboratory equipment	5 Years	$-	$100,548
Office equipment and furniture	3 - 10 Years	54,499	54,797
		54,499	155,345
Less: accumulated depreciation		(41,587)	(117,262)
		$12,912	$38,083

For the years ended December 31, 2024 and 2023, depreciation expense of property and equipment amounted to $9,234 and $43,037, respectively, of which, $8,623 and $7,221 was included in real property operating expenses, $611 and $417 was included in other operating expenses, and $0 and $35,399 was included in research and development expense, respectively.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - EQUIPMENT HELD FOR SALE

The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount or fair value, less associated costs to sell these assets. The assets held for sale is no longer subject to depreciation as they are not used in operations. As of December 31, 2024, the Company committed to a plan to sell certain laboratory equipment that was used to research and development as equipment held for sale, which was included in “Other non-current assets” on the accompanying consolidated balance sheets. The Company evaluated equipment for impairment at December 31, 2024. The Company compared the estimated fair value of the equipment to its carrying value with impairment indicators and recorded an impairment charge for the excess of carrying value over fair value. For the year ended December 31, 2024, the Company incurred an impairment charge in operations of $111,033 on laboratory equipment. Although the Company is actively seeking and negotiating with potential buyers, the Company can give no assurances that the sale process will be successful and, if it were successful, there are no assurances as to the amount or timing of any potential proceeds.

NOTE 7 - INVESTMENT IN REAL ESTATE

At December 31, 2024 and 2023, investment in real estate consisted of the following:

	Useful Life	December 31, 2024	December 31, 2023
Commercial real property building	39 Years	$7,708,571	$7,708,571
Improvement	12 Years	529,372	529,372
		8,237,943	8,237,943
Less: accumulated depreciation		(1,215,222)	(1,046,539)
		$7,022,721	$7,191,404

For both the years ended December 31, 2024 and 2023, depreciation expense of this commercial real property amounted to $168,683, which was included in real property operating expenses.

NOTE 8 - EQUITY METHOD INVESTMENTS

Investment in Epicon Biotech Co., Ltd.

As of December 31, 2023, the equity method investment in Epicon Biotech Co., Ltd. (“Epicon”) amounted to $0. The investment represents the Company’s subsidiary, Avalon Shanghai’s interest in Epicon. Epicon was incorporated on August 14, 2018 in PRC. Avalon Shanghai and an unrelated company, Jiangsu Unicorn Biological Technology Co., Ltd. (“Unicorn”), have an ownership interest in Epicon of 40% and 60%, respectively. Epicon is focused on cell preparation, third party testing, biological sample repository for commercial and scientific research purposes and clinical transformation of scientific achievements. The Company is not involved in the management of Epicon. Therefore, it is a passive investment.

In June 2023, the Company assessed its equity method investment in Epicon for any impairment and concluded that there were indicators of impairment as of June 30, 2023. The impairment is due to the Company’s conclusion that it will be unable to recover the carrying amount of the investment due to the investee’s series of operating losses and the inability of Avalon Shanghai’s joint venture partner (Unicorn) to obtain adequate funding to commence operations. The Company calculated that the estimated undiscounted cash flows were less than the carrying amount related to the equity method investment. The Company has recognized an impairment loss of $454,679 related to the equity method investment for the year ended December 31, 2023, which reduced the investment value to zero.

Under the equity method, if there is a commitment for the Company to fund the losses of its equity method investees, the Company would continue to record its share of losses resulting in a negative equity method investment, which would be presented as a liability on the consolidated balance sheets. Commitments may be explicit and may include formal guarantees, legal obligations, or arrangements by contract. Implicit commitments may arise from reputational expectations, intercompany relationships, statements by the Company of its intention to provide support, a history of providing financial support or other facts and circumstances. When the Company has no commitment to fund the losses of its equity method investees, the carrying value of its equity method investments will not be reduced below zero. The Company has no commitment to fund additional losses of its equity method investments.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - EQUITY METHOD INVESTMENTS (continued)

Investment in Laboratory Services MSO, LLC

On February 9, 2023 (the “Closing Date”), the Company entered into and closed an Amended and Restated Membership Interest Purchase Agreement (the “Amended MIPA”), by and among Avalon Lab, SCBC Holdings LLC (the “Seller”), the Zoe Family Trust, Bryan Cox and Sarah Cox as individuals (each an “Owner” and collectively, the “Owners”), and Lab Services MSO.

Pursuant to the terms and conditions set forth in the Amended MIPA, Avalon Lab acquired from the Seller, 40% of the issued and outstanding equity interests of Lab Services MSO (the “Purchased Interests”). The consideration paid by Avalon Lab to Seller for the Purchased Interests consisted of $20,666,667, which was comprised of (i) $9,000,000 in cash, (ii) $11,000,000 pursuant to the issuance of 11,000 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), stated value $1,000 (the “Series B Stated Value”), which approximated the fair value, and (iii) a $666,667 cash payment on February 9, 2024. The Series B Preferred Stock is convertible into shares of the Company’s common stock at a conversion price per share equal to $56.70, which approximated the market price at the date of closing, or an aggregate of 194,004 shares of the Company’s common stock, which are subject to a lock-up period and restrictions on sale.

Lab Services MSO, through its subsidiaries, is engaged in providing laboratory testing services. Avalon Lab and an unrelated company, have an ownership interest in Lab Services MSO of 40% and 60%, respectively.

In accordance with ASC 810, the Company determined that Lab Services MSO does not qualify as a variable interest entity, nor does it have a controlling financial interest over the legal entity. However, the Company determined that it does have significant influence as a result of its board representation. Therefore, the Company treats the equity investment in the consolidated financial statements under the equity method. Under the equity method, the investment is initially recorded at cost, adjusted for any excess of the Company’s share of the purchased-date fair values of the investee’s identifiable net assets over the cost of the investment (if any). At February 9, 2023 (date of investment), the excess of the Company’s share of the fair values of the investee’s identifiable net assets over the cost of the investment was approximately $19,460,000 which was attributable to intangible assets and goodwill. Thereafter, the investment is adjusted for the post purchase change in the Company’s share of the investee’s net assets and any impairment loss relating to the investment.

Intangible assets consist of the valuation of identifiable intangible assets acquired, representing trade names and customers relationships, which are being amortized on a straight-line method over the estimated useful life of 15 years. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets. For the year ended December 31, 2024 and for the period from February 9, 2023 (date of investment) through December 31, 2023, amortization expense of these intangible assets amounted to $666,932 and $611,356, respectively, which was included in loss from equity method investment - Lab Services MSO in the accompanying consolidated statements of operations and comprehensive loss.

Goodwill represents the excess of the purchase price paid over the fair value of net assets acquired in the business acquisition of Lab Services MSO incurred on February 9, 2023. Goodwill is not amortized but is tested for impairment at least once annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

In September 2024 and December 2023, the Company assessed its equity method investment in Laboratory Services MSO, LLC for any impairment and concluded that there were indicators of impairment as of September 30, 2024 and December 31, 2023, respectively. The Company calculated that the estimated undiscounted cash flows of goodwill were less than the carrying amount of goodwill related to the equity method investment. The Company has recognized impairment loss of $259,579 and $9,196,682 related to the equity method investment for the year ended December 31, 2024 and for the period from February 9, 2023 (date of investment) through December 31, 2023, respectively, which was included in loss from equity method investment - Lab Services MSO in the accompanying consolidated statements of operations and comprehensive loss.

For the year ended December 31, 2024 and for the period from February 9, 2023 (date of investment) through December 31, 2023, the Company’s share of Lab Services MSO’s net income was $79,923 and $1,236,391, respectively, which was included in loss from equity method investment - Lab Services MSO in the accompanying consolidated statements of operations and comprehensive loss.

The Company classifies distributions received from its investment on Lab Services MSO using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. For the year ended December 31, 2024 and for the period from February 9, 2023 (date of investment) through December 31, 2023, distribution of earnings from the Company’s investment on Lab Services MSO amounted to $611,888 and $0, respectively.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - EQUITY METHOD INVESTMENTS (continued)

Investment in Laboratory Services MSO, LLC (continued)

In the years ended December 31, 2024 and 2023, activity recorded for the Company’s equity method investment in Lab Services MSO is summarized in the following table:

Equity investment carrying amount at January 1, 2023	$-
Payment for equity method investment:
The Company’s interest in the fair value of Lab Services MSO’s net assets at February 9, 2023	1,206,406
The Company’s interest in the net excess of Lab Services MSO’s fair value over net assets which was attributable to identifiable intangible assets at February 9, 2023	10,004,000
The Company’s interest in the net excess of Lab Services MSO’s fair value over net assets which was attributable to goodwill at February 9, 2023	9,456,261
Total payment for equity method investment	20,666,667
Lab Services MSO’s net income attributable to the Company	1,236,391
Intangible assets amortization amount	(611,356)
Impairment of goodwill	(9,196,682)
Equity investment carrying amount at December 31, 2023	12,095,020
Lab Services MSO’s net income attributable to the Company	79,923
Intangible assets amortization amount	(666,932)
Distribution of earnings from equity investment	(611,888)
Impairment of goodwill	(259,579)
Equity investment carrying amount at December 31, 2024	$10,636,544

As of December 31, 2024, the Company’s carrying value of the identified intangible assets and goodwill which are included in the equity investment carrying amount was $8,725,712 and $0, respectively. As of December 31, 2023, the Company’s carrying value of the identified intangible assets and goodwill which are included in the equity investment carrying amount was $9,392,644 and $259,579, respectively.

The tables below present the summarized financial information, as provided to the Company by the investee, for the unconsolidated company:

	December 31, 2024	December 31, 2023
Current assets	$2,917,880	$4,930,254
Noncurrent assets	4,509,185	5,228,044
Current liabilities	611,391	828,713
Noncurrent liabilities	4,346,725	4,104,183
Equity	2,468,949	5,225,402

	For the year Ended December 31, 2024	For the Period from February 9, 2023 (Date of Investment) through December 31, 2023
Net revenue	$13,558,711	$12,699,683
Gross profit	3,534,503	4,744,277
(Loss) income from operation	(265,754)	2,393,830
Net loss income	199,808	3,090,977

During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, the Company and Lab Services MSO entered into a Redemption and Abandonment Agreement (the “Redemption Agreement”), whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by the Company. See Note 22 - Subsequent Events - Redemption Agreement.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - ACCRUED LIABILITIES AND OTHER PAYABLES

At December 31, 2024 and 2023, accrued liabilities and other payables consisted of the following:

	December 31, 2024	December 31, 2023
Accrued tenants’ improvement reimbursement	$43,500	$43,500
Tenants’ security deposit	81,233	81,233
Accrued business expense reimbursement	34,781	25,061
Accrued utilities	26,075	15,166
Deferred rental income	38,346	11,429
Accrued real property cleaning service fee	9,200	7,570
Interest payable	-	55,027
Taxes payable	177,724	11,794
Others	23,258	22,135
Total	$434,117	$272,915

NOTE 10 - CONVERTIBLE NOTE PAYABLE

May 2023 Convertible Note

On May 23, 2023, the Company entered into securities purchase agreements with Mast Hill Fund, L.P. (“Mast Hill”) for the issuance of 13.0% senior secured promissory notes in the aggregate principal amount of $1,500,000 (collectively, the “May 2023 Convertible Note”) convertible into shares of the Company’s common stock, as well as the issuance of 5,000 shares of common stock as a commitment fee and warrants for the purchase of 15,366 shares of common stock of the Company. The Company and its subsidiaries also entered into a security agreement, creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the May 2023 Convertible Note. Principal amount and interest under the May 2023 Convertible Note were convertible into shares of common stock of the Company at a conversion price of $67.50 per share unless the Company failed to make an amortization payment when due, in which case the conversion price would be the lower of $67.50 or the trading price of the shares, subject to a floor of $22.50.

Mast Hill acquired the May 2023 Convertible Note with principal amount of $1,500,000 and paid the purchase price of $1,425,000 after an original issue discount of $75,000. On May 23, 2023, the Company issued (i) a warrant to purchase 8,333 shares of common stock with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 (“First Warrant”), (ii) a warrant to purchase 7,033 shares of common stock with an exercise price of $48.00 exercisable until the five-year anniversary of May 23, 2023 (“Second Warrant”).The Second Warrant was never fair valued and was cancelled and extinguished against payment of the May 2023 Convertible Note, and (iii) 5,000 shares of common stock as a commitment fee for the purchase of the May 2023 Convertible Note, which were earned in full as of May 23, 2023. On May 23, 2023, the Company delivered such duly executed May 2023 Convertible Note, warrants and common stock to Mast Hill against delivery of such purchase price.

The Company was obligated to make amortization payments in cash to Mast Hill toward the repayment of the May 2023 Convertible Note, as described in the May 2023 Convertible Note. As of December 31, 2024, the May 2023 Convertible Note was repaid in full.

In connection with the issuance of the May 2023 Convertible Note, the Company incurred debt issuance costs of $175,162 (including the issuance of 667 warrants as a finder’s fee) which was capitalized and was amortized into interest expense over the term of the May 2023 Convertible Note.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and a third party as a finder’s fee met the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 9,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 was classified as derivative liability on May 23, 2023. The fair values of the 9,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 issued on May 23, 2023 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $29.40, volatility of 88.80%, risk-free rate of 3.76%, annual dividend yield of 0% and expected life of 5 years.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - CONVERTIBLE NOTE PAYABLE (continued)

May 2023 Convertible Note (continued)

In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds allocated to the warrants are accounted for as derivative liability. The remainder of the proceeds are allocated to the debt instrument portion of the transaction.

The Company recorded a total debt discount of $349,654 related to the original issue discount, common shares issued and warrants issued to Mast Hill, which was amortized over the term of the May 2023 Convertible Note.

July 2023 Convertible Note

On July 6, 2023, the Company entered into securities purchase agreements with FirstFire Global Opportunities Fund, LLC (“FirstFire”) for the issuance of 13.0% senior secured promissory notes in the aggregate principal amount of $500,000 (collectively, the “July 2023 Convertible Note”) convertible into shares of the Company’s common stock, as well as the issuance of 1,667 shares of common stock as a commitment fee and warrants for the purchase of 5,122 shares of common stock of the Company. The Company and its subsidiaries also entered into a security agreement, creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the July 2023 Convertible Note. Principal amount and interest under the July 2023 Convertible Note were convertible into shares of common stock of the Company at a conversion price of $67.50 per share unless the Company failed to make an amortization payment when due, in which case the conversion price would be the lower of $67.50 or the trading price of the shares, subject to a floor of $22.50.

FirstFire acquired the July 2023 Convertible Note with principal amount of $500,000 and paid the purchase price of $475,000 after an original issue discount of $25,000. On July 6, 2023, the Company issued (i) a warrant to purchase 2,778 shares of common stock with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 (“First Warrant”), (ii) a warrant to purchase 2,344 shares of common stock with an exercise price of $48.00 exercisable until the five-year anniversary of July 6, 2023 (“Second Warrant”). The Second Warrant was never fair valued and was cancelled and extinguished against payment of the July 2023 Convertible Note, and (iii) 1,667 shares of common stock as a commitment fee for the purchase of the July 2023 Convertible Note, which were earned in full as of July 6, 2023. On July 6, 2023, the Company delivered such duly executed July 2023 Convertible Note, warrants and common stock to FirstFire against delivery of such purchase price.

The Company was obligated to make amortization payments in cash to FirstFire toward the repayment of the July 2023 Convertible Note, as described in the July 2023 Convertible Note. As of December 31, 2024, the July 2023 Convertible Note was repaid in full.

In connection with the issuance of the July 2023 Convertible Note, the Company incurred debt issuance costs of $74,204 (including the issuance of 222 warrants as a finder’s fee), which was capitalized and was amortized into interest expense over the term of the July 2023 Convertible Note.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Firstfire and a third party as a finder’s fee meet the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 3,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 was classified as a derivative liability on July 6, 2023. The fair values of the 3,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 issued on July 6, 2023 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $21.30, volatility of 88.52%, risk-free rate of 4.37%, annual dividend yield of 0% and expected life of 5 years.

In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds allocated to the warrants are accounted for as derivative liability. The remainder of the proceeds are allocated to the debt instrument portion of the transaction.

The Company recorded a total debt discount of $89,191 related to the original issue discount, common shares issued and warrants issued to Firstfire, which was amortized over the term of the July 2023 Convertible Note.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - CONVERTIBLE NOTE PAYABLE (continued)

October 2023 Convertible Note

On October 9, 2023, the Company entered into securities purchase agreements with Mast Hill and FirstFire for the issuance of 13.0% senior secured promissory notes in the aggregate principal amount of $700,000 (collectively, the “October 2023 Convertible Note”) convertible into shares of the Company’s common stock, as well as the issuance of 4,666 shares of common stock as a commitment fee and warrants for the purchase of 12,834 shares of common stock of the Company. The Company and its subsidiaries also entered into that certain security agreements, creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the October 2023 Convertible Note. Principal amount and interest under the October 2023 Convertible Note were convertible into shares of common stock of the Company at a conversion price of $22.50 per share unless the Company failed to make an amortization payment when due, in which case the conversion price would be the lower of $22.50 or the market price (as defined in the October 2023 Convertible Note) of the shares.

Mast Hill acquired the October 2023 Convertible Note with principal amount of $350,000 and paid the purchase price of $332,500 after an original issue discount of $17,500. On October 9, 2023, the Company issued (i) a warrant to purchase 3,500 shares of common stock with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 (“First Warrant”), (ii) a warrant to purchase 2,917 shares of common stock with an exercise price of $27.00 exercisable until the five-year anniversary of October 9, 2023 (“Second Warrant”). The Second Warrant was never fair valued and was cancelled and extinguished against payment of the October 2023 Convertible Note, and (iii) 2,333 shares of common stock as a commitment fee for the purchase of the October 2023 Convertible Note, which were earned in full as of October 9, 2023. On October 9, 2023, the Company delivered such duly executed October 2023 Convertible Note, warrants and common stock to Mast Hill against delivery of such purchase price.

The Company was obligated to make amortization payments in cash to Mast Hill toward the repayment of the October 2023 Convertible Note, as described in the October 2023 Convertible Note. As of December 31, 2024, the October 2023 Convertible Note was repaid in full.

FirstFire acquired the October 2023 Convertible Note with principal amount of $350,000 and paid the purchase price of $332,500 after an original issue discount of $17,500. On October 9, 2023, the Company issued (i) a warrant to purchase 3,500 shares of common stock with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 (“First Warrant”), (ii) a warrant to purchase 2,917 shares of common stock with an exercise price of $27.00 exercisable until the five-year anniversary of October 9, 2023 (“Second Warrant”). The Second Warrant was never fair valued and was cancelled and extinguished against payment of the October 2023 Convertible Note, and (iii) 2,333 shares of common stock as a commitment fee for the purchase of the October 2023 Convertible Note, which were earned in full as of October 9, 2023. On October 9, 2023, the Company delivered such duly executed October 2023 Convertible Note, warrants and common stock to FirstFire against delivery of such purchase price.

The Company was obligated to make amortization payments in cash to FirstFire toward the repayment of the October 2023 Convertible Note, as described in the October 2023 Convertible Note. As of December 31, 2024, the October 2023 Convertible Note was repaid in full.

In connection with the issuance of the October 2023 Convertible Note, the Company incurred debt issuance costs of $95,349 (including the issuance of 560 warrants as a finder’s fee), which was capitalized and was amortized into interest expense over the term of the October 2023 Convertible Note.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and Firstfire and a third party as a finder’s fee meet the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 7,560 warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 was classified as a derivative liability on October 9, 2023. The fair values of the 7,560 warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 issued on October 9, 2023 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $11.55, volatility of 89.70%, risk-free rate of 4.75%, annual dividend yield of 0% and expected life of 5 years.

In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds allocated to the warrants are accounted for as derivative liability. The remainder of the proceeds are allocated to the debt instrument portion of the transaction.

The Company recorded a total debt discount of $128,748 related to the original issue discount, common shares issued and warrants issued to Mast Hill and Firstfire, which was amortized over the term of the October 2023 Convertible Note.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - CONVERTIBLE NOTE PAYABLE (continued)

March 2024 Convertible Note

On March 7, 2024, the Company entered into securities purchase agreements with Mast Hill for the issuance of 13.0% senior secured promissory notes in the aggregate principal amount of $700,000 (collectively, the “March 2024 Convertible Note”) convertible into shares of the Company’s common stock, as well as the issuance of 7,000 shares of common stock as a commitment fee and warrants for the purchase of 16,827 shares of common stock of the Company. The Company and its subsidiaries also entered into a security agreement, creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the March 2024 Convertible Note. Principal amount and interest under the March 2024 Convertible Note were convertible into shares of common stock of the Company at a conversion price of $15.00 per share unless the Company failed to make an amortization payment when due, in which case the conversion price would be the lower of $15.00 or the market price (as defined in the March 2024 Convertible Note) of the shares.

Mast Hill acquired the March 2024 Convertible Note with principal amount of $700,000 and paid the purchase price of $665,000 after an original issue discount of $35,000. On March 7, 2024, the Company issued (i) a warrant to purchase 8,750 shares of common stock with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 (“First Warrant”), (ii) a warrant to purchase 8,077 shares of common stock with an exercise price of $19.50 exercisable until the five-year anniversary of March 7, 2024 (“Second Warrant”). The Second Warrant was never fair valued and was cancelled and extinguished against payment of the March 2024 Convertible Note, and (iii) 7,000 shares of common stock as a commitment fee for the purchase of the March 2024 Convertible Note, which were earned in full as of March 7, 2024. On March 7, 2024, the Company delivered such duly executed March 2024 Convertible Note, warrants and common stock to Mast Hill against delivery of such purchase price.

The Company was obligated to make amortization payments in cash to Mast Hill toward the repayment of the March 2024 Convertible Note, as described in the March 2024 Convertible Note. As of December 31, 2024, the March 2024 Convertible Note was repaid in full.

In connection with the issuance of the March 2024 Convertible Note, the Company incurred debt issuance costs of $74,379 (including the issuance of 700 warrants as a finder’s fee) which was capitalized and was amortized into interest expense over the term of the March 2024 Convertible Note.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and a third party as a finder’s fee met the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 9,450 warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 was classified as derivative liability on March 7, 2024. The fair values of the 9,450 warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 issued on March 7, 2024 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $6.00, volatility of 85.24%, risk-free rate of 4.07%, annual dividend yield of 0% and expected life of 5 years.

In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds allocated to the warrants are accounted for as derivative liability. The remainder of the proceeds are allocated to the debt instrument portion of the transaction.

The Company recorded a total debt discount of $97,374 related to the original issue discount, common shares issued and warrants issued to Mast Hill, which was amortized over the term of the March 2024 Convertible Note.

June 2024 Convertible Note

On June 5, 2024, the Company entered into securities purchase agreements with Mast Hill for the issuance of 13.0% senior secured promissory notes in the aggregate principal amount of $2,845,000 (collectively, the “June 2024 Convertible Note”) convertible into shares of the Company’s common stock, as well as the issuance of 26,800 shares of common stock as a commitment fee and warrants for the purchase of 146,667 shares of common stock of the Company. The Company and its subsidiaries have also entered into a security agreement, creating a security interest in certain property of the Company and its subsidiaries to secure the prompt payment, performance and discharge in full of all of the Company’s obligations under the June 2024 Convertible Note. Principal amount and interest under the June 2024 Convertible Note are convertible into shares of common stock of the Company at a conversion price of $11.25 per share unless the Company fails to make an amortization payment when due, in which case the conversion price shall be the lesser of $11.25 or the market price (as defined in the June 2024 Convertible Note).

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - CONVERTIBLE NOTE PAYABLE (continued)

June 2024 Convertible Note (continued)

Mast Hill acquired the June 2024 Convertible Note with principal amount of $2,845,000 and paid the purchase price of $2,702,750 after an original issue discount of $142,250. On June 5, 2024, the Company issued (i) a warrant to purchase 66,667 shares of common stock with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 (“First Warrant”), (ii) a warrant to purchase 80,000 shares of common stock with an exercise price of $7.50 exercisable until the five-year anniversary of June 5, 2024 (“Second Warrant”). The Second Warrant will not be fair valued and shall be cancelled and extinguished against payment of the June 2024 Convertible Note, and (iii) 26,800 shares of common stock as a commitment fee for the purchase of the June 2024 Convertible Note, which were earned in full as of June 5, 2024. On June 5, 2024, the Company delivered such duly executed June 2024 Convertible Note, warrants and common stock to Mast Hill against delivery of such purchase price.

The Company received net cash amount of $881,210 from the June 2024 Convertible Note financing after using the proceeds to pay off all previously issued convertible notes to Mast Hill of $1,206,867 and FirstFire of $454,673, respectively, and to pay finder’s fee of $120,000 and lender’s costs of $40,000 related to this financing.

The Company is obligated to make amortization payments in cash to Mast Hill toward the repayment of the June 2024 Convertible Note, as provided in the following table:

Payment Date:	Payment Amount:
December 5, 2024	$284,500 plus accrued interest through December 5, 2024
January 5, 2025	$284,500 plus accrued interest through January 5, 2025
February 5, 2025	$379,336 plus accrued interest through February 5, 2025
March 5, 2025	$474,167 plus accrued interest through March 5, 2025
April 5, 2025	$474,167 plus accrued interest through April 5, 2025
May 5, 2025	$569,000 plus accrued interest through May 5, 2025
June 5, 2025	The entire remaining outstanding balance of the June 2024 Convertible Note

In connection with the issuance of the June 2024 Convertible Note, the Company incurred debt issuance costs of $224,221 (including the issuance of 5,333 warrants as a finder’s fee) which is capitalized and will be amortized into interest expense over the term of the June 2024 Convertible Note.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and a third party as a finder’s fee meet the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Management determined the probability of failing to make an amortization payment when due to be remote and as such the fair value of the 80,000 warrants with an exercise price of $7.50 exercisable until the five-year anniversary of June 5, 2024, which warrant shall be cancelled and extinguished against payment of the June 2024 Convertible Note, has been estimated to be zero. Accordingly, the fair value of the 72,000 warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 was classified as derivative liability on June 5, 2024. The fair values of the 72,000 warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 issued on June 5, 2024 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $10.39, volatility of 85.72%, risk-free rate of 4.31%, annual dividend yield of 0% and expected life of 5 years.

In accordance with ASC 470-20-25-2, proceeds from the sale of a debt instrument with stock purchase warrants are allocated to the two elements based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds allocated to the warrants are accounted for as derivative liability. The remainder of the proceeds are allocated to the debt instrument portion of the transaction.

In accordance with ASC 480-10-25-14, the Company determined that the conversion provisions contain an embedded derivative feature and the Company valued the derivative feature separately, recording debt discount and derivative liability in accordance with the provisions of the convertible debt (see Note 11). However, management determined the probability of failing to make an amortization payment when due to be remote and as such the fair value of the embedded conversion feature has been estimated to be zero.

The Company recorded a total debt discount of $838,990 related to the original issue discount, common shares issued and warrants issued to Mast Hill, which will be amortized over the term of the June 2024 Convertible Note.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - CONVERTIBLE NOTE PAYABLE (continued)

June 2024 Convertible Note (continued)

On December 15, 2024, the Company and Mast Hill entered into that certain consent, acknowledgement, and waiver agreement (“Agreement”), pursuant to which Mast Hill waived all amortization payments required to be made under the June 2024 Convertible Note, the Company paid a waiver fee of $150,000 to Mast Hill, and the Company issued to Mast Hill a common stock purchase warrant for the purchase of up to 150,000 shares of the Company’s common stock (“Pre-Funded Warrants”). The Pre-Funded Warrants are immediately exercisable at issuance and until the Pre-Funded Warrants are exercised in full and have an exercise price of $0.01 per share. The Pre-Funded Warrants were classified as a component of permanent equity on the accompanying consolidated balance sheets as they are freestanding financial instrument that is immediately exercisable, does not embody an obligation for the Company to repurchase its own shares and permit the holder to receive a fixed number of shares of common stock upon exercise. All of the shares underlying the Pre-Funded Warrants have been included in the weighted-average number of shares of common stock used to calculate net loss per share, basic and diluted, attributable to the Company’s common stockholders because the shares may be issued for little or no consideration, are fully vested and are exercisable after the original issuance date of the Pre-Funded Warrants. Based on the Company’s assess, this arrangement was accounted for as a modification of debt and, as such, $838,794 related to the waiver fee and Pre-Fund Warrants issued to Mast Hill were expensed.

The convertible note payable as of December 31, 2024 and 2023 is as follows:

	December 31, 2024	December 31, 2023
Principal amount	$2,556,777	$2,400,000
Less: unamortized debt issuance costs	(93,425)	(183,840)
Less: unamortized debt discount	(349,579)	(291,014)
Convertible note payable, net	$2,113,773	$1,925,146

For the years ended December 31, 2024 and 2023, amortization of debt discount and debt issuance costs related to convertible note payable amounted to $1,291,814 and $437,453, respectively, which have been included in interest expense - amortization of debt discount and debt issuance costs on the accompanying consolidated statements of operations and comprehensive loss.

For the years ended December 31, 2024 and 2023, interest expense related to convertible note payable amounted to $325,486 and $167,058, respectively, which have been included in interest expense - other on the accompanying consolidated statements of operations and comprehensive loss.

NOTE 11 - DERIVATIVE LIABILITY

As stated in Note 10, June 2024 Convertible Note, the Company determined that the convertible note payable contains an embedded derivative feature in the form of a conversion provision which is adjustable based on future prices of the Company’s common stock. In accordance with ASC 815-10-25, each derivative feature is initially recorded at its fair value using the Black-Scholes option valuation method and then re-value at each reporting date, with changes in the fair value reported in the statements of operations. However, on June 5, 2024 and December 31, 2024, management determined the probability of failing to make an amortization payment and repayment, respectively, when due to be remote and as such the fair value of the embedded conversion feature has been estimated to be zero.

On May 23, 2023, the Company issued 9,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 to Mast Hill and a third party as a finder’s fee. Upon evaluation, the warrants meet the definition of a derivative liability under FASB ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 9,000 warrants was classified as a derivative liability on May 23, 2023. On December 31, 2023, the estimated fair value of the 9,000 warrants was $14,805. The estimated fair value of the warrants was computed as of December 31, 2023 using Black-Scholes option-pricing model, with the following assumptions: stock price of $7.24, volatility of 83.96%, risk-free rate of 3.84%, annual dividend yield of 0% and expected life of 4.4 years. On December 31, 2024, the estimated fair value of the 9,000 warrants was $3,714. The estimated fair value of the warrants was computed as of December 31, 2024 using Black-Scholes option-pricing model, with the following assumptions: stock price of $3.26, volatility of 97.00%, risk-free rate of 4.27%, annual dividend yield of 0% and expected life of 3.4 years.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DERIVATIVE LIABILITY (continued)

On July 6, 2023, the Company issued 3,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 to FirstFire and a third party as a finder’s fee. Upon evaluation, the warrants meet the definition of a derivative liability under ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 3,000 warrants was classified as a derivative liability on July 6, 2023. On December 31, 2023, the estimated fair value of the 3,000 warrants was $5,098. The estimated fair value of the warrants was computed as of December 31, 2023 using Black-Scholes option-pricing model, with the following assumptions: stock price of $7.24, volatility of 83.66%, risk-free rate of 3.84%, annual dividend yield of 0% and expected life of 4.5 years. On November 18, 2024, 2,778 warrants held by FirstFire were cashless exercised. On December 31, 2024, the estimated fair value of the rest of 222 warrants was $94. The estimated fair value of the warrants was computed as of December 31, 2024 using Black-Scholes option-pricing model, with the following assumptions: stock price of $3.26, volatility of 95.85%, risk-free rate of 4.27%, annual dividend yield of 0% and expected life of 3.5 years.

On October 9, 2023, the Company issued 7,560 warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 to Mast Hill and FirstFire and a third party as a finder’s fee. Upon evaluation, the warrants meet the definition of a derivative liability under ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 7,560 warrants was classified as a derivative liability on October 9, 2023. On December 31, 2023, the estimated fair value of the 7,560 warrants was $20,920. The estimated fair value of the warrants was computed as of December 31, 2023 using Black-Scholes option-pricing model, with the following assumptions: stock price of $7.24, volatility of 86.33%, risk-free rate of 3.84%, annual dividend yield of 0% and expected life of 4.8 years. On November 18, 2024, 3,500 warrants held by FirstFire were cashless exercised. On December 31, 2024, the estimated fair value of the rest of 4,060 warrants was $2,880. The estimated fair value of the warrants was computed as of December 31, 2024 using Black-Scholes option-pricing model, with the following assumptions: stock price of $3.26, volatility of 93.90%, risk-free rate of 4.27%, annual dividend yield of 0% and expected life of 3.8 years.

On March 7, 2024, the Company issued 9,450 warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 to Mast Hill and a third party as a finder’s fee. Upon evaluation, the warrants meet the definition of a derivative liability under FASB ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 9,450 warrants was classified as a derivative liability on March 7, 2024. On December 31, 2024, the estimated fair value of the 9,450 warrants was $8,191. The estimated fair value of the warrants was computed as of December 31, 2024 using Black-Scholes option-pricing model, with the following assumptions: stock price of $3.26, volatility of 90.43%, risk-free rate of 4.38%, annual dividend yield of 0% and expected life of 4.2 years.

On June 5, 2024, the Company issued 152,000 warrants to Mast Hill and a third party as a finder’s fee (see Note 10). Upon evaluation, the warrants meet the definition of a derivative liability under ASC 815, as the Company cannot avoid a net cash settlement under certain circumstances. Management determined the probability of failing to make an amortization payment when due to be remote and as such the fair value of the 80,000 warrants with an exercise price of $7.50 exercisable until the five-year anniversary of June 5, 2024, which warrant shall be cancelled and extinguished against payment of the June 2024 Convertible Note, has been estimated to be zero. Accordingly, the fair value of the 72,000 warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 was classified as a derivative liability on June 5, 2024. On December 31, 2024, the estimated fair value of the 72,000 warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 as derivative liability was $112,666. The estimated fair value of the warrants was computed as of December 31, 2024 using Black-Scholes option-pricing model, with the following assumptions: stock price of $3.26, volatility of 88.64%, risk-free rate of 4.38%, annual dividend yield of 0% and expected life of 4.4 years.

Increases or decreases in fair value of the derivative liability are included as a component of total other (expenses) income in the accompanying consolidated statements of operations and comprehensive loss. The changes to the derivative liability resulted in a decrease of $374,365 and $188,374 in the derivative liability and the corresponding increase in other income as a gain for the years ended December 31, 2024 and 2023, respectively.

NOTE 12 - NOTE PAYABLE, NET

On September 1, 2022, the Company issued a balloon promissory note in the form of a mortgage on its headquarters to a third party company in the principal amount of $4,800,000, which carries interest of 11.0% per annum. Interest is due in monthly payments of $44,000 beginning November 1, 2022 and payable monthly thereafter until September 1, 2025 when the principal outstanding and all remaining interest is due. The principal of $4,800,000 can be extended for an additional 36 months, provided that the Company has not defaulted. The Company may not prepay the principal of $4,800,00 for a period of 12 months. The principal of $4,800,000 is secured by a first mortgage on the Company’s real property located in Township of Freehold, County of Monmouth, State of New Jersey, having a street address of 4400 Route 9 South, Freehold, NJ 07728.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - NOTE PAYABLE, NET (continued)

In May 2023, the Company borrowed $1,000,000 from the same lender. The principal of $1,000,000 accrues interest at an annual rate of 13.0% and is payable in monthly installments of interest-only in the amount of $10,833, commencing in June 2023 and continuing through October 2025 (at which point any unpaid balance of principal, interest and other charges are due and payable). The loan is secured by a second-lien mortgage on certain real property and improvements located at 4400 Route 9, Freehold, Monmouth County, New Jersey.

The note payable as of December 31, 2024 and 2023 was as follows:

	December 31, 2024	December 31, 2023
Principal amount	$5,800,000	$5,800,000
Less: unamortized debt issuance costs	(84,553)	(203,781)
Note payable, net	$5,715,447	$5,596,219
Current portion	$5,715,447	$-
Noncurrent portion	$-	$5,596,219

For the years ended December 31, 2024 and 2023, amortization of debt issuance costs related to note payable amounted to $119,228 and $106,557, respectively, which have been included in interest expense - amortization of debt discount and debt issuance costs on the accompanying consolidated statements of operations and comprehensive loss.

For the years ended December 31, 2024 and 2023, interest expense related to note payable amounted to $658,000 and $606,722, respectively, which have been included in interest expense - other on the accompanying consolidated statements of operations and comprehensive loss.

NOTE 13 - RELATED PARTY TRANSACTIONS

Rental Revenue from Related Party and Rent Receivable - Related Party

The Company leases space of its commercial real property located in New Jersey to D.P. Capital Investments LLC, which is controlled by Wenzhao Lu, the Company’s chairman of the Board of Directors. The term of the related party lease agreement is five years commencing on May 1, 2021 and will expire on April 30, 2026.

For both the years ended December 31, 2024 and 2023, the related party rental revenue amounted to $50,400 and has been included in real property rental revenue on the accompanying consolidated statements of operations and comprehensive loss. At December 31, 2024 and 2023, the related party rent receivable totaled $0 and $124,500, respectively, which has been included in rent receivable on the accompanying consolidated balance sheets.

Services Provided by Related Party

From time to time, Wilbert Tauzin, a director of the Company, and his son provide consulting services to the Company. As compensation for professional services provided, the Company recognized consulting expenses of $63,644 and $86,528 for the years ended December 31, 2024 and 2023, respectively, which have been included in professional fees on the accompanying consolidated statements of operations and comprehensive loss. As of both December 31, 2024 and 2023, the accrued and unpaid services charge related to this director’s son amounted to $15,000, which have been included in accrued professional fees on the accompanying consolidated balance sheets.

Accrued Liabilities and Other Payables - Related Parties

In 2017, the Company acquired Beijing Genexosome for a cash payment of $450,000. As of both December 31, 2024 and 2023, the unpaid acquisition consideration of $100,000, was payable to Dr. Yu Zhou, former director and former co-chief executive officer and 40% owner of Genexosome, and has been included in accrued liabilities and other payables - related parties on the accompanying consolidated balance sheets.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - RELATED PARTY TRANSACTIONS (continued)

Accrued Liabilities and Other Payables - Related Parties (continued)

From time to time, Lab Services MSO paid shared expense on behalf of the Company. In addition, Lab Services MSO made a payment of $566,667 for equity method investment payable on behalf of the Company in the year ended December 31, 2024. As of December 31, 2024 and 2023, the balance due to Lab Services MSO amounted to $632,916 and $72,746, respectively, which has been included in accrued liabilities and other payables - related parties on the accompanying consolidated balance sheets.

As of December 31, 2024 and 2023, $0 and $33,712 of accrued and unpaid interest related to borrowings from Wenzhao Lu, the Company’s chairman of the Board of Directors, respectively, have been included in accrued liabilities and other payables - related parties on the accompanying consolidated balance sheets.

Borrowings from Related Party

Line of Credit

On August 29, 2019, the Company entered into a Line of Credit Agreement (the “Line of Credit Agreement”) providing the Company with a $20 million line of credit (the “Line of Credit”) from Mr. Lu, the Company’s chairman of the Board of Directors. The Line of Credit allowed the Company to request loans thereunder and to use the proceeds of such loans for working capital and operating expense purposes until the facility matured on December 31, 2024. The loans are unsecured and are not convertible into equity of the Company. Loans drawn under the Line of Credit bear interest at an annual rate of 5% and each individual loan is payable three years from the date of issuance. The Company has a right to draw down on the line of credit and not at the discretion of Mr. Lu, the related party lender. The Company may, at its option, prepay any borrowings under the Line of Credit, in whole or in part at any time prior to maturity, without premium or penalty. The Line of Credit Agreement includes customary events of default. If any such event of default occurs, Mr. Lu may declare all outstanding loans under the Line of Credit to be due and payable immediately.

In the years ended December 31, 2024 and 2023, activity recorded for the Line of Credit is summarized in the following table:

Outstanding principal under the Line of Credit at January 1, 2023	$-
Draw down from Line of Credit	850,000
Outstanding principal under the Line of Credit at December 31, 2023	850,000
Repayment of Line of Credit	(400,000)
Reclassification of Line of Credit to advance from related party	(450,000)
Outstanding principal under the Line of Credit at December 31, 2024	$-

For the years ended December 31, 2024 and 2023, the interest expense related to related party borrowing amounted to $42,445 and $33,712, respectively, and has been reflected as interest expense - related party on the accompanying consolidated statements of operations and comprehensive loss.

As of December 31, 2024 and 2023, the related accrued and unpaid interest for Line of Credit was $0 and $33,712, respectively, and has been included in accrued liabilities and other payables - related parties on the accompanying consolidated balance sheets.

Membership Interest Purchase Agreement

On November 17, 2023, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Mr. Lu, the Company’s chairman of the Board of Directors, pursuant to which (i) Mr. Lu will acquire from the Company 30% of the total outstanding membership interests of Avalon RT 9, a wholly owned subsidiary of the Company, for a cash purchase price of $3,000,000 (the “Acquisition”), and (ii) for a period of twelve months following the closing of the Acquisition, Mr. Lu shall have the option to purchase from the Company up to an additional 70% of the outstanding membership interests of Avalon RT 9 for a purchase price of up to $7,000,000 (the “Option”), subject to the terms and conditions of a membership interest purchase agreement to be negotiated and entered into between the Purchaser and the Company at such time that the Purchaser desires to exercise the Option. The Company received $3,108,106 and $485,714 from Wenzhao Lu as of December 31, 2024 and 2023, respectively, which was recorded as advance from pending sale of noncontrolling interest - related party on the accompanying consolidated balance sheets. The Acquisition is expected to be closed in the fourth quarter of 2025.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES

The Company is governed by the Income Tax Law of the PRC and the U.S. Internal Revenue Code of 1986, as amended. Under the Income Tax Laws of PRC, Chinese companies are generally subject to an income tax at an effective rate of 25% on income reported in the statutory financial statements after appropriate tax adjustments. The Company has a cumulative deficit from its foreign subsidiary of $3,399,273 as of December 31, 2024, which is included in the consolidated accumulated deficit.

The Company’s loss before income taxes includes the following components:

	Years Ended December 31,
	2024	2023
United States loss before income taxes	$7,639,148	$15,928,780
China loss before income taxes	264,246	778,230
Total loss before income taxes	$7,903,394	$16,707,010

Components of income taxes expense (benefit) consisted of the following:

	Years Ended December 31,
	2024	2023
Current:
U.S. federal	$-	$-
U.S. state and local	-	-
China	-	-
Total current income taxes expense	$-	$-
Deferred:
U.S. federal	$(4,874)	$(3,256,007)
U.S. state and local	(1,650)	(1,102,392)
China	93,437	(183,443)
Total deferred income taxes (benefit)	$86,913	$(4,541,842)
Change in valuation allowance	(86,913)	4,541,842
Total income taxes expense	$-	$-

The table below summarizes the differences between the U.S. statutory rate and the Company’s effective tax rate for the years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
U.S. federal rate	21.0%	21.0%
U.S. state rate	6.4%	6.7%
Permanent difference	(1.3)%	(0.1)%
Non-US rate differential	0.1%	0.2%
True ups	(27.3)%	(0.6)%
U.S. valuation allowance	1.1%	(27.2)%
Total provision for income taxes	0.0%	0.0%

For the years ended December 31, 2024 and 2023, the Company did not incur any income taxes expense since it did not generate any taxable income in those periods. The Company’s foreign entity did not pay any income taxes during the years ended December 31, 2024 and 2023.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (continued)

The Company’s components of deferred taxes as of December 31, 2024 and 2023 were as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets
Stock-based compensation	$1,598,257	$3,501,507
Disallowed business interest deduction	-	9,476
Research and development expense	106,783	130,823
Accrued directors’ compensation	104,977	165,490
Accrued settlement	140,904	126,496
Partnership Investment	2,167,965	2,422,744
Lease liability	1,687	20,935
Capital loss limitation	149,394	149,394
Net operating loss carryforward	17,648,077	15,493,570
Total deferred tax assets, gross	21,918,044	22,020,435
Valuation allowance	(21,784,638)	(21,871,551)
Total deferred tax assets, net	$133,406	$148,884
Deferred tax liabilities
Fixed assets and intangible assets book/tax basis difference	$(133,406)	$(129,636)
Right-of-use assets	-	(19,248)
Total deferred tax liabilities	$(133,406)	$(148,884)
Net deferred tax assets	$-	$-

As of December 31, 2024 and 2023, the Company’s both federal and state net operating loss carryforwards amounted to $60,926,204 and $52,929,248, respectively. As of December 31, 2024, the Company has $58,438,649 of U.S. federal net operating loss carryovers that have no expiration date, and $2,487,555 of the federal net operating loss and state net operating loss carry-forwards begin to expire in 2034.

As of December 31, 2024, the Company had net operating loss carryforwards in China of $2,086,886 that begin to expire in 2024.

Additionally, as of December 31, 2024, $61,847 of the future utilization of the net operating loss carryforward to offset future taxable income is subject to special tax rules which may limit their usage under IRS Section 382 (Change of Ownership) and possibly the Separate Return Limitation Year (“SRLY”) rules.

A full valuation allowance has been provided against the Company’s deferred tax assets at December 31, 2024 as the Company believes it is more likely than not that sufficient taxable income will not be generated to realize these temporary differences.

The Company has been notified and assessed an IRS Section 6038 penalty of $10,000 for failure to file a foreign entity tax disclosure. The Company has appealed the penalty and awaits the Internal Revenue Service’s review of the appeal. There is no assurance such appeal will be successful.

The Company has not been audited by any jurisdiction since its inception. The Company is open for audit by the U.S. Internal Revenue Service and U.S. state tax jurisdictions from 2021 to 2024, and open for audit by the Chinese Ministry of Finance from 2020 to 2024.

There were no material uncertain tax positions as of December 31, 2024 and 2023. The Company recognizes interest and penalties related to unrecognized tax benefits as income tax expense, if any. The Company does not have any significant uncertain tax positions or events leading to uncertainty in a tax position.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY

The Company is authorized to issue an aggregate of 100,000,000 shares of common stock and 10,000,000 shares of “blank check” preferred stock.

Series A Convertible Preferred Stock

The Company designated up to 15,000 shares of its previously undesignated preferred stock as Series A Preferred Stock. Each share of Series A Preferred Stock has a par value of $0.0001 per share and a stated value equal to $1,000.

The shares of Series A Preferred Stock have identical terms and include the terms as set forth below.

Dividends. The Series A Holders are entitled to receive, and the Company shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis, disregarding for such purpose any conversion limitations set forth in the Series A Certificate of Designations) to and in the same form as dividends actually paid on shares of the Company’s common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Series A Preferred Stock. The Company will not pay any dividends on its common stock unless the Company simultaneously complies with the terms set forth in the Series A Certificate of Designation.

Liquidation. Upon any dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Series A Holders will be entitled to receive out of the assets available for distribution to the stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series A Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series A Preferred Stock and (iii) in preference and priority to the holders of the shares of the Company’s common stock, an amount equal to 100% of the Series A Stated Value, and no more, in proportion to the full and preferential amount that all shares of the Series A Preferred Stock are entitled to receive. The Company shall mail written notice of any Liquidation not less than twenty (20) days prior to the payment date stated therein, to each Series A Holder.

Conversion. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the later of (i) the date of the stockholder approval as described above, in accordance with the Nasdaq Stock Market Listing Rules, and (ii) the nine (9) month anniversary of the Closing (the “Initial Conversion Date”), at the option of the Series A Holder, into that number of shares of common stock (subject to the limitations set forth in Series A Certificate of Designations, determined by dividing the Stated Value of such share of Series A Preferred Stock by the Conversion Price (as defined below)). The Series A Holders may effect conversions by providing the Company with the form of conversion notice attached as Annex A to the Series A Certificate of Designation. The Series A Holders may convert such shares into shares of the Company’s common stock at a conversion price per share equal to the greater of (i) one hundred fifty dollars ($150.0) and (ii) ninety percent (90%) of the closing price of the Company’s common stock on Nasdaq on the day prior to receipt of a conversion notice (collectively, the “Conversion Price”), subject to adjustment for stock splits and similar matters. In addition, following the Initial Conversion Date, each Series A Holder agrees that it shall not be entitled to in any calendar month, sell a number of Series A Conversion Shares into the open market in an amount exceeding more than ten percent (10%) of the number of Series A Conversion Shares issuable upon conversion of the Series A Preferred Stock then held by such Series A Holder.

Conversion Price Adjustment:

Stock Dividends and Stock Splits. If the Company, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents (which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, the Series A Preferred Stock), (ii) subdivides outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price of the Series A Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of common stock outstanding immediately after such event. Any of the foregoing adjustments shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Series A Convertible Preferred Stock (continued)

Conversion Price Adjustment: (continued)

Fundamental Transaction. If, at any time while the Series A Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (a “Person”), (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of the Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding common stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of common stock (not including any shares of common stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, the Series A Holder shall have the right to receive, for each conversion share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation set forth in the Series A Certificate of Designation on the conversion of the Series A Preferred Stock), the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and/or any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to the limitations set forth in the Series A Certificate of Designation on the conversion of the Series A Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series A Holder shall be given the same choice as to the Alternate Consideration it receives upon such Fundamental Transaction.

Voting Rights. The Series A Holders will have no voting rights, except as otherwise required by the Delaware General Corporation Law. Notwithstanding the foregoing, as long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock in the Series A Certificate of Designation, (b) increase the number of authorized shares of Series A Preferred Stock, (c) authorize or issue an additional class or series of capital stock that ranks senior to the Series A Preferred Stock with respect to the distribution of assets on liquidation or (d) enter into any agreement with respect to any of the foregoing.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred Stock. As to any fraction of a share of Company common stock which a Series A Holder would otherwise be entitled to upon such conversion, the Company will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding the foregoing, nothing shall prevent any Series A Holder from converting fractional shares of Series A Preferred Stock.

As of December 31, 2024 and 2023, 9,000 shares of Series A Preferred Stock were issued and outstanding. On January 9, 2025, the 9,000 shares of Series A Preferred Stock were exchanged for 5,000 shares of Series D Preferred Stock of the Company (see Note 22 - Subsequent Events - Series D Convertible Preferred Stock).

Series B Convertible Preferred Stock

The Company designated up to 15,000 shares of its previously undesignated preferred stock as Series B Preferred Stock. Each share of Series B Preferred Stock has a par value of $0.0001 per share and a stated value equal to $1,000.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Series B Convertible Preferred Stock (continued)

The shares of Series B Preferred Stock have identical terms and include the terms as set forth below.

Dividends. The Series B Holders shall be entitled to receive, and the Company shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis, disregarding for such purpose any conversion limitations set forth in the Series B Certificate of Designations) to and in the same form as dividends actually paid on shares of the Company’s common stock when, as and if such dividends are paid on shares of the common stock. No other dividends shall be paid on shares of Series B Preferred Stock. The Company will not pay any dividends on its common stock unless the Company simultaneously complies with the terms set forth in the Series B Certificate of Designation.

Rank. The Series B Preferred Stock will rank subordinate to the shares of the Company’s Series A Preferred Stock.

Liquidation. Upon any Liquidation, the Series B Holders will be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series B Preferred Stock, including the Series A Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series B Preferred Stock and (iii) in preference and priority to the holders of the shares of common stock, an amount equal to one hundred percent (100%) of the Series B Stated Value and no more, in proportion to the full and preferential amount that all shares of the Series B Preferred Stock are entitled to receive. The Company shall mail written notice of any such Liquidation not less than twenty (20) days prior to the payment date stated therein, to each Series B Holder.

Conversion. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time from and after the later of (i) the date of the stockholder approval and (ii) the one year anniversary of the Closing Date (the “Lock Up Period”), at the option of the Series B Holder thereof, into that number of shares of common stock (subject to the limitations set forth in Series B Certificate of Designation determined by dividing the Series B Stated Value of such share of Series B Preferred Stock by the conversion price of the Series B Preferred Stock). Series B Holders may effect conversions by providing the Company with the form of conversion notice attached as Annex A to the Series B Certificate of Designation. The Series B Preferred Stock will be convertible into shares of the Company’s common stock at a conversion price per share equal to $56.70, subject to the adjustments set forth in the Series B Certificate of Designation. Notwithstanding the foregoing or the transactions contemplated by the Amended MIPA, until the consummation of the Lock Up Period, the Series B Holders shall not, directly or indirectly, sell, transfer or otherwise dispose of any Series B Preferred Stock issued upon conversion of the Series B Conversion Shares or pursuant to the Equity Earnout Payment (the “Restricted Securities”) without Company’s prior written consent; provided, however, the Series B Holders may sell, transfer or otherwise dispose of Restricted Securities to an Affiliate, as defined in the Amended MIPA, of a Series B Holder without Company’s prior written consent; provided, further, that such Series B Holder provide prompt written notice to Company of such transfer, including the name and contact information of the Affiliate transferee, and such Affiliate transferee agrees in writing to be bound by the terms of the transaction documents contemplated by the Amended MIPA to which the Series B Holder is a party (which agreement shall also be provided to Company with such notice). After the expiration of the Lock Up Period, the Series B Holder agrees that it and any of its Affiliate transferees shall not be entitled to in any calendar month, sell a number of shares of Company common stock into the open market in an amount exceeding more than ten percent (10%) of the total number of shares of Company common stock issuable upon conversion of the Company common stock then held by the Seller and its Affiliates.

Conversion Price Adjustment:

Stock Dividends and Stock Splits. If the Company, at any time while the Series B Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents (which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of common stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price of the Series B Preferred Stock shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of common stock outstanding immediately after such event. Any of the foregoing adjustments shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Series B Convertible Preferred Stock (continued)

Conversion Price Adjustment: (continued)

Fundamental Transaction. If, at any time while the Series B Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of the Company’s common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of fifty percent (50%) or more of the outstanding common stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a Fundamental Transaction, then, at the closing of such Fundamental Transaction, without any action on the part of the Series B Holder, the Series B Holder shall have the right to receive, for each conversion share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in the Series B Certificate of Designation on the conversion of the Series B Preferred Stock), the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and/or any Alternate Consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to the limitations set forth in the Series B Certificate of Designation on the conversion of the Series B Preferred Stock). For purposes of any such conversion, the determination of the conversion price of the Series B Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series B Holder shall be given the same choice as to the Alternate Consideration it receives upon such Fundamental Transaction.

Voting Rights. The Series B Holders will have no voting rights, except as otherwise required by the Delaware General Corporation Law. Notwithstanding the foregoing, in addition, as long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock in the Series B Certificate of Designation, (b) increase the number of authorized shares of Series B Preferred Stock, (c) except with respect to the Series A Preferred Stock, authorize or issue an additional class or series of capital stock that ranks senior to the Series B Preferred Stock with respect to the distribution of assets on liquidation or (d) enter into any agreement with respect to any of the foregoing.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. As to any fraction of a share which a Series B Holder would otherwise be entitled to upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding the foregoing, nothing shall prevent any Series B Holder from converting fractional shares of Series B Preferred Stock.

As of December 31, 2024 and 2023, 11,000 shares of Series B Preferred Stock were issued and outstanding. On February 26, 2025, all shares of the Company’s Series B Convertible Preferred Stock were permanently surrendered and relinquished to the Company for no additional consideration (see Note 22 - Subsequent Events - Redemption Agreement).

Series C Convertible Preferred Stock

On December 13, 2024, the Company filed a certificate of designations of preferences, rights, and limitations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”) with the Department of State, Division of Corporations, of the State of Delaware, which provides for the designation of 10,000 shares of Series C Preferred Stock of the Company, par value $0.0001 per share. Each share of Series C Preferred Stock has a stated value of $1,000.

The Series C Preferred Stock shall rank (i) senior to the Company’s common stock (the “Common Stock”) and any other class or series of capital stock of the Company created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series C Preferred Stock, (ii) pari passu with any class or series of capital stock of the Company created hereafter specifically ranking, by its terms, on par with the Series C Preferred Stock, (iii) pari passu with Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) with respect to its rights, preferences and restrictions, and (iv) subordinate to the Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”).

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Series C Convertible Preferred Stock (continued)

Holders of the Series C Preferred Stock shall be entitled to receive, and the Company shall pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-Common-Stock basis, disregarding for such purpose any conversion limitations hereunder) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Holders of the Series C Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series C Preferred Stock, including the Series A Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series C Preferred Stock and (iii) in preference and priority to the holders of the shares of Common Stock, an amount equal to 100% of the Stated Value of the Series C Preferred Stock, in proportion to the full and preferential amount that all shares of the Series C Preferred Stock are entitled to receive.

Each share of Series C Preferred Stock shall be convertible into Common Stock (the “Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the later of (i) the date of the shareholder approval of the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market and (ii) the one year anniversary of the date of the first issuance of any shares of the Series C Preferred Stock. In addition, the holder shall not have the right to convert any portion of the Series C Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 19.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the respective Conversion Shares.

As of December 31, 2024, 3,500 shares of Series C Preferred Stock were issued and outstanding.

Series B Convertible Preferred Stock Issued for Equity Method Investment

On February 9, 2023, the Company issued 11,000 shares of its Series B Convertible Preferred Stock as a part of consideration for the purchase of 40% of equity interest of Lab Services MSO. The Series B Preferred Stock is convertible into shares of the Company’s common stock at a conversion price per share equal to $56.70, which approximated the market price at the date of closing, or an aggregate of 194,004 shares of the Company’s common stock and are subject to a lock-up period and restrictions on sale.

Series C Convertible Preferred Stock Sold for Cash

During the year ended December 31, 2024, the Company sold an aggregate of 3,500 shares of Series C Convertible Preferred stock and received proceeds of $3,500,000. Each share of Series C Convertible Preferred Stock is convertible into common stock of the Company (the “Conversion Shares”) at a conversion per share equal to $2.41, which approximated the market price at the date of transaction, at the option of the holder, at any time after the later of (i) the date of the shareholder approval of the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market (the “Shareholder Approval”) and (ii) the one year anniversary of the date of the first issuance of any shares of the Series C Convertible Preferred Stock.

The Company evaluated the features of the Series C Convertible Preferred Stock under ASC 480, and classified them as permanent equity because the Series C Convertible Preferred Stock is not mandatorily or contingently redeemable at the stockholder’s option and the liquidation preference that exists does not fall within the guidance of SEC Accounting Series Release No. 268 - Presentation in Financial Statements of “Redeemable Preferred Stocks” (“ASR 268”).

Common Shares Issued as Convertible Note Payable Commitment Fee

During the year ended December 31, 2023, the Company issued a total of 11,333 shares of its common stock as commitment fee for the purchases of May 2023 Convertible Note, July 2023 Convertible Note, and October 2023 Convertible Note. These shares were valued at $236,400, the fair market values on the grant dates using the reported closing share prices on the dates of grant, and the Company recorded it as debt discount.

During the year ended December 31, 2024, the Company issued a total of 33,800 shares of its common stock as commitment fee for the purchase of March 2024 Convertible Note and June 2024 Convertible Note. These shares were valued at $320,546, the fair market value on the grant dates using the reported closing share prices on the dates of grant, and the Company recorded it as debt discount.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Common Shares Sold for Cash

In June 2023, the Company entered into a sales agreement (the “Sales Agreement”) with Roth Capital Partners, LLC (“Roth”) under which the Company may offer and sell from time to time shares of its common stock having an aggregate offering price of up to $3.5 million. During the year ended December 31, 2023, Roth sold an aggregate of 30,442 shares of common stock at an average price of $20.85 per share to investors and the Company recorded net proceeds of $414,396, net of commission and other offering costs of $220,995. During the year ended December 31, 2024, Roth sold an aggregate of 281,843 shares of common stock at an average price of $10.14 per share to investors and the Company recorded net proceeds of $2,544,311, net of commission and other offering costs of $313,541.

Common Shares Issued for Services

During the year ended December 31, 2023, the Company issued a total of 24,089 shares of its common stock for services rendered. These shares were valued at $999,655, the fair market values on the grant dates using the reported closing share prices on the dates of grant, and the Company recorded stock-based compensation expense of $834,784 for the year ended December 31, 2023 and reduced accrued liabilities of $164,871.

During the year ended December 31, 2024, the Company issued a total of 145,153 shares of its common stock for services rendered. These shares were valued at $530,350, the fair market values on the grant dates using the reported closing share prices on the dates of grant, and the Company recorded stock-based compensation expense of $470,350 for the year ended December 31, 2024 and reduced accrued liabilities of $60,000.

Common Shares Issued for Warrant Exercise

On November 18, 2024, the Company issued 42,381 shares of its common stock upon cashless exercise of warrants to purchase 6,278 shares of common stock.

Common Shares Issued for Adjustment for 1:15 Reverse Split

The Company issued 206,033 shares of its common stock, resulting from the rounding up of the fractional shares at the one-for-fifteen reverse stock split effected on October 28, 2024.

Pre-Funded Warrants Issued for Debt Modification

On December 15, 2024, the Company issued to Mast Hill a common stock purchase warrant for the purchase of up to 150,000 shares of the Company’s common stock. The Pre-Funded Warrants are immediately exercisable at issuance and until the Pre-Funded Warrants are exercised in full and have an exercise price of $0.01 per share. The Pre-Funded Warrants were classified as a component of permanent equity as they are freestanding financial instrument that is immediately exercisable, does not embody an obligation for the Company to repurchase its own shares and permit the holder to receive a fixed number of shares of common stock upon exercise.

Options

The following table summarizes the shares of the Company’s common stock issuable upon exercise of options outstanding at December 31, 2024:

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2024	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2024	Weighted Average Exercise Price
$2.93 - 31.20	20,198	3.54	$14.76	14,591	$16.38
48.75 - 123.00	20,517	2.04	78.91	20,517	78.91
154.50 - 289.50	11,764	3.44	218.21	11,764	218.21
$2.93 - 289.50	52,479	2.93	$85.45	46,872	$94.41

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Options (continued)

Stock option activity for the years ended December 31, 2024 and 2023 was as follows:

	Number of Options	Weighted Average Exercise Price
Outstanding at January 1, 2023	53,357	$195.45
Granted	12,452	35.25
Expired	(8,929)	(267.90)
Outstanding at December 31, 2023	56,880	149.03
Granted	10,265	4.13
Expired	(14,666)	(275.14)
Outstanding at December 31, 2024	52,479	$85.45
Options exercisable at December 31, 2024	46,872	$94.41
Options expected to vest	5,607	$10.56

The aggregate intrinsic value of stock options outstanding and stock options exercisable at December 31, 2024 was approximately $1,900 an $900, respectively.

The fair values of options granted during the year ended December 31, 2024 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: volatility of 83.10% - 96.36%, risk-free rate of 3.47% - 4.79%, annual dividend yield of 0%, and expected life of 3.00 - 5.00 years. The aggregate fair value of the options granted during the year ended December 31, 2024 was $28,694.

The fair values of options granted during the year ended December 31, 2023 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: volatility of 79.76% - 96.37%, risk-free rate of 3.58% - 4.76%, annual dividend yield of 0%, and expected life of 3.00 - 5.00 years. The aggregate fair value of the options granted during the year ended December 31, 2023 was $319,380.

For the years ended December 31, 2024 and 2023, stock-based compensation expense associated with stock options granted amounted to $51,159 and $284,977, of which, $19,878 and $172,943 was recorded as compensation and related benefits, $31,281 and $106,565 was recorded as professional fees, and $0 and $5,469 was recorded as research and development expenses, respectively.

A summary of the status of the Company’s nonvested stock options granted as of December 31, 2024 and changes during the years ended December 31, 2024 and 2023 is presented below:

	Number of Options	Weighted Average Exercise Price
Nonvested at January 1, 2023	1,334	$64.35
Granted	12,452	35.25
Vested	(8,475)	(47.14)
Nonvested at December 31, 2023	5,311	23.55
Granted	10,265	4.13
Vested	(9,969)	(10.90)
Nonvested at December 31, 2024	5,607	$10.56

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Warrants (Except Pre-Funded Warrants)

The following table summarizes the shares of the Company’s common stock issuable upon exercise of warrants outstanding at December 31, 2024:

Warrants Outstanding				Warrants Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2024	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31 , 2024	Weighted Average Exercise Price
$7.50 - 37.50	165,510	4.40	$10.50	85,510	$13.31
67.50	9,222	3.40	67.50	9,222	67.50
187.50	8,264	2.30	187.50	8,264	187.50
$7.50 - 187.50	182,996	4.25	$21.37	102,996	$32.13

Stock warrant activity for the years ended December 31, 2024 and 2023 was as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2023	8,264	$187.50
Issued	34,771	48.90
Outstanding at December 31, 2023	43,035	75.53
Issued	169,527	10.28
Cancelled (*)	(23,288)	(32.85)
Exercised	(6,278)	(50.77)
Outstanding at December 31, 2024	182,996	$21.37
Warrants exercisable at December 31, 2024	102,996	$32.13
Warrants expected to vest	80,000	$7.50

*	Second Warrant, which was issued on May 23, 2023, July 6, 2023, October 9, 2023, and March 7, 2024, was cancelled in June 2024. Second Warrant, which was issued on June 5, 2024, is still outstanding as of December 31, 2024.

The aggregate intrinsic value of both stock warrants outstanding and stock warrants exercisable at December 31, 2024 was $0.

Warrants Issued in May 2023

In connection with the issuance of May 2023 Convertible Note (See Note 10), the Company issued (i) a warrant to purchase 8,333 shares of common stock with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023, and (ii) a warrant to purchase 7,033 shares of common stock with an exercise price of $48.00 exercisable until the five-year anniversary of May 23, 2023, which warrant was never fair valued and was cancelled and extinguished against payment of the May 2023 Convertible Note, to Mast Hill; and issued a warrant to purchase 667 shares of common stock with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 to a third party as a finder’s fee.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and a third party as a finder’s fee meet the definition of derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 9,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 was classified as derivative liability on May 23, 2023. The fair values of the 9,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 issued on May 23, 2023 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $29.40, volatility of 88.80%, risk-free rate of 3.76%, annual dividend yield of 0% and expected life of 5 years.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Warrants (Except Pre-Funded Warrants) (continued)

Warrants Issued in May 2023 (continued)

The warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 issued to Mast Hill to purchase 8,333 shares of the Company’s common stock were treated as a discount on the convertible note payable and were valued at $127,654 and were amortized over the term of the May 2023 Convertible Note.

The warrants with an exercise price of $67.50 exercisable until the five-year anniversary of May 23, 2023 issued to a third party as a finder’s fee to purchase 667 shares of the Company’s common stock were treated as convertible debt issuance costs and were valued at $11,162 and were amortized over the term of the May 2023 Convertible Note.

Warrants Issued in July 2023

In connection with the issuance of July 2023 Convertible Note (See Note 10), the Company issued (i) a warrant to purchase 2,778 shares of common stock with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023, and (ii) a warrant to purchase 2,344 shares of common stock with an exercise price of $48.00 exercisable until the five-year anniversary of July 6, 2023, which warrant was never fair valued and was cancelled and extinguished against payment of the July 2023 Convertible Note, to Firstfire; and issued a warrant to purchase 222 shares of common stock with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 to a third party as a finder’s fee.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Firstfire and a third party as a finder’s fee meet the definition of derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 3,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 was classified as derivative liability on July 6, 2023. The fair values of the 3,000 warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 issued on July 6, 2023 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $21.30, volatility of 88.52%, risk-free rate of 4.37%, annual dividend yield of 0% and expected life of 5 years.

The warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 issued to Firstfire to purchase 2,778 shares of the Company’s common stock were treated as a discount on the convertible note payable and were valued at $28,691 and were amortized over the term of the July 2023 Convertible Note.

The warrants with an exercise price of $67.50 exercisable until the five-year anniversary of July 6, 2023 issued to a third party as a finder’s fee to purchase 222 shares of the Company’s common stock were treated as convertible debt issuance costs and were valued at $2,435 and were amortized over the term of the July 2023 Convertible Note.

Warrants Issued in October 2023

In connection with the issuance of October 2023 Convertible Note (See Note 10), the Company issued (i) a warrant to purchase 7,000 shares of common stock with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023, (ii) a warrant to purchase 5,834 shares of common stock with an exercise price of $27.00 exercisable until the five-year anniversary of October 9, 2023, which warrant was never fair valued and was cancelled and extinguished against payment of the October 2023 Convertible Note, to Mast Hill and Firstfire; and issued a warrant to purchase 560 shares of common stock with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 to a third party as a finder’s fee.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and Firstfire and a third party as a finder’s fee meet the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Accordingly, the fair value of the 7,560 warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 was classified as a derivative liability on October 9, 2023. The fair values of the 7,560 warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 issued on October 9, 2023 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $11.55, volatility of 89.70%, risk-free rate of 4.75%, annual dividend yield of 0% and expected life of 5 years.

The warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 issued to Mast Hill and Firstfire to purchase 7,000 shares of the Company’s common stock were treated as a discount on the convertible note payable and were valued at $39,848 and were amortized over the term of the October 2023 Convertible Note.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Warrants (Except Pre-Funded Warrants) (continued)

Warrants Issued in October 2023 (continued)

The warrants with an exercise price of $37.50 exercisable until the five-year anniversary of October 9, 2023 issued to a third party as a finder’s fee to purchase 560 shares of the Company’s common stock were treated as convertible debt issuance costs and were valued at $3,380 and were amortized over the term of the October 2023 Convertible Note.

Warrants Issued in March 2024

In connection with the issuance of March 2024 Convertible Note (See Note 10), the Company issued (i) a warrant to purchase 8,750 shares of common stock with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 (“First Warrant”), (ii) a warrant to purchase 8,077 shares of common stock with an exercise price of $19.50 (“Second Warrant”), which warrant was never fair valued and was cancelled and extinguished against payment of the March 2024 Convertible Note, to Mast Hill; and issued a warrant to purchase 700 shares of common stock with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 to a third party as a finder’s fee.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and a third party as a finder’s fee meet the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. The fair value of the 9,450 warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 was classified as a derivative liability on March 7, 2024. The fair values of the 9,450 warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 issued on March 7, 2024 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $6.00, volatility of 85.24%, risk-free rate of 4.07%, annual dividend yield of 0% and expected life of 5 years.

The warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 issued to Mast Hill to purchase 8,750 shares of the Company’s common stock were treated as a discount on the convertible note payable and were valued at $20,374 and were amortized over the term of the March 2024 Convertible Note.

The warrants with an exercise price of $30.00 exercisable until the five-year anniversary of March 7, 2024 issued to a third party as a finder’s fee to purchase 700 shares of the Company’s common stock were treated as convertible debt issuance costs and were valued at $1,679 and were amortized over the term of the March 2024 Convertible Note.

Warrants Issued in June 2024

In connection with the issuance of June 2024 Convertible Note (See Note 10), the Company issued (i) a warrant to purchase 66,667 shares of common stock with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 (“First Warrant”), (ii) a warrant to purchase 80,000 shares of common stock with an exercise price of $7.50 exercisable until the five-year anniversary of June 5, 2024 (“Second Warrant”), which warrant shall be cancelled and extinguished against payment of the June 2024 Convertible Note, to Mast Hill; and issued a warrant to purchase 5,333 shares of common stock with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 to a third party as a finder’s fee.

Based upon the Company’s analysis of the criteria contained in ASC 815, the Company determined that all the warrants issued to Mast Hill and a third party as a finder’s fee meet the definition of a derivative liability, as the Company cannot avoid a net cash settlement under certain circumstances. Management determined the probability of failing to make an amortization payment when due to be remote and as such the fair value of the 80,000 warrants with an exercise price of $7.50 exercisable until the five-year anniversary of June 5, 2024, which warrant shall be cancelled and extinguished against payment of the June 2024 Convertible Note, has been estimated to be zero. Accordingly, the fair value of the 72,000 warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 was classified as a derivative liability on June 5, 2024. The fair values of the 72,000 warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 issued on June 5, 2024 were computed using the Black-Scholes option-pricing model with the following assumptions: stock price of $10.39, volatility of 85.72%, risk-free rate of 4.31%, annual dividend yield of 0% and expected life of 5 years.

The warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 issued to Mast Hill to purchase 66,667 shares of the Company’s common stock were treated as a discount on the convertible note payable and were valued at $418,194 and will be amortized over the term of the June 2024 Convertible Note.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EQUITY (continued)

Warrants (Except Pre-Funded Warrants) (continued)

Warrants Issued in June 2024 (continued)

The warrants with an exercise price of $9.75 exercisable until the five-year anniversary of June 5, 2024 issued to a third party as a finder’s fee to purchase 5,333 shares of the Company’s common stock were treated as convertible debt issuance costs and were valued at $39,221 and will be amortized over the term of the June 2024 Convertible Note.

Warrants Cancelled in June 2024

As of June 5, 2024, the Company paid in full of its outstanding May 2023 Convertible Note, July 2023 Convertible Note, October 2023 Convertible Note, and March 2024 Convertible Note and cancelled 23,288 warrants since these convertible notes were fully extinguished.

Warrants Exercised in November 2024

On November 18, 2024, 6,278 warrants were cashless exercised.

A summary of the status of the Company’s nonvested stock warrants issued as of December 31, 2024 and changes during the years ended December 31, 2024 and 2023 was presented below:

	Number of Warrants	Weighted Average Exercise Price
Nonvested at January 1, 2023	-	$-
Issued	34,771	48.90
Vested	(19,560)	55.95
Nonvested at December 31, 2023	15,211	39.90
Issued	169,527	10.28
Cancelled	(23,288)	(32.85)
Vested	(81,450)	(12.10)
Nonvested at December 31, 2024	80,000	$7.50

NOTE 16 - STATUTORY RESERVE AND RESTRICTED NET ASSETS

The Company’s PRC subsidiary, Avalon Shanghai, is restricted in its ability to transfer a portion of its net asset to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China.

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve may be applied against prior year losses, if any, and may be used for general business expansion and production or increase in registered capital, but are not distributable as cash dividends. The Company did not make any appropriation to statutory reserve for Avalon Shanghai during the years ended December 31, 2024 and 2023 as it incurred net loss in the periods. As of both December 31, 2024 and 2023, the restricted amount as determined pursuant to PRC statutory laws totaled $6,578.

Relevant PRC laws and regulations restrict the Company’s PRC subsidiary, Avalon Shanghai, from transferring a portion of its net assets, equivalent to its statutory reserve and its share capital, to the Company’s shareholders in the form of loans, advances or cash dividends. Only PRC entity’s accumulated profit may be distributed as dividend to the Company’s shareholders without the consent of a third party. As of December 31, 2024 and 2023, total restricted net assets amounted to $1,206,578 and $1,106,578, respectively.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - NONCONTROLLING INTEREST

As of December 31, 2024, Dr. Yu Zhou, former director and former co-chief executive officer of Genexosome, who owns 40% of the equity interests of Genexosome, which is not under the Company’s control. During the years ended December 31, 2024 and 2023, the Company did not allocate any net loss and foreign currency translation adjustment to the noncontrolling interest holder due to its inability to satisfy these deficits.

NOTE 18 - CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Pursuant to the requirements of Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X, the condensed financial information of the parent company shall be filed when the restricted net assets of consolidated subsidiary exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of this test, restricted net assets of consolidated subsidiary shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiary (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiary in the form of loans, advances or cash dividends without the consent of a third party.

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with such requirement and concluded that it was not applicable to the Company as the restricted net assets of the Company’s PRC subsidiary did not exceed 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company have not been required.

NOTE 19 - CONCENTRATIONS

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended December 31, 2024 and 2023.

	Years Ended December 31,
Customer	2024	2023
A	29%	30%
B	17%	18%
C	11%	12%

One customer, which is a third party, whose outstanding receivable accounted for 10% or more of the Company’s total outstanding rent receivable at December 31, 2024, accounted for 76.9% of the Company’s total outstanding rent receivable at December 31, 2024.

Two customers, of which one is a related party and the other is a third party, whose outstanding receivables accounted for 10% or more of the Company’s total outstanding rent receivable at December 31, 2023, accounted for 80.6% of the Company’s total outstanding rent receivable at December 31, 2023.

Suppliers

No supplier accounted for 10% or more of the Company’s purchase during the years ended December 31, 2024 and 2023.

NOTE 20 - SEGMENT INFORMATION

The segment reporting structure uses the Company’s management reporting structure as its foundation to reflect how the Company manages the businesses internally. The management reporting structure is composed of two strategic business units, mainly organized by services, led by the Company’s President and Chief Executive Officer, who is its Chief Operating Decision Maker. Using the accounting guidance on segment reporting, the Company determined that its two operating segments are aligned with its two reportable segments corresponding to its strategic business units.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - SEGMENT INFORMATION (continued)

On February 9, 2023, the Company purchased 40% of Lab Services MSO. Commencing from the purchase date, February 9, 2023, the Company was active in the management of Lab Services MSO. During the years ended December 31, 2024 and 2023, the Company operated in two reportable business segments: (1) the real property operating segment, and (2) laboratory testing services segment (which commenced with the purchase date, February 9, 2023) since Lab Services MSO’s operating results are regularly reviewed by the Company’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance. The Company regularly reviews the operating results and performance of Lab Services MSO, which is the Company’s equity method investee. See Note 22-Subsequent Events-Redemption Agreement.

The accounting policies for the segments are the same as those described in Note 3. Our reportable segments are aligned principally around the differences in services. Real property operating income is calculated by subtracting real property operating expenses from real property rental revenue; loss from equity method investment - Lab Services MSO is calculated by subtracting amortization of intangible assets acquired from acquisition and impairment of goodwill acquired from acquisition and distribution of earnings from equity investment from the Company’s share of Lab Services MSO’s net income. The assets and certain expenses related to corporate activities are not allocated to the segments.

Information with respect to these reportable business segments for the years ended December 31, 2024 and 2023 was as follows:

	Year Ended December 31, 2024
	Real Property Operations	Lab Services MSO	Corporate / Other	Total
Real property rental revenue	$1,333,403	$-	$-	$1,333,403
Real property operating expenses	(1,065,574)	-	-	(1,065,574)
Real property operating income	267,829	-	-	267,829
Loss from equity method investment - Lab Services MSO	-	(846,588)	-	(846,588)
Other operating expenses	(354,311)	-	(3,994,662)	(4,348,973)
Other (expense) income:
Interest expense	(777,228)	-	(1,659,745)	(2,436,973)
Other expense	(80)	-	(538,609)	(538,689)
Net loss	$(863,790)	$(846,588)	$(6,193,016)	$(7,903,394)

	Year Ended December 31, 2023
	Real Property Operations	Lab Services MSO	Corporate / Other	Total
Real property rental revenue	$1,255,681	$-	$-	$1,255,681
Real property operating expenses	(1,017,493)	-	-	(1,017,493)
Real property operating income	238,188	-	-	238,188
Loss from equity method investment - Lab Services MSO	-	(8,571,647)	-	(8,571,647)
Other operating expenses	(347,356)	-	(7,072,868)	(7,420,224)
Other (expense) income:
Interest expense	(918,885)	-	(432,617)	(1,351,502)
Other income	15	-	398,160	398,175
Net loss	$(1,028,038)	$(8,571,647)	$(7,107,325)	$(16,707,010)

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - SEGMENT INFORMATION (continued)

Identifiable long-lived tangible assets at December 31, 2024 and 2023	December 31, 2024	December 31, 2023
Real property operations	$7,034,335	$7,211,641
Corporate/Other	1,298	17,846
Total	$7,035,633	$7,229,487

Identifiable long-lived tangible assets at December 31, 2024 and 2023	December 31, 2024	December 31, 2023
United States	$7,034,335	$7,227,533
China	1,298	1,954
Total	$7,035,633	$7,229,487

NOTE 21 - COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company is subject to ordinary routine litigation incidental to its normal business operations. The Company is not currently a party to, and its property is not subject to, any material legal proceedings, except as set forth below.

On October 25, 2017, Genexosome entered into and closed a Stock Purchase Agreement with Beijing Genexosome and Yu Zhou, MD, PhD, the sole shareholder of Beijing Genexosome, pursuant to which Genexosome acquired all of the issued and outstanding securities of Beijing Genexosome in consideration of a cash payment in the amount of $450,000, of which $100,000 is still owed. Further, on October 25, 2017, Genexosome entered into and closed an Asset Purchase Agreement with Dr. Zhou, pursuant to which the Company acquired all assets, including all intellectual property and exosome separation systems, held by Dr. Zhou pertaining to the business of researching, developing and commercializing exosome technologies. In consideration of the assets, Genexosome paid Dr. Zhou $876,087 in cash, transferred 3,333 shares of common stock of the Company to Dr. Zhou and issued Dr. Zhou 400 shares of common stock of Genexosome. Further, the Company had not been able to realize the financial projections provided by Dr. Zhou at the time of the acquisition and has decided to impair the intangible asset associated with this acquisition to zero. Dr. Zhou was terminated as Co-CEO of Genexosome on August 14, 2019. Further, on October 28, 2019, Research Institute at Nationwide Children’s Hospital (“Research Institute”) filed a Complaint in the United States District Court for the Southern District of Ohio Eastern Division against Dr. Zhou, Li Chen, the Company and Genexosome with various claims against the Company and Genexosome. The criminal proceedings against Dr. Zhou and Li Chen have been concluded. The Company, Genexosome and the Research Institute entered into a Settlement Agreement dated June 7, 2022 (the “Settlement Date”) whereby the Company agreed to pay the Research Institute $450,000 on each of the sixty-day, one year and two-year anniversaries of the Settlement Date. In addition, the Company agreed to pay the Research Institute 30% of the Company’s initial pre-tax profit of $3,333,333, 20% of the Company’s second pre-tax profit of $3,333,333 and 10% of the Company’s third pre-tax profit of $3,333,333. The parties provided a mutual release as well. As of December 31, 2024, the accrued litigation settlement amounted to $373,450.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases Commitment

The Company is a party to leases for office space. These lease agreements expired through February 2025. Rent expense under all operating leases amounted to approximately $127,000 and $129,000 for the years ended December 31, 2024 and 2023, respectively.

Supplemental cash flow information related to leases for the years ended December 31, 2024 and 2023 is as follows:

	Years Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows paid for operating lease	$125,076	$125,929
Right-of-use assets obtained in exchange for lease obligation:
Operating lease	$-	$235,893

The following table summarizes the lease term and discount rate for the Company’s operating lease as of December 31, 2024:

Operating Lease
Weighted average remaining lease term (in years)	0.08
Weighted average discount rate	11.0%

The following table summarizes the maturity of lease liabilities under operating lease as of December 31, 2024:

For the Year Ending December 31:	Operating Lease
2025	$10,753
2026 and thereafter	-
Total lease payments	10,753
Amount of lease payments representing interest	(44)
Total present value of operating lease liabilities (current liability)	$10,709

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - COMMITMENTS AND CONTINGENCIES (continued)

Joint Venture - Avactis Biosciences Inc.

On July 18, 2018, the Company formed a wholly owned subsidiary, Avactis Biosciences Inc. (“Avactis”), a Nevada corporation, which focuses on accelerating commercial activities related to cellular therapies as well as cellular immunotherapy including CAR-T, CAR-NK, TCR-T and others. When formed, Avactis was designed to integrate and optimize the Company’s global scientific and clinical resources to further advance the use of cellular therapies to treat certain cancers, however the Company is no longer pursuing any commercial activities with respect to cellular immunotherapy and CAR-T, in particular. As of April 6, 2022, the Company owns 60% of Avactis and Arbele Biotherapeutics Limited (“Arbele Biotherapeutics”) owns 40% of Avactis. Avactis owns 100% of the capital stock of Avactis Nanjing Biosciences Ltd., a company incorporated in the PRC on May 8, 2020 (“Avactis Nanjing”), which only owns a patent and is not considered an operating entity.

The Company is required to contribute $10 million (or equivalent in RMB) in cash and/or services, which shall be contributed in tranches based on milestones to be determined jointly by Avactis and the Company in writing subject to the Company’s cash reserves. Within 30 days, Arbele Biotherapeutics shall make contribution of $6.66 million in the form of entering into a License Agreement with Avactis granting Avactis an exclusive right and license in China to its technology and intellectual property pertaining to CAR-T/CAR-NK/TCR-T/universal cellular immunotherapy technology and any additional technology developed in the future with terms and conditions to be mutually agreed upon the Company and Avactis and services. As of the date hereof, the License Agreement has not been finalized by the parties.

In addition, the Company is responsible for contributing registered capital of RMB 5,000,000 (approximately $0.7 million) for working capital purposes as required by local regulation, which is not required to be contributed immediately and will be contributed subject to the Company’s discretion. As of the date hereof, Avactis’ activities have been limited to that of a patent holding company and there is no other activity or planned contributions in 2025 or into the foreseeable future.

NOTE 22 - SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Series D Convertible Preferred Stock

On January 6, 2025, the Company filed a certificate of designations of preferences, rights, and limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designations”) with the Department of State, Division of Corporations, of the State of Delaware, which provides for the designation of 5,000 shares of Series D Preferred Stock of the Company, par value $0.0001 per share, upon the terms and conditions as set forth in the Series D Certificate of Designations. Each share of Series D Preferred Stock has a stated value of $1,000 (the “Stated Value”).

The Series D Preferred Stock shall rank (i) senior to the Company’s common stock (the “Common Stock”) and any other class or series of capital stock of the Company created hereafter, the terms of which specifically provide that such class or series shall rank junior to the Series D Preferred Stock, (ii) pari passu with any class or series of capital stock of the Company created hereafter specifically ranking, by its terms, on par with the Series D Preferred Stock, (iii) pari passu with the Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) with respect to its rights, preferences and restrictions, and (iv) pari passu with the Series C Convertible Preferred Stock of the Company (the “Series C Preferred Stock”).

Holders of the Series D Preferred Stock have no voting power except as otherwise required by the Delaware General Corporation Law.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series D Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders, (i) after and subject to the payment in full of all amounts required to be distributed to the holders of another class or series of stock of the Company ranking on liquidation prior and in preference to the Series D Preferred Stock, including the Series A Preferred Stock, (ii) ratably with any class or series of stock ranking on liquidation on parity with the Series D Preferred Stock and (iii) in preference and priority to the holders of the shares of Common Stock, an amount equal to 100% of the Stated Value of the Series D Preferred Stock, in proportion to the full and preferential amount that all shares of the Series D Preferred Stock are entitled to receive.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - SUBSEQUENT EVENTS (continued)

Series D Convertible Preferred Stock (continued)

Each share of Series D Preferred Stock shall be convertible into Common Stock (the “Conversion Shares”) at a conversion per share equal to $2.41, at the option of the holder, at any time after the Company has obtained shareholder approval for the issuance of the Conversion Shares pursuant to the rules of the Nasdaq Stock Market. In addition, the holder shall not have the right to convert any portion of the Series D Preferred Stock if, after giving effect to the conversion, such holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of the respective Conversion Shares.

On January 9, 2025, the Company entered into an exchange agreement with Wenzhao Lu, the Company’s chairman of the Board of Directors, pursuant to which Mr. Lu exchanged 9,000 shares of Series A Preferred Stock of the Company for 5,000 shares of Series D Preferred Stock of the Company.

Redemption Agreement

During 2025, to preserve cash, the Company entered into discussions with Lab Services MSO for the potential redemption of our investment and on February 26, 2025, the Company and Lab Services MSO entered into a Redemption and Abandonment Agreement (the “Redemption Agreement”), whereby Lab Services MSO redeemed the 40% equity interest in Lab Services MSO held by the Company for cash and the surrender of its Series B Convertible Preferred Stock having a carrying value of $11,000,000. The aggregate cash amount to the Company for the redemption was $1,745,000, to be paid as follows: one payment of $95,000 at the closing of the redemption and, beginning in March 2025, monthly payments of $75,000 until December 2026. In addition, pursuant to the terms of the Redemption Agreement, all shares of the Company’s Series B Convertible Preferred Stock previously issued to SCBC Holdings LLC as partial consideration for the equity interests of Laboratory Services MSO, were permanently surrendered and relinquished to the Company for no additional consideration. Accordingly, beginning in February 2025, the Company no longer offers laboratory services.

Agreement and Plan of Merger

On March 7, 2025, the Company, Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of the Company (“Merger Sub”), and YOOV Group Holding Limited, a business company incorporated in the British Virgin Islands (“YOOV”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into YOOV, with YOOV surviving the merger and becoming a direct, wholly owned subsidiary of the Company (the “Merger”). The Merger is expected to be completed in the third quarter of 2025, subject to customary closing conditions.

Subject to the terms and conditions of the Merger Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), each then-outstanding share of YOOV preferred shares, par value $0.10 per share, will either automatically be converted into shares of YOOV ordinary shares, par value $0.10 per share (the “YOOV Ordinary Shares”) or canceled and cease to exist in accordance with their terms. At the Effective Time, each then-outstanding YOOV Ordinary Share (other than any shares held in treasury and Dissenting Shares (as defined in the Merger Agreement)) will be automatically converted into a number of shares of the Company’s common stock, par value $0.0001 per share (the “Avalon Common Stock”), equal to the Exchange Ratio. The “Exchange Ratio” will be the ratio (rounded to four decimal places), determined as follows: if the closing price of the Avalon Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on the second trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by YOOV Outstanding Shares (as defined in the Merger Agreement); or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by YOOV Outstanding Shares.

Pursuant to the terms of the Merger Agreement, (i) each then-outstanding share of Avalon Common Stock will remain issued and outstanding after the Effective Time and (ii) each then-outstanding option to purchase Avalon Common Stock, whether or not vested, will remain issued and outstanding after the Effective Time. The then-outstanding shares of Series C Convertible Preferred Stock of the Company and Series D Convertible Preferred Stock of the Company will remain outstanding in accordance with their terms. Additionally, at the Effective Time, the name of the Company will be changed to “YOOV, Inc.”

In connection with the Merger, the Company will seek approval of its stockholders to, among other things, (i) approve the issuance of the shares of Avalon Common Stock to be issued to YOOV shareholders in connection with the Merger pursuant to the rules of Nasdaq and (ii) amend the Company’s certificate of incorporation to effect a reverse stock split of the Avalon Common Stock to the extent the Company and YOOV mutually agree implementing such reverse stock split is necessary to meet Nasdaq’s listing requirements (collectively, the “Avalon Stockholder Matters”).

Each of the Company and YOOV have made customary representations, warranties and covenants in the Merger Agreement, including, among other things, covenants relating to (i) obtaining the requisite approval of its respective stockholders, (ii) non-solicitation or facilitation of any Takeover Proposal or Superior Proposal (as each is defined in the Merger Agreement), (iii) the conduct of its respective business during the period between the signing of the Merger Agreement and the closing of the Merger, and (iv) the Company filing with the U.S. Securities and Exchange Commission (the “SEC”) and causing to become effective a registration statement on Form S-4 (the “Registration Statement”) to register the shares of Avalon Common Stock to be issued in connection with the Merger.

AVALON GLOBOCARE CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - SUBSEQUENT EVENTS (continued)

Agreement and Plan of Merger (continued)

Consummation of the Merger is subject to certain closing conditions, including, among other things, (i) approval of the Avalon Stockholder Matters by the requisite the Company stockholders, (ii) adoption and approval of the Merger Agreement, and the transactions contemplated thereby, by the requisite YOOV shareholders, (iii) the effectiveness of the Registration Statement and (iv) the listing of the Avalon Common Stock issuable in connection with the Merger on Nasdaq. Each party’s obligation to consummate the Merger is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to the applicable materiality standard, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the Effective Time.

The Merger Agreement contains certain termination rights for both the Company and YOOV, including the right to terminate the Merger Agreement at any time before the Effective Time, whether before or after the Avalon Stockholder Matters have been approved, by mutual written consent of the parties. In addition, the Merger Agreement may be terminated at any time by either party if the Merger is not consummated on or before March 7, 2026 (the “End Date”), provided that the End Date may be extended by either party for up to 60 days in the event that the SEC has not declared effective the Registration Statement by the date which is 60 days prior to the End Date. Upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay YOOV a termination fee of $1.0 million; however, YOOV is not required to pay the Company a termination fee.

At the Effective Time, the board of directors of the Company (the “Avalon Board”) is expected to consist of seven (7) members, five (5) of whom will be designated by YOOV and two (2) of whom will be designated by the Company, as provided in the Merger Agreement.

Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, (i) the officers, directors and certain shareholders of YOOV (solely in their respective capacities as YOOV shareholders) have entered into voting and support agreements with the Company and YOOV, pursuant to which such YOOV shareholders agree, among other things to, (a) not transfer their capital stock of YOOV, subject to certain limited exceptions and (b) vote all of their shares of capital stock of YOOV in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and against, among other things, any Takeover Proposals (the “YOOV Voting Agreement”) and (ii) the officers, directors and certain stockholders of the Company (solely in their respective capacities as Avalon Stockholders) have entered into voting and support agreements with the Company and YOOV, pursuant to which such the Company stockholders agree, among other things to, (a) not transfer their capital stock of the Company, subject to certain limited exceptions and (b) vote all of their shares of capital stock of the Company in favor of, among other things, the Avalon Stockholder Matters and against, among other things, any Takeover Proposals (the “Avalon Voting Agreement”).

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, certain directors, officers and stockholders of each of the Company and YOOV have entered into lock-up agreements (the “Lock-Up Agreement”), pursuant to which, subject to specified exceptions, they have agreed not to transfer their shares of Avalon Common Stock, during the 180-day period following the Effective Time.

Certificates of Elimination

The Company previously designated (i) 15,000 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of which no shares remain outstanding as a result of the exchange agreement entered with Wenzhao Lu on January 9, 2025 and (ii) 15,000 shares of Series B Preferred Stock, of which no shares remain outstanding as a result of the surrender of the Series B Preferred Stock in connection with the redemption and abandonment agreement with the Company, Avalon Laboratory Services, Inc., Laboratory Services MSO, LLC and the other parties signatory thereto on February 26, 2025.

On March 7, 2025, the Company filed a Certificate of Elimination relating to each of the Series A Preferred Stock and the Series B Preferred Stock (the “Eliminations of Designation”) with the Secretary of State of the State of Delaware, thereby terminating the designations of the Series A Preferred Stock and the Series B Preferred Stock. The Eliminations of Designation were effective upon filing and eliminated from the Company’s Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Avalon Charter”) all matters set forth in the previously-filed Certificates of Designations with respect to the previously designated Series A Preferred Stock and Series B Preferred Stock.

Bylaws Amendment

On March 7, 2025, the Avalon Board approved and adopted an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Avalon Bylaws”). The Amendment reduces the quorum at any meeting of stockholders, except as otherwise required by law or by the Avalon Charter or the Avalon Bylaws, to one-third of the voting power of the shares of capital stock outstanding and entitled to vote at the meeting, present in person, present by remote communication, if applicable, or represented by proxy.

Common Shares Issued for Warrant Exercise

In March 2025, the Company issued 186,877 shares of its common stock upon cashless exercise of warrants to purchase 11,833 shares of common stock.

Common Shares Issued for Services

In March 2025, the Company issued a total of 22,278 shares of its common stock for services rendered and to be rendered. These shares were valued at $113,847, the fair market values on the grant dates using the reported closing share prices on the dates of grant.

ANNEX A: MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

by and among

YOOV GROUP HOLDING LIMITED, AVALON GLOBOCARE CORP.

and

NEXUS MERGERSUB LIMITED

Dated as of March 7, 2025

Disclosure Letters

Company Disclosure Letter PubCo Disclosure Letter

Exhibits

Exhibit A: Form of PubCo Voting Agreement Exhibit B: Form of Lockup Agreement

Exhibit C: Form of Company Voting Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2025 (this “Agreement”), by and among Avalon GloboCare Corp., a Delaware corporation (“PubCo”), Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of PubCo (“Merger Sub”, and together with PubCo, the “PubCo Entities”), and YOOV Group Holding Limited, a business company incorporated in the British Virgin Islands (the “Company”, and collectively with PubCo and Merger Sub, the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, the Parties intend that on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with the BVI Business Companies Act, 2004 (as revised) (the “BVI Companies Act”), Merger Sub will merge with and into the Company (the “Merger”, and together with the other transactions contemplated hereby, the “Transactions”), with the Company surviving the Merger as a wholly owned subsidiary of PubCo;

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger shall qualify for the Intended Tax Treatment and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of PubCo (the “PubCo Board”) has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the issuance of PubCo Common Stock to the Company Shareholders, (b) declared that it is fair to, advisable and in the best interests of PubCo and the stockholders of PubCo (the “PubCo Stockholders”) that PubCo enter into this Agreement and consummate the Transactions, on the terms and subject to the conditions set forth in this Agreement and (c) recommended to the PubCo Stockholders that they approve the PubCo Stockholder Matters (the “PubCo Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared advisable this Agreement, the Plan of Merger, the Articles of Merger, the Surviving Company Restated Articles and the Transactions, including the Merger, in accordance with the memorandum and articles of association of the Company then in effect, (b) declared that it is fair to, advisable and in the best interests of the Company and the shareholders of the Company (the “Company Shareholders”) that the Company enter into this Agreement, the Plan of Merger, the Articles of Merger and the Surviving Company Restated Article and to consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote of the Company Shareholders either through a written consent or at a meeting of the Company Shareholders, and (d) recommended to the Company Shareholders that they adopt this Agreement, the Plan of Merger, the Articles of Merger, the Surviving Company Restated Articles and thereby approve the Transactions (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement and the Transactions, including the Merger, (b) declared that it is fair to, advisable and in the best interests of Merger Sub and the sole shareholder of Merger Sub that Merger Sub enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) recommended to the sole shareholder of Merger Sub that it adopts this Agreement and thereby approve the contemplated Transactions on the terms and conditions set forth in this Agreement, and (d) PubCo, in its capacity as the sole shareholder of Merger Sub will, approve and adopt this Agreement by written resolution immediately thereafter;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, (a) the directors, officers and the PubCo Stockholder listed on Schedule A-1 of the PubCo Disclosure Letter have (solely in their capacity as PubCo Stockholders) entered into a voting agreement with PubCo and the Company in substantially the form attached hereto as Exhibit A (each, a “PubCo Voting Agreement”) pursuant to which such directors, officers and PubCo Stockholders agree to vote in favor of the adoption of this Agreement and to take (and refrain from taking) certain other actions in connection with the Transactions, in each case, on the terms therein, and (b) the directors, officers and the PubCo Stockholders listed on Schedule A-2 of the PubCo Disclosure Letter have entered into a lockup agreement in substantially the form attached hereto as Exhibit B (each, a “Lockup Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to PubCo’s willingness to enter into this Agreement, the directors, officers and Company Shareholders listed on Schedule A-1 of the Company Disclosure Letter have (solely in their capacity as Company Shareholders) (a) entered into a voting agreement with the Company and PubCo in substantially the form attached hereto as Exhibit C (each, a “Company Voting Agreement”) pursuant to which such directors, officers and Company Shareholders agree to, as promptly as practicable following the effectiveness of the PubCo Registration Statement, (i) approve by vote at a duly held meeting of the Company Shareholders the execution, delivery and performance of this Agreement and the Transactions, and (ii) adopt this Agreement and to take (and refrain from taking) certain other actions in connection with the Transactions, in each case, on the terms therein, and (b) entered into the Lockup Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I. THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the BVI Companies Act. As a result of the Merger, Merger Sub shall cease to exist, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”).

Section 1.02 Closing. Unless this Agreement is earlier terminated pursuant to Article VII, and subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as PubCo and the Company may mutually agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall execute a plan of merger (the “Plan of Merger”) and articles of merger (the “Articles of Merger”), and shall cause the Merger to be consummated by filing the Articles of Merger (appending the Plan of Merger) and other documents required by the BVI Companies Act with the Registrar of Corporate Affairs in the British Virgin Islands (“BVI Registry”) in accordance with the relevant provisions of the BVI Companies Act, and shall make all other filings, recordings or publications required under the BVI Companies Act in connection with the Merger. The Merger shall become effective at the time that the properly executed copy of the Articles of Merger is filed and accepted by the BVI Registry or, to the extent permitted by applicable Law, at such later time as specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the BVI Companies Act, this Agreement and the Articles of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of the Company and the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which will include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Effective Time. As a result of the Merger, the Surviving Company will become a wholly owned subsidiary of PubCo.

Section 1.05 Organizational Documents.

(a) Surviving Company Organizational Documents. The memorandum and articles of association of the Company in effect at the Effective Time shall be the memorandum and articles of association of the Surviving Company immediately after the Effective Time, except such memorandum and articles of association shall be amended and restated as may be necessary (the “Surviving Company Restated Articles”), until amended in accordance with applicable Law, and the Parties shall approve and adopt the Surviving Company Restated Articles, and make any required filings with the BVI Registry.

(b) PubCo Organizational Documents. The certificate of incorporation of PubCo shall be identical to the certificate of incorporation of PubCo immediately prior to the Effective Time, until thereafter amended in accordance with such certificate of incorporation and applicable Law; provided, however, that at or immediately prior to the Effective Time, PubCo shall file an amendment to its certificate of incorporation to (i) change the name of PubCo to “YOOV, Inc.” or such other name chosen by the Company and approved, in writing, by PubCo (which approval shall not be unreasonably withheld, delayed or conditioned), (ii) effectuate the Reverse Stock Split, if necessary, and (iii) make such other changes as shall be mutually agreed upon by the Company and PubCo prior to the filing of such amendment. The bylaws of PubCo shall be identical to the bylaws of PubCo as in effect as of the Effective Time, except such bylaws shall be deemed amended to change the name of PubCo stated therein to “YOOV, Inc.,” until thereafter amended in accordance with such bylaws and applicable Law.

Section 1.06 Directors and Officers.

(a) PubCo Board. The Parties shall take all necessary actions such that as of the Effective Time and until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of PubCo, the PubCo Board shall be comprised of seven (7) individuals, five (5) such individuals shall be as designated by the Company in a written notice to PubCo prior to the Closing, and two (2) individuals from the existing PubCo Board as of immediately prior to the Closing shall be retained (or as may be otherwise designated by the pre-Closing PubCo Board), provided, that such individuals are reasonably acceptable to the Company.

(b) Officers of PubCo. The Parties shall take all necessary actions such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of PubCo, the officers of PubCo shall be designated by the Company in a written notice to PubCo prior to the Closing.

(c) Directors and Officers of the Surviving Company. The Parties shall take all necessary actions such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Company, (i) the directors of the Surviving Company, and (ii) the officers of the Surviving Company shall, in each case, be designated by the Company in a written notice to PubCo prior to the Closing.

Section 1.07 Tax Treatment. Each of the Parties intends that, for U.S. federal income tax, and as applicable, state and local Tax purposes, (i) the Merger shall qualify as a reorganization under Section 368(a) of the Code and, in the event that the former shareholders of the Company are in “control” of PubCo immediately after the Effective Time within the meaning of Section 368(c) of the Code, shall also qualify as an exchange of Company Ordinary Shares for shares of PubCo Common Stock within the meaning of Section 351(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

ARTICLE II. EFFECT OF THE MERGER ON SHARE CAPITAL

Section 2.01 Conversion of Share Capital.

(a) Treatment of Company Convertible Securities. Immediately prior to the Effective Time, each Company Preferred Share and any ordinary share purchase warrants or other securities convertible or exchangeable into shares of Company Ordinary Shares (such warrants or securities, the “Company Convertible Securities”) shall be (i) converted into Company Ordinary Shares (the “Company Convertible Securities Conversion”), or (ii) cancelled and shall cease to exist in accordance with their terms. The Company’s issued and outstanding Ordinary Shares shall be subject to Section 2.01(c) below.

(b) Merger. At the Effective Time, by virtue of the Merger and without any additional action on the part of either PubCo Entity, the Company, the PubCo Stockholders or the Company Shareholders:

(i) Company Ordinary Share. Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (and, for the avoidance of doubt, (A) following the conversion of any Company Convertible Securities Conversion, and (B) other than Dissenting Shares or Excluded Company Shares) shall automatically be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of PubCo Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(ii) PubCo Common Stock. Each share of PubCo Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of PubCo Common Stock, if any, owned by the Surviving Company shall be surrendered to PubCo without payment therefor.

(iii) Merger Sub Ordinary Shares. Each Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of the Surviving Company, which shall constitute the only outstanding shares of the Surviving Company and shall be solely owned by the PubCo.

(iv) Treasury Stock of the Company. Each share of the Company Share Capital held in the treasury of the Company, owned by the Company or any of its direct or indirect wholly owned Subsidiaries or by PubCo or any of its Affiliates at the Effective Time (collectively, the “Excluded Company Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Company Shares.

(c) Conversion of Company Securities. All Company Ordinary Shares (including Company Ordinary Shares issued upon any Company Convertible Securities Conversion) that have been converted pursuant to Section 2.01(b) shall be canceled automatically and shall cease to exist, and the holders of (i) certificates which immediately before the Effective Time represented such shares (the “Company Share Certificates”) or (ii) shares represented by book-entry (the “Company Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.02.

(d) Equitable Adjustment. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of PubCo or the Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split only to the extent such split has not been previously taken into account in calculating the Exchange Ratio) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Exchange Ratio (and the determination thereof) shall be equitably adjusted to reflect such change.

(e) Fractional Shares. No fractional shares of PubCo Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of PubCo Common Stock. If the product of the number of shares a Company Shareholder holds immediately prior to the Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of PubCo Common Stock, that product will be rounded down to the nearest whole number of shares of PubCo Common Stock, if it is less than the fraction of one-half (0.5) of one share of PubCo Common Stock, or rounded up to the nearest whole number of shares of PubCo Common Stock if the said product is greater than or equal to the fraction of one-half (0.5) of one share of PubCo Common Stock.

Section 2.02 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, PubCo and the Company shall appoint a firm, bank or trust company acceptable to the Company to serve as exchange and payment agent (the “Exchange Agent”), for the purpose of issuing and sending to each Company Shareholder, other than with respect to Excluded Company Shares or Dissenting Shares, the Merger Consideration. PubCo will enter into an agreement with such Exchange Agent on terms reasonably satisfactory to PubCo and the Company.

(b) Exchange Fund. On or prior to the Closing Date, PubCo and the Company shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Ordinary Share, the aggregate Merger Consideration (which shall be in book-entry form unless a physical certificate is requested) issuable pursuant to this Agreement. All book-entry shares representing PubCo Common Stock deposited by PubCo with the Exchange Agent for distribution to the Company Shareholders pursuant to this Article II are referred to in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any other purpose.

(c) Exchange Procedures.

(i) Letter of Transmittal. As promptly as practicable but in no event later than two (2) Business Days following the Effective Time, PubCo shall, or shall cause the Exchange Agent to, mail to each holder of record of a share of Company Ordinary Share, (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder’s shares shall pass, only upon proper delivery of the Company Share Certificate, as applicable, to the Exchange Agent or, in the case of Company Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and (B) instructions for surrendering such Company Share Certificates or Company Book-Entry Shares.

(ii) Surrender of Shares of Company Stock. Upon surrender of a Company Share Certificate or of a Company Book-Entry Share for cancellation to the Exchange Agent in accordance with the instructions provided by the Exchange Agent pursuant to Section 2.02(c)(i) above, together with a duly executed and completed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Company Share Certificate or Company Book-Entry Share shall be entitled to receive, and the Exchange Agent shall issue in exchange therefor, that number of whole shares of PubCo Common Stock to which such Company Shareholder shall have become entitled on the account of Merger Consideration pursuant to the provisions of Section 2.01.

(iii) Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the share of Company Ordinary Share is registered, then the Merger Consideration may be paid to such a transferee so long as (A) the surrendered Company Share Certificate or Company Book-Entry Share is accompanied by all documents required by PubCo or the Company, as applicable, to evidence that such Company Ordinary Share has been properly transferred and (B) the Person requesting such payment (1) pays any applicable transfer taxes or (2) establishes to the reasonable satisfaction of PubCo and the Exchange Agent that any such transfer taxes have already been paid or are not applicable.

(iv) No Other Rights. Until surrendered in accordance with this Section 2.02(c), each Company Share Certificate and each Company Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. Any Merger Consideration paid upon the surrender of any Company Share Certificate or Company Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Share Certificate or Company Book-Entry Share and the Company Ordinary Shares formerly represented by it.

(d) Lost, Stolen or Destroyed Certificates. If any Company Share Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by PubCo, the posting by such Person of a bond, in such reasonable amount as PubCo may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Exchange Agent shall pay, in exchange for such affidavit claiming such Company Share Certificate is lost, stolen or destroyed, the Merger Consideration, to such Person in respect of the Company Ordinary Shares represented by such Company Share Certificate.

(e) No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Ordinary Shares that were outstanding immediately before the Effective Time.

(f) Required Withholding. Insofar as applicable, each of PubCo, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made.

(g) No Liability. None of PubCo, the Surviving Company or the Exchange Agent (or any of their respective officers, directors, employees, agents or Affiliates) shall be liable to any Company Shareholder for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law. If any shares Company Ordinary Share shall not have been allocated their Merger Consideration prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to shares of PubCo Common Stock) would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the PubCo, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Company Share Certificates or Company Book-Entry Shares one year after the Effective Time shall be delivered by the Exchange Agent to PubCo upon demand. Thereafter, any holder of Company Share Certificates or Company Book-Entry Shares who has not theretofore complied with this Article II shall look only to the PubCo for, and the PubCo shall remain liable for, payment of the applicable Merger Consideration pursuant to the terms of this Article II, subject to any applicable abandoned property, escheat or similar Law, without interest.

Section 2.03 Treatment of Equity Awards.

(a) PubCo Stock Options. Following the Effective Time, each PubCo Stock Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, without any action on the part of the holder thereof or any other Person, continue to be outstanding and have, and shall continue to be subject to, the same terms and conditions as applied to such PubCo Stock Option as of immediately prior to the Effective Time; provided, that, in no event shall such total PubCo Stock Option, whether or not vested or exercisable, on an as-converted and fully diluted basis, be exercised or excisable for more than 4% of the aggregate PubCo Common Stock reserved for issuance under such equity plan of PubCo adopted or becomes effective after the Effective Time. Notwithstanding any other provision of this Agreement, all PubCo Stock Options shall be treated in a manner so as not to result in the incurrence of a penalty tax under Section 409A of the Code. For the avoidance of doubt, the PubCo Stock Options outstanding at the Effective Time shall not in any way change or otherwise alter the percentage ownership interest of the PubCo Stockholders and the Company Shareholders, respectively, as contemplated under this Agreement. Prior to the Effective Time, PubCo shall take all necessary action, if any, to give effect to the terms of this Section 2.03(a).

(b) Amendment to PubCo Equity Plan. PubCo shall undertake to amend the PubCo Equity Plan, in such form that is reasonably acceptable to the Company, to increase the number of PubCo Common Stock reserved and issuable under the PubCo Equity Plan after the Effective Time (the “PubCo Equity Plan Amendment”). PubCo shall take all necessary action to submit the PubCo Equity Plan Amendment to the PubCo Board for approval and, upon its approval, the PubCo Board shall submit the PubCo Equity Plan Amendment for stockholder approval at the PubCo Stockholders Meeting.

Section 2.04 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Share Capital (other than Excluded Company Shares) for which the holder thereof (the “Dissenting Shareholder”) (i) has not voted in favor of the Merger or consented in writing and (ii) has validly exercised the rights to dissent from the Merger in accordance with, and has complied in all respects with, the BVI Companies Act (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.01. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder.

(b) Notwithstanding the provisions of Section 2.04(a), if any Dissenting Shareholder effectively waives, withdraws or loses such rights to dissent from the Merger (through failure to perfect such rights or otherwise in accordance with the BVI Companies Act), then such holder’s shares (i) shall be deemed no longer to be Dissenting Shares, and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon surrender of the Company Share Certificate or Company Book-Entry Share formerly representing such shares in accordance with Section 2.02.

(c) The Company shall give PubCo (i) notice of any written demands for exercise of the rights to dissent from the Merger of any shares of Company Share Capital, the withdrawals of such demands and any other related instrument served on the Company under the BVI Companies Act and (ii) the right to participate in, and at PubCo’s election and expense, direct all negotiations and proceedings with respect to such demands for exercise of the rights to dissent from the Merger. The Company shall not (or cause or permit any Person on its behalf to) offer to make or make any payment or settle, compromise, or offer to settle or compromise, or otherwise negotiate with respect to any such demands for exercise of the rights to dissent from the Merger without the prior written consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the disclosure letter delivered by the Company to the PubCo Entities concurrently with the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, the Company represents and warrants to each PubCo Entity that:

Section 3.01 Organization and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and to perform its obligations under all Contracts by which it is bound. Each of the Company’s Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Organizational Documents. The Company has made available to PubCo true and complete copies of the memorandum and articles of association and all other similar constitutional documents adopted or filed in connection with the creation, formation, organization or governance of the Company as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and (i) the Company Organizational Documents are in full force and effect and (ii) the Company is not in violation in any material respects of any provision of the Company Organizational Documents.

Section 3.03 Governmental Authorizations. Assuming that the representations and warranties of the PubCo Entities contained in Section 4.04 are true and correct, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, including the Merger, do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

(a) the filing of the Articles of Merger (appending the Plan of Merger) and other documents required by the BVI Companies Act to effect the Merger, with the BVI Registry, and the adoption and filing the Surviving Company Restated Articles, with the BVI Registry, as may be required;

(b) any other filings or reports that may be required in connection with this Agreement and the Transactions under the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act or any other state or federal securities, takeover or “blue sky” Laws; and

(c) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.04 Corporate Authorization.

(a) The Company Board has (i) approved and declared advisable this Agreement, the Plan of Merger, the Articles of Merger and the Transactions, including the Merger, in accordance with the memorandum and articles of association of the Company then in effect (ii) declared that it is fair to, advisable and in the best interests of the Company and the Company Shareholders that the Company enter into this Agreement, the Plan of Merger and the Articles of Merger and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directed that the adoption of this Agreement, the Plan of Merger and the Surviving Company Restated Articles be submitted to the Company Shareholders, and (iv) recommended to the Company Shareholders that they adopt this Agreement, the Plan of Merger and the Surviving Company Restated Articles. Except as set forth in Section 3.04 of the Company Disclosure Letter, the Requisite Company Vote is the only vote of the Company Shareholders necessary to adopt this Agreement and approve the Transactions. Each Person that executes the Company Voting Agreement is an executive officer, director, affiliate, founder or family member of a founder or holder of at least five percent of the voting equity securities of the Company, in each case, within the meaning of the SEC’s Compliance and Disclosure Interpretation 239.13.

(b) Except as set forth in Section 3.04 of the Company Disclosure Letter, the Company has all necessary corporate power and authority to enter into this Agreement, the Plan of Merger and the Articles of Merger, and assuming the Company Shareholder Approval is received, to consummate the Transactions. The execution, delivery and performance of this Agreement, the Plan of Merger and the Articles of Merger by the Company and, subject to the receipt of the Company Shareholder Approval, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.05 Non-Contravention. Except as set forth in Section 3.05 of the Company Disclosure Letter, and subject to obtaining the Company Shareholder Approval and the Governmental Authorizations applicable to the Company or its Subsidiaries, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any provision of (i) the Company Organizational Documents, or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, (c) except as set forth in Section 3.05 of the Company Disclosure Letter, result in any violation, termination, acceleration of any material obligation, cancellation, material payment or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases (as defined below) to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (a)(ii), (b), (c), and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Capitalization.

(a) As of the date of this Agreement, the capitalization of the Company is as set forth in Section 3.06(a) of the Company Disclosure Letter, which reflects in all material respects all of the issued and outstanding Company Share Capital and all rights to acquire share capital or securities of the Company.

(b) Except as set forth in the capitalization table under Section 3.06(a) of the Company Disclosure Letter, to the extent expressly permitted under Section 5.01 (including as required by applicable Law), or as set forth in Section 3.06(g) of the Company Disclosure Letter, (i) there are no other outstanding shares of the Company, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights (whether or not currently exercisable), agreements or commitments (other than this Agreement) relating to the issuance or acquisition of share capital to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of the Company or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of the Company or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person, and (iii) other than pursuant to this Agreement, there is no condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiaries.

(c) All outstanding shares of the Company Share Capital have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights, right of participation, right of maintenance or any similar right. All outstanding shares of the Company Share Capital were issued or sold in compliance in all material respects with (i) applicable securities Laws, (ii) the Company Organizational Documents, and (iii) any Contract.

(d) Each outstanding share or other equity interests of each Subsidiary is duly authorized, validly issued, fully paid and non-assessable and is not subject to any pre-emptive rights, right of participation, right of maintenance, or any similar right.

(e) Except as set forth in the Company Organizational Documents and Section 3.06(b) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Share Capital or shares of any Subsidiary, if any, of the Company.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with shareholders of the Company on any matters with respect to the Company or any Subsidiary, if any.

(g) The Company does not have any share option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person that are currently in effect or outstanding.

Section 3.07 Subsidiaries.

(a) Section 3.07 of the Company Disclosure Letter sets forth a complete and accurate organization chart of the Company with each Subsidiary of the Company. The Company has made available to PubCo the organizational documents of each Subsidiary of the Company.

(b) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens) or restrictions on transfer (other than restrictions under applicable Law). Other than the Subsidiaries listed on Section 3.07 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c) Except as set forth on Section 3.07(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

Section 3.08 Financial Statements.

(a) Section 3.08 of the Company Disclosure Letter contains true, correct and complete copies of (i) the unaudited consolidated financial statements for the twelve (12) month periods ended on March 31, 2023 and March 31, 2024, consisting of the balance sheet, and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries, and (ii) the unaudited consolidated financial statements for the six (6) month period ended on September 30, 2024 (the “Balance Sheet Date”), consisting of the balance sheet, and the related statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries. The financial statements contemplated under the aforementioned sub-paragraphs (i) and (ii) shall be collectively referred to as the “Company Unaudited Financial Statements”. The Company Unaudited Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein and have been prepared in conformity with GAAP. There are no “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party.

(b) The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice. The Company maintains a system of internal accounting controls reasonably sufficient to provide reasonable assurance that (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company Assets that could have a material effect on the financial statements. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act or any other applicable Law.

Section 3.09 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 3.09 of the Company Disclosure Letter, there are no liabilities, indebtedness, obligations or expense of any of any kind, whether accrued, contingent, absolute, matured or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries, individually or in the aggregate, that are required to be reflected in the financial statements under GAAP other than:

(a) Liabilities reflected or reserved against in the Company Interim Financial Statements as of the Balance Sheet Date or the footnotes thereto;

(b) Liabilities that have been incurred since the Balance Sheet Date in the ordinary course of business;

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d) Liabilities incurred pursuant to Company Material Contracts binding on the Company or any of its Subsidiaries (other than those resulting from any breach or default under such Company Material Contract); and

(e) Liabilities that would not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.10 of the Company Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding the exaction and performance of this Agreement and the discussion, negotiations and transactions related thereto, (b) there has not been any Company Material Adverse Effect, and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.01.

Section 3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (b) there are no Orders outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Material Contracts.

(a) Section 3.12 of the Company Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Company Material Contract”):

(i) Each contract that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company or any of its Subsidiaries (assuming the Company was subject to the requirements of the Exchange Act);

(ii) each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries to conduct business in any geographic area;

(iii) each Contract (other than any Company Benefit Plan) that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $250,000;

(iv) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material Company Assets;

(v) all material Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(vi) all partnership, joint venture or other similar agreements or arrangements;

(vii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (or a series of related agreements) with an aggregate outstanding principal amount not exceeding $1,000,000;

(viii) any agreement for the disposition or acquisition by the Company or any of its Subsidiaries with material obligations of the Company or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed or material Liabilities of the Company or any of its Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(ix) any agreement with (A) the top 10 customers of the Company and its Subsidiaries taken as a whole, as applicable, and (B) the top 10 suppliers of the Company and its Subsidiaries taken as a whole, as applicable, in each case, for the 2024 fiscal year measured by the aggregate obligations paid or agreed to pay to or by the Company, as applicable;

(x) any agreement restricting or limiting the payment of dividends or the making of distributions to shareholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law;

(xi) any Contract for the development of Intellectual Property, other than those entered into in the ordinary course of business with Company employees and contractors on the Company’s standard form for such Contracts; and

(xii) all material agreements with any Governmental Authority.

(b) Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract, and (iii) as of the date of this Agreement no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (i) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, (ii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (iii) any loan to or for the benefit of an officer of the Company or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any right to benefits, or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(b) With respect to each Company Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (each such plan, a “Foreign Plan”): (i) all required employer and employee contributions have been calculated, deposited or made or properly accrued in a material respects; (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, if intended to qualify for special tax treatment, meets all of the requirements for such treatment; (iii) no Foreign Plan is a defined benefit plan or an arrangement providing a stated level of benefits calculated by reference to an employee’s (or former employee’s) length of service and salary; (iv) no unfunded or underfunded liabilities exist with respect to any Foreign Plan and no rights or entitlements (including but not limited to any entitlements to enhanced or additional benefits) exist in relation to any employee or former employee of the Company or any of the Company Subsidiaries other than pursuant to the terms of the plan documents governing the Foreign Plans, and (v) no notice of default or show cause notice has been received regarding any non-compliance or inadequate compliance.

(c) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any payment from The Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan, (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) result in any breach or violation of or default under any Company Benefit Plan.

(d) There are no pending, or, to the Knowledge of the Company, threatened, material Legal Actions against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries. Each Company Benefit Plan can be terminated at any time for any or no reason by the Company and its Subsidiaries without any past, present or future Liability or obligation to the Company or any of its Subsidiaries (other than solely administrative expenses related to such termination).

Section 3.14 Labor Relations.

(a) (i) No employee of the Company or any of its Subsidiaries is represented by a union or is covered by an effective or pending collective bargaining agreement or similar labor agreement and, to the Knowledge of the Company, no labor union, or similar employee group to organize any employees, organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company or any of its Subsidiaries.

(b) The Company and its Subsidiaries is, and has been since the January 1, 2023, in compliance in all material respects with all federal, state, local or foreign Laws regarding labor, employment and employment practices that are applicable to the Company and its Subsidiaries.

(c) Since January 1, 2023, there have been no material Legal Actions against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, discrimination or other misconduct against the Company or any of its respective current or former directors, officers or senior level management employees.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened claims, suits, actions or other legal proceeding against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

Section 3.15 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) to the Company’s Knowledge, no audit is presently in progress, pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements of the Company and its Subsidiaries.

(c) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens for current Taxes and assessments not yet past due.

(d) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e) The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries (i) is or has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of improper, method of accounting adopted, requested or initiated at or prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law), (iii) any installment sale or open transaction disposition made at or prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received on or prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.

(h) No private letter rulings, technical advice memoranda or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries which rulings remain in effect.

(i) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) To the Knowledge of the Company, each of the Company and its Subsidiaries has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(k) Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of any PubCo Entity or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(l) The Company is and has been since its date of formation, a C corporation for U.S. federal income tax purposes.

(m) Neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (with the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries comply and have complied with all applicable Environmental Laws.

(b) The Company and its Subsidiaries possess all Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect.

(c) Neither the Company nor any Subsidiary has received any written notice or request for information from any Governmental Authority or other third party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances.

(d) To the Knowledge of the Company, as of the date of this Agreement, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws.

(e) To the Knowledge of the Company, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 3.17 Intellectual Property; Data Privacy.

(a) Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by the Company and its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of the Company, all Company Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2023 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party, and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2023, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries, and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of the Company, valid and enforceable.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (“IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since January 1, 2023, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since January 1, 2023, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

(g) Except as set forth in Section 3.17(g) of the Company Disclosure Letter, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data or any other information that alone or in combination with other information can be used to identify an individual (“Personal Information”), to the extent that it is subject to same. During the past two (2) years, no claims have been asserted or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or Personal Information. Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the Company or any of its Subsidiaries against loss and unauthorized access, use, modification, disclosure or other misuse.

(h) To the Knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Owned Intellectual Property, to the Knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries, and no Governmental Authority, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to such Intellectual Property.

Section 3.18 Real Property; Personal Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company and its Subsidiaries (the “Company Real Property”), and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof, other than the right of PubCo pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid, binding and in full force and effect (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets, (ii) the Company Assets are in good working order (reasonable wear and tear excepted) and is suitable and adequate for the uses for which it is intended or is being used, and (iii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.19 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries. The rights and benefits of each Company Permit will be available to the Surviving Company or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has at all times since January 1, 2023 been in compliance with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.20 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries currently conduct, and have at all times since January 1, 2023, conducted their respective businesses in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and its Subsidiaries, and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(b) As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries, and (ii) to the Knowledge of the Company, all of their respective directors, officers, agents and employees, are in compliance in all material respects with, to the extent applicable, all Laws.

Section 3.21 [Intentionally Left Blank].

Section 3.22 Takeover Law. The Company Board has taken all actions necessary to ensure that the Takeover Laws are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Transactions, including the Merger, and will not restrict, impair or delay the ability of PubCo, after the Effective Time, to vote or otherwise exercise all rights as a shareholder of the Company. “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “affiliated transactions,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict mergers or business combinations or the ability to limit or restrict mergers or business combinations or the ability to acquire or to vote shares.

Section 3.23 Transactions with Affiliates. There are no transactions, arrangements or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any shareholder, officer, director, Affiliate, or any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of the Company, on the other hand, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company was subject to the requirements of the Securities Act).

Section 3.24 Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries (“Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Company Material Adverse Effect.

Section 3.25 Brokers. Except as set forth in Section 3.25 of the Company Disclosure Letter, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.26 No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties of PubCo and Merger Sub set forth in Article IV or in any certificate delivered by PubCo or Merger Sub to the Company pursuant to this Agreement, neither the Company nor its Subsidiaries or any of their respective Affiliates or its Representatives, is relying on any other representation or warranty of PubCo, Merger Sub, any of their Affiliates or Representatives or any other Person made outside of Article IV or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PUBCO ENTITIES

Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the PubCo Entities to the Company concurrently with the execution of this Agreement (the “PubCo Disclosure Letter”), it being agreed that disclosure of any item in any section of the PubCo Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent or (ii) disclosed in any of the PubCo SEC Reports prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (excluding any disclosures contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature), provided, that nothing disclosed in the PubCo SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05, and Section 4.26, the PubCo Entities, jointly and severally, represent and warrant to the Company that:

Section 4.01 Organization and Power. Each of the PubCo Entities and their respective Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each PubCo Entity has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted and to perform its obligations under all Contracts by which it is bound. Each of the Subsidiaries of the PubCo Entities has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect. Each of the PubCo Entities and their respective Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect.

Section 4.02 Organizational Documents. Each PubCo Entity has made available to the Company true and complete copies of the certificate of incorporation, bylaws and all other similar constitutional documents adopted or filed in connection with the creation, formation, organization or governance of the PubCo Entities as in effect on the date of this Agreement (collectively, the “PubCo Organizational Documents”). Neither PubCo nor Merger Sub is in breach in any material respect of the PubCo Organizational Documents governing PubCo and Merger Sub, respectively.

Section 4.03 Governmental Authorizations. Assuming that the representations and warranties of the Company contained in Section 3.04 are true and correct, the execution, delivery and performance of this Agreement by each PubCo Entity and the consummation by each of the PubCo Entities of the Transactions do not and will not require any Governmental Authorizations, other than:

(a) the filing of the Articles of Merger (appending the Plan of Merger) and other documents required by the BVI Companies Act to effect the Merger, with the BVI Registry, as may be required;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (together with all amendments and supplements thereto, and including the Proxy Statement contained therein, the “PubCo Registration Statement”);

(c) any other filings or reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, the Securities Act or any other state or federal securities, takeover or “blue sky” Laws;

(d) compliance with Nasdaq rules and regulations; and

(e) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect.

Section 4.04 Corporate Authorization. Each PubCo Entity has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite PubCo Vote, to consummate the Transactions, including the issuance of stock to the Company Shareholders. The PubCo Board has unanimously (a) approved and declared advisable this Agreement and the Transactions, including the issuance of PubCo Common Stock to the Company Shareholders, (b) declared that it is fair to, advisable and in the best interests of PubCo and the PubCo Stockholder that PubCo enter into this Agreement and consummate the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement and (c) recommended to the PubCo Stockholders that they approve the PubCo Stockholder Matters. The execution, delivery and performance of this Agreement by each PubCo Entity and, assuming that the Requisite PubCo Vote is received, the consummation by each PubCo Entity of the Transactions have been duly and validly authorized by all necessary corporate action on the part of each PubCo Entity. This Agreement has been duly and validly executed and delivered by the PubCo Entities and constitutes a legal, valid and binding agreement of each PubCo Entity enforceable against each PubCo Entity in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Requisite PubCo Vote is the only vote of the holders of any class or series of capital stock of PubCo required to approve and adopt this Agreement and the Transactions.

Section 4.05 Non-Contravention. Except as set forth in Section 4.05 of the PubCo Disclosure Letter, and subject to receiving the Requisite PubCo Vote and the Governmental Authorizations applicable to PubCo, the execution, delivery and performance of this Agreement by each PubCo Entity and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of (i) the PubCo Organizational Documents, or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the PubCo Entities, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to any of the PubCo Entities or any of their respective Subsidiaries or by which any PubCo Assets are bound, (c) result in any violation, termination, acceleration of any material obligation, cancellation, material payment or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any PubCo Material Contracts or PubCo Real Property Leases to which the PubCo Entities or any of their respective Subsidiaries is a party or by which any PubCo Assets are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the PubCo Assets, except, in the case of clauses (a)(ii), (b), (c), and (d), as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect.

Section 4.06 Capitalization.

(a) As of the date of this Agreement, PubCo’s authorized capital stock consists solely of (i) 100,000,000 shares of PubCo Common Stock, and (ii) 10,000,000 shares of PubCo Preferred Stock.

(b) Except as set forth in Section 4.06(a) of the PubCo Disclosure Letter, to the extent expressly permitted under Section 5.02 (including as required by applicable Law) or as set forth in Section 4.06(g) of the PubCo Disclosure Letter, (i) there are no outstanding shares of capital stock of any PubCo Entity (subject to any exercise of PubCo Stock Options after the date of this Agreement each in accordance with their terms), (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights (whether or not currently exercisable), agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which any of the PubCo Entities or any of their respective Subsidiaries is a party obligating the PubCo Entities or any of their respective Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of any of the PubCo Entities or any of their respective Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in PubCo or any of its Subsidiaries or any other Person, and (iii) other than pursuant to this Agreement, there is no condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of PubCo Capital Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or its Subsidiaries.

(c) All outstanding shares of PubCo Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights, right of participation, right of maintenance or any similar right. All outstanding shares of PubCo Common Stock and PubCo Stock Options were offered, sold and issued in compliance in all material respects with applicable securities Laws and were not issued in violation in any material respect of (i) the PubCo Organizational Documents or (ii) any Contract.

(d) Each outstanding share of capital stock or other equity interests of each Subsidiary of the PubCo Entities is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights, right of participation, right of maintenance, or any similar right.

(e) Except as set forth in this Section 4.06, there are no outstanding contractual obligations of the PubCo Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the PubCo Entities, including shares of PubCo Common Stock, or capital stock of any Subsidiary of PubCo.

(f) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the PubCo Entities or any of their respective Subsidiaries is a party with respect to the voting of any shares of capital stock of any of the PubCo Entities or any of their respective Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the PubCo Entities or any of their respective Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of the PubCo Entities on any matters with respect to the PubCo Entities or any of their respective Subsidiaries.

(g) Except for the PubCo Equity Plans, PubCo does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Section 4.06(g) of the PubCo Disclosure Letter sets forth the following information with respect to each PubCo Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of PubCo Common Stock subject to such PubCo Stock Option at the time of grant; (iii) the number of shares of PubCo Common Stock subject to such PubCo Stock Option as of the date of this Agreement; (iv) the exercise price of such PubCo Stock Option; (v) the date on which such PubCo Stock Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such PubCo Stock Option expires; and (viii) whether such PubCo Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. PubCo has made available to the Company an accurate and complete copy of the PubCo Equity Plan and a form of stock option agreement that is consistent in all material respects with the stock option agreements evidencing outstanding options granted thereunder.

Section 4.07 Subsidiaries.

(a) Section 4.07(a) of the PubCo Disclosure Letter sets forth a complete and accurate list of each Subsidiary of PubCo. PubCo has made available to the Company the organizational documents of each Subsidiary of the PubCo Entities.

(b) All of the issued and outstanding shares of capital stock of each Subsidiary of PubCo have been duly authorized and are validly issued, fully paid, and non-assessable. Each of the Subsidiaries of PubCo is wholly owned by PubCo, directly or indirectly, free and clear of any Liens (other than Permitted Liens) or restrictions on transfer (other than restrictions under applicable Law). Other than the Subsidiaries listed in Section 4.07(a) of the PubCo Disclosure Letter or as set forth in Section 4.07(b) of the PubCo Disclosure Letter, PubCo does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

(c) Except as set forth on Section 4.07(c) of the PubCo Disclosure Letter, neither PubCo nor any of its Subsidiaries is a party to, has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the PubCo Entities and their respective Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

Section 4.08 SEC Filings and the Sarbanes-Oxley Act.

(a) PubCo has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated therein) or filing required by applicable Law to be filed with or furnished by PubCo to the SEC in a timely manner. PubCo has delivered to the Company accurate and complete copies of all reports, statements (including registration and proxy statements), schedules, forms, certifications or other document (including exhibits and all other information incorporated therein) filed by PubCo with the SEC since January 1, 2023 (the documents referred to in this Section 4.08(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits thereto and information incorporated by reference therein, the “PubCo SEC Reports”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. No Subsidiary of PubCo is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each PubCo SEC Report complied, and each such PubCo SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder applicable to each such PubCo SEC Report.

(c) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each PubCo SEC Report filed on or prior to the date hereof did not, and each such PubCo SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each PubCo SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not, and each such PubCo SEC Report filed subsequent to the date of this Agreement and prior to the Effective Time, as of the date such registration statement, amendment or supplement becomes effective, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) As of the date of this Agreement, PubCo has not received, and there are no outstanding or unresolved comments in, any comment letters received by PubCo from the SEC with respect to the PubCo SEC Reports and to PubCo’s Knowledge, none of the PubCo SEC Reports have been the subject of any review of, or is the subject of any ongoing review by, the SEC.

(e) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the PubCo SEC Reports, the chief executive officer and chief financial officer of PubCo have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC (including certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act), and (i) the statements contained in any such certifications were complete and correct and (ii) such certifications complied with the applicable provisions of the Sarbanes-Oxley Act, in each case, in all material respects as of their respective dates. As of the date of this Agreement, PubCo has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the PubCo SEC Reports filed prior to the date of this Agreement. PubCo is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all applicable provisions, rules, regulations and requirements of the Sarbanes-Oxley Act. PubCo has not received any correspondence from any officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the PubCo Common Stock on Nasdaq.

Section 4.09 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of PubCo and its consolidated Subsidiaries included in the PubCo SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented in all material respects the consolidated financial position of PubCo and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes). PubCo maintains and since January 1, 2023, has maintained disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to the PubCo Entities and their respective Subsidiaries required to be disclosed in PubCo’s periodic reports under the Exchange Act is made known to the PubCo’s principal executive officer and its principal financial officer by others within the PubCo Entities or any of their respective Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the PubCo’s principal executive officer and its principal financial officer to such information required to be included in the PubCo’s periodic reports required under the Exchange Act. PubCo maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient (i) to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s properties or assets that could have a material effect on the financial statements, and (ii) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. From January 1, 2023, until the date of this Agreement, PubCo has disclosed to PubCo’s auditors and the audit committee of the PubCo Board and made available to the Company prior to the date of this Agreement (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect PubCo’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the PubCo internal controls, in each case, if any. From January 1, 2023, until the date of this Agreement, to the Knowledge of PubCo, neither PubCo nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of PubCo or its Subsidiaries or their respective internal accounting controls.

(b) There are no off-balance sheet arrangements to which the PubCo Entities or any of their respective Subsidiaries is a party of any type required to be disclosed in the PubCo SEC Reports pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the PubCo SEC Reports.

(c) To the Knowledge of PubCo, PubCo’s independent registered accounting firm has at all times since the date PubCo became subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “Independent” with respect to PubCo within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of PubCo, the PubCo Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e) Each director and executive officer of PubCo has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. PubCo has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.10 Undisclosed Liabilities. As of the date of this Agreement, except as set forth in Section 4.10 of the PubCo Disclosure Letter and PubCo SEC Reports, there are no Liabilities of the PubCo Entities or any of their respective Subsidiaries, individually or in the aggregate, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of PubCo and its consolidated Subsidiaries as of the PubCo Balance Sheet Date or the footnotes thereto set forth in the PubCo SEC Reports;

(b) Liabilities incurred since the PubCo Balance Sheet Date in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d) Liabilities incurred pursuant to PubCo Material Contracts binding on PubCo or any of its Subsidiaries (other than those resulting from any breach or default under such PubCo Material Contract); and

(e) Liabilities that would not, individually or in aggregate, reasonably be expected to be material to the PubCo Entities and their respective Subsidiaries.

Section 4.11 Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.11 of the PubCo Disclosure Letter, since the Balance Sheet Date to the date of this Agreement, (a) the business of PubCo and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) there has not been any PubCo Material Adverse Effect, and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.02.

Section 4.12 Litigation. Except as set forth in Section 4.12 of the PubCo Disclosure Letter, from the Balance Sheet Date through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of PubCo, threatened against the PubCo Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to the PubCo Entities and their respective Subsidiaries, and (b) there are no Orders outstanding against the PubCo Entities or any of their respective Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to the PubCo Entities and their respective Subsidiaries.

Section 4.13 Material Contracts.

(a) Section 4.13 of the PubCo Disclosure Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the PubCo Entities or any of their respective Subsidiaries is a party (each, a “PubCo Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to PubCo;

(ii) each Contract (A) not to (or otherwise restricting or limiting the ability of the PubCo Entities or any of their respective Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of the PubCo Entities or any of their respective Subsidiaries to conduct business in any geographic area;

(iii) each Contract (other than any PubCo Benefit Plan) providing for or resulting in payments by the PubCo Entities or any of their respective Subsidiaries that exceeded annual payments by a PubCo Entity or any of their Subsidiaries that exceed $250,000;

(iv) all Contracts granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material PubCo Assets;

(v) all material Contracts (A) for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) providing for or resulting in a payment in excess of $250,000 per year or (B) under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment in excess of $250,000, in each case of clause (A) and (B), other than agreements with employees, non-exclusive licenses granted to a PubCo Entity’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms;

(vi) all partnership, joint venture or other similar agreements or arrangements;

(vii) any agreement with any director, officer or stockholder of PubCo or any Subsidiary that is required to be described under Item 404 of Regulation S-K of the SEC in the PubCo SEC Reports;

(viii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;

(ix) any agreement for the disposition or acquisition by the PubCo Entities or any of their respective Subsidiaries, with material obligations of the PubCo Entities or any of their respective Subsidiaries (other than confidentiality obligations) remaining to be performed or material Liabilities of the PubCo Entities or any of their respective Subsidiaries continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(x) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law; and

(xi) all material agreements with any Governmental Authority.

(b) A true and complete copy of each PubCo Material Contract (including any related amendments) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to a PubCo Annual Report on Form 10-K, or disclosed by PubCo in a subsequent PubCo SEC Report or made available to the Company prior to the date of this Agreement. Each PubCo Material Contract is a valid and binding agreement of PubCo or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect. Except as would not, be material to PubCo, (i) neither PubCo or such Subsidiary nor, to the Knowledge of PubCo, any other party, is in breach of or default under any such PubCo Material Contract, (ii) as of the date of this Agreement, there are no material disputes with respect to any such PubCo Material Contract, (iii) as of the date of this Agreement, there are no material Liabilities incurred under PubCo Material Contracts binding on PubCo or any of its Subsidiaries that resulted from the breach or failure to perform by the Company or any of its Subsidiaries, and (iv) as of the date of this Agreement, no party under any PubCo Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such PubCo Material Contract.

Section 4.14 Benefit Plans.

(a) Section 4.14(a) of the PubCo Disclosure Letter lists all material PubCo Benefit Plans. For purposes of this Agreement a “PubCo Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), or (iv) any loan to or for the benefit of an officer of any PubCo Entity or any of its Subsidiaries, in each case (A) under which any current or former director, officer, employee or independent contractor of PubCo or any of its Subsidiaries has any right to benefits, or (B) which are maintained, sponsored or contributed to by any PubCo Entity or any of its Subsidiaries or to which any PubCo Entity or any of its Subsidiaries makes or is required to make contributions or with respect to which any PubCo Entity or any of its Subsidiaries has any material Liability.

(b) With respect to each material PubCo Benefit Plan, if applicable, PubCo has made available to the Company true and complete copies of (i) the plan document and any amendments thereto and for any unwritten plan, a summary of the material terms, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) the most recent annual audited financial statements, (v) if the PubCo Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service, (vi) any related trust or funding agreements or insurance policies, and (vii) all material non-routine correspondence with respect to any Parent Benefit Plan with a Governmental Authority.

(c) Neither PubCo, nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain, administer or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability under or with respect to, (i) any employee benefit plan subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (iii) any multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (iv) any multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA). Neither PubCo nor its Affiliates have ever incurred any liability under Title IV of ERISA.

(d) Each PubCo Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each PubCo Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) such PubCo Benefit Plan has received a favorable determination or opinion letter has been issued by the Internal Revenue Service with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) to the Knowledge of the PubCo, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption.

(e) Neither PubCo nor any of its Subsidiaries has any current or projected Liability with respect to, and no PubCo Benefit Plan provides, health, medical, life insurance or death benefits to current or former employees or other individual service providers of any PubCo Entity or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or other individual service providers or their dependents. No PubCo Benefit Plan is maintained (or governed by the Laws) outside of the United States or provides benefits to any service provider who is based or provides substantial services (in whole or in part) outside of the United States.

(f) The execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any payment from any PubCo Entity or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of any PubCo Entity or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any PubCo Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director or independent contractor of any PubCo Entity or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of any PubCo Entity or any of its Subsidiaries under any PubCo Benefit Plan, (v) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), or (vi) result in any breach or violation of or default under or limit PubCo’s, Merger Sub’s or the Company’s right to amend, modify or terminate any PubCo Benefit Plan.

(g) Each PubCo Benefit Plan is, and has been at all times since January 1, 2023, in compliance in all material respects with Section 409A of the Code. No person is entitled to any gross-up, make-whole or other additional payment from any PubCo Entity or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(h) Since January 1, 2023, there have been no pending, or, to the Knowledge of PubCo, threatened, material claims, investigations, audits or litigation against or involving any PubCo Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

(i) Each PubCo Benefit Plan can be terminated at any time for any or no reason by PubCo and its Subsidiaries without any past, present or future Liability or obligation to any PubCo Entity or any of its Subsidiaries (other than solely administrative expenses related to such termination).

Section 4.15 Labor Relations.

(a) (i) No employee of any PubCo Entity or any of its Subsidiaries is represented by a union or is covered by an effective or pending collective bargaining agreement or similar labor agreement and, to the Knowledge of PubCo, no labor union, or similar employee group to organize any employees, organizing efforts are currently being conducted, (ii) neither any PubCo Entity nor any of its respective Subsidiaries is a party to, and is not currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of any PubCo Entity or any of its respective Subsidiaries.

(b) Each of the PubCo Entities and their respective Subsidiaries is, and has been since January 1, 2023, in compliance in all material respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; and (xxi) any bargaining or other obligations under the National Labor Relations Act.

(c) Neither PubCo nor any of its Subsidiaries has incurred any material Liability or obligation under the WARN Act that remains unsatisfied.

(d) Since January 1, 2023, there are no material Legal Actions against PubCo or any of its Subsidiaries or, to PubCo’s Knowledge, investigations pending or threatened related to any allegations of sexual harassment, discrimination or other misconduct against PubCo or any of its respective current or former directors, officers or senior level management employees.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a PubCo Material Adverse Effect, there are no pending or, to PubCo’s Knowledge, threatened claims, suits, actions or other legal proceeding against any PubCo Entity or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of any PubCo Entity or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of any PubCo Entity or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f) Since January 1, 2023 and to PubCo’s Knowledge, all individuals who perform or have performed services for any PubCo Entity or any of its Subsidiaries have been properly classified under applicable Law in all material respects (i) as employees or individual independent contractors, and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any PubCo Benefit Plan, and neither PubCo nor any of its Subsidiaries has notice of any pending or, to PubCo’s Knowledge, threatened inquiry or audit from any Governmental Authority concerning any such classifications.

Section 4.16 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the PubCo Entities and their respective Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the PubCo Entities and their respective Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the PubCo SEC Reports, and (iii) the PubCo Entities and their respective Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the PubCo Entities and their respective Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is presently in progress, pending or threatened in writing with respect to any material Taxes due from or with respect to the PubCo Entities and their respective Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the PubCo Entities and their respective Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against the PubCo Entities or any of their respective Subsidiaries have been fully and timely paid or properly reflected under GAAP in the most recent financial statements contained in the PubCo SEC Reports.

(c) There are no Liens for Taxes upon the assets or properties of the PubCo Entities and their respective Subsidiaries, except for Permitted Liens.

(d) Neither the PubCo Entities nor their respective Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e) The PubCo has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the three-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code.

(f) Neither the PubCo Entities nor their respective Subsidiaries (i) is or has been a member of a group (other than a group the common parent of which is a PubCo Entity) filing a consolidated, combined, affiliated, unitary or similar income Tax Return, or (ii) has any Liability for the Taxes of any Person (other than any of the PubCo Entities and their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g) Neither the PubCo Entities nor their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in, or use of improper, method of accounting adopted, requested or initiated at or prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law), (iii) any installment sale or open transaction disposition made at or prior to the Closing, (iv) any item of deferred revenue, (v) any election under Section 965 of the Code, (vi) any prepaid amounts received on or prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes.

(h) No private letter rulings, technical advice memoranda or similar material agreements or rulings have been requested, entered into or issued by any taxing authority with respect to the PubCo Entities or their respective Subsidiaries which rulings remain in effect.

(i) Neither the PubCo Entities nor their respective Subsidiaries has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) To the Knowledge of the PubCo Entities and their respective Subsidiaries, each of the PubCo Entities and their respective Subsidiaries has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(k) PubCo is, and has been since its date of formation, a C corporation for U.S. federal income tax purposes.

(l) Neither the PubCo Entities nor any of their respective Subsidiaries has taken any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the PubCo Entities and their respective Subsidiaries, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of the Company or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.17 Environmental Matters. Except would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect:

(a) PubCo and its Subsidiaries comply and have complied with all applicable Environmental Laws, in all material respects;

(b) PubCo and its Subsidiaries possess all material Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(c) Neither PubCo nor any Subsidiary has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d) To the Knowledge of PubCo, no condition exists on any property owned or operated by PubCo and its Subsidiaries or any other location which has given rise to, or would reasonably be expected to give rise to, any Liability relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e) To the Knowledge of PubCo, the Transactions do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 4.18 Intellectual Property.

(a) Each of the PubCo Entities and their respective Subsidiaries owns, is licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the PubCo Entities and their respective Subsidiaries (collectively, the “PubCo Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect. Section 4.18(a) of the PubCo Disclosure Letter sets forth a true and complete list of the following which are owned or purported to be owned by any PubCo Entity or any of its Subsidiaries: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “PubCo Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, the execution, delivery and performance of this Agreement by the PubCo Entities and the consummation by PubCo Entities of the Transactions do not and will not encumber, impair or extinguish any of the PubCo Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, none (i) of the PubCo Intellectual Property owned or purported to be owned by any PubCo Entity or any of its Subsidiaries (“PubCo Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of PubCo, all PubCo Registered IP is subsisting, in full force and effect, and, to the Knowledge of PubCo, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any PubCo Owned Intellectual Property.

(c) (i) To the Knowledge of the PubCo Entities, the conduct of the business of the PubCo Entities and their respective Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2023, infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party, (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of PubCo, threatened against any PubCo Entity or any of its Subsidiaries that the conduct of the business of any PubCo Entity or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party, and (iii) to the Knowledge of PubCo, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2023, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by any PubCo Entity or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the PubCo Entities and their respective Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all PubCo Intellectual Property s and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, none of the PubCo Owned Intellectual Property that is material to the business of the PubCo Entities and their respective Subsidiaries and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, all Persons who have contributed, developed or conceived any PubCo Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the PubCo Entities and their respective Subsidiaries and assigns to PubCo (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, (i) PubCo and its Subsidiaries have sufficient rights to use all of the IT Assets used or held for use in connection with the operation of the business of PubCo and its Subsidiaries, (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of PubCo and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the IT Assets have not materially malfunctioned or failed since January 1, 2023, to the Knowledge of PubCo, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) PubCo and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of PubCo and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since January 1, 2023, (vi) PubCo and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) PubCo and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of PubCo and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

(g) Except as set forth in Section 4.18(g) of the PubCo Disclosure Letter, each of the PubCo Entities is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Information, to the extent that it is subject to same. During the past two (2) years, no claims have been asserted or, to the Knowledge of PubCo, threatened in writing against the PubCo Entities alleging a violation of any Person’s privacy or Personal Information. Each of the PubCo Entities has taken commercially reasonable steps to protect the Personal Information collected, used or held for use by the PubCo Entities against loss and unauthorized access, use, modification, disclosure or other misuse.

(h) To the Knowledge of PubCo, no government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of the PubCo Owned Intellectual Property, to the Knowledge of PubCo, exclusively licensed to the PubCo Entities, and no Governmental Authority, university, college, other educational institution or research center has, to the knowledge of PubCo, any claim or right in or to such Intellectual Property.

Section 4.19 Real Property; Personal Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, (i) the PubCo Entities and their respective Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the PubCo Entities and their respective Subsidiaries (the “PubCo Real Property”), and (ii) the ownership of or leasehold interest in any PubCo Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, neither PubCo nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any PubCo Real Property or any portion thereof, other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any PubCo Real Property or any portion thereof or interest therein, and except for this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any PubCo Real Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, each of the material leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any material real property (the “PubCo Real Property Leases”) is valid, binding and in full force and effect (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company or its Subsidiaries exists under any PubCo Real Property Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, (i) the PubCo Entities and their respective Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material PubCo Assets, (ii) the Company Assets are in good working order (reasonable wear and tear excepted) and is suitable and adequate for the uses for which it is intended or is being used, and (iii) none of PubCo’s or any of its Subsidiaries’ ownership of or leasehold interest in any such material PubCo Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 4.20 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, each of the PubCo Entities and their respective Subsidiaries is in possession of all material Permits necessary for each of the PubCo Entities and their respective Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “PubCo Permits”). All such PubCo Permits are in full force and effect in all material respects and no suspension or cancellation of any of the PubCo Permits is pending or, to the Knowledge of PubCo, has been threatened in writing against any PubCo Entity or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, each of the PubCo Entities and their respective Subsidiaries has at all times since January 1, 2023 been in compliance in all material respects with (i) all Laws applicable to PubCo or such Subsidiary or by which any of the PubCo Assets is bound, and (ii) all Laws applicable to, and the terms and conditions of, any PubCo Permits.

Section 4.21 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, (i) the PubCo Entities and their respective Subsidiaries currently conduct, and have at all times since January 1, 2023, conducted their respective business in compliance in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, none of any PubCo Entity or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that any PubCo Entity or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter PubCo’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the PubCo Entities and their respective Subsidiaries, and (iii) there are no restrictions imposed by any Governmental Authority upon PubCo’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent any PubCo Entity or any of its Subsidiaries from operating as it currently operates.

(b) As of the date of this agreement and except as would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect, PubCo and each of its Subsidiaries, and to the Knowledge of PubCo, all of their respective directors, officers, agents and employees, are in compliance in all material respects with, and the PubCo and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the PubCo Entities and their respective Subsidiaries and their respective directors, officers, agents and employees to be in compliance in all material respects with, to the extent applicable, all Laws.

Section 4.22 Takeover Statutes. The PubCo Board has taken all necessary action to ensure that the restrictions on business combinations that are set forth in Section 203 of the Delaware General Corporation Law (DGCL), and any other similar Law applicable to PubCo, will not apply to this Agreement, the Transactions, including by approving this Agreement, the Merger and the other Transactions. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which PubCo or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of PubCo or any of its Subsidiaries.

Section 4.23 Transactions with Affiliates. Except as disclosed in the PubCo SEC Reports, since PubCo’s last proxy statement, no event has occurred that would be required to be reported by PubCo pursuant to Item 404 of Regulation S-K.

Section 4.24 Insurance. The PubCo Entities and their respective Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. None of the PubCo Entities or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general Liability, business interruption, product Liability, and sprinkler and water damage insurance policies maintained by or on behalf of any PubCo Entity or any of its Subsidiaries (“PubCo Insurance Policies”) provide adequate coverage for all normal risks incident to the business of the PubCo Entities and their respective Subsidiaries and their respective properties and assets, except for any such failures to maintain PubCo Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a PubCo Material Adverse Effect.

Section 4.25 Valid Issuance. The PubCo Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.26 Brokers. Except for the PubCo Financial Advisor, no broker, finder, adviser or investment banker, is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any PubCo Entity or any of its Subsidiaries.

Section 4.27 No Other Representations or Warranties. PubCo acknowledges and agrees that, except for the representations and warranties of the Company set forth in Article III or in any certificate delivered by the Company to PubCo pursuant to this Agreement, neither PubCo nor its Subsidiaries or their respective Affiliates or Representatives, is relying on any other representation or warranty of the Company, any of its Affiliates or Representatives or any other Person made outside of Article III or such certificate, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied.

ARTICLE V. COVENANTS

Section 5.01 Conduct of Business of the Company. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by Law, or (iv) with the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its operations only in the ordinary course of business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts. Without limiting the generality of the foregoing, and except (i) as otherwise expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.01 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of PubCo (such consent not to be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(a) Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b) Dividends. Make, declare, accrue, set aside or pay any dividend or distribution on any of its shares;

(c) Share Capital. (i) Adjust, split, combine or reclassify its share capital, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or any securities convertible or exchangeable into or exercisable for any of its shares, (iii) issue, deliver or sell to any employee of the Company any additional shares of the Company (or any Subsidiary thereof) or any securities convertible or exchangeable into or exercisable for any shares of the Company (or any Subsidiary thereof) or such securities, or (iv) enter into any Contract with respect to the voting or registration of its share capital;

(d) Compensation and Benefits. Other than in the ordinary course of business, (i) materially increase the compensation or benefits payable or to become payable to any employee, director or officer of the Company or any of its Subsidiaries, (ii) grant any severance or termination pay to any current or new employees, director or officer of the Company or any of its Subsidiaries, (iii) renew or enter into or amend any employment or severance agreement with any current or new employee, director or officer of the Company or any of its Subsidiaries, (iv) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, (v) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act, or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former employee, director or officer of the Company or any of its Subsidiaries, except, in each case, pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement that has been made available to PubCo as of the date hereof;

(e) Insurance. Terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(f) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including any Intellectual Property rights and the share capital of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business, or (C) expirations of Company Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of PubCo Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(g) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, if the consideration paid by the Company in connection with any such acquisition individually, or all such acquisitions in the aggregate, would exceed $250,000;

(h) Contracts. (i) Enter into any Contract which if in effect as of the date of this Agreement would be a Company Material Contract or Company Real Property Lease, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, from engaging or competing in any line of business or in any geographic area in any material respect, or (iii) terminate, cancel, request any material change in, materially amend or waive any material rights under any Company Material Contract or Company Real Property Lease other than the expiration of any Company Material Contract or Company Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another subsection of this Section 5.01), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(i) Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money in excess of $1,000,000, other than: (i) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to PubCo, (ii) pursuant to promissory notes issued in connection with any acquisition by the Company, which is made pursuant to the terms set forth in Section 5.01(g), provided that the indebtedness under any such promissory note taken individually, and all such promissory notes in the aggregate, does not exceed $250,000, (iii) in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice, or (iv) pursuant to any letters of credit that the Company enters into in the ordinary course of its business;

(j) Loans. (i) Make or forgive any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants), other than by the Company or a wholly owned Subsidiary of the Company to, or in, the Company or any of its wholly owned Subsidiaries in the ordinary course of business, or (ii) make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons;

(k) Tax. Other than in the ordinary course of business: make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes, incur any Taxes outside of the ordinary course of business, or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(l) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $1,000,000 individually or $3,000,000 in the aggregate;

(m) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(n) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or shareholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions;

(o) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(p) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Nothing contained in this Agreement shall give PubCo, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the PubCo shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.

Section 5.02 Conduct of Business of PubCo. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.02 of the PubCo Disclosure Letter, (iii) as required by Law, or (iv) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), PubCo shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its operations only in the ordinary course of business and in material compliance with all applicable Law and the requirements of all Contracts that constitute PubCo Material Contracts. Without limiting the generality of the foregoing, and except (i) as otherwise expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.02 of the PubCo Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of PubCo (such consent not to be unreasonably withheld conditioned or delayed), from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, PubCo shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(a) Organizational Documents. Amend any of the PubCo Organizational Documents or any of the comparable organizational documents of any of PubCo’s Subsidiaries (including partnership agreements and limited liability company agreements); provided, however, that immediately prior to the Effective Time, PubCo shall be permitted to amend its certificate of incorporation pursuant to Section 1.05(b).

(b) Dividends. Make, declare, accrue, set aside or pay any dividend or distribution on any shares of its capital stock;

(c) Capital Stock. Other than with respect to the Reverse Stock Split, (i) adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell to any PubCo Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the exercise of PubCo Stock Options outstanding as of the date of this Agreement and in accordance with their terms), or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(d) Compensation and Benefits. (i) Materially increase the compensation or benefits payable or to become payable to any current or new PubCo Employee or any directors or officers, (ii) grant any severance or termination pay to any PubCo Employee or any directors or officers, (iii) renew or enter into or amend any employment or severance agreement with any PubCo Employee or any directors or officers, (iv) establish, adopt, enter into, materially amend or terminate any PubCo Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a PubCo Benefit Plan, (v) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act, or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former PubCo Employee or any directors or officers, except, in each case, to the extent required by applicable Law, this Agreement or in terms of any PubCo Benefit Plan in effect on the date of this Agreement that has been made available to the Company as of the date hereof;

(e) Insurance. Other than for the avoidance of doubt, obtaining “tail” insurance coverage in connection with Closing, terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy.

(f) Dispositions. Except as the Parties may otherwise agree, sell, lease, license, transfer, pledge, encumber, grant or dispose of any PubCo Assets, including any Intellectual Property rights, the capital stock of Subsidiaries of PubCo, that are material to the PubCo Entities and their respective Subsidiaries, taken as a whole other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business, or (C) expirations of PubCo Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of PubCo Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business.

(g) Acquisitions. Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, if the consideration paid by the PubCo Entities in connection with any such acquisition individually, or all such acquisitions in the aggregate, would exceed $250,000.

(h) Contracts. (i) Enter into any Contract which if in effect as of the date of this Agreement would be a PubCo Material Contract or PubCo Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under another subsection of this Section 5.02), (ii) enter into any Contract that would limit or otherwise restrict PubCo or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, from engaging or competing in any line of business or in any geographic area in any material respect, or (iii) terminate, cancel, request any material change in, materially amend or waive any material rights under any PubCo Material Contract or PubCo Real Property Lease other than the expiration of any PubCo Material Contract or PubCo Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under another subsection of this Section 5.02), or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(i) Indebtedness; Guarantees. Incur, assume or guarantee any indebtedness for borrowed money, other than (i) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to the Company, and (ii) pursuant to promissory notes issued in connection with any acquisition by the PubCo Entities, which is made pursuant to the terms set forth in Section 5.02(g), provided that the indebtedness under any such promissory note taken individually, and all such promissory notes in the aggregate, does not exceed $250,000;

(j) Loans. (i) Make or forgive any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its executive officers, directors, employees, agents or consultants), other than by PubCo or a wholly owned Subsidiary of PubCo to, or in, PubCo or any of its wholly owned Subsidiaries in the ordinary course of business, or (ii) make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons;

(k) Tax. Other than in the ordinary course of business: make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes, incur any Taxes outside of the ordinary course of business, or take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(l) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in GAAP or applicable Law after the date hereof;

(m) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to PubCo or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $500,000 individually or $1,000,000 in the aggregate;

(n) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of PubCo that would reasonably be expected to materially delay or prevent the consummation of the Transactions or that would be required to be described under Item 404 of Regulation S-K of the SEC;

(o) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(p) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of PubCo prior to the Effective Time. Prior to the Effective Time, PubCo shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of the Company shall be required with respect to any matter set forth in this Section 5.02 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Laws.

Section 5.03 Access to Information; Confidentiality.

(a) From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), the Company shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, upon reasonable notice, (i) provide to PubCo and its Representatives reasonable access during normal business hours to the officers, employees, properties, books, records, work papers and other documents and information relating to the Company and its Subsidiaries, (ii) furnish promptly such information, including copies of books, records, work papers, Tax Returns and other documents and information relating to the Company and its Subsidiaries, as PubCo or its Representatives may reasonably request, (iii) permit PubCo’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company that are responsible for the Company’s financial statements and internal controls to discuss such matters as the other party may reasonably request, and (iv) make available to PubCo copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Transactions.

(b) From the date of this Agreement through the Effective Time (or if earlier, the date on which this Agreement is terminated pursuant to Article VII), PubCo shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, upon reasonable notice, (i) provide to the Company and its Representatives reasonable access during normal business hours to the officers, employees, properties, books, records, work papers and other documents and information relating to PubCo and its Subsidiaries, (ii) furnish promptly such information, including copies of books, records, work papers, Tax Returns and other documents and information relating to PubCo and its Subsidiaries, as the Company or its Representatives may reasonably request, (iii) permit the Company’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of PubCo that are responsible for PubCo’s financial statements and internal controls to discuss such matters as the other party may reasonably request, and (iv) make available to the Company copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Transactions.

(c) Notwithstanding the foregoing, neither PubCo nor the Company shall be required to provide such access if it reasonably determines that it would (i) materially disrupt or impair the business or operations of PubCo or the Company, as applicable, or any of their respective Subsidiaries, or (ii) constitute a violation of any applicable Law. Nothing herein shall require the Company or PubCo or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

(d) PubCo and the Company shall comply with and shall use their reasonable best efforts to cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, with respect to the information disclosed under this Section 5.03. The Company acknowledges that the information provided to it is subject to the terms of the Confidentiality Agreement.

Section 5.04 No Solicitation.

(a) No Solicitation or Facilitation of Proposals. Except as permitted by this Section 5.04, at any time prior to the Specified Time, neither PubCo, PubCo’s Subsidiaries, the Company, or the Company’s Subsidiaries shall, and PubCo and the Company shall instruct and use reasonable best efforts to cause its Representatives not to, and shall not authorize or knowingly permit any of its Representatives to, directly or indirectly:

(i) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal;

(ii) terminate, waive, amend or modify any provision of any existing confidentiality, standstill or similar agreement with respect to a potential Takeover Proposal;

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Takeover Proposal (other than a confidentiality agreement referred to in this Section 5.04(a) entered into in the circumstances referred to in this Section 5.04(a));

(iv) take any action that would reasonably be expected to lead to Takeover Proposal;

(v) other than informing Persons of the existence of the provisions of this Section 5.04, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information of such Party for the purpose of encouraging, facilitating or responding to, any Takeover Proposal or any proposal or inquiry that is reasonably expected to lead to a Takeover Proposal; and

(vi) publicly propose to do any of the foregoing.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement and subject to compliance with this Section 5.04, prior to the Specified Time, a Party may, in response to an unsolicited bona fide written Takeover Proposal from a Qualified Person, (A) furnish non-public information with respect to such Party and its Subsidiaries to such Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the obligations (including confidentiality obligations, use restrictions, non-solicit provisions, no hire provisions and standstill provisions) of such Qualified Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not (x) grant any exclusive right to negotiate with such counterparty, (y) prohibit such Party from satisfying its obligations hereunder, or (z) require the such Party to pay or reimburse the counterparty’s fees, costs or expenses, (B) engage in discussions or negotiations (including solicitation of revised Takeover Proposals) with any such Qualified Person (and the Representatives of such Qualified Person) regarding any Takeover Proposal, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any PubCo Common Stock or any Company Ordinary Shares, as applicable, with any Qualified Person; provided, however, that (A) the board of directors of such Party has determined in good faith based on the advice of outside legal counsel, that the failure to take the actions contemplated by this sentence would be reasonably likely to result in a breach of the fiduciary duties of the such Party’s board of directors under applicable Law, (B) neither such applicable Party nor its Representative has breached this Section 5.04, (C) at least two Business Days prior to furnishing any such non-public information to, or entering into discussions with, any such Qualified Person, such Party gives the other Party written notice of the identity of such Qualified Person (unless, in the case of clause (iv), such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement) and of such Party’s intention to furnish non-public information to, or enter into discussions with, such Qualified Person, (D) substantially contemporaneously with furnishing any non-public information to any such Qualified Person, such Party furnishes such non-public information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party), and (E) notwithstanding anything to the contrary set forth in this Agreement, such Party shall continue to observe its obligations under the Confidentiality Agreement including not furnishing any such Qualified Person with any confidential information of the other Party.

(b) Notice. PubCo or the Company, as applicable, shall promptly (and in any event within 24 hours) advise the other Party orally, with written confirmation to promptly follow, of: (i) such Party’s receipt of any written or oral Takeover Proposal; (ii) a summary of the material terms and conditions of any such Takeover Proposal; (iii) a copy of the Alternative Acquisition Agreement and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal; and (iv) the identity of the Person making any such Takeover Proposal (unless, in the case of clause (iv), such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person that is in effect on the date of this Agreement). Such Party shall keep the other Party reasonably informed in all material respects of any material developments with respect to any Takeover Proposal (and any subsequent amendments or modifications or proposed amendments or modifications thereto), in each case, as soon as is reasonably practicable and in any event within 24 hours of receipt, provision or occurrence thereof. Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Takeover Proposal and any material modification or material proposed modification thereto.

(c) No Change in Recommendation or Alternative Acquisition Agreement. At any time prior to the Specified Time:

(i) the board of directors of either Party shall not, except as permitted in this Section 5.04, withhold, withdraw, qualify or modify, or and publicly propose to withhold, amend, withdraw or modify, the PubCo Board Recommendation or the Company Board Recommendation, as applicable, in a manner adverse to the other Party;

(ii) the PubCo Board shall include the PubCo Board Recommendation in the PubCo Registration Statement and the Proxy Statement;

(iii) the PubCo Board (or any committee thereof) shall not make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the PubCo Board (or a committee thereof) to the PubCo Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the PubCo Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of this Section 5.04(c) or a PubCo Adverse Recommendation Change); and

(iv) the board of directors of either Party shall not, except as set forth in this Section 5.04, adopt, approve, endorse or recommend, or publicly announce an intention to adopt, approve, endorse or recommend, any Takeover Proposal or any proposal that is reasonably expected to lead to a Takeover Proposal (any action described in clauses (i) through (iv), in the case of PubCo, a “PubCo Adverse Recommendation Change” or in the case of the Company, a “Company Adverse Recommendation Change,” and in either case, as applicable, an “Adverse Recommendation Change”).

(v) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time, the board of directors of either Party may make an Adverse Recommendation Change in response to an Intervening Event if such Party’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be a breach such board of director’s fiduciary duties under applicable Law, only if all of the following conditions are satisfied:

(A) Such Party shall have first provided the other Party an Intervening Event Notice at least five Business Days in advance advising the other Party that such Party intends to make an Adverse Recommendation Change (it being understood and hereby agreed that the delivery and receipt of any such Intervening Event Notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change) and specifying, in reasonable detail, the Intervening Event;

(B) during the applicable Intervening Event Notice Period (or any mutually agreed extension or continuation thereof), such Party and its Representatives shall negotiate in good faith with the other Party and its Representatives to make revisions to the terms of this Agreement as would cause such Intervening Event to cease to warrant an Adverse Recommendation Change;

(C) the other Party does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the PubCo Board or Company Board, as applicable, (after consultation with outside legal counsel), cause the failure to effect an Adverse Recommendation Change in response to such Intervening Event to no longer be inconsistent with the such board of director’s fiduciary duties under applicable Law (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event shall require a new Intervening Event Notice with a new Intervening Event Notice Period ending on the day that is three Business Days after such material change); and

(D) following the Intervening Event Notice Period, the PubCo Board or Company Board, as applicable, shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change, as applicable, in response to such Intervening Event would continue to be a breach of such board of director’s fiduciary duties under applicable Law.

(vi) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time if, in response to a bona fide unsolicited written Takeover Proposal made by a Third Party after the date of this Agreement which does not arise from a breach of this Section 5.04 and has not been withdrawn, the board of directors of such Party that received the Takeover Proposal determines in good faith (1) after consultation with outside legal counsel and a financial advisor, that such Takeover Proposal constitutes a Superior Proposal, and (2) after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change, would be a breach of such Party’s board of director’s fiduciary duties under applicable Law, then such Party’s board of director’s may make an Adverse Recommendation Change only if, in either such case, all of the following conditions are satisfied:

(A) Such party shall have first provided to the other Party a Superior Proposal Notice at least five Business Days in advance advising the other Party that such Party is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal (and specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal, including the identity of the Third Party making any such Superior Proposal) (it being understood and hereby agreed that the delivery and receipt of any such Superior Proposal Notice shall not, in and of itself, be deemed to be an Adverse Recommendation Change) and providing the other Party with a complete copy of any written request, proposal or offer, including any proposed Alternative Acquisition Agreement (and all schedules, appendices, exhibits and other attachments relating thereto), and any other documents containing the material terms of such Superior Proposal; during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change, such Party and its Representatives shall negotiate in good faith with the other Party and its Representatives regarding changes to the terms of this Agreement and any other proposals intended to cause such Takeover Proposal to no longer constitute a Superior Proposal;

(B) the other Party does not make, within the applicable Superior Proposal Notice Period (or any mutually agreed extension or continuation thereof) after the receipt of such notice, a proposal that would, in the good faith judgment of the board of directors of such Party (after consultation with outside legal counsel and a financial advisor), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any material amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of five Business Days); and

(C) following the Superior Proposal Notice Period, such Party’s board of directors shall have determined in good faith, in light of such Superior Proposal and taking into account any revised terms proposed by the other Party, (x) after consultation with outside legal counsel and a financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal, and (y) after consultation with outside legal counsel, that the failure to make an Adverse Recommendation Change would continue to be a breach of the such board of director’s fiduciary duties under applicable Law.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit PubCo, any of its Subsidiaries or the PubCo Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a PubCo Adverse Recommendation Change), or (ii) making any disclosure to PubCo’s stockholders if, in the good faith judgment of the PubCo Board, after consultation with outside counsel, failure to so disclose would reasonably likely to result in a breach of its fiduciary duties under applicable Law, it being understood that nothing in the foregoing shall be deemed to permit PubCo or the PubCo Board (or a committee thereof) to effect a PubCo Adverse Recommendation Change other than in accordance with Section 5.04(c).

(e) Cessation of Ongoing Discussions. PubCo and the Company shall, and shall cause their respective Representatives to: (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or could reasonably be expected to lead to, an Takeover Proposal, (ii) within two Business Days of the date of this Agreement, request the prompt return or destruction of all non-public information concerning PubCo or its Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into at any time within the 12-month period immediately preceding the date hereof, and (iii) immediately terminate all access granted to any such Persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, however, that the foregoing shall not in any way limit or modify any of PubCo’s rights under the other provisions of this Section 5.04.

Section 5.05 PubCo Registration Statement and Proxy.

(a) As promptly as practicable following the date of this Agreement, PubCo shall prepare and file with the SEC the PubCo Registration Statement relating to the registration of the shares of PubCo Common Stock to be issued to the Company Shareholders, which will contain the Proxy Statement. The PubCo Registration Statement and Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other applicable Laws. The Company shall provide to PubCo all information, including certificates or other statements, concerning the Company as may be reasonably requested by PubCo in connection with the PubCo Registration Statement and Proxy Statement and shall otherwise reasonably assist and cooperate with PubCo in the preparation of the PubCo Registration Statement and Proxy Statement and resolution of any comments referred to below; provided, that PubCo shall provide the Company with a reasonable opportunity to review and comment on any drafts of the PubCo Registration Statement and Proxy Statement and related correspondence and filings.

(b) PubCo covenants and agrees that none of the information to be included or incorporated by reference in the PubCo Registration Statement, the Proxy Statement and any pro forma financial statements included therein, will, at the date it is first mailed to the PubCo Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by PubCo with respect to statements made or incorporated by reference therein to the extent based on information supplied by or on behalf of the Company or any Affiliate of the Company in connection with the preparation of the PubCo Registration Statement and the Proxy Statement for inclusion or incorporation by reference therein. The Company hereby covenants and agrees that none of the information to be supplied by or on behalf of the Company or any Affiliate thereof for inclusion or incorporation by reference in the PubCo Registration Statement and the Proxy Statement, shall, at the date it is first mailed to the PubCo Stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein to the extent based on information supplied by any PubCo Entity or any Affiliate thereof in connection with the preparation of the PubCo Registration Statement or the Proxy Statement for inclusion or incorporation by reference therein. PubCo and the Company shall use their respective commercially reasonable best efforts to ensure that the PubCo Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of Nasdaq.

(c) PubCo shall use its commercially reasonable best efforts to (i) respond to any comments on the PubCo Registration Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests, provide the SEC with all information reasonably necessary to amend the PubCo Registration Statement), (ii) have the PubCo Registration Statement cleared by the SEC as promptly as practicable following its filing with the SEC, (iii) set a record date for the PubCo Stockholders Meeting, and (iv) cause the PubCo Registration Statement to be mailed to the PubCo Stockholders as promptly as practicable after the SEC confirms that it has no further comments on the PubCo Registration Statement. PubCo shall promptly (A) notify the Company upon the receipt of any such comments or requests, and (B) provide the Company with copies of all correspondence relating to the PubCo Registration Statement between PubCo and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Before responding to any such comments or requests or the filing or mailing of the PubCo Registration Statement, PubCo shall provide the Company with a reasonable opportunity to review and comment on any drafts of the PubCo Registration Statement and related correspondence and filings.

(d) The PubCo Registration Statement shall include the PubCo Board Recommendation unless the PubCo Board has made a PubCo Adverse Recommendation Change in accordance with Section 5.04 of this Agreement. The PubCo Registration Statement shall not, when sent to PubCo’s stockholders, contain any other proposal or request for stockholder approval of a Takeover Proposal other than the Requisite PubCo Vote.

(e) PubCo and the Company shall reasonably cooperate in good faith and use its respective commercially reasonable best efforts to cause the shares of PubCo Common Stock to be issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. PubCo shall also use its commercially reasonable best efforts to obtain, and the Company shall reasonably cooperate in good faith with PubCo to assist PubCo in obtaining, all necessary state securities law or “blue sky” permits and approvals necessary to ensure that the PubCo Common Stock to be issued in the Transactions (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Ordinary Share or Company Preferred Share has an address of record on the applicable record date for determining the holders of Company Ordinary Share or Company Preferred Share entitled to notice and to vote pursuant to the Company Shareholder Approval, to the extent applicable.

Section 5.06 PubCo Stockholders Meeting. Subject to Section 5.04, as promptly as practicable following the effectiveness of the PubCo Registration Statement, PubCo shall establish the record date, and duly call, give notice of, convene or hold the PubCo Stockholders Meeting in accordance with the DGCL and the PubCo Organizational Documents (and in any event within forty-five (45) days after the date thereof, unless otherwise required by applicable Laws) to consider and vote to approve the PubCo Stockholder Matters. PubCo shall take reasonable measures to ensure that all proxies solicited in connection with the PubCo Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, PubCo may postpone or adjourn the PubCo Stockholders Meeting: (i) with the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); (ii) it will not receive proxies sufficient to obtain the Requisite PubCo Vote, whether or not a quorum would be present; (iii) for the absence of a quorum; (iv) to allow reasonable additional time (not to exceed 20 days) for the filing and distribution of any supplemental or amended disclosure with respect to the Transactions, which the PubCo Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the PubCo Stockholders prior to the PubCo Stockholders Meeting; or (v) as reasonably necessary in connection with PubCo taking any of the actions permitted by Section 5.04 in response to a Takeover Proposal. Without limiting the generality of the foregoing, PubCo’s requirement to call and hold the PubCo Stockholder Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to PubCo of any Takeover Proposal, Intervening Event or the PubCo Board making a PubCo Adverse Recommendation Change. Subject to Section 5.04, the PubCo Board shall recommend that the PubCo Stockholders vote to approve the PubCo Stockholder Matters. Prior to the mailing of the PubCo Registration Statement, PubCo shall be entitled to engage a proxy solicitor that is reasonably satisfactory to the Company, and PubCo shall keep the Company reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the PubCo Registration Statement. If, at any time after PubCo has obtained the Requisite PubCo Vote, the Company issues and sells shares of Company Preferred Share in accordance with Section 5.01(c), the Company shall provide PubCo written notice of such issuance and sale within three Business Days following the consummation of any such issuance sale. Promptly following the receipt of such written notice, PubCo shall take all actions necessary to ensure that PubCo, as of the Effective Time, will be able to issue the Merger Consideration in accordance with the terms of this Agreement.

Section 5.07 Listing. PubCo shall use commercially reasonable efforts to ensure that the existing shares of PubCo Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date. PubCo and the Company shall reasonably cooperate in good faith to (i) effectuate the Reverse Stock Split, and (ii) cause the shares of PubCo Common Stock being issued in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq to be approved for issuance (subject to official notice of issuance) at or after the Effective Time pursuant to Nasdaq rules and regulations. To the extent required by Nasdaq Marketplace Rule 5110, PubCo shall use its commercially reasonable efforts to prepare and file an initial listing application for the PubCo Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with PubCo as reasonably requested by PubCo with respect to the Nasdaq Listing Application and promptly furnish to PubCo all information concerning the Company and the Company Shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.07. All fees associated with the Nasdaq Listing Application shall be paid by the Company.

Section 5.08 Directors’ and Officers’ Indemnification and Insurance.

(a) From the Closing Date through the sixth anniversary of the Closing Date, each of PubCo and the Surviving Company, jointly and severally, shall indemnify and hold harmless any present or former, or who becomes prior to the Effective Time, director or officer of PubCo or the Surviving Company, or their respective Subsidiaries (the “Indemnified Parties”) against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Legal Action arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of PubCo, the Surviving Company or their respective Subsidiaries, whether asserted or claimed prior to, at or at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to advancement of Costs incurred in the defense of any such Legal Action from each of PubCo and the Surviving Company upon receipt by PubCo or the Surviving Company from the Indemnified Party of a request therefor; provided that any such Person to whom Costs are advanced provides an undertaking to PubCo, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. PubCo shall cooperate with the Indemnified Party in the defense of any such Legal Action and PubCo shall not settle, compromise or consent to the entry of any judgment in any Legal Action pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Action or such Indemnified Party otherwise consents in writing.

(b) The provisions presently set forth in the certificate of incorporation and bylaws of PubCo with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers of PubCo shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of PubCo. The certificate of incorporation and bylaws of the Surviving Company shall contain, and PubCo shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of Costs and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of PubCo.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time, and (ii) PubCo shall fulfill and honor in all respects the obligations of PubCo to its Indemnified Parties as of immediately prior to the Effective Time pursuant to any indemnification provisions under PubCo’s Organizational Documents and pursuant to any indemnification agreements between PubCo and such Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, PubCo shall maintain a directors’ and officers’ Liability insurance policy, with an effective date as of the Closing Date on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to PubCo. In addition, PubCo shall also purchase and maintain, following consultation with, and subject to the approval of, and at the expense of, the Company, a non-cancellable extension of the directors’ and officers’ Liability coverage of PubCo’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of Liability that are no less favorable than the coverage provided under PubCo’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of PubCo or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(e) The covenants contained in this Section 5.08 are intended to be in addition to the rights otherwise available to the Indemnified Parties by Law, charter, statute, bylaw or agreement, and are for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. For the avoidance of the doubt, the Indemnified Parties and their respective heirs and legal representatives shall be third-party beneficiaries with respect to the covenants contained in this Section 5.08. From and after the Effective Time, PubCo shall pay all Costs, including reasonable attorneys’ fees, that are incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.08, except to the extent that it is ultimately determined by a Governmental Authority with valid jurisdiction that such Indemnified Party is not entitled to be indemnified pursuant to this Agreement.

(f) In the event that PubCo, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo or the Surviving Company, as applicable, shall take all necessary action so that the successors or assigns of PubCo or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.08.

Section 5.09 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the Parties shall, and shall use reasonable best efforts to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions applicable to such Party set forth in Article VI are satisfied and to consummate the Transactions as promptly as practicable in accordance with its terms. The terms of this Section 5.09 shall not limit the applicable rights of PubCo or the Company set forth in Section 5.04.

Section 5.10 Consents; Filings; Further Action.

(a) Subject to the terms and conditions of this Agreement, PubCo and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and reasonably cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date, and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the Termination Date.

(b) Subject to applicable Laws and the requirements of applicable Governmental Authorities, PubCo and the Company and their respective counsel shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the DOJ or the FTC or any other applicable Governmental Authority, and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, PubCo and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting), provide the other Party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 5.10(b), PubCo and the Company may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 5.10 as “Antitrust Counsel Only Material;” and (y) redact materials to be provided to the other Party as necessary to comply with contractual arrangement, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of PubCo or Company and their respective Subsidiaries.

(c) In furtherance of the undertakings under this Section 5.10, PubCo and the Company, along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the Parties to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date, which shall include using reasonable best efforts to propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of such of its and its Subsidiaries’ assets, properties or businesses or of the assets, properties or businesses, and enter into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any proceeding by a Governmental Authority or any other Person under applicable Antitrust Laws, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. PubCo shall not, unless requested to do so by the Company, commit to or effect any action contemplated in the immediately preceding sentence.

(d) Each of PubCo and the Company shall consult with the other Party and consider in good faith the views of the other Party with respect to the appropriate strategy relating to any matters relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority and the nature and timing of any divestitures or other remedial undertakings made for purposes of securing any required approvals under the Antitrust Laws; provided that, notwithstanding any other provisions of this Agreement to the contrary, the Company shall, on behalf of the Parties, control and direct all aspects of the Parties’ efforts with respect to applicable Antitrust Laws and any authorization, consent, notice or approval to be obtained from a Governmental Authority or Third Party with respect to the Transactions, including having principal responsibility for devising, implementing, and making the final determination as to such appropriate strategy, and shall have the right, in its sole discretion, to determine the nature and timing of any such divestitures or other remedial undertakings to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. PubCo shall cooperate in good faith with the Company in the Parties’ efforts to obtain any clearance, approval, waiver or expiry or early termination of any applicable waiting periods with respect to any Antitrust Laws.

Section 5.11 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transactions. No Party shall issue any such press release or make any such public statement prior to receiving the written consent (not to be unreasonably conditioned, withheld or delayed) of the other Party, except to the extent required by applicable Law or Nasdaq rules, in which case that Party shall use its commercially best efforts to consult with the other party before issuing any such release or making any such public statement; provided, however, that such consent shall not be required, and no Party shall be required to consult with any other Party in connection with, or provide the other an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal. Notwithstanding the foregoing, without the prior consent of the other parties, the Company or PubCo may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other Party, and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Party. PubCo and the Company will each issue a press release announcing the execution of this Agreement, each of which shall be reasonably acceptable to the other Party.

Section 5.12 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses.

Section 5.13 Takeover Statutes. Unless the PubCo Board has made a PubCo Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement or any Transaction, each of PubCo, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement, and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

Section 5.14 Rule 16b-3. Prior to the Effective Time, PubCo shall take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of PubCo (including derivative securities) pursuant to the Transactions by any Person who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Succession of Officers and Directors.

(a) At the Closing, PubCo shall deliver to the Company evidence reasonably satisfactory to the Company of the resignation of all directors of PubCo effective as of the Effective Time (other than those directors remaining on the PubCo Board pursuant to Section 1.06(a)).

(b) The officers of the Surviving Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of PubCo until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of PubCo.

(c) As of the Effective Time, PubCo shall take all action necessary to (i) cause (A) the number of members of the PubCo Board to be fixed at seven, and (B) cause to be appointed to the PubCo Board, as directors, up to five persons chosen by the Company in its sole discretion and as set forth on Section 1.06(a) of the Company Disclosure Letter. If any person identified by the Company to serve on the PubCo Board in accordance with this Section 5.15(c) is unable or unwilling to serve in such capacity, the Company may designate a successor but not less than five days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law.

Section 5.16 Notification of Certain Matters. The Company shall give prompt notice to PubCo, and PubCo shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of PubCo, have a PubCo Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time, or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or Third Party necessary for the consummation of the Transactions to not be obtained by the Termination Date, or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or PubCo, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.17 Certain Litigation.

(a) PubCo shall assume the control and defense at its own expense of all stockholder litigation against PubCo, any of its Subsidiaries or any of the directors or officers of PubCo or its Subsidiaries (such Persons, the “Covered Persons”), in each case, arising out of or in connection with this Agreement or the Transactions (collectively, the “Stockholder Litigation”); provided, that (i) PubCo shall promptly as practicable notify the Company of such Stockholder Litigation, (ii) PubCo shall keep the Company reasonably informed with respect to the status thereof, and (iii) the Company shall have the opportunity to consult with PubCo in connection with such proceedings, negotiations and settlement decisions.

(b) PubCo shall obtain the prior written consent of the Company and the Covered Persons (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement, understanding or other agreement relating to such Stockholder Litigation.

(c) Each Party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Stockholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each Party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 5.18 Requisite Company Approval. Upon the terms set forth in this Agreement and the Company Voting Agreement, the Company shall either: (i) call and hold a meeting of the shareholders of the Company for the purpose of voting upon the approval and adoption of this Agreement, the Merger and all other Transactions including the conversion of the Company Convertible Securities described in Section 2.01(a), or (ii) solicit a majority written consent from its shareholder, (the “Company Shareholder Approval”) as soon as reasonably practicable after the PubCo Registration Statement becomes effective, and in any event within 25 Business Days after the PubCo Registration Statement becomes effective. In connection therewith, the Company, as promptly as practicable (A) shall establish the record date (which record date shall be mutually agreed with PubCo) for determining the Company Shareholders entitled to provide such written consent, and (B) shall use commercially reasonable best efforts to obtain proxies from the Company Shareholders to give the Company Shareholder Approval. The Company Board shall make the Company Board Recommendation available to shareholders of the Company. Neither the Company Board nor any committee thereof shall withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to PubCo the Company Board Recommendation.

Section 5.19 Lock-Up Agreements. Prior to the Effective Time, (i) PubCo shall cause those individuals listed on Schedule A-2 of the PubCo Disclosure Letter, and (ii) the Company shall cause those individuals listed on Schedule A-1 of the Company Disclosure Letter, to each enter into a Lockup Agreement.

Section 5.20 Tax Matters.

(a) Each of PubCo and the Company will (and will cause their respective Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment, and (ii) not take any action not required by this Agreement or fail to take any action required by this Agreement that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Except as otherwise required by applicable law, PubCo shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code or a corresponding event with respect to state or local income Tax law. Notwithstanding the foregoing or anything herein to the contrary, (i) PubCo makes no representations or warranties to any other Person or to any Company Shareholder regarding the Intended Tax Treatment of the Merger or any of the other Transactions, and (ii) the Company and each Company Shareholder will rely solely on their own Tax advisors in connection with this Agreement and the Transactions.

(b) If, in connection with the preparation and filing of the PubCo Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, PubCo and the Company shall deliver to Lowenstein Sandler LLP and Lucosky Brookman LLP, as applicable, customary Tax representation letters satisfactory to counsel, dated and executed as of the date the PubCo Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the PubCo Registration Statement, and, if required by the SEC, both Lowenstein Sandler LLP and Lucosky Brookman LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Merger.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by the Company. Unless otherwise required by applicable law, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and PubCo shall reasonably cooperate with respect thereto as necessary). PubCo shall timely file any Tax Return or other document with respect to such Taxes or fees that it is required to file under applicable law (and the Company shall reasonably cooperate with respect thereto as necessary).

Section 5.21 Legends. PubCo shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of PubCo Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of PubCo for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for PubCo Common Stock.

Section 5.22 Financial Statements. As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to PubCo (a) audited financial statements for the fiscal years ended December 31, 2023 and December 31, 2024 for inclusion in the Proxy Statement and the PubCo Registration Statement (the “Company Audited Financial Statements”), and (b) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the PubCo Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the PubCo Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in members’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

Section 5.23 Outstanding PubCo Warrants. From the date of this Agreement through the Effective Time, PubCo shall use its commercially reasonable best efforts to negotiate with the holders of the warrants set forth on Section 5.23 of the PubCo Disclosure Letter to sell, assign or transfer such warrants to a third party reasonably acceptable to the Company.

ARTICLE VI. CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to effect the Transactions, including the Merger, is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of PubCo and the Company:

(a) PubCo Stockholder Approval. The PubCo Stockholder Matters shall have been duly adopted by the holders of shares of PubCo Common Stock constituting the Requisite PubCo Vote.

(b) Company Shareholder Approval. This Agreement, the Plan of Merger and the Surviving Company Restated Articles and the transactions contemplated by this Agreement shall have been duly adopted by the holders of shares of the Company constituting the Requisite Company Vote.

(c) Registration Statements. The PubCo Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the PubCo Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

(d) Listings.

(i) The existing shares of PubCo Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

(ii) There are no pending order or action from Nasdaq or any Governmental Authority with respect to the status of the listing of PubCo Common Stock on Nasdaq, including without limitation, any delisting order.

(iii) The shares of PubCo Common Stock to be issued pursuant to Article II shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

(e) Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transaction.

(f) No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transactions and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

Section 6.02 Conditions to Obligations of PubCo Entities. The obligations of each of PubCo Entity to effect the Transactions, including the Merger, are also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by PubCo:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company set forth in Section 3.06(a), Section 3.06(b) and Section 3.06(g) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii) Each of the representations and warranties of the Company set forth in Section 3.01 (Organization and Power), Section 3.04 (Corporate Authorizations), and Section 3.25 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii) The remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of this clause (iii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d) FIRPTA Certificate. PubCo shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for PubCo to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to PubCo.

(e) Officer’s Certificate. PubCo shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), Section 6.02(c), and Section 6.02(d).

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Transactions, including the Merger, is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the PubCo Entities set forth in Section 4.06(a), Section 4.06(b) and Section 4.06(g) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis, or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii) Each of the representations and warranties of the PubCo Entities set forth in Section 4.01 (Organization and Power), Section 4.04 (Corporate Authorization), and Section 4.26 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(iii) The remaining representations and warranties of the PubCo Entities contained in Article IV (Representations and Warranties of the PubCo Entities) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of this clause (iii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, PubCo Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a PubCo Material Adverse Effect.

(b) Performance of Obligations. Each PubCo Entity shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

(c) Absence of PubCo Material Adverse Effect. No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that, individually or in the aggregate, has had, or would reasonably be expected to have, a PubCo Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate, signed by an executive officer of PubCo, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

(e) Resignation and Releases. A written resignation and general release, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, by and for each of the officers and directors of PubCo who are not going to continue as officers or directors of PubCo after the Closing pursuant to Section 5.15(a) hereof.

Section 6.04 Frustration of Closing Conditions. Neither the Company, on the one hand, nor any PubCo Entity, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Requisite PubCo Vote, by mutual written consent of PubCo and the Company.

Section 7.02 Termination by Either PubCo or the Company. This Agreement may be terminated by either PubCo or the Company at any time before the Effective Time:

(a) if the Transactions have not been consummated by March 7, 2026 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.02(a) shall not be available to any Party whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the Transactions by such date, provided, that, absent any such breach and in the event that the SEC has not declared the Registration Statement effective under the Securities by the date which is sixty (60) days prior to the Termination Date, then either the Company or PubCo shall be entitled to extend the Termination Date for an additional sixty (60) days upon written notice to the other Party;

(b) if this Agreement has been submitted to the PubCo Stockholders for adoption at a duly convened PubCo Stockholders Meeting (or adjournment or postponement thereof) and the Requisite PubCo Vote is not obtained upon a vote taken thereon, except that the right to terminate this Agreement under this Section 7.02(b) shall not be available to PubCo where the failure to obtain the Requisite PubCo Vote has been caused by the action or failure to act of any of the PubCo Entities and such action or failure to act constitutes a material breach by the PubCo Entities of this Agreement; or

(c) if any Law or Order is enacted, issued, promulgated or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits consummation of the Transactions, and (in the case of any Order) such Order has become final and nonappealable.

Section 7.03 Termination by the Company. This Agreement may be terminated by the Company:

(a) if (i) the PubCo Board publicly approves, endorses or recommends to the PubCo Stockholders a Superior Proposal, or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of PubCo is commenced before obtaining the Requisite PubCo Vote and the PubCo Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders within ten Business Days after commencement;

(b) if any PubCo Entity breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and cannot be cured by the Termination Date, or, if curable, has not been cured by the PubCo Entities within the earlier of (i) 30 days after PubCo’s receipt of written notice of such breach from the Company, and (ii) one Business Day prior to the Termination Date; provided the Company shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if the Company is then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.02 not being satisfied; or

(c) if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by any PubCo Entity or any of their respective Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and PubCo has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the Transactions.

Section 7.04 Termination by PubCo. This Agreement may be terminated by PubCo at any time before the Effective Time:

(a) if the PubCo Board approves, endorses or recommends to the PubCo Stockholders a Superior Proposal prior to the receipt of the Requisite PubCo Vote, if and only if prior to or substantially concurrent with such termination, (i) PubCo shall have paid the PubCo Termination Fee to the Company pursuant to Section 7.06, and (ii) PubCo substantially concurrently with such termination enters into a definitive agreement with respect to the Superior Proposal that did not result from a material breach of Section 5.04 and that remained a Superior Proposal following PubCo’s compliance with the provisions set forth in Section 5.04;

(b) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02, and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by the Company within the earlier of (A) 30 days after the Company’s receipt of written notice of such breach from PubCo, and (B) one Business Day prior to the Termination Date; provided PubCo shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if any PubCo Entity is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.03 not to be satisfied; or

(c) if all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from PubCo and that PubCo is ready, willing and able to consummate the Transactions.

Section 7.05 Effect of Termination. If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.05, it shall become void and of no further force and effect, with no Liability (except as provided in Section 7.06) on the part of any Party (or any stockholder or Representative of such Party), except that, subject to Section 7.06, the termination of this Agreement shall not relieve any Party of Liability if such termination results from (a) fraud, or (b) the willful and material (i) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement, or (ii) breach by any Party of its representations or warranties contained in this Agreement. The provisions of Section 5.03(d) (Confidentiality), Section 5.12 (Fees and Expenses), this Section 7.05 (Effect of Termination), Section 7.06 (Fees and Expenses Following Termination), Article IX (Miscellaneous), and the definitions of defined terms in such Sections shall survive any valid termination of this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) PubCo Termination Fee. Notwithstanding anything in this Agreement to the contrary:

(i) if (A) this Agreement is terminated by the Company pursuant to Section 7.02(b), (B) a Superior Proposal with respect to PubCo shall have been publicly announced, disclosed or otherwise communicated to PubCo or the PubCo Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (C) within twelve (12) months after the date of such termination, PubCo (1) consummates a transaction in respect of the Superior Proposal referred to in clause (B) (the “Superior Transaction”) or (2) the Superior Transaction is withdrawn, terminated or otherwise discontinued for any reason, then PubCo shall pay to the Company the PubCo Termination Fee upon the consummation, withdrawal, termination or other discontinuation, as applicable, of the Superior Transaction;

(ii) if this Agreement is terminated by PubCo pursuant to Section 7.04(a) then PubCo shall pay to the Company the PubCo Termination Fee within ten Business Days of such termination; or

(iii) if this Agreement is terminated by the Company pursuant to Section 7.03(a), then PubCo shall pay to the Company the PubCo Termination Fee within ten Business Days after receiving written notice of such termination from the Company.

(b) Payment of PubCo Termination Fee. The payment of any PubCo Termination Fee required to be made pursuant to Section 7.06(a) shall be made by wire transfer of immediately available funds to the account(s) designated by the Company as set forth on Schedule 7.06(b) of the Company Disclosure Letter or to such other account(s) designated by the Company in writing to PubCo after the date hereof.

(c) Others Fees and Expenses Following Termination. Notwithstanding anything in this Agreement to the contrary:

(i) the Company shall not be required to pay any termination fee upon termination of this Agreement;

(ii) PubCo acknowledges and agrees that the provisions of this Section 7.06 are an integral part of the Transactions (including the Merger), and that without such provisions the Company would not have entered into this Agreement. If PubCo shall fail to pay in a timely manner the amount due pursuant to this Section 7.06, and, in order to obtain such overdue amount and enforce its rights under this Section 7.06, the Company makes a claim against PubCo that results in a judgment against PubCo, then PubCo shall pay to the Company the reasonable and documented out-of-pocket costs and expenses of the Company (including its reasonable and documented attorneys’ fees and expenses) incurred or accrued in connection with such suit, provided that any such attorneys’ fees are based upon actual hours worked by an attorney at such attorney’s normal hourly billing rate and not upon any percentage of any amount in dispute, premium, results achieved or any non-hourly charge; and

(iii) except in the case of a willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement or fraud by any of the PubCo Entities (in which case the Company shall be entitled to seek monetary damages, recovery or award from PubCo), (A) the parties agree that the Company’s right to receive payment from PubCo of the PubCo Termination Fee pursuant to Section 7.06 shall constitute the sole and exclusive monetary remedy of the Company against the PubCo Entities for all losses and damages suffered as a result of the failure of the Transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such PubCo Termination Fee, none of the PubCo Entities shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except with respect to this Section 7.6) and (ii) the Parties hereby agree that if actually paid in full, the PubCo Termination Fee shall represent the sole and exclusive remedy of the Company in the circumstances in which such fee is payable and the Company shall not be entitled to bring or maintain any other claim, action or proceeding against PubCo, shall be precluded from any other remedy against PubCo, at law, in equity, in contract, in tort or otherwise, and shall not seek to obtain any recovery or judgment against PubCo, in connection with or arising out of the termination of any of the this Agreement or any other agreement entered into connection with the Transactions (the “Transaction Documents”), any breach by PubCo giving rise to such termination, the failure of the Transactions to be consummated, the failure by PubCo to perform its obligations under this Agreement or the other Transaction Documents (other than the Confidentiality Agreement) or failure by PubCo to perform any obligation under Law.

ARTICLE VIII. [INTENTIONALLY LEFT BLANK]

ARTICLE IX. MISCELLANEOUS

Section 9.01 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in Hong Kong and New York, New York are authorized or required by Law to close.

(d) “Company Assets” means any assets of the Company or any of its Subsidiaries.

(e) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement, taken as a whole; provided, however, no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting or arising from any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, affecting the industry in which the Company operates; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to a pandemic (including any impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); (g) the announcement of this Agreement or the pendency or consummation of the Transactions; (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or (i) any specific action taken (or omitted to be taken) by the Company that is required by this Agreement; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

(f) “Company Ordinary Shares” means the ordinary shares, par value $0.10 per share, of the Company of any series or class.

(g) “Company Outstanding Shares” means the total number of shares of Company Ordinary Shares outstanding immediately prior to the Effective Time expressed on a fully diluted and as-converted to Company Ordinary Share basis, assuming, without limitation or duplication, and calculated using the treasury stock method (i) the conversion of each Company Preferred Share into shares of Company Ordinary Shares immediately prior to the Effective Time and in accordance with the Company’s memorandum and articles of association; (ii) the Company Convertible Securities Conversion; and (iii) the issuance of Company Ordinary Shares in respect of all other rights to receive such shares that will be outstanding immediately after the Effective Time, in each case pursuant to the instruments governing such securities.

(h) “Company Preferred Shares” means the redeemable convertible preferred shares of the Company, par value $0.10.

(i) “Company Share Capital” means the Company Ordinary Shares together with the Company Preferred Shares.

(j) “Confidentiality Agreement” means that certain mutual non-disclosure and confidentiality agreement, dated as of December 10, 2024, by and between PubCo and YOOV Internet Technology (Asia) Limited, a Hong Kong company.

(k) “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(l) “DOJ” means the U.S. Department of Justice.

(m) “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures, or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(n) “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m), or (o) of the Code.

(o) “Exchange Ratio” means the ratio (rounded to four decimal places), determined as follows, if the closing price of the PubCo Common Stock on NASDAQ on the second trading day immediately preceding the Effective Time is (x) less than or equal to $5.00, the Exchange Ratio shall be 60,000,000 divided by the Company Outstanding Shares; or (y) greater than $5.00, the Exchange Ratio shall be 54,000,000 divided by the Company Outstanding Shares.

(p) “FTC” means the U.S. Federal Trade Commission.

(q) “GAAP” generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

(r) “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); and (ii) any self-regulatory organization (including Nasdaq); (iii) any political subdivision of any of the foregoing.

(s) “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which Liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(t) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(u) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(v) “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known by nor was reasonably foreseeable to the board of directors of any Party or the executive officers of any Party as of or prior to the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to such Persons as of the date of this Agreement) and results in the standalone financial condition of PubCo, the Company and their respective Subsidiaries, taken as a whole, being materially more favorable to the PubCo Stockholders or the Company Shareholders, as applicable, than this Agreement and the Transactions, and (ii) does not relate to or involve a (A) Takeover Proposal or, (B) in the case of PubCo, any changes in the market price, or change in trading volume, of the PubCo Common Stock, any change of the ratings or ratings outlook for PubCo by any of the Rating Agencies and the consequences of any such ratings or outlook changes, or PubCo exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred).

(w) “Intervening Event Notice” means a prior written notice of an Intervening Event delivered by one Party to the other Party in accordance with Section 5.04(c)(v).

(x) “Intervening Event Notice Period” means five Business Days (as modified, extended or continued in accordance with Section 5.04(c)(v)).

(y) “Knowledge” means, when used with respect to PubCo or the Company, the actual knowledge of the Persons set forth in Section 9.01(aa) of the PubCo Disclosure Letter or Company Disclosure Letter, respectively and such Persons on the PubCo Disclosure Letter referred to as the “PubCo Knowledge Persons,” and such Persons on the Company Disclosure Letter referred to as the “Company Knowledge Persons,” in each case, after reasonable investigation of each such individual.

(z) “Law” means any federal, state, national, material local or municipal or other law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.

(aa) “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

(bb) “Merger Sub Ordinary Shares” means the ordinary shares, no par value per share, of Merger Sub of any series or class.

(cc) “Nasdaq” means the Nasdaq Stock Market LLC.

(dd) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

(ee) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been made on the Company Balance Sheet and PubCo Balance Sheet, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (v) Liens on goods in transit incurred pursuant to documentary letters of credit, and (vi) non-exclusive, non-perpetual licenses of Intellectual Property granted by the applicable Party in the ordinary course of business.

(ff) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(gg) “Proxy Statement” means the proxy statement to be sent to PubCo Stockholders in connection with the PubCo Stockholders Meeting.

(hh) “PubCo Assets” means any assets of PubCo or any of its Subsidiaries.

(ii) “PubCo Balance Sheet” means the unaudited balance sheet of PubCo as of September 30, 2024 (the “PubCo Balance Sheet Date”), included in PubCo’s Report on Form 10-Q for the quarterly period ended September 30, 2024, as filed with the SEC.

(jj) “PubCo Capital Stock” means PubCo Common Stock and PubCo Preferred Stock.

(kk) “PubCo Common Stock” means the Common Stock, par value $0.01 per share, of PubCo.

(ll) “PubCo Employee” each individual who is an employee, independent contractor or other individual service provider of PubCo and its Subsidiaries.

(mm) “PubCo Equity Plan” means Amended and Restated 2020 Stock Incentive Plan, as adopted on October 12, 2023.

(nn) “PubCo Financial Advisor” means Roth Capital Partners, LLC.

(oo) “PubCo Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the PubCo Entities and their Subsidiaries, taken as a whole, or (y) prevent, or materially impair or delay, the ability of the PubCo Entities to consummate the Transactions or otherwise perform any of its obligations under this Agreement, taken as a while; provided, however, no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting or arising from any of the following shall be taken into account when determining whether a “PubCo Material Adverse Effect” has occurred: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally, affecting the industry in which PubCo operates; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which PubCo Entities and their Subsidiaries conduct business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to any the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); (g) the announcement of this Agreement or the pendency or consummation of the Transactions; (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any specific action taken (or omitted to be taken) by PubCo that is required by this Agreement; or (j) any failure by PubCo or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of PubCo Common Stock (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a PubCo Material Adverse Effect); provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a PubCo Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the PubCo Entities and their Subsidiaries as compared to other participants that operate in the industry in which the PubCo Entities and their Subsidiaries operate.

(pp) “PubCo Preferred Stock” means the preferred stock of PubCo, $0.0001 par value; 10,000,000 shares authorized.

(qq) “PubCo RSUs” means restricted stock units issued by PubCo.

(rr) “PubCo Stock Issuance” means the issuance, on the terms and subject to the conditions set forth in this Agreement, of the shares of PubCo Common Stock that represent more than twenty percent (20%) of the shares of PubCo Common Stock outstanding immediately prior to the Merger to the Company Shareholders in connection with the transactions contemplated by this Agreement and the change of control of PubCo resulting from the transactions contemplated by this Agreement, in each case pursuant to the Nasdaq rules.

(ss) “PubCo Stock Option” means a stock option to purchase shares of PubCo Common Stock issued by PubCo pursuant to the PubCo Equity Plan.

(tt) “PubCo Stockholder Matters” means (i) the amendment of PubCo’s certificate of incorporation to effect the Reverse Stock Split (to the extent PubCo and the Company mutually agree is applicable and necessary to meet the requirements, if any, for the Nasdaq Listing Application), (ii) the PubCo Stock Issuance and (iii) any other proposals PubCo and the Company mutually agree is necessary or desirable to consummate the transactions contemplated by this Agreement.

(uu) “PubCo Stockholders Meeting” means the special meeting of the PubCo Stockholders to be held to consider the approval of this Agreement and the Transactions.

(vv) “PubCo Termination Fee” means a one-time fee in an amount equal to $1,000,000.

(ww) “Qualified Person” means any Person making a bona fide Takeover Proposal that did not result from a breach of Section 5.04 that the board of directors of such Party receiving the Takeover Proposal determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably be expected to lead to, a Superior Proposal.

(xx) “Rating Agencies” means Standard & Poor’s Ratings Service and A.M. Best Company.

(yy) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(zz) “Requisite Company Vote” means the written consent or affirmative vote of (i) the holders of a majority of the outstanding Company Ordinary Shares, and (ii) the holders of a majority of the outstanding shares of Company Preferred Share.

(aaa) “Requisite PubCo Vote” means the adoption of this Agreement and the Transactions by the affirmative vote of holders of a majority of the outstanding shares of PubCo Common Stock as of the record date for the PubCo Stockholders Meeting.

(bbb) “Reverse Stock Split” means a reverse stock split of the PubCo Common Stock, with the final ratio to be designated by the Company and effective by PubCo prior to the Effective Time in accordance with the terms hereof.

(ccc) “Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

(ddd) “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(eee) “Specified Time” means the earlier of (i) the time that this Agreement is terminated in accordance with the terms hereof, and (ii) receipt of the Requisite PubCo Vote and Requisite Company Vote.

(fff) “Stock Equivalent” means, with respect to any Person, any option or other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Company, and any option, warrant or other right to subscribe for, purchase or acquire shares of such Person’s capital stock or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

(ggg) “Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(hhh) “Superior Proposal” means a bona fide and unsolicited written Takeover Proposal (substituting “more than 50%” for “20%” in each instance in the definition of Takeover Proposal), made by any Third Party or group (as defined in Section 13 of the Exchange Act) after the date of this Agreement, which did not result from a direct or indirect material breach of any provision of this Agreement, including Section 5.04, and that the board of directors of the Party receiving such Takeover Proposal determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account (with such weight and proportion as determined by such board of directors in its sole discretion) all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by the other Party to the Agreement in accordance with Section 5.04), (i) are more favorable to the stockholders of PubCo or shareholders of the Company, as applicable (solely in their capacities as such) than the Transactions, and (ii) the board of directors of PubCo or the Company, as applicable, believes is reasonably likely to be consummated in accordance with its terms.

(iii) “Superior Proposal Notice” means a prior written notice of a Superior Proposal delivered by one Party to the other Party in accordance with Section 5.04(c)(vi).

(jjj) “Superior Proposal Notice Period” means five Business Days (as modified, extended or continued in accordance with Section 5.04(c)(vi)).

(kkk) “Takeover Proposal” means any proposal, offer, inquiry or indication of interest from a Third Party or “group” (as defined in Section 13 of the Exchange Act) of Third Parties, whether involving a single or a series of related transactions made or submitted to PubCo or the Company relating to (i) a merger, consolidation, share exchange or business combination involving a Party or any of its Subsidiaries representing 20% or more of such Party’s assets, revenues, or earnings, (ii) a sale, lease, exchange, mortgage, transfer or other disposition of 20% or more of a Party’s assets, revenues or earnings, (iii) a direct or indirect purchase or sale of shares of capital stock, share capital or other Stock Equivalents of a Party (including the PubCo Common Stock) representing 20% or more of the voting power of the capital stock or share capital of such Party or any successor or parent company thereto, including by way of a merger, business combination, share exchange, tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of a Party, or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), or any combination of the transactions in (i) through (iv) in each case other than the Transactions.

(lll) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(mmm) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, share capital, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax Law), and (iii) any and all Liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability.

(nnn) “Third Party” means any Person or group other than the Company and its Affiliates.

Section 9.02 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement unless otherwise indicated;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) the word “or” shall be disjunctive but not exclusive;

(i) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(j) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(k) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(l) references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

Section 9.03 No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 9.03 shall not limit any covenant or agreement of the Parties which, by its terms, contemplates performance after the Effective Time.

Section 9.04 Governing Law. All matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 9.05 Submission to Jurisdiction; Service. Each Party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees to assert, by way of motion or as a defense, counterclaim or otherwise, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, or (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (e) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. The Parties agree that mailing of process or other papers in connection with any such Legal Action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions.

Section 9.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.07 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to any PubCo Entity, to:

Avalon GloboCare Corp.

4400 Route 9 South, Suite 3100

Freehold, New Jersey 07728

Attn: Luisa Ingargiola (email: [***])

With a copy which shall not constitute notice to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attn: Steven Skolnick, Esq. (email: [***])

If to the Company, to:

YOOV Group Holding Limited

1 Raffles Place

#31-62 One Raffles Place Tower 2

Singapore 048616

Attn: Phil Wong (email: [***])

With a copy which shall not constitute notice to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Iselin, New Jersey 08830

Attn: Joseph M. Lucosky, Esq. (email: [***])

Scott Linsky, Esq. (email: [***])

Ian Liao, Esq. (email: [***])

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent; provided, written confirmation of receipt by e-mail or otherwise is confirmed, (c) if by certified or registered mail (return receipt requested, postage prepaid), on the third Business Day after the mailing thereof, or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof.

Section 9.08 Amendment. This Agreement may be amended by the Parties at any time before the Effective Time, whether before or after obtaining the Requisite PubCo Vote, so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval, and (b) such amendment has been duly approved by the board of directors of each of PubCo Entity and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.09 Extension; Waiver. At any time before the Effective Time, PubCo Entities, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement, or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement; provided, however, that after the approval of the stockholders of PubCo or the Company has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company or stockholders of PubCo, as applicable, without such further approval or adoption. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.10 Entire Agreement. This Agreement (and the exhibits hereto), the Company Disclosure Letter, the PubCo Disclosure Letter, the certificates delivered hereunder, the PubCo Voting Agreements, the Company Voting Agreements, and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 9.11 No Third-Party Beneficiaries. Except (a) for the Parties, (b) as provided in Section 5.08 (Directors’ and Officers’ Indemnification and Insurance), and (c) the rights of Covered Persons under Section 5.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.09 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 9.13 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III and Article IV, each Party has or may have set forth information in the Company Disclosure Letter and PubCo Disclosure Letter, as applicable, in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Letter or PubCo Disclosure Letter shall not constitute an admission by the Company or PubCo, respectively, that such item is material, that such item has had or would have a Company Material Adverse Effect or PubCo Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.14 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.13 shall be null and void.

Section 9.15 Remedies. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided Section 9.15, the exercise by a Party of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein; provided, however, that, without limiting the ability of the Company to pursue both specific performance pursuant to Section 9.15 (subject to the terms and conditions therein) prior to a valid termination of this Agreement and payment of the PubCo Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of (a) specific performance pursuant to Section 9.15 (subject to the terms and conditions therein), and (b) the payment the PubCo Termination Fee. For the avoidance of doubt, in the event the Company seeks, but does not granted the remedy of specific performance pursuant to Section 9.16, the Company will still be entitled to receive payment of the Termination Fee pursuant to Section 7.06 (subject to the terms and conditions therein).

Section 9.16 Specific Performance. The Parties agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that the right of specific performance is an integral part of this Agreement and without that right the Parties would not have entered into this Agreement. Further, it is explicitly agreed that the Parties shall have the right to an injunction or specific performance to the other Party’s obligations to consummate the Transactions. It is further agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or other court of the United States as specified in Section 9.05, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) any other Party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, the Parties agree that their respective rights under this Section 9.15 shall terminate upon the Company’s receipt of the PubCo Termination Fee.

Section 9.17 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

Section 9.18 Non-Recourse. This Agreement may only be enforced against the named Parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement or any of the other agreements or documents contemplated hereby, (ii) the negotiation, execution or performance of this Agreement or any of the documents contemplated hereby (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other agreements or documents contemplated hereby), (iii) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the other agreements or documents contemplated hereby, and (iv) any failure of the Transactions or the other agreements or documents contemplated hereby to be consummated, in the case of clauses (i) and (iv), may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, the PubCo Voting Agreements, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, the PubCo Voting Agreements, or the Confidentiality Agreement, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party covenants, agrees and acknowledges that (except to the extent named as a party, the PubCo Voting Agreements, or the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, the PubCo Voting Agreements, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Company Related Party or PubCo Related Party, whether in contract, tort, equity, law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PUBCO

AVALON GLOBOCARE CORP.

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title	Chief Financial Officer

COMPANY

YOOV GROUP HOLDING LIMITED

By:	/s/ Phil Wong
Name:	Phil Wong
Title	Chief Executive Officer

MERGER SUB

NEXUS MERGERSUB LIMITED

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Director

EXHIBIT A

Form of PubCo Voting Agreement

See Attached.

FORM OF VOTING AND SUPPORT AGREEMENT

This PubCo Voting and Support Agreement (this “Agreement”), dated as of March 7, 2025, is entered into by and among Avalon GloboCare Corp., a Delaware corporation ( “PubCo”), YOOV Group Holding Limited, a British Virgin Islands company (the “Company”), and the persons listed on the attached Schedule A who are signatories to this Agreement and holders of securities of PubCo (each, a “Stockholder”, and collectively, the “Stockholders”). Terms used herein and not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, PubCo, the Company, and Nexus MergerSub Limited, a British Virgin Islands company and wholly owned subsidiary of PubCo (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 7, 2025 (the “Merger Agreement”), providing that, among other things, all outstanding Company Ordinary Shares will be exchanged for shares of PubCo Common Stock based on the terms and conditions of the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of PubCo Common Stock, PubCo Preferred Stock and PubCo Stock Options set forth on Schedule A opposite such Stockholder’s name (all of the shares of PubCo Common Stock and PubCo Preferred Stock owned of record or beneficially by such Stockholder as of the date of this Agreement, the “Owned Shares” and, together with any additional shares of PubCo Common Stock or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise, vesting or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of the parties to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that each of PubCo and the Company desire to enter into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I. Certain Definitions.

All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

Section 1.01 “Entity” means a corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

Section 1.02 “family member” means of any natural person means (i) such individual’s spouse (former or current), (ii) such individual’s parents and grandparents (in each case, natural or adoptive, of the whole or half-blood), (iii) such individual’s children and grandchildren (in each case, natural or adoptive, of the whole or half-blood), (iv) such individual’s sons-in-law and daughters-in-law (in each case, former or current), (v) any other ascendants and descendants (natural or adoptive, of the whole or half-blood) of such individual’s parents or of the parents of such individual’s spouse (former or current) and (vi) any lineal descendants (natural or adoptive, of the whole or half-blood) of such individual’s spouse.

Section 1.03 “Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) the applicable Stockholder or any of such Stockholder’s Affiliates is contesting in good faith by appropriate proceedings, and (iii) Liens that are or may be imposed pursuant to this Agreement.

Section 1.04 “Termination Date” means the earliest to occur of (i) the closing of the Merger, (ii) the occurrence of a PubCo Adverse Recommendation Change with respect to an Intervening Event and (iii) the termination of the Merger Agreement in accordance with its terms.

Section 1.05 A Person will be deemed to have effected a “Transfer” of a security if such Person, whether voluntarily or involuntarily, directly or indirectly, (i) sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such security or any interest in such security, (ii) creates or permits to exist any Liens, (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement or (iv) enters into an agreement, option, commitment or other arrangement to take any of the actions referred to in the foregoing clauses (i) through (iii).

Article II. Transfer Restrictions.

From the date of this Agreement until the Termination Date, Stockholder shall not Transfer (or cause or permit the Transfer of) any of such Stockholder’s Covered Shares. Notwithstanding anything to the contrary in this Agreement, this Article II shall not prohibit a Transfer of Covered Shares by a Stockholder (i) if Stockholder is an Entity, to one or more partners or members of Stockholder or an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, (ii) if Stockholder is a natural person, a family member of such Stockholder, (iii) to any other Stockholder a party to this Agreement, (iv) as the Company may otherwise agree in writing in its sole discretion, (v) with respect to Stockholder’s PubCo Stock Options which expire on or prior to the Termination Date, as payment for the (A) exercise price of Stockholder’s PubCo Stock Options and (B) taxes applicable to the exercise of Stockholder’s PubCo Stock Options, (vi) to any natural person or Entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law or for estate planning purposes; provided that in the case of (i), (ii) and (iii), such a Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing (in form and substance reasonably satisfactory to PubCo) to be bound by all of the obligations of such Stockholder under this Agreement with respect to such Covered Shares being Transferred. If any voluntary or involuntary Transfer of any Covered Shares occurs, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, Liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto. Any Transfer or attempted Transfer of any Covered Shares in violation of this Article II shall be null and void and of no effect whatsoever.

Article III. Agreement to Vote.

Section 3.01 From the date of this Agreement until the Termination Date, at the PubCo Stockholders Meeting and any other meeting of the stockholders of PubCo (and at every adjournment or postponement thereof) to vote on any matter contemplated by this Agreement, however called, each Stockholder unconditionally and irrevocably agrees to vote, or cause to be voted, all such Stockholder’s Covered Shares held at that time:

(a) in favor of the PubCo Stockholder Matters;

(b) in favor of any other proposal or proposals that PubCo reasonably deems necessary or desirable to consummate the Transactions contemplated by the Merger Agreement;

(c) in favor of the adjournment of the PubCo Stockholders Meeting as permitted by Section 5.06 of the Merger Agreement;

(d) against any action or agreement that would reasonably be expected to result in the conditions of the Transactions contemplated by the Merger Agreement not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of PubCo contained in the Merger Agreement;

(e) against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions and the Merger, or the fulfillment of PubCo’s or the Company’s respective conditions to close the Merger and Transactions; and

(h) against any Takeover Proposal.

Section 3.02 From the date of this Agreement until the Termination Date, each Stockholder shall appear, or shall cause the applicable entity that is the record holder of any of such Stockholder’s Covered Shares, as applicable (in person, by proxy or by any other means permitted by the bylaws of PubCo) at each meeting of the stockholders of PubCo, or adjournment or postponement thereof, to vote on any matter contemplated by this Agreement and shall cause all such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum and shall vote all such Stockholder’s Covered Shares in accordance with this Article III.

Section 3.03 Nothing in this Agreement, including this Article III, limits or restricts any Stockholder, or any Affiliate or designee of any Stockholder who serves as a member of the PubCo Board in acting or voting in his or her capacity as a director of PubCo and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in such Stockholder’s capacity as a stockholder of PubCo and does not apply to such Stockholder’s or any such Affiliate’s or designee’s actions, judgments or decisions as a director of PubCo, and such actions (or failures to act) shall not be deemed to constitute a breach of this Agreement.

Article IV. No Inconsistent Agreements.

Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date of this Agreement, a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

Article V. Representations and Warranties of each Stockholder.

Each Stockholder hereby represents and warrants to PubCo, Merger Sub and the Company, solely as to itself and not as to any other Stockholder or other Person, as follows:

Section 5.01 Power; Organization; Binding Agreement. If such Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, Stockholder has the capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by PubCo and the Company, this Agreement is enforceable against such Stockholder in accordance with its terms.

Section 5.02 No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of such Stockholder’s obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any Lien on any of the assets or properties of such Stockholder, (iii) violate any applicable Law or Judgment or (iv) with respect to a Stockholder that is not a natural person, violate the organizational documents of such Stockholder, in each case, except for such consents, approvals, breaches, Liens or violations that would not, individually or in the aggregate, prevent or materially delay such Stockholder from performing such Stockholder’s obligations under this Agreement.

Section 5.03 Ownership of Covered Shares. Such Stockholder is the beneficial owner of such Stockholder’s Covered Shares. All such Stockholder’s Covered Shares are owned free and clear of any Liens other than Permitted Liens, and no Person has a right to acquire any of such Covered Shares, in each case other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of PubCo only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date of this Agreement, except as set forth on Schedule A, other than such Stockholder’s Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of PubCo, (ii) securities of PubCo convertible into or exchangeable for shares of capital stock or voting securities of PubCo or (iii) options or other rights to acquire from PubCo any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PubCo.

Section 5.04 Voting Power. Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

Section 5.05 Reliance by the Company, PubCo and Merger Sub. Such Stockholder understands and acknowledges that each of the Company, PubCo and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 5.06 Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations hereunder.

Section 5.07 Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

Section 5.08 Brokers. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from PubCo or the Company in respect of this Agreement based upon any contract made by or on behalf of Stockholder

Article VI. Additional Covered Shares.

For the avoidance of doubt, prior to the Termination Date, in the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of PubCo Common Stock, PubCo Preferred Stock or other voting interests with respect to PubCo, such shares of PubCo Common Stock, PubCo Preferred Stock, or other voting interests will, without further action of the parties, be deemed Covered Shares held by such Stockholder and subject to the provisions of this Agreement, the number of shares of PubCo Common Stock held by such Stockholder will be deemed amended accordingly, and such shares of PubCo Common Stock or voting interests will automatically become subject to the terms of this Agreement as Covered Shares. Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to (i) convert, exercise or exchange any options, warrants or convertible securities in order to obtain underlying shares of PubCo Common Stock or (ii) vote, or execute any consent with respect to, any shares of PubCo Common Stock underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for such vote or consent.

Article VII. irrevocable proxy

Subject to the final sentence of this Article VII, by execution of this Agreement, such Stockholder does hereby appoint PubCo and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Covered Shares, to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Covered Shares solely with respect to the matters set forth in Section 3.01. Such Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date, hereby revokes any proxy previously granted by Stockholder with respect to the Covered Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Covered Shares with respect to the matters set forth in Section 3.01 until after the Termination Date. Such Stockholder hereby affirms that the proxy set forth in this Article VII is given in connection with and granted in consideration of and as an inducement to the Company, PubCo and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of Stockholder under Section 3.01. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Termination Date.

Article VIII. Stockholder Litigation.

Each Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against PubCo or any of its successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby; provided that this Article VIII shall not be deemed a waiver of any rights of any Stockholder or such Stockholder’s Affiliates for any breach of this Agreement or the Merger Agreement by PubCo.

Article IX. Stop Transfer Instructions.

At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes PubCo or its counsel to instruct PubCo’s transfer agent to put in place a stop transfer order with respect to all of the securities of PubCo held of record by such Stockholder (and that this Agreement places limits on the voting and transfer of such securities) except with respect to Transfers of any Covered Shares in accordance with Article II.

Article X. Termination.

This Agreement and all rights and obligations of the parties hereunder will terminate and have no further force or effect as of the Termination Date; provided that this Article X and Article XI shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Article X or elsewhere in this Agreement relieves any party hereto from liability, or otherwise limits the liability of any party hereto, for any breach of this Agreement prior to such termination hereof or such party’s fraud.

Article XI. Miscellaneous.

Section 11.01 Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction or other Governmental Authority, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.02 Assignment. Except in connection with a Transfer of any Covered Shares in accordance with Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 11.03 Amendment and Modification; Waiver. This Agreement may be amended or waived by any party only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or in equity.

Section 11.04 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which the parties are entitled at law or in equity, (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.08, without proof of damages or otherwise, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (A) the other parties have an adequate remedy at law or (B) an award of an injunction, specific Performance or other equitable relief is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.04 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.05 Notices. All notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 11.05):

If to the Stockholders, to the address for notice set forth on Schedule A.

If to PubCo, to:

Avalon GloboCare Corp.
4400 Route 9 South, Suite 3100
Freehold, New Jersey 07728

Attn: Luisa Ingargiola (email: [***])

With a copy which shall not constitute notice to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020

Attn: Steven Skolnick, Esq. (email: [***])

If to the Company, to:

YOOV Group Holding Limited

1 Raffles Place

#31-62 One Raffles Place Tower 2

Singapore 048616

Attn: Phil Wong (email: [***])

With a copy which shall not constitute notice to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830

Attn:	Joseph M. Lucosky, Esq. (email: [***]) Scott Linsky, Esq. (email: [***]) Ian Liao, Esq. (email: [***])

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 11.05 shall only be effective if a duplicative copy of such notice is also given by email in the method described in this Section 11.05.

Section 11.06 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

Section 11.07 Governing Law. This Agreement and all Legal Actions arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

Section 11.08 Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal courts located in the State of Delaware and the Court of Chancery of the State of Delaware (collectively with any appellate courts thereof, the “Courts”); (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11.08; (iii) waives any objection to laying venue in any such action or proceeding in such Courts; (iv) waives any objection that such Courts are an inconvenient forum or do not have jurisdiction over any Party; (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.05 of this Agreement; and (vi) irrevocably and unconditionally waives the right to trial by jury. This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

  Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10 Rules of Construction. Each of the parties hereto acknowledges that such party has been represented by counsel of such party’s choice throughout all negotiations that have preceded the execution of this Agreement, and that such party has executed the same with the advice of such counsel. Each party and such party’s counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of such party’s drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

Section 11.11 Entire Agreement. This Agreement, taken together with the Schedules attached hereto, and the Merger Agreement to the extent referenced herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect thereto.

Section 11.12 Interpretation. The rules of interpretation set forth in Section 9.02 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

Section 11.13 Expenses. Except as otherwise expressly provided in this Agreement and the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees or expenses.

Section 11.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.

Article XII. Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement (which need not be on the same counterpart) transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Article XIII. Stockholder Obligation Several and Not Joint.

The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Article XIV. No Ownership Interest.

Each Stockholder, solely as to itself and not as to any other Stockholder or other Person, has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to each Stockholder’s Covered Shares will remain vested in and belong to such Stockholder, and nothing herein will, or will be construed to, grant PubCo, Merger Sub or the Company any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement will be interpreted as creating or forming a “group” with any other Person, including other holders listed on Schedule A, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Article XV. Disclosure.

Each Stockholder hereby (a) authorizes PubCo and the Company to publish and disclose in any announcement or disclosure required by the SEC or other applicable Law and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and (b) agrees to promptly give to PubCo and Company any information it may reasonably require for the preparation of any such announcement or disclosure.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PUBCO:

AVALON GLOBOCARE CORP.

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

YOOV GROUP HOLDING LIMITED

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STOCKHOLDER:

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

EXHIBIT B

Form of Lockup Agreement

See attached.

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Lock-Up Agreement”), dated as of March 7, 2025, is entered into by and among (i) Avalon GloboCare Corp., a Delaware corporation (“PubCo”), (ii) certain holders of securities of PubCo as set forth on Schedule A hereto (collectively, the “PubCo Lock-Up Equityholders”), and (iii) the equityholders of YOOV Group Holding Limited, a British Virgin Islands company (the “Company”), as set forth on Schedule B hereto (collectively, the “Company Lock-Up Equityholders” and together with the PubCo Lock-Up Equityholders, the “Holders,” and the Holders, together with PubCo, the “Parties” and each individually a “Party”) All terms used but not defined in this Lock-Up Agreement shall have the same meanings set forth in the Merger Agreement (as defined below).

WHEREAS, the Parties are entering this Lock-Up Agreement pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 7, 2025, by and among PubCo, Nexus MergerSub Limited, a wholly owned subsidiary of PubCo (“Merger Sub”, and together with PubCo, the “PubCo Entities”), and the Company, pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will merger with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of PubCo; and

WHEREAS, as a condition to the Closing, the Parties are entering into this Lock-Up Agreement effective as of the Closing.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I. Restrictions on Shares; Lock-Up.

Section 1.01  The Parties agree that, from the Closing Date until the date that is 180 days from the date thereof (such period, the “Lock-Up Period”), the Holders shall not:

Transfer (except as may be specifically required by court order or by operation of law) any share of PubCo Common Stock, or securities convertible, exchangeable, or exercisable into (a) shares of PubCo Common Stock, or such other securities beneficially owned or held by such Holders immediately following the Closing and (b) securities of PubCo which may be issued upon exercise of an option to purchase shares of PubCo Common Stock or a warrant to purchase shares of PubCo Common Stock (all such securities of PubCo, the “Lock-Up Securities”), where “Transfer” means offer, sell, contract to sell, grant any option, right or warrant to purchase, lend, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to), or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by the Holders or any Affiliate thereof or any person in privity with the Holders or any Affiliate thereof, directly or indirectly;

enter into any swap, short sale, hedge or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Securities or any other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Lock-Up Securities;

grant any proxies or powers of attorney with respect to any Lock-Up Securities, deposit any Lock-Up Securities into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any Lock-Up Securities or make any public announcement that is in any manner inconsistent with this Article I;

make any demand for, or exercise any right with respect to, the registration of any shares of PubCo Common Stock or any security convertible into or exercisable or exchangeable for shares of PubCo Common Stock (other than such rights set forth in the Merger Agreement); or

make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing actions in clauses (i) to (iv), or publicly disclose the intention to take any of the foregoing actions.

Section 1.02  Notwithstanding the restrictions set forth in Section 1.01 of this Lock-Up Agreement:

if the Party is a natural person, the Party may transfer his or her Lock-Up Securities to any natural person related to the Party by blood or adoption who is an immediate family member of the Party, or to a trust for the benefit of the Party or any member of the Party’s immediate family for estate planning purposes, or to the Party’s estate, following the death of the Party, by will, intestacy, or other operation of law, or as a bona fide gift to a charitable organization, or by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any such member of the Party’s immediate family;

if the Party is a corporation, partnership or other business entity, the Party may transfer its Lock-Up Securities to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) of the Party or as a distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the Party (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), or as a bona fide gift to a charitable organization;

if the Party is a trust, the Party may transfer its Lock-Up Securities to any grantors or beneficiaries of the trust;

nothing contained herein will be deemed to restrict the ability of the Party to exercise an option to purchase shares of PubCo Common Stock, and any related transfer of shares of PubCo Common Stock to PubCo for the purpose of paying the exercise price of such options as a result of the exercise of such options; provided, that for the avoidance of doubt, the underlying shares of PubCo Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement until the applicable Lock-Up Period expires and after, if at all, all Lock-Up Securities are disposed of pursuant to Section 1.01. Additionally, the Party may (A) establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act for the transfer of Lock-Up Securities; provided, that such plan does not provide for the transfer of Lock-Up Securities during the Lock-Up Period, or (B) transfer its Lock-Up Securities pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of PubCo’s capital stock involving a change of control of PubCo, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Lock-Up Securities shall remain subject to the restrictions contained in this Lock-Up Agreement; and

provided, that with respect to any transfer or distribution pursuant to Section 1.02, (x) no filing by any party (donor, donee, transferor, transferee, distributor or distributee, as the case may be) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the respective Lock-Up Periods (other than (1) any exit filings or public announcements that may be required under applicable federal and state securities laws or (2) in respect of a required filing under the Exchange Act in connection with a transfer pursuant to Section 1.02(ii) above or the exercise of an option to purchase shares of Company Common Stock following such individual’s termination of employment that would otherwise expire during the Lock-Up Period, provided that reasonable notice shall be provided to PubCo prior to any such filing), and (y) except with respect to Section 1.02(iv)(A) and (B) above, it shall be a condition to the transfer or distribution that the transferee or distributee executes an agreement, in the form of this Lock-Up Agreement, stating that the transferee or distributee is receiving and holding such Lock-Up Securities subject to the provisions of such agreement during the respective Lock-Up Periods.

Article II. Miscellaneous.

Section 2.01  This Lock-Up Agreement shall terminate immediately and automatically upon the earlier of (i) all Lock-Up Securities having been sold pursuant to Section 1.01 and (ii) if the Merger Agreement is validly terminated in accordance with its terms prior to the Effective Time, upon the date of such termination.

Section 2.02  The Parties hereby represent and warrant that (i) if it is a corporation, partnership, limited liability company or other business entity, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) he, she or it has full power and authority to enter into this Lock-Up Agreement, (iii) this Lock-Up Agreement has been duly and validly executed and delivered by the Parties and constitutes the legal, valid and binding obligation of the Parties, enforceable against the Parties in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies, and (iv), upon request, he, she or it will execute any additional documents necessary to ensure the validity or enforcement of this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the Parties shall be binding upon the successors, assigns, heirs or personal representatives of the Parties.

Section 2.03  Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement. Such transfer will not be recorded on PubCo’s share register. To ensure compliance with the restrictions referred to herein, the Parties agrees PubCo and its transfer agent and registrar are hereby authorized to decline to make any such transfer if it would constitute a violation or breach of this Lock-Up Agreement.

Section 2.04  Any person having rights under any provision of this Lock-Up Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Lock-Up Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Lock-Up Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction for, and obtain from any such court, specific performance and/or injunctive relief (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Lock-Up Agreement and shall not be required to prove irreparable injury to such Party or that such Party does not have an adequate remedy at law with respect to any breach of this Lock-Up Agreement (each of which elements the Parties admit). The Parties further agree and acknowledge that each and every obligation applicable to it contained in this Lock-Up Agreement shall be specifically enforceable against it and hereby waives and agrees not to assert any defenses against an action for specific performance of their respective obligations hereunder. All rights and remedies existing under this Lock-Up Agreement are cumulative to, and not exclusive of, any rights or remedies available under this Lock-Up Agreement or otherwise.

Section 2.05  Except as provided in Section 1.02, neither this Lock-Up Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, provided that PubCo may assign its rights and interests to any of its Affiliates (as defined in the Merger Agreement). Subject to the preceding sentence, this Lock-Up Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 2.05 shall be null and void.

Section 2.06  If any term or other provision of this Lock-Up Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Lock-Up Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Lock-Up Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 2.07  Each of the Parties agrees and acknowledges that this Lock-Up Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

Section 2.08  This Lock-Up Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement).

Section 2.09  Each of the Parties specifically acknowledges that he, she or it (i) is a knowledgeable, informed, sophisticated Person capable of understanding and evaluating the provisions set forth in this Lock-Up Agreement, (ii) has had the opportunity to review this Lock-Up Agreement with counsel of his, her or its own choosing, (iii) has carefully read and fully understands all of the terms of this Lock-Up Agreement, and (iv) is under no disability or impairment that affects its, his or her decision to sign this Lock-Up Agreement and he, she or it knowingly and voluntarily intends to be legally bound by this Lock-Up Agreement.

Section 2.10  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient notice address as set forth in Section 9.07 of the Merger Agreement.

Section 2.11  The Holders agree and consent to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of shares of Company Common Stock or securities convertible into or exchangeable or exercisable for shares of Company Common Stock held by the Holder except in compliance with the foregoing restrictions.

Section 2.12  This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Lock-Up Agreement, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal courts located in the State of Delaware and the Court of Chancery of the State of Delaware (collectively with any appellate courts thereof, the “Courts”); (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 2.12; (iii) waives any objection to laying venue in any such action or proceeding in such Courts; (iv) waives any objection that such Courts are an inconvenient forum or do not have jurisdiction over any Party; (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 2.10 of this Lock-Up Agreement; and (vi) irrevocably and unconditionally waives the right to trial by jury. This Lock-Up Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 2.13  Nothing herein shall grant to or create in any Person not a Party, or any such Person’s dependents, heirs, successors or assigns any right to any benefits hereunder or any remedies hereunder, and no such Person shall be entitled to sue any Party with respect thereto;

Section 2.14  Any amendment, supplement or waiver of this Lock-Up Agreement shall be effective only if in a written instrument executed by each of the Parties. If any such amendment, supplement or waiver is to be entered into after the Effective Time, it shall have been approved in advance by a majority of the board of directors of PubCo.

Section 2.15  This Lock-Up Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PubCo the Company and the Holder via facsimile or electronic transmission in .pdf format shall be sufficient to bind such Parties to the terms and conditions of this Lock-Up Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Lock-Up Agreement to be executed as of the date first above written.

AVALON GLOBOCARE CORP.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have caused this Lock-Up Agreement to be executed as of the date first above written.

HOLDER

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT C

Form of Company Voting Agreement

See attached.

FORM OF VOTING AND SUPPORT AGREEMENT

This Company Voting and Support Agreement (this “Agreement”), dated as of March 7, 2025, is entered into by and among Avalon GloboCare Corp., a Delaware corporation ( “PubCo”), YOOV Group Holding Limited, a British Virgin Islands company (the “Company”), and the persons listed on the attached Schedule A who are signatories to this Agreement and holders of securities of the Company (each, a “Stockholder”, and collectively, the “Stockholders”). Terms used herein and not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, PubCo, the Company, and Nexus MergerSub Limited, a British Virgin Islands company and wholly owned subsidiary of PubCo (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 7, 2025 (the “Merger Agreement”), providing that, among other things, all outstanding Company Ordinary Shares will be exchanged for shares of PubCo Common Stock based on the terms and conditions of the Merger Agreement;

WHEREAS, as of the date of this Agreement, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Share Capital set forth on Schedule A opposite such Stockholder’s name (all of the shares of Company Share Capital owned of record or beneficially by such Stockholder as of the date of this Agreement, the “Owned Shares” and, together with any additional shares of Company Ordinary Shares or other voting securities of the Company of which such Stockholder acquires record or beneficial ownership after the date of this Agreement, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, consolidation, reclassification, exchange or change of such shares, or other similar transaction, or upon exercise, vesting or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of the parties to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that each of PubCo and the Company desire to enter into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if the Stockholders did not enter into this Agreement

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I. Certain Definitions.

All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

Section 1.01  “Entity” means a corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

Section 1.02  “family member” means of any natural person means (i) such individual’s spouse (former or current), (ii) such individual’s parents and grandparents (in each case, natural or adoptive, of the whole or half-blood), (iii) such individual’s children and grandchildren (in each case, natural or adoptive, of the whole or half-blood), (iv) such individual’s sons-in-law and daughters-in-law (in each case, former or current), (v) any other ascendants and descendants (natural or adoptive, of the whole or half-blood) of such individual’s parents or of the parents of such individual’s spouse (former or current) and (vi) any lineal descendants (natural or adoptive, of the whole or half-blood) of such individual’s spouse.

Section 1.03  “Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice, in each case that (A) relate to obligations that are not delinquent or (B) the applicable Stockholder or any of such Stockholder’s Affiliates is contesting in good faith by appropriate proceedings, and (iii) Liens that are or may be imposed pursuant to this Agreement.

Section 1.04  “Termination Date” means the earliest to occur of (i) the closing of the Merger, (ii) the occurrence of a PubCo Adverse Recommendation Change with respect to an Intervening Event and (iii) the termination of the Merger Agreement in accordance with its terms.

Section 1.05  A Person will be deemed to have effected a “Transfer” of a security if such Person, whether voluntarily or involuntarily, directly or indirectly, (i) sells, pledges, encumbers, hypothecates, leases, assigns, gifts, grants an option with respect to, transfers, exchanges, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such security or any interest in such security, (ii) creates or permits to exist any Liens, (iii) deposits such security into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement or (iv) enters into an agreement, option, commitment or other arrangement to take any of the actions referred to in the foregoing clauses (i) through (iii).

Article II. Transfer Restrictions.

From the date of this Agreement until the Termination Date, Stockholder shall not Transfer (or cause or permit the Transfer of) any of such Stockholder’s Covered Shares. Notwithstanding anything to the contrary in this Agreement, this Article II shall not prohibit a Transfer of Covered Shares by a Stockholder (i) if Stockholder is an Entity, to one or more partners or members of Stockholder or an Affiliated corporation, trust or other Entity under common control with Stockholder, or if Stockholder is a trust, a transfer to a beneficiary, (ii) if Stockholder is a natural person, a family member of such Stockholder, (iii) to any other Stockholder a party to this Agreement, (iv) as the Company may otherwise agree in writing in its sole discretion, (vi) to any natural person or Entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar law or for estate planning purposes; provided that in the case of (i), (ii) and (iii), such a Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing (in form and substance reasonably satisfactory to the Company) to be bound by all of the obligations of such Stockholder under this Agreement with respect to such Covered Shares being Transferred. If any voluntary or involuntary Transfer of any Covered Shares occurs, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, Liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Stockholder and has not executed a counterpart hereof or joinder hereto. Any Transfer or attempted Transfer of any Covered Shares in violation of this Article II shall be null and void and of no effect whatsoever.

Article III. Agreement to Vote.

Section 3.01  From the date of this Agreement until the Termination Date, in connection with the Company obtaining the Company Shareholder Approval, whether by written consent or at a meeting of Company Shareholders and any other meeting of the Company Shareholders (and at every adjournment or postponement thereof), to vote on any matter contemplated by this Agreement, however called, each Stockholder unconditionally and irrevocably agrees to vote, or cause to be voted, all such Stockholder’s Covered Shares held at that time:

in favor of the Merger Agreement and the Transactions;

against any action or agreement that would reasonably be expected to result in the conditions of the Transactions contemplated by the Merger Agreement not being fulfilled or a breach of a covenant, representation or warranty or any other material obligation or agreement of the Company contained in the Merger Agreement;

against any action, proposal, transaction or agreement that would reasonably be expected to prevent or materially delay the consummation of the Transactions and the Merger, or the fulfillment of the Company’s or PubCo’s respective conditions to close the Merger and Transactions; and

against any Takeover Proposal.

Section 3.02  From the date of this Agreement until the Termination Date, each Stockholder shall appear, or shall cause the applicable entity that is the record holder of any of such Stockholder’s Covered Shares, as applicable (in person, by proxy or by any other means permitted by the Company Organizational Documents) at each meeting of the Company Shareholders, or adjournment or postponement thereof, to vote on any matter contemplated by this Agreement and shall cause all such Stockholder’s Covered Shares to be counted as present thereat for purposes of calculating a quorum and shall vote all such Stockholder’s Covered Shares in accordance with this Article III.

Section 3.03  Nothing in this Agreement, including this Article III, limits or restricts any Stockholder, or any Affiliate or designee of any Stockholder who serves as a member of the Company Board in acting or voting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to each Stockholder solely in such Stockholder’s capacity as a Company Shareholder and does not apply to such Stockholder’s or any such Affiliate’s or designee’s actions, judgments or decisions as a director of the Company, and such actions (or failures to act) shall not be deemed to constitute a breach of this Agreement.

Article IV. No Inconsistent Agreements.

Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date of this Agreement, a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares, in either case, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

Article V. Representations and Warranties of each Stockholder.

Each Stockholder hereby represents and warrants to PubCo, Merger Sub and the Company, solely as to itself and not as to any other Stockholder or other Person, as follows:

Section 5.01  Power; Organization; Binding Agreement. If such Stockholder is an Entity: (i) Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by Stockholder have been duly authorized by all necessary action on the part of Stockholder and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, Stockholder has the capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming due authorization, execution and delivery by PubCo and the Company, this Agreement is enforceable against such Stockholder in accordance with its terms.

Section 5.02  No Conflicts. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of such Stockholder’s obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) require any consent or approval under, or result in a violation or breach of, any agreement to which such Stockholder is a party or by which such Stockholder may be bound, including any voting agreement or voting trust, (ii) result in the creation of any Lien on any of the assets or properties of such Stockholder, (iii) violate any applicable Law or Judgment or (iv) with respect to a Stockholder that is not a natural person, violate the organizational documents of such Stockholder, in each case, except for such consents, approvals, breaches, Liens or violations that would not, individually or in the aggregate, prevent or materially delay such Stockholder from performing such Stockholder’s obligations under this Agreement.

Section 5.03  Ownership of Covered Shares. Such Stockholder is the beneficial owner of such Stockholder’s Covered Shares. All such Stockholder’s Covered Shares are owned free and clear of any Liens other than Permitted Liens, and no Person has a right to acquire any of such Covered Shares, in each case other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date of this Agreement, except as set forth on Schedule A, other than such Stockholder’s Owned Shares, such Stockholder does not own beneficially or of record any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 5.04  Voting Power. Such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement owned by such Stockholder, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

Section 5.05  Reliance by the Company, PubCo and Merger Sub. Such Stockholder understands and acknowledges that each of the Company, PubCo and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

Section 5.06  Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or materially delay the performance by such Stockholder of any of such Stockholder’s obligations hereunder.

Section 5.07  Litigation. As of the date of this Agreement, there is no Legal Action pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.

Section 5.08  Brokers. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from PubCo or the Company in respect of this Agreement based upon any contract made by or on behalf of Stockholder.

Article VI. Additional Covered Shares.

For the avoidance of doubt, prior to the Termination Date, in the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional shares of Company Share Capital or other voting interests with respect to the Company, such shares of Company Share Capital, or other voting interests will, without further action of the parties, be deemed Covered Shares held by such Stockholder and subject to the provisions of this Agreement, the number of shares of Company Share Capital held by such Stockholder will be deemed amended accordingly, and such shares of Company Share Capital or voting interests will automatically become subject to the terms of this Agreement as Covered Shares. Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to (i) convert, exercise or exchange any options, warrants or convertible securities in order to obtain underlying shares of Company Share Capital or (ii) vote, or execute any consent with respect to, any shares of Company Share Capital underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for such vote or consent.

Article VII. irrevocable proxy

Subject to the final sentence of this Article VII, by execution of this Agreement, such Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of Stockholder’s rights with respect to the Covered Shares, to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to such Covered Shares solely with respect to the matters set forth in Section 3.01. Such Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date, hereby revokes any proxy previously granted by Stockholder with respect to the Covered Shares and represents that none of such previously-granted proxies are irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of Stockholder and the obligations of Stockholder shall be binding on Stockholder’s heirs, personal representatives, successors, transferees and assigns. Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Covered Shares with respect to the matters set forth in Section 3.01 until after the Termination Date. Such Stockholder hereby affirms that the proxy set forth in this Article VII is given in connection with and granted in consideration of and as an inducement to the Company, PubCo and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of Stockholder under Section 3.01. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Termination Date.

Article VIII. Stockholder Litigation.

Each Stockholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company or any of its successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby; provided that this Article VIII shall not be deemed a waiver of any rights of any Stockholder or such Stockholder’s Affiliates for any breach of this Agreement or the Merger Agreement by the Company.

Article IX. Stop Transfer Instructions.

At all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to instruct the Company’s transfer agent to put in place a stop transfer order with respect to all of the securities of the Company held of record by such Stockholder (and that this Agreement places limits on the voting and transfer of such securities) except with respect to Transfers of any Covered Shares in accordance with Article II.

Article X. Termination.

This Agreement and all rights and obligations of the parties hereunder will terminate and have no further force or effect as of the Termination Date; provided that this Article X and Article XI shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing set forth in this Article X or elsewhere in this Agreement relieves any party hereto from liability, or otherwise limits the liability of any party hereto, for any breach of this Agreement prior to such termination hereof or such party’s fraud.

Article XI. Miscellaneous.

Section 11.01  Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, void or unenforceable in any respect by a court of competent jurisdiction or other Governmental Authority, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a holding, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.02  Assignment. Except in connection with a Transfer of any Covered Shares in accordance with Article II, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment in violation hereof shall be null and void ab initio. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 11.03  Amendment and Modification; Waiver. This Agreement may be amended or waived by any party only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or in equity.

Section 11.04  Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which the parties are entitled at law or in equity, (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches or threatened or anticipated breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.08, without proof of damages or otherwise, and (ii) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, none of the parties would have entered into this Agreement. Each of the parties agrees that it waives the defense of adequacy of a remedy at law and will not oppose the granting of an injunction or injunctions, specific performance or other equitable relief on the basis that (A) the other parties have an adequate remedy at law or (B) an award of an injunction, specific Performance or other equitable relief is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.04 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.05  Notices. All notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if delivered in person, (ii) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (iii) on the date transmitted if sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 11.05):

If to the Stockholders, to the address for notice set forth on Schedule A.

If to PubCo, to:

Avalon GloboCare Corp.
4400 Route 9 South, Suite 3100
Freehold, New Jersey 07728

Attn:	Luisa Ingargiola (email: [***])

With a copy which shall not constitute notice to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020

Attn:	Steven Skolnick, Esq. (email: [***])

If to the Company, to:

YOOV Group Holding Limited

1 Raffles Place

#31-62 One Raffles Place Tower 2

Singapore 048616

Attn:	Phil Wong (email: [***])

With a copy which shall not constitute notice to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830

Attn:	Joseph M. Lucosky, Esq. (email: [***]) Scott Linsky, Esq. (email: [***])

Ian Liao, Esq. (email: [***])

Notwithstanding anything in this Agreement to the contrary, any notice given in accordance with the foregoing clauses (i) or (ii) of this Section 11.05 shall only be effective if a duplicative copy of such notice is also given by email in the method described in this Section 11.05.

Section 11.06  No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto (and their respective successors and permitted assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise.

Section 11.07  Governing Law. This Agreement and all Legal Actions arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

Section 11.08  Jurisdiction. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware (collectively with any appellate courts thereof, the “Courts”); (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 11.08; (iii) waives any objection to laying venue in any such action or proceeding in such Courts; (iv) waives any objection that such Courts are an inconvenient forum or do not have jurisdiction over any Party; (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.05 of this Agreement; and (vi) irrevocably and unconditionally waives the right to trial by jury. This Agreement, and any certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 11.09   WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10  Rules of Construction. Each of the parties hereto acknowledges that such party has been represented by counsel of such party’s choice throughout all negotiations that have preceded the execution of this Agreement, and that such party has executed the same with the advice of such counsel. Each party and such party’s counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of such party’s drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

Section 11.11  Entire Agreement. This Agreement, taken together with the Schedules attached hereto, and the Merger Agreement to the extent referenced herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect thereto.

Section 11.12  Interpretation. The rules of interpretation set forth in Section 9.02 of the Merger Agreement shall apply to this Agreement, mutatis mutandis.

Section 11.13  Expenses. Except as otherwise expressly provided in this Agreement and the Merger Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees or expenses.

Section 11.14  No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.

Article XII. Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto, it being understood and agreed that all parties hereto need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement (which need not be on the same counterpart) transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Article XIII. Stockholder Obligation Several and Not Joint.

The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Article XIV. No Ownership Interest.

Each Stockholder, solely as to itself and not as to any other Stockholder or other Person, has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to each Stockholder’s Covered Shares will remain vested in and belong to such Stockholder, and nothing herein will, or will be construed to, grant PubCo, Merger Sub or the Company any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement will be interpreted as creating or forming a “group” with any other Person, including other holders listed on Schedule A, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

Article XV. Disclosure.

Each Stockholder hereby (a) authorizes PubCo and the Company to publish and disclose in any announcement or disclosure required by the SEC or other applicable Law and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and (b) agrees to promptly give to PubCo and Company any information it may reasonably require for the preparation of any such announcement or disclosure.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PUBCO:

AVALON GLOBOCARE CORP.

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

YOOV GROUP HOLDING LIMITED

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STOCKHOLDER:

By:
Name:
Title:

[Signature Page to Company Voting Agreement]

ANNEX B: OPINION OF ROTH

March 7th, 2025

Board of Directors

Avalon Globocare Corp.

4400 Route 9 South, Suite 3100

Freehold, NJ 07728

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth, “us” or “we”) understands that Avalon Globocare Corp., a Delaware corporation (the “Company” or “PubCo”), intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will enter into a business combination with Yoov Group Holding Limited Inc., a British Virgin Islands corporation (“Yoov”) (the “Transaction”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

As more specifically set forth in the Merger Agreement, and subject to the terms, conditions and adjustments set forth therein, Yoov will merge with and into Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of PubCo (“Merger Sub”), with Yoov surviving the merger as a wholly owned subsidiary of PubCo. Except for any Dissenting Shares or Excluded Company Shares, by virtue of the Merger, each ordinary share, par value of $0.10 per share, of Yoov of any series or class (“Yoov Ordinary Share”) will be exchanged for a number of shares of Common Stock, par value $0.0001 per share, of PubCo (“PubCo Common Stock”) equal to the following Exchange Ratio (the “Merger Consideration”):

(i)	if the closing price of the PubCo Common Stock on NASDAQ on the second trading day immediately preceding the Effective Time is less than or equal to $5.00, then the Exchange Ratio for each Yoov Ordinary Share will be equal to the ratio (rounded to four decimal places) of 60,000,000 divided by the number of Company Outstanding Shares; or

(ii)	if the closing price of the PubCo Common Stock on NASDAQ on the second trading day immediately preceding the Effective Time is greater than $5.00, then the Exchange Ratio for each Yoov Ordinary Share will be equal to the ratio (rounded to four decimal places) of 54,000,000 divided by the number of Company Outstanding Shares.

Prior to the Effective Time it is expected that Yoov will issue additional YOOV Ordinary Shares in respect of the conversion of certain Company Preferred Shares in accordance with Yoov’s memorandum and articles of association.

You have asked us to render an opinion, as of the date hereof, as to the fairness, from a financial point of view, of the Merger Consideration payable by the Company pursuant to the Merger Agreement.

ROTH CAPITAL PARTNERS, LLC

888 San Clemente Drive, Newport Beach, CA 92660  |  800. 678. 9 14 7  |  WWW. ROTH.COM  |  Member SIP C/F INRA

Board of Directors

Avalon Globocare Corp.

March 7th, 2025

For purposes of the opinion set forth herein, we have, among other things:

i.	reviewed a draft of the Merger Agreement, dated March 3rd, 2025 (the “Draft Merger Agreement”);

ii.	reviewed and analyzed certain information, including historic financial results and forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Yoov and the Company that were furnished to us by or through the management team of the Company;

iii.	conducted discussions with members of the senior management of the Company concerning the information described in clause (ii);

iv.	reviewed and analyzed certain publicly available information relating to the Company, including reported prices and trading activity for the PubCo Common Stock, the Company’s recent annual report to stockholders, its annual report on Form 10-K for the year ended December 31, 2023, the unaudited financial statements as of December 31, 2024 (on non-public-review basis), and the most recent quarterly report on Form 10-Q for the three-month period ended September 30, 2024, as well as the Company’s financial outlook for 2025, provided by the management of the Company;

v.	reviewed and analyzed the financial information and data, to the extent publicly available, of certain acquisitions that we deemed relevant;

vi.	compared certain publicly available financial and other information for certain public companies that we deemed relevant;

vii.	participated in certain discussions with management of the Company, its legal advisors and the management of Yoov;

viii.	[reviewed and analyzed the pro forma ownership structure of the combined entity resulting from the Transaction furnished to us by or through the management team of the Company; and]

ix.	performed such other analyses and considered such other factors as we deemed appropriate for the purpose of reviewing the proposed Transaction and arriving at our opinion.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by or through the management of the Company, and we have further relied upon the assurances of the management teams of the Company and Yoov that such information does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in any material respect. With respect to any financial projections of the Company and of Yoov, we have been advised by the management of the Company and the management of Yoov, and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Yoov of the future financial performance of the Company and Yoov. We express no opinion as to any such financial forecasts, estimates or forward-looking information or assumptions on which they are based or on the assumed probabilities associated with future events contemplated thereby. In addition, we have assumed that the final executed Merger Agreement will not differ in any material respect from the Draft Merger Agreement reviewed by us, and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have also assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, accounting or regulatory advisors. We have relied upon, without independent verification, the assessment of the Company and its legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting and regulatory matters.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Yoov, and have not been furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Yoov, the Company or any of their respective affiliates is a party or may be subject, and at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

ROTH CAPITAL PARTNERS, LLC

888 San Clemente Drive, Newport Beach, CA 92660  |  800. 678. 9 14 7  |  WWW. ROTH.COM  |  Member SIP C/F INRA

Board of Directors

Avalon Globocare Corp.

March 7th, 2025

Our opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the Company of the Merger Consideration payable by the Company pursuant to the Merger Agreement. Our opinion does not in any manner address any other aspect or implication of the Merger Agreement or any agreement, arrangement or understanding entered into in connection with the Merger Agreement or otherwise, including, without limitation, the fairness of the amount or nature of any compensation to any officers, directors or employees of any party to the Merger Agreement, or any class of such persons, relative to the Merger Consideration. This opinion does not address the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company. Our opinion also does not address the relative merits of the Merger Agreement as compared to any alternative business strategies that might exist for the Company, the underlying business decision of the Company to proceed with the Merger Agreement, or the effects of any other transaction in which the Company might engage.

The issuance of this opinion was approved by an authorized internal fairness committee of Roth in accordance with our customary practice. Our opinion is necessarily based on the economic, monetary, market, financial and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company or Yoov. Further, we express no opinion as to the actual value of the shares of the Company or the prices at which shares of the Company, in each case, including those shares of the Company to be issued in the Transaction, will trade at any time before or after the announcement of the Merger Agreement or during the time between its announcement and closing. It should be understood that, although subsequent developments or events may affect various assumptions used by us in preparing our opinion, we do not have any obligation to update, revise or reaffirm our opinion based on such developments, events or otherwise and we expressly disclaim any responsibility to do so. Our opinion does not address any legal, tax or accounting matters.

Roth has been engaged by the Board of Directors to act as its financial advisor in connection with the Transaction. We have also been engaged to provide the Board of Directors with this opinion. We will receive an opinion fee in the amount of $100,000 for the provision of this opinion, and we will receive an additional transaction fee of $50,000 upon the successful consummation of the Transaction. In addition, the Company has agreed to reimburse our expenses and to indemnify us for certain liabilities arising out of our engagement. We note that, in connection with performing and rendering our services to the Board of Directors, we were not authorized by the Board of Directors to, and did not, solicit any expressions of interest from any other parties with respect to any transaction involving the Company or Yoov, or review other alternative acquisitions or transactions that the Company could pursue.

Roth is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Transaction, and, accordingly, may at any time hold a long or a short position in such securities. Except as described above or as set forth below, we have not had a material relationship with, nor have we otherwise received any fees from the Company, Yoov or any other parties to the Transaction during the two years preceding the date hereof. During the past two years prior to the date hereof, Roth was engaged by the Company to provide certain services under the following two engagements:

(i)	General financial advisory engagement under which Roth provided capital markets assistance, including marketing a potential investment in the Company to prospective debt financing sources. In June 2023, the Company’s efforts to identify debt financing sources were unsuccessful. Roth received $20,000 in compensation for these services. Additionally, under Roth’s engagement letter relating to these advisory services, there was an additional amount of compensation due in the amount of $80,000 which was waived by Roth in connection with the termination of the engagement. No fees associated with previous engagements are being paid in connection with this Transaction, and no debt financing sources solicited under this prior engagement are participating in this Transaction.

(ii)	Between July 2023 and August 2024, Roth also executed an at-the-market equity offering for the Company and received $104,797.30 in compensation for the services related thereto.

ROTH CAPITAL PARTNERS, LLC

888 San Clemente Drive, Newport Beach, CA 92660  |  800. 678. 9 14 7  |  WWW. ROTH.COM  |  Member SIP C/F INRA

Board of Directors

Avalon Globocare Corp.

March 7th, 2025

Consistent with applicable legal and regulatory requirements, Roth has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company or the Transaction that differ from the views of our investment banking personnel.

This opinion has been prepared for the information of the Board of Directors for its use in connection with its consideration of the Transaction, and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on any matter relating to the Transaction or any other matter. Except with respect to the inclusion of this opinion in the proxy statement/prospectus relating to the Transaction in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public reference to us be made, without our prior written approval. The Board of Directors may furnish copies of this letter to the Board of Directors’ legal counsel.

On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration payable by the Company pursuant to the Merger Agreement is fair from a financial point of view to the Company.

Very truly yours,

on behalf of

ROTH Capital Partners, LLC

3/7/2025

ROTH CAPITAL PARTNERS, LLC

888 San Clemente Drive, Newport Beach, CA 92660  |  800. 678. 9 14 7  |  WWW. ROTH.COM  |  Member SIP C/F INRA

ANNEX C: REVERSE SPLIT CHARTER AMENDMENT

FORM OF CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AVALON GLOBOCARE CORP.

Avalon GloboCare Corp., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: That a resolution was duly adopted on [________], 2025, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (as amended to date, the “Certificate of Incorporation”) and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at the special meeting of stockholders held on [_________], 2025, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment set forth as follows:

Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is amended by adding the following paragraph D to Article IV:

“D. REVERSE STOCK SPLIT

Upon effectiveness (“Effective Time”) of this amendment to the Certificate of Incorporation, a one-for-[__]1 reverse stock split (the “Reverse Split”) of the Corporation’s Common Stock shall become effective, pursuant to which each [__] shares of Common Stock outstanding and held of record by each stockholder of the Corporation and each share of Common Stock held in treasury by the Corporation immediately prior to the Effective Time (“Old Common Stock”) shall automatically, and without any action by the holder thereof, be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (“New Common Stock”), subject to the treatment of fractional interests as described below and with no corresponding reduction in the number of authorized shares of our Common Stock. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock and all references to such Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the New Common Stock or options or rights to purchase or acquire shares of New Common stock, as the case may be, after giving effect to the Reverse Split.

No fractional shares of Common Stock will be issued in connection with the Reverse Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Reverse Split a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the Corporation shall issue to such holder such fractions of a share of Common Stock as are necessary to round the number of shares of Common Stock held by such holder up to the nearest whole share.

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically.

SECOND: That said amendment will have an Effective Time of 12:01 a.m., Eastern Time, on [__] [__], 2025.

[1]	Shall be a whole number equal to or greater than two (2) and equal to or lesser than twenty (20), which number is referred to as the “Approved Split Ratio” (it being understood that any Approved Split Ratio within such range shall, together with the remaining provisions of this Certificate of Amendment not appearing in brackets, constitute a separate amendment being approved and adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware). The Board of Directors of the Corporation shall select the Approved Split Ratio prior to the filing of the Certificate of Amendment and any amendment not setting forth the Approved Split Ratio selected by the Board of Directors and included in the Certificate of Amendment filed with the Secretary of State shall be automatically abandoned upon the filing of such Certificate of Amendment.

C-1

ANNEX D: EQUITY PLAN INCREASE

AMENDMENT TO THE

AVALON GLOBOCARE CORP.

AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN

Dated: february 11, 2025

WHEREAS, the Board of Directors (the “Board”) of Avalon GloboCare Corp., a Delaware corporation (the “Company”) heretofore established the Avalon GloboCare Corp. Amended and Restated 2020 Stock Incentive Plan (the “Plan”);

WHEREAS, after giving effect to (i) the 1-for-15 reverse stock split effectuated on October 28, 2024 and (ii) the January 1, 2024 and January 1, 2025 “evergreen” increase in the number of shares of common stock of the Company (“Common Stock”), the maximum number of shares of Common Stock currently available for grants of “Awards”(as defined under the Plan) (without reduction for shares of Common Stock that have previously been issued pursuant to the Plan or that are the subject of outstanding Awards under the Plan) is 155,091;

WHEREAS, after taking into account shares of Common Stock that have previously been issued pursuant to the Plan or that are the subject of outstanding Awards under the Plan, there are currently 142,424 shares of Common Stock remaining available for additional Awards under the Plan;

WHEREAS, in order to ensure that a sufficient number of shares of Common Stock continue to be available under the Plan in order to properly incentivize those eligible to participate in the Plan, including future eligible participants, the Board believes it to be in the best interests of the Company and its shareholders to increase the maximum number of shares of Common Stock available for grants of Awards under the Plan by 2,500,000 additional shares of Common Stock (the “Additional Reserved Shares”);

WHEREAS, the Board further believes it to be in the best interests of the Company and its shareholders that all such Additional Reserved Shares be available for grants under the Plan as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Board further believes it to be in the best interests of the Company and its shareholders that all shares of Common Stock that were added to the Plan’s reserve effective as of January 1, 2024 and January 1, 2025 by virtue of the Plan’s “evergreen” provision also be available for grants under the Plan as “incentive stock options” within the meaning of Section 422 of the Code; and

WHEREAS, Section 17.2 of the Plan authorizes the Board to amend the Plan, subject to stockholder approval to the extent that such approval is required by applicable law.

NOW, THEREFORE, subject to approval of the Company’s stockholders, effective the date hereof, Section 4.1(a) of the Plan is hereby amended in its entirety, to read as follows:

“(a) Plan Share Limitation.   Subject to adjustment pursuant to Section 4.2 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 2,655,091 shares, all of which may, but need not, be issued in respect of Incentive Stock Options. The foregoing number of shares of Common Stock is in addition to the number of shares of Common Stock available for issuance under the Plan pursuant to the provisions of Section 3.2(b) (“Evergreen Shares”). All Evergreen Shares added to the Plan due to the increase effective as of January 1, 2024 and January 1, 2025 may, but need not, be issued in respect of Incentive Stock Options.

D-1

ANNEX E: INCREASE CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVALON GLOBOCARE CORP.

Avalon GloboCare Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is Avalon GloboCare Corp. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on July 28, 2014 under the original name of the Corporation, Global Technologies Corp., and was amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 29, 2016. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2018. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 22, 2022. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 23, 2024 (the “Certificate of Incorporation”).

2.	The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending Article IV of the Certificate of Incorporation thereof by deleting the following sentence in the first paragraph of Article IV.

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), of which (i) One Hundred Million (100,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

The sentence above in the first paragraph of Article IV will be replaced by the following:

The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), of which (i) Two Hundred Million (200,000,000) shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

3.	The foregoing amendment to the Certificate of Incorporation was duly approved by the Board on [__], 2025.

4.	Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL on [__].

5.	This amendment to the Certificate of Incorporation shall be effective on and as of the effective time of [__], Eastern Time, on [__].

In Witness Whereof, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the [__] day of [__].

Avalon GloboCare Corp.

By:
Name:
Title:

E-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides, in general, that a corporation incorporated under the laws of the State of Delaware, as Avalon is, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

As permitted by the DGCL, the Avalon Bylaws provide that Avalon will indemnify Avalon’s directors and officers, and may indemnify other employees and agents under certain circumstances. Any indemnified person is also entitled, subject to certain limitations, to direct payment or reimbursement of costs, charges and expenses incurred by such person in an action or proceeding to which such director, officer, employee or agent is or are made a party by reason of his or her being or having been a director, officer, employee or agent of Avalon.

In addition, Avalon has entered into separate indemnification agreements with Avalon’s current directors and officers. These agreements, subject to limitations contained therein, obligate Avalon to indemnify the directors and officers to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of their services as a director or executive officer. Subject to certain limitations, the indemnification agreements provide for the advancement of expenses incurred by the indemnitee, and the repayment to Avalon of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by Avalon. The indemnification agreements also create certain rights in favor of Avalon, including the right to assume the defense of claims and to consent to settlements. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the Avalon Charter or Avalon Bylaws, any agreement, or otherwise.

Avalon maintains a directors’ and officers’ insurance policy pursuant to which Avalon’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. It is anticipated that the Combined Company will continue to maintain such policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Avalon pursuant to the foregoing provisions, Avalon been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Avalon in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Avalon will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Avalon is against public policy as expressed hereby in the Securities Act and Avalon will be governed by the final adjudication of such issue.

See also the undertakings set out in response to Item 22 of this Registration Statement.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit Number	Description
1.1	Open Market Sale AgreementSM, dated as of December 13, 2019, by and between Avalon GloboCare Corp. and Jefferies LLC. (incorporated by reference to Exhibit 1.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2019).

2.1	Membership Interest Purchase Agreement, dated November 7, 2022, by and among the Registrant, Laboratory Services MSO, LLC, SCBC Holdings LLC, Avalon Laboratory Services, Inc., The Zoe Family Trust, Bryan Cox and Sarah Cox (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on November 8, 2022).

2.2	Amended and Restated Membership Interest Purchase Agreement, dated February 9, 2023 by and among the Registrant, Laboratory Services MSO, LLC, SCBC Holdings LLC, Avalon Laboratory Services, Inc., the Zoe Family Trust, Bryan Cox and Sarah Cox (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on February 13, 2023).

2.3	Agreement and Plan of Merger, dated March 7, 2025, by and among Avalon GloboCare Corp., Nexus MergerSub Limited and YOOV Group Holding Limited (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on March 10, 2025).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 26, 2018).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Avalon GloboCare Corp. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 4, 2023).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 26, 2018).

3.4	Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 8, 2022).

3.5	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on February 13, 2023).

3.6	Certificate of amendment dated October 23, 2024 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on October 29, 2024).

3.7	Certificate of Designations of Preferences and Rights of Series C Convertible Preferred Stock of the Company, as filed on December 13, 2024, with the Department of State, Division of Corporations, of the State of Delaware (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on December 19, 2024).

3.8	Certificate of Designations of Preferences and Rights of Series D Convertible Preferred Stock of the Company, as filed on January 6, 2025, with the Department of State, Division of Corporations, of the State of Delaware (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on January 10, 2025).

3.9	Certificate of Elimination relating to the Series A Preferred Stock, filed with the Secretary of State of Delaware on March 7, 2025 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

3.10	Certificate of Elimination relating to the Series B Preferred Stock, filed with the Secretary of State of Delaware on March 7, 2025 (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

3.11	Amendment No. 1 to the Avalon Bylaws, as adopted and approved by the Avalon Board on March 7, 2025 (incorporated by reference to Exhibit 3.3 to the registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

4.1	Form of Subscription Agreement by and between Avalon GloboCare Corp. and the December 2016 Accredited Investors (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2016).

4.2 †	Stock Option issued to Luisa Ingargiola dated February 21, 2017 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2017).

4.3	Form of Subscription Agreement by and between Avalon GloboCare Corp. and the March 2017 Accredited Investor (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2017).

4.4	Share Subscription Agreement between Avalon GloboCare Corp., Avalon (Shanghai) Healthcare Technology Co., Ltd., Beijing DOING Biomedical Technology Co., Ltd. and Daron Liang (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2017).

4.5	Warranty Agreement by and between Lu Wenzhao and Beijing DOING Biomedical Technology Co., Ltd., dated February 27, 2017 (incorporated by reference to Exhibit 4.3 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2017).

4.6	Form of Subscription Agreement between Avalon GloboCare Corp. and the October 2017 Accredited Investors (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017).

4.7	Form of Warrant to Boustead Securities, LLC in connection with the private placements (incorporated by reference to Exhibit 4.8 of the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 27, 2018).

4.8	Form of Warrant (April 2019) (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2019).

4.9	Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (incorporated by reference to Exhibit 4.9 to the registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025).

4.10	Form of Subscription Agreement by and between Avalon GloboCare Corp. and Wenzhao “Daniel” Lu dated August 5, 2022 (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2022).

4.11	Form of Subscription Agreement by and between Avalon GloboCare Corp. and Emma Li Xu Qingbo dated August 5, 2022 (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2022).

5.1***	Opinion of Lowenstein Sandler LLP.

8.1***	Opinion of Lucosky Brookman LLP counsel of YOOV Group Holding Limited regarding certain U.S. income tax aspects of the Merger.

8.2***	Opinion of Lowenstein Sandler LLP counsel of Avalon GloboCare Corp. regarding certain U.S. income tax aspects of the Merger.

10.1	Share Exchange Agreement dated as of October 19, 2016 by and among Avalon Healthcare System, Inc., the shareholders of Avalon Healthcare System, Inc. and Avalon GloboCare Corp. (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 19, 2016).

10.2†	Executive Employment Agreement, effective December 1, 2016, by and between Avalon GloboCare Corp. and David Jin (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2016).

10.3	Agreement of Sale by and between Freehold Craig Road Partnership and Avalon GloboCare Corp., dated December 22, 2016 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2016).

10.4†	Executive Employment Agreement by and between Avalon (Shanghai) Healthcare Technology Ltd. and Meng Li, dated January 11, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2017).

10.5†	Executive Retention Agreement by and between Avalon GloboCare Corp. and Luisa Ingargiola, dated February 21, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2017).

10.6†	Indemnification Agreement by and between Avalon GloboCare Corp. and Luisa Ingargiola, dated February 21, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2017).

10.7†	Director Agreement by and between Avalon GloboCare Corp. and Steven P. Sukel dated April 28, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2017).

10.8†	Director Agreement by and between Avalon GloboCare Corp. and Yancen Lu dated April 28, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2017).

10.9	Consultation Service Contract between Daopei Investment Management (Shanghai) Co., Ltd. and Avalon HealthCare System Inc. dated April 1, 2016 (English translation) (incorporated by reference to Exhibit 10.8 of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2017).

10.10	Consultation Service Contract between Hebei Yanda Ludaopei Hospital Co., Ltd and Avalon HealthCare System Inc. dated April 1, 2016 (English translation) (incorporated by reference to Exhibit 10.9 of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2017).

10.11	Consultation Service Contract between Nanshan Memorial Stem Cell Biotechnology Co., Ltd. and Avalon HealthCare System Inc. dated April 1, 2016 (English translation) (incorporated by reference to Exhibit 10.10 of Amendment No. 1 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 7, 2017).

10.12	Loan Agreement between Lotus Capital Overseas Limited and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated April 19, 2017 (English translation) (incorporated by reference to Exhibit 10.12 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2017).

10.13	Securities Purchase Agreement between Avalon GloboCare Corp. and Genexosome Technologies Inc. dated October 25, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017).

10.14	Asset Purchase Agreement between Genexosome Technologies Inc. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017).

10.15	Stock Purchase Agreement between Genexosome Technologies Inc., Beijing Jieteng (Genexosome) Biotech Co. Ltd. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017).

10.16†	Executive Retention Agreement between Genexosome Technologies Inc. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017).

10.17	Invention Assignment, Confidentiality, Non-Compete and Non-Solicit Agreement between Genexosome Technologies Inc. and Yu Zhou dated October 25, 2017 (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 26, 2017).

10.18†	Director Agreement by and between Avalon GloboCare Corp. and Wilbert J. Tauzin II dated November 1, 2017 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2017).

10.19	Agreement between Avalon GloboCare Corp. and Tauzin Consultants, LLC dated November 1, 2017 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2017).

10.20†	Letter Agreement by and between Avalon GloboCare Corp. and David Jin dated April 3, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2018) .

10.21†	Letter Agreement by and between Avalon GloboCare Corp. and Meng Li dated April 3, 2018 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2018) .

10.22	Advisory Service Contract between Ludaopei Hematology Research Institute Co., Ltd. and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated April 1, 2018 (English translation) (incorporated by reference to that Form S-1 Registration Statement filed with the Securities and Exchange Commission on April 19, 2018).

10.23	Form of Subscription Agreement by and between Avalon GloboCare Corp. and the April 2018 Accredited Investors (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2018).

10.24	Supplementary Agreement Related to Share Subscription by and between Avalon GloboCare Corp., Avalon (Shanghai) Healthcare Technology Co., Ltd., Beijing DOING Biomedical Technology Co., Ltd. and Daron Liang dated April 23, 2018 (English translation) (incorporated by reference to Exhibit 4.2 of the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on April 26, 2018).

10.25	Loan Extension Agreement between Lotus Capital Overseas Limited and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated May 3, 2018 (English translation) (incorporated by reference to Exhibit 10.18 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2018).

10.26†	Director Agreement by and between Avalon GloboCare Corp. and Tevi Troy dated June 4, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2018).

10.27	Joint Venture Agreement by and between Avalon (Shanghai) Healthcare Technology Co., Ltd. and Jiangsu Unicorn Biological Technology Co., Ltd. dated May 29, 2018 (English translation) (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2018).

10.28†	Director Agreement by and between Avalon GloboCare Corp. and William Stilley, III dated July 5, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2018).

10.29†	Director Agreement by and between Avalon GloboCare Corp. and Steven A. Sanders dated July 30, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2018).

10.30	Loan Extension Agreement between Lotus Capital Overseas Limited and Avalon (Shanghai) Healthcare Technology Co., Ltd. dated August 3, 2018 (English translation) (incorporated by reference to Exhibit 10.30 of the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 7, 2018).

10.31	Strategic Partnership Agreement between Avalon GloboCare Corp. and Weill Cornell Medical College of Cornell University dated August 6, 2018 (incorporated by reference to Exhibit 10.31 of the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on August 7, 2018).

10.32	Equity Joint Venture Agreement by and between Avactis Biosciences, Inc., a wholly-owned subsidiary of Avalon GloboCare Corp., and Arbele Limited for the establishment of AVAR (China) BioTherapeutics Ltd. dated October 23, 2018 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2018).

10.33	Letter Agreement by and between Avalon GloboCare Corp. and David Jin dated January 3, 2019 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2019).

10.34	Letter Agreement by and between Avalon GloboCare Corp. and Luisa Ingargiola dated January 3, 2019 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2019).

10.35	Letter Agreement by and between Avalon (Shanghai) Healthcare Technology Co. Ltd. and Meng Li dated January 3, 2019 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2019).

10.36	Promissory Note issued to Daniel Lu dated Mach 18, 2019 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2019).

10.37†	Director Agreement by and between Avalon GloboCare Corp. and Meng Li dated April 5, 2019 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2019).

10.38†	Director Agreement by and between Avalon GloboCare Corp. and Yue “Charles” Li dated April 5, 2019 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2019).

10.39	Form of Securities Purchase Agreement dated April 25, 2019 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 26, 2019).

10.40	Revolving Line of Credit Agreement dated as of August 29, 2019 between Avalon GloboCare Corp. and Wenzhao “Daniel” Lu dated August 29, 2019 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2019).

10.41	Form of Warrant Redemption and Cancellation Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2019).

10.42	Letter Agreement by and between Avalon GloboCare Corp. and David Jin dated February 20, 2020 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2020).

10.43	Letter Agreement by and between Avalon GloboCare Corp. and Meng Li dated February 20, 2020 (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2020).

10.44	Letter Agreement by and between Avalon GloboCare Corp. and Luisa Ingargiola dated February 20, 2020 (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2020).

10.45	Debt Settlement Agreement and Release between Avalon GloboCare Corp. and Wenzhao “Daniel” Lu (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2021).

10.46	Corporate Research Agreement between Avalon GloboCare Corp. and the University of Pittsburgh of the Commonwealth System of Higher Education dated July 8, 2021 (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 14, 2021).

10.47	Form of Securities Purchase Agreement dated March 28, 2022 (incorporated by reference to Exhibit 10.47 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2022).

10.48	Form of Convertible Note - March 2022 (incorporated by reference to Exhibit 10.48 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2022).

10.49	Loan Extension and Modification Agreement between Avalon GloboCare Corp. and Wenzhao Lu dated March 28, 2022 (incorporated by reference to Exhibit 10.49 of the Form 10-K filed with the Securities and Exchange Commission on March 30, 2022).

10.50	Consulting Agreement, dated February 9, 2023, by and between Laboratory Services MSO, LLC and Sarah Cox (incorporated by reference to Exhibit 10.50 to the registrant’s Annual Report on Form 10-K filed on April 15, 2024).

10.51	Form of Warrant - March 2022 (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the Securities and Exchange Commission on April 29, 2022).

10.52	Amendment No. 1 to the Equity Joint Venture Agreement entered between Avalon GloboCare Corp., Avactis Biosciences Inc., Arbele Limited and Arbele Biotherapeutics Limited dated April 6, 2022 (incorporated by reference to Exhibit 10.53 of the Form 10-Q filed with the Securities and Exchange Commission on May 11, 2022).

10.53	Letter Agreement between Avalon GloboCare Corp. and Fsunshine Trading PTE. Ltd. dated June 8, 2022 (incorporated by reference to Exhibit 10.4 of the Form 8-K filed with the Securities and Exchange Commission on June 8, 2022).

10.54	Debt Settlement Agreement and Release between Avalon GloboCare Corp. and Wenzhao “Daniel” Lu dated July 25, 2022 (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission on July 27, 2022).

10.55	Conversion Agreement between Avalon GloboCare Corp. and Fsunshine Trading PTE. Ltd. Dated July 25, 2022 (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the Securities and Exchange Commission on July 27, 2022).

10.56	Form of Balloon Promissory Note issued to S&P Principal LLC (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission on September 8, 2022).

10.57	Form of Mortgage and Security Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission on September 8, 2022).

10.58	Form of Guaranty (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the Securities and Exchange Commission on September 8, 2022).

10.59	Form of Securities Purchase Agreement for the purchase of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 of the Form 8-K filed with the Securities and Exchange Commission on November 8, 2022).

10.60	Director Agreement by and Between Avalon GloboCare Corp. and Lourdes Felix dated January 9, 2023 (incorporated by reference to Exhibit 10.1 of the Registrants Current Report on Form 8-K filed with the SEC on January 11, 2023).

10.61	Second Amended and Restated Limited Company Agreement, dated February 9, 2023, by and among Laboratory Services MSO, LLC, SCBC Holdings LLC, the Zoe Family Trust, Bryan Cox, Sarah Cox and the members named therein (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 13, 2023) .

10.62	Securities Purchase Agreement, dated May 23, 2023, between Avalon GloboCare Corp. and Mast Hill Fund, L.P (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023) .

10.63	Security Agreement, dated May 23, 2023, by and among Avalon GloboCare Corp., Avalon Healthcare System Inc., Avalon Laboratory Services, Inc., Avalon RT 9 Properties, LLC, Avactis Biosciences, Inc., Laboratory Services MSO, LLC, Genexosome Technologies Inc., International Exosome Association LLC and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.64	Senior Secured Promissory Note, dated May 23, 2023, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.65	First Warrant, dated May 23, 2023, by and between Avalon GloboCare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.66	Second Warrant, dated May 23, 2023, by and between Avalon GloboCare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.67	Form of Balloon Mortgage Note (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.68	Form of Second Mortgage and Security Agreement (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.69	Form of Guaranty (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.70	Form of Hazardous Material Guaranty and Indemnification Agreement (incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 26, 2023).

10.71	Sales Agreement, dated June 16, 2023, by and between Avalon GloboCare Corp. and Roth Capital Partners, LLC. (incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 16, 2023).

10.72	Securities Purchase Agreement, dated July 6, 2023, by and between Avalon Globocare Corp. and Firstfire Global Opportunities, LLC. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2023).

10.73	Security Agreement, dated July 6, 2023, by and among Avalon GloboCare Corp., Avalon Healthcare System Inc., Avalon Laboratory Services, Inc., Avalon RT 9 Properties, LLC, Avactis Biosciences, Inc., Laboratory Services MSO, LLC, Genexosome Technologies Inc., International Exosome Association LLC and Firstfire Global Opportunities, LLC. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2023).

10.74	Senior Secured Promissory Note, dated July 6, 2023, by and between Avalon GloboCare Corp. and Firstfire Global Opportunities, LLC. (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2023).

10.75	First Warrant dated July 6, 2023, by and between Avalon GloboCare Corp. and Firstfire Global Opportunities, LLC. (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2023).

10.76	Second Warrant, dated July 6, 2023, by and between Avalon Globocare Corp. and Firstfire Global Opportunities, LLC. (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 10, 2023).

10.77	Securities Purchase Agreement, dated October 9, 2023, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.78	Security Agreement, dated October 9, 2023, among Avalon Globocare Corp., Avalon Healthcare System Inc., Avalon Laboratory Services, Inc., Avalon RT 9 Properties, LLC, Avactis Biosciences, Inc., Laboratory Services MSO, LLC, Genexosome Technologies Inc., International Exosome Association LLC and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.79	Senior Secured Promissory Note, dated October 9, 2023, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.80	First Warrant, dated October 9, 2023, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.81	Second Warrant, dated October 9, 2023, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.82	Securities Purchase Agreement, dated October 9, 2023, between Avalon Globocare Corp. and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.83	Security Agreement, dated October 9, 2023, among Avalon Globocare Corp., Avalon Healthcare System Inc., Avalon Laboratory Services, Inc., Avalon RT 9 Properties, LLC, Avactis Biosciences, Inc., Laboratory Services MSO, LLC, Genexosome Technologies Inc., International Exosome Association LLC and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.7 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.84	Senior Secured Promissory Note, dated October 9, 2023, between Avalon Globocare Corp. and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.8 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.85	First Warrant, dated October 9, 2023, between Avalon Globocare Corp. and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.86	Second Warrant, dated October 9, 2023, between Avalon Globocare Corp. and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.10 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.87	Mortgage and Security Agreement, dated October 9, 2023, between Avalon Globocare Corp., Mast Hill Fund, L.P and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.11 of the Registrant’s Current Report on Form 8-K filed with the SEC on October 13, 2023).

10.88	Membership Interest Purchase Agreement, dated November 17, 2023, between Avalon Globocare Corp. and Wenzhao Lu (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 22, 2023).

10.89	Mortgage and Security Agreement, dated March 27, 2024, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on March 27, 2024).

10.90	Mortgage and Security Agreement, dated March 27, 2024, between Avalon Globocare Corp. and Firstfire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on March 27, 2024).

10.91	Senior Secured Convertible Promissory Note, dated March 7, 2024, between Avalon GloboCare Corp. and Mast Hill Fund, LP (incorporated by reference to Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 31, 2024).

10.92	Security Agreement, dated March 7, 2024, between Avalon GloboCare Corp. and Mast Hill Fund, LP.* (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 31, 2024).

10.93	Warrant, dated March 7, 2024, between Avalon GloboCare Corp. and Mast Hill Fund, LP.* (incorporated by reference to Exhibit 10.6 of the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 31, 2024).

10.94	Securities Purchase Agreement, dated June 5, 2024, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2024).

10.95	Security Agreement, dated June 5, 2024, among Avalon Globocare Corp., Avalon Healthcare System Inc., Avalon Laboratory Services, Inc., Avalon RT 9 Properties, LLC, Avactis Biosciences, Inc., Genexosome Technologies Inc., International Exosome Association LLC and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2024).

10.96	Senior Secured Promissory Note, dated June 5, 2024, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2024).

10.97	First Warrant, dated June 5, 2024, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2024).

10.98	Second Warrant, dated June 5, 2024, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2024).

10.99	Mortgage and Security Agreement, dated June 5, 2024, between Avalon Globocare Corp. and Mast Hill Fund, L.P. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2024).

10.100	Consent, Acknowledgement, and Waiver Agreement, between the Company and Holder, dated as of December 15, 2024 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 19, 2024).

10.101	Common Stock Purchase Warrant, between the Company and Holder, dated as of December 15, 2024 (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on December 19, 2024).

10.102	Securities Purchase Agreement, between the Company and Holder, dated as of December 19, 2024 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 26, 2024).

10.103	Redemption and Abandonment Agreement, dated February 26, 2025, by and among Avalon GloboCare Corp., Avalon Laboratory Services, Inc., Laboratory Services MSO, LLC, SCBC Holdings LLC, the Zoe Family Trust, Bryan Cox and Sarah Cox (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 27, 2025).

10.104	Form of Avalon Voting and Support Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

10.105	Form of YOOV Voting and Support Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

10.106	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

10.107*†	Amended and Restated 2020 Stock Incentive Plan.

10.108*†	Employment Contract, dated March 10, 2023, between YOOV Internet Technology (HK) Limited and Lai Kam Fu (Kenny).

10.109*†	Employment Contract, dated June 1, 2017, between YOOV Internet Technology Limited and Wong Ho Chi Mark.

10.110*†	Employment Contract, dated July 29, 2019, between YOOV Internet Technology Limited and Wong Ling Yan Philip.

19.1	Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on March 31, 2025).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on July 20, 2018).

23.1*	Consent of M&K CPA’s, PLLC, independent registered public accounting firm of Avalon GloboCare Corp. for the fiscal year ended December 31, 2024.

23.2*	Consent of Marcum LLP, independent registered public accounting firm of Avalon GloboCare Corp. for the fiscal year ended December 31, 2023.

23.3*	Consent of ARK Pro CPA & Co, independent registered public accounting firm of YOOV, Inc.

23.4***	Consent of Lowenstein Sandler, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the Registration Statement).

97.1	Avalon GloboCare Corp. Compensation Recovery Policy (incorporated by reference to Exhibit 97.1 to the registrant’s Annual Report on Form 10-K filed with the SEC on April 15, 2024).

99.1***	Form of Proxy Card of Avalon GloboCare Corp.

99.2*	Consent of Wong Ling Yan Philip to serve as a director of Avalon GloboCare Corp., to be renamed YOOV, Inc.

99.3*	Consent of Devere Andrew Bryan to serve as a director of Avalon GloboCare Corp., to be renamed YOOV, Inc.

99.4*	Consent of Lam Heung Yeung Herman to serve as a director of Avalon GloboCare Corp., to be renamed YOOV, Inc.

99.5*	Consent of Peter Sterling Winn to serve as a director of Avalon GloboCare Corp., to be renamed YOOV, Inc.

99.6*	Consent of Kirsty Vanora Godfrey-Billy to serve as a director of Avalon GloboCare Corp., to be renamed YOOV, Inc.

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table.

*	Filed herewith

**	Furnished herewith.

***	To be filed by amendment

†	Management contract or compensatory plan or arrangement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the o reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant hereby undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.	The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

I.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Freehold, NJ on April 24, 2025.

AVALON GLOBOCARE CORP.

By:	/s/ David K. Jin, M.D., Ph.D.
David K. Jin, M.D., Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on April 24, 2025. Each person whose signature appears below constitutes and appoints David Jin and Luisa Ingargiola, and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David K. Jin	President, Chief Executive Officer and Chairman	April 24, 2025
David K. Jin	(Principal Executive Officer)

/s/ Luisa Ingargiola	Chief Financial Officer	April 24, 2025
Luisa Ingargiola	(Principal Financial and Accounting Officer)

/s/ Wenzhao Lu	Chairman of the Board of Directors	April 24, 2025
Wenzhao Lu

/s/ Steven A. Sanders	Director	April 24, 2025
Steven A. Sanders

/s/ Lourdes Felix	Director	April 24, 2025
Lourdes Felix

/s/ Wilbert J. Tauzin II	Director	April 24, 2025
Wilbert J. Tauzin II

/s/ William B. Stilley III	Director	April 24, 2025
William B. Stilley III

/s/ Tevi Troy	Director	April 24, 2025
Tevi Troy